Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256166

Explanatory Note

The proxy statement/prospectus filed with the EDGAR filing system on July 27, 2021 prior to this Amendment No. 1 to the proxy statement/prospectus was incomplete and filed in error. It did not include Annexes C and D to the proxy statement/prospectus. This Amendment No. 1 to the proxy statement/prospectus corrects and replaces in its entirety that prior filing and includes Annexes C and D.

MERGER PROPOSED—PLEASE VOTE, YOUR VOTE IS VERY IMPORTANT

This proxy statement/prospectus is dated July 22, 2021 and is first being mailed to Net Element stockholders on or about July 26, 2021.

You should read this proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “RISK FACTORS” beginning on page 22.

PLEASE NOTE THAT THE PARTIES HAVE FILED WITH THE NASDAQ A LISTING APPLICATION TO CONTINUE THE LISTING OF THE NET ELEMENT COMMON STOCK FOLLOWING THE MERGER. AS FURTHER DESCRIBED HEREIN, THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS A CONDITION TO THE MERGER. THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS PREDICATE IN SUBSTANTIAL PART ON THE COMBINED COMPANY MEETING AND MAINTING REQUIRED STOCKHOLDERS’ EQUITY LEVELS WHICH IS ENTIRELY DEPENDENT ON THE AMOUNT OF EQUITY THAT MUST BE ISSUED AND/OR PUT INTO PLACE BY MULLEN AND/OR NET ELEMENT PRIOR TO THE CONSUMMATION OF THE MERGER. CURRENTLY, THE ABILITY OF MULLEN AND NET ELEMENT TO SECURE SUCH EQUITY IS IN SUBSTANTIAL DOUBT DUE IN PART TO THE TERMS AND CONDITIONS OF PROPOSED FINANCING CURRENTLY AVAILABLE TO MULLEN, AS MORE FULLY DESCRIBED HEREIN. AS A RESULT, EVEN IF ALL MATTERS REFERENCED HEREIN ARE APPROVED BY OUR STOCKHOLDERS, THE TRANSACTIONS SET FORTH HEREIN ARE ENTIRELY DEPENDENT ON THE CONTINUED LISTING OF WHICH THERE IS CURRENTLY NO ASSURANCE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NET ELEMENT, INC.

3363 NE 163rd Street, Suite 606

North Miami Beach, FL 33160

Dear Net Element, Inc. Stockholders:

On behalf of the Board of Directors, we cordially invite you to a special meeting of stockholders of Net Element, Inc., a Delaware corporation, to be held in person at 11:00 am Eastern Standard Time on August 26, 2021 at 3363 NE 163rd St, Suite 606, North Miami Beach, Florida, 33160.

Net Element, Inc. (“Net Element,” “Parent,” “we,” “our,” “us,” or the “Company”) and Mullen Automotive, Inc., a California corporation (“Mullen Automotive”), Mullen Acquisition, Inc., a California corporation (the “Merger Sub”), and Mullen Technologies, Inc., a California corporation (“Mullen Technologies”), have agreed to a Merger (the “Merger”) and have entered into a Second Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2021 (the “Merger Agreement”). Prior to the Merger Effective Time (as defined below), Mullen Automotive and Mullen Technologies will undergo the following transactions: (i) Mullen Technologies will assign and transfer to Mullen Automotive all of its electric vehicle business related assets, business and operations and (ii) Mullen Automotive will assume certain debt and liabilities of Mullen Technologies. Prior to the Merger, Mullen Technologies will spin off, via a share dividend, all of the capital stock of Mullen Automotive to the stockholders of Mullen Technologies as of the effective date of such spin off. After such spin off and immediately prior to the Merger Effective Time, the capital structure of Mullen Automotive (including its issued and outstanding Common and Preferred Stock) will mirror the capital structure of Mullen Technologies.

Pursuant to the terms of the Merger Agreement, the Merger Sub will merge with and into Mullen Automotive, with Mullen Automotive surviving as a wholly owned subsidiary of Net Element. Upon completion of the Merger, Net Element will be the parent company of Mullen Automotive. If we do not specifically refer to either Mullen Technologies or Mullen Automotive and instead use the term “Mullen” in this proxy statement/prospectus, we mean Mullen Technologies or Mullen Automotive, as the context may require.

Fifteen percent (15%) of the Common Stock outstanding immediately after the Merger on a fully diluted and fully converted basis will be allocated to the persons that hold shares of the Net Element Common Stock immediately prior to the Merger (the “Parent Pre-Merger Stockholders”), subject to upward adjustment described below. Shares issued upon exercise or conversion of Series C Preferred Stock or warrants that are issued after the Merger Effective Time, including pursuant to certain existing purchase rights and the $30 million equity line described herein, will dilute all shareholders of the post-Merger company on a pro rata basis.

Pursuant to the Merger Agreement, the Company and Mullen Automotive may agree that the Company will raise additional capital beyond the amount required at the time of the Merger in the Private Placement. Please see “PROPOSAL NO. 9—THE NASDAQ CM PROPOSAL—The Private Placement” for more information on the Private Placement. In such event, Mullen will absorb all of the dilution from such additional capital raise for purposes of allocating ownership between the Parent Pre-Merger stockholders and all other parties. By way of example, if there would have been 75,000,000 shares outstanding on a fully-diluted and fully-converted basis prior to the additional capital raise, and the Company issues 3,000,000 shares to raise additional capital, the Parent Pre-Merger stockholders would own 15% of such 75,000,000 shares plus 3,000,000 shares, or 14,250,000 shares, and the number of outstanding shares would increase from 75,000,000 to 78,000,000 on a fully-diluted and converted basis.

As Net Element stockholders, you will continue to own your existing Net Element shares. Net Element common stock is currently traded on the Nasdaq Capital Market (the “Nasdaq CM”) under the symbol “NETE.” After the Merger, the combined company plans on trading under the following symbol: “MULN.”

PLEASE NOTE THAT THE PARTIES HAVE FILED WITH THE NASDAQ A LISTING APPLICATION TO CONTINUE THE LISTING OF THE NET ELEMENT COMMON STOCK FOLLOWING THE MERGER. AS FURTHER DESCRIBED HEREIN, THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS A CONDITION TO THE MERGER. THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS PREDICATE IN SUBSTANTIAL PART ON THE COMBINED COMPANY MEETING AND MAINTING REQUIRED STOCKHOLDERS’ EQUITY LEVELS WHICH IS ENTIRELY DEPENDENT ON THE AMOUNT OF EQUITY THAT MUST BE ISSUED AND/OR PUT INTO PLACE BY MULLEN AND/OR NET ELEMENT PRIOR TO THE CONSUMMATION OF THE MERGER. CURRENTLY, THE ABILITY OF MULLEN AND NET ELEMENT TO SECURE SUCH EQUITY IS IN SUBSTANTIAL DOUBT DUE IN PART TO THE TERMS AND CONDITIONS OF PROPOSED FINANCING CURRENTLY AVAILABLE TO MULLEN, AS MORE FULLY DESCRIBED HEREIN. AS A RESULT, EVEN IF ALL MATTERS REFERENCED HEREIN ARE APPROVED BY OUR STOCKHOLDERS, THE TRANSACTIONS SET FORTH HEREIN ARE ENTIRELY DEPENDENT ON THE CONTINUED LISTING OF WHICH THERE IS CURRENTLY NO ASSURANCE.

Each of Net Element and Mullen intend for the Merger to qualify as a reorganization for U.S. federal income tax purposes. Please see the section entitled “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Certain Material U.S. Federal Income Tax Considerations” for more information.

At the special meeting of Net Element’s stockholders, in connection with the Merger and as more fully described in the accompanying proxy statement/prospectus, you will vote on the following proposals:

●

Proposal No. 1 (the “Merger Agreement Proposal”) to approve the Merger, and its accompanying transactions, and adopt the Merger Agreement whereby the Merger Sub will merge with and into Mullen, with Mullen surviving the Merger as a wholly owned subsidiary of Net Element and Net Element changing its name to Mullen Automotive, Inc. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

●

Proposals Nos. 2 – 7 (collectively, the “Charter Proposals”), each presented and voted on separately as required by the Securities Exchange Commission (the “SEC”) rules, to approve and adopt certain amendments to our Certificate of Incorporation (the “Charter”). The full text of our proposed Amended and Restated Certificate of Incorporation (the “Proposed A&R Charter”) reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement/prospectus as Annex B.

o	Proposal No. 2 (the “Authorized Common Shares Proposal”) to change the par value and increase the number of authorized shares of common stock from 100,000,000 shares, par value $0.0001, to 500,000,000 shares, par value $0.001 (the “Common Stock”).

o	Proposal No. 3 (the “Preferred Stock Proposal”) (a) to change the par value and increase the number of authorized shares of preferred stock from 1,000,000 shares, par value $0.01, to 58,000,000 shares, par value $0.001 (the “Preferred Stock”); (b) to authorize the issuance of up to 200,000 shares of Series A Preferred Stock, which series carries 1,000 votes per share and converts into Common Stock on a 100-for-1 basis (the “Series A Preferred Stock”); (c) to authorize the issuance of up to 12,000,000 shares of Series B Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis (the “Series B Preferred Stock”); and (d) to authorize the issuance of up to 40,000,000 shares of Series C Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis (the “Series C Preferred Stock”). The exact number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be issued further to the Merger is a function of the number of our outstanding shares on a fully diluted and fully converted basis immediately prior to the Merger. The number authorized is an estimate of the maximum number of our shares that could be issued further to the Merger as well as additional shares of Series C Preferred Stock issuable pursuant to the rights of holders of Mullen securities under agreements in effect now or that may be entered into prior to the Merger Effective Time and that will be assumed by us in the Merger. The actual number of shares issued may be less than the amount authorized.

o

Proposal No. 4 (the “Bylaws Stockholder Vote Proposal”) to amend Article VII of the Charter to lower the required vote for stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o

Proposal No. 5 (the “Supermajority Stockholder Vote Proposal”) to amend Article XI of the Charter to lower the required vote for stockholders to amend or repeal Article XI or Article VII of the Charter to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o	Proposal No. 6 (the “Board Classification Proposal”) to classify the Board of Directors of Net Element.

o	Proposal No. 7 (the “Miscellaneous Charter Proposal”) to approve an amendment to the Charter to make other changes, including (i) to remove the restriction on the right for stockholders to act by written consent and (ii) to change the post-combination Company’s name to “Mullen Automotive, Inc.”

●

Proposal No. 8, (the “Divestiture Proposal”), to approve the transaction whereby Net Element will divest itself of its existing business operations to RBL Capital Group LLC (“RBL”), causing RBL to assume the Company’s liabilities directly related to operations of its existing business immediately prior to the closing of such divestiture. The Divestiture will occur immediately prior to the consummation of the Merger.

●	Proposal No. 9 (the “Nasdaq CM Proposal”) to approve, for purposes of complying with applicable listing requirements of Nasdaq: (i) the issuance and sale of shares of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (and the shares of Common Stock underlying such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) to shareholders of Mullen pursuant to the Merger; (ii) the issuance of additional shares of Series C Preferred Stock and warrants (and the Common Stock underlying such Series C Preferred Stock and warrants) to certain security holders of Mullen upon exercise of certain additional investment rights held by such holders; (iii) the issuance of shares of Common Stock issuable upon exercise of warrants assumed by the Company pursuant to the Merger; (iv) the issuance of additional shares of Common Stock in the Private Placement pursuant to a financing relationship with Esousa Holdings, LLC (“Esousa”) and (v) the issuance of shares to Drawbridge Investments LLC or its affiliate (“Drawbridge”) pursuant to a secured, convertible promissory note held by Drawbridge.

●

Proposal No. 10 (the “Director Election Proposal”) to consider and vote upon a proposal to elect three directors to serve until the 2022 annual meeting of stockholders (the “Class I Directors”), two directors to serve until the 2023 annual meeting of stockholders (the “Class II Directors”), and two directors to serve until the 2024 annual meeting of stockholders (the “Class III Directors”), and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

●	Proposal No. 11 (the “Say on Golden Parachute Proposal”) to approve, on a non-binding advisory basis, the severance and change-in-control agreement between Net Element and Steven Wolberg as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

●	Proposal No. 12 (the “Equity Plan Proposal”) to approve an amendment to our 2013 Equity Incentive Plan, as amended (the “Plan”), to increase the number of shares of the Company’s Common Stock available for issuance thereunder by 6,339,500 shares of Common Stock resulting in an aggregate of 7,500,000 shares authorized for issuance under the Plan.

●

Proposal No. 13 (the “Adjournment Proposal”), if necessary, to approve the adjournment of the special meeting to a later date or dates to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the above proposals.

Our Board of Directors recommends that you vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

The Merger Agreement Proposal (No. 1) and the Divestiture Proposal (No. 8) each require the affirmative vote of the majority of the outstanding shares of our Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes “AGAINST” such proposal.

The Bylaws Stockholder Vote Proposal (No. 4) and the Supermajority Stockholder Vote Proposal (No. 5) require the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of our capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of these two proposals.

The other Charter Proposals (Nos. 2, 3, 6 and 7) require the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of these proposals.

The election of each director named in the Director Election Proposal (No. 10) requires the affirmative vote of a plurality of the votes of the shares of capital stock present in person or represented by proxy at the special meeting and entitled to vote on the election of directors, meaning that the 7 directors with the most “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on this proposal. Under our Certificate of Incorporation and Bylaws, there is no cumulative voting in director elections.

All other proposals (Nos. 9, 11, 12, and 13) require the affirmative vote of a majority of the shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on said proposal. Abstentions will have the same effect as a vote “AGAINST” each of these proposals. Broker non-votes will have no effect on each proposal since brokers are not entitled to vote on any of these matters.

The Dodd-Frank Act and stock exchange rules prevent banks, brokers, and other nominees from casting votes on “non-routine” matters” when they have not received instructions on how to vote the shares held in street name on those matters. We believe none of these proposals is a routine matter. Further, since there are no routine matters up for vote, broker non-votes will not be counted towards a quorum.

The Closing is conditioned on the approval of the Merger Agreement Proposal, the Divestiture Proposal, the Charter Proposals, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal (the “Required Proposals”). Each Required Proposal is conditioned on the approval of the other Required Proposals. The Equity Plan Proposal is conditioned on the approval of the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR ALL NOMINEES” and “FOR” each of the other proposals.

If you fail to return your proxy card or fail to submit your proxy, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting or in favor of any Proposal. The presence in person or by proxy of the holders of a majority of the common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum. In the absence of a quorum, the stockholders present in person or represented by proxy shall adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented.

The obligations of Net Element and Mullen to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying proxy statement/prospectus contains detailed information about Net Element, Mullen, the special meeting, the Merger Agreement, the Merger, the Private Placement, and the various proposals.

We look forward to the successful combination of Net Element and Mullen.

Sincerely,

Oleg Firer
CEO and Chairman of the Board of Directors
Net Element, Inc.

July 22, 2021

NET ELEMENT, INC.

3363 NE 163rd Street, Suite 606

North Miami Beach, FL 33160

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON August 26, 2021

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Net Element, Inc. (“Net Element,” “Parent,” “we,” “our,” “us” or the “Company”) will be held in person at 11:00 am Eastern Standard Time on August 26, 2021 at 3363 NE 163rd St, Suite 606, North Miami Beach, Florida, 33160. At the special meeting, Net Element stockholders will be asked to consider and vote upon the following proposals:

●

Proposal No. 1, the Merger Agreement Proposal, to approve the Merger, and its accompanying transactions, and adopt the Merger Agreement whereby the Merger Sub will merge with and into Mullen, with Mullen surviving the Merger as a wholly owned subsidiary of Net Element and Net Element changing its name to Mullen Automotive, Inc. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

●

Proposals Nos. 2 – 7, the Charter Proposals, each presented and voted on separately as required by the SEC rules, to approve and adopt certain amendments to our Charter. The full text of our Proposed A&R Charter reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement/prospectus as Annex B.

o	Proposal No. 2, the Authorized Common Shares Proposal, to change the par value and increase the number of authorized shares of Common Stock from 100,000,000 shares, par value $0.0001, to 500,000,000 shares, par value $0.001.

o	Proposal No. 3, the Preferred Stock Proposal, (a) to change the par value and increase the number of authorized shares of Preferred Stock from 1,000,000 shares, par value $0.01, to 58,000,000 shares, par value $0.001; (b) to authorize the issuance of up to 200,000 shares of Series A Preferred Stock, which series carries 1,000 votes per share and converts into Common Stock on a 100-for-1 basis; (c) to authorize the issuance of up to 12,000,000 shares of Series B Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis; and (d) to authorize the issuance of up to 40,000,000 shares of Series C Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis. The exact number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be issued further to the Merger is a function of the number of our outstanding shares on a fully diluted and fully converted basis immediately prior to the Merger. The number authorized is an estimate of the maximum number of our shares that could be issued further to the Merger as well as additional shares of Series C Preferred Stock issuable pursuant to the rights of holders of Mullen securities under agreements in effect now or that may be entered into prior to the Merger Effective Time and that will be assumed by us in the Merger. The actual number of shares issued may be less than the amount authorized.

o

Proposal No. 4, the Bylaws Stockholder Vote Proposal, to amend Article VII of the Charter to lower the required vote for stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o

Proposal No. 5, the Supermajority Stockholder Vote Proposal, to amend Article XI of the Charter to lower the required vote for stockholders to amend or repeal Article XI or Article VII of the Charter to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o	Proposal No. 6, the Board Classification Proposal, to classify the Board of Directors of Net Element.

o	Proposal No. 7, the Miscellaneous Charter Proposal, to approve an amendment to the Charter to make other changes, including (i) to remove the restriction on the right for stockholders to act by written consent and (ii) to change the post-combination Company’s name to “Mullen Automotive, Inc.”

●

Proposal No. 8, the Divestiture Proposal, to approve the transaction whereby Net Element will divest itself of its existing business operations to RBL, causing RBL to assume the Company’s liabilities directly related to operations of its existing business immediately prior to the closing of such divestiture. The Divestiture will occur immediately prior to the consummation of the Merger.

●	Proposal No. 9, the Nasdaq CM Proposal, to approve, for purposes of complying with applicable listing requirements of Nasdaq: (i) the issuance and sale of shares of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (and the shares of Common Stock underlying such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) to shareholders of Mullen pursuant to the Merger; (ii) the issuance of additional shares of Series C Preferred Stock and warrants (and the Common Stock underlying such Series C Preferred Stock and warrants) to certain security holders of Mullen upon exercise of certain additional investment rights held by such holders; (iii) the issuance of shares of Common Stock issuable upon exercise of warrants assumed by the Company pursuant to the Merger; (iv) the issuance of additional shares of Common Stock in the Private Placement pursuant to a financing relationship with Esousa and (v) the issuance of shares to Drawbridge pursuant to a secured, convertible promissory note held by Drawbridge.

●

Proposal No. 10, the Director Election Proposal, to consider and vote upon a proposal to elect three directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders, and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

●

Proposal No. 11, the Say on Golden Parachute Proposal, to approve, on a non-binding advisory basis, the severance and change-in-control agreement between Net Element and Steven Wolberg as required by Section 951 of the Dodd-Frank Act.

●	Proposal No. 12, the Equity Plan Proposal, to approve an amendment to our 2013 Equity Incentive Plan, as amended (the “Plan”), to increase the number of shares of the Company’s Common Stock available for issuance thereunder by 6,339,500 shares of Common Stock resulting in an aggregate of 7,500,000 shares authorized for issuance under the Plan.

●

Proposal No. 13, the Adjournment Proposal, if necessary, to approve the adjournment of the special meeting to a later date or dates to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the above proposals.

Only holders of record of Net Element’s Common Stock at the close of business on July 16, 2021 (the “Record Date”) are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements thereof. A complete list of Net Element’s stockholders of record entitled to vote at the special meeting will be available at the special meeting and for ten days before the special meeting at Net Element’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting. Stockholders must present a government-issued form of picture identification and, if your shares are held in a brokerage account or by another nominee, original evidence of your stock ownership as of the July 16, 2021 Record Date.

Your vote is important. Whether or not you plan to attend the special meeting, please vote as soon as possible. You may vote by mailing a completed proxy card. For specific voting instructions, please refer to the information provided in the following proxy statement/prospectus, together with your proxy card or the voting instructions you receive.

PLEASE NOTE THAT THE PARTIES HAVE FILED WITH THE NASDAQ A LISTING APPLICATION TO CONTINUE THE LISTING OF THE NET ELEMENT COMMON STOCK FOLLOWING THE MERGER. AS FURTHER DESCRIBED HEREIN, THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS A CONDITION TO THE MERGER. THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS PREDICATE IN SUBSTANTIAL PART ON THE COMBINED COMPANY MEETING AND MAINTING REQUIRED STOCKHOLDERS’ EQUITY LEVELS WHICH IS ENTIRELY DEPENDENT ON THE AMOUNT OF EQUITY THAT MUST BE ISSUED AND/OR PUT INTO PLACE BY MULLEN AND/OR NET ELEMENT PRIOR TO THE CONSUMMATION OF THE MERGER. CURRENTLY, THE ABILITY OF MULLEN AND NET ELEMENT TO SECURE SUCH EQUITY IS IN SUBSTANTIAL DOUBT DUE IN PART TO THE TERMS AND CONDITIONS OF PROPOSED FINANCING CURRENTLY AVAILABLE TO MULLEN, AS MORE FULLY DESCRIBED HEREIN. AS A RESULT, EVEN IF ALL MATTERS REFERENCED HEREIN ARE APPROVED BY OUR STOCKHOLDERS, THE TRANSACTIONS SET FORTH HEREIN ARE ENTIRELY DEPENDENT ON THE CONTINUED LISTING OF WHICH THERE IS CURRENTLY NO ASSURANCE.

In addition, we may not consummate the Merger if the Merger Agreement Proposal, the Divestiture Proposal, each of the Charter Proposals, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals, are not approved at the special meeting. The Equity Plan Proposal is conditioned on the approval of the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Merger Agreement and related transactions and each of our Proposals.

By Order of the Board of Directors,

By:	/s/ Oleg Firer

Title:	CEO and Chairman of the Board of Directors

Date:	July 22, 2021

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on July August 26, 2021: The joint proxy statement/prospectus is available at www.cstproxy.com/netelement/sm2021.

ABOUT THIS PROXY/REGISTRATION STATEMENT/PROSPECTUS

Unless stated otherwise: all references in this proxy statement/prospectus to “we,” “us,” “Net Element,” the “Company,” or the “Parent” refer to Net Element, Inc., a Delaware corporation; all references in this proxy statement/prospectus to “Mullen” refer to Mullen Automotive, Inc., a California corporation; all references to “Merger Sub” refer to Mullen Acquisition, Inc., a California corporation and wholly owned subsidiary of Net Element formed for the sole purpose of effecting the Merger; all references to “Mullen Technology” refer to Mullen Technologies, Inc., a California corporation; all references to the “Merger Agreement” refer to the Second Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2021, by and among Net Element, Mullen, Mullen Technologies and Merger Sub, a copy of which is included as Annex A to this proxy statement/prospectus.

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Net Element, constitutes a prospectus of Net Element under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Net Element common stock and preferred stock to be issued to Mullen shareholders pursuant to the Merger. This proxy statement/prospectus also constitutes a proxy statement/prospectus for Net Element under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Net Element stockholders.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated July [ ], 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to Net Element stockholders nor the issuance by Net Element of shares of common stock and preferred stock pursuant to the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Net Element has been provided by Net Element and information contained in this proxy statement/prospectus regarding Mullen has been provided by Mullen.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	10
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	13
RISK FACTORS	22
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS	53
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF MULLEN TECHNOLOGIES, INC. (CARVE-OUT OF CERTAIN OPERATIONS OF MULLEN TECHNOLOGIES, INC.)	63
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	64
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	71
SPECIAL MEETING OF NET ELEMENT STOCKHOLDERS	74
PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL	78
PROPOSAL NO. 2—THE AUTHORIZED COMMON SHARES PROPOSAL	106
PROPOSAL NO. 3—THE PREFERRED STOCK PROPOSAL	108
PROPOSAL NO. 4—THE BYLAWS STOCKHOLDER VOTE PROPOSAL	110
PROPOSAL NO. 5—THE SUPERMAJORITY STOCKHOLDER VOTE PROPOSAL	111
PROPOSAL NO. 6—THE BOARD CLASSIFICATION PROPOSAL	112
PROPOSAL NO. 7—THE MISCELLANEOUS CHARTER PROPOSAL	114
PROPOSAL NO. 8—THE DIVESTITURE PROPOSAL	115
PROPOSAL NO. 9—THE NASDAQ CM PROPOSAL	117
PROPOSAL NO. 10—THE DIRECTOR ELECTION PROPOSAL	121
PROPOSAL NO. 11—THE SAY ON GOLDEN PARACHUTE PROPOSAL	122
PROPOSAL NO. 12—THE EQUITY PLAN PROPOSAL	123
PROPOSAL NO. 13—THE ADJOURNMENT PROPOSAL	132
MULLEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	133
MULLEN AUTOMOTIVE BUSINESS	142
MANAGEMENT FOLLOWING THE MERGER	153
RELATED PARTY TRANSACTIONS	162
BUSINESS OF NET ELEMENT	164
NET ELEMENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	205
DESCRIPTION OF SECURITIES	223
BENEFICIAL OWNERSHIP OF SECURITIES OF MULLEN	232
MARKET PRICES AND DIVIDEND DATA	233
OTHER MATTERS	233
TRADEMARK NOTICE	233
LEGAL MATTERS	234
EXPERTS	234
MISCELLANEOUS	234
INDEX TO THE FINANCIAL STATEMENTS	F-1
MULLEN TECHNOLOGIES, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-3
MULLEN TECHNOLOGIES, INC. UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-26
NET ELEMENT’S CONSOLIDATED FINANCIAL STATEMENTS	F-51
ANNEX A – AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B – PROPOSED AMENDED AND RESTATED CHARTER	B-1
ANNEX C – AMENDMENT TO THE NET ELEMENT 2013 EQUITY INCENTIVE PLAN	C-1
ANNEX D – FAIRNESS OPINION OF ALEXANDER CAPITAL	D-1

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, Net Element’s and Mullen’s plans, strategies and prospects, both business and financial. Although Net Element and Mullen believe that their plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Net Element nor Mullen can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under the section entitled “RISK FACTORS” of this proxy statement/prospectus. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “believe”, “expect”, “anticipate”, “should”, “planned”, “will”, “may”, “intend”, “estimated”, “aim”, “on track”, “target”, “opportunity”, “tentative”, “positioning”, “designed”, “create”, “predict”, “project”, “seek”, “would”, “could”, “continue”, “ongoing”, “upside”, “increases” and “potential”, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this presentation include but are not limited to:

Risks Related to the Merger

●	Nasdaq may not accept the combined company’s relisting application, which would cause the Company to fail to meet a condition to the Merger;
●	Failure to complete the Merger may negatively impact Net Element’s stock price, future business or operations;
●	Mullen has issued a $23.8 million convertible note to Drawbridge, which is secured by substantially all of Mullen’s property;
●	Common stockholders of the combined company may experience substantial dilution due to the proposed $30 million line of credit to be put in place at the Effective Time of the Merger and from additional investment rights granted to holders of Mullen convertible notes and other potential investors that may be exercisable for up to 12 months following the Effective Time of the Merger, and from additional equity that may be issued in the future to obtain additional funding needed to meet Nasdaq listing conditions or to support the development of the business and other operations of the combined company;
●	Net Element is subject to business uncertainties while the Merger is pending;
●	The market price of Net Element Common Stock following the Merger may decline as a result of the Merger;
●	Net Element and Mullen stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;
●	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals;
●	The Merger and associated capital transactions may inhibit Net Element’s ability to use net operating loss carryforwards, which could increase Net Element’s tax liabilities; and
●	The Divestiture may result in income or gain to Net Element, which may cause us to incur significant tax liabilities.

Risks Related to Mullen’s Capital Requirements and Financial Condition

●	Mullen has incurred significant losses since inception and expects that it will continue to incur losses for the foreseeable future;
●	Mullen has not yet manufactured or sold any production vehicles to customers and may never develop or manufacture any vehicles;
●	Mullen’s limited operating history makes it difficult for Mullen to evaluate its future business prospects;
●	Mullen’s auditor has expressed substantial doubt about its ability to continue as a going concern;
●	The Mullen spin-off may not qualify as a tax-free reorganization;
●

Certain strategic or capital raising transactions by Net Element and Mullen Automotive may jeopardize Mullen Automotive’s and Mullen Technologies’ intent to treat the Mullen spin-off as a tax-free reorganization;

●	Even if the Mullen spin-off qualifies as a tax-free reorganization, it may result in significant taxable gain to Mullen Technologies for which Mullen Automotive could be liable;
●	Mullen will require substantial additional financing to effectuate its business plan;
●	Certain of Mullen’s lenders and the Internal Revenue Service have liens on Mullen’s assets; and
●	Mullen has not paid and does not plan to pay cash dividends on its common stock, so any return on investment may be limited to the value of its common stock.
●	Mullen has a substantial amount of debt;
●	Mullen may not generate sufficient cash to service all of its debt or refinance its obligations;

Risks Related to Mullen’s Business and Operations

●	Mullen may not be able to develop, manufacture and obtain regulatory approvals for a car of sufficient quality to appeal to customers on schedule or at all;
●

Mullen’s currently planned vehicles rely on lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame, potentially subjecting the company to litigation, recall, and redesign risks;

●	The efficiency of a battery’s use will decline over time, which may negatively influence customers’ decisions whether to purchase an electric vehicle;
●	Mullen relies on its OEMs, suppliers and service providers for parts and components, any of whom could choose not to do business with Mullen;
●	Mullen will rely on complex machinery for its operations and production, which involve a significant degree of risk and uncertainty in operational performance and costs;
●	Complex software and technology systems need to be developed in coordination with vendors and suppliers, and there can be no assurance that such systems will be successfully developed;

●	Mullen may experience significant delays in the design, manufacture, regulatory approval, launch and financing of its vehicles, which could harm its business and prospects;
●

The inability of Mullen’s suppliers, including single or limited source suppliers, to deliver components in a timely manner or at acceptable prices or volumes could have a material adverse effect on its business and prospects;

●	Financial distress of Mullen’s suppliers could necessitate that Mullen provide substantial financial support, which could increase its costs, affect its liquidity or cause production disruptions;
●	Mullen has a limited operating history and faces significant challenges as a new entrant into the automotive industry;
●	Mullen has a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future, casting doubt on its ability to continue as a going concern;
●	Mullen’s business model is untested and it may fail to commercialize its strategic plans;
●	Mullen’s operating and financial results forecast relies on assumptions and analyses developed by Mullen and may prove to be incorrect;
●	Mullen may be unable to accurately estimate the supply and demand for its vehicles;
●	Increased costs or disruptions in supply of raw materials or other components could occur;
●	Mullen’s vehicles may fail to perform as expected;
●	Mullen’s services may not be generally accepted by its users;
●	The automotive market is highly competitive;
●	The automotive industry is rapidly evolving and demand for Mullen’s vehicles may be adversely affected;
●	Mullen may be subject to risks associated with autonomous driving technology;
●	Mullen’s distribution model is different from the predominant current distribution model for auto manufacturers;
●	Mullen has identified material weaknesses in its internal control over financial reporting;
●	Mullen’s future growth is dependent on the demand for and consumers’ willingness to adopt electric vehicles;
●	Government and economic incentives could become unavailable, reduced or eliminated;
●	Mullen’s failure to manage its future growth effectively;
●	Insufficient warranty reserves to cover future warranty claims;
●	Mullen may not succeed in establishing, maintaining and strengthening the Mullen brand;
●	Mullen will initially depend on revenue generated from a single model;
●	Doing business internationally creates operational and financial risks;
●	Mullen is highly dependent on the services of David Michery, its Chief Executive Officer;
●	Mullen’s business may be adversely affected by labor and union activities;
●	Mullen faces risks related to health epidemics, including the recent COVID-19 pandemic;
●	Reservations for Mullen’s vehicles are cancellable;
●	Mullen may face legal challenges relating to direct sales to customers;
●	Mullen faces information security and privacy concerns;
●	Mullen may be forced to defend itself against patent or trademark infringement claims and may be unable to prevent others from unauthorized use of its intellectual property;
●	Mullen’s patent applications may not issue as patents, the patents may expire, its patent applications may not be granted, and its rights may be contested;
●	Mullen may be subject to damages resulting from trade secrets;
●	Mullen’s vehicles are subject to various safety standards and regulations that it may fail to comply with;
●	Mullen may be subject to product liability claims;
●	Mullen is or will be subject to anti-corruption, bribery, money laundering, and financial and economic laws;
●	Risk of failure to improve Mullen’s operational and financial systems to support expected growth;
●	Risk of failure to build Mullen’s financial infrastructure and improve its accounting systems and controls;
●	Mullen’s management has limited experience in operating a public company;
●	The concentrated voting control of David Michery, Mullen’s founder;
●	The priority of Mullen’s debt over its common stock in the event of liquidation, dissolution or winding up;

●

The number of shares of common stock underlying Mullen’s outstanding warrants and preferred stock is significant in relation to its currently outstanding common stock and that of the combined company; and

●	The dearth of analyst coverage on Mullen.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All forward-looking statements included herein attributable to any of Net Element, Mullen or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

For a discussion of the factors that may cause Net Element’s or Mullen’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, see  the sections entitled, “RISK FACTORS” and “BUSINESS OF NET ELEMENT—Risk Factors of Existing Net Element Business.”

Certain financial projections of Mullen were prepared and delivered to Net Element and its advisors in connection with the Merger Agreement. Mullen wishes to note that (i) such financial projections were not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, (ii) its independent auditors did not compile, examine, or perform any procedures with respect to said financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and (iii) its independent auditors assume no responsibility for, and disclaim any association with, the financial projections.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the actual results of Net Element, Mullen, or the combined company post-merger could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Net Element and Mullen do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or votes on the proposals set forth herein, it should be aware that the occurrence of the events described in the section entitled “RISK FACTORS” and elsewhere in this proxy statement/prospectus may adversely affect Net Element and Mullen.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but does not contain all of the information that is important to you. To better understand the Merger and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes.

Parties to the Merger

Net Element, Inc.

Net Element, a Delaware corporation, is a technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale. The Company operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise (“SME”) in the U.S. and selected emerging markets. In the U.S., the Company aims to grow transactional revenue by innovating SME productivity services using various technology solutions and Aptito, the Company’s cloud-based, restaurant and retail point-of-sale solution. Internationally, Net Element's strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions.

Our mailing address is 3363 NE 163rd Street, Suite 606, North Miami Beach, Florida 33160 and our telephone number is (305) 507-8808. Our website is www.netelement.com. There you can find information about our Company as well as our annual, periodic, current and other reports we file with the SEC. The information on our website is not part of this proxy statement/prospectus. The SEC also maintains a website at www.sec.gov where our public filings can be found.

Our existing business, operations and financial condition are described below in this proxy statement/prospectus under the headings “BUSINESS OF NET ELEMENT” and “NET ELEMENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

Prior to closing of the Merger (the “Closing”), Net Element will divest itself of its existing business operations to RBL. See “The Divestiture” below.

Our Common Stock is quoted on the Nasdaq CM under the ticker symbol “NETE”. Upon the Closing, we intend to change our name to “Mullen Automotive, Inc.” The parties have applied to continue the listing of our Common Stock on the Nasdaq CM under the symbol “MULN” upon the Closing.

Mullen Automotive, Inc.

Mullen Technologies has agreed to assign and transfer to Mullen Automotive, Inc. all of its electric vehicle business related assets, business and operations and Mullen has agreed to assume certain debt and liabilities of Mullen Technologies, such assignment and transfer to take place immediately prior to the Merger.  Immediately prior to the Merger, Mullen Technologies will then spin off, via a share dividend, all of the capital stock of Mullen to the stockholders of Mullen Technologies as of the effective date of such spin off. After such spin off and immediately prior to the Merger Effective Time (as such term is defined in the Merger Agreement), the capital structure of Mullen (including its issued and outstanding Common and Preferred Stock) will mirror the capital structure of Mullen Technologies.  When we refer to “Mullen” in this proxy statement/prospectus, we mean Mullen Technologies or Mullen Automotive, as the context may require.

Mullen is a Southern California-based electric vehicle company. Mullen has a number of electric vehicles under development, the first of which it expects to begin delivery of in the second quarter of 2024.

The mailing address of Mullen’s principal executive office is 1405 Pioneer St, Brea, CA 92821 and its telephone number is (714) 613-1900.

For more information about Mullen, see “MULLEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and “MULLEN AUTOMOTIVE BUSINESS” in this proxy statement/prospectus.

The Divestiture

As a condition to the Merger, Net Element will transfer its assets and liabilities to RBL in full satisfaction of the outstanding loan balance owed to RBL by Net Element and its subsidiary or affiliated entities. RBL has never declared any default or acceleration of the debt and ensuing foreclosure of all assets of the Company, since RBL holds first-priority liens on all of the assets of the Company. Instead, RBL has been extending the applicable maturity dates of the loans issued to the Company under the RBL indebtedness. However, RBL has the right to refuse any further extensions and declare a default. RBL and Net Element entered into a Divestiture Agreement, dated July 20, 2021 (the “Divestiture Agreement”), which is conditioned on, among other things, stockholder approval of the Divestiture and consummation of the Merger. As a part of the Divestiture, RBL has agreed not to accelerate payment under the loans and instead, in order to facilitate the Merger, to acquire ownership of Net Element’s assets. RBL may enter into employment contracts or agreements with all of Net Element’s current employees, and RBL will assume all obligations of Net Element, including rent, landlord obligations, payroll, and staffing. For further details regarding the contemplated Divestiture see the section entitled “PROPOSAL NO. 8—THE DIVESTITURE PROPOSAL” of this proxy statement/prospectus.

The Merger

The Merger Agreement is included as Annex A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. Pursuant to the Merger Agreement, and subject to the terms and conditions contained therein, Merger Sub, a wholly owned subsidiary of Net Element created for purposes of the Merger, will merge with and into Mullen. Mullen will survive the Merger. After giving effect to the Merger, Mullen will become a wholly owned subsidiary of Net Element, and Net Element will change its name to Mullen Automotive, Inc.

Effect of the Merger

At the effective time of the Merger, each share of Mullen common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (all issued and outstanding shares of Mullen common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, being hereinafter collectively referred to as the “Mullen Shares”) issued and outstanding immediately prior to the Merger Effective Time, other than dissenting shares, shall be canceled and shall be converted automatically into the right to receive a number of shares of Net Element Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as the case may be (collectively the “Parent Shares”), determined in accordance with the Merger Agreement and as provided in Schedule A to the Merger Agreement.

Additionally, the holder of the shares of Mullen Series B Preferred Stock holds a convertible promissory note (the “Drawbridge Convertible Note”), which is convertible into shares of Mullen common stock. Mullen has also issued other convertible promissory notes that are convertible into shares of common stock or Mullen Series C Preferred Stock.  Certain of these notes will be exchanged for Series C Preferred Stock and warrants prior to the Merger Effective Time, if certain conditions are satisfied, pursuant to an Exchange Agreement described below. Mullen has issued or agreed to issue five year warrants exercisable for shares of Mullen common stock in various transactions and to various investors. In addition, Mullen has agreed to issue additional stock and warrants upon the exercise of purchase rights by certain security holders if certain conditions are satisfied. These transactions are generally described below under the heading “Description of Certain Existing Mullen Agreements and Securities.” At the Merger Effective Time, Net Element will assume all of the obligations of Mullen under such transactions.

For more information on the foregoing transactions, please see the Merger Agreement in Annex A. In particular, please review Schedule A and Schedule B of the Merger Agreement for a more detailed description of the exchange of Mullen securities for Net Element shares in connection with the Merger.

By way of example only, assuming 75,000,000 shares of Common Stock of Net Element are outstanding on a fully diluted and fully converted basis immediately after the Merger Effective Time and assuming Net Element stockholders are entitled to 15% of the combined company’s capitalization, then 11,250,000 shares constitute the allocation to Parent Pre-Merger Stockholders. The other 85%, or 63,750,000 shares, constitutes the “Post-Merger Sum” and will be allocated to the Mullen stockholders pursuant to the Merger Agreement and Schedule A thereof.

Further to the Merger Agreement and subject to certain exceptions and conditions, the Company is required to have a Net Cash Position (as such term is defined in the Merger Agreement) of $10 million at the Closing of the Merger. The Company contemplates that this amount will be provided by an arrangement with Esousa described below under the heading “The Private Placement.” In the event that Net Element and Mullen agree that Net Element will raise additional capital beyond the $10 million Net Cash Position. Mullen and its shareholders will absorb all of the dilution from such capital raise, and the percentage of Common Stock of the combined company allocated to Parent Pre-Merger Stockholders will be adjusted upward from 15%.

In the example above, assuming Net Element issues an additional 3,000,000 shares of Common Stock to raise additional capital, the ownership of the Parent Pre-Merger Stockholders would be 15% of 75,000,000 plus the 3,000,000 shares issued in the capital raise, bringing the total shares owned by Parent Pre-Merger Stockholders to 14,250,000 or approximately 18.3%. Please see section 2.01(e) of the Merger Agreement for more details.

The actual number of shares of Common Stock of Net Element to be outstanding on a fully-diluted and fully-converted basis immediately after the Merger Effective Time is a function of the number of shares of Common Stock of Net Element to be outstanding on a fully diluted and fully converted basis immediately before the Merger Effective Time. The exercise price of warrants to purchase Mullen common stock will be adjusted upward and the shares issuable upon exercise of such warrants will be adjusted downward as a result of the Merger.  By way of example only, assuming the “Post Merger Sum” is 63,750,000 shares, the exercise price of Mullen outstanding warrants will be adjusted upwards depending on the Mullen “Pre-Merger Sum.” As described in Schedule A to the Merger Agreement, if the “Pre-Merger Sum” is 453,409,992 shares, the exercise price of the warrants would become approximately $4.89. The number of warrants to be outstanding and the number of shares of Series B Preferred Stock to be issued by Net Element in exchange for Mullen Series B Preferred Stock, are each a function of the number of warrants and shares of Mullen Series B Preferred Stock, respectively, outstanding prior to the Merger Effective Time.  The number of warrants will be decreased and the number of shares of Net Element Series B Preferred Stock to be issued will be a number equal to an identical percentage of the number of shares of Net Element outstanding on a fully diluted and fully converted basis immediately after the Merger Effective Time that such warrants and shares of Series B Preferred Stock represented on a percentage basis of the Mullen Pre-Merger Sum. The number of shares of Net Element Common Stock, Series A Preferred Stock and Series C Preferred Stock to be issued in exchange for Mullen common stock, Series A Preferred Stock and Series C Preferred Stock, respectively, is a function of the number of shares that remain after allocating that number of shares from the Post Merger Sum representing the aforementioned warrants, Series B Preferred Stock and 2,383,155 shares reserved for issuance upon the possible conversion of the Drawbridge Convertible Note. That exchange rate will be identical for holders of common stock and Series C Preferred Stock and will proportionately decrease for holders of Series A Preferred Stock, which converts on a 100-for-1 basis into Mullen common stock.

Conditions to the Merger

The Merger is conditional on a number of events. IN ADDITION TO THE SPIN-OFF AND THE DIVESTITURE, THE MERGER WILL NOT OCCUR UNLESS THE NET ELEMENT COMMON STOCK TO BE ISSUED IN THE MERGER HAS BEEN APPROVED FOR LISTING BY THE NASDAQ CM. In order to satisfy the listing requirements, among other things, the post-merger company must have at least $5 million of positive shareholders’ equity and enough available capital to satisfy that listing requirement for a period of time thereafter. Mullen currently has significant negative shareholders’ equity and requires significant additional funding to meet this requirement. While Mullen has put in place certain agreements that are intended to provide capital to satisfy this requirement, there is no guarantee that the anticipated funding will actually occur, or that Nasdaq will accept the funding arrangements and approve the listing.  For additional information, see “RISK FACTORS—Nasdaq may not accept the combined company’s relisting application, which would cause the Company to fail to meet a condition to the Merger.”

The Merger Agreement may be terminated by either party if the Merger has not occurred by August 31, 2021.

Voting Agreement

In connection with their entry into the Merger Agreement, each of our executive officers and directors entered into a Voting Agreement with Mullen in which each such person agreed to vote all of his shares of Net Element Common Stock in favor of the Merger Agreement Proposal, unless doing so would violate his fiduciary duties as an executive officer and member of the Board of Directors of the Company. As of the Record Date, our executive officers and directors as a group owned and were entitled to vote 924,522 shares of Net Element Common Stock, representing approximately 17% of the outstanding shares of the Company’s Common Stock, all of which shares are either held of record by the said person as of the Record Date or over which he possesses voting rights and are therefore in either case subject to the Voting Agreement.

Shareholder Approval of the Merger

In Proposal No. 1 – The Merger Agreement Proposal, shareholders are being asked to approve the Merger.  See Proposal No. 1 below in this proxy statement/prospectus for more detailed information regarding the Merger, the Merger Agreement, the conditions to the Merger, termination rights in the Merger Agreement, the allocation of shares between existing shareholders of Net Element and Mullen, the background of the Merger, a fairness opinion issued in connection with the Merger and certain financial and proforma information related to the Merger. The Merger will be approved if the Merger Agreement Proposal and the Required Proposals (as such term is defined in Proposal No. 1) are approved. The Merger Agreement Proposal requires the affirmative vote of the majority of the outstanding shares of our Common Stock entitled to vote thereon.

Regulatory Matters

Neither Net Element nor Mullen is currently aware of any material regulatory approvals or actions that are required for completion of the Merger. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought.

Material Income Tax Considerations of the Merger

Each of Net Element and Mullen intend for the Merger to qualify as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Neither Net Element nor Mullen intend to request any ruling from the IRS as to the U.S. Federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below in the Section entitled, “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Certain Material U.S. Federal Income Tax Considerations.”

Appraisal and Dissenters’ Rights

The Merger Agreement and the certificates of incorporation and bylaws of Net Element and Mullen do not provide for any additional appraisal rights other than those provided for under applicable law. Pursuant to Delaware General Corporation Law § 262(b)(1), the Net Element stockholders will not have appraisal rights due to the shares’ status as publicly listed shares on a national securities exchange and because the Net Element stockholders are not exchanging any of their securities in the Merger. The appraisal rights for Mullen stockholders are governed by Chapter 13 of the California Corporations Code. Provided the shares of Net Element Common stock to be received by Mullen stockholders pursuant to the Merger are unrestricted, registered shares publicly traded on Nasdaq, the stockholders of Mullen will have no appraisal or dissenter’s rights. If, however, the Nasdaq listing application is denied and the shares of Common Stock are not registered on another nationally traded securities exchange (as certified by the Commissioner of Business Oversight of California), then the Mullen stockholders may have appraisal rights (please note, however, that listing on Nasdaq is a condition precedent to the Merger). The shareholders of Mullen’s Preferred Stock who are receiving unlisted Net Element Preferred Stock pursuant to the Merger may have appraisal rights with respect to those shares of Mullen Preferred Stock. The Mullen stockholders should follow the procedures set out in Chapter 13 of the California Corporations Code to demand their appraisal rights, including voting against the Merger and making written demand upon Mullen to purchase the shares in payment of cash at their fair market value stating the number and class of shares held of record by the stockholder for which demand is being made. See “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Appraisal and Dissenters’ Rights” for more information.

Lawsuits Filed in Connection with the Merger

Several complaints have been filed against Net Element and its directors in connection with events surrounding the Merger. Each alleges that the non-effective Form S-4 filed on May 14, 2021 contains material false and misleading statements or material misrepresentations or omissions. For more information on the lawsuits, allegations, and remedies sought, see the section entitled, “BUSINESS OF NET ELEMENT—Legal Proceedings—Complaints Related to the Merger.”

Beneficial Ownership of Shares Following the Merger

For more information on the effect of the Merger on the Beneficial Ownership table of Net Element, see the section entitled, “BUSINESS OF NET ELEMENT—Market Information for Net Element’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Effect of Merger on Beneficial Ownership Table.”

The Private Placement and Exercise of Warrants

The Private Placement is an arrangement under which Net Element intends to obtain a substantial portion of the funds to satisfy the Net Cash Position requirement in the Merger Agreement and is described in more detail under the heading “PROPOSAL NO. 9—THE NASDAQ CM PROPOSAL – The Private Placement.”

Additional monies for the Net Cash Position are intended to be provided by the exercise of warrants to purchase 406,676 shares of Common Stock with an exercise price of $11.12 per share held by Esousa. Net Element expects that Esousa will exercise the warrants to provide funds for the Net Cash Position if the warrants are in the money. If they are not, Net Element will have to make other arrangements to provide any portion of the Net Cash Position not provided by the Private Placement, including possibly revising the exercise price of the Esousa warrants or providing other incentive to Esousa to exercise the warrants.

Proposed Amendments to the Net Element Certificate of Incorporation

Following the Merger, the current certificate of incorporation of Net Element will be revised. The stockholders of Net Element are being asked to approve an amendment and restatement of the current certificate of incorporation that will effect a number of changes to the current charter (the “Proposed A&R Charter”). The changes are described in more detail below in the sections of this proxy statement/prospectus that describe the “PROPOSALS.” For additional information summarizing the principal proposed changes and the differences between Net Element’s stockholders’ rights under securities authorized in the existing charter and in the Proposed A&R Charter, see “DESCRIPTION OF SECURITIES” below in this proxy statement/prospectus. The full text of the Proposed A&R Charter is attached as Annex B to this proxy statement/prospectus.

o

Proposal No. 2, the Authorized Common Shares Proposal, to change par value and increase the number of authorized shares of Common Stock from 100,000,000 shares, par value $0.0001, to 500,000,000 shares, par value $0.001.

o	Proposal No. 3, the Preferred Stock Proposal, (a) to change the par value and increase the number of authorized shares of Preferred Stock from 1,000,000 shares, par value $0.01, to 58,000,000 shares, par value $0.001; (b) to authorize the issuance of up to 200,000 shares of Series A Preferred Stock, which series carries 1,000 votes per share and converts into Common Stock on a 100-for-1 basis; (c) to authorize the issuance of up to 12,000,000 shares of Series B Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis; and (d) to authorize the issuance of up to 40,000,000 shares of Series C Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis.

o

Proposal No. 4, the Bylaws Stockholder Vote Proposal, to amend Article VII of the Charter to lower the required vote for stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o

Proposal No. 5, the Supermajority Stockholder Vote Proposal, to amend Article XI of the Charter to lower the required vote for stockholders to amend or repeal Article XI or Article VII of the Charter to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o	Proposal No. 6, the Board Classification Proposal, to classify the Board of Directors of Net Element.

o

Proposal No. 7, the Miscellaneous Charter Proposal, to approve an amendment to the Charter to make other changes, including (i) to remove the restriction on the right for stockholders to act by written consent and (ii) to change the post-combination Company’s name to “Mullen Automotive, Inc.”

While Proposal No. 6 requests shareholder approval to classify the Net Element board of directors, shareholder approval of the election of directors is requested in Proposal No. 10 – The Director Election Proposal.

Comparative Share Information

The following tables set forth summary historical comparative share information for Net Element and Mullen and unaudited pro forma condensed combined per share information after giving effect to the Merger. You should read the table below together with the summary historical financial information summary included elsewhere in this proxy statement/prospectus, including the historical financial statements of Net Element, Mullen and the unaudited pro forma and related notes.

	For the Period Ended March 31, 2021
Historical Per Common Share Data	Net Element	Mullen	Combined Company Pro Forma
Basic and diluted net income (loss) per share	$0.05	$(0.22)	$(0.19)

	As of March 31, 2021
Historical Per Common Share Data	Net Element	Mullen	Combined Company Pro Forma
Book value per share	$0.92	$(0.42)	$(0.40)

Description of Certain Existing Mullen Agreements and Securities

Below follows a description of certain agreements of Mullen that provide for securities that may be issued prior to and following the Merger. The description below does not purport to be complete and is qualified in its entirety by the text of the actual agreement described. In the case of the Exchange Agreement, the $20 Million SPA, the Drawbridge Convertible Note, and the May 16, 2021 SPA, as such terms are defined below, the agreements are filed with the SEC as exhibits to the Form S-4 registration statement of which this proxy statement/prospectus is a part. You can also request copies of any such document by following the instructions under the heading “QUESTIONS AND ANSWERS ABOUT THE PROPOSALS – Who can help answer my questions?” in this proxy statement/prospectus.

The agreements below impose numerous requirements and restrictions on Mullen and, following the Merger, the post-merger combined company. The restrictions may make it more difficult to satisfy the requirements stated in the agreement for the closing of the financing contemplated. If the financings so contemplated are not completed, the conditions to the Merger may not be satisfied and the Merger may not occur. Even if the Merger is closed, the continuing restrictions from these documents may make it difficult or impossible to obtain additional financing as necessary to operate the business on terms that are favorable to the post-merger combined company or on any terms.

The Exchange Agreement

Mullen and the holders (“Noteholders”) of $10,752,500 in aggregate principal amount of 15% unsecured convertible notes (the “Notes”) previously issued pursuant to certain Securities Purchase Agreements between Mullen and the Noteholders (“Prior SPAs”) entered into an Exchange Agreement (the “Exchange Agreement”) dated as of May 7, 2021, as amended as of May 20, 2021, pursuant to which the Noteholders will exchange their Notes for Mullen Series C Preferred Stock (“Series C Preferred Stock” or “Exchange Shares”) if certain conditions are satisfied. The conditions to the Noteholders’ obligation to exchange the Notes include that there shall not be any actions, suits or proceedings that seek to enjoin, prohibit or adversely affect any of the transactions contemplated in the Exchange Agreement; there shall not have occurred a material adverse effect; the Merger Agreement has not expired, terminated or been abandoned; Net Element and Mullen have received conditional approval for listing the common stock of the combined company on the Nasdaq CM; and all conditions for closing the Merger have been met.

In connection with the initial issuance of the Notes and further to the Exchange Agreement, the Noteholders also received a total of 40,892,635 additional warrants (“Exchange Agreement Warrants”) to purchase Mullen Technologies common stock at a purchase price of $0.6877 per share, subject to adjustment as provided in the warrants and further in accordance with the Merger Agreement.  See description of such adjustment above under “Effect of the Merger.”

The obligations under the Exchange Agreement and warrants will be assumed by Net Element in connection with the Merger.

The number of Exchange Shares issuable is determined by dividing the Debt Amount as of the closing of the transactions contemplated by the Exchange Agreement by the Exchange Price, subject to adjustment. The Debt Amount is the outstanding principal balance of each of the Notes plus accrued and unpaid interest and the outstanding amount of any other fees, penalties, expenses or adjustments payable in respect of each of the Notes. The Exchange Price is $0.6877, subject to adjustments as provided in the Exchange Agreement.

The Exchange Agreement reflects that Mullen is currently in default on the Notes and that upon closing of the Exchange Agreement, the Notes will be deemed to be cancelled. The Notes continue to bear interest until exchanged.

To the extent that Mullen makes a Subsequent Financing (as defined below) during the Restricted Period (as defined below) for consideration per share of common stock less than the consideration per share of common stock (as adjusted for stock splits, stock dividends, reclassifications, reorganizations or other similar transactions) for any common stock issued upon conversion of the Exchange Shares, then a Noteholder will also be entitled to additional shares of Series C Preferred Stock so that it will have the number of shares of Series C Preferred Stock that it would have had if it had exchanged the Notes for the Exchange Shares at a price per share determined in accordance with a specified formula. A Subsequent Financing is an offering of any equity security or any equity-linked or related security (including, without limitation, any “equity security” as that term is defined under Rule 405 under the Securities Act), any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights), subject to specified exceptions. The Restricted Period means the period commencing on the date of the Exchange Agreement and ending on the earlier of (i) the date immediately following the 90th day after the Registration Statement described below has been declared effective by the SEC and (ii) provided that the common stock is listed on the Nasdaq Capital Market, the 90th day after the Exchange Shares and the common stock issuable upon conversion of the Exchange Shares are saleable under Rule 144 under the Securities Act without the requirement for current public information and without volume or manner of sale limitations.

The Exchange Agreement requires Mullen to file a registration statement with the SEC under the Securities Act to register the sale of shares of common stock issuable upon conversion of the Exchange Shares by the Noteholders (the “Registration Statement”). The Registration Statement must be filed within 15 days of the closing of the Exchange Agreement, and if the Registration Statement is not effective within 60 days of the closing of the Exchange Agreement, penalties will accrue for each day until it becomes effective at the rate of 1% of the aggregate Exchange Price of the Exchange Shares per month for each month or partial month that the SEC fails to declare the Registration Statement effective until the 12 month anniversary of the date of issuance of the Exchange Shares; provided that, on such date, the shares of common stock underlying the exercise of the Exchange Shares are eligible for sale, without restriction, under Rule 144.  Penalties incurred under this provision are payable in cash. It is not clear that Mullen will be able to file such a Registration Statement within the time period required or at all. The Exchange Agreement also contains certain “piggyback registration rights” that require Mullen or a Successor Entity to allow Noteholders to participate in certain other registration statements filed by Mullen or the Successor Company from time to time, subject to certain limitations and requirements.

Until such time as the Registration Statement becomes effective and for a period of 1 year after such date, Mullen, any Successor Company or the post-Merger parent company will not be allowed to register other shares of common stock, other than (1) a resale registration statement covering the registrable securities held by Noteholders, (2) a registration statement covering shares issuable pursuant to the $30 million equity line of credit described below, and a shelf registration statement on Form S-3 covering shares estimated to cover one year of interest payable in stock pursuant to the terms of the Series C Preferred Stock (the “Registration Exceptions”).

In addition, until 90 days from the date that the Registration Statement becomes effective, Mullen, any successor company or the post-Merger parent company, will not be allowed to issue any shares of capital stock, other than pursuant to (a) the Registration Exceptions described above, (b) the Additional Purchase Rights described below, (c) the exercise of warrants, options and convertible shares outstanding as of the effective date of the Exchange Agreement, (d) financings provided by Noteholders the terms of which are memorialized further by definitive agreements on or prior to the date of the Exchange Agreement and (e) to satisfy dividend payments on the Series C Preferred Stock.

Pursuant to the Exchange Agreement, the Noteholders will also have the right to purchase additional shares of Series C Preferred Stock (“Additional Purchase Rights”) in an amount equal to not less than 100% nor more than 200% of the Debt Amount exchanged by the Noteholders and on the same terms and conditions, for a period beginning on the date of the Exchange Agreement and ending on the date that is 12 months following the Merger.

From the date of the Exchange Agreement and for as long as any of the Exchange Shares remain outstanding, Mullen must reserve from its authorized and unissued shares at least 150% of the Common Stock issuable upon conversion of the Exchange Shares.

The Exchange Agreement also provides other rights to Noteholders, including the right to participate in certain Subsequent Financings as described above. There is also a prohibition on utilizing a previously announced $350 million equity line (the “GEM Equity Line”) provided by GEM Global Yield LLC and GEM Yield Bahamas Limited (“GEM”). The GEM Equity Line was entered into in January 2021 with Mullen and, subject to the occurrence of specified triggers, contemplated the sale of common shares to GEM in exchange for certain fees and the issuance of warrants providing GEM the right to purchase up to 6.6% of the common shares outstanding on the specified trigger date calculated on a fully-diluted basis. Mullen believes that the Merger and concurrent listing of the Common Stock on the Nasdaq CM will not trigger the GEM Equity Line, such line will therefore not become effective, and therefore, the post-Merger company will not be obligated to pay GEM any fees or issue it any warrants. For more information regarding the GEM Equity Line, see “GEM Equity Line Financing” in Note 14—Contingencies and Claims—of the Notes to the Mullen Consolidated Financial Statements for the period ended March 31, 2021.

While the parties have executed the Exchange Agreement, they are still negotiating the form of exhibits to the Exchange Agreement, including the form of warrant.

The Exchange Agreement requires the closing to occur prior to December 31, 2021.

Mullen may not satisfy all of the requirements imposed on it in the Exchange Agreement, including the conditions to the obligations of the holders to exchange their shares, and Mullen may be required to obtain a waiver of these requirements in order to effect the contemplated exchanges. Similarly, the restrictive provisions of the Exchange Agreement could limit the ability of the parties to obtain other financing required to satisfy Nasdaq requirements for post-Merger listing, which is a condition to the Merger, and, even if the Merger does take place, these restrictive provisions could limit the ability of the post-Merger company to finance its operations.

Prior SPAs and Related Warrants

The Notes described above were issued pursuant to Prior SPAs with the various Noteholders in 2020 and 2021 generally to finance Mullen’s electric vehicle business. The SBAs provided for the issuance of the Notes and a specified number of warrants allowing the Noteholders to purchase common stock at an exercise price of $0.6877 per share, subject to adjustment as provided in the warrants and further in accordance with Schedule A of the Merger Agreement, at any time prior to an expiration date that is generally 5 years after the date of issuance. The Noteholders agreed in the Prior SPAs that the Company will not issue and the Buyer will not accept common stock upon the conversion of the Notes or the exercise of the Warrants, or otherwise purchase common stock or securities exercisable or exchangeable for or convertible into common stock from any party, in the public market or otherwise, if the transaction would result in the shares of common stock then beneficially owned by the Noteholder and its affiliates, as calculated pursuant to Section 13(d) of the Exchange Act, constituting in excess of 9.9% of the then outstanding common stock (the “Maximum Percentage”). This restriction will apply to the Exchange Shares and the Exchange Agreement Warrants and may be generally referred to herein as the “9.9% Restriction.”

The exercise price and number of shares issuable upon exercise of the warrants will further be adjusted upon the occurrence of certain events and holders will be allowed to participate in certain issuances and distributions (subject to certain limitations and restrictions), including certain stock dividends and splits, dilutive issuances of additional common stock, and dilutive issuances of, or changes in option price or rate of conversion of, options or convertible securities, as well as the issuance of  purchase rights or distributions of assets.  Mullen must reserve out of authorized and unissued shares a number of shares of common stock equal to 200% of the maximum number of shares of common stock that are issuable upon exercise of the warrants from time to time.

Mullen may not close the Merger with Net Element unless Net Element also assumes the obligations of Mullen under the warrants and related documents.  Section 2(a) of the Mullen warrants contain specific requirements for the participation of the shares issuable upon exercise of the Warrants in the Merger consideration.

Amendment No. 1 to the Exchange Agreement reflects the issuance of additional convertible notes and warrants that are described below and have become subject to the Exchange Agreement.  On May 16, 2021, Mullen entered into a Securities Purchase Agreement (“May 16, 2021 SPA”) with an investor for the purchase $4.4 million of 15% convertible unsecured notes for a purchase price of $4 million, and 5-year warrants, for no additional consideration, to purchase up to 17,446,000 shares of common stock.  The notes are payable on May 16, 2022, with interest payable quarterly beginning June 30, 2021 and are convertible into a number of shares of Common Stock determined by dividing the amount to be converted by $ 0.6877, subject to adjustment.  The exercise price of the warrants is also $ 0.6877 per share, subject to adjustment.

From the date of the May 16, 2021 SPA and for as long as any of the notes or warrants remain outstanding, Mullen must reserve from its authorized and unissued shares at least 200% of the Common Stock issuable upon conversion or exercise of such securities.

The May 16, 2021 SPA provides the investor with certain piggyback registration rights and certain antidilution adjustments upon the occurrence of a subsequent financing within a restricted period similar to other funding arrangements as described above.  In addition, the 9.9% Restriction will apply to the ability of the holder to convert the 15% Notes or exercise the Warrants.

In connection with the placement of certain of the convertible notes, the placement agent, Cambria Capital LLC, was given a 5 year warrant to purchase 26,174 shares of the common stock of Mullen.

Additional Stock Purchase Agreement and Related Warrants

One of the Noteholders and Mullen have entered into an additional Securities Purchase Agreement (the “$20 Million SPA”) dated as of May 7, 2021, providing for the purchase of 29,082,449 shares of Series C Preferred Stock (the “Purchase Shares” and together with the Additional Preferred Stock that may be purchased as described below, the “Preferred Shares”) at a price per share equal to $0.6877 per share, and five year warrants to purchase, at no additional cost, 75,990,980 shares of Common Stock at an exercise price of $0.6877 per share (the “Warrants”).  Under a proposed revision to the $20 Million SPA, by mutual agreement of the investor and Mullen, an additional $40 million of Series C Preferred Stock with similar warrant coverage may be sold by Mullen to the investor. The exercise price of the Warrants is subject to adjustment in accordance with their terms and further in accordance with Schedule A of the Merger Agreement.  See description of such adjustment above under “Effect of the Merger.”

The conditions to the investor’s obligation to purchase the Purchase Shares and Warrants include that there shall not be any actions, suits or proceedings that seek to enjoin, prohibit or adversely affect any of the transactions contemplated in the $20 Million SPA; there shall not have occurred a material adverse effect; the Merger Agreement has not expired, terminated or been abandoned; and that Net Element and Mullen have received conditional approval for listing the common stock of the combined company on the Nasdaq CM.

Among the potentially prohibitive provisions, the conditions require that the closing sale price of the Net Element shares on the immediately preceding trading day is at least $3,00 per share. A separate provision requires that the average daily trading volume of Net Element’s common stock is greater than $2,000,000 for the ten trading days prior to the effectiveness of the Form S-4. PLEASE NOTE THAT AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, NET ELEMENT TRADING VOLUME DOES NOT NOR IS IT CURRENTLY EXPECTED TO SATISFY THAT REQUIREMENT. AS STATED ABOVE, PLEASE NOTE THAT THE PARTIES HAVE FILED WITH THE NASDAQ A LISTING APPLICATION TO CONTINUE THE LISTING OF THE NET ELEMENT COMMON STOCK FOLLOWING THE MERGER. AS FURTHER DESCRIBED HEREIN, THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS A CONDITION TO THE MERGER. THE CONTINUED LISTING OF THE NET ELEMENT COMMON STOCK ON THE NASDAQ CM FOLLOWING THE MERGER IS PREDICATE IN SUBSTANTIAL PART ON THE COMBINED COMPANY MEETING AND MAINTAINING REQUIRED STOCKHOLDERS’ EQUITY LEVELS WHICH IS ENTIRELY DEPENDENT ON THE AMOUNT OF EQUITY THAT MUST BE ISSUED AND/OR PUT INTO PLACE BY MULLEN AND/OR NET ELEMENT PRIOR TO THE CONSUMMATION OF THE MERGER. SINCE MULLEN MAY NOT MEET ALL OF THE CONDITIONS TO THE OBLIGATIONS OF THE INVESTOR TO FUND THE $20 MILLION SPA, THAT PURCHASE MAY NEVER OCCUR, WHICH WILL SIGNIFICANTLY IMPACT THE ABILITY OF THE POST-MERGER COMPANY TO MEET NASDAQ LISTING CONDITIONS. AS A RESULT, EVEN IF ALL MATTERS REFERENCED HEREIN ARE APPROVED BY OUR STOCKHOLDERS, THE TRANSACTIONS SET FORTH HEREIN ARE ENTIRELY DEPENDENT ON THE CONTINUED LISTING OF WHICH THERE IS CURRENTLY NO ASSURANCE.

To the extent that Mullen makes a Subsequent Financing (as defined below) during the Restricted Period (as defined below) for consideration per share of common stock less than the consideration per share of common stock paid by buyer (as adjusted for stock splits, stock dividends, reclassifications, reorganizations or other similar transactions) for any common stock issued upon conversion of the Purchase Shares, then a buyer will also be entitled to additional shares of common stock so that it will have the number of shares of common stock that it would have had if it had converted the Preferred Shares into common stock at a price per share determined in accordance with a specified formula. A Subsequent Financing is an offering of any equity security or any equity-linked or related security (including, without limitation, any “equity security” as that term is defined under Rule 405 under the Securities Act), any convertible securities, debt (with or related to equity), any preferred stock or any purchase rights), subject to specified exceptions. The Restricted Period means the period commencing on the date of the $20 Million SPA and ending on the earlier of (i) the date immediately following the 90th day after the Registration Statement described below has been declared effective by the SEC and (ii) provided that the common stock is listed on the Nasdaq Capital Market, the 90th day after the securities purchased under the $20 Million SPA and the common stock issuable upon conversion or exercise of such securities are saleable under Rule 144 under the Securities Act without the requirement for current public information and without volume or manner of sale limitations.  The $20 Million SPA also provides the investor with rights to participate in certain Subsequent Financings.

The obligation of Mullen to issue and the obligation of the investor to purchase shares is subject to the 9.9% Restriction.

The $20 Million SPA also provides the investor the right to purchase of additional shares of Series C Preferred Stock and additional warrants (“Additional Purchase Rights”) from the execution date of the $20 Million SPA until 12 months following the closing of the Merger, in an amount equal to not less than 100% and not more than 200% of the purchase price for the Purchased Securities on the same terms and conditions as the initial purchase of such securities.

From the date of the $20 Million SPA and for as long as any of the Preferred Shares or Warrants remain outstanding, Mullen must reserve from its authorized and unissued shares at least 300% of the Common Stock issuable upon conversion of the Preferred Shares or exercise of the Warrants.

Mullen must file a registration statement (the “Initial Registration Statement”) to register for resale all of the Registrable Securities issuable  under the $20 Million SPA not later than the 15th day following the closing of the purchase of the Series C Preferred Stock under the $20 Million SPA (the “Filing Deadline”).  Subject to certain limitations and exceptions, Registrable Securities include all shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants purchased pursuant to the $20 Million SPA, along with shares issuable in connection with anti-dilution provisions or upon any stock split, dividend or other distribution, recapitalization or similar event.  The Initial Registration Statement must cover at least 125% of the maximum number of shares issuable on conversion of the Series C Preferred Stock and exercise of the warrants.  The Initial Registration Statement must be declared effective by the SEC not later than the 60th day following the Filing Deadline or, in the event of a full review by the SEC, the 120th day following the Filing Deadline (the “Effectiveness Deadline”).  The Registration Rights Agreement contains other requirements as to the form and content of the required registration statement, the timing of requesting SEC action to declare the registration statement effective, and of certain notices that must be given to the holders with respect to effectiveness and other matters.

In the event that (a) the Initial Registration Statement is not filed by the Filing Deadline, (b) the company does not request acceleration of a registration statement within a specified time period, (c) the Initial Registration Statement is not declared effective by the Effectiveness Deadline; (d) the company fails to give certain required notices;  (e) the registration statement ceases to remain continuously effective or certain other events occur that would prevent the holders from using the registration statement to resell their Registrable Securities in excess of certain allowed periods (an “Event”), then, subject to certain exceptions and limitations, the company must pay liquidated damages in cash equal to the product of (1) .50% multiplied by (2) the aggregate purchase price paid by the holder for all Registrable Securities that are then not covered by a registration statement that is effective and available for use, until the applicable Event is cured, up to a maximum amount equal to 6% of the aggregate amount paid for the Registrable Securities.

While the parties have executed the $20 Million SPA, they are still negotiating the amendment to the $20 Million SPA to increase the amount that may be purchased thereunder by $40 million. The $20 Million SPA requires the closing to occur prior to December 31, 2021.

Drawbridge Convertible Note

On July 23, 2020, Mullen issued DBI Lease Buyback Servicing LLC, an affiliate of Drawbridge Investments LLC (“Drawbridge”), the Drawbridge Convertible Note. The Drawbridge Convertible Note is a secured convertible promissory note in the principal sum of $23,831,554 bearing interest at 28% per annum, compounded monthly, due and payable on or before July 23, 2022.  Interest on the Drawbridge convertible Note is payable monthly. At borrower’s election, all or a portion of the interest due may be payable in kind, with such interest amount added to and made a part of the outstanding principal amount of the loan. As of May 14, 2021, interest has accrued on the Drawbridge Convertible Note in an amount of approximately $5.1 million. The Drawbridge Convertible Note and shares of Series B Preferred Stock of Mullen were issued to Drawbridge in satisfaction of certain amounts then owed by Mullen to Drawbridge further to a Settlement Agreement of even date therewith.

Amounts due under the Drawbridge Convertible Note and other obligations from time to time to the lender are secured by substantially all of the assets of Mullen.

Mullen must prepay the principal balance of the Drawbridge Convertible Note with 50% of the net proceeds (which shall be deemed gross proceeds minus direct selling costs, expenses and commissions) received, directly or indirectly by the borrower and/or its subsidiaries from the issuance of any equity or equity-linked financing (including convertible debt) with certain exceptions. Drawbridge has waived this requirement with respect to that amount of additional financing that is required to satisfy Nasdaq listing conditions, which listing is required to effect the Merger, with the proviso that Mullen pay Drawbridge $10 million on the closing of the Merger. The restrictive provisions of the prepayment provision could also significantly limit the ability of the post-Merger company to finance its operations.

Events of default under the Drawbridge Convertible Note include (a) failure to make payments when due and such failure is not cured within five business days following written notice from the lender; (b) failure to use reasonable care to protect and preserve the collateral or to keep accurate books and records with respect to the collateral, and such failure is not remedied within ten business days following written notice from the lender; (c) selling, transferring, encumbering or suffering material damage or loss to the collateral outside the ordinary course of business; (d) failure to satisfy other requirements of the agreement or the note and such failure is not reasonably cured within ten business days following written notice from the lender; (e) and certain events of insolvency or bankruptcy.  Upon an event of default, the lender can exercise all remedies available, including accelerating the loan and declaring the full amount of the loan to be then due and payable and foreclosing on the collateral.

The Drawbridge Convertible Note is convertible into that number of shares of Net Element common stock equal to the number obtained by dividing the outstanding principal balance of the Drawbridge Convertible Note to be so converted by the greater of $10.00 or 70% of the lowest closing sales price on the Nasdaq CM (or principle market if not traded on the Nasdaq CM) of shares of common stock of Mullen or Net Element following the Merger for the three consecutive trading days prior to the date of conversion, or currently, up to 2,383,155 shares.  There is a limit on Drawbridge’s ability to convert the Drawbridge Convertible Note to the extent that beneficial ownership of Drawbridge and its affiliates of the common stock would exceed 9.9%.

As of the date hereof, Drawbridge and its affiliates hold approximately 30,000 shares of Series A Preferred Stock, and 71,516,534 shares (or 100%) of the shares of Series B Preferred Stock.

Further to the provisions of the Settlement Agreement and after the effective date of the Merger, Net Element will guarantee the Drawbridge Convertible Note as primary obligor and not merely as a surety.

$30 Million Equity Line of Credit

Mullen and Esousa Holdings LLC (“Esousa”) are in the process of negotiating a Securities Purchase Agreement (the “Equity Line of Credit”) providing for a $30 million equity line of credit that it is contemplated will allow Mullen to draw down up to $2.5 million per month over a period of 12 months following the Effective Time of the Merger if certain conditions are satisfied. With each draw down, Mullen will issue shares of its capital stock.

Conditions to the obligation of the investor to fund the Equity Line of Credit are expected to include that Net Element shall have received approval from Nasdaq for continued listing of its shares post-Merger and that the shares to be issued on conversion of the Series C Preferred Stock be registered for resale under an effective registration statement filed with the SEC under the Securities Act.

There is no assurance that the terms of such an equity line can be agreed upon or that any such line will ultimately be provided.

Risk of Shareholder Dilution Post-Merger

The shares of Common Stock issued under the Equity Line of Credit and the shares issued under the Additional Purchase Rights described above will dilute all Company post-merger shareholders on a pro rata basis. In addition, we anticipate that in order to meet Nasdaq listing requirements, substantial additional funding will be required and such funding may provide for additional rights to purchase Series C Preferred Stock and warrants after closing of the Merger that would further dilute all post-Merger shareholders.

RISK FACTORS

You should carefully consider the following risk factors, together with the other information contained in this proxy statement/prospectus. If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on both Net Element’s and Mullen’ businesses, financial conditions or results of operations. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. The risk factors below primarily describe risk factors relating to the merger and risk factors relating to Mullen’s business, which will be the business of the post-merger continuing company. As described in more detail elsewhere in this proxy statement/prospectus, prior to the Closing of the Merger, Net Element will divest itself of its existing business and operations, see “PROPOSAL NO. 8—THE DIVESTITURE PROPOSAL” for more information. For a description of the risks relating to Net Element’s current business and operations, see the section entitled “BUSINESS OF NET ELEMENT—Risk Factors of Existing Net Element Business” in this proxy statement/prospectus.

Summary

Risks Related to the Merger

●	Nasdaq may not accept the combined company’s relisting application, which would cause the Company to fail to meet a condition to the Merger;
●	Failure to complete the Merger may negatively impact Net Element’s stock price, future business or operations;
●	Mullen issued a $23.8 million convertible note to Drawbridge, which is secured by substantially all of Mullen’s property;
●

Common stockholders of the combined company may experience substantial dilution due to the proposed $30 million line of credit to be put in place at the Effective Time of the Merger and from additional investment rights granted to holders of Mullen convertible notes and other potential investors that may be exercisable for up to 12 months following the Effective Time of the Merger, and from additional equity that may be issued in the future to obtain additional funding needed to meet Nasdaq listing conditions or to support the development of the business and other operations of the combined company;

●	Net Element is subject to business uncertainties while the Merger is pending;
●	The market price of Net Element Common Stock following the Merger may decline as a result of the Merger;
●	Net Element and Mullen stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger;
●	Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals;
●	The lack of a public market for Mullen shares makes it difficult to evaluate the fairness of the Merger;
●	The Merger and associated capital transactions may inhibit Net Element’s ability to use net operating loss carryforwards, which could increase Net Element’s tax liabilities; and
●	The Divestiture may result in income or gain to Net Element, which may cause us to incur significant tax liabilities.

Risks Related to Mullen’s Capital Requirements and Financial Condition

●	Mullen has incurred significant losses since inception and expects that it will continue to incur losses for the foreseeable future;
●	Mullen has not yet manufactured or sold any production vehicles to customers and may never develop or manufacture any vehicles;
●	Mullen’s limited operating history makes it difficult for Mullen to evaluate its future business prospects;
●	Mullen’s auditor has expressed substantial doubt about its ability to continue as a going concern;
●	The Mullen Spin-Off may not qualify as a tax-free reorganization
●

Certain strategic or capital raising transactions by Net Element and Mullen Automotive may jeopardize Mullen Automotive’s and Mullen Technologies’ intent to treat the Mullen spin-off as a tax-free reorganization;

●	Even if the Mullen Distribution qualifies as a tax-free reorganization, it may result in significant taxable gain to Mullen Technologies for which Mullen Automotive could be liable;
●	Mullen will require substantial additional financing to effectuate its business plan;
●	Certain of Mullen’s lenders and the Internal Revenue Service have liens on Mullen’s assets; and
●	Mullen has not paid and does not plan to pay cash dividends on its common stock, so any return on investment may be limited to the value of its common stock.
●	Mullen has a substantial amount of debt;
●	Mullen may not generate sufficient cash to service all of its debt or refinance its obligations;

Risks Related to Mullen’s Business and Operations

●	Mullen may not be able to develop, manufacture and obtain regulatory approvals for a car of sufficient quality to appeal to customers on schedule or at all;
●

Mullen’s currently planned vehicles rely on lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame, potentially subjecting the company to litigation, recall, and redesign risks;

●	The efficiency of a battery’s use will decline over time, which may negatively influence customers’ decisions whether to purchase an electric vehicle;
●	Mullen relies on its OEMs, suppliers and service providers for parts and components, any of whom could choose not to do business with Mullen;
●	Mullen will rely on complex machinery for its operations and production, which involve a significant degree of risk and uncertainty in operational performance and costs;
●	Complex software and technology systems need to be developed in coordination with vendors and suppliers, and there can be no assurance that such systems will be successfully developed;

●	Mullen may experience significant delays in the design, manufacture, regulatory approval, launch and financing of its vehicles, which could harm its business and prospects;
●

The inability of Mullen’s suppliers, including single or limited source suppliers, to deliver components in a timely manner or at acceptable prices or volumes could have a material adverse effect on its business and prospects;

●	Financial distress of Mullen’s suppliers could necessitate that Mullen provide substantial financial support, which could increase its costs, affect its liquidity or cause production disruptions;
●	Mullen has a limited operating history and faces significant challenges as a new entrant into the automotive industry;
●	Mullen has a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future, casting doubt on its ability to continue as a going concern;
●	Mullen’s business model is untested and it may fail to commercialize its strategic plans;
●	Mullen’s operating and financial results forecast relies on assumptions and analyses developed by Mullen and may prove to be incorrect;
●	Mullen may be unable to accurately estimate the supply and demand for its vehicles;
●	Increased costs or disruptions in supply of raw materials or other components could occur;
●	Mullen’s vehicles may fail to perform as expected;
●	Mullen’s services may not be generally accepted by its users;
●	The automotive market is highly competitive;
●	The automotive industry is rapidly evolving and demand for Mullen’s vehicles may be adversely affected;
●	Mullen may be subject to risks associated with autonomous driving technology;
●	Mullen’s distribution model is different from the predominant current distribution model for auto manufacturers;
●	Mullen has identified material weaknesses in its internal control over financial reporting;
●	Mullen’s future growth is dependent on the demand for and consumers’ willingness to adopt electric vehicles;
●	Government and economic incentives could become unavailable, reduced or eliminated;
●	Mullen’s failure to manage its future growth effectively;
●	Insufficient warranty reserves to cover future warranty claims;
●	Mullen may not succeed in establishing, maintaining and strengthening the Mullen brand;
●	Mullen will initially depend on revenue generated from a single model;
●	Doing business internationally creates operational and financial risks;
●	Mullen is highly dependent on the services of David Michery, its Chief Executive Officer;
●	Mullen’s business may be adversely affected by labor and union activities;
●	Mullen faces risks related to health epidemics, including the recent COVID-19 pandemic;
●	Reservations for Mullen’s vehicles are cancellable;
●	Mullen may face legal challenges relating to direct sales to customers;
●	Mullen faces information security and privacy concerns;
●	Mullen may be forced to defend itself against patent or trademark infringement claims and may be unable to prevent others from unauthorized use of its intellectual property;
●	Mullen’s patent applications may not issue as patents, the patents may expire, its patent applications may not be granted, and its rights may be contested;
●	Mullen may be subject to damages resulting from the use or disclosure of trade secrets;
●	Mullen’s vehicles are subject to various safety standards and regulations that it may fail to comply with;
●	Mullen may be subject to product liability claims;
●	Mullen is or will be subject to anti-corruption, bribery, money laundering, and financial and economic laws;
●	Risk of failure to improve Mullen’s operational and financial systems to support expected growth;
●	Risk of failure to build Mullen’s financial infrastructure and improve its accounting systems and controls;
●	Mullen’s management has limited experience in operating a public company;
●	The concentrated voting control of David Michery, Mullen’s founder;
●	The priority of Mullen’s debt over its Common Stock in the event of liquidation, dissolution or winding up;
●

The number of shares of common stock underlying Mullen’s outstanding warrants and preferred stock is significant in relation to its currently outstanding common stock and that of the combined company; and

●	The dearth of analyst coverage on Mullen.

Risk Factors

Risks Related to the Merger

Nasdaq may not accept the combined company’s relisting application, which would cause the Company to fail to meet a condition to the Merger.

Because Mullen is a non-Nasdaq entity and the Merger will result in a change of control of the Company, Net Element must apply for initial listing for the post-transaction company in connection with the Merger. Nasdaq has broad discretion over this process and may deny an application even if technical requirements are met in order to protect investors. Consequently, even if the combined company meets the initial listing requirements, Nasdaq may still deny the application. In addition to the above, the combined company’s Series A Preferred Stock has super voting privileges. Such a governance structure may be deemed a dual class voting structure under Nasdaq Rule 5640, which may not be permitted by Nasdaq, forcing the company to amend the Merger Agreement and potentially causing delays or a denial of our application for listing. Additionally, listing on Nasdaq is a condition to the Closing of the Merger, so if the combined company fails to list on Nasdaq, then the Merger may not be consummated.

In order to satisfy listing requirements, among other things, the post-merger company must have at least $5 million of positive shareholders’ equity and enough available capital to satisfy said listing requirement for a period of time thereafter.  Mullen currently has significant negative shareholders’ equity and requires significant funding to meet this requirement. Mullen has not yet been able to put in place all of the funding that would be required to meet the listing requirements and is continuing to seek such funding. To date, Mullen has put in place certain arrangements intended to provide a portion of such funding,, including the following, which are generally described in more detail above under the heading “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Description of Certain Existing Mullen Agreements and Securities”:

●

Mullen has entered into the Exchange Agreement with holders of certain of its convertible notes to provide for the exchange of such notes for Series C Preferred Stock prior to the Merger. The obligation of the noteholders to exchange the notes pursuant to the Exchange Agreement is subject to a number of conditions, and it is not clear that all of such conditions will or could be satisfied unless additional waivers or consents are obtained. These restrictions could also impact Mullen’s ability to obtain and satisfy the conditions to other financings necessary to meet the listing conditions.

●

While most of the convertible notes subject to the Exchange Agreement were issued in 2020 and early 2021, in May 2021, Mullen issued $4.4 million of additional such notes and continues to seek other investors.

●

Mullen has entered into the $20 Million SPA with a major investor, pursuant to which the investor would purchase $20 million of Series C Preferred Stock and warrants. Under a proposed revision to the $20 Million SPA, by mutual agreement of the investor and Mullen, an additional $40 million of Series C Preferred Stock with similar warrant coverage may be sold by Mullen to the investor. The obligation of the investor to the $20 Million SPA to complete that purchase is subject to a number of stringent conditions, many of which are beyond our control and are not expected to be or cannot be satisfied. If the conditions are not satisfied, and the investor does not purchase the securities, Mullen currently does not have other financing to replace said $20 million purchase price.

Additionally, even if the combined company is able to meet the aforementioned $5 million positive shareholders’ equity threshold, Nasdaq will require the combined company to provide evidence of liquidity necessary to satisfy said listing requirement for a substantial period of time thereafter. While following the effective time of the Merger, the combined company anticipates putting in place a $30 million equity line of credit with a major current investor in Mullen on terms and conditions that will further dilute all of the holders of common stock of the combined company on a pro rata basis, there is no assurance that Nasdaq will view such equity line as sufficient to satisfy the continued listing requirement. In such event, additional capital sources would have to be put in place prior to the Merger Effective Date to meet Nasdaq requirements. There is no assurance that such capital sources could be put in place in which case the conditions to the closing of the Merger would not be satisfied.

Failure to complete the Merger may negatively impact Net Element’s stock price, future business or operations.

If the Merger is not completed, Net Element may be subject to material risks, including, but not limited to, the following:

●	the price of Net Element’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the Merger will be completed;

●	costs related to the Merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the Merger is not completed;

●	we could be subject to litigation related to the Merger;

●

we will not realize the benefit of the time and resources, financial and otherwise, committed by our management to matters relating to the Merger that could have been devoted to pursuing other beneficial opportunities;

●	we may be unsuccessful in completing an alternative strategic transaction on terms that are as favorable as the terms of the proposed transaction with Merger, or at all; and

●	we may be unable to continue as a going concern.

Further, if the Merger is terminated and either company’s board of directors determines to seek another merger or merger agreement, there can be no assurance that it will be able to find a partner on a timely basis or on terms as attractive as those provided for in the Merger Agreement with Mullen.

Mullen issued a $23.8 million convertible note to Drawbridge, which is secured by substantially all of Mullen’s property.

On July 23, 2020, Mullen issued an affiliate of Drawbridge Investments LLC (“Drawbridge”) a convertible promissory note in the principal sum of $23,831,554 that is secured by substantially all of the assets of Mullen.  We describe the Drawbridge Convertible Note in more detail above under the heading “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Description of Certain Existing Mullen Agreements and Securities—Drawbridge Convertible Note.” The Drawbridge Convertible Note was issued to Drawbridge along with substantially all of Mullen’s outstanding Series B Preferred Stock in satisfaction of certain amounts then owed by Mullen to Drawbridge further to a Settlement Agreement of even date therewith.

With limited exceptions, Mullen must prepay the principal balance of the Drawbridge Convertible Note with 50% of the net proceeds received, directly or indirectly by the borrower and/or its subsidiaries from the issuance of any equity or equity-linked financing (including convertible debt). Drawbridge has waived this requirement with respect to that amount of additional financing that is required to satisfy Nasdaq listing conditions, which listing is required to effect the Merger, with the proviso that Mullen pay Drawbridge $10 million on the closing of the Merger. The restrictive provisions of the prepayment provision could significantly limit the ability of the post-Merger company to finance its operations.

Upon an event of default under the Drawbridge Convertible Note, the lender can exercise all remedies available, including accelerating the loan and declaring the full amount of the loan to be then due and payable and foreclosing on the collateral.

If the Merger is approved by the stockholders and if the Merger is consummated, Net Element will assume this agreement in the Merger and will continue to be secured by substantially all of the assets of the combined company.

Common stockholders of the combined company may experience substantial dilution in the value of their investment or their ownership interest as a result of the proposed $30 million line of credit to be in place at the Effective Time of the Merger and from additional investment rights granted to holders of Mullen convertible notes and other potential investors that may be exercisable for up to 12 months following the Effective Time of the Merger, and from additional equity that may be issued in the future to obtain additional funding needed to meet Nasdaq listing conditions or to support the development of the business and other operations of the combined company.

Mullen has agreed to put into place an ongoing equity line of credit with Esousa, under which Mullen may sell up to $30.0 million worth of common shares over a to be determined period of time. A number of recent Mullen financing agreements also contain provisions allowing the investors rights to purchase substantial amounts of additional Series C Preferred Stock and warrants as described under the heading “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Description of Certain Existing Mullen Agreements and Securities.” It is anticipated that similar rights to purchase Series C Preferred Stock and warrants may be required in additional funding agreements that are still needed to allow the post-Merger company to satisfy Nasdaq listing requirements which listing is required as a condition to the Merger being consummated. We are not able to predict the amount of any such additional purchase rights. The securities issued pursuant to these arrangements will dilute all shareholders on a pro rata basis. Moreover, Mullen’s business is capital intensive, and it will likely need to raise additional capital to meet its business requirements in the future. The combined company may offer additional shares of common stock or other securities convertible into or exchangeable for common stock at prices that may not be the same as the price per share paid by other investors, and dilution to its stockholders in the value of their investment and their ownership and voting interest in the combined company could result. Furthermore, investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which the combined company sells additional shares of common stock or securities convertible or exchangeable into common stock in future transactions may be higher or lower than the price per share paid by other investors.

In illustration of the above, until that date that is 12 months following the Merger, (a) pursuant to the Exchange Agreement certain noteholders currently owning in the aggregate approximately $10 million of convertible notes have the right to purchase additional shares of Series C Preferred Stock  in an amount equal to not less than 100% nor more than 200% of the amount originally purchased by such noteholders and (b) the investor under the $20 Million SPA has the right to purchase Series C Preferred Stock and warrants following its original purchase, in an amount not less than 100% nor more than 200% of the price for the original securities purchased and on the same terms and conditions. If additional financing is required prior to the Merger to meet Nasdaq listing conditions, to fund normal operations or for other reasons, Mullen may be required to provide additional future purchase rights. While it is intended that the pre-Merger shareholders of Net Element retain at least 15% of the post-Merger capitalization of the combined company on a fully-diluted and fully-converted basis, shares issued upon exercise or conversion of Series C Preferred Stock or warrants that are not outstanding at the time of the Merger, including pursuant to such existing or future purchase rights and the $30 million equity line, will dilute all shareholders of the post-Merger company on a pro rata basis. Also, the combined company is expected to raise additional capital to fund its current operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to stockholders or result in downward pressure on the price of the combined company’s Common Stock.

Net Element is subject to business uncertainties while the Merger is pending.

Uncertainty about the effect of the contemplated Merger on employees, merchants, partners and other persons with whom we have a business relationship may have an adverse effect on our business, financial condition and results of operations. These uncertainties may impair our ability to attract, retain and motivate key personnel and merchants pending the consummation of the Merger, as such personnel and merchants may experience uncertainty about their future roles and relationships following the consummation of the Merger and related transactions. Additionally, these uncertainties could cause our merchants, partners and others with whom we deal to seek to change, or fail to extend, existing business relationships with us. In addition, competitors may target our existing merchants by highlighting potential uncertainties that may result from or in connection with the Merger. The pursuit of the Merger may also place a burden on our management and internal resources. Any significant diversion of management attention away from ongoing business concerns could have a material adverse effect on our business, financial condition and results of operations.

The market price of Net Element Common Stock following the Merger may decline as a result of the Merger.

The market price of Net Element Common Stock may decline as a result of the Merger for a number of reasons including if:

●	investors react negatively to the prospects of the combined organization’s business and prospects from the Merger;

●	the effect of the Merger on the combined organization’s business and prospects is not consistent with our expectations or the expectations of financial or industry analysts

●	the combined organization does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by us or by financial or industry analysts; or

●	There are additional share issuances and consequent dilution to shareholder value.

Net Element and Mullen stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Net Element and Mullen stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit Net Element from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to lead to a superior takeover proposal and is reasonably capable of being consummated and that failure to cooperate with the proponent of the proposal is reasonably likely to result in a breach of the Board’s fiduciary duties. In addition, if Net Element or Mullen terminates the Merger Agreement under certain circumstances, including terminating because of a decision of a board of directors to recommend a superior or competing proposal, Net Element would be required to pay a termination fee of $750,000 to Mullen or Mullen would be required to pay a termination fee of $750,000 to Net Element, respectively. This termination fee may discourage third parties from submitting alternative takeover proposals to Net Element or Mullen or their stockholders and may cause the respective boards of directors to be less inclined to recommend an alternative proposal.

Because the lack of a public market for Mullen shares makes it difficult to evaluate the fairness of the merger, the stockholders of Mullen may receive consideration in the Merger that is less than the fair market value of the Mullen shares or Net Element may pay more than the fair market value of the Mullen shares.

The outstanding capital stock of Mullen is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Mullen. Because the percentage of Net Element equity to be issued to Mullen stockholders was determined based on negotiations between the parties, it is possible that the value of the Net Element common stock to be received by Mullen stockholders will be less than the fair market value of Mullen, or Net Element may pay more than the aggregate fair market value for Mullen.

The Merger and/or the Foreseeable Capital Transactions may result in annual limitations on Net Element’s ability to use net operating loss carryforwards, which could increase Net Element’s tax liabilities and decrease cash available for other purposes.

Net Element’s ability to use its net operating loss carryforwards may be limited if changes in ownership of Net Element’s stock causes Net Element to undergo an “ownership change” under applicable provisions of the Code. In general, an ownership change will occur if the percentage of Net Element stock, based on the value of the stock, owned by certain stockholders or groups of stockholders, increases by more than fifty percentage points during a running three-year period. Each of (i) recent changes in our ownership, (ii) the Merger, and (iii) any or all of the Foreseeable Capital Transactions (defined below in these Risk Factors), alone or in the aggregate, may result in an “ownership change.” Additionally, a future ownership change may result from issuance of our shares of stock, sales or other dispositions of our shares of stock by certain significant stockholders, certain acquisitions of our stock, and issuances, sales or other dispositions or acquisitions of our stock, whether directly or indirectly, and we will have little to no control over many of such events. To the extent that an annual net operating loss limitation for any year restricts our ability to use our net operating loss carryfowards, an increase in our corporate tax liabilities could result, which would reduce the amount of cash available for other purposes.

The Divestiture may result in income or gain to Net Element, which may cause us to incur significant tax liabilities.

As more fully discussed in Proposal No. 8, as a condition precedent to the consummation of the Merger, Net Element will divest itself of its existing business operations to RBL and shall cause such party to assume all liabilities of Net Element directly related to Net Element’s operations of its existing business immediately prior to the effective time of the Merger (sometimes referred to as the Divestiture). As a condition to the Merger, Net Element will transfer its assets and liabilities to RBL in full satisfaction of the outstanding loan balance owed to RBL by Net Element and its subsidiary or affiliated entities. RBL may enter into employment contracts or agreements with all of Net Element’s current employees, and RBL will assume all obligations of Net Element, including rent, landlord obligations, payroll and staffing.

In general, when a debtor, such as Net Element, transfers property to a creditor, such as RBL (or its successor), in satisfaction of recourse indebtedness owed by the debtor to the creditor, then the debtor generally recognizes:

(i)	gain, to the extent that (1) the fair market value of the assets transferred to the creditor exceeds (2) the debtor’s aggregate adjusted tax basis in such assets transferred, and

(ii)

cancellation of indebtedness income, to the extent that (1) the amount of indebtedness owed to the creditor, which amount is forgiven or cancelled in connection with the transfer of the assets, exceeds (2) the fair market value of the assets transferred.

In light of the foregoing, and with respect to the transactions contemplated in Proposal No. 8, upon a transfer of assets by Net Element to RBL (or its successor) in satisfaction of recourse indebtedness owed to RBL (or its successor), Net Element may recognize:

(i)

gain, to the extent that (1) the fair market value (which includes an amount equal to any non-RBL liabilities assumed in connection with the Divestiture) of the assets transferred in the Divestiture exceeds (2) Net Element’s adjusted tax basis in such assets; and

(ii)

cancellation of indebtedness income, to the extent that (1) the amount of the indebtedness owed to RBL (or its successor) that is forgiven in connection with the Divestiture exceeds (2) the fair market value of the assets transferred in connection with the Divestiture.

To the extent otherwise available, Net Element’s ability to utilize its losses (including any net operating losses) from the current and/or any preceding years may be limited. In such a case, Net Element may have significant tax liabilities arising from the Divestiture, the timely payment of which may hinder Net Element’s ability to implement a restructured business plan or take advantage of business opportunities, either of which could have a material adverse effect on our business, financial condition, results of operations and/or prospects and may ultimately require us to suspend or cease operations, which could cause our shareholders to lose the entire value of their investment.

Risks Related to Mullen

The value of your investment in Net Element following consummation of the Merger will be subject to the significant risks affecting Mullen and those inherent in the electric vehicles industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. The following risk factors could cause the trading price of the combined company’s common shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. The following risk factors apply to the business and operations of Mullen and will also apply to the business and operations of the combined company following the Merger.

Risks Related to Mullen’s Capital Requirements and Financial Condition

Mullen has incurred significant losses since inception and expects that it will continue to incur losses for the foreseeable future, which makes it difficult to assess Mullen’s future viability.

Mullen has not been profitable since it commenced operations and may never achieve or sustain profitability. In addition, Mullen has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields such as the electric vehicle (“EV”) industry. Development and deployment of electronic vehicle technology and vehicles is a highly speculative undertaking and involves a substantial degree of risk. Mullen has not yet commercialized any of its proposed EV products or generated any revenue from sales of such products. Mullen has devoted significant resources to research and development and other expenses related to its ongoing operations.

Mullen will require significant additional capital to continue operations and to execute on its current business strategy. Mullen cannot estimate with reasonable certainty the actual amounts necessary to successfully complete the development and commercialization of its proposed products and there is no certainty that Mullen will be able to raise the necessary capital on reasonable terms or at all.

Mullen has not yet manufactured or sold any production vehicles to customers and may never develop or manufacture any vehicles.

Mullen has no experience as an organization in high volume manufacturing of the planned electric vehicles and it cannot assure you that it or its partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable it to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market its electric vehicles. Even if Mullen is able to successfully develop and sell or lease its vehicles, there can be no assurance that they will be commercially successful and achieve or sustain profitability. As a new entrant into its industry, Mullen will face significant risks and challenges to its business and prospects, including, among other things, with respect to its ability to:

●	design and produce safe, reliable and quality vehicles on an ongoing basis;

●	obtain the necessary regulatory approvals in a timely manner;

●	build a well-recognized and respected brand;

●	establish and expand its customer base;

●	successfully market its vehicles and the other services it intends to provide;

●	properly price its services, including its charging solutions, financing and lease options, and successfully anticipate the take-rate and usage of such services by users;

●	successfully service its vehicles after sales and maintain a good flow of spare parts and customer goodwill;

●	establish and maintain its operational efficiency;

●	predict its future revenues and appropriately budget for its expenses;

●	attract, retain and motivate talented employees;

●	anticipate trends that may emerge and affect its business; and

●	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape.

If Mullen fails to adequately address any or all of these risks and challenges, its business may be materially and adversely affected.

Mullen’s limited operating history makes it difficult for Mullen to evaluate its future business prospects.

As Mullen attempts to transition from research and development activities to commercial production and sales, it is difficult, if not impossible, to forecast its future results, and Mullen has limited insight into trends that may emerge and affect its business. The estimated costs and timelines that Mullen has developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. There can be no assurance that Mullen’s estimates related to the costs and timing necessary to complete design and engineering of its electric vehicles and to tool its facilities will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. For example, the tooling required within Mullen’s facilities may be more expensive to produce than predicted, or have a shorter lifespan, resulting in additional replacement and maintenance costs, which could have a material adverse impact on our results of operations and financial condition. Similarly, Mullen may experience higher raw material waste in the composite process than it expects, resulting in higher operating costs and hampering its ability to be profitable.

In addition, market conditions, many of which are outside of Mullen’s control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, will impact demand for Mullen’s electric vehicles, and ultimately its success.

Mullen’s auditor has expressed substantial doubt about its ability to continue as a going concern.

The audit report on Mullen’s financial statements for the years ended September 30, 2020 and 2019 includes an explanatory paragraph related to Mullen’s recurring losses from operations and dependence on additional financing to continue as a going concern. In view of these matters, Mullen’s ability to continue as a going concern is dependent upon its ability to raise additional debt or equity financings or enter into strategic partnerships. Since its inception, Mullen has financed its operations through convertible debt financings. Mullen intends to continue to finance its operations through debt or equity financing and/or strategic partnerships. The failure to obtain sufficient financing or strategic partnerships could adversely affect Mullen’s ability to achieve its business objectives and continue as a going concern.

The Mullen Spin-Off may not qualify as a tax-free reorganization.

Prior to the Merger, Mullen Technologies and Mullen Automotive will consummate the following transactions, collectively comprising the “Mullen Spin-Off”:

●

the contribution by Mullen Technologies to its wholly owned subsidiary, Mullen Automotive, of all of Mullen Technologies’ EV business related assets, business and operations, and assumption by Mullen Automotive of certain debts and liabilities related thereto in exchange for the issuance, by Mullen Automotive to Mullen Technologies, of shares of common stock, Series A preferred stock, Series B preferred stock, and Series C preferred stock, collectively comprising one hundred percent (100%) of all issued and outstanding shares of stock of Mullen Automotive (the “Mullen Contribution”); and

●	the distribution by Mullen Technologies to its stockholders, of all such shares of Mullen Automotive stock (the “Mullen Distribution”).

In the Merger Agreement Mullen Automotive represented and warranted to Net Element that the Mullen Spin-Off, considered alone and together with the Merger and other transactions including transactions similar to the Foreseeable Capital Transactions (defined below in this Risk Factor), will qualify as a tax-free reorganization pursuant to Code Sections 355, 361, and 368(a). However, none of Mullen Technologies, Mullen Automotive, or Net Element has, or will, obtain either an opinion from legal counsel or a ruling from the IRS, respecting the income tax treatment of the Mullen Spin-Off. Notwithstanding Mullen Automotive’s representation in the Merger Agreement (mentioned above), (i) there is no assurance that the IRS or court of competent jurisdiction will agree to such treatment; (ii) the IRS could assert that the Mullen Spin-Off does not qualify for tax-free treatment for U.S. federal income tax purposes, and (iii) a court could sustain any such challenge by the IRS in the event of litigation. If the IRS were successful in taking any such position, then Mullen Technologies, Mullen Automotive (including as owned by Net Element after the Merger), and the shareholders of each could be subject to significant U.S. federal income tax liability in connection with the Mullen Spin-Off. In addition, certain events (such as the Foreseeable Capital Transactions discussed below) including events that may or may not be within the control of Mullen Technologies, Mullen Automotive, and/or Net Element could cause the Mullen Spin-Off not to qualify for tax-free treatment for U.S. federal income tax purposes.

If the Mullen Distribution were to fail to qualify as a transaction that is tax-free for U.S. federal income tax purposes under Code Sections 355 and 368(a)(1)(D), then in general, for U.S. federal income tax purposes, (i) Mullen Technologies would recognize taxable gain as if it had sold the Mullen Automotive stock in a fully taxable sale for an amount equal to the fair market value of such stock, and (ii) each stockholder of Mullen Technologies who receives shares of Mullen Automotive stock in the Mullen Distribution would be subject to tax as if such stockholder received a taxable distribution equal to the fair market value of such shares. In such a case, a distribution would be treated as a taxable dividend to the extent of such stockholder’s allocable share of Mullen Technologies’ current and accumulated earnings and profits; and to the extent the distribution exceeds such earnings and profits, if any, such distribution will constitute a return of capital and would then first reduce the stockholder’s basis in its Mullen Technologies stock, but not below zero, and then would be treated as gain from the sale or exchange of Mullen Technologies stock.

Certain attractive strategic or capital-raising transactions by Net Element and Mullen Automotive may jeopardize Mullen Automotive’s and Mullen Technologies’ intent to treat the Mullen Spin-Off as a tax-free reorganization.

Assuming the Mullen Spin-Off is otherwise treated as a tax-free reorganization for U.S. federal income tax purposes, to preserve such treatment, for the period ending two years after the Mullen Distribution (defined above), Mullen Technologies, Mullen Automotive, and Net Element may be prohibited from: (i) entering into or approving any transaction or series of transactions involving the acquisition of its outstanding or newly issued equity; (ii) liquidating or partially liquidating, or merging or consolidating (unless Mullen is the survivor); (iii) ceasing to be engaged in an active trade or business, or selling, transferring or disposing of 25% or more of the net or gross assets of any active trade or business; (iv) amending any of our organizational documents or taking any action affecting the voting rights of our capital stock; or (v) redeeming or otherwise repurchasing any of our outstanding stock or options – as any such transaction may jeopardize Mullen Automotive’s and Mullen Technologies’ intent to treat the Mullen Spin-Off as a tax-free reorganization.  These restrictions may limit, for a period of time, Mullen Technologies’, Mullen Automotive’s, and Net Element’s ability to pursue certain strategic transactions, equity issuances or repurchases, or other transactions that such entity may believe to be in the best interests of its shareholders or that might increase the value of its business.

Even if the Mullen Distribution qualifies as a tax-free reorganization, it may result in significant taxable gain to Mullen Technologies for which Mullen Automotive (and Net Element) could be liable.

Importantly, even if the Mullen Distribution were otherwise to qualify as a tax-free transaction under Code Sections 355(a) and 368(a)(1)(D), the Mullen Distribution may result in significant taxable gain to Mullen Technologies (but not its stockholders) under Code Section 355(e) if the Mullen Distribution were deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a fifty percent (50%) or greater interest (by vote or value) in Mullen Technologies or Mullen Automotive. For this purpose, any direct or indirect acquisitions of shares of Mullen Technologies stock, Mullen Automotive stock, and/or Net Element stock (e.g., pursuant to one or more Foreseeable Capital Transactions, discussed below or otherwise) within the period beginning two years before the Mullen Distribution, and ending two years after the Mullen Distribution may be presumed to be part of such a plan, although Mullen Technologies or Mullen Automotive may be able to rebut that presumption depending on the facts and circumstances.

Importantly, in connection with the Mullen Spin-Off, Mullen Technologies and Mullen Automotive have entered into various arrangements which provide for the allocation between Mullen Technologies and Mullen Automotive the responsibility for tax liabilities incurred by either of them including as a result of the failure of the Mullen Spin-Off to qualify for tax-free treatment. To the extent Mullen Automotive is directly or indirectly liable for any such taxes, such liability will be essentially assumed by Net Element as a result of the Merger.

For these purposes, “Applicable Party” means Mullen Technologies, Mullen Automotive, Net Element, their affiliates, and any successor (whether by merger or otherwise) of any of the foregoing. And, for these purposes, “Foreseeable Capital Transaction” means, in each instance whether occurring before or after the Merger, each and all of the following:

(a)

the transactions contemplated in the Exchange Agreement among the investors named therein and Mullen Technologies, dated May 7, 2021 (as such agreement may be amended, modified, or restated, the “Exchange Agreement”) and/or related stock purchase agreements, pursuant to which, among others:

(i)	holders of convertible notes have converted or exchanged, or will convert or exchange, notes into stock of an Applicable Party;

(ii)	an Applicable Party either has issued or will issue warrants to purchase stock of an Applicable Party;

(iii)	the issuance to certain noteholders of the right to purchase additional shares of stock and/or warrants of an Applicable Party; and

(iv)

the issuance of stock of an Applicable Party in connection with the exercise of any warrants or the conversion of any stock, in each case, contemplated in the immediately preceding clauses (i), (ii) or (iii);

(b)

the issuance of stock of an Applicable Party in connection with the exercise of any warrants (i) issued pursuant to the Exchange Agreement or any related stock purchase agreement, the SPA (as defined in clause (c) below), or (ii) outstanding prior to the Merger, which warrants, if exercised prior to the Merger, would result in the issuance of stock of Mullen Technologies, Mullen Automotive, any affiliate of either, or any successor (whether by merger or otherwise) of any of the foregoing;

(c)

the transactions contemplated in the Securities Purchase Agreement among the investors named therein and Mullen Technologies, dated May 7, 2021 (as such agreement may be amended, modified, or restated, the “SPA”), pursuant to which, among others,

(i)	an Applicable Party has issued or will issue stock and/or warrants;

(ii)	the issuance to certain investors of the right to purchase additional shares of stock and warrants of an Applicable Party and

(iii)

the issuance of stock of an Applicable Party in connection with the exercise of any warrants or the conversion of any stock, in each case, contemplated in the immediately preceding clauses (i) or (ii);

(d)	The issuance of stock of an Applicable Party in connection with any rights set forth in the Exchange Agreement, and related stock purchase agreements, or the SPA;

(e)	The issuance by an Applicable Party of stock pursuant to any rights contemplated in, or pursuant to, the Drawbridge Convertible Note;

(f)

The issuance by an Applicable Party of stock in connection with the arrangements or agreements relating to any debt, obligation, or indebtedness owed to RBL Capital Group, LLC (or any successors or transferees), including in connection with the Divestiture;

(g)	The issuance by an Applicable Party to ESOUSA Holdings, LLC, a New York limited liability company (or its successors or transferees) of any stock or warrants outstanding on or prior to the Merger;

(h)	The issuance by an Applicable Party to any employee or service provider pursuant to any equity incentive plan;

(i)

The issuance by Parent, concurrent with or prior to the Merger, of any shares in the Private Placement or any other placements, exchanges or offers of Parent’s securities, whether within or in excess of the limitation set forth in the applicable Nasdaq rules;

(j)	the issuance of stock and/or warrants in connection with the $30 million equity line of credit; and/or

(k)	the issuance of any stock and/or warrants in connections with the raising of monies necessary to satisfy Nasdaq listing conditions prior to the Merger

The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. Assuming the Foreseeable Capital Transactions (e.g., any issuance of shares contemplated in Proposal No. 3, Proposal No. 9, and/or Proposal No. 12) do not cause the Mullen Spin-Off to fail to qualify as a tax-free reorganization, as contemplated above, then after taking into account such Foreseeable Capital Transactions, even a minor additional change in ownership after the Merger could trigger a prohibited change in control, resulting in significant taxable gain.

Each holder of shares of Mullen Technologies stock, Mullen Automotive stock, and/or Net Element stock should consult such holder’s own tax advisors as to the particular direct or indirect consequences to such holder as a result of the consummation of the Mullen Spin-Off, the Merger, and/or any or all of the Foreseeable Capital Transactions.

Mullen will require substantial additional financing to effectuate its business plan, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Mullen to delay, limit, reduce or terminate Mullen’s product development efforts or other operations.

For the six months ended March 31, 2021 and the years ended September 30, 2020 and 2019, Mullen incurred net losses from operations of $8.5 million, $30 million and $41 million, respectively, and net cash used in operating activities was $4 million and $4 million, respectively. At March 31, 2021, Mullen had an accumulated deficit of $50 million and its working capital deficit was $50 million. Mullen will need significant capital to, among other things, conduct research and development, ramp up its production capacity and expand its sales and service network. Mullen expects to continue to incur substantial operating losses for the next several years as it advances its product development and commercialization efforts. No substantial revenue from operations will likely be available until, and unless, such efforts are successful.

Mullen expects its capital expenditures to continue to be significant in the foreseeable future as it expands its business, and that once its cars are in production its level of capital expenditures will be significantly affected by user demand for its products and services. The fact that Mullen has a limited operating history means it has limited historical data on the demand for its products and services. As a result, Mullen’s future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. Mullen will likely need to seek equity or debt financing to finance a portion of its capital expenditures. Such financing might not be available to Mullen in a timely manner or on terms that are acceptable, or at all.

Mullen’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of its business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to Mullen. In particular, recent disruptions in the financial markets and volatile economic conditions could affect Mullen’s ability to raise capital. If Mullen raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, it may have to relinquish certain valuable rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable. If Mullen raises additional capital through public or private equity offerings, the ownership interest of its stockholders will be diluted, and the terms of any new equity securities may have preferential rights over its common stock and further may restrict its ability to obtain additional financing even if needed to continue operations. Further, the ability to fund its needs through equity issuances, warrants or convertible debt is or may be limited by covenants in certain of its existing and future funding or other agreements. If Mullen raises additional capital through debt financing, it would have increased debt service obligations and may be subject to covenants limiting or restricting its ability to take specific actions, such as incurring additional debt or making capital expenditures, or subject to specified financial ratios, any of which could restrict its ability to develop and commercialize its product candidates or operate as a business.

Additional capital may not be available when Mullen needs it, on terms that are acceptable to it or at all. If adequate funds are not available to Mullen on a timely basis, it may be required to delay, limit, reduce or terminate its establishment of sales and marketing, manufacturing or distribution capabilities, development activities or other activities that may be necessary to commercialize its proposed products or other development activities. Mullen might not be able to obtain any funding, and it might not have sufficient resources to conduct its business as projected, both of which could mean that Mullen would be forced to curtail or discontinue its operations.

Mullen’s senior lender has a security interest on all Mullen’s assets and the Internal Revenue Service has liens on Mullen’s assets and if these lienholders foreclose, that would be detrimental to the business of Mullen, its financial condition and its ability to continue as a going concern.

Mullen’s senior lender has a security interest on all of Mullen’s assets. In addition, the Internal Revenue Service (the “IRS”) has liens of $3.9 million on Mullen’s assets. Mullen is in default on such loan. Should either Mullen’s senior lender or the IRS foreclose, each could secure judgments against Mullen’s assets. This would be materially detrimental to the business of Mullen, its financial condition and its ability to operate as a going concern.

Mullen has not paid cash dividends on its common stock in the past and does not expect to pay dividends on its common stock in the future. Any return on investment may be limited to the value of its common stock.

Mullen has never paid cash dividends on its common stock and does not anticipate paying cash dividends in the near future. The payment of dividends on its common stock will depend on earnings, financial condition and other business and economic factors affecting Mullen at such time as the Board of Directors may consider relevant. If Mullen does not pay dividends, its common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Mullen has a substantial amount of debt which is considered significant for a company of Mullen’s size and which could adversely affect its financial condition and its ability to react to changes in its business.

As of June 30, 2021, Mullen had an aggregate principal amount of debt outstanding of approximately $41 million – of that, approximately $10.0 million is expected to be converted into shares of Mullen Series C Preferred Stock immediately prior to the Effective Time of the Merger. The Series C Preferred Stock also accrues dividends at the rate of 15% per annum. Mullen believes this is a substantial amount of indebtedness, which is considered significant for a company of Mullen’s size and current level of operations. Mullen’s substantial debt could have important consequences to Mullen. For example, it could:

1.	make it more difficult for Mullen to satisfy its obligations to the holders of its outstanding debt, resulting in possible defaults on and acceleration of such indebtedness;

2.

require Mullen to dedicate a substantial portion of any future cash flows from operations and from the issuance of equity or debt securities to make payments on Mullen debt, which would reduce the availability of Mullen’s cash flows to fund working capital, and capital expenditures or other general corporate purposes;

3.	increase Mullen’s vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

4.	place Mullen at a competitive disadvantage to its competitors with proportionately less debt for their size;

5.	limit Mullen’s ability to refinance its existing indebtedness or borrow additional funds in the future;

6.	limit Mullen’s flexibility in planning for, or reacting to, changing conditions in its business; and

7.	limit Mullen’s ability to react to competitive pressures or make it difficult for it to carry out capital spending that is necessary or important to its growth strategy.

Any of the foregoing impacts of Mullen’s substantial indebtedness could have a material adverse effect on its business, financial condition and results of operations.

Mullen may not be able to generate sufficient cash to service all of its debt or refinance its obligations and may be forced to take other actions to satisfy its obligations under such indebtedness, which may not be successful.

Mullen’s ability to make scheduled payments on its indebtedness or to refinance its obligations under its debt agreements, will depend on Mullen’s financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors Mullen faces as described in this section, many of which may be beyond Mullen’s control. Mullen may not be able to achieve or maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness.

If Mullen’s cash flows and capital resources are insufficient to fund its debt service obligations, Mullen may be forced to reduce or delay capital expenditures or planned growth objectives, seek to obtain additional equity capital or restructure its indebtedness. In the future, Mullen’s cash flows and capital resources may not be sufficient for payments of interest on and principal of its debt, and such alternative measures may not be successful and may not permit it to meet scheduled debt service obligations. In addition, the recent worldwide credit crisis could make it more difficult for Mullen to refinance its indebtedness on favorable terms, or at all. In the absence of such operating results and resources, Mullen may be required to dispose of material assets to meet its debt service obligations. Mullen may not be able to consummate those sales, or, if it does, Mullen will not control the timing of the sales or whether the proceeds that it realizes will be adequate to meet debt service obligations when due.

Risks Related to Mullen's Business and Operations

Mullen may be unable to develop, manufacture and obtain required regulatory approvals for a car of sufficient quality to appeal to customers on schedule or at all, or may be unable to do so on a large scale.

Mullen’s business depends in large part on its ability to develop, manufacture, market and sell or lease its electric vehicles. Its ability to effectively compete in the EV market will depend in large part on its entry into the electric Sport Utility Vehicle (“SUV”) market through the offering of competitively priced vehicles to a wider variety of potential buyers.

Mullen initially plans to manufacture vehicles in collaboration with one or more automotive component and engineering services suppliers, including large original equipment manufacturers (OEMs) or tier-one automotive suppliers. Mullen has not yet executed definitive supply or manufacturing agreements with any OEM or tier-one automotive supplier for the supply of parts for production of its initial proposed SUV vehicles or any of its other future vehicle offerings. If Mullen is unable to negotiate and finalize such supply and manufacturing agreements with an OEM or a tier-one automotive supplier, it will not be able to produce any SUV vehicles and will not be able to generate significant revenue, or the vehicles may become more expensive to deliver with a higher bill of materials, which would have a material adverse effect on its business, prospects, operating results and financial condition.

The continued development and the ability to start manufacturing Mullen vehicles are and will be subject to risks, including with respect to:

●	Mullen’s ability to secure necessary funding;

●	Mullen’s ability to accurately manufacture vehicles within specified design tolerances;

●	obtaining required regulatory approvals and certifications;

●	compliance with environmental, safety, and similar regulations;

●	securing necessary components, services, or licenses on acceptable terms and in a timely manner;

●	delays by Mullen in delivering final component designs to its suppliers;

●	Mullen’s ability to attract, recruit, hire, retain and train skilled employees;

●	quality controls that prove to be ineffective or inefficient;

●	delays or disruptions in Mullen’s supply chain including raw material supplies;

●	Mullen’s ability to maintain arrangements on reasonable terms with its manufacturing partners and suppliers, engineering service providers, delivery partners, and after sales service providers; and

●	other delays, backlog in manufacturing and research and development of new models, and cost overruns.

Mullen’s ability to develop, manufacture and obtain required regulatory approvals for a vehicle of sufficient quality to appeal to customers on schedule and on a large scale is unproven, and the business plan is still evolving. Mullen may be required to introduce new vehicle models and enhanced versions of existing models. To date, Mullen has limited experience, as a company, designing, testing, manufacturing, marketing and selling or leasing its electric vehicles and therefore cannot assure you that it will be able to meet customer expectations. Any failure to develop such manufacturing processes and capabilities within Mullen’s projected costs and timelines would have a material adverse effect on its business, prospects, operating results and financial condition.

Mullen’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame, and, if such results occur, bodily injury or death could result and could subject us to lawsuits, product recalls, or redesign efforts.

The battery packs within Mullen’s proposed vehicles will make use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, once our vehicles are commercially available, a field or testing failure of battery packs in our vehicles could occur, which could result in bodily injury or death and could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive and could harm Mullen’s brand image. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of cobalt mining, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could seriously harm Mullen’s business and reputation.

The efficiency of a battery’s use over time when driving electric vehicles will decline over time, which may negatively influence potential customers’ decisions whether to purchase an electric vehicle.

The cells used in EV battery modules degrade over time, influenced primarily by the age of the cells and the total energy throughput over the life of the electric vehicle. This cell degradation results in a corresponding reduction in the vehicle’s range. Although common to all electric vehicles, cell degradation, and the related decrease in range, may negatively influence potential customer’s electric vehicle purchase decisions.

Mullen is substantially reliant on its relationships with OEMs, suppliers and service providers for the parts and components in its vehicles, as well as for the manufacture of its initial vehicles. If any of these OEMs, suppliers or service partners choose to not do business with Mullen, then Mullen would have significant difficulty in procuring and producing its vehicles and its business prospects would be significantly harmed.

Collaboration with third parties for the manufacturing of vehicles is subject to risks with respect to operations that are outside Mullen’s control. Mullen could experience delays to the extent its current or future partners do not continue doing business with Mullen or fail to meet agreed upon timelines, experience capacity constraints or otherwise are unable to deliver components or manufacture vehicles as expected. There is risk of potential disputes with partners, and Mullen could be affected by adverse publicity related to its partners whether or not such publicity is related to their collaboration with Mullen. In addition, although Mullen intends to be involved in material decisions in the supply chain process, given that Mullen also relies on its partners to meet its quality standards, there can be no assurance that Mullen will be able to maintain high quality standards.

Mullen may in the future enter into strategic alliances, including joint ventures or minority equity investments, with various third parties to further its business purpose. These alliances could subject Mullen to a number of risks, including risks associated with sharing proprietary information, non-performance by the third party, and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect Mullen’s business.

Mullen will rely on complex machinery for its operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

Mullen will rely heavily on complex machinery for its operations and its production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. It is expected that Mullen’s manufacturing plant will consist of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Mullen’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, and seismic activity and natural disasters. Should operational risks materialize, they may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Mullen’s business, results of operations, cash flows, financial condition or prospects.

There are complex software and technology systems that need to be developed in coordination with vendors and suppliers in order to reach production for Mullen’s electric vehicles, and there can be no assurance such systems will be successfully developed.

Mullen vehicles will use a substantial amount of third-party and in-house software codes and complex hardware to operate. The development of such advanced technologies is inherently complex, and Mullen will need to coordinate with its vendors and suppliers in order to reach production for its electric vehicles. Defects and errors may be revealed over time and Mullen’s control over the performance of third-party services and systems may be limited. Thus, Mullen’s potential inability to develop the necessary software and technology systems may harm its competitive position.

Mullen is relying on third-party suppliers to develop a number of emerging technologies for use in its products, including solid-state polymer battery technology. These technologies are not today, and may not ever be, commercially viable. There can be no assurances that Mullen’s suppliers will be able to meet the technological requirements, production timing, and volume requirements to support its business plan. In addition, the technology may not comply with the cost, performance useful life and warranty characteristics Mullen anticipates in its business plan. As a result, Mullen’s business plan could be significantly impacted, and Mullen may incur significant liabilities under warranty claims which could adversely affect its business, prospects, and results of operations.

Mullen may experience significant delays in the design, manufacture, regulatory approval, launch and financing of its vehicles, which could harm its business and prospects.

Any delay in the financing, design, manufacture, regulatory approval or launch of Mullen’s vehicles, including entering into agreements for platform sharing, supply of component parts, and manufacturing, could materially damage its brand, business, prospects, financial condition and operating results and could cause liquidity constraints. Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. To the extent Mullen delays the launch of its vehicles, its growth prospects could be adversely affected as it may fail to establish or grow its market share. Mullen relies on third-party suppliers for the provision and development of the key components and materials used in its vehicles. To the extent Mullen’s suppliers experience any delays in providing it with or developing necessary components, it could experience delays in delivering on its timelines.

Mullen will be dependent on its suppliers, a significant number of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Mullen’s vehicles in a timely manner and at prices and volumes acceptable to it could have a material adverse effect on its business, prospects and operating results.

While Mullen plans to obtain components from multiple sources whenever possible, many of the components used in its vehicles will be purchased by Mullen from a single source. While Mullen believes that it may be able to establish alternate supply relationships and can obtain or engineer replacement components for its single source components, Mullen may be unable to do so in the short term (or at all) at prices or quality levels that are acceptable to it. In addition, Mullen could experience delays if its suppliers do not meet agreed upon timelines or experience capacity constraints.

Any disruption in the supply of components, whether or not from a single source supplier, could temporarily disrupt production of Mullen’s vehicles until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond Mullen’s control or which it does not presently anticipate, could also affect its suppliers’ ability to deliver components to Mullen on a timely basis. Any of the foregoing could materially and adversely affect Mullen’s results of operations, financial condition and prospects.

If any of Mullen’s suppliers become economically distressed or goes bankrupt, Mullen may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions.

Mullen expects to purchase various types of equipment, raw materials and manufactured component parts from its suppliers. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, Mullen may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect’s Mullen’s ability to deliver vehicles and could increase Mullen’s costs and negatively affect its liquidity and financial performance.

Mullen has a limited operating history and faces significant challenges as a new entrant into the automotive industry. Mullen vehicles are in development and Mullen does not expect its first vehicle to be produced until the second quarter of 2024, at the earliest, if at all.

Mullen was originally incorporated in 2018 as Ottava Automotive Inc., a Nevada corporation, and was converted into Mullen Automotive Inc., a California corporation, in 2021. Mullen has a short operating history in the automobile industry, which is continuously evolving. Mullen has no experience as an organization in high volume manufacturing of the planned electric vehicles. Mullen cannot assure you that it or its partners will be able to develop efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable Mullen to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass-market future vehicles. You should consider Mullen’s business and prospects in light of the risks and significant challenges it faces as a new entrant into its industry, including, among other things, with respect to its ability to:

●	design and produce safe, reliable and quality vehicles on an ongoing basis;

●	obtain the necessary regulatory approvals in a timely manner;

●	build a well-recognized and respected brand;

●	establish and expand its customer base;

●	properly price its services, including its charging solutions, financing and lease options, and successfully anticipate the take-rate and usage of such services by users;

●	successfully service its vehicles after sales and maintain a good flow of spare parts and customer goodwill;

●	improve and maintain its operational efficiency;

●	maintain a reliable, secure, high-performance and scalable technology infrastructure;

●	predict its future revenues and appropriately budget for its expenses;

●	attract, retain and motivate talented employees;

●	anticipate trends that may emerge and affect its business;

●	anticipate and adapt to changing market conditions, including technological developments and changes in competitive landscape; and

●	navigate an evolving and complex regulatory environment.

If Mullen fails to adequately address any or all of these risks and challenges, its business may be materially and adversely affected.

Mullen is an early-stage company with a history of losses and expects to incur significant expenses and continuing losses for the foreseeable future. There is substantial doubt about its ability to continue as a going concern.

Mullen has incurred a net loss since its inception. Mullen believes that it will continue to incur operating and net losses each quarter until at least the time it begins significant deliveries of its vehicles. Even if Mullen is able to successfully develop, manufacture, and sell or lease its vehicles, there can be no assurance that they will be commercially successful.

Mullen expects the rate at which it will incur losses to be significantly higher in future periods as it, among other things, designs, develops and manufactures its vehicles; builds up inventories of parts and components for its vehicles; increases its sales and marketing activities, including opening new Mullen Experience Centers; develops its distribution infrastructure; and increases its general and administrative functions to support its growing operations. Mullen may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Mullen’s losses.

Mullen’s independent registered public accounting firm has included an emphasis of matter paragraph regarding Mullen’s ability to continue as a going concern in its opinion on Mullen’s consolidated financial statements as of September 30, 2020, due to insufficient capital for Mullen to fund its operations. Mullen’s consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Merger Agreement.

Mullen’s business model has yet to be tested and any failure to commercialize Mullen’s strategic plans would have an adverse effect on Mullen’s operating results and business, harm its reputation and could result in substantial liabilities that exceed its resources.

Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond Mullen’s control, including substantial risks and expenses while establishing or entering new markets, setting up operations and undertaking marketing activities. The likelihood of Mullen’s success must be considered in light of these risks, expenses, complications, delays, and the competitive environment in which Mullen operates. There is, therefore, nothing at this time upon which to base an assumption that Mullen’s business model will prove successful, and Mullen may not be able to generate significant revenue, raise additional capital or operate profitably. Mullen will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up Mullen’s infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with its growth. In addition, as a result of the capital-intensive nature of Mullen’s business, it can be expected to continue to sustain substantial operating expenses without generating sufficient revenues to cover expenditures. Any investment in Mullen’s company is therefore highly speculative and could result in the loss of your entire investment.

Mullen’s operating and financial results forecast relies in large part upon assumptions and analyses developed by Mullen. If these assumptions or analyses prove to be incorrect, Mullen’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information provided to Net Element and Alexander Capital reflect current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with Mullen’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside Mullen’s control, including, but not limited to:

●	whether Mullen can obtain sufficient capital to sustain and grow its business;

●	Mullen’s ability to manage its growth;

●	whether Mullen can manage relationships with key suppliers;

●	the ability to obtain necessary regulatory approvals’

●	demand for Mullen products and services;

●	the timing and costs of new and existing marketing and promotional efforts;

●	competition, including from established and future competitors;

●	Mullen’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

●	The overall strength and stability of domestic international economies;

●	Regulatory, legislative and political changes; and

●	Consumer spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond Mullen’s control, could materially and adversely affect its business, results of operations and financial results.

Mullen may not be able to accurately estimate the supply and demand for its vehicles, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If Mullen fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict Mullen’s future revenues and appropriately budget for its expenses, and Mullen may have limited insight into trends that may emerge and affect its business. Mullen will be required to provide forecasts of its demand to its suppliers several months prior to the scheduled delivery of products to its prospective customers. Currently, there is no historical basis for making judgments on the demand for Mullen’s vehicles or its ability to develop, manufacture, and deliver vehicles, or Mullen’s profitability in the future. If Mullen overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase Mullen’s costs. If Mullen underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenues. In addition, lead times for materials and components that Mullen’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If Mullen fails to order sufficient quantities of product components in a timely manner, the delivery of vehicles to its customers could be delayed, which would harm Mullen’s business, financial condition and operating results.

Mullen could experience cost increases or disruptions in supply of raw materials or other components used in its vehicles. If Mullen is unable to establish an arrangement for the sustainable supply of batteries for its vehicles, its business would be materially and adversely harmed.

Mullen may be unable to adequately control the costs associated with its operations. Mullen expects to incur significant costs related to procuring raw materials required to manufacture and assemble its vehicles. The prices for these raw materials fluctuate depending on factors beyond Mullen’s control. Mullen’s business also depends on the continued supply of battery cells for its vehicles. Mullen is exposed to multiple risks relating to availability and pricing of quality solid-state polymer battery cells and lithium-ion battery cells.

Furthermore, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for Mullen’s raw materials or components would increase Mullen’s operating costs and could reduce Mullen’s margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages, which would result in increased costs in raw materials to Mullen or impact its prospects.

If Mullen’s vehicles fail to perform as expected, Mullen’s ability to develop, market, and sell or lease its electric vehicles could be harmed.

Once production commences, Mullen vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair, recalls, and design changes. Mullen vehicles will use a substantial amount of software code to operate and software products are inherently complex and often contain defects and errors when first introduced. Mullen has a limited frame of reference by which to evaluate the long-term performance of its systems and vehicles. There can be no assurance that Mullen will be able to detect and fix any defects in the vehicles prior to their sale to consumers. If any of Mullen’s vehicles fail to perform as expected, Mullen may need to delay deliveries or initiate product recalls, which could adversely affect Mullen’s brand in its target markets and could adversely affect its business, prospects, and results of operations.

Mullen’s services may not be generally accepted by its users. If Mullen is unable to provide quality customer service, its business and reputation may be materially and adversely affected.

Mullen’s servicing may primarily be carried out through third parties certified by it. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing Mullen vehicles. There can be no assurance that Mullen’s service arrangements will adequately address the service requirements of its customers to their satisfaction, or that Mullen or any of its proposed service partners will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles Mullen delivers increases.

The automotive market is highly competitive, and Mullen may not be successful in competing in this industry.

Both the automobile industry generally, and the electric vehicle segment, in particular, is highly competitive, and Mullen will be competing for sales with both internal combustion engine (“ICE”) vehicles and other EVs. Many of Mullen’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Mullen does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products, including their electric vehicles. Mullen expects competition for electric vehicles to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service, and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect Mullen’s business, financial condition, operating results, and prospects.

The automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies, including but not limited to hydrogen, may adversely affect the demand for Mullen’s electric vehicles.

Mullen may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the ICE, may materially and adversely affect Mullen’s business and prospects in ways Mullen does not currently anticipate. Any failure by Mullen to successfully react to changes in existing technologies could materially harm its competitive position and growth prospects.

Mullen may be subject to risks associated with autonomous driving technology.

It is expected that Mullen’s proposed vehicles will be designed with connectivity for future installation of an autonomous hardware suite and Mullen plans to partner with a third-party software provider in the future to implement autonomous capabilities. However, Mullen cannot guarantee that it will be able to identify a third party to provide the necessary hardware and software to enable autonomous capabilities in an acceptable timeframe, on terms satisfactory to Mullen, or at all. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on drive interactions, and drivers may not be accustomed to using or adapting to such technologies. To the extent accidents associated with Mullen’s autonomous driving systems occur, Mullen could be subject to liability, negative publicity, government scrutiny, and further regulation. Any of the foregoing could materially and adversely affect Mullen’s results of operations, financial condition, and growth prospects.

Mullen’s distribution model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating its business, operating results and future prospects difficult.

Mullen’s distribution model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating its business, operating results and future prospects difficult. Mullen’s distribution model is not common in the automotive industry today. Mullen plans to conduct vehicle sales directly to users rather than through dealerships. This model of vehicle distribution is relatively new and, with limited exceptions, unproven, and subjects us to substantial risk. For example, Mullen will not be able to utilize long established sales channels developed through a franchise system to increase sales volume. Moreover, Mullen will be competing with companies with well established distribution channels. Mullen’s success will depend in large part on its ability to effectively develop its own sales channels and marketing strategies. If Mullen is unable to achieve this, it could have a material adverse effect on its business, prospects, financial results and results of operations.

Mullen has identified material weaknesses in its internal control over financial reporting which, if not corrected, could affect the reliability of Mullen’s consolidated financial statements and have other adverse consequences.

Mullen has identified material weaknesses in internal control over financial reporting, which relate to business processes and controls surrounding risk assessment, segregation of duties and accuracy of accruals.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to its consolidated financial statements that could not be prevented or detected on a timely basis.

Mullen’s management has concluded that these material weaknesses in Mullen’s internal control over financial reporting are due to the fact that, prior to the completion of the Merger, Mullen is a private company with limited resources and does not have the necessary business processes and related internal control formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee Mullen’s business processes and controls surrounding risk assessment, segregation of duties and accuracy of accruals.

Mullen’s management is in the process of developing a remediation plan. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Mullen’s management will monitor the effectiveness of Mullen’s remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to Mullen’s annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If Mullen is unable to assert that its internal control over financial reporting is effective, or when required in the future, if Mullen’s independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of Mullen’s financial reports, the market price of the combined companies’ Common Stock could be adversely affected and Mullen could become subject to litigation or investigations by the Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Mullen’s future growth is dependent on the demand for, and upon consumers’ willingness to adopt, electric vehicles.

Mullen’s future growth is dependent on the demand for, and upon consumers’ willingness to adopt electric vehicles, and even if electric vehicles become more mainstream, consumers choosing Mullen over other EV manufacturers. Demand for electric vehicles may be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in downward price pressure and adversely affect Mullen’s business, prospects, financial condition, and operating results.

In addition, the demand for Mullen’s vehicles and services will highly depend upon the adoption by consumers of new energy vehicles in general and electric vehicles in particular. The market for new energy vehicles is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing consumer demands and behaviors.

Other factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:

●

perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles, whether or not such vehicles are produced by Mullen or other manufacturers;

●	range anxiety;

●	the availability of new energy vehicles, including plug-in hybrid electric vehicles;

●	the availability of service and charging stations for electric vehicles;

●	the environmental consciousness of consumers, and their adoption of EVs;

●	perceptions about and the actual cost of alternative fuel; and

●	macroeconomic factors.

Any of the factors described above may cause current or potential customers not to purchase electric vehicles in general, and Mullen electric vehicles in particular. If the market for electric vehicles does not develop as Mullen expects or develops more slowly than Mullen expects, its business, prospects, financial condition and operating results will be affected.

The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on Mullen’s business, prospects, financial condition and operating results.

Any reduction, elimination, or discriminatory application of government subsidies and economic incentives because of policy changes, or the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle or for other reasons, may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or Mullen’s electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and Mullen’s business, prospects, financial condition and operating results.

While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, Mullen’s financial position could be harmed.

In addition, Mullen may apply for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies, and Mullen’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of its applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. Mullen cannot assure you that it will be successful in obtaining any of these additional grants, loans and other incentives. If Mullen is not successful in obtaining any of these additional incentives and Mullen is unable to find alternative sources of funding to meet its planned capital needs, its business and prospects could be materially adversely affected.

If Mullen fails to manage its future growth effectively, it may not be able to develop, manufacture, market and sell or lease its vehicles successfully.

Mullen intends to expand its operations significantly, which will require hiring, retaining and training new personnel, controlling expenses, establishing facilities and experience centers, and implementing administrative infrastructure, systems and processes. In addition, because Mullen’s electric vehicles are based on a different technology platform than traditional ICE vehicles, individuals with sufficient training in electric vehicles may not be available to be hired, and Mullen will need to expend significant time and expense training employees it hires. Mullen also requires sufficient talent in additional areas such as software development. Furthermore, as Mullen is a relatively young company, its ability to train and integrate new employees into its operations may not meet the growing demands of its business which may affect its ability to grow. Any failure to effectively manage its growth could materially and adversely affect Mullen’s business, prospects, operating results and financial condition.

For example, to manage the expected growth of its operations and increasing complexity, Mullen will need to improve its operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect Mullen’s billing and reporting. Mullen’s current and planned systems, procedures and controls may not be adequate to support its complex arrangements and the rules governing revenue and expense recognition for its future operations and expected growth. Delays or problems associated with any improvement or expansion of Mullen’s operational and financial systems and controls could adversely affect Mullen’s relationships with its customers, cause harm to its reputation and brand and could also result in errors in its financial and other reporting.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect Mullen’s business, prospects, financial condition and operating results.

Once Mullen’s cars are in production, it will need to maintain warranty reserves to cover warranty-related claims. If Mullen’s warranty reserves are inadequate to cover future warranty claims on Mullen’s vehicles, Mullen’s business, prospects, financial condition and operating results could be materially and adversely affected. Mullen may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

Mullen may not succeed in establishing, maintaining and strengthening the Mullen brand, which would materially and adversely affect customer acceptance of its vehicles and components and its business, revenues and prospects.

Once Mullen’s cars are in production, Mullen’s business and prospects will heavily depend on its ability to develop, maintain and strengthen the Mullen brand. If Mullen is not able to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Mullen’s ability to develop, maintain and strengthen the Mullen brand will depend heavily on the success of its marketing efforts. The automobile industry is intensely competitive, and Mullen may not be successful in building, maintaining and strengthening its brand. Many of Mullen’s current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan, the European Union and China, have greater name recognition, broader customer relationships and substantially greater marketing resources than Mullen does. If Mullen does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.

Mullen will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

Mullen will initially depend on revenue generated from a single vehicle model and in the foreseeable future will be significantly dependent on a limited number of models. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. Given that for the foreseeable future Mullen’s business will depend on a single or limited number of models, to the extent a particular model is not well-received by the market, Mullen’s sales volume, business, prospects, financial condition, and operating results could be materially and adversely affected.

Doing business internationally creates operational and financial risks for Mullen’s business.

Mullen’s business plan includes eventual expansion into other international markets. Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. If Mullen fails to coordinate and manage these activities effectively, its business, financial condition or results of operations could be adversely affected. International sales entail a variety of risks, including currency exchange fluctuations, challenges in staffing and managing foreign operations, tariffs and other trade barriers, unexpected changes in legislative or regulatory requirements of foreign countries into which Mullen sells its products and services, difficulties in obtaining export licenses or in overcoming other trade barriers, laws and business practices favoring local companies, political and economic instability, difficulties protecting or procuring intellectual property rights, and restrictions resulting in delivery delays and significant taxes or other burdens of complying with a variety of foreign laws.

Mullen is highly dependent on the services of David Michery, its Chief Executive Officer.

Mullen is highly dependent on the services of David Michery, its founder and Chief Executive Officer. Mr. Michery is the source of many, if not most, of the ideas and execution driving Mullen. If Mr. Michery were to discontinue his service to Mullen due to death, disability or any other reason, Mullen would be significantly disadvantaged.

Mullen’s business may be adversely affected by labor and union activities.

Although none of Mullen’s employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Mullen may also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on Mullen’s business, financial condition or operating results.

Mullen faces risks related to health epidemics, including the recent COVID-19 pandemic, which could have a material adverse effect on its business and results of operations.

Mullen faces various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact Mullen’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact its sales and marketing activities. In addition, various aspects of Mullen’s business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect Mullen’s manufacturing plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused Mullen to modify its business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and Mullen may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. The reduction of economic activity also disrupted some contractual obligations due to work stoppage requirements. Some employees chose the option to work from home rather than come to the office. As a result, there were some reductions in employee productivity, employee layoffs and employee salaries.

The extent to which the COVID-19 pandemic impacts Mullen’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, Mullen may continue to experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment, or a decline in consumer confidence as a result of the COVID-19 pandemic could have a material adverse effect on the demand for Mullen’s vehicles. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing Mullen’s vehicles for other traditional options or may choose to keep their existing vehicles and cancel reservations.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

Reservations for Mullen’s vehicles are cancellable.

The potentially long wait from the time a reservation is made until the time the vehicle is delivered, and any delays beyond expected wait times, could impact user decisions on whether to ultimately make a purchase. Any cancellations could harm Mullen’s financial condition, business, prospects, and operating results.

We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

Our business plan includes the direct sale of vehicles to business customers, and potentially, to individual customers. Most, if not all, states require a license to sell vehicles within the state. Many states prohibit manufacturers from directly selling vehicles to customers. In other states, manufacturers must operate a physical dealership within the state to deliver vehicles to customers. As a result, we may not be able to sell directly to customers in each state in the United States.

For customers residing in states in which we will not be allowed to sell or deliver vehicles, we may have to arrange alternate methods of delivery of vehicles. This could include delivering vehicles to adjacent or nearby states in which we are allowed to directly sell and ship vehicles and arranging for the customer to transport the vehicles to their home states. These workarounds could add significant complexity, and as a result, costs, to our business.

Failure of information security and privacy concerns could subject Mullen to penalties, damage its reputation and brand, and harm its business and results of operations.

Mullen expects to face significant challenges with respect to information security and privacy, including the storage, transmission and sharing of confidential information. Mullen will transmit and store confidential and private information of its customers, such as personal information, including names, accounts, user IDs and passwords, and payment or transaction related information.

Mullen has adopted information security policies and deployed measures to implement the policies, including, among others, encryption technologies, and plans to continue to deploy additional measurers as Mullen grows. However, advances in technology, an increased level of sophistication and diversity of Mullen’s products and services, an increased level of expertise of hackers, new discoveries in the field of cryptography or other factors can still result in a compromise or breach of the measures that it uses. If Mullen is unable to protect its systems, and hence the information stored in its systems, from unauthorized access, use, disclosure, disruption, modification or destruction, such problems or security breaches could cause a loss, give rise to Mullen’s liabilities to the owners of confidential information or even subject it to fines and penalties. In addition, complying with various laws and regulations could cause Mullen to incur substantial costs or require it to change its business practices, including its data practices, in a manner adverse to Mullen’s business.

In addition, Mullen will need to comply with increasingly complex and rigorous regulatory standards enacted to protect business and personal data in the United States, Europe and elsewhere. For example, the European Union adopted the General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018 and the State of California adopted the California Consumer Privacy Act of 2018 (“CCPA”). Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is stored. Compliance with existing, proposed and recently enacted laws (including implementation of the privacy and process enhancements called for under the GDPR) and regulations can be costly; any failure to comply with these regulatory standards could subject Mullen to legal and reputational risks.

Compliance with any additional laws and regulations could be expensive and may place restrictions on the conduct of Mullen’s business and the manner in which it interacts with its customers. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against Mullen, and misuse of or failure to secure personal information could also result in violation of data privacy laws and regulations, proceedings against Mullen by governmental entities or others, and damage to its reputation and credibility, and could have a negative impact on revenues and profits.

Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with Mullen’s privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by Mullen to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other customer data, could cause Mullen’s customers to lose trust in Mullen and could expose Mullen to legal claims. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online retail and other online services generally, which may reduce the number of orders Mullen receives.

Mullen may need to defend itself against patent or trademark infringement claims, and Mullen may not be able to prevent others from unauthorized use of its intellectual property, which may be time-consuming and would cause Mullen to incur substantial costs and harm its business and competitive position.

Companies, organizations, or individuals, including Mullen’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with Mullen’s ability to make, use, develop, sell, lease or market its vehicles or components, which could make it more difficult for Mullen to operate its business. From time to time, Mullen may receive communications from holders of patents or trademarks regarding their proprietary rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights and urge Mullen to take licenses. Mullen’s applications and uses of trademarks relating to its design, software or artificial intelligence technologies could be found to infringe upon existing trademark ownership and rights. In addition, if Mullen is determined to have infringed upon a third party’s intellectual property rights, it may be required to do one or more of the following:

●	cease selling or leasing, incorporating certain components into, or using vehicles or offering goods or services that incorporate or use the challenged intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all;

●	redesign its vehicles or other goods or services; or

●	establish and maintain alternative branding for its products and services.

In the event of a successful claim of infringement against Mullen and Mullen’s failure or inability to obtain a license to the infringed technology or other intellectual property right, Mullen’s business, prospects, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Further, Mullen may not be able to prevent others from unauthorized use of its intellectual property, which could harm its business and competitive position. Mullen relies or will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses, and other contractual rights to establish and protect its rights in its technology. Despite Mullen’s efforts to protect its proprietary rights, third parties may attempt to copy or otherwise obtain and use Mullen’s intellectual property or seek court declarations that they do not infringe upon its intellectual property rights. Monitoring unauthorized use of Mullen’s intellectual property is difficult and costly, and the steps Mullen has taken or will take may not prevent misappropriation. From time to time, Mullen may have to resort to litigation to enforce its intellectual property rights, which could result in substantial costs and diversion of its resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Mullen’s intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect Mullen’s intellectual property rights could result in its competitors offering similar products, potentially resulting in the loss of some of Mullen’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.

Patent applications that Mullen may file may not issue as patents and any patents that may be granted to Mullen may expire and may not be extended, its rights may be contested, circumvented, invalidated or limited in scope, or its rights may not protect it effectively, all of which may have a material adverse effect on Mullen’s ability to prevent others from commercially exploiting products similar to theirs.

Mullen cannot be certain that it is the first inventor of the subject matter to which it may file a particular patent application, or if it is the first party to file such a patent application. If another party has filed a patent application for the same subject matter as Mullen has, Mullen may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Mullen cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Mullen’s competitors may design around Mullen’s issued patents, which may adversely affect its business, prospects, financial condition or operating results.

Mullen cannot assure you that it will be granted patents pursuant to any applications that it may file. Even if Mullen files patent applications and it is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide Mullen with meaningful protection or competitive advantages. The claims under any patents that issue from Mullen’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to Mullen’s. The intellectual property rights of others could also bar Mullen from licensing and exploiting any patents that issue from its applications. Numerous patents and pending patent applications owned by others exist in the fields in which Mullen has developed and is developing its technology. These patents and patent applications might have priority over Mullen’s patent applications and could subject its patent applications to invalidation. Finally, in addition to those who may claim priority, any of Mullen’s patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Mullen may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of its employees’ former employers.

Many of Mullen’s employees were previously employed by other automotive companies or by suppliers to automotive companies. Mullen may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If Mullen fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Mullen’s ability to commercialize its products, which could severely harm its business. Even if Mullen is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Mullen’s vehicles are subject to motor vehicle standards and substantial regulation, and the failure to satisfy such mandated safety standards or regulations, or unfavorable changes to such regulations, would have a material adverse effect on its business and operating results.

All vehicles sold must comply with international, federal, and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by Mullen to have its future model electric vehicle satisfy motor vehicle standards would have a material adverse effect on its business and operating results.

Additionally, Mullen’s electric vehicles, and the sale of motor vehicles in general, are subject to substantial regulation under international, federal, state, and local laws. Mullen expects to incur significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and Mullen faces risks associated with changes to these regulations.

To the extent the laws change, Mullen’s vehicles may not comply with applicable international, federal, state or local laws, which would have an adverse effect on its business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, Mullen’s business, prospects, financial condition and operating results would be adversely affected.

Internationally, there may be laws in jurisdictions Mullen has not yet entered or laws it is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. Even for those jurisdictions Mullen has analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with Mullen’s ability to sell or lease vehicles directly to consumers could have a negative and material impact on its business, prospects, financial condition and results of operations.

Mullen may become subject to product liability claims, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

Mullen may become subject to product liability claims, even those without merit, which could harm its business, prospects, operating results, and financial condition. The automobile industry experiences significant product liability claims and Mullen faces inherent risk of exposure to claims in the event its vehicles do not perform as expected or malfunction resulting in personal injury or death. Mullen’s risks in this area are particularly pronounced given it has limited field experience for its vehicles. A successful product liability claim against Mullen could require Mullen to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about Mullen’s vehicles and business and inhibit or prevent commercialization of other future vehicle candidates, which would have material adverse effect on Mullen’s brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of Mullen’s coverage, or outside of Mullen’s coverage, may have a material adverse effect on Mullen’s reputation, business and financial condition. Mullen may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and is forced to make a claim under its policy.

Mullen is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject Mullen to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

Mullen is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit Mullen and its officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect Mullen’s business, results of operations, financial condition and reputation. Mullen’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which it may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject Mullen to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect Mullen’s business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact Mullen’s business and investments in its shares.

Failure to improve Mullen’s operational and financial systems to support its expected growth, increasingly complex business arrangements and rules governing revenue and expense recognition and any inability to do so will adversely affect Mullen’s billing and reporting.

To manage the expected growth and increasing complexity of Mullen’s operations, Mullen will need to improve its operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect Mullen’s billing and reporting. Mullen’s current and planned systems, procedures and controls may not be adequate to support its complex arrangements and the rules governing revenue and expense reco0gntion for its future operations and expected growth. Delays or problems associated with any improvement or expansion of Mullen’s operational and financial systems and controls could adversely affect Mullen’s relationships with its customers, cause harm to its reputation and brand and could also result in errors in its financial and other reporting.

Failure to build Mullen’s finance infrastructure and improve its accounting systems and controls could impair Mullen’s ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, Mullen will operate in an increasingly demanding regulatory environment, which requires it to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the regulations of the Nasdaq CM, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for Mullen to produce reliable financial reports and are important to help prevent financial fraud. Commencing with its fiscal year ending the year in which the Merger Agreement is completed, Mullen must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. Prior to the Closing, Mullen has never been required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner.

Mullen anticipates that the process of building its accounting and financial functions and infrastructure will require significant additional professional fees, internal costs and management efforts. Mullen expects that it will need to implement a new internal system to combine and streamline the management of its financial, accounting, human resources and other functions. However, such a system would likely require Mullen to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using such a system could adversely affect Mullen’s controls and harm its business. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management’s attention. In addition, Mullen may discover additional weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. Mullen’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If Mullen is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, Mullen may not be able to produce timely and accurate financial statements. If Mullen cannot provide reliable financial reports or prevent fraud, its business and results of operations could be harmed, investors could lose confidence in its reported financial information and Mullen could be subject to sanctions or investigations by the Nasdaq CM, the SEC or other regulatory authorities.

Mullen’s management has limited experience in operating a public company.

Mullen’s executive officers have limited experience in the management of a publicly traded company. Mullen’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. Mullen may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

The voting structure of Mullen’s Preferred Stock has the effect of concentrating voting control with David Michery, Mullen’s founder. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Shares of Mullen’s Series A Preferred Stock have 1,000 votes per share and convert into Mullen Common Stock on a 100-for-1 basis, while shares of Mullen’s Series B and Series C Preferred Stock and Common Stock have one vote per share. David Michery, Mullen founder and Chief Executive Officer, holds substantially all of the issued and outstanding shares of Mullen’s Series A Preferred Stock. Accordingly, assuming 75,000,000 shares outstanding on a fully-diluted and fully-converted basis, Mr. Michery will hold approximately 80.6% of the voting power of our capital stock that will be outstanding following the Merger on a fully diluted and fully converted basis and will be able to control or exert significant influence over matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets or other major corporate transactions. Mr. Michery may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company, and might ultimately affect the market price of shares of our Common Stock. For information about the contemplated structure of the combined company, see the section titled “DESCRIPTION OF SECURITIES.”

All of Mullen’s debt obligations and its senior equity securities will have priority over its Common Stock with respect to payment in the event of liquidation, dissolution or winding up; and our outstanding senior securities restrict our ability to pay dividends on our Common Stock.

If Mullen were to liquidate, dissolve or wind up, its Common Stock would rank below all debt claims against Mullen and claims of all of its outstanding shares of preferred stock. As a result, holders of Common Stock of the combined company will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the combined company until after all our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

In addition, Mullen’s Certificate of Incorporation currently requires it to pay substantial monthly dividends on its Series C Preferred Stock in cash or in stock. The requirement to pay dividends on the Preferred Stock will carry over to the combined company following the Merger. Although we can pay such amount in shares of our Common Stock, the issuance of additional shares may dilute the company’s equity and adversely affect the trading price of shares of the combined company’s Common Stock.

The number of shares of common stock underlying Mullen’s outstanding warrants and outstanding preferred stock is significant in relation to its currently outstanding common stock and the Common Stock of the combined company to be outstanding after the merger.

The number of shares of common stock issuable upon conversion of Mullen’s outstanding preferred stock and exercise of outstanding warrants is significant in relation to the number of shares of its common stock currently outstanding and the common stock of the combined company to be outstanding after the Merger.

All of Mullen’s obligations further to such shares of preferred stock and warrants will be assumed by the combined company in connection with the Merger. See the sections entitled “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—The Merger—Description of Certain Existing Mullen Agreements and Securities” and “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL” of this proxy statement/prospectus for more information.  As a result, the combined company will have a significant number of additional warrants outstanding, in addition to those issued by Net Element and currently outstanding.

If any security holder determines to sell a substantial number of shares into the market at any given time, there may not be sufficient demand in the market to purchase the shares without a decline in the market price for our Common Stock. Moreover, continuous sales into the market of a number of shares in excess of the typical trading volume for our Common Stock could depress the trading market for our Common Stock over an extended period of time.

In addition, the fact that our stockholders, and warrant holders can sell substantial amounts of our Common Stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

If securities or industry analysts do not publish research or reports about Mullen’s business or publish negative reports about its business, Mullen’s share price and trading volume could decline.

The trading market for our Common Stock will depend on the research and reports that securities or industry analysts publish about Mullen or its business. Currently, Mullen does not have any analyst coverage and may not obtain analyst coverage in the future. In the event Mullen obtains analyst coverage, it will not have any control over such analysts. If one or more of the analysts who cover Mullen downgrade our shares or change their opinion of our shares, our share price would likely decline.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of Net Element, may have regarding the matters being considered at Net Element’s special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Net Element and Mullen have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Net Element encourages its stockholders to read it in its entirety. Net Element’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, which, among other things, includes provisions for the Merger of Merger Sub with and into Mullen, with Mullen surviving such merger as a wholly owned subsidiary of Net Element. Please see the section entitled “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL.”

This proxy statement/prospectus and its annexes contain important information about the proposed Merger Agreement and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the special meeting?

A:	Net Element stockholders will vote on the following proposals at the special meeting:

●

Proposal No. 1, the Merger Agreement Proposal, to approve the Merger, and its accompanying transactions, and adopt the Merger Agreement whereby the Merger Sub will merge with and into Mullen, with Mullen surviving the Merger as a wholly owned subsidiary of Net Element and Net Element changing its name to Mullen Automotive, Inc. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

●

Proposals Nos. 2 – 7, the Charter Proposals, each presented and voted on separately as required by the SEC rules, to approve and adopt certain amendments to our Charter. The full text of our Proposed A&R Charter reflecting each of the proposed amendments pursuant to the Charter Proposals is attached to this proxy statement/prospectus as Annex B.

o	Proposal No. 2, the Authorized Common Shares Proposal, to change the par value and increase the number of authorized shares of Common Stock from 100,000,000 shares, par value $0.0001, to 500,000,000 shares, par value $0.001.

o	Proposal No. 3, the Preferred Stock Proposal, (a) to change the par value and increase the number of authorized shares of Preferred Stock from 1,000,000 shares, par value $0.01, to 58,000,000 shares, par value $0.001; (b) to authorize the issuance of up to 200,000 shares of Series A Preferred Stock, which series carries 1,000 votes per share and converts into Common Stock on a 100-for-1 basis; (c) to authorize the issuance of up to 12,000,000 shares of Series B Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis; and (d) to authorize the issuance of up to 40,000,000 shares of Series C Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis.

o

Proposal No. 4, the Bylaws Stockholder Vote Proposal, to amend Article VII of the Charter to lower the required vote for stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o

Proposal No. 5, the Supermajority Stockholder Vote Proposal, to amend Article XI of the Charter to lower the required vote for stockholders to amend or repeal Article XI or Article VII of the Charter to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

o	Proposal No. 6, the Board Classification Proposal, to classify the Board of Directors of Net Element.

o	Proposal No. 7, the Miscellaneous Charter Proposal, to approve an amendment to the Charter to make other changes, including (i) to remove the restriction on the right for stockholders to act by written consent and (ii) to change the post-combination Company’s name to “Mullen Automotive, Inc.”

●

Proposal No. 8, the Divestiture Proposal, to approve the transaction whereby Net Element will divest itself of its existing business operations to RBL, causing RBL to assume the Company’s liabilities directly related to operations of its existing business immediately prior to the closing of such divestiture. The Divestiture will occur immediately prior to the consummation of the Merger.

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Proposal No. 9, the Nasdaq CM Proposal, to approve, for purposes of complying with applicable listing requirements of Nasdaq: (i) the issuance and sale of shares of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (and the shares of Common Stock underlying such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) to shareholders of Mullen pursuant to the Merger; (ii) the issuance of additional shares of Series C Preferred Stock and warrants (and the Common Stock underlying such Series C Preferred Stock and warrants) to certain security holders of Mullen upon exercise of certain additional investment rights held by such holders; (iii) the issuance of shares of Common Stock issuable upon exercise of warrants assumed by the Company pursuant to the Merger; (iv) the issuance of additional shares of Common Stock in the Private Placement pursuant to a relationship with Esousa and (v) the issuance of shares to Drawbridge pursuant to a secured, convertible promissory note held by Drawbridge.

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Proposal No. 10, the Director Election Proposal, to consider and vote upon a proposal to elect three directors to serve until the 2022 annual meeting of stockholders, two directors to serve until the 2023 annual meeting of stockholders, and two directors to serve until the 2024 annual meeting of stockholders, and until their respective successors are duly elected and qualified, subject to such directors’ earlier death, resignation, retirement, disqualification or removal.

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Proposal No. 11, the Say on Golden Parachute Proposal, to approve, on a non-binding advisory basis, the severance and change-in-control agreement between Net Element and Steven Wolberg as required by Section 951 of the Dodd-Frank Act.

●

Proposal No. 12, the Equity Plan Proposal, to approve an amendment to our 2013 Equity Incentive Plan, as amended, to increase the number of shares of the Company’s Common Stock available for issuance thereunder by 6,339,500 shares of Common Stock resulting in an aggregate of 7,500,000 shares authorized for issuance under the Plan, which will represent approximately 10% of our issued and outstanding Common Stock after the Merger.

●

Proposal No. 13, the Adjournment Proposal, if necessary, to approve the adjournment of the special meeting to a later date or dates to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the above proposals.

Q:	Are the Proposals conditioned on one another?

A:

We may not consummate the Merger if the Merger Agreement Proposal, each of the Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals, are not approved at the special meeting. Additionally, each of the Required Proposals are conditioned on the approval of the other Required Proposals. Also, the Equity Plan Proposal is conditioned on the approval of the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/ prospectus.

Q:	What will happen in the Merger Agreement?

A:

Pursuant to the Merger Agreement, and subject to the terms and conditions contained therein, Merger Sub will merge with and into Mullen, with Mullen surviving the Merger. After giving effect to the Merger, Mullen will become a wholly owned subsidiary of Net Element which will change its name to Mullen Automotive, Inc. At the Closing, Mullen stockholders will receive a number of newly issued shares of Net Element common stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred stock, as set forth in the Merger Agreement and as more fully described in Schedule A to the Merger Agreement. For a detailed discussion of the exchange ratios, see Schedule A to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Following the Merger, stockholders of Mullen will become the majority owners of Net Element.

Q:	How were the transaction structure and consideration for the Merger determined?

A:

The Net Element board considered a number of strategic alternatives to enhance stockholder value, including a merger with Mullen. Our Chief Executive Officer, Oleg Firer, initially met with David Michery in relation to a possible merger. After further conversations, Mullen and Net Element entered into a binding letter of intent setting forth the Merger consideration described elsewhere in this proxy statement/prospectus and various closing conditions. Please see the section entitled “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Background of the Merger” for additional information.

Q:	What conditions must be satisfied to complete the Merger?

A:

There are several closing conditions in the Merger Agreement, including the approval by our stockholders of the Merger Agreement Proposal and an accepted Nasdaq listing application for the combined company. For a summary of the closing conditions, see “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Closing Conditions of the Merger.”

Q:	How will we be managed and governed following the Merger?

A:	Immediately after the Closing, the Net Element Board of Directors will be divided into three separate classes as follows:

●	Class I: David Michery, Jerry Alban, and Mary Winter
●	Class II: Kent Puckett and Mark Betor
●	Class III: William Miltner and Jonathan New

It is anticipated that David Michery will be designated Chairman of the Board upon the Closing. For more information on the classified Board structure and the nominees, please see “PROPOSAL NO. 10—THE DIRECTOR ELECTION PROPOSAL.”

Q:	What equity stake will our current stockholders hold in the combined company following the consummation of the Merger?

A:

Pre-Merger Net Element stockholders will retain approximately 15% of the fully diluted and fully converted capitalization of Net Element following the Merger, subject to upward adjustment in certain cases. Shares issued pursuant to certain existing or future purchase rights and the $30 million equity line described herein, will dilute all shareholders of the post-Merger company on a pro rata basis. See “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Consideration to be Received Pursuant to the Merger” on page 78 for more information.

Q:	What are the terms of the Private Placement?

A:

The Private Placement is an arrangement under which Net Element intends to obtain all or a substantial portion of the funds to satisfy the Net Cash Position requirement in the Merger Agreement and is described in more detail under the heading “PROPOSAL 9—THE NASDAQ CM PROPOSAL.” Net Element and Mullen may also agree that Net Element may raise additional capital beyond the Net Cash Position in order to effectuate the Merger. In the event Net Element raises capital beyond the Net Cash Position in order to effectuate the Merger, Mullen will absorb all of the dilution from such additional capital raise beyond the Net Cash Position. By way of example, if there would have been 75,000,000 shares of Parent Common Stock outstanding on a fully-diluted and converted basis prior to the additional capital raised beyond the Net Cash Position, and Parent issues 3,000,000 shares of Parent Common Stock to raise  additional capital over and above the Net Cash Position, the Parent Pre-Merger Stockholders would own 15% of such 75,000,000 shares of Parent Common Stock and plus 3,000,000 shares of Parent Common Stock, or 14,250,000 shares of Parent Common Stock immediately after the Merger Effective Time, and the number of outstanding shares of Parent Common Stock would increase from 75,000,000 to 78,000,000 on a fully-diluted and converted basis immediately after the Merger Effective Time.

Q:	Why is Net Element proposing the amendments to the Charter as set forth in the Charter Proposals?

A:	Net Element is proposing amendments to the Charter to approve certain items required to effectuate the Merger Agreement and other matters the Net Element Board believes are appropriate, including providing for, among other things, (a) an increase in the number of authorized shares of Net Element’s Common Stock from 100,000,000 shares to 500,000,000 shares, (b) to increase the number of authorized shares of Preferred Stock from 1,000,000 shares to 58,000,000 shares; (c) the authorization of up to 200,000 shares of a new series of preferred stock to be known as Series A Preferred Stock, $0.001 par value, which carries 1,000 votes per share and which converts into Net Element Common Stock on a 100-for-1 basis (the “Net Element Series A Preferred Stock”), (d) the authorization of up to 12,000,000 shares of a new series of preferred stock to be known as Series B Preferred Stock, $0.001 par value, which carries one vote per share and which converts into Net Element Common Stock on a one-for-one basis (the “Net Element Series B Preferred Stock”), (e) the authorization of up to 40,000,000 shares of a new series of preferred stock to be known as Series C Preferred Stock, $0.001 par value, which carries one vote per share and which converts into Net Element Common Stock on a one-for-one basis, subject to adjustment (the “Net Element Series C Preferred Stock”), (f) to amend Article VII of the Charter to lower the required vote for stockholders to amend the Bylaws to a majority vote standard down from sixty-six and two-thirds percent (66-2/3%) standard, (g) to amend Article XI of the Charter to lower the required vote for stockholders to amend or appeal Article XI and Article VII of the Charter to a majority vote standard down from sixty-six and two-thirds percent (66-2/3%) standard, (h) to classify the Board of Directors, (i) to remove the restriction on the right for stockholders to act without written consent, and (j) to change the post-combination company’s name to “Mullen Automotive, Inc.” and make certain other changes. Under the Charter and Delaware law, stockholder approval is required in order to effect the Charter Proposals. Please see the respective sections of each proposal for more information.

Q:	Why are we seeking stockholder approval of the Nasdaq CM Proposal?

A:	We are seeking stockholder approval in order to comply with Nasdaq Rule 5635(a), (b), (c) and (d) of the Nasdaq Listed Company Manual.

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

Under Nasdaq Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Rule 5635(d), stockholder approval is required prior to a 20% issuance of securities at a price that is less than the Minimum Price in a transaction other than a public offering. A 20% issuance is a transaction, other than a public offering, involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. “Minimum Price” means a price that is the lower of: (i) the closing price (as specified in the Rule) immediately preceding the signing of the binding agreement; or (ii) the average such closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Because the transactions contemplated by the Merger Agreement and the related arrangements described herein may require shareholder approval due to the above limitations, the Company is seeking shareholder approval in order to ensure that securities can be issued as required in such arrangements without violation of Nasdaq listing standards.

Q:	What material factors did the Board of Net Element consider in connection with the Merger?

A:

By and large the Board of Directors of Net Element viewed the Merger and proposed transactions with Mullen as positive. Upon deliberation, the Board of Directors of Net Element determined that the potential positive value of the successful completion of the transactions with Mullen outweighed any negative factors. Management felt that the transaction with Mullen was the best possible alternative available to enhance stockholder value and the overall value of the Company. Management considered positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby including the following material factors:

●	The aggregate value to be retained by Net Element’s stockholders in the combined company pursuant to the Merger.
●	Challenges facing Net Element’s business.
●

The prospective risks to Net Element relating to the risks and uncertainties of maintaining its growth in the highly competitive market for electronic payment solutions and economic uncertainties over the past several years having resulted in many customers’ reassessment of the demand for such products and services.

The primary negative consequence of the transaction that Net Element’s board of directors considered was that following the Merger, the Net Element shareholders would own a relatively small percentage of the combined company’s Common Stock. Net Element’s board of directors did not believe that such negative factors outweighed the positive impact of the transaction to Net Element’s shareholders and creditors.

If the Merger Agreement is not approved by Net Element stockholders or if the Merger is not completed for any other reason, Net Element will remain an independent public company, its common stock will continue to be listed and traded on Nasdaq CM, if eligible, and registered under the Exchange Act and Net Element will continue to file periodic reports with the SEC. If the Merger is not completed, Net Element’s board of directors will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not approved by Net Element’s stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Net Element will be offered or that Net Element’s business, prospects or results of operation will not be adversely impacted.

Furthermore, if the Merger is not completed, the price of Net Element’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Net Element’s common stock would return to the price at which it traded as of the date of this proxy statement/prospectus.

Q:	Did the Board of Directors of Net Element receive a Fairness Opinion from a Financial Advisor?

A:

Yes. The Company engaged Alexander Capital, LP (“Alexander Capital”) to render an opinion as to the fairness of the Merger consideration to be paid by the Company in connection with the Merger, from a financial point of view, to Net Element’s stockholders. Alexander Capital is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. Net Element’s board of directors decided to use the services of Alexander Capital because it is a recognized investment banking firm that has experience in similar matters. Alexander Capital rendered its final written opinion to Net Element’s board of directors on May 9, 2021, which was consulted in a meeting by a special committee of the Board of Directors and a meeting by the Board of Directors on May 11, 2021.

In this analysis, Alexander Capital reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

●	the Merger Agreement;
●	certain publicly available business and financial information relating to Net Element that Alexander Capital deemed relevant;
●	audited and pro forma financial information of the pre- and post-merger entities;
●

certain other information relating to the historical, current, and future operations, financial condition, and prospects of the Company and Mullen made available to Alexander Capital by the Company and Mullen, including financial projections and a pro forma balance sheet for Net Element provided by the Company, and a financial model for Mullen provided by Mullen that included projected profit and loss and cash flows for the years 2021-2022;

●

discussions with certain members of the respective management teams of the Company and Mullen as well as certain of their advisors and representatives regarding the businesses, operations, financial conditions, prospects of each company, the Merger, and related matters;

●	the current and historical market prices for certain of the Company’s publicly traded securities;
●

the current and historical market prices, trading characteristics, and financial performance of the publicly traded securities of certain other companies that Alexander Capital deemed to be relevant in evaluating Mullen;

●	the publicly available financial terms of certain initial public offerings and transactions that Alexander Capital deemed to be relevant in evaluating Mullen; and
●	such other information, economic, market criteria and data, financial studies, analyses, investigations, and such other factors as Alexander Capital deemed relevant.

Alexander Capital concluded that, based upon and subject to qualifications, assumptions, and other matters considered and described in connection with the preparation of its opinion, the Merger consideration to be paid by Net Element in connection with the Merger is fair from a financial point of view to the shareholders of Net Element.

Q:	What happens if I sell my shares of Common Stock before the special meeting?

A:

The Record Date for the special meeting is earlier than the date that the Merger Agreement is expected to be completed. If you transfer your shares of Common Stock after the Record Date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the special meeting.

Q:	What vote is required to approve the Proposals presented at the special meeting?

A:

The Merger Agreement Proposal (No. 1) and the Divestiture Proposal (No. 8) each require the affirmative vote of the majority of the outstanding shares of our Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes “AGAINST” such proposal.

The Bylaws Stockholder Vote Proposal (No. 4) and the Supermajority Stockholder Vote Proposal (No. 5) require the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of our capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of these two proposals.

The other Charter Proposals (Nos. 2, 3, 6 and 7) require the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of these proposals.

The election of each director named in the Director Election Proposal (No. 10) requires the affirmative vote of a plurality of the votes of the shares of capital stock present in person or represented by proxy at the special meeting and entitled to vote on the election of directors, meaning that the 7 directors with the most “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on this proposal. Under our Certificate of Incorporation and Bylaws there is no cumulative voting in director elections.

All other proposals (Nos. 9, 11, 12, and 13) require the affirmative vote of the majority shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on said proposal. Abstentions will have the same effect as a vote “AGAINST” each of these proposals. Broker non-votes will have no effect on each proposal since brokers are not entitled to vote on any of these matters.

The Dodd-Frank Act and stock exchange rules prevent banks, brokers, and other nominees from casting votes on “non-routine” matters” when they have not received instructions on how to vote the shares held in street name on those matters. We believe none of these proposals is a routine matter. Further, since there are no routine matters up for vote, broker non-votes will not be counted towards a quorum.

The Closing is conditioned on the approval of the Merger Agreement Proposal, the Divestiture Proposal, the Charter Proposals, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. Each Required Proposal is conditioned on approval of the other Required Proposals. Also, the Equity Plan Proposal is conditioned on the approval of the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q:	How many votes do I have at the Special Meeting?

A:

Our stockholders are entitled to one vote for each share of Common Stock held of record as of July 16, 2021, 2021 (the “Record Date”). As of the close of business on the Record Date, there were 5,415,396 shares of Common Stock outstanding.

Q:	What constitutes a quorum at the special meeting?

A:

The presence in person or by proxy of the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum. In the absence of a quorum, the stockholders present or represented by proxy shall adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. As of the Record Date, 2,707,699 shares of Common Stock would be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum with respect to each proposal, but broker non-votes will not.

Q:	How will Net Element’s directors and officers vote?

A:	Our directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Merger.

Q:	Do I have appraisal rights if I object to the proposed Merger Agreement?

A:

The Merger Agreement and the certificates of incorporation and bylaws of Net Element do not provide for any additional appraisal rights other than those provided for under applicable law. Pursuant to Delaware General Corporation Law § 262(b)(1), the Net Element stockholders will not have appraisal rights due to the shares’ status as publicly listed shares on a national securities exchange and because Net Element stockholders will not exchange any shares.. See the section entitled “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Appraisal and Dissenters’ Rights” for more information.

Q:	When is the Merger expected to be consummated?

A:

It is currently anticipated that the Merger will be consummated promptly following the special meeting of our stockholders to be held on August 26, 2021, provided that all the requisite stockholder approvals are obtained and other conditions to the consummation of the Merger have been satisfied or waived.

Q:	What do I need to do now?

A:

We urge you to read carefully and consider the information contained in this proxy statement/prospectus and the annexes attached to this proxy statement/prospectus and to consider how the Merger will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank, or other nominee, on the voting instruction form provided by the broker, bank, or nominee.

Q:	How do I vote?

A:

If you were a holder of record of Common Stock on July 16, 2021, the Record Date for the special meeting of our stockholders, you may vote with respect to the proposals in person at the special meeting or prior to the meeting by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” meaning your shares are held of record by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker, bank, or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	If you hold your shares in “street name,” and you fail to provide instructions to your broker, then on non-routine proposals, a broker non-vote will occur.

For the Merger Agreement Proposal (No. 1), the Charter Proposals (Nos. 2 – 7), and the Divestiture Proposal (No. 8), abstentions and broker non-votes will have the same effect as votes “AGAINST” such proposals.

For the Director Election Proposal (No. 10), abstentions and broker non-votes will have no effect on the outcome of the election.

For the Nasdaq CM Proposal (No. 9), the Say on Golden Parachute Proposal (No. 11), the Equity Plan Proposal (No. 12), and the Adjournment Proposal (No. 13), abstentions will have the same effect as a vote “AGAINST” the proposals and broker non-votes will have no effect.

Furthermore, since there are no non-routine matters, broker non-votes will not be counted for purposes of a quorum, but abstentions will be counted.

Q:	What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

Q:	If I am not going to attend the special meeting in person, should I submit my proxy card instead?

A:

Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank, or nominee automatically vote my shares for me?

A:

No. Under the Dodd-Frank Act and securities exchanges rules, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary or non-routine and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your broker, bank, or nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have submitted my executed proxy card?

A:

Yes. You may change your vote by sending a later dated, signed proxy card to us at the address listed below so that it is received by us prior to the special meeting or by attending the special meeting in person and voting there. You may also revoke your proxy by sending a notice of revocation to us, which must be received prior to the special meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all your shares.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card or wish to request copies of documents referred to in this proxy statement/prospectus, you should contact: in writing, Net Element, Inc., 3363 NE 163rd Street, Suite 606, North Miami Beach, FL 33160, ATTN: Investor Relations or by telephone at (305) 507-8808.

To obtain timely delivery, your request for materials must be received no later than five business days prior to the special meeting.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

The Net Element Board is soliciting your proxy to vote your shares of Common Stock on all matters scheduled to come before the special meeting. We will pay the cost of soliciting proxies for the special meeting. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail, facsimile or other means by our officers or regular employees, without paying them any additional compensation or renumeration. We will reimburse, upon their request, banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF

MULLEN TECHNOLOGIES, INC. (CARVE-OUT OF CERTAIN OPERATIONS OF

MULLEN TECHNOLOGIES, INC.)

The selected historical condensed consolidated statements of operation data of Mullen Technologies, Inc. for the twelve months ended September 30, 2020 and 2019 and the condensed consolidated balance sheet data as of September 30, 2020 and 2019 are derived from Mullen Technologies, Inc.’s audited consolidated financial statements. In Mullen Technologies, Inc.’s management’s opinion, the audited consolidated financial statements include all adjustments necessary to state fairly Mullen Technologies, Inc.’s financial position as of September 30, 2020 and 2019 and the results of operations for the twelve months ended September 30, 2020 and 2019. Mullen Technologies, Inc.’s historical results are not necessarily indicative of the results that may be expected in the full year ended September 30, 2021 or any other period. You should read the following selected historical consolidated financial data together with the section entitled “MULLEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” on page 133.

The financial information contained in this section relates to the Mullen EV component of Mullen  Technologies, Inc., prior to and without giving pro forma effect to the impact of the Merger and, as a result, the results reflected in this section may not be indicative of our results going forward. See the section entitled “SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” on page 64 and the accompanying notes for more information.

Statement of Operations Data	For the Year Ended September 30, 2020	For the Year Ended September 30, 2019
	(in actual dollars)
Operating Expenses
General and administrative	$(10,427,141)	$(11,326,099)
Research and development	(1,667,077)	(873,561)
Total Operating Expenses	(12,094,218)	(12,199,660)

Interest expense	(18,094,234)	(29,170,183)
Gain on extinguishment of indebtedness, net	-	603,549
Loss on disposal of fixed assets	-	(73,061)
Other income (expense), net	10,490	(454)
Net Loss	$(30,177,962)	$(40,839,809)

Balance Sheet Data	September 30, 2020	September 30, 2019
	(in actual dollars)
Total assets	$21,987,430	$22,892,891
Total liabilities	64,491,451	56,768,599
Deficiency in net assets	(42,504,021)	(33,875,708)
Total liabilities and Deficiency in net assets	$21,987,430	$22,892,891

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Merger Agreement. The Merger Agreement will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Net Element will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger Agreement will be reflected as the equivalent of Mullen issuing stock for the net assets of Net Element, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Merger Agreement will be those of Mullen. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the Merger Agreement as if it had occurred on December 31, 2020. The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2020 give effect to the Merger Agreement as if it had occurred on October 1, 2019.

The Summary Pro Forma Information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Net Element and Mullen for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Merger Agreement been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.

The following unaudited pro forma condensed combined financial data presents the pro forma financial position and results of operations of (1) Net Element based on the historical consolidated financial statements of Net Element, after giving effect to the proposed Divestiture of all of the business, assets and certain liabilities of Net Element; and (2) the combined business based on the historical consolidated financial statements of Net Element and Mullen, after giving effect to the Net Element Divestiture and Merger.

In the unaudited pro forma condensed combined financial data, the Merger has been accounted for as a Merger Agreement using the acquisition method of accounting under the provisions of ASC 805. Mullen has preliminarily concluded that the Merger will be accounted for as a reverse acquisition with Mullen being deemed the acquiring company for accounting purposes. Under ASC 805, Mullen, as the accounting acquirer, will record the assets acquired and liabilities assumed of Net Element in the Merger at their fair values as of the acquisition date.

Mullen has preliminarily determined that it is the accounting acquirer based on an analysis of the criteria outlined in ASC 805 and the facts and circumstances specific to the Merger, including: (1) equity holders of Mullen will own approximately 85% (subject to adjustment further to the terms of the Merger Agreement) of Net Element and Mullen at closing of the equity securities of the combined company on a fully-diluted basis immediately following the closing of the transaction; (2) all of the Board of Directors of the combined company will be composed of directors designated by Mullen under the terms of the Merger; and (3) existing members of Mullen’s management will be the management of the combined company.

Because Mullen has been determined to be the accounting acquirer in the Merger, but not the legal acquirer, the Merger is deemed a reverse acquisition under the guidance of ASC 805. As a result, upon consummation of the Merger, the historical financial statements of Mullen will become the historical financial statements of the combined company.

The unaudited pro forma combined financial data is based on the unaudited financial statements of Mullen as of December 31, 2020 and the audited financial statements of Net Element as of and for the twelve months ended December 31, 2020. As such, the financial data set forth below is not a prediction or estimate of the amounts that would be reflected in Net Element’s balance sheet as of the day of closing of the transactions. Other than as disclosed in the footnotes thereto, the unaudited pro forma combined financial data does not reflect any additional liabilities, off-balance sheet commitments or other obligations that may become payable after the date of such financial data.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments reflected in the unaudited pro forma combined financial information are preliminary and based on estimates, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma combined financial information. Differences between the preliminary adjustments reflected in the unaudited pro forma combined financial information and the final application of the acquisition method of accounting, which is expected to be completed as soon as practicable after the closing of the Merger, may arise and those differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final adjustments will likely occur as a result of the amount of cash used for Net Element’s operations, changes in fair value of the Net Element common stock and other changes in Net Element’s assets and liabilities between December 31, 2020 and the closing date of the Merger.

The unaudited pro forma combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Net Element and Mullen been a combined company during the specified periods.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Net Element and Mullen (see the “Index to the Financial Statements,” “NET ELEMENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, MULLEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share data)

	NETE*	Mullen-EV	P-F Adjustments		Pro Forma Combined
Revenues, net:
Service fees	$62,936	$-	$(62,936)	[a]	$-
Total revenues	62,936	-	(62,936)		-
Operating costs and expenses:
Cost of service fees	53,878	-	(53,878)	[a]	-
General and administrative	7,608	10,427	(7,108)	[a]	11,277
			350	[b]
Research and development	-	1,667	-		1,667
Non-cash compensation	1,150	-	(1,150)	[a]	-
Bad debt expense	1,513	-	(1,513)	[a]	-
Depreciation and amortization	3,067	-	(3,067)	[a]	-
Total operating costs and expenses	67,216	12,094	(66,366)		12,944
Operating loss	(4,280)	(12,094)	3,430		(12,944)

Other income (expense):
Interest expense	(1,395)	(18,094)	1,395	[a]	(18,094)
Other income (expense)	130	10	(130)	[a]	10
Goodwill impairment charge	(1,327)	-	1,327		-
Total other expense	(2,592)	(18,084)	2,592		(18,084)
Net loss from continuing operations	(6,872)	(30,178)	6,022		(31,028)
Net income attributable to the non- controlling interest	61	-	(61)	[a]	-
Net Loss	(6,811)	(30,178)	5,961		(31,028)
Foreign currency translation	36	-	(36)	[a]	-
Comprehensive loss attributable to common stockholders	$(6,775)	$(30,178)	$5,925		$(31,028)
Net loss per share:
Basic and diluted	$(0.61)				$(0.41)
Weighted average common shares outstanding adjusted for merger completion	11,250,000			[c]	75,000,000

* Statement of operations for NETE are derived from the 10-K ended December 31, 2020, plus the 4th quarter 2019, less the 4th quarter of 2020.

[a] Adjusted to eliminate the results of operations as a result of the Divestiture, exclusive of estimated costs of being a public company of $500,000.

[b] Reflects estimated costs in connection with the merger.

[c] The number of adjusted shares expected to be outstanding reflects the total number of shares outstanding and capital raises as a result of the reverse merger on a fully diluted and fully converted bases. For purposes of this proforma and combined statement of operations, the number is assumed to be 75,000,000 total. The actual number of weighted average common shares outstanding adjusted for merger completion will vary depending on the number of shares outstanding of Net Element Common Stock on a fully diluted and converted basis immediately prior to the Merger Effective Time. It is assumed for purposes of this pro forma that Net Element’s adjusted shares will be 15% of the total outstanding shares.

[d] Does not give effect to the amended and restated employment agreements for the Chief Executive Officer and Chief Operating Officer.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share data)

	NETE*	Mullen-EV	P-F Adjustments		Pro Forma Combined
Revenues, net:
Service fees	$43,200	$-	$(43,200)	[a]	$-
Total revenues	43,200	-	(43,200)	[a]	-
Operating costs and expenses:
Cost of service fees	37,250	-	(37,250)	[a]	-
General and administrative	3,579	7,629	(3,329)	[a]	7,879
Research and development	-	1,056	-		1,056
Non-cash compensation	1,594	-	(1,594)	[a]	-
Bad debt expense	1,194	-	(1,194)	[a]	-
Depreciation and amortization	1,470	-	(1,470)	[a]	-
Total operating costs and expenses	45,087	8,685	(44,837)		8,935
Operating loss	(1,887)	(8,685)	1,637	[a]	(8,935)

Other income (expense):
Interest expense	(753)	(6,499)	753	[a]	(6,499)
Other income (expense)	1,000	-	(1,000)	[a]	-
Gain on extinguishment of indebtedness, net	-	891	-		891
Total other expense	247	(5,608)	(247)		(5,608)
Net loss from continuing operations	(1,640)	(14,293)	1,390	[a]	(14,543)
Net income attributable to the non-controlling interest	11	-	(11)	[a]	-
Net Loss	(1,629)	(14,293)	1,379		(14,543)
Foreign currency translation	(29)	-	29	[a]	-
Comprehensive loss attributable to common stockholders	$(1,658)	$(14,293)	$1,408		$(14,543)
Net loss per share:
Basic and diluted	$(0.14)				$(0.19)
Weighted average common shares outstanding adjusted for merger completion	11,250,000			[c]	75,000,000

*Statement of operations for NETE are derived from the 10-K ended December 31, 2020, less the first three quarters of 2020, plus the first quarter 10-Q ended March 31, 2021.

[a] Adjusted to eliminate the results of operations of Net Element as a result of the Divestiture, exclusive of estimated costs of being a public company of $250,000.

[b] Does not give effect to the interest on convertible debt issued ($600,000) as of October 1, 2019; assumes converted when issued during May 2021.

[c] The number of adjusted shares expected to be outstanding reflects the total number of shares outstanding and capital raises as a result of the reverse merger on a fully diluted and fully converted bases. For purposes of this proforma and combined statement of operations, the number is assumed to be 75,000,000 total. The actual number of weighted average common shares outstanding adjusted for merger completion will vary depending on the number of shares outstanding of Net Element Common Stock on a fully diluted and converted basis immediately prior to the Merger Effective Time. It is assumed for purposes of this pro forma that Net Element’s adjusted shares will be 15% of the total outstanding shares.

[d] Does not give effect to the amended and restated employment agreements for the Chief Executive Officer and Chief Operating Officer.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
MARCH 31, 2021
(in thousands)

	NETE	Mullen - EV	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$4,103	$852	$(4,103)	[a]	$55,352
			20,000	[d]
			35,000	[e]
Accounts receivable, net	8,918	-	(8,918)	[a]	-
Due from Mullen Technologies, Inc.	1,480	-	(1,480)	[a]	-
Materials and supplies	-	43	-		43
Deferred advertising	-	-	-		-
Other current assets	1,246	77	(1,246)	[a]	77
Total current assets, net	15,747	972	39,253		55,972
Non-current assets:
Property and equipment, net	-	1,391	-		1,391
Goodwill	7,681	-	(7,681)	[a]	-
Intangibles, net	3,078	2,652	(3,078)	[a]	2,652
Right-of-use assets	767	2,586	(767)	[a]	2,586
Other assets	1,018	921	(1,018)	[a]	921
Total non-current assets	12,544	7,550	(12,544)		7,550
TOTAL ASSETS	28,921	8,522	(26,709)		63,522
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	8,850	3,352	(8,850)	[a]	3,702
			350	[f]
Accrued expenses and other current liabilities	2,837	12,722	(2,837)	[a]	12,722
Deferred revenue	1,127	-	(1,127)	[a]	-
Lease liabilities, current portion	107	527	(107)	[a]	527
Notes payable, current portion	1,093	34,580	(1,093)	[a]	23,817
			(10,763)	[a]
Due to related party	215	-	(215)	[a]	-
Total current liabilities	14,229	51,181	(24,642)		40,768
Non-current liabilities:
Notes payable, net of current portion	8,599	266	(8,599)	[a]	266
Lease liabilities, net of current portion	661	2,162	(661)	[a]	2,162
Other liabilities	-	4,500	-		4,500
Total non-current liabilities	9,260	6,928	(9,260)		6,928
TOTAL LIABILITIES	23,489	58,109	(33,902)		47,696
STOCKHOLDERS’ EQUITY
Preferred stock	-	-	20,000	[d]	30,763
			10,763	[c]
Common stock	1	-	(1)	[a]	4
			4	[e]
Paid-in-capital	191,711	-	(191,711)	[a]	(14,591)
			(49,587)	[b]
			34,996	[e]
Accumulated OCI	(2,241)	-	2,241	[a]	-
Non-controlling interest	(281)	-	281	[a]	-
Accumulated deficit	(184,388)	(49,587)	184,388	[a]	-
			(350)	[f]	(350)
			49,587	[b]	-
TOTAL STOCKHOLDERS’ EQUITY	4,802	(49,587)	60,611		15,826
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$28,291	$8,522	$(26,709)		$63,522

Adjustments to the pro forma condensed combined balance sheet

[a] Reflects the eliminating entries requires that are not attributable to the transaction, at the beginning of the period.  As part of the Merger transaction, Net Element plans to divest its payment solutions business and sell to a third party by the Merger Effective Date.

[b] Reflects the transfer of accumulated deficit of electric vehicle business of Mullen Technologies to Mullen Automotive, at the beginning of the period. Mullen Automotive is the legal entity into which Mullen Technologies will contribute its electric vehicle business. Mullen Automotive was incorporated in 2018 as a Nevada corporation and converted into a California corporation in 2021. Tobe in a position to alleviate the shareholders’ deficiency, there is a shareholder proposal to capitalize Mullen Automotive with newly authorized common and preferred stock. Refer to shareholder proposal #2, The Authorized Common Shares Proposal and #3, The Preferred Stock Proposal.

[c] Reflects the $10,762,000 convertible debt to equity transaction that was executed during May 7, 2021, as amended on May 20, 2021. The purpose of the transaction is to augment the new entity to meet NASDAQ CM shareholders’ equity requirements. The Exchange Agreement is part of the S-4 Exhibits.

[d] Mullen has agreed to sell $20,000,000 of Series C Preferred Stock and warrants to an existing unaffiliated investor immediately prior to the Effective Time of the Merger at a per share price of $0.6877, subject to adjustment in accordance with the Merger Agreement.

[e] Reflects the equity transaction within the Merger Agreement, NETE agreed to raise $10,000,000 via equity private placement in exchange for 15% equity stake within Mullen Automotive.

[f] Reflects the costs associated with the Merger of $350,000.

[g] Does not give effect to the amended and restated employment agreement for the Chief Executive Officer and Chief Operating Officer.

[h] Does not give effect to the $2,200,000 convertible note from Digital Power Lending, LLC executed on May 20, 2021.

Unaudited Pro Forma Financial Information for Divestiture Adjustment

The following selected unaudited pro forma financial data presents the pro forma financial position and results of operations of Net Element based on the historical consolidated financial statements of Net Element, after giving effect to the proposed Divestiture transaction whereby on or before the effective date of the Merger, all of the business, assets and certain of the liabilities of Net Element have been disposed of further to the Divestiture.

Pro Forma
Twelve Months Ended December 31, 2020
(in thousands)
Condensed Combined Statements of Operations Data:
Net revenue	$-
Operating costs and expenses from continuing operations	12,977
Operating income (loss) from continuing operations	(12,977)
Other income (expense) from continuing operations	(15,311)
Net income (loss) from continuing operations	$(28,288)

Net income (loss) per share from continuing operations:
Basic	$(0.85)
Diluted	$(0.85)

Weighted average shares:
Basic	33,316
Diluted	33,316

Pro Forma
December 31, 2020
Condensed Combined Balance Sheet Data:
Current assets	$96,907
Total assets	103,409
Current liabilities	40,894
Total liabilities	47,048
Total shareholders’ equity	56,361
Total liabilities and shareholders’ equity	103,409

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1) Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations based upon the historical data of Net Element.

2) The Merger

Mullen is treated as the accounting acquirer in the Merger and, accordingly, the Merger will be accounted for as a reverse acquisition. After the Merger, the business currently conducted by Net Element will cease to exist.

Under the terms of the Merger Agreement, upon completion of the Merger, Merger Sub, as defined in the Merger Agreement, will merge with and into Mullen. Mullen will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Net Element with Net Element changing its name to Mullen Automotive, Inc. Subject to the terms of the Merger Agreement, at the effective time of the Merger, Mullen stockholders will receive a number of newly issued shares of Net Element common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock determined under the Merger Agreement, in exchange for their shares of Mullen stock. Following the Merger, stockholders of Mullen will become the majority owners of Net Element.

3) Divestiture Adjustments

In regard to the twelve-month period ended September 30, 2020 and three-month period ended December 31, 2020 statements of operations, the revenue and cost of sales related to the TOT Group, Inc.’s, a wholly-owned subsidiary of Net Element, business and the expenses associated with the generation of those revenues are eliminated as Divestiture adjustments.

(a)

These adjustments reflect the proposed Divestiture on or before the effective date of the Merger, whereby all of the business, assets and liabilities of Net Element will have been acquired by a third party. The remaining general and administrative expenses shown in the Adjusted Historical Net Element column consist of public company operating expenses including legal fees, insurance, and related costs associated with operating a public company.

Unaudited Pro Forma Financial Information for Merger

The following selected unaudited pro forma combined financial data presents the pro forma financial position and results of operations of the combined business based on the historical consolidated financial statements of Net Element and Mullen, after giving effect to the Divestiture adjustment and the approval by shareholders of the Merger.

SELECTED UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA AND SELECTED PRO

FORMA BALANCE SHEET DATA

Twelve Months Ended September 30, 2020
(in thousands)
Pro Forma Condensed Combined Statements of Operations Data:
Net revenue	$-
Operating costs and expenses from continuing operations	12,977
Operating income (loss) from continuing operations	(12,977)
Other income (expense) from continuing operations	(15,311)
Net income (loss) from continuing operations	$(28,288)

Net income (loss) per share from continuing operations:
Basic	$(0.85)
Diluted	$(0.85)

Weighted average shares:
Basic	33,316
Diluted	33,316

December 31, 2020
Pro Forma Condensed Combined Balance Sheet Data:
Current assets	$96,907
Total assets	103,409
Current liabilities	40,894
Total liabilities	47,048
Total shareholders’ equity	56,361
Total liabilities and shareholders’ equity	103,409

The unaudited pro forma combined balance sheet data as of December 31, 2020 gives effect to the Net Element Divestiture adjustment and the Merger as if each took place on September 30, 2020. The unaudited pro forma combined statement of operations data for the twelve months ended October 1, 2019 gives effect to the Divestiture adjustment and the Merger as if each took place on October 1, 2019. The unaudited pro forma combined statement of operations data for the three months ended December 31, 2020 gives effect to the Divestiture adjustment and the Merger as if each took place on October 1, 2019.

Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Net Element and Mullen. The purchase accounting rules assume that the Merger occurred on December 31, 2020 and does not provide a reasonable estimate of the assets of the combined company on or following the date of the closing. In particular, the pro forma financials do not reflect the reduction in either Net Element or Mullen’s cash, resulting from the operations of such entities since December 31, 2020 or since the date of this proxy statement/prospectus.

Description of Transaction

Under the terms of the Merger Agreement, pending stockholder approval of the transaction, Merger Sub will merge into Mullen with Mullen surviving the merger and becoming a wholly owned subsidiary of Net Element. Subject to the terms of the Merger Agreement, at the effective time of the Merger, Mullen stockholders will receive a number of newly issued shares of Net Element common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock determined further to the Merger Agreements and as described more fully in Schedule A to the Merger Agreement in exchange for their shares of Mullen stock. For a detailed discussion of Schedule A to the Merger Agreement, see PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Consideration to be Received Pursuant to the Merger” on page 78 and Schedule A to the Merger Agreement in Annex A. Following the Merger, stockholders of Mullen will become the majority owners of Net Element.

As further described herein, Net Element stockholders will retain and Mullen stockholders will be issued approximately 15% and 85%, respectively, of the fully diluted and fully converted capitalization of Net Element following the Merger, subject to adjustment further to the terms of the Merger Agreement. For a detailed discussion of the aforementioned possible adjustment, see “PROPOSAL NO. 9—THE NASDAQ CM PROPOSAL—The Private Placement”. Affiliates of Net Element have entered into agreements in support of the proposed transaction.

Shares issued upon exercise or conversion of Series C Preferred Stock or warrants that are not outstanding at the time of the Merger, including pursuant to certain existing purchase rights and the $30 million equity line described herein, will dilute all shareholders of the post-Merger company on a pro rata basis.

Mullen has preliminarily concluded that the transaction represents a reverse acquisition Merger Agreement pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Merger Agreements, based on the structure of the proposed Merger and the resulting relative voting rights, composition of the Board of Directors and senior management of the combined entity, being in favor of Mullen. Accordingly, under ASC 805, Mullen is the accounting acquirer. Mullen has not yet completed a valuation analysis of the fair market value of Net Element’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, Mullen has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined once Mullen has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Net Element and Mullen did not record any provision or benefit for income taxes during the nine months ended September 30, 2020 because each company incurred a pre-tax loss, and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 2, “Pro Forma Adjustments.”

SPECIAL MEETING OF NET ELEMENT STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by the Net Element Board for use at the special meeting of stockholders to be held on August 26, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being mailed to our stockholders on or about July 26, 2021. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

All stockholders as of the record date, or their duly appointed proxies, may attend the special meeting, which will be held in person at 11:00 am Eastern Standard Time at 3363 NE 163rd St, Suite 606, North Miami Beach, Florida, 33160.

Stockholders have multiple opportunities to submit questions to Net Element for the special meeting. Stockholders who wish to submit a question in advance may do so in writing or telephone at the addresses and telephone number provided in the “QUESTIONS AND ANSWERS ABOUT THE PROPOSALS—Who can help answer my questions?” section of this proxy statement/prospectus. Stockholders also may submit questions in person during the meeting. Questions pertinent to special meeting matters may be recognized and answered during the special meeting in our discretion, subject to time constraints. We reserve the right to edit or reject questions that are inappropriate for special meeting matters.

Date, Time and Place

The special meeting will be held at 11:00 am, Eastern Standard Time, on August 26, 2021, 2021, at 3363 NE 163rd St, Suite 606, North Miami Beach, Florida, 33160, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders must present a government-issued form of picture identification and, if your shares are held in a brokerage account or by another nominee, original evidence of your stock ownership as of the July 16, 2021 Record Date.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on July 16, 2021, which is the Record Date for the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 5,415,396 shares of Common Stock outstanding.

Vote of the Directors and Officers of Net Element

Our directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Merger. As of July 6, 2021, these directors and officers held shares representing 17% of the outstanding shares of common stock entitled to vote.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if holders of a majority of the outstanding shares of our Common Stock entitled to vote thereat are present or represented by proxy at the special meeting. Abstentions will count as present for the purposes of establishing a quorum.

The Merger Agreement Proposal (No. 1) and the Divestiture Proposal (No. 8) each require the affirmative vote of the majority of the outstanding shares of our Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes “AGAINST” such proposal.

The Bylaws Stockholder Vote Proposal (No. 4) and the Supermajority Stockholder Vote Proposal (No. 5) require the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of our capital stock entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of these two proposals.

The other Charter Proposals (Nos. 2, 3, 6 and 7) require the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of these proposals.

The election of each director named in the Director Election Proposal (No. 10) requires the affirmative vote of a plurality of the votes of the shares of capital stock present in person or represented by proxy at the special meeting and entitled to vote on the election of directors, meaning that the 7 directors with the most “FOR” votes will be elected. Abstentions and broker non-votes will have no effect on this proposal. Under our Certificate of Incorporation and Bylaws there is no cumulative voting in director elections.

All other proposals (Nos. 9, 11, 12, and 13) require the affirmative vote of the majority shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on said proposal. Abstentions will have the same effect as a vote “AGAINST” each of these proposals. Broker non-votes will have no effect on each proposal since brokers are not entitled to vote on any of these matters.

The Dodd-Frank Act and stock exchange rules prevent banks, brokers, and other nominees from casting votes on “non-routine” matters” when they have not received instructions on how to vote the shares held in street name on those matters. We believe none of these proposals is a routine matter. Further, since there are no routine matters up for vote, broker non-votes will not be counted towards a quorum.

The Closing is conditioned on the approval of the Merger Agreement Proposal, the Divestiture Proposal, the Charter Proposals, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. Each Required Proposal is conditioned on the approval of the other Required Proposals. Also, the Equity Plan Proposal is conditioned on the approval of the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation to Net Element Stockholders

After careful consideration, the Net Element Board recommends that our stockholders vote “FOR” each Proposal (or in the case of the Director Election Proposal, “FOR ALL NOMINEES”) being submitted to a vote of the stockholders at the special meeting.

For a more complete description of our reasons for the approval of the Merger and the recommendation of the Net Element Board, see the section entitled “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Recommendation of Net Element’s Board of Directors and Reasons for the Merger.”

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each of the Proposals for the special meeting. Your one or more proxy cards show the number of shares of Common Stock that you own. There are several ways to vote your shares of Common Stock:

•

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Common Stock will be voted as recommended by the Net Element Board. The Net Element Board recommends voting “FOR” each of the proposals (except, in the case of the Director Election Proposal, “FOR ALL NOMINEES.”)

•

You can attend the special meeting in person and vote even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our secretary, in writing, before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting in person and vote.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called to consider only the approval of the Merger Agreement Proposal, the Charter Proposals, the Divestiture Proposal, the Nasdaq CM Proposal, the Director Election Proposal, the Say on Golden Parachute Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the special meeting.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you should contact: in writing, Net Element, Inc., 3363 NE 163rd Street, Suite 606, North Miami Beach, FL 33160, ATTN: Investor Relations or by telephone at (305) 507-8808.

Proxy Solicitation Costs

We are soliciting proxies on behalf of the Net Element Board. This solicitation is being made by mail but also may be made by telephone, e-mail, facsimile, in person, or other means by our officers and employees, without any additional compensation or remuneration.. We will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Net Element will bear the cost of the solicitation.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses upon their request.

PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL

We are asking our stockholders to approve and adopt the Merger and the Merger Agreement. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection below entitled “The Merger Agreement” for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the Merger and the Merger Agreement, we may consummate the Merger Agreement only if it is approved by the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon at the special meeting. Additionally, the Merger is conditioned on the approval of the Merger Agreement Proposal, the Divestiture Proposal, the Charter Proposals, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, the Merger Agreement Proposal will have no effect, even if approved by our stockholders.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly, and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Merger

On August 4, 2020, Net Element, Merger Sub, Mullen Automotive, and Mullen Technologies entered into the Merger Agreement. The Merger Agreement was amended and restated on May 14, 2021 and again on July 20, 2021 and is now by and among Net Element, Merger Sub, Mullen Technologies and Mullen Automotive, Inc. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the merger and the other transactions contemplated thereby, are summarized below.

On May 12, 2021, Mullen Technologies agreed to assign and transfer to Mullen Automotive all of its electric vehicle business and related assets, business and operations and Mullen Automotive agreed to assume certain debt and liabilities of Mullen Technologies. Prior to the merger, Mullen Technologies will spin off, via a share dividend, all of the capital stock of Mullen Automotive to the stockholders of Mullen Technologies as of the effective date of such spin off. After such spin off and immediately prior to the Merger Effective Time, the capital structure of Mullen (including its issued and outstanding Common and Preferred Stock) will mirror the capital structure of Mullen Technologies.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of California and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (the “Merger Effective Time”). The parties will hold the Closing immediately prior to such filing of a certificate of merger on the Closing Date which date will occur as promptly as practicable following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement.

When the Merger Becomes Effective

Pursuant to the terms of the Merger Agreement, the Merger must have been consummated by the outside date of August 31, 2021 and the Merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of California, unless a later date is specified therein.

Consideration to be Received Pursuant to the Merger

At the Merger Effective Time, each share of Mullen Common Stock, Mullen Series A Preferred Stock, Mullen Series B Preferred Stock and Mullen Series C Preferred Stock (all issued and outstanding shares of Mullen Common Stock, Mullen Series A Preferred Stock, Mullen Series B Preferred Stock and Mullen Series C Preferred Stock being hereinafter collectively referred to as the “Mullen Shares”) issued and outstanding immediately prior to the Merger Effective Time, other than dissenting shares, shall be canceled and shall be converted automatically into the right to receive that number of shares of Net Element Common Stock, Net Element Series A Preferred Stock, Net Element Series B Preferred Stock and Net Element Series C Preferred Stock, as the case may be (collectively the “Parent Shares”), as set forth and further described on Schedule A to the Merger Agreement.

Schedule A does not imply or require that 75,000,000 shares of Common Stock will be outstanding on a fully-diluted and fully-converted basis immediately after the Merger Effective Time. The actual number will be determined based on the number of shares of Net Element stock that is outstanding on a fully-diluted and fully-converted basis immediately prior to the Merger Effective Time, including shares issued under the Private Placement to provide monies to satisfy the Net Cash Position. That number will constitute 15% of the post-Merger combined company shares, subject to upward adjustment as described in Schedule A. The remaining 85% will be divided among the pre-Merger Mullen shareholders based upon the principles provided in the Merger Agreement.

Schedule A to the Merger Agreement reads in full as follows:

Initial Parent Shares

As of the date hereof, the Company has 67,860,246 shares of Company Common Stock outstanding, 1,500,250 shares of Series A Preferred Stock outstanding that convert on a 100-for-1 basis into shares of common stock, 71,516,534 shares of Series B Preferred Stock outstanding that currently converts on a one-for-one basis into shares of Company Common Stock and 0 shares of Series C Preferred Stock outstanding that currently converts on a one-for-one basis into shares of Company Common Stock (as of the date hereof, this equals a total current pre-merger Company equity capitalization assuming full conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of 289,401,780 shares of Company Common Stock, the calculation of such number of shares immediately prior to the Merger Effective Time known as the “Current Pre-Merger Mullen Capitalization”).  In addition, (i) the holder of the Series B Preferred Stock holds a convertible promissory note (the “Drawbridge Convertible Note”) that is potentially convertible into a maximum of 2,383,156 shares of Company Common Stock (the “Drawbridge Conversion Shares”) and (ii) the Company has currently issued an aggregate of $10,762,500 of convertible promissory notes convertible into Company Series C Preferred Stock at a per share conversion price of $0.6877 to certain investors (the “Current Investor Notes”), said Series C Preferred Stock potentially convertible into approximately 15,549,993 shares of Company Common Stock  and in connection with the issuance of the Investor Notes issued five year warrants exercisable for up to an aggregate of approximately 40,892,635 shares of Company Common Stock at a per share exercise price of $0.6877 (the “Current Noteholder Warrants”). The Company has agreed to issue an aggregate of 29,082,449 shares of Series C Preferred Stock and warrants to purchase an aggregate of 75,990,980 shares of Common Stock to a holder of Current Investor Notes immediately prior to the Merger Effective Time (the “Pre-Merger Issuance”). Notes issued further to the Pre-Merger Issuance are referred to herein as the “Additional Investor Notes” and warrants issued further to the Pre-Merger Issuance are referred to herein as the “Additional Noteholder Warrants.” The sum of the number of shares of Company Common Stock issuable upon full conversion of Series C Preferred Stock issuable further to the Pre-Merger Issuance and upon full conversion of the Current Investor Notes and the Additional Investor Notes is referred to herein as the “Investor Conversion Shares” (44,732,441 shares), the sum of the number of shares of Company Common Stock issuable upon full exercise of warrants issued further to the Pre-Merger Issuance, the Current Noteholder Warrants and sum of the Additional Noteholder Warrants is referred to herein as the “Warrant Shares” and the warrants issued further to the Pre-Merger Issuance, the Current Noteholder Warrants and the Additional Noteholder Warrants is referred to herein as the “Investor Warrants” (116,892,615 warrants). At the Merger Effective Time, Parent shall assume in writing all of the obligations of the Company under the Investor Warrants.  The shares of Parent  Common Stock issuable upon exercise of the Investor Warrants immediately after the Merger Effective Time shall represent the same percentage of shares of Parent Common Stock on a fully diluted and fully converted basis (but excluding shares of Parent Common Stock outstanding) pursuant to the Merger, in each case based on ownership of Parent Common Stock outstanding immediately prior to the Merger) as the percentage of Company Common Stock issuable upon full exercise of the Investor Warrants is of the outstanding Company Common Stock on a fully diluted and fully converted basis immediately prior to the Merger (including conversion of the Drawbridge Note, the Current Investor Notes and the Additional Investor Notes and exercise of the Investor Warrants); in connection with the foregoing, there shall be a corresponding adjustment to the conversion price of the Mullen Series C Preferred and the exercise price of the Investor Warrants.  The sum of the Current Pre-Merger Mullen Equity Capitalization plus the Drawbridge Conversion Shares plus the Investor Conversion Shares plus the Warrant Shares is referred to herein as the “Pre-Merger Sum” (453,409,992 shares).

Immediately after the Merger Effective Time the holder of Series B Preferred Stock will be allocated that percentage of the Post Merger Capitalization equal to that holder’s percentage ownership of the outstanding Company Common Stock on a fully converted and fully diluted basis immediately prior to the Merger Effective Time (excluding the Drawbridge Convertible Note), meaning that such holder will be issued such number of shares of Parent Series B Preferred Stock which converts into that number of shares of Parent Common Stock equal to that entitled percentage of the Post Merger Capitalization (such allocation known as the “Series B Percentage”). Immediately after the Merger Effective Time the holders of Investor Warrants will be allocated that percentage of the Post Merger Capitalization equal to those holders’ percentage ownership of the outstanding Company Common Stock on a fully converted and fully diluted basis immediately prior to the Merger Effective Time meaning that such holders will be issued such number of warrants which are exercisable into that number of shares of Parent Common Stock equal to that entitled percentage of the Post Merger Capitalization (such allocation known as the “Investor Warrant Percentage”).  The holders of the Company Common Stock, Company Series C Preferred Stock  and Company Series A Preferred Stock shall be entitled in the aggregate to that percentage of the Post Merger Capitalization remaining after deducting (i) the percentage allocation to the Parent Pre-Merger Stockholders set forth in Section 2.01, (ii) the Series B Percentage, (iii) the Investor Warrant Percentage and (iii) that percentage of the Post Merger Capitalization represented by the Drawbridge Conversion Shares (the “Drawbridge Conversion Percentage”) - such remaining percentage being referred to as the “Remainder Percentage” -- and the shares of Parent Common Stock immediately after the Merger Effective Time represented by such Remainder Percentage, the “Remainder Shares.”  As a share of the Remainder Percentage, the holders of the Company Common Stock, Company Series C Preferred Stock and Series A Preferred Stock shall be entitled to those holders’ respective percentage ownership of the Company’s outstanding common stock on a fully converted basis immediately prior to the Merger Effective Time, excluding the Company’s Series B Preferred Stock and the Investor Warrants. As such, the holders of the Company Common Stock will be issued in the aggregate that number of shares of Parent Common Stock equal to that entitled percentage of the Remainder Shares, the holders of the Company’s Series C Preferred Stock will be issued in the aggregate that number of shares of Parent Series C Preferred Stock which converts into that number of shares of Parent Common Stock equal to that entitled percentage of the Remainder Shares and the holders of the Company’s Series A Preferred Stock will be issued in the aggregate that number of shares of Parent Series A Preferred Stock which converts into that number of shares of Parent Common Stock equal to that entitled percentage of the Remainder Shares.

By way of example only, assuming 75,000,000 shares of Parent Common Stock are outstanding on a fully diluted and fully converted basis immediately after the Merger Effective Time and assuming Parent Pre-Merger Stockholders are entitled to 15% of the Post Merger Capitalization pursuant to Section 2.01, 11,250,000 shares constitute the allocation to Parent Pre-Merger Stockholders, and 85% of the Post Merger Capitalization, or 63,750,000 shares, constitutes the “Post-Merger Sum.” The holder of the Series B Preferred Stock owns approximately 15.8% of the Pre-Merger Sum (excluding the Drawbridge Convertible Note), the holder of the Company’s Series B Preferred Stock will be issued 11,829,779 shares of newly issued Parent Series B Preferred Stock that convert into an equivalent number of shares of Parent Common Stock.  As the holders of the Investor Warrants are exercisable for approximately 25.8% of the Company’s outstanding common stock on a fully converted and fully diluted basis immediately prior to the Merger Effective Time, the holders of the Investor Warrants will be issued newly issued Parent warrants exercisable for 19,335,582 shares of Parent Common Stock. The Drawbridge Conversion Percentage is approximately 3.7% of the Post-Merger Sum (excluding the Drawbridge Convertible Note) or 2,383,155 shares. The Remainder Percentage represents 30,201,484 shares. Assuming no variance in these numbers of shares as of the Merger Effective Time, holders of the Company Common Stock, Series C Preferred Stock and Series A Preferred Stock would own approximately 25.8%, 17% and 57.1%, respectively, of the Remainder Percentage. As such, the holders of the Company Common Stock would be issued 7,804,713 shares of newly issued Parent Common Stock,  the holders of the Company’s Series C Preferred Stock would be issued 5,147,654 shares of newly issued Parent Series C Preferred Stock that convert on a 1-for-1 basis into Parent Common Stock and the holders of the Company’s Series A Preferred Stock would be issued 172,491 shares of newly issued Parent Series A Preferred Stock that convert on a 100-for-1 basis into approximately 17,249,117 shares of Parent Common Stock.

The Pre-Merger Issuance could substantially increase by mutual agreement between the Company and the subject investor (up to an additional $40 million of Series C Stock with attendant warrant coverage). In such a case, the number of Investor Warrants would substantially increase and the number of shares of Series C Preferred Stock would also increase. In such a case, those allocations set forth in the above paragraph would materially change such that a larger percentage of the Post-Merger Sum would be allocated to the holders of Investor Warrants and a far lesser sum allocated to holders of Common Stock and Series A Preferred Stock.

For the avoidance of doubt, the aggregate number of Underlying Parent Common Shares issuable pursuant to the Merger plus the Escrow Shares shall constitute 85% of the total number of issued and outstanding shares of Parent common stock on a fully-diluted and converted basis immediately after the Merger Effective Time  (with the Parent Pre-Merger Stockholders to own 15% of the total number of issued and outstanding shares of Parent Common Stock on a fully-diluted and converted basis immediately after the Merger Effective Time) – such 15% figure is subject to upward adjustment (with a corresponding downward adjustment in such 85% figure) pursuant to Section 2.01(e) of the Merger Agreement.  Parent and the Company may agree that Parent may raise additional capital beyond the Net Cash Position.  In such event, the Company and its shareholders shall solely absorb all of the dilution from such additional capital raise beyond the Net Cash Position for purposes of allocating ownership between the Parent Pre-Merger Stockholders, on the one hand, and all other parties, on the other hand.  By way of example, if there would have been 75,000,000 shares of Parent Common Stock outstanding on a fully-diluted and converted basis prior to the additional capital raise beyond the Net Cash Position, and Parent issues 3,000,000 shares of Parent Common Stock to raise additional capital over and above the Net Cash Position, the Parent Pre-Merger Stockholders would own 15% of such 75,000,000 shares of Parent Common Stock and plus 3,000,000 shares of Parent Common Stock, or 14,250,000 shares of Parent Common Stock immediately after the Merger Effective Time, and the number of outstanding shares of Parent Common Stock would increase from 75,000,000 to 78,000,000 on a fully-diluted and converted basis immediately after the Merger Effective Time.

Schedule B of the Merger Agreement reads in full as follows:

Escrow Arrangement

At the Merger Effective Time, Parent, a person authorized to act on behalf of the Parent shareholders (the “Parent Representative”), the Company and such other escrow agent mutually acceptable to Parent and the Company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Merger Effective Time, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), pursuant to which Parent shall issue to David Michery, as trustee for the benefit of the Distributees (as defined below) and deposit with the Escrow Agent that total number of shares of Parent Common Stock equal to sum of (i) the maximum number of shares of Parent Common Stock issuable upon conversion of the Drawbridge Convertible Note (the “Drawbridge Escrow Shares”) plus (ii) the number of Warrant Shares (the “Warrant Escrow Shares” and together with the Drawbridge Escrow Shares the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (other than regular ordinary dividends) in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms hereof and the Escrow Agreement.

The Drawbridge Convertible Note is due and payable on or before July 23, 2022, unless sooner prepaid or converted. If  the holder of the Drawbridge Convertible Note delivers a notice of conversion to the Parent indicating the number of shares of Parent Common Stock to be issued upon such conversion, such equivalent number of Drawbridge Escrow Shares in the Escrow Account shall be immediately cancelled without further action from any party to the Escrow Agreement. On each of the Maturity Date of the Drawbridge Convertible Note or such earlier date when all outstanding amounts owed such Note are paid in full, the Escrow Agent shall deliver that portion of the balance of the Drawbridge Escrow Shares remaining in the Escrow Account, if any, relating to and underlying the Drawbridge Convertible Note to the combined company for distribution/reissuance to the Distributees as set forth below (the “Drawbridge Balance Shares”). The Investor Warrants have a five-year term from the date of issuance and are each exercisable for one share of Company Common Stock at a per share cash exercise price or are exercisable on a “cashless exercise” basis further to Section 1(d) of the Investor Warrants. In the event that a holder has elected to exercise his/her/its Investor Warrants, in whole or in part, and delivers an exercise notice to the Company indicating a cash exercise with respect to all or a portion of the underlying Warrant Shares, an equivalent number of Warrant Escrow Shares in the Escrow Account shall be immediately cancelled without further action from any party to the Escrow Agreement. In the event that a holder has elected to exercise his/her/its Investor Warrants, in whole or in part, and delivers an exercise notice to the Company indicating a cashless exercise with respect to all or a portion of the underlying Warrant Shares and the number of shares issuable upon such cashless exercise, such equivalent number of Warrant Escrow Shares in the Escrow Account shall be immediately cancelled without further action from any party to the Escrow Agreement and the Escrow Agent shall deliver that number of Warrant Escrow Shares in the Escrow Account to the combined company for distribution/reissuance to the Distributees as set forth below equal to the product of the number of Warrant Shares that would have been issued had the holder requested a cash exercise less the number of Warrant Shares actually issued further to the cashless exercise (the “Warrant Balance Shares” and together with the Drawbridge Balance Shares the “Balance Shares”).

“Distributees” shall mean the holders of the Company’s common stock, Series C Preferred Stock and Series A Preferred Stock as of the Merger Effective Time pro rata in proportion to each of their percentage holdings of the Company on a fully converted basis and fully diluted (excluding the Series B Preferred Stock, the Drawbridge Conversion Shares and Investor Warrants) as of the Closing Date as more fully set forth in Schedule A of the Merger Agreement (each of such pro rata percentage is referred to in this Schedule B as the “Common Stock Percentage”, “Series C Percentage” and Series A Percentage”, respectively). With respect to the Balance Shares, the Company shall take the following actions: (i) with respect to holders of Company Common Stock, the Company shall release to such holders pro rata that percentage of the Balance Shares equal to the Common Stock Percentage, (ii) with respect to the holders of Company Series C Preferred Stock, the combined company shall cancel that number of Escrow Shares equal to the Series C Percentage and issue to holders of Company Series C Preferred Stock, pro rata, that number of newly shares of Series C Preferred Stock which converts into the Series C Percentage of the Balance Shares and (iii) with respect to the holders of Company Series A Preferred Stock, the combined company shall cancel that number of Escrow Shares equal to the Series A Percentage and issue to holders of Company Series A Preferred Stock, pro rata, that number of newly shares of Series A Preferred Stock which converts into the Series A Percentage of the Balance Shares.

Treatment of Certain Outstanding Mullen Securities

For a description of certain Mullen agreements and securities, including the Drawbridge Convertible Note; the Exchange Agreement under which certain noteholders will convert their notes into Series C Preferred Stock and warrants if certain conditions are satisfied and will have the right to purchase additional Series C Preferred Stock; certain stock purchase agreements under which buyers will have the right to purchase Series C Preferred Stock and warrants if certain conditions are satisfied, and will have the right to purchase additional Series C Preferred Stock and warrants; and multiple outstanding warrants, see “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Description of Certain Existing Mullen Agreements and Securities” above in this proxy statement/prospectus.

Fractional Shares

No fractional shares of Net Element common stock will be issued by virtue of the Merger and any Mullen stockholder entitled under the Merger Agreement to receive a fractional share of Net Element common stock, Net Element Series A Preferred Stock, Net Element Series B Preferred Stock or Net Element Series C Preferred Stock, as the case may be, will receive one whole share in lieu thereof. For avoidance of doubt, no cash will be received for fractional shares.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties, which representations and warranties are not made to the shareholders of Mullen or Net Element via this proxy statement/prospectus or registration statement on Form S-4.

These include representations and warranties of Mullen, subject to certain limitations, with respect to:

●	Organization and Qualification; Subsidiaries
●	Articles of Incorporation and By-laws
●	Capitalization
●	Authority Relative to The Merger Agreement
●	No Conflict; Required Filings and Consents
●	Permits; Compliance
●	Financial Statements
●	Absence of Certain Changes or Events
●	Absence of Litigation
●	Employee Benefit Plans
●	Labor and Employment Matters
●	Real Property; Title to Assets
●	Intellectual Property
●	Taxes
●	Environmental Matters
●	Material Contracts
●	Board Approval; Shareholders’ Approval; Vote Required
●	Brokers
●	Spin-Off

The Merger Agreement also contains customary representations and warranties of Net Element, subject to certain limitations, with respect to:

●	Corporate Organization
●	Certificate of Incorporation
●	Capitalization
●	Authority Relative to The Merger Agreement
●	No Conflict; Required Filings and Consents
●	Permits; Compliance
●	SEC Filings; Financial Statements
●	Absence of Certain Changes or Events
●	Absence of Litigation
●	Board Approval; Vote Required
●	Tax Matters
●	Change in Control Payments
●	Brokers

Additional Agreements

The Merger Agreement contains certain other agreements of the parties including, among other things, that:

•	Net Element shall conduct the Divestiture immediately prior to the closing of the Merger;

•	Net Element and Mullen shall cooperate in preparing and promptly cause to be filed with the SEC this proxy statement/prospectus;

•	Net Element and Mullen will consult with one another before issuing any public release or otherwise making any public statements about the Merger;

•	Net Element and Mullen will promptly notify one another of the occurrence or non-occurrence of any event that, individually or in the aggregate, could reasonably be expected to cause any representation or warranty in the Merger Agreement to be untrue or inaccurate in any material respect and of any failure to comply with or satisfy any covenant or agreement in the Merger Agreement; and

•	Net Element and Mullen shall cooperate in taking all actions necessary so that upon closing of the Merger, the combined company’s common stock will be authorized for listing on Nasdaq CM.

Certain Fees and Expenses

At or prior to closing of the Merger, each of Net Element and Mullen shall pay in full their respective financial advisor, outside legal counsel and accountants for any fees and expenses incurred in connection with the Merger; provided however that Mullen shall reimburse Net Element for legal fees and expenses of up to $350,000 (as a reduction to the required Net Cash Position) and be responsible for certain administrative costs incurred by Net Element in connection with the Merger and the transactions contemplated under the Merger Agreement.

The estimated fees and expenses* incurred or expected to be incurred by Net Element in connection with the Merger are as follows:

Net Element’s Financial Advisor’s Fees and Expenses	$125,000
Legal Fees	350,000
Accounting Fees	50,000
Printing and Mailing Costs	20,000
SEC Filing Fees	2.08
Miscellaneous Fees	10,000
Total Costs and Fees	555,002.08

*	All fees and expenses, other than SEC filing fees, are estimates.

The estimate for legal fees set forth in the table above does not include any amounts attributable to any future litigation challenging the Merger.

Closing Conditions of the Merger

The obligations of the parties to consummate the transactions contemplated by the Merger Agreement are subject to the following conditions:

Conditions to the Obligations of Each Party. The obligations of Net Element, Merger Sub and Mullen to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

Registration Statement. The proxy statement/prospectus shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the proxy statement/prospectus shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

Parent Stockholder Approval. The Proposals listed herein have been approved and adopted by the requisite affirmative vote of the stockholders of Net Element in accordance with the proxy statement/prospectus.

No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

Governmental Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all governmental authorities.

Divestiture. Net Element shall have completed the Divestiture.

Conditions of Net Element and Merger Sub. The obligations of each of Net Element and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

Representations and Warranties. The representations and warranties of Mullen contained in this Agreement shall be true and correct in all material respects as of the Merger Effective Time, as though made on and as of the Merger Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided, that any representation or warranty that is qualified by materiality or Mullen Material Adverse Effect (as defined in the Merger Agreement) shall be true and correct in all respects as of the Merger Effective Time, or as of such particular earlier date, as the case may be).

Agreements and Covenants. Mullen shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

Officer Certificate. Mullen shall have delivered to Net Element a certificate, dated the date of the Closing, signed by the Chief Financial Officer of Mullen, certifying as to the satisfaction of two aforementioned conditions.

Third Party Consents. All consents from third parties under any Mullen contract or other material agreement, contract, license, lease or other instrument to which Mullen or any subsidiary is a party or by which it is bound required as a result of the transactions contemplated by the Merger Agreement shall have been obtained from such third parties.

Material Adverse Effect. No Mullen Material Adverse Effect shall have occurred since the date of the Merger Agreement.

Escrow Agreement. Mullen shall have delivered the Escrow Agreement to Net Element.

Conditions to the Obligations of Mullen. The obligations of Mullen to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

Representations and Warranties. The representations and warranties of Net Element contained in this Agreement shall be true and correct in all material respects as of the Merger Effective Time, as though made on and as of the Merger Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Parent Material Adverse Effect (as that term is defined in the Merger Agreement) shall be true and correct in all respects as of the Merger Effective Time, or as of such particular earlier date, as the case may be).

Agreements and Covenants. Net Element shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

Officer Certificate. Net Element shall have delivered to Mullen a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Net Element certifying as to the satisfaction of the two aforementioned conditions.

Resignation. All members of the Net Element Board shall have executed written resignations effective as of the Merger Effective Time.

Nasdaq Listing. The shares of Net Element Common Stock to be issued in the Merger shall have been approved and authorized for the listing on Nasdaq CM.

Net Cash Position. Net Cash Position immediately prior to the Merger Effective Time is Ten Million Dollars ($10,000,000), less certain reductions set forth in Section 6.05(a) of the Merger Agreement. “Net Cash Position” means Net Element’s and its subsidiaries aggregate cash and cash equivalents less accounts payable and debt (exclusive of unfunded warrant proceeds).

Third Party Consents. All consents from third parties under any Net Element or its subsidiary contract or other material agreement, contract, license, lease or other instrument to which Net Element or any of its subsidiaries is a party or by which it is bound required as a result of the transactions contemplated by the Merger Agreement, including due to change in control, shall have been obtained from such third parties.

Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of the Merger Agreement. For clarity, the transactions contemplated hereunder (including, without limitation, the Divestiture, the Private Placement, the issuance of Parent Stock) and their effect on Net Element shall be disregarded for purposes of determination of Parent Material Adverse Effect.

Escrow Agreement. Net Element, the Escrow Agent and the Parent Representative (as that term is defined in the Merger Agreement) shall have delivered the Escrow Agreement and Net Element shall have deposited the Escrow Shares with the Escrow Agent further to the Escrow Agreement.

Termination

The Merger Agreement may be terminated, and the Merger and the other transactions contemplated under the Merger Agreement may be abandoned at any time prior to the Merger Effective Time as follows:

●	by mutual written consent of Net Element and Mullen; or

●	by either Net Element or Mullen if the Merger Effective Time shall not have occurred on or before August 31, 2021; or

●

by either Net Element or Mullen if any governmental authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

●	by Mullen if a Parent Triggering Event (as that term is defined in the Merger Agreement) shall have occurred; or

●	by Net Element if the Parent Stockholders Approval Matters shall fail to receive the requisite vote for approval; or

●	subject to certain exceptions, by Net Element upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement; or

●	by Net Element to enter into a definitive agreement with respect to a Superior Proposal; or

●	subject to certain exceptions, by Mullen upon a breach of any representation, warranty, covenant or agreement on the part of Net Element set forth in this Agreement.

Termination Fees

In the event of proper termination by either the Company or Mullen, the Merger Agreement will be of no further force or effect and the Merger will be abandoned, except that in the event that Net Element (i) accepts a Superior Proposal and terminates the Merger Agreement, (ii) accepts a Competing Proposal or (iii) notifies Mullen of its termination of the Merger Agreement which termination is not otherwise allowed pursuant to the Merger Agreement, Net Element shall pay to Mullen a “break-up” fee in the amount of seven hundred fifty thousand dollars ($750,000) and Mullen shall not be required to reimburse Net Element for any fees or expenses as referenced above and in the Merger Agreement. . In the event that Mullen notifies Net Element of its termination of the Merger Agreement which is not otherwise allowed pursuant to the Merger Agreement, Mullen shall pay to Net Element a “break-up” fee in the amount of seven hundred fifty thousand dollars ($750,000) plus all not yet reimbursed fees and expenses required to be reimbursed as described above and pursuant to the Merger Agreement.

Effect of Termination

In the event of termination of the Merger Agreement prior to the Merger Effective Time in accordance with the terms of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability or further obligation on the part of Net Element, Mullen or Merger Sub other than:

•	the payment of fees a described above under “Merger Agreement — Termination Fees;” and

•	the parties’ mutual obligations with respect to confidentiality and public announcements, which survive termination, under the terms of the Merger Agreement.

In any such case, Net Element will continue its existing business; there will be no Divestiture; the Charter will not be amended; the Board of Directors will not be classified; the current directors will continue to hold office; and the equity plan will not be amended.

No Solicitation of Other Offers by Net Element

If Net Element receives an unsolicited bona fide written acquisition proposal, it may withdraw or modify its approval of the Merger Agreement if:

•	its board of directors determines in good faith, after consultation with its financial advisors, that the proposal constitutes a “Superior Proposal;” and

•

its Board of Directors determine in good faith that, in light of the Superior Proposal, the withdrawal or modification of the Net Element’s board of directors’ approval is required to comply with the Board’s fiduciary duties or the DGCL.

Amendments, Extensions and Waivers

At any time before the Effective Time, by means of a written instrument executed by both parties, each of Net Element and Mullen may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement, subject to the requirements of applicable laws.

Voting Agreements

In connection with their entry into the Merger Agreement, each of our executive officers and directors entered into a Voting Agreement with Mullen. The Voting Agreement generally requires that each of our executive officers and directors in his capacity as a stockholder of Net Element, vote all of his shares of Net Element common stock in favor of the Merger Agreement Proposal, unless doing so would violate his fiduciary duties as an executive officer and member of the Board of directors of the Company. As of the Record Date, our executive officers and directors as a group owned and were entitled to vote 924,522 shares of Net Element common stock, representing approximately 17% of the outstanding shares of the Company’s common stock, all of which shares are either held of record by the said person as of July 6, 2021 or over which he possesses voting rights and are therefore in either case subject to the Voting Agreement.

Background of the Merger

The following is a brief discussion of the background of the negotiations that led to the entry into the Merger Agreement and related documents. These negotiations were conducted on an arm’s-length basis between representatives of Net Element and Mullen.

Net Element’s management explored many alternative methods to maximize shareholder value and raise capital, both debt and equity, starting in the fourth quarter of 2019. In the first instance, its management examined the traditional possibilities available to microcap companies, including the use of an at-the-market or registered direct offering. Early in the process, given Net Element’s stock price at the time, its management and the Board felt that these alternatives would be too dilutive, would cause its stock price to fall sharply and would result in a decrease in shareholder value. Management of Net Element believed all the financing options would be extremely dilutive to existing Net Element shareholders and that a significant portion of such proceeds would be used by the costs of being a public company listed on Nasdaq CM.

In the first quarter of 2020, the Board of Directors commenced conducting a comprehensive review of strategic alternatives. The review was focused on maximizing the value of the Company, and the possible alternatives under review included a merger, an equity or debt financing, disposition of assets or similar alternatives. In the course of this review, Net Element held discussions with several potential merger partners. While conducting this search, the possibility of merging with Mullen arose in the following manner:

On May 27, 2020, our CEO, Oleg Firer, received a forwarded email from Dayan Martinez of TOA Trading with an executive summary of Mullen Technologies, Inc. and its subsidiaries along with financial forecasts for said subsidiaries, with an emphasis on the subsidiary Smart 8 Energy as a potential merger opportunity for Net Element. That email was initially drafted by Dr. Shaheen Ahmad as introduction agent of Mullen and sent to Mr. Martinez. None of Mr. Martinez, Dr. Ahmad or TOA Trading received any compensation from Net Element in connection with the Merger or the referral of Mullen Technologies, Inc. as a potential merger partner. Mr. Firer shared this summary and financial forecast with Michael Wachs of Esousa Holdings to explore potential financing and assess this opportunity for Net Element and reached out to Mr. Martinez to request more information regarding Mullen’s financials, especially in view of the impact of COVID-19.

On May 28, 2020, Mr. Firer received further financial information from Mr. Martinez, including Mullen Technologies, Inc.’s  revenues for January through April 2020, a profit and loss statement, and a balance sheet as of April 30, 2020. On May 29, 2020, Mr. Firer received an email from John Sung, VP of Finance of Mullen, with an Executive Summary of Mullen, with Jerry Alban, then CFO of Mullen and David Michery, CEO of Mullen, copied on that communication. Mr. Firer shared this summary with Mr. Wachs of Esousa Holdings and Mr. Martinez of TOA Trading. On May 30, 2020, a data room was opened to provide information on Mullen, and a conference call was held with the following individuals: Mr. Michery, Mr. Alban, Mr. Firer, Mr. Martinez, Mr. Ahmad, and Mr. Wachs. During the meeting, the senior officers introduced their companies and answered questions about their respective operations and industries. This was followed up with several calls between Mr. Michery and Mr. Firer on the following day and the exchange of certain preliminary information about Mullen Technologies.

On June 1, 2020, there was another conference call, this time with representatives of Raymond James, a banker engaged by Mullen to raise capital for the company, Mr. Michery, Mr. Firer, and Mr. Wachs. During the call, Raymond James said that Mullen’s plan was to file for IPO towards the end of 2020/beginning of 2021. It was determined that Smart 8 Energy might be the best fit for the Net Element merger transaction. More information, including Smart 8 Energy’s contracts and purchase orders, was shared with Mr. Firer. Net Element and Mullen entered into a mutual nondisclosure agreement on June 2, 2020.

On June 2, 2020, Mr. Firer circulated a draft term sheet to Mr. Michery for a potential transaction with Smart 8 Energy and requested additional information about products and distribution.

After a week involving several phone conversations between the parties and individuals named above, on June 10, 2020, the parties agreed that the transaction should be between Mullen Technologies, Inc. and its subsidiaries, which would allow Mullen to accelerate its objectives. Additional investor presentation materials regarding Mullen Technologies, Inc. and its subsidiaries and the companies’ intellectual property were circulated to Mr. Firer, Mr. Michery, Mr. Alban, and Mr. Wachs. During the conversations that day, Mr. Wachs agreed to provide $10 million of financing to Net Element at the time of closing of the transaction. The parties began negotiating a Term Sheet that day.

On June 11, 2020, after multiple drafts of the proposed Term Sheet, the parties agreed to a final draft, subject to board approval of each company, and Mr. Firer updated the company’s in-house legal counsel, Steven Wolberg, on the proposed transaction and asked him to distribute the Term Sheet, the Mullen investor presentation and associated materials to Net Element’s Board of Directors and to call a special board meeting to discuss the potential transaction and hold a vote on Net Element to enter into a binding Term Sheet with Mullen. Later that day, the Term Sheet, the Mullen investor presentation and associated materials were circulated to the Board.

On June 12, 2020, the Board held a conference call and discussed in detail the background to the proposed transaction, including the Term Sheet and all presentation materials. Present at the meeting were Mr. Firer (CEO and director), Mr. Wolberg (as secretary), and Serge Pavluk (outside legal counsel), and Jon Najarian and Howard Ash (directors). The Board voted unanimously to enter into the binding Letter of Intent with Mullen. The binding Term Sheet was fully executed on the 12th of June.

The Term Sheet provided that Net Element equity holders would retain approximately 15.0% of the equity of the pro forma company on a fully-diluted and fully-converted basis without taking into effect any financing required to be effected by Net Element prior to the closing of the Merger.

On June 16, 2020, Net Element sent a comprehensive Due Diligence Checklist to Mullen requesting supplementary documents and information to the data previously provided by them. The due diligence materials were delivered in the ensuing days prior to signing the Merger Agreement.

On June 25, 2020, Net Element sent an initial draft of the Merger Agreement.

On July 6, 2020, Mullen’s counsel returned a revised Merger Agreement with comments and a draft of the Voting Agreement to Net Element and in the subsequent days, legal counsels to each company conducted negotiations on the terms and provisions of the Merger Agreement.

On July 8, 2020, Net Element duly noticed its Board of a meeting on July 10, 2020 and prepared a presentation to provide an update on the due diligence and the proposed merger transaction, so that the Board could evaluate and ask questions. The Board met on July 10, 2020 via conference call, discussed all matters pertaining to the transaction and the current status, and agreed to extend the Closing Date contemplated in the Term Sheet. The companies amended the Term Sheet to extend the closing date on July 10, 2020.

On July 11, 2020, Net Element and Alexander Capital entered into an engagement agreement under which terms Net Element retained Alexander Capital to render a written opinion as to whether the consideration to be paid by the Company in connection with the Merger is fair to Net Element’s shareholders from a financial point of view.

On July 16, 2020, Alexander Capital delivered its written opinion to the Company and the Company’s Board of Directors as to the fairness of the Merger Consideration from the financial point of view of the Company’s shareholders on such date of the report.

On August 3, 2020, Net Element’s Board met to review all matters pertaining to the pending Merger, including review of the Merger Agreement and voted to approve the signing of the Merger Agreement.

On August 4, 2020, Mullen Technologies, Inc., Net Element and Merger Sub, executed the Merger Agreement and announced the Merger.

On December 29, 2020, the Company, Mullen Technologies, Inc. and Merger Sub entered into the First Amendment (the “Amendment”) to the Merger Agreement to extend the outside date for the closing of the Merger to March 31, 2021. In addition, the parties agreed that Mullen will pay the Company an agreed sum of $13,333 per day from January 15, 2021 until the merger proxy statement is filed with the SEC.

In the ensuing months, the companies negotiated the Merger Agreement. During these negotiations, it became apparent that a better structure for the Merger would be for Mullen Technologies to divest itself of its EV business and related assets into Mullen Automotive, Inc. which would then merge with Mullen Acquisition, Inc., a wholly-owned subsidiary of Net Element. On May 7, 2021, Net Element’s counsel distributed an amended and restated copy of the Merger Agreement reflecting certain changes in the capital structure of Mullen and in the subsequent days, counsels for Net Element and Mullen, conducted negotiations on the terms and provisions of the proposed amended and restated merger agreement.

On May 9, 2021, Alexander Capital issued its final written opinion based off the updated draft of the amended and restated Merger Agreement reflecting the new structure of the Merger.

On May 11, 2021, a special committee, comprised of the three independent directors, Jon Najarian, Todd Raarup, and John Roland, of the Company’s board of directors, met and discussed the Merger and reviewed the Amended and Restated Merger Agreement and viewed a presentation by management on Mullen and the fairness opinion from Alexander Capital. The special committee recommended that Company’s board of directors adopt the Amended and Restated Merger Agreement and approve the submission of the Amended and Restated Merger Agreement, the Merger, and all other transactions contemplated in the Amended and Restated Merger Agreement to the stockholders of Net Element for approval and to file the Form S-4.

After the meeting of the special committee, on May 11, 2021, the Company’s board of directors met and, based on the recommendation of the special committee, approved and adopted the Amended and Restated Merger Agreement, the Merger, the submission of the Amended and Restated Merger Agreement, the Merger, and all other transactions contemplated in the Amended and Restated Merger Agreement to the stockholders of Net Element, and to file the Form S-4.

On May 14, 2021, Mullen Technologies, Mullen, Net Element, and Mullen Acquisition executed the amended and restated Merger Agreement.

On July 7, 2021, the special committee of the board of directors reviewed and approved the Second Amended and Restated Merger Agreement and approved the filing of the amendment to the Form S-4 registration statement, the Record Date, special meeting date, and related matters for the special meeting. On July 20, 2021, Mullen Technologies, Mullen, Net Element, and Mullen Acquisition executed the second amended and restated Merger Agreement.

Recommendation of Net Element’s Board of Directors and Reasons for the Merger

The Net Element Board considered a wide variety of factors in connection with its evaluation of the Merger Agreement. In light of the complexity of those factors, the Net Element Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Net Element Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Net Element Board may have given different weight to different factors. This explanation of the reasons for the Net Element Board’s approval of the Merger Agreement, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

After careful consideration and consulting with our financial advisor, Alexander Capital, the Company’s board of directors has determined that the Merger Agreement Proposal is fair to and in the best interests of the Company and its stockholders and unanimously recommends that you vote or give instruction to vote FOR the Merger Agreement Proposal.

Reasons for the Merger

In evaluating the Merger Agreement and the transactions contemplated thereby and recommending that Net Element’s stockholders vote in favor of approval of the Merger Agreement and the transactions contemplated thereby, Net Element’s board of directors, in consultation with Net Element’s senior management and financial advisor, considered numerous positive factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby including the following material factors:

Factors relating to Net Element

•	The aggregate value to be retained by Net Element’s stockholders in the combined company further to the Merger.

•

Challenges facing Net Element’s business relating to the risks and uncertainties of maintaining its growth in the highly competitive market for technology providing mobile payments and value-added transactional services and economic uncertainties over the past several years having resulted in many customers’ reassessment of the demand for such products.

•

The other strategic alternatives available to Net Element, such as continuing to operate as an independent company and pursuing its strategic plan and the possibility of growing its business through acquisitions and internal growth, that the Company’s board of directors believed were less attractive than Mullen’s proposal to Net Element’s stockholders under the circumstances.

•	The terms and conditions of the Merger Agreement and related transaction documents, including:

º

under certain circumstances, Net Element is permitted to entertain and negotiate unsolicited alternative proposals, withdraw its recommendation with respect to the Merger Agreement or terminate the Merger Agreement, subject, in each case, to compliance with certain procedural requirements, which may include the payment of a customary break-up/termination fee;

º

the fact that the Company’s Board of Directors believed that the amount of the break-up/termination fee described above was reasonable in light of, among other matters, the benefits of the Merger to Net Element’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would be a meaningful deterrent to alternative acquisition proposals;

º	the ability of the parties to consummate the Merger, including the fact that Mullen’s obligation to complete the Merger is not conditioned upon receipt of financing; and

º	the requirement that the Merger Agreement be approved by the holders of a majority of the outstanding shares of Net Element’s common stock.

•

The fact that Net Element’s board of directors received and reviewed a written opinion from Alexander Capital stating that, as of the date the opinion was delivered to Net Element’s board of directors, it is the opinion of Alexander Capital that the Merger Consideration to be paid by Net Element in connection with the Merger pursuant to the Merger Agreement is fair to Net Element’s shareholders from a financial point of view.

•	The fact that resolutions approving the Merger Agreement were unanimously approved by Net Element’s board of directors, which is comprised of a majority of independent directors.

In the course of reaching the determinations and decisions and making the recommendation described above, Net Element’s board of directors, in consultation with Net Element’s senior management and financial advisor, considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby, including the following material factors:

•	The fact that following the Merger, the Net Element shareholders would own a relatively small percentage of the combined company common stock.

•	The possibility that the share price of the combined company could decline after the Merger, reducing the overall value proposition of the transaction.

•	The possibility that the consummation of the Merger may be delayed or not occur at all, and the adverse impact such event would have on Net Element and its business.

•

The possible disruption to Net Element’s business that may result from announcement of the Merger and the resulting distraction of management’s attention from the day-to-day operations of the business.

•

The potential negative effect of the pendency of the Merger on Net Element’s business, including uncertainty about the effect of the proposed Merger on the Company’s employees, customers and other parties, which may impair its ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Net Element.

•	That if the Merger is not consummated, Net Element may be required to pay its own expenses associated with the Merger Agreement and the transactions contemplated thereby.

•	Net Element’s board of directors believed that, overall, the potential benefits of the Merger to Net Element’s stockholders outweighed the risks and uncertainties of the Merger.

The Net Element Board concluded that the potential benefits that it expects Net Element and its stockholders to achieve as a result of the Merger Agreement outweigh the potentially negative factors associated with the Merger Agreement. Accordingly, the Net Element Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Merger Agreement and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Net Element’s stockholders, (b) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby and (c) recommended that the stockholders of Net Element approve each of the Proposals.

The above discussion of the material factors considered by the Net Element Board is not intended to be exhaustive but does set forth the principal factors considered by the Net Element Board.

Opinion of Financial Advisor

Pursuant to an engagement letter dated July 11, 2020, Net Element retained Alexander Capital as exclusive financial advisor to its board of directors in connection with the possible Merger. In connection with that engagement, Net Element’s board of directors requested that Alexander Capital evaluate the fairness, from a financial point of view to the shareholders of Net Element of the consideration to be paid by the Company in connection with the Merger pursuant to the Merger Agreement. Neither Alexander Capital nor any of its affiliates has a material relationship with Mullen or Net Element or any of their affiliates. The full text of the opinion is included in Annex D. Additionally, Alexander Capital’s opinion will be made available for inspection and copying by any interested security holder of Net Element during regular business hours at the principal executive officers of Net Element.

Alexander Capital rendered its written opinion on July 16, 2020 as to the fairness, as of such date, from a financial point of view, to the shareholders of Net Element of the consideration to be paid by the Company in connection with the Merger pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions and other matters considered and described in connection with the preparation of its opinion. On May 9, 2021 Alexander Capital rendered its updated and final written opinion based off the amended and restated Merger Agreement.

On May 11, 2021, a special committee comprised of the three independent directors reviewed the final written opinion of Alexander Capital, as to the fairness, as of such date, from a financial point of view, to the shareholders of Net Element of the consideration to be paid by the Company in connection with the Merger pursuant to the Merger Agreement, based upon and subject to the qualifications, assumptions and other matters considered and described in connection with the preparation of its opinion.

The amended written opinion of Alexander Capital, dated May 9, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Alexander Capital in connection with its opinion is reproduced in full in this section of the proxy statement/prospectus.

Alexander Capital provided its opinion for the use, information and benefit of the Net Element board of directors (solely in its capacity as such). Alexander Capital’s opinion is not intended to be, and does not constitute, a recommendation to the Net Element board of directors, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise. Alexander Capital has not been requested to opine as to, and its written opinion does not express an opinion as to or otherwise address, among other things: (1) the underlying business decision of the board of directors, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of the written opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the solvency, creditworthiness or fair value of the Company, Mullen or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Net Element board of directors, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger or otherwise. The issuance of Alexander Capital’s written opinion was approved by a committee authorized to approve opinions of this nature.

In connection with the preparation of its opinion, Alexander Capital has, among other things:

•	reviewed the Amended and Restated Merger Agreement dated May 14, 2021;

•	reviewed certain publicly available business and financial information concerning Net Element and Mullen and the industries in which they operate;

•	reviewed audited and pro-forma financials of the pre- and post-merger entities;

•

compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Net Element and Mullen with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of  Net Element Common Stock and certain publicly traded securities of such other companies;

•

reviewed certain other internal financial analyses and forecasts prepared by (i) the management of Mullen relating to its business and (ii) the management of Net Element relating to the respective business of Net Element and Mullen; and (iii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion; and

•	performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

Alexander Capital relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Alexander Capital, discussed with or reviewed by Alexander Capital, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, managements of the Company and Mullen have advised Alexander Capital, and Alexander Capital has assumed, that the financial projections reviewed by Alexander Capital have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the future financial results and condition of the Company and Mullen, and Alexander Capital expresses no opinion with respect to such projections or the assumptions on which they are based. Alexander Capital has relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company and Mullen since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Alexander Capital that would be material to its analyses or its written opinion, and that there is no information or any facts that would make any of the information reviewed by Alexander Capital incomplete or misleading. Alexander Capital has further relied upon the assurance of the management of the Company that they are unaware of any facts that would make the information provided to Alexander Capital incomplete or misleading in any material respect. In addition, Alexander Capital has relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above. In addition, Alexander Capital did not make any independent evaluation or appraisal of the assets or liabilities of the Company or Mullen, nor was Alexander Capital furnished with any such independent evaluations or appraisals. Alexander Capital’s written opinion is necessarily based upon financial, economic, market and other conditions as they existed on, and should be evaluated as of, the date of the written opinion. Although subsequent developments might affect Alexander Capital’s opinion, Alexander Capital does not have any obligation to update, revise or reaffirm its opinion.

Alexander Capital has assumed that the Merger will be consummated on terms substantially similar to those set forth in the most recent draft Agreement provided to it.

Financial Analyses

The following summarizes the financial analyses reviewed by Alexander, which were considered by Alexander Capital in rendering its opinion.

In preparing its opinion to our board of directors, Alexander Capital performed a variety of analyses, including those described below. The summary of Alexander Capital’s analyses is not a complete description of the analyses underlying Alexander Capital’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Alexander Capital’s opinion nor its underlying analyses is readily susceptible to summary description. Alexander Capital arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Alexander Capital’s overall conclusion with respect to fairness, Alexander Capital did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Alexander Capital believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Alexander Capital’s analyses and opinion.

In performing its analyses, Alexander Capital considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Alexander Capital’s analyses for comparative purposes is identical to our company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of our company and the implied reference range values indicated by Alexander Capital’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of our company. Much of the information used in, and accordingly the results of, Alexander Capital’s analyses are inherently subject to substantial uncertainty.

Alexander Capital’s opinion was only one of many factors considered by our board of directors in evaluating the proposed Merger. Neither Alexander Capital’s opinion nor its analyses were determinative of the Merger Consideration or of the views of our board of directors or management with respect to the Merger or the Merger Consideration. Under the terms of its engagement by our company, neither Alexander Capital’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise, should be construed as creating, and Alexander Capital should not be deemed to have, any fiduciary duty to our board of directors, our company, Parent, any security holder or creditor of our company or Parent or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between our company and Parent, and the decision to enter into the Merger Agreement was solely that of our board of directors.

The following is a summary of the material financial analyses performed by Alexander Capital in connection with the preparation of its opinion and reviewed with our board of directors on May 11, 2021.

The order of the analyses does not represent relative importance or weight given to those analyses by Alexander Capital. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Alexander Capital’s analyses.

Stock Performance Relative to Market

Alexander Capital review the past performance of Net Element’s public stock price performance as relative to the general overall market, small and microcap indices as well as a set of comparable companies. While independent of contemplated merger with Mullen, it is illustrative and is important when contemplating whether an independent Net Element is a viable alternative to Net Element’s shareholders. The analysis was first done comparing periods prior to the announcement of the Mullen Letter of Intent.

Data as of June 12, 2020	YTD	1-yr	3-yr	5-yr
NET ELEMENT	-19.3%	-35.7%	-65.0%	-95.3%

S&P 500	-7.1%	4.0%	23.5%	42.4%
Russell 2000	-18.7%	-10.7%	-4.6%	6.9%
iShares Microcap ETF	-18.4%	-8.9%	-4.8%	4.6%
Median of Indices	-18.4%	-8.9%	-4.6%	6.9%

Public Company Comparables	41.1%	33.5%	19.1%	322.9%

Difference from Median of Indices	-0.9%	-26.9%	-60.4%	-102.2%

Difference from Median of Comparables	-60.4%	-69.2%	-84.1%	-418.2%

Comparable Public Companies Included:

ACI Worldwide (NAS: ACIW)

Bill.com (NYS: BILL)

Moneygram International (NAS: MGI)

PayPal Holdings (NAS: PYPL)

Shopify (TSE: SHOP)

Square (NYS: SQ)

Stone Pagamentos (NAS: STNE)

Zuora (NYS: ZUO)

Based on this analysis, Net Element shareholders have experienced the underperformance of Net Element’s stock value comparable to the market indices and comparable companies over every major time period.

Discounted Cash Flow Analysis

Using the Mullen forecast provided by Mullen’s Management to NETE’s Management, Alexander Capital performed an illustrative discounted cash flow analysis on Mullen. Adjustments to the forecast were made by Alexander Capital to be more conservative in nature based on Alexander Capital’s past experience with emerging and developing companies. Using discount rates ranging from 9.0% to 20.0%, which reflect estimates based on Mullen’s weighted average cost of capital, Alexander Capital discounted to present value, the value of Mullen’s balance sheet to April 30, 2021 using (1) estimates of unlevered cash flow for years ending December 31, 2021 through 2030 as per the Mullen forecast and (ii) a range of terminal values for Mullen, which were based on perpetual growth rates ranging from 2.0% to 5.0%, to estimate a terminal year of cash flow to be generated by Mullen based on the Mullen forecast. Alexander Capital used the Capital Asset Pricing Model (“CAPM”) to determine the discount rates which required input from Mullen’s Management including Mullen’s target capital structure, the cost of long-term debt capital (both private debt and public government agency debt) and the after-tax return on excess cash. Included in CAPM where future applicable marginal tax rates for Mullen, developing a beta for Mullen, derived from Mullen’s comparable peer company analysis, as well as national and global market factors in the electronic vehicle (“EV”) and traditional automobile markets and those financial markets in general. The perpetuity growth rate ranges were estimated by Alexander Capital using its experience taking both the Mullen forecast and market predictions, both national and global, versus data on long-term growth of GRP and inflation. Alexander Capital calculated the range of illustrative enterprise values it derived for Mullen, assuming no financial consideration for the historical NETE business. Alexander Capital then applied the current consideration to NETE shareholders from the Merger LOI to calculated the implied equity value by dividing the equity value attributable to NETE shareholders by the current outstanding shares of NETE. Using the above sensitivity ranges for discount and perpetual growth rates, the implied equity values per share of NETE common stock, owned by NETE shareholders, was calculated to be $20 to $14, as rounded to the nearest dollar.

Precedent Transaction Analysis

Alexander Capital reviewed historical transactions in the EV industry and analyzed the information surrounding those transactions. While there were no direct comparable EV mergers, there have been recent EV/alternative fuel mergers involving Special Purpose Acquisition Companies (“SPAC”). The below selected transactions were recently announced or were publicly known to be forthcoming.

Selected Transactions

SPAC Year	Status	Target	Valuation (B)
2020	Completed	Hyliion	$1.5
2020	Completed	Nikola	$4.0
2020	Completed	Canoo	$1.9
2020	Completed	Lordstown Motors	$1.4
2020	Completed	Fisker	$3.3
2021	Completed	Arrival	$11.0
2021	Announced	Proterra	$1.6
2021	Announced	Lightning eMotors	$0.8
2021	Announced	Electric Last Mile	$1.4
2021	Announced	EVgo	$2.6
2021	Announced	Volta	$1.4

While the above companies and transactions are not exactly comparable to Mullen and the Net Element merger, all of the above companies are pre/limited revenue in business maturity and are in the EV/alternative vehicle ecosystem. Mullen’s forecast calls for many of the similar business and financing paths of the above companies. In addition, Mullen’s forecast anticipates initial deliveries of its vehicles on similar timeframes to the above companies. Using the median of the above transaction valuations, the implied equity value per share of Net Element common stock, owned by Net Element shareholders, was calculated to be $46, as rounded to the nearest dollar. Most of the above companies do not have significant analyst coverage, so there are no traditional estimates, however, public information on those companies’ management estimates for revenue and EBITDA are available and using implied multiples and discounting back to present supports the $46 per share of implied equity value to Net Element shareholders.

Public Comparable Analysis

Alexander Capital analyzed and compared Mullen’s selected financial information to a certain group of publicly traded companies in the vehicular and automobile industry as well as related up and downstream industries. The analysis specifically compared certain financial information based on the Mullen forecast to the public ratios and market multiples of the selected public cohort of comparables. The following publicly traded corporations were selected (“selected cohort”):

●	Ashok Leyland
●	Audi
●	FDG Electric Vehicles
●	Ferrari
●	Ford

●	General Motors
●	Guangzhou Xiaopeng Motors Technology
●	Hindustan Motors
●	Maruti Suzuki India
●	Mazda Motor
●	Mitsubishi Motors
●	Nikola Motor Company
●	SAIC Motor Corporation
●	Tesla
●	Volkswagen
●	Workhorse Group

While none of the selected cohort is exactly comparable to Mullen, those companies have been chosen by Alexander Capital based on its experience because they have operations, product offerings and business maturity that, for analysis, can be considered similar to Mullen.

Alexander Capital calculated both revenue/enterprise value (“EV”) and EBITDA / EV using the trailing twelve months (“TTM”) period for revenue and EBITDA, then dividing that by the current EV. That analysis resulted in the following median multiples:

Selected Cohort Multiples (Median)

EBITDA / EV	Revenue / EV
15.0x	3.2x

Present Value of Future Share Price Analysis

Alexander Capital performed an analysis on the implied present value of a potential future EV of Mullen, which would give a potential indication of the present value of a theoretical future value of Mullen’s equity and share price by using the financial multiples calculated from the analysis performed in the Public Comparable Analysis. Using the Mullen forecasts as adjusted by Alexander Capital, Alexander Capital calculated future EV values for the years 2021 through 2030. Alexander Capital first used EBITDA multiples to calculate an implied EV. Using the Public Comparable Analysis’ EBITDA / EV median multiple of 15.0x, Alexander Capital discounted the EV for the years ending 2021 through 2030 utilizing a range of discount factors from 9.0% to 20.0%. This EBITDA analysis resulted in current implied equity value per share of NETE common stock, owned by NETE shareholders, to be $98 to $37, as rounded to the nearest dollar. Alexander Capital then used the Revenue multiples to calculate an implied EV. Using the Public Comparable Analysis’ Revenue / EV median multiple of 3.2x, Alexander Capital discounted the EV for the years ending 2022 through 2031 utilizing a range of discount factors from 9.0% to 20.0%. This Revenue analysis resulted in current implied equity value per share of NETE common stock, owned by NETE shareholders, to be $117 to $45, as rounded to the nearest dollar.

Preparing a fairness opinion is complex and is difficult to quantify in specific descriptions or analyses. The complete understanding of the overall situation, which is unique to NETE’s board and shareholders, should be considered as a whole rather than focusing on one specific part of the financial analyses. Alexander Capital considered all of the financial analyses regarding the proposed transaction as well as overall global market conditions and specific industry conditions germane to both NETE and Mullen to arrive at its fairness determination. Inclusive in Alexander Capital’s determination was its experience and professional judgement in the public capital markets surrounding the transaction. In preparing these analyses, it should be noted that no transaction, nor company in the selected cohort, is directly comparable to NETE, Mullen or the contemplated transaction.

Other Matters.  Alexander Capital was engaged by our company to provide an opinion to our board of directors as to whether the Merger Consideration to be paid by the Company in connection with the Merger pursuant to the Merger Agreement is fair to our shareholders from a financial point of view. We engaged Alexander Capital based on Alexander Capital’s experience and reputation. Alexander Capital is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. For its services in rendering its opinion, we have agreed to pay a fee of $125,000 which is not contingent upon either the conclusion expressed in the opinion or the consummation of the Merger, and a portion of which became payable upon the execution of Alexander Capital’s engagement letter and the balance of which became payable upon the delivery of Alexander Capital’s opinion. We have also agreed to indemnify Alexander Capital certain potential liabilities in connection with our services in rendering its opinion and to reimburse Alexander Capital for certain of its expenses incurred in connection with its engagement with the Company.

To Net Element’s knowledge, Alexander Capital has not actively traded the equity or debt securities of our Company. In addition, we are not aware of any individuals who are employees of, or are affiliated with, Alexander Capital who have in the past or may have at the time of the fairness opinion been stockholders of Net Element. Additionally, Alexander Capital has no material relationships with Mullen, Mullen Technologies, or any of their affiliates.

Alexander Capital’s opinion was provided for the use and benefit of the Net Element board of directors in connection with its consideration of the Merger and only addressed the fairness, from a financial point of view to Net Element’s shareholders of the Merger Consideration to be paid by the Company in connection with the Merger pursuant to the Merger Agreement as of the date of the opinion and did not address any other aspect or implication of the Merger. The summary of Alexander Capital’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Alexander Capital in preparing its opinion. However, neither Alexander Capital’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed Merger.

Interests of Net Element’s Directors and Officers in the Merger

Besides the equity ownership of Net Element detailed above, the directors and executive officers of the Company do not have interests different than the other stockholders of Net Element.

Board of Directors of the combined company Following the Merger Agreement

Assuming the Director Election Proposal is approved by our stockholders at the special meeting, we expect the Mullen Board to be comprised of the individuals set forth below following the completion of the Merger Agreement.

Board of Directors	Age	Independent Directors	Age
David Michery, Chairman of the Board, President, and CEO	55	Mark Betor (2)(3)	65
Jerry Alban, Chief Operating Officer	65	Jonathan New (1)(2)	60
Mary Winter, Secretary	30	William Miltner (2)(3)	59
		Kent Puckett (1)(2)	58

(1)   Audit Committee (2) Compensation Committee (3) Nominating and Governance Committee

Closing and Effective Time of the Merger

We are working to complete the Merger as quickly as possible, and we expect to complete this transaction in the third-fourth quarter of 2021. However, Net Element cannot assure you when or if the Merger will occur. The Merger is subject to stockholder approvals and other conditions, and it is possible that factors outside the control of both Net Element and Mullen could result in the Merger being completed at a later time, or not at all.

Accounting Treatment

Both Net Element and Mullen prepare their financial statements in accordance with GAAP. The Merger will be accounted for as a reverse recapitalization for financial accounting purposes. Mullen is expected to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Mullen shareholders will own a majority of the voting power of the combined company;
●	The Board of directors of the combined company will be comprised of 7 members all of which have been nominated by Mullen;
●	Mullen’s senior management will comprise the senior management roles of the combined company;
●	The combined company will assume Mullen’s name; and
●	Net Element is divesting its current business prior to the Merger and the business and strategy of the combined company is intended to continue Mullen’s current business and strategy.

Appraisal and Dissenters’ Rights

The Merger Agreement and the certificates of incorporation and bylaws of Net Element and Mullen do not provide for any additional appraisal rights other than those provided for under applicable law. Pursuant to Delaware General Corporation Law § 262(b)(1), the Net Element stockholders will not have appraisal rights due to the shares’ status as publicly listed shares on a national securities exchange and because the Net Element stockholders are not exchanging any of their securities in the Merger. The appraisal rights for Mullen stockholders are governed by Chapter 13 of the California Corporations Code. Provided the shares of Net Element Common stock to be received by Mullen stockholders pursuant to the Merger are unrestricted, registered shares publicly traded on Nasdaq, the stockholders of Mullen will have no appraisal or dissenter’s rights. If, however, the Nasdaq listing application is denied and the shares of Common Stock are not registered on another nationally traded securities exchange (as certified by the Commissioner of Business Oversight of California), then the Mullen stockholders may have appraisal rights (please note, however, that listing on Nasdaq is a condition precedent to the Merger). The shareholders of Mullen’s Preferred Stock who are receiving unlisted Net Element Preferred Stock pursuant to the Merger may have appraisal rights with respect to those shares of Mullen Preferred Stock. The Mullen stockholders should follow the procedures set out in Chapter 13 of the California Corporations Code to demand their appraisal rights, including voting against the Merger and making written demand upon Mullen to purchase the shares in payment of cash at their fair market value stating the number and class of shares held of record by the stockholder for which demand is being made.

Dissenters’ Rights – Mullen Stockholders

The procedures for Mullen Stockholders to exercise dissenters’ rights with respect to their shares are described in Chapter 13 of the California Corporations Code. The following discussion assumes the Common Stock to be received by Mullen shareholders will be listed on the Nasdaq and therefore, dissenters’ rights would only apply to shares of Preferred Stock. If, however, the Common Stock is not listed on the Nasdaq, or any other national securities exchange, at the time of the Merger, then the following discussion will apply to shares of Mullen Common Stock as well. The information set forth below is a general summary of these provisions as they apply to stockholders that do not approve the Merger Agreement and the Merger. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13. Any stockholder that does not approve the Merger and wishes to exercise dissenters’ rights or wishes to preserve the right to do so should carefully read Chapter 13 of the California Corporations Code and must follow the required procedures set forth therein or any such rights may be lost.

Under Chapter 13 of the California Corporations Code, Mullen stockholders that do not approve the Merger Agreement and the Merger will be entitled to dissenters’ rights with respect to their shares. Stockholders will only be entitled to such dissenters’ rights if they demand that Mullen (or following the Merger Effective Time, the post-Merger company) purchase their shares in accordance with the California Corporations Code, submit the shares for endorsement in accordance with the California Corporations Code and otherwise comply with Chapter 13 of the California Corporations Code. Stockholders will only be entitled to dissenters’ rights under the California Corporations Code if they submit a written demand for appraisal following notice of the approval of the Merger Agreement and the Merger, if they continuously hold their Company Shares from the date they dissent through the Merger Effective Time, and if they comply with California Corporations Code procedures applicable to such dissenters’ rights.

If you elect to exercise dissenters’ rights under the California Corporations Code, the amount to which you may be entitled for your shares through the exercise of such rights could be more, the same or less than what you would be entitled to receive under the terms of the Merger Agreement if you were to approve the Merger Agreement and the Merger.

In view of the complexity of these provisions of California law, any stockholder that is considering exercising dissenters’ rights, or that wishes to preserve the right to do so, should consult his, her or its legal advisor.

Important details concerning the requirements to perfect dissenters’ rights under California law are set forth below.

THE PROCESS OF DISSENTING AND EXERCISING DISSENTERS’ RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL STATUTORY REQUIREMENTS. STOCKHOLDERS WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE WITH CHAPTER 13 OF THE CORPORATIONS CODE.  ANY STOCKHOLDER WHO FAILS TO COMPLY WITH THE REQUIREMENTS OF CHAPTER 13 OF THE CORPORATIONS CODE WILL FORFEIT HIS, HER OR ITS RIGHT TO DISSENT FROM THE MERGER AND EXERCISE DISSENTERS’ RIGHTS.

MULLEN STOCKHOLDERS THAT approve the Merger will not be entitled to dissenters’ rights.

Invoking Dissenters’ Rights

If the Merger is consummated, Mullen stockholders that do not approve the Merger and the Merger Agreement, and who have fully complied with all applicable provisions of Chapter 13 of the Corporations Code, may have certain rights afforded to them to require the post-Merger Company to purchase their shares at the fair market value thereof on the day of, and immediately prior to, the first announcement of the terms of the Merger, excluding any appreciation or depreciation of the value of such shares because of the Merger, and to demand an appraisal of the fair value of their shares. For shares to qualify as dissenting shares under Chapter 13 of the California Corporations Code, the following conditions must be satisfied for each applicable Mullen stockholder: (i) the shares were outstanding on the date for the determination of stockholders entitled to vote (including by execution of written consent, if applicable) on the Merger; (ii) the stockholder owning such shares must not have voted in favor of the Merger and the Merger Agreement; (iii) the stockholder owning such shares must demand, in accordance with Chapter 13 of the California Corporations Code and as more fully described below, that Mullen (or following the Merger Effective Time, the post-Merger Company) purchase the shares; and (iv) the stockholder owning such shares must submit his, her or its stock certificate(s) representing such shares for endorsement (as described below). Failure to follow any of the procedures set forth in the California Corporations Code may result in termination or waiver of a stockholder’s dissenters’ rights under the California Corporations Code. Therefore, if a stockholder wishes to exercise dissenters’ rights, such stockholder should strictly comply with the requirements and procedures set forth in the California Corporations Code and is urged to consult with his, her or its legal advisor before electing or attempting to exercise such dissenters’ rights.

If the Merger and the Merger Agreement are adopted and approved by Mullen stockholders owning the requisite number of shares, Mullen will, within 10 days after the date of such approval, mail to any stockholder that may be entitled to dissenters’ rights, a notice that the required stockholder approval of the Merger and Merger Agreement was obtained (the “Merger Notice”). The Merger Notice will set forth the price determined by Mullen to represent the fair market value of any dissenting shares and a brief description of the procedures to be followed by any stockholder that wishes to exercise his, her or its dissenters’ rights.

Within 30 days after the date on which the Merger Notice is mailed, a Mullen Stockholder wishing to exercise dissenters’ rights (a “Dissenting Stockholder”) must deliver to the address specified in the Merger Notice (i) a written demand that Mullen (or following the Merger Effective Time, the post-Merger Company) repurchase such Dissenting Stockholder’s Company Shares (“Dissenting Shares”) in a statement setting forth the number and class of Dissenting Shares held of record by such Dissenting Stockholder, (ii) the Dissenting Stockholder’s claimed fair market value of the Dissenting Shares as of the day before the announcement of the proposed Merger, and (iii) the stock certificate(s) representing the Dissenting Shares. Such stock certificate(s) must be stamped or endorsed with a statement that the Company Shares represented thereby are Dissenting Shares or will be exchanged for stock certificates of appropriate denomination so stamped or endorsed.

If Mullen (or following the Merger Effective Time, the post-Merger Company) and a Dissenting Stockholder that has timely complied with the requirements of Chapter 13 of the California Corporations Code (including as described above) agree upon the price to be paid for the Dissenting Shares, the Dissenting Stockholder will be entitled, with certain exceptions, to be paid such price (together with interest thereon at the legal rate on judgments from the date of the agreement) within 30 days after such agreement is reached or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the stock certificates for the Dissenting Shares.

If Mullen (or following the Merger Effective Time, the post-Merger Company) denies that the shares of the Mullen stockholder claiming dissenters’ rights qualify as Dissenting Shares under Chapter 13 of the California Corporations Code or if Mullen and a Dissenting Stockholder disagree as to the fair market value of such Dissenting Shares, such stockholder may, within six months after the Merger Notice is mailed, file a complaint in the superior court of the proper California county requesting the court to make such determinations or, alternatively, may intervene in any action pending on such a complaint. Costs of such an action (including compensation of any court-appointed appraisers) shall be assessed as the court considers equitable, but must be assessed against Mullen (or following the Merger Effective Time, the post-Merger Company) if the appraised value exceeds the price offered by Mullen or the post-Merger Company.

Any court action to determine whether shares qualify as Dissenting Shares or to determine the fair market value of any such Dissenting Shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the Mullen stockholders in authorizing the Merger. Furthermore, subject to the provisions of Chapter 13 of the California Corporations Code, no Mullen stockholder that has the right to demand payment for his, her or its shares under Chapter 13 of the California Corporations Code shall have any right in law or equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of Company Shares required to authorize or approve the Merger have been legally voted in favor of or consented to the Merger.

Dissenting Shares may lose their status as such and a Dissenting Stockholder’s right to demand payment therefor will terminate if (i) the Merger is terminated prior to Closing; (ii) the Dissenting Shares are transferred by the Dissenting Stockholder prior to being submitted for endorsement or are surrendered for conversion into shares of Net Element; (iii) the Dissenting Stockholder and Mullen (or following the Merger Effective Time, the post-Merger Company) do not agree upon the status of the Dissenting Stockholder’s Shares as Dissenting Shares or upon the price for such Dissenting Shares and the Dissenting Stockholder neither files suit or intervenes in a pending action within six months following the date on which the Merger Notice was mailed to the Dissenting Stockholder; or (iv) the Dissenting Stockholder, with the Mullen’s consent, withdraws his, her or its demand for the purchase of the Dissenting Shares.

Certain Material U.S. Federal Income Tax Considerations

General

The discussion in this section of the proxy statement/prospectus is of certain material U.S. federal income tax consequences applicable to holders of shares of Mullen Automotive stock with respect to the Merger contemplated in this Proposal No. 1.  This discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. Neither Net Element nor Mullen Automotive has sought, and neither will seek, a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Merger. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. The following assumes that all shares Mullen Automotive stock are held as capital assets within the meaning of Code §1221 (generally, property held for investment).

This discussion does not address all of the U.S. federal income tax consequences of the Merger that may be relevant to shareholders in light of their particular circumstances, or to certain types of shareholders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, “U.S. shareholders” (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, or persons who hold the shares as a hedge or who hedge their interest in their shares). In addition, this discussion does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular shareholder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. shareholder” is a beneficial owner of shares of Mullen Automotive stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds shares of stock generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences of the Merger is for general information only and is not tax advice. Shareholders are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction.

Non-U.S. shareholders are also urged to consult with tax advisors with respect to the application of non-U.S. tax laws to their particular situation.

Treatment of the Merger

Mullen Automotive and Net Element intend for the Merger to qualify as a “reorganization” within the meaning of Code Section 368(a)(1)(a), as augmented by Code Section 368(a)(2)(E), and Net Element intends to obtain an opinion (the “Tax Opinion”) from its counsel, Snell & Wilmer, LLP, dated as of the closing of the Merger, to the effect that the Merger should so qualify. However, the completion of the Merger is not conditioned upon the Merger qualifying for the intended tax treatment, or upon the receipt of an opinion of counsel to that effect. Additionally, an opinion of counsel is not binding on the IRS or any court, and neither Mullen Automotive nor Net Element will request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.  Accordingly, no assurance can be given that the Merger will qualify for the intended tax treatment, and no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the treatment of the Merger described below, or the conclusions reflected in the Tax Opinion.  If the IRS were to successfully challenge the intended treatment of the Merger, the tax consequences could differ materially from those described below and in the Tax Opinion.

The Tax Opinion will be based upon customary assumptions and on representations, warranties, and covenants of officers of Net Element, and any of its affiliates and representatives, as appropriate. If any of the assumptions, representations, warranties, or covenants is incorrect, incomplete, inaccurate, inconsistent with the actual facts, or violated, the validity of the Tax Opinion may be affected and the tax consequences of the Merger could differ materially from those described below and in the Tax Opinion. Among other assumptions, the Tax Opinion assumes that the Mullen Spin-Off qualifies, and will continue to qualify, in all respects as a fully tax-free divisive reorganization as contemplated in Code Section 355 and Code Section 368(a)(1)(D).

Subject to the qualifications, assumptions, and limitations set forth herein and in the Tax Opinion, Snell & Wilmer LLP, counsel to Net Element, is of the opinion that:

1.     The merger of the N-E Sub with and into Mullen Automotive should qualify as a reorganization within the meaning of Code Section 368(a)(1)(A), as augmented by the provisions of Code Section 368(a)(2)(E);

2.     A holder of shares of Mullen Automotive common stock, Mullen Automotive Series A preferred stock, Mullen Automotive Series B preferred stock, and/or Mullen Automotive Series C preferred stock should not recognize income, gain, or loss upon the exchange, in the Merger, of such Mullen Automotive stock for Net Element common stock, Net Element Series A preferred stock, Net Element Series B preferred stock, and/or Net Element Series C preferred stock, respectively, as the case may be; and

3.   in each instance, (a) any such holder’s aggregate tax basis in the shares of Net Element stock received in the Merger should generally be equal to such holder’s aggregate tax basis in the shares of Mullen Automotive stock surrendered for such shares of Net Element stock in the Merger, and (b) any such holder’s holding period in the shares of Net Element stock received in the Merger should generally include such holder’s holding period in the shares of Mullen Automotive stock surrendered therefor.

If a holder of shares of Mullen Automotive stock holds different blocks or classes of shares of Mullen Automotive stock (e.g., different shares treated as having been acquired on different dates or at different prices), then such holder should consult its own tax advisor regarding the determination of the basis and holding period of shares of Net Element stock received in exchange therefor in the Merger.

Notwithstanding the conclusions above and in the Tax Opinion, there is no assurance that the IRS or court of competent jurisdiction will agree to such treatment, and the IRS could assert that the Merger does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, then some or all of the consequences described above and in the Tax Opinion would not apply.  In such a case, a U.S. holder of shares of Mullen Automotive stock will generally recognize gain or loss upon the exchange of such holder’s shares of Mullen Automotive stock in the Merger in an amount equal to the excess of (i) the fair market value of the shares of Net Element stock received for the shares of Mullen Automotive stock exchanged in the Merger, over (ii) such holder’s adjusted tax basis in the shares of Mullen Automotive stock surrendered in the Merger.  Any gain or loss recognized as a result of such taxable exchange generally will be long-term capital gain or loss if, as of the effective date of the Merger, the U.S. holder’s holding period with respect to the shares of Mullen Automotive capital stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations. If the Merger were treated as a taxable exchange, then a U.S. holder’s aggregate tax basis in such holder’s shares of Net Element stock received in the Merger will equal the fair market value of such shares as of the date of the Merger; and such holder’s holding period in such shares of Net Element stock received in the Merger will begin on the day following the Merger.  The Merger Agreement provides that no holder of Mullen Automotive stock will receive cash in lieu of a fractional share in connection with the Merger.

Under applicable Treasury Regulations, “significant holders” of stock generally will be required to comply with certain reporting requirements respecting the Merger. A holder may be a “significant holder” if, immediately before the Merger, such holder owned (i) at least five percent (5%) (by vote or value) of the total outstanding stock of the target corporation if the stock owned by such holder is publicly traded, (ii) at least one percent (1%) (by vote or value) of the total outstanding stock of the target corporation if the stock owned by such holder is not publicly traded, or (iii) securities in the target corporation with a basis of One Million Dollars ($1,000,000) or more.  A significant holder generally will be required to file a statement with such holder’s U.S. federal income tax return for the taxable year that includes the Merger.  That statement must set forth the holder’s tax basis in, and fair market value of, the shares of Mullen Automotive stock surrendered pursuant to the Merger (in each instance determined as of immediately before the surrender of the shares), the date of the Merger, and such other information as set forth in the Treasury Regulations.  Holders of Mullen Automotive stock should consult their tax advisors as to whether they may be treated as a “significant holder” for these purposes.

Information Reporting and Backup Withholding

If all or a portion of the Merger is treated as a taxable transaction, then the taxable receipt of any consideration by a U.S. shareholder in the Merger generally will be subject to information reporting and, under certain circumstances, may be subject to backup withholding, unless such U.S. shareholder delivers to us a properly completed IRS Form W-9 certifying such U.S. shareholder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

The foregoing discussion is intended only as a summary of material U.S. federal income tax consequences of the Merger to holders of shares of Mullen Automotive stock under current law and is for general information only. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under other tax laws, or that may apply to particular categories of shareholders. Each holder of shares of Mullen Technologies stock, Mullen Automotive stock, and/or Net Element stock should consult such holder’s own tax advisors as to the particular tax consequences to such holder as a result of the Merger, and other transactions contemplated in this proxy statement/prospectus, including the application and effect of U.S. federal, state, local, and non-U.S., and other tax laws, and the effect of possible changes in tax laws that may affect the tax consequences described above.

Exercise of Appraisal Rights of Mullen Common and Preferred Stock

A U.S. shareholder who receives cash pursuant to the exercise of appraisal rights generally will recognize capital gain or loss measured by the difference between the amount of the cash received and such U.S. shareholder’s adjusted tax basis in its shares of stock surrendered upon exercise of such appraisal rights. U.S. shareholders are encouraged to consult their own tax advisors regarding such rights and, if applicable, the exercise thereof.

Regulatory Approvals Required for the Merger

The Merger and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreement.

Vote Required for Approval

The Merger is conditioned on the approval of the Merger Agreement Proposal, the Divestiture Proposal, the Charter Proposals, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, the Merger Agreement Proposal will have no effect, even if approved by our stockholders.

The Merger Agreement Proposal (and consequently, the Merger Agreement and the Merger) will be approved and adopted only if we obtain the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will also have the effect of a vote “AGAINST” the proposal.

Our directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Merger Agreement.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT PROPOSAL.

PROPOSAL NO. 2—THE AUTHORIZED COMMON SHARES PROPOSAL

Overview

Our stockholders are also being asked to approve and adopt an amendment and restatement of the Charter that will, among other things, change the par value and increase the number of authorized shares of Net Element’s Common Stock, par value $0.001 per share (the “Common Stock”), from 100,000,000 shares, par value $0.0001, to 500,000,000 shares, par value $0.001.

The full text of the Proposed A&R Charter reflecting the proposed amendment and the other Charter Proposals is attached to this proxy statement/prospectus as Annex B. For a summary of certain of the principal proposed changes and the differences between Net Element’s stockholders’ rights under the existing charter and the Proposed A&R Charter, see below in this proxy statement/prospectus under the heading “DESCRIPTION OF SECURITIES.”

Reasons for the Amendment

The Authorized Common Shares Proposal is intended to (a) provide the required authorized share capital to accommodate the issuance of shares of Common Stock issuable in the Merger as well as the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Warrants and other convertible instruments, on a fully-diluted and as-converted basis, upon consummation of the Merger and thereafter pursuant to additional Series C Preferred Stock, warrants and other convertible instruments that may be sold under existing agreements between Mullen and its security holders that will be assumed in the Merger, (b) provide shares for the Equity Incentive Plan as described in Proposal No. 12, and (c) provide flexibility for future issuances of Common Stock and Preferred Stock if determined by the Post-Combination Company’s Board to be in the best interests of the Post-Combination Company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. As described above under the heading “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Description of Certain Existing Mullen Agreements and Securities,” certain agreements of Mullen that will be assumed by Net Element at the time of the Merger, including the Exchange Agreement, the $20 Million SPA, and the Warrants, will require the post-Merger company to reserve from its authorized and unissued shares up to 300% of the Common Stock issuable upon conversion of the Series C Preferred Stock and the Warrants issuable under such agreements. The amount of authorized shares of Common Stock requested in this Proposal No. 2 takes into account such contractual reservation of share provisions.

The Board is recommending this increase in authorized shares of common stock primarily to give the Company appropriate flexibility to issue shares further to the Merger and for future corporate needs. In addition to the shares to be issued further to the Merger, the shares may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the rules of the Nasdaq CM. The newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans or for other corporate purposes.

Vote Required for Approval

The Authorized Common Shares Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the other the Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

The approval of the Authorized Common Shares Proposal requires the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will also have the effect of a vote “AGAINST” the proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE AUTHORIZED COMMON SHARES PROPOSAL.

PROPOSAL NO. 3—THE PREFERRED STOCK PROPOSAL

Overview

Our stockholders are also being asked to approve and adopt an amendment and restatement of the Charter (a) to change the par value and increase the number of authorized shares of Preferred Stock, par value $0.01, from 1,000,000 to 58,000,000, par value $0.001; (b) to authorize the issuance of up to 200,000 shares of Series A Preferred Stock, which series carries 1,000 votes per share and converts into Common Stock on a 100-for-1 basis; (c) to authorize the issuance of up to 12,000,000 shares of Series B Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis; and (d) to authorize the issuance of up to 40,000,000 shares of Series C Preferred Stock, which series carries one vote per share and converts into Common Stock on a 1-for-1 basis. Under the current Charter, the Board has authority to issue series of Preferred Stock from time to time and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon (or “Blank Check Preferred Stock”). The Board will retain its ability to issue Blank Check Preferred Stock under the Proposed A&R Charter.

The full text of the Proposed A&R Charter reflecting the proposed amendment and the other Charter Proposals is attached to this proxy statement/prospectus as Annex B. For a summary of the major terms of the Preferred Stock and certain of the principal proposed changes and the differences between Net Element’s stockholders’ rights under the existing charter and the Proposed A&R Charter, see below in this proxy statement/prospectus under the heading “DESCRIPTION OF SECURITIES.”

Reasons for the Amendment

The Preferred Stock Proposal is intended to provide the required authorized share capital to accommodate the issuance of shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock issuable in the Merger to holders of Mullen’s Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, as well as additional shares of Series C Preferred Stock issuable pursuant to the rights of holders of Mullen securities under agreements that will be assumed by us in the Merger. The exact number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be issued further to the Merger is a function of the number of our outstanding shares on a fully diluted and fully converted basis immediately prior to the Merger. The number authorized is an estimate of the maximum number of our shares that could be issued further to the Merger as well as additional shares of Series C Preferred Stock issuable pursuant to the rights of holders of Mullen securities under agreements that will be assumed by us in the Merger. The actual number of shares issued may be less than the amount authorized. In addition, the amount includes additional shares that the Board can issue in the future under its ability to issue Blank Check Preferred Stock. The Board is recommending this increase in authorized shares of Preferred Stock and the issuance of Series A, Series B, and Series C Preferred Stock in order to consummate the Merger, to accommodate future issuances of Series C Preferred Stock under Mullen agreements, and to retain flexibility to issue additional shares of Preferred Stock in the future if determined by our Board to be in the best interests of the Company and its shareholders. The holders of shares of Mullen Series A, Series B, and Series C Preferred Stock shares will exchange such shares for shares of our Series A, Series B, and Series C Preferred Stock, respectively, as described in the Merger Agreement.

Each holder of shares of Mullen Technologies stock, Mullen Automotive stock, and/or Net Element stock should consult such holder’s own tax advisors as to the particular direct or indirect consequences to such holder as a result of the consummation of the Mullen Spin-Off, the Merger, the issuance of shares as contemplated in this Proposal No. 3, and/or any or all of the Foreseeable Capital Transactions.

Vote Required for Approval

The Preferred Stock Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the other Charter Proposals, the Divestitures Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 3 will have no effect, even if approved by our stockholders.

Approval of the Preferred Stock Proposal requires the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE PREFERRED STOCK PROPOSAL.

PROPOSAL NO. 4—THE BYLAWS STOCKHOLDER VOTE PROPOSAL

Overview

Our stockholders are being asked to approve an amendment to Article VII of the Charter to lower the required vote for stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

The full text of the Proposed A&R Charter reflecting the proposed amendment and the other Charter Proposals is attached to this proxy statement/prospectus as Annex B.

Reasons for the Amendment

The purpose of the removal of the supermajority provisions of the Bylaws is to eliminate provisions that stockholders may find objectionable and that may be considered to have anti-takeover implications and are not considered necessary for ongoing operations of the post-merger company.

Vote Required for Approval

The Bylaws Stockholder Vote Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the other Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 4 will have no effect, even if approved by our stockholders.

The Bylaws Stockholder Vote Proposal requires the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of our capital stock entitled to vote generally in the election of directors. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE BYLAWS STOCKHOLDER VOTE PROPOSAL.

PROPOSAL NO. 5—THE SUPERMAJORITY STOCKHOLDER VOTE PROPOSAL

Overview

Our stockholders are being asked to approve an amendment to Article XI of the Charter to lower the required vote for stockholders to amend or repeal Article XI or Article VII of the Charter to a majority vote standard down from a sixty-six and two-thirds percent (66-2/3%) standard.

The full text of the Proposed A&R Charter reflecting the proposed amendment and the other Charter Proposals is attached to this proxy statement/prospectus as Annex B.

Reasons for the Amendment

The purpose of the removal of the supermajority provisions of the Bylaws is to eliminate provisions that stockholders may find objectionable and that may be considered to have anti-takeover implications and are not considered to be necessary for ongoing operations of the post-merger company.

Vote Required for Approval

The Supermajority Stockholder Vote Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the other Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.

The Supermajority Stockholder Vote Proposal requires the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of our capital stock entitled to vote generally in an election of directors. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE SUPERMAJORITY STOCKHOLDER VOTE PROPOSAL.

PROPOSAL NO. 6—THE BOARD CLASSIFICATION PROPOSAL

Overview

Our stockholders are also being asked to approve an additional amendment to the Charter providing for the classification of the Net Element Board.

The full text of the Proposed A&R Charter reflecting the proposed amendment to implement the Board Classification Proposal is attached to this proxy statement/prospectus as Annex B.

If the Board Classification Proposal is approved, the Net Element board will be classified. Currently, each of our directors is elected annually for a term ending on the date of the subsequent annual meeting at which directors are elected or until the director’s successor has been duly elected or qualified, or until the director’s earlier death, resignation or removal.

It is contemplated that the Board will be classified as follows: the term of office of the Class I directors shall expire at the first annual meeting of stockholders following the initial classification of the Board of Directors and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the Board for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

Reasons for the Amendment

The Net Element Board believes that the proposed amendment is in the best interest of the post-combination company because it is designed to assure the continuity and stability of the Board’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with the combined company and, therefore, will be familiar with its business and operations. The Net Element Board also believes that this classification will assist the Board in protecting the interests of the stockholders in the event of an unsolicited offer for the post-combination company by encouraging any potential acquirer to negotiate directly with the Board.

Potential Anti-Takeover Effects

This proposal may increase the amount of time required for a takeover bidder to obtain control of the post-combination company without the cooperation of the Board, even if the takeover bidder were to acquire a majority of the voting power of the outstanding voting stock of the post-combination company. Without the ability to obtain immediate control of the Board, a takeover bidder would not be able to take action to remove other impediments to its acquisition of the post-combination company. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of the Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Mullen Board, this amendment could be viewed as tending to perpetuate present management.

Although this proposal could make it more difficult for a hostile bidder to acquire control over the post-combination company, the Net Element Board believes that by forcing potential bidders to negotiate with the Board for a change of control transaction, the Board will be better able to maximize stockholder value in any change of control transaction.

The Net Element Board is not aware of any present or threatened third-party plans to gain control of the Company, Mullen or the post-combination company, and this proposal is not being recommended in response to any such plan or threat. Rather, the Net Element Board is recommending this proposal as part of its review of key governance mechanisms in connection with the Merger Agreement and to assist in assuring fair and equitable treatment for all stockholders in hostile takeover situations. The Net Element Board has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover.

Vote Required for Approval

The Board Classification Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the other Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 6 will have no effect, even if approved by our stockholders.

The approval of the Board Classification Proposal requires the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote thereon at the special meeting. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE BOARD CLASSIFICATION PROPOSAL.

PROPOSAL NO. 7—THE MISCELLANEOUS CHARTER PROPOSAL

Overview

Net Element’s stockholders are also being asked to approve various amendments to the Charter to (a) remove the restriction on the right of stockholders to act by written consent under Article V.C and (b) change the post-combination company’s name to “Mullen Automotive, Inc.”

The full text of the Proposed A&R Charter reflecting the proposed amendments pursuant to the Miscellaneous Charter Proposal is attached to this proxy statement/prospectus as Annex B.

Reasons for the Amendment

The current Charter in effect provides in Article V.C that following an initial public offering, the stockholders of the Company may not act by written consent. The Proposed A&R Charter eliminates this provision which will have the effect of allowing shareholder action by written consent, in accordance with Delaware law. Further to the Merger Agreement, the name of the Company after the effective date of the Merger will become “Mullen Automotive, Inc.,” and an amendment to the Charter is required to effect the name change.

Vote Required for Approval

The Miscellaneous Charter Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the other Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 7 will have no effect, even if approved by our stockholders.

The approval of the Miscellaneous Charter Proposal requires the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE MISCELLANEOUS CHARTER PROPOSAL.

PROPOSAL NO. 8—THE DIVESTITURE PROPOSAL

Overview

As a condition precedent to the consummation of the Merger, Net Element will divest itself of its existing business operations to RBL and shall cause such party to assume the liabilities of Net Element directly related to Net Element’s operations of its existing business concurrently with the effective time of the Merger (the “Divestiture”).

The Divestiture

As a condition to the Merger, Net Element will transfer its assets and liabilities to RBL in full satisfaction of the outstanding loan balance owed to RBL by Net Element and its subsidiary or affiliated entities. RBL has never declared any default or acceleration of the debt and ensuing foreclosure of all assets of the Company, since RBL holds first-priority liens on all of the assets of the Company. Instead, RBL has been extending the applicable maturity dates of the loans issued to the Company under the RBL indebtedness. However, RBL has the right to refuse any further extensions and declare a default. RBL and Net Element entered into the Divestiture Agreement, which is conditioned on, among other things, stockholder approval of the Divestiture and consummation of the Merger. As a part of the Divestiture, RBL has agreed not to accelerate payment under the loans and instead, in order to facilitate the Merger, to  acquire ownership of Net Element’s assets. RBL may enter into employment contracts or agreements with all of Net Element’s current employees, and RBL will assume all obligations of Net Element, including rent, landlord obligations, payroll, and staffing. We have not received any renumeration for RBL’s decision to assign its interest to Argus, LLC after the Divestiture other than what has been disclosed herein under the Divestiture arrangement.

The Divestiture is expressly contingent upon the closing of the Merger and will occur concurrently with the effective time of the Merger. If the Merger is not consummated, Net Element will continue its existing line of business as further discussed in the section of Proposal No. 1 entitled “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Effect of Termination.”

Vote Required for Approval

The Divestiture Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the Charter Proposals, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 8 will have no effect, even if approved by our stockholders.

The Divestiture Proposal will be approved and adopted only if we obtain the affirmative vote of the majority of our capital stock entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE DIVESTITURE PROPOSAL.

PROPOSAL NO. 9—THE NASDAQ CM PROPOSAL

Overview

Net Element’s stockholders are also being asked to approve (a) the issuance of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock (and the shares of Common Stock underlying such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) to shareholders of Mullen further to the Merger; (b) the issuance of additional shares of Series C Preferred Stock and warrants (and the Common Stock underlying such Series C Preferred Stock and warrants) to certain security holders of Mullen upon exercise of certain additional investment rights held by such holders as discussed below under “The Additional Investment Rights;” (c) the issuance of shares of Common Stock upon exercise of warrants to be assumed by Net Element; (d) the issuance of shares of Common Stock to Esousa further to the Private Placement, as discussed below under “The Private Placement” and (e) the issuance of shares to Drawbridge pursuant to the Drawbridge Convertible Note.

For a detailed discussion of the issuance of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock to shareholders of Mullen in order to effect the merger, as well as the issuance of shares of Common Stock pursuant to the Drawbridge Convertible Note and the warrants to be assumed by Net Element, please see “PROPOSAL NO. 1—THE MERGER AGREEMENT PROPOSAL—Consideration to be Received Pursuant to the Merger” on page 78.

The Private Placement

The Company has entered into a Master Exchange Agreement, (the “ME Agreement”) with Esousa. Prior to entering into the ME Agreement, Esousa agreed to acquire the existing promissory notes that had been previously issued by the Company, of up to $15,000,000  in principal amount outstanding plus interest due to RBL Capital Group, LLC. Pursuant to the ME Agreement, the Company has the right, at any time prior to July 8, 2022, to request Esousa, and Esousa will agree upon each such request, to exchange such promissory notes in tranches on the dates when the Company instructs Esousa, for such number of shares of the Company’s common stock as determined under the ME Agreement based upon the number of shares of Common Stock (already in Esousa’s possession) that Esousa sold in order to finance its purchase of such tranche of the promissory note (subject to the next sentence in this paragraph) from RBL Capital Group, LLC. Esousa will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by Esousa to finance the purchase of such Exchange Amount from RBL Capital Group, LLC, each such tranche to be $100,000 unless otherwise agreed to by the Company and Esousa. Such shares of restricted common stock of the Company are issuable to Esousa under an exemption from the registration requirements of the Securities Act in reliance upon Section 3(a)(9) of the Securities Act. This financing arrangement is known as the “Esousa Financing.”

The ME Agreement provides that the Company will not effect any exchange or otherwise issue any shares of Common Stock under the ME Agreement if, after giving effect to such exchange or other share issuance under the ME Agreement, Esousa and its affiliates would beneficially own in excess of 9.99% of the outstanding Common Stock. In addition, pursuant to Nasdaq Marketplace Rule 5635(d), the aggregate number shares of Company Common Stock issued to Esousa under the ME Agreement cannot exceed 19.99% of the total number of shares of Company Common Stock outstanding (or 19.99% of the voting power) unless the Company has obtained stockholders' approval.

The ME Agreement provides that, to the extent that issuance of any number of shares of Common Stock will cause Esousa’s beneficial ownership of Common Stock to exceed 9.99% of the outstanding Common Stock, Esousa will have the option to request the Company, in lieu of issuing such shares of Common Stock that would cause Esousa’s beneficial ownership of Common Stock to exceed 9.99% of the outstanding Common Stock, to issue to Esousa warrants, substantially in the form attached to the ME Agreement, to purchase at a price of $0.01 per share, the number of shares of Common Stock that would cause Esousa’s beneficial ownership to exceed 9.99% of the outstanding Common Stock.

Further to the Merger Agreement, immediately prior to the Merger Effective Time, the Company’s Net Cash Position must be at least $10.0 million. As defined in the Merger Agreement, “Net Cash Position” means Net Element and its subsidiaries’ aggregate cash and cash equivalents less accounts payable and debt (exclusive of unfunded warrant proceeds). In order to obtain the cash required to satisfy the Net Cash Position, Net Element is able to reborrow from RBL amounts purchased pursuant to the ME Agreement.

Without stockholder approval, there may not be a sufficient number of available shares that can be issued to Esousa to raise the necessary funds to fulfill the aforementioned condition to Closing. The Company and Esousa have agreed to solicit stockholder approval to allow the issuance of a sufficient number of shares further to the Esousa Financing to meet this condition to the Closing. This issuance of such additional shares to obtain funds necessary to satisfy the Net Cash Position required in the Merger Agreement is known as the “Private Placement”.

Net Element’s Board considered several financing options to fulfill this condition to the Closing and determined that the terms of the Private Placement were the best terms available. Towards that end, our board of directors determined that it is in our Company’s and stockholders’ best interests to effect the Private Placement.

Net Element and Mullen may agree that Net Element may raise additional capital beyond the Net Cash Position. In the event Net Element raises capital beyond the Net Cash Position, Mullen will absorb all of the dilution from such additional capital raise beyond the Net Cash Position. By way of example, if there would have been 75,000,000 shares of Parent Common Stock outstanding on a fully-diluted and converted basis prior to the additional capital raised beyond the Net Cash Position, and Parent issues 3,000,000 shares of Parent Common Stock to raise  additional capital over and above the Net Cash Position, the Parent Pre-Merger Stockholders would own 15% of such 75,000,000 shares of Parent Common Stock and plus 3,000,000 shares of Parent Common Stock, or 14,250,000 shares of Parent Common Stock immediately after the Merger Effective Time, and the number of outstanding shares of Parent Common Stock would increase from 75,000,000 to 78,000,000 on a fully-diluted and converted basis immediately after the Merger Effective Time.

The Additional Investment Rights

Certain security holders of Mullen have the right to purchase additional shares of Series C Preferred Stock and warrants. See description of such rights in the description under the heading “Description of Certain Existing Mullen Agreements and Securities” above in this proxy statement/prospectus. It is anticipated that similar rights to purchase additional Series C Preferred Stock and warrants may be required in additional funding agreements that will be required to be entered into prior to the Merger in order to satisfy Nasdaq listing conditions. In the event that Nasdaq CM rules would require shareholder approval to allow the purchase of additional Series C Preferred Stock and warrants pursuant to existing or future additional investment rights and the issuance of shares of Common Stock upon the conversion of the resulting Series C Preferred Stock or exercise of the resulting warrants, such stockholder approval is being requested.

Issuance of Common Stock upon Conversion of the Drawbridge Convertible Note

The Drawbridge Convertible Note is described above under the heading “Description of Certain Existing Mullen Agreements and Securities—Treatment of the Drawbridge Convertible Note.”  In the event that Nasdaq CM rules would require shareholder approval to allow the full conversion of the Drawbridge Convertible Note at the time the holder elects to exercise such conversion rights, such stockholder approval is being requested in this Proposal No. 9.

Why Net Element Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Rule 5635(a), (b), (c) and (d) of the Nasdaq Listed Company Manual.

Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

Under Nasdaq Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Rule 5635(d), stockholder approval is required prior to a 20% issuance of securities at a price that is less than the Minimum Price in a transaction other than a public offering. A 20% issuance is a transaction, other than a public offering, involving the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial shareholders of the company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. “Minimum Price” means a price that is the lower of: (i) the closing price (as specified in the Rule) immediately preceding the signing of the binding agreement; or (ii) the average such closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq CM Proposal is adopted, further to the Merger Agreement, shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be issued to shareholders of Mullen, and shares of Common Stock will be approved for issuance upon exercise of the Additional Investment Rights and upon exercise of the warrants, representing up to 85.0% of the shares of Common Stock outstanding immediately after the Merger effective time, subject to downward adjustment pursuant to the Merger Agreement.

In addition, additional shares will be issued:

●	further to the Private Placement which will increase the holdings of Esousa – Esousa also holds Series C Preferred Stock and warrants;

and additional shares may be issued:

●	further to the Additional Investment Rights; and

●	further to the Drawbridge Convertible Note.

The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Net Element.

Vote Required for Approval

The Nasdaq CM Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the other Charter Proposals, and the Divestiture Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 7 will have no effect, even if approved by our stockholders.

The Nasdaq CM Proposal will be approved and adopted only if we obtain the affirmative vote of the majority of our capital stock present in person or represented by proxy at the meeting and entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have no effect on the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE NASDAQ CM PROPOSAL.

PROPOSAL NO. 10—THE DIRECTOR ELECTION PROPOSAL

Overview

The Net Element Board currently consists of four members, Oleg Firer, John Roland, Todd Raarup, and Jon Najarian.

Pursuant to the Merger Agreement and the Proposed A&R Charter, upon the effectuation of the Merger at Closing, the post-combination company’s Board will consist of seven directors. The following directors are nominated:

●	Class I: David Michery, Jerry Alban, and Mary Winter

●	Class II: Kent Puckett and Mark Betor

●	Class III: William Miltner and Jonathon New

The Class I directors will serve until the 2022 annual meeting of stockholders, the Class II directors until the 2023 annual meeting, and the Class III directors until 2024 annual meeting, and until their respective successors are duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal. Information regarding each nominee is set forth in the section entitled “MANAGEMENT FOLLOWING THE MERGER.”

Required Vote

The Director Election Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 10 will have no effect, even if approved by our stockholders.

The approval of the Director Election Proposal requires the affirmative vote of a plurality of the votes of our capital stock present in person or represented by proxy at the special meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Director Election Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR ALL NOMINEES” FOR ELECTION TO THE POST-MERGER NET ELEMENT BOARD.

PROPOSAL NO. 11—THE SAY ON GOLDEN PARACHUTE PROPOSAL

Overview

The Say on Golden Parachute Proposal is to approve, on a non-binding advisory basis, the severance and change-in-control agreements between Net Element and Steven Wolberg as required by Section 951 of the Dodd-Frank Act.

Golden Parachute Compensation

Of Net Element’s named executive officers, only one has a golden parachute, Steven Wolberg’s employment agreement dated February 25, 2020. A table summarizing the severance Mr. Wolberg would be entitled to if he is terminated without cause by the Company during the 24 months following the Merger follows:

Name	Cash ($)		Equity ($)	Pension/NQDC ($)	Perquisites/benefits ($)		Tax reimbursement ($)	Other ($)	Total ($)
Steven Wolberg	625,000	(1)	—	—	24,000	(2)	—	—	649,000

(1)	2 times the sum of Mr. Wolberg’s annual Base Salary immediately prior to his termination, plus the unpaid Guaranteed Bonuses, payable in a lump sum within five (5) business days following termination.
(2)

24 times the monthly amount that is charged to COBRA qualified beneficiaries for the same coverage options elected by Mr. Wolberg prior to termination, payable in a single lump sum within five (5) days following termination.

As a condition to the receipt of such amounts, Mr. Wolberg must sign a release and waiver of claims in a form attached to the employment agreement that includes non-disparagement and confidentiality provisions.

Purpose of Proposal and Effect of Non-Approval

The Say on Golden Parachute vote is an advisory vote that is required by Section 951 of the Dodd-Frank Act. As it is an advisory vote, if this proposal is not approved, the Board will consider the results of the vote but will not be bound to take any action.

Vote Required for Approval

The Say on Golden Parachute Proposal will be approved and adopted only if we obtain the affirmative vote of the majority of our capital stock present in person or represented by proxy at the meeting and entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have no effect on the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE SAY ON GOLDEN PARACHUTE PROPOSAL.

PROPOSAL NO. 12—THE EQUITY PLAN PROPOSAL

Background and Purpose

Our Board adopted the Net Element International, Inc. 2013 Equity Incentive Plan (as subsequently amended, the “Plan”), and submitted it to our shareholders for their approval at the 2013 annual meeting. On December 5, 2013, our shareholders approved the Plan. On December 9, 2014, the shareholders of the Company approved an amendment to the Plan to increase the authorized shares to 91,214 shares. On June 13, 2016, the shareholders of the Company approved a further amendment to the Plan to, among other things, increase the authorized shares to 226,100 shares. On October 3, 2017, the shareholders of the Company approved a further amendment to the Plan to, among other things, increase the authorized shares to 594,100 shares. On November 27, 2018, the shareholders of the Company approved a further amendment to the Plan to, among other things, increase the authorized shares to 773,000 shares. On October 23, 2019, the shareholders of the Company approved a further amendment to the Plan to, among other things, increase the authorized shares to 950,000 shares. Finally, on December 1, 2020, the shareholders of the Company approved an amendment to the Plan to increase the authorized shares to 1,160,500 shares. An aggregate of 1,160,500 shares of our common stock was reserved for issuance under the Plan. Since the adoption of the Plan, 951,836 shares have been issued upon grants under the Plan (reflects (i) rescission of 15,960 shares; and (ii) forfeiture of 21,937 shares which, per the terms of the Plan, became available for subsequent awards under the Plan). The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Plan.

Our Board has unanimously adopted and is submitting for shareholder approval an amendment to increase the number of shares covered by, and reserved for issuance under, the Plan by 6,339,500 shares of Common Stock resulting (if such increase is authorized by the shareholders) in the aggregate 7,500,000 shares authorized for issuance under the Plan. Such amendment will enable the Company to make grants under the Plan to directors, employees (including officers), independent contractors, and other persons who provide services to us. A copy of the proposed Amendment to the Plan is attached as Annex C hereto.

The principal provisions of the Plan, as amended, are summarized below. This summary is not a complete description of all of the Plan’s provisions and is qualified in its entirety by reference to the Plan, which is attached as Appendix “A” to our proxy statement filed with the SEC on November 4, 2013, as amended by that certain Amendment to the Plan attached as Appendix “B” to our proxy statement filed with the SEC on October 31, 2014, by that certain Amendment to the Plan attached as Appendix “B” to our proxy statement filed with the SEC on April 25, 2016, by that certain Amendment to the Plan attached as Appendix “B” to our proxy statement filed with the SEC on August 10, 2017, by that certain Amendment to the Plan attached as Appendix “A” to our proxy statement filed with the SEC on October 10, 2018, by that certain Amendment to the Plan attached as Appendix “A” to our proxy statement filed with the SEC on September 4, 2019, and by that certain Amendment to the Plan attached as Appendix “A” to our proxy statement filed with the SEC on October 13, 2020. Capitalized terms in this summary not defined in this proxy statement have the meanings set forth in the Plan.

Description of the Plan

Purpose of the Plan

The purpose of the Plan is to encourage and enable employees, independent contractors and directors of the Company and its subsidiaries to acquire a proprietary interest in the Company through the ownership of the Company's Common Stock and other rights with respect to the Company's Common Stock. Such ownership is intended to provide such employees, independent contractors and directors with a more direct stake in the future welfare of the Company. It is also expected that the Plan will encourage qualified persons to seek and accept employment with the Company and its subsidiaries and to become and remain directors of the Company.

Form of Awards

Awards under the Plan may be granted in any one or all of the following forms: (i) incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the Code; (ii) non-qualified stock options ("Non-Qualified Stock Options") (unless otherwise indicated, references to "Options" include both Incentive Stock Options and Non-Qualified Stock Options); (iii) stock appreciation rights ("Stock Appreciation Rights"), which may be awarded either in tandem with Options ("Tandem Stock Appreciation Rights") or on a stand-alone basis ("Nontandem Stock Appreciation Rights"); (iv) shares of Common Stock that are restricted ("Restricted Shares"); (v) units representing shares of Common Stock ("Performance Shares"); (vi) units that do not represent shares of Common Stock but which may be paid in the form of Common Stock ("Performance Units"); and (vii) shares of Common Stock that are not subject to any conditions to vesting ("Unrestricted Shares").

Maximum Shares Available

The current maximum aggregate number of shares of Common Stock available for award under the Plan is 1,160,500, of which 951,836 shares have been issued upon a grant under the Plan (reflects (i) rescission of 15,960 shares; and (ii) forfeiture of 21,937 shares which, per the terms of the Plan, became available for subsequent awards under the Plan), subject to adjustment as provided for in the Plan. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or issued shares reacquired by the Company. In the event that prior to the end of the period during which Options may be granted under the Plan, any Option or any Nontandem Stock Appreciation Right under the Plan expires unexercised or is terminated, surrendered or cancelled (other than in connection with the exercise of Stock Appreciation Rights) without being exercised in whole or in part for any reason, or any Restricted Shares, Performance Shares or Performance Units are forfeited, or if such awards are settled in cash in lieu of shares of Common Stock, then such shares will be available for subsequent awards under the Plan.

Administration of the Plan

The Plan will be administered by the compensation committee. The compensation committee will have the power and authority to, among other things: (i) grant Options and determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option and any performance objectives or vesting standards applicable to each Option; (ii) designate Options as Incentive Stock Options or Non-Qualified Stock Options and determine which Options, if any, will be accompanied by Tandem Stock Appreciation Rights; (iii) grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and determine the terms and conditions of such rights; (iv) grant Restricted Shares and determine the terms of the restricted period and other conditions and restrictions applicable to such shares; (v) grant Performance Shares and Performance Units and determine the performance objectives, performance periods and other conditions applicable to such shares or units; (vi) grant Unrestricted Shares; and (vii) determine the employees, independent contractors and directors to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Performance Units and Unrestricted Shares will be granted.

Eligibility to Participate in the Plan

Awards may be made to all employees, independent contractors (including persons other than individuals) and directors of the Company or any of its subsidiaries. In determining the employees, independent contractors and directors to whom awards will be granted and the number to be covered by each award, the compensation committee will take into account the nature of the services rendered by such employees, independent contractors and directors, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the compensation committee deems relevant.

Stock Options

Options may be granted under the Plan for the purchase of shares of Common Stock. The compensation committee may designate Options as either Incentive Stock Options or Non-Qualified Stock Options. No grant of an Incentive Stock Option will be made under the Plan more than ten years after the date the Plan is approved by the shareholders of the Company.

The term of each Option granted will be determined by the compensation committee. However, no Incentive Stock Option will be exercisable after ten years from the date it is granted, or in the case of an Incentive Stock Option granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company or of a subsidiary (a "10% Shareholder"), five years from the date it is granted. Options may require the satisfaction of corporate or individual performance objectives and other vesting standards as the compensation committee from time to time determines.

The purchase price per share under each Option will be specified by the compensation committee, but in no event will it be less than 100% of the market price per share of Common Stock on the date the Option is granted. In the case of an Incentive Stock Option granted to a 10% Shareholder, the purchase price per share must not be less than 110% of the market price of the Common Stock on the date of grant. In the case of Incentive Stock Options, the aggregate market price (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any optionee during any calendar year under all plans of the Company and any subsidiary may not exceed $100,000. Solely for the purposes of determining whether shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options granted under the Plan is 1,160,500 shares of Common Stock, subject to adjustment provided as provided in the Plan.

Options may be exercised in whole or in part. Payment of the purchase price upon the exercise of Options must be made in cash or, in the discretion of the compensation committee, (i) through the delivery of shares of Common Stock already owned by the optionee, (ii) having the Company withhold from shares of Common Stock otherwise deliverable to the optionee or (iii) a combination of any of the foregoing.

Stock Appreciation Rights

Tandem Stock Appreciation Rights may be awarded by the compensation committee in connection with any Option granted under the Plan, either at the time the Option is granted or thereafter at any time prior to the exercise, termination or expiration of the Option. Tandem Stock Appreciation Rights will entitle the recipient to surrender to the Company unexercised the related Option, or any portion thereof, and to receive from the Company in exchange that number of shares of Common Stock having an aggregate market price equal to (A) the excess of (i) the market price of one share of Common Stock as of the date the Tandem Stock Appreciation Rights are exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered.

Nontandem Stock Appreciation Rights may also be granted by the compensation committee at any time. At the time of the grant of Nontandem Stock Appreciation Rights, the compensation committee will specify the number of shares of Common Stock covered by such right and the base price of shares of Common Stock to be issued. The base price of any Nontandem Stock Appreciation Rights may not be less than 100% of the market price of a share of Common Stock on the date of grant. The exercise of Nontandem Stock Appreciation Rights will entitle the recipient to receive from the Company that number of shares of Common Stock having an aggregate market price equal to (A) the excess of (i) the market price of one share of Common Stock as of the date on which the Nontandem Stock Appreciation Rights are exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Rights, multiplied by (B) the number of shares of Common Stock covered by the Nontandem Stock Appreciation Rights, or the portion thereof being exercised.

Tandem Stock Appreciation Rights may be exercisable only to the extent that the related Option is exercisable and will be exercisable only for such period as the compensation committee determines, which may expire prior to the expiration of the related Option. Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option will be cancelled with respect to an equal number of shares of Common Stock. Shares of Common Stock subject to Options, or portions thereof, surrendered upon the exercise of Tandem Stock Appreciation Rights will not be available for subsequent awards under the Plan. Nontandem Stock Appreciation Rights will be exercisable during such period as the compensation committee determines.

The compensation committee, in its discretion, may cause the Company to settle all or any part of its obligation arising out of the exercise of Stock Appreciation Rights by payment of cash in lieu of all or part of shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the market price of such shares on the date of exercise.

Effect of Change of Control on Options and Stock Appreciation Rights

If so determined by the compensation committee at the time of grant or thereafter, any Options or Stock Appreciation Rights may provide that they will become immediately exercisable with respect to all of the shares subject to such Options or Stock Appreciation Rights: (a) immediately prior to (and in such manner as to enable the shares acquired on exercise to participate, in the same manner as other outstanding shares, in) the sale of the Company substantially as an entirety (whether by sale of stock, sale of assets, merger, consolidation or otherwise), (b) immediately prior to the expiration of (and in such manner as to enable the shares acquired on exercise to participate, in the same manner as other outstanding shares, in) any tender offer or exchange offer for shares of Common Stock of the Company in which all holders of Common Stock are entitled to participate, and (c) immediately after the first date on which a majority of the directors elected by shareholders to the Board are persons who were not nominated by management in the most recent proxy statement of the Company.

Restricted Shares

The compensation committee may from time to time cause the Company to grant Restricted Shares under the Plan to employees, independent contractors and directors. At the time a grant of Restricted Shares is made, the compensation committee will establish a period of time (the "Restricted Period") applicable to such Restricted Shares. The compensation committee may, in its discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives, in respect of all or any portion of the Restricted Shares. The compensation committee may also, in its discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. Holders of Restricted Shares will have the right to vote the shares; however, holders of Restricted Shares will not have the right to receive any dividends of cash or property with respect to the shares; provided, that the holders of Restricted Shares will be entitled to receive any rights distributed to all holders of Common Stock pursuant to a rights offering by the Company ("Rights Offering") and any shares distributed in connection with a stock split or stock distribution to all holders of Common Stock.

Unless otherwise provided in a written agreement pursuant to the Plan, any Restricted Shares granted to an employee, independent contractor or director will be forfeited if the employee terminates employment or the independent contractor or director terminates service with the Company or its subsidiaries prior to the expiration of the Restricted Period and the satisfaction of any other conditions applicable to the Restricted Shares. Upon forfeiture, the Restricted Shares that are forfeited will be available for subsequent awards under the Plan. If the employee's, independent contractor's or director's employment or service terminates as a result of his or her disability or death, Restricted Shares of such employee, independent contractor or director will be forfeited, unless the compensation committee determines otherwise.

Performance Shares

Each Performance Share granted will be deemed to be equivalent to one share of Common Stock. Any Performance Shares granted will be credited to a performance share account maintained for the recipient. Performance Shares will vest over a period determined by the compensation committee.

With respect to each award of Performance Shares, the compensation committee will specify performance objectives that must be satisfied in order for the recipient to vest in the Performance Shares that have been awarded to him or her. If the performance objectives are partially but not fully met, the compensation committee may, nonetheless, in its discretion determine that all or a portion of the performance shares have vested. If the performance objectives are exceeded, the compensation committee may grant additional fully vested Performance Shares to the recipient. The compensation committee may also determine that Performance Shares awarded to a recipient will become partially or fully vested upon the recipient's disability or death, the occurrence of a change in control or termination of the recipient's employment or service prior to the end of the applicable performance period.

Following a determination that the performance objectives with respect to particular Performance Shares have been met, or at such later date as the compensation committee determines at the time of grant, the Company will pay to the recipient an amount with respect to each vested Performance Share equal to the market price of a share of Common Stock on the payment date or, if the compensation committee so specifies at the time of grant, an amount equal to (i) the market price of a share of Common Stock on the payment date less (ii) the market price of a share of Common Stock on the date of grant of the Performance Share. Payment may be in cash, Common Stock (including Restricted Shares) or a combination of cash and Common Stock, as determined by the compensation committee.

Recipients of Performance Shares will not be entitled to voting rights or cash dividends or other distributions with respect to Common Stock. However, within 60 days from the date of payment of a cash dividend by the Company on the Common Stock, the compensation committee may credit a recipient's performance share account with additional Performance Shares having an aggregate market price equal to the cash dividend per share paid on the Common Stock multiplied by the number of Performance Shares credited to his or her account at the time the cash dividend was declared.

Performance Units

The award agreement covering Performance Units will specify a value for each Performance Unit or a formula for determining the value of each Performance Unit at the time of payment. With respect to each award of Performance Units, the compensation committee will specify performance objectives that must be satisfied in order for the recipient to vest in the Performance Units that have been awarded. If the performance objectives established for a recipient are partially but not fully met, the compensation committee may, nonetheless, in its discretion determine that all or a portion of the Performance Units have vested. If the Performance Objectives for a performance period are exceeded, the compensation committee may grant additional fully vested Performance Units to the recipient. The compensation committee may adjust the Performance Objectives or the initial or ending value of any Performance Units to reflect extraordinary events, such as stock splits, recapitalizations, mergers, combinations, divestitures, spin-offs and the like. The compensation committee may also determine that Performance Units awarded to a recipient will become partially or fully vested upon the recipient's termination of employment or service due to disability, death or otherwise or upon the occurrence of a change in control.

If the performance objectives for a performance period have been exceeded, the compensation committee will determine whether additional Performance Units will be granted to the recipient. After such determination, or at such later date as the compensation committee determines at the time of the grant, the Company will pay to the recipient an amount with respect to each vested Performance Unit equal to the ending value of the Performance Unit or, if the compensation committee so specifies at the time of grant, an amount equal to (i) the ending value of the Performance Unit less (ii) the initial value of the Performance Unit. Payment may be made in cash, Common Stock (including Restricted Shares) or a combination of cash and Common Stock, as determined by the compensation committee.

Unrestricted Shares

The compensation committee may cause the Company to grant Unrestricted Shares to employees, independent contractors or directors at such times and in such amounts as the compensation committee determines. No payment will be required for Unrestricted Shares.

Assignment and Transfer

Options and Stock Appreciation Rights may not be transferred, assigned, pledged or hypothecated, except as provided by will or the applicable laws of descent and distribution. An Option or Stock Appreciation Rights may be exercised by the recipient only during his or her lifetime, or following his or her death in accordance with the terms of the Plan. Notwithstanding the foregoing, the compensation committee may, in its discretion, cause the written agreement relating to any Non-Qualified Stock Options or Stock Appreciation Rights granted under the Plan to provide that the recipient may transfer such Non-Qualified Stock Options or Stock Appreciation Rights, except that the compensation committee may not permit any transfers that would cause the Plan to fail to satisfy the applicable requirements of Rule 16b-3 under the Exchange Act or that would cause any recipient of awards under the Plan to fail to be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act or be subject to liability thereunder.

Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed during the restricted period relating to such shares or prior to the satisfaction of any other restrictions prescribed by the compensation committee. Performance Shares and Performance Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of at any time.

Modification of the Plan

The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would (i) materially increase the aggregate number of shares that may be issued under the Plan, (ii) materially increase the benefits accruing to employees, independent contractors or directors under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, will be subject to the approval of the Company's shareholders, except that any such increase or modifications that may result from adjustments authorized by the Plan, including in connection with a change in capitalization, will not require shareholder approval. If the Plan is terminated, the terms of the Plan will, notwithstanding such termination, continue to apply to awards granted prior to such termination.

Registration of Underlying Common Stock

Subject to the approval of the Company's shareholders of this Proposal 12, it is currently contemplated that at the appropriate time the Company will file a registration statement on Form S-8 in order to register the additional 6,339,500 shares of Common Stock, which represents approximately 10% of our issued and outstanding common stock, that will be reserved as additional shares of Common Stock for issuance under the Plan, as amended.

Certain Federal Income Tax Consequences

The following is a brief summary of some of the United States federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be complete and does not describe foreign, state or local tax consequences. It is not intended as tax guidance to participants in the Plan.

Tax Consequences to Participants

Non-Qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option is granted; (ii) at the time of exercise of a Non-Qualified Stock Option, ordinary income will be recognized by the optionee in an amount equal to the excess, if any, of the fair market value of the shares, if unrestricted, on the date of exercise over the option price; and (iii) at the time of sale of shares acquired pursuant to the exercise of a Non-Qualified Stock Option, appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares of our Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a Tandem Stock Appreciation Right or a Nontandem Stock Appreciation Right. When the Stock Appreciate Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our Common Stock received on the exercise.

Restricted Shares. The recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares (reduced by any amount paid by the participant for such Restricted Shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the "Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such Restricted Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Performance Awards (Performance Shares and Performance Units). No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our Common Stock received.

Unrestricted Shares. The recipient of Unrestricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Unrestricted Shares, reduced by any amount paid by the participant for such Unrestricted Shares.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 162(m) of the Code

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Act”), which significantly changes the executive compensation deduction rules in Section 162(m) of the Code. Prior to the Act, Section 162(m) of the Code limited the amount of compensation the Company could deduct in any one year for federal income tax purposes to $1 million for compensation paid to the CEO and our next three highest paid officers serving on the last day of the year (but not including the CFO) unless the compensation qualified as “performance-based compensation” for purposes of Section 162(m). The Act repeals the “performance-based compensation” exception and, as a result, starting with tax years beginning after December 31, 2017, compensation paid to any individual serving as a named executive officer (including the CFO) at any time during the year in excess of $1 million will not be deductible unless it qualifies for the Act’s transition relief applicable to binding written agreements that were in effect on November 2, 2017 and not materially modified thereafter.

The Plan included provisions that allowed us to make awards, when feasible, that were intended to comply with the “performance-based compensation” exemption to Section 162(m) so that the compensation was deductible to us. Despite these efforts, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief available under the Act, no assurance can be given that compensation originally intended to satisfy the “performance-based compensation” exception will, in fact, satisfy such requirements.

As in prior years, we continue to believe that, in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of our company and our stockholders. Accordingly, the compensation committee may from time to time deem it appropriate to approve elements of compensation for certain executive officers that are not fully tax deductible which might include, the approval of amendments to agreements that were initially intended to qualify as “performance-based compensation” if the compensation committee determines such amendments are in the best interests of our Company and our stockholders.

In the future, the compensation committee will continue to monitor the impact that the Act will have on the Company’s compensation programs and contracts, including whether and to what extent our existing contracts and programs qualify for the transition relief described above.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Plan and any grants made under the Plan will be administered in a manner consistent with this intent.

New Plan Benefit Table

Benefits under the Plan are discretionary, to be determined by the compensation committee of the Board. Consequently, it is not possible to determine the future benefits that will be received by Plan participants.

Proposed Amendment to the Plan

The Board has reviewed the number of shares covered by, and reserved for issuance under, the Plan, and has determined that it is appropriate to increase the number of shares of Common Stock authorized for issuance under the Plan. Since the adoption of the Plan, 951,836 shares have been issued upon a grant under the Plan (reflects (i) rescission of 15,960 shares; and (ii) forfeiture of 21,937 shares which, per the terms of the Plan, became available for subsequent awards under the Plan). The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Plan.

Therefore, the Board has approved the proposed amendment to the Plan that would increase the number of shares authorized for issuance under the Plan from 1,160,500 shares by 6,339,500 shares of Common Stock resulting (if such increase is authorized by the shareholders) in the aggregate 7,500,000 shares authorized for issuance under the Plan.

Such amendment will enable the Company to make grants under the Plan to directors, employees (including officers), independent contractors, and other persons who provide services to us.

Vote Required for Approval

The Equity Plan Proposal is conditioned on the approval of the Merger Agreement Proposal, each of the Charter Proposals, the Divestiture Proposal, and the Nasdaq CM Proposal as well as the election of directors pursuant to the Director Election Proposal, being the Required Proposals. If the Required Proposals are not approved, this Proposal No. 13 will have no effect, even if approved by our stockholders.

The Equity Plan Proposal will be approved and adopted only if we obtain the affirmative vote of the majority of our capital stock present in person or represented by proxy at the meeting and entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the Proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have no effect on the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE EQUITY PLAN PROPOSAL.

PROPOSAL NO. 13—THE ADJOURNMENT PROPOSAL

Overview

The adjournment proposal allows Net Element’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Merger or the other Required Proposals. In no event will Net Element solicit proxies to adjourn the special meeting or consummate the Merger beyond the date by which it may properly do so under Delaware law. The Adjournment Proposal will also provide more time for the Net Element’s stockholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the other proposals referenced herein.

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the Board of Directors of Net Element is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Net Element will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the special meeting and such proposal is not approved by its stockholders, Net Element’s board of directors may not be able to adjourn the special meeting to a later date. In the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Merger and the Required Proposals, the Merger will not be completed.

Vote Required for Approval

The Adjournment Proposal is not conditioned on any other Proposal.

The Adjournment Proposal will be approved and adopted only if we obtain the affirmative vote of the majority of our capital stock present in person or represented by proxy at the meeting and entitled to vote thereon. An abstention will have the same effect as a vote “AGAINST” the proposal. Failure to instruct your bank, broker, or other nominee will result in a broker non-vote which will have no effect on the Proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT STOCKHOLDERS VOTE

“FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MULLEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information that Mullen’s management believes is relevant to an assessment and understanding of Mullen’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial and Operating Data of Mullen” and the historical audited annual consolidated financial statements as of and for the years ended September 30, 2020 and 2019, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with Mullen’s unaudited pro forma financial information for the year ended September 30, 2020. See “Selected Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Mullen’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Mullen” to “Mullen” and “the Company” refer to the business and operations of Mullen Automotive Inc. and its consolidated subsidiaries prior to the Merger and to the combined company and its consolidated subsidiaries, following the consummation of the Merger.

Overview

The Merger Agreement

Mullen entered into a Merger Agreement (the “Merger Agreement”) with Net Element Inc. (“Net Element”) on August 4, 2020. The Merger Agreement was amended and restated on May 14, 2021 and again on July 20, 2021. Pursuant to the Merger Agreement, and assuming a favorable vote of Net Element’s stockholders, Mullen Acquisition, Inc. (“Merger Sub”), a newly formed subsidiary of Net Element, will be merged with and into Mullen Automotive (the “Merger Agreement”). Upon consummation of the Merger Agreement, the separate corporate existence of Merger Sub shall cease, Mullen will survive and become a wholly owned subsidiary of Net Element.

The Merger Agreement is anticipated to be accounted for as a reverse recapitalization. Mullen will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Mullen’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Net Element will be treated as the acquired company for financial statement reporting purposes. See “Mullen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt.”

As a result of the Merger, Mullen will become the successor to an SEC-registered company quoted on the Nasdaq Capital Markets, which will require Mullen to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Mullen expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Trends, Opportunities and Uncertainties

Mullen is a pre-revenue company and believes that its future performance and success depends to a substantial extent on the ability to capitalize on the following opportunities, which in turn are subject to significant risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “RISK FACTORS.”

Basis of Presentation

As a pre-revenue company with no commercial operations, Mullen’s activities to date have been limited and were conducted primarily in the United States and its historical results are reported under U.S. GAAP and in U.S. dollars. Upon commencement of commercial operations, Mullen expects to expand its operations substantially into the European Union and, as a result, Mullen expects its future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in its historical financial statements. As a result, Mullen expects that the financial results it reports for periods after it begins commercial operations will not be comparable to the financial results included in this proxy statement/prospectus.

Components of Results of Operations

Mullen is an early-stage company, and its historical results may not be indicative of its future results for reasons that may be difficult to anticipate. Accordingly, the drivers of Mullen’s future financial results, as well as the components of such results, may not be comparable to Mullen’s historical or projected results of operations.

Revenues

Mullen has not begun commercial operations and currently does not generate any revenue. Once Mullen commences production and commercialization of its vehicles, it expects that the significant majority of its revenue will be initially derived from direct sales of SUVs and, subsequently, from flexible leases of its vehicles.

Cost of Goods Sold

To date, Mullen has not recorded cost of goods sold, as it has not recorded commercial revenue. Once Mullen commences the commercial production and sale of its vehicles, it expects cost of goods sold to include mainly vehicle components and parts, including batteries, direct labor costs, amortized tooling costs, and reserves for estimated warranty expenses.

General and Administrative Expense

General and administrative (“G&A”) expenses include all non-production expenses incurred by the Company in any given period. This includes expenses such as professional fees, salaries, rent, repairs and maintenance, utilities and office expense, employee benefits, depreciation and amortization, advertising and marketing, settlements and penalties, taxes, licenses and other expenses. Advertising costs are expensed as incurred and are included in G&A expenses. The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.”

Research and Development Expense

To date, Mullen’s research and development expenses have consisted primarily of external engineering services in connection with the design of its initial EV vehicle and development of the first prototype. As Mullen ramps up for commercial operations, it anticipates that research and development expenses will increase for the foreseeable future as the Company expands its hiring of engineers and designers and continues to invest in new vehicle model design and development of technology.

Income Tax Expense / Benefit

Mullen’s income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Mullen maintains a valuation allowance against the full value of its U.S. and state net deferred tax assets because Mullen believes the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of 6 Months Ended March 31, 2021 to March 31, 2020

	Ended March 31,
	2021	2020	$ Change	% Change
	(dollar amounts in thousands, except percentages)
Operating costs and expenses:
General and administrative	$7,629	$4,324	$3,305	76%
Research & development	1,056	26	1,030	3,962%
Total operating costs and expenses	8,685	4,350	4,335	100%
Loss from operations	(8,685)	(4,350)	(4,335)	100%

Other income (expense):
Interest expense	(6,499)	(9,971)	3,472	(35)%
Gain on extinguishment of debt	890	-	890	100.0%
Loss on disposal of fixed assets	-	(6)	6	(100.0)%
Other income (expense), net	-	-	-	-
Total other income (expense)	(5,609)	(9,997)	4,368	(44)%
Net loss	(14,294)	(14,327)	33	(0)%

General and Administrative

General and administrative expenses increased by $3.3 million or 76% from $4.3 million in the six months ended March 31, 2020 to $7.6 million in the six months ended March 31, 2021, primarily due to an increase in professional services, payroll related expenses, and an additional lease entered into during 2021.

Research and Development

During the year 2020, there was minimal activity due to the COVID-19 pandemic. Research and Development costs are expensed as incurred. Research and development expenses primarily consist of Mullen 5 EV show car development and are primarily comprised of personnel-related costs for employees and consultants.

Interest Expense

Interest expense was decreased by $3.5 million or 35% from $10.0 million through the six months ended March 31, 2020, to $6.5 million through the six months ended March 31, 2021, primarily due to a change in the composition of debt instruments.

Gain on extinguishment of debt

During November 2020, the U.S. Small Business Administration (“SBA”) approved the CARES Act loan forgiveness amount of $875,426 in principal and related accrued interest on November 20, 2020.

Comparison of the Year Ended September 30, 2020 to the Year Ended September 30, 2019

The following table sets forth Mullen’s historical operating results for the periods indicated:

	Year Ended September 30,
	2020	2019	$ Change	% Change
	(dollar amounts in thousands, except percentages)
Operating costs and expenses:
General and administrative	$10,427	$11,326	$(899)	(7.5)%
Research & development	1,667	874	793	90.7%
Total operating costs and expenses	12,094	12,200	(106)	(0.9)%
Loss from operations	(12,094)	(12,200)	(106)	(0.9)%

Other income (expense):
Interest expense	(18,094)	(29,170)	11,076	(38.0)%
Gain on extinguishment of debt	-	603	(603)	100.0%
Loss on disposal of fixed assets	-	(73)	73	100.0%
Other income (expense), net	10	-	10	100.0%
Total other income (expense)	(18,084)	(28,640)	10,556	(36.9)%
Net loss	(30,178)	(40,840)	10,662	26.1%

General and Administrative

General and administrative expenses decreased by $0.9 million or 7.5% from $11.3 million in the twelve months ended September 30, 2019 to $10.4 million in the twelve months ended September 30, 2020, primarily due to a decrease in payroll expense from the COVID-19 SBA Paycheck Protection Program (PPP) Loans.

Research and Development

Research and development expenses increased by $0.8 million or 91.0% from $0.9 million through the twelve months ended September 30, 2019 to $1.7 million through the twelve months ended September 30, 2020. The increase was primarily due to an increase in engineering costs due to the development and manufacturing of the Mullen’s electric vehicles and software technology platforms.

Interest Expense

Interest expense decreased by $11.1 million or 38.0% from $29.2 million through the twelve months ended September 30, 2019 to $18.1 million through the twelve months ended September 30, 2020, primarily due to the restructuring of the Drawbridge Convertible Note.

Net Loss

Net loss was $30.2 million for the twelve months ended September 30, 2020, a decrease of $10.7 million or 26.1% from $40.8 million in the twelve months ended September 30, 2019, mainly for the reasons discussed above.

Liquidity and Capital Resources

As of the date of this proxy statement/prospectus, Mullen has yet to generate any revenue from its business operations. To date, Mullen has funded its capital expenditure and working capital requirements through equity and debt capital, as further discussed below. Mullen’s ability to successfully commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of April 30, 2021, Mullen’s cash and cash equivalents amounted to $241,771 and its total debt amounted to $33 million, of which approximately $10.0 million is expected to convert into shares of Series C Preferred Stock at the Effective Time of the Merger. Mullen owed $3.8 million to the IRS and other tax jurisdictions related to payroll taxes and sales and use taxes.

Mullen has agreed to sell $20 million of Series C Preferred Stock with warrants to an unaffiliated investor immediately prior to the Effective Time of the Merger at a per share exercise price of $0.6877, subject to adjustment in accordance with the terms of the Merger Agreement. Mullen and the investor are negotiating an amendment to such agreement whereby such amount may be increased to an aggregate of $60 by mutual agreement of Mullen and the investor. In addition, Mullen expects to enter into an agreement with Esousa to provide a $30.0 million equity line of credit to it immediately after the Effective Time. To the extent that Net Element raises additional capital prior to the Merger Effective Time and such capital remains outstanding after the Merger Effective Time, such capital will also provide liquidity to the combined company.

Mullen expects its capital expenditures and working capital requirements to increase substantially in the near future, as it seeks to produce its initial electric vehicles, develop its customer support and marketing infrastructure and expand its research and development efforts. Mullen believes that cash on hand as of the Effective Time of the Merger will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. Mullen may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to COVID-19, competitive pressures, and regulatory developments, among other developments. To the extent that Mullen’s current resources are insufficient to satisfy its cash requirements, Mullen may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Mullen expects, Mullen may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects. See Note 1 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Debt

To date, Mullen’s current working capital and development needs have been primarily funded through the issuance of convertible indebtedness and common stock. Short-term debt comprises a significant component of the Company’s funding needs. Short-term debt is generally defined as debt with principal maturities of one-year or less. Long-term debt is defined as principal maturities of one year of more.

Short and Long-Term Debt

The short-term debt classification primarily is based upon loans due within twelve-months from the balance sheet date, in addition to loans that have matured and remain unpaid. Management plans to renegotiate matured loans with creditors for favorable terms, such as reduce interest rate, extend maturities, or both; however, there is no guarantee favorable terms will be reached. Until negotiations with creditors are resolved, these matured loans remain outstanding and will be classified within short-term debt on the balance sheet. Interest and fees on loans are being accounted for within accrued interest. The loans are secured by substantially all the Company’s assets. Several principal shareholders have provided loans to and hold convertible debt of the Company and are related parties.

The following is a summary of our debt as of September 30, 2020:

Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate	Contractual Maturity
Matured Notes	$4,828,450	$4,828,450	$-	0.00% - 15.00%	2016 - 2019
Promissory Notes	25,288,063	25,288,063	-	0.00% - 28.00%	2021 –2022
Demand Note	500,000	500,000	-	27.00%	2020
Convertible Unsecured Notes	1,867,500	1,867,500	-	20.00%	2021
Real Estate Note	318,384	34,503	283,881	5.00%	2023
Loan Advances	1,931,017	1,931,017	-	0.00% - 10.00%	2019 –2020
Less: Debt Discount	(1,401,062)	(1,401,062)	-	NA	NA
Total Debt	$33,332,352	$33,048,471	$283,881	NA	NA

The following is a summary of our debt as of September 30, 2019:

Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate	Contractual Maturity
Matured Notes	$4,604,533	$4,604,533	$-	0.00% - 15.00%	2016 - 2019
Promissory Notes	52,927,336	14,427,336	38,500,000	10.00%	2020 –2022
Real Estate Note	351,208	32,824	318,384	5.00%	2023
Loan Advances	1,240,591	1,240,591	-	0.00% - 10.00%	2019
Less: Debt Discount	(28,854,889)	(297,410)	(28,557,478)	NA	NA
Total Debt	$30,268,779	$20,007,874	$10,260,906	NA	NA

Cash Flows

The following table provides a summary of Mullen’s cash flow data for the 6 months periods ended March 31, 2021 and 2020

	6 Months Ended March 31,
	2021	2020
	(dollar amounts in thousands)
Net cash used in operating activities	$(5,620)	$(3,719)
Net cash used in investing activities	(102)	(36)
Net cash provided by financing activities	6,541	1,539

Cash Flows used in Operating Activities

Mullen’s cash flow used in operating activities to date have been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As Mullen continues to ramp up hiring ahead of starting commercial operations, Mullen expects its cash used in operating activities to increase significantly before it starts to generate any material cash flow from its business.

Net cash used in operating activities was $5.6 million in the six months ended March 31, 2021, an increase from $3.7 million net cash used in the six months ended March 31, 2020.

Cash Flows used in Investing Activities

Mullen’s cash flows from investing activities, to date, have been comprised mainly of purchases of equipment and intangible assets, and have not been material. Mullen expects these costs to increase substantially in the near future as it ramps up activity ahead of commencing commercial operations.

Mullen had $0.1 million of investing cash flow activity in the six months ended March 31, 2021 compared to $0.04 million used in the six months ended March 31, 2020.

Cash Flows from Financing Activities

Through March 31, 2021, Mullen has financed its operations primarily through the issuance of convertible notes and equity securities. Net cash provided by financing activities was $6.5 million for the six months ended March 31, 2021 primarily due to $4.1 million net proceeds from issuance of notes payable.

The following table provides a summary of Mullen’s cash flow data for the periods indicated:

	Years Ended September 30,
	2020	2019
	(dollar amounts in thousands)
Net cash used in operating activities	$(4,371)	$(3,548)
Net cash used in investing activities	(567)	(714)
Net cash provided by financing activities	2,750	5,717

Cash Flows from (used in) Operating Activities

Mullen’s cash flow used in operating activities to date has been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As Mullen continues to ramp up hiring ahead of starting commercial operations, Mullen expects its cash used in operating activities to increase significantly before it starts to generate any material cash flow from its business.

Net cash used in operating activities was $4.3 million in the twelve months ended September 30, 2020, an increase from $3.5 million net cash used in the twelve months ended September 30, 2019.

Cash Flows from (used in) Investing Activities

Mullen’s cash flows from investing activities, to date, have been comprised mainly of purchases of equipment and have not been material. Mullen expects these costs to increase substantially in the near future as it ramps up activity ahead of commencing commercial operations.

Mullen had $0.6 million of investing cash flow activity in the twelve months ended September 30, 2020 compared to $0.7 million used in the twelve months ended September 30, 2019.

Cash Flows from Financing Activities

Through September 30, 2020, Mullen has financed its operations primarily through issuance of convertible notes and equity securities.

Net cash provided by financing activities of $2.7 million for the year ended September 30, 2020, included (i) $12.1 million net proceeds from issuance of notes payable; (ii) $1.4 million in net proceeds from issuance of common stock which was partially offset by $4.6 million of payments of notes payable and $6.1 million of changes in net parent investments.

Net cash provided by financing activities of $5.7 million for the year ended September 30, 2019, included (i) $18.4 million net proceeds from issuance of notes payable, partially offset by $5.1 million payments of notes payable and $7.5 million of changes in net parent investments.

Contractual Obligations and Commitments

The following tables summarizes Mullen’s contractual obligations and other commitments for cash expenditures as of September 30, 2020, and the years in which these obligations are due:

Operating Lease Commitments

Years Ended September 30,	Scheduled Payments
2021	$782,017
2022	543,626
2023	543,722
2024	533,701
2025	434,784
2026 and Thereafter	109,493
Total Future Minimum Lease Payments	$2,947,343

Mullen currently leases its headquarters space in the Los Angeles area under a single lease classified as an operating lease expiring in March 2026. The Company has not executed any binding agreement for leases beyond 2026.

Scheduled Debt Maturities

The following are scheduled debt maturities as of September 30, 2020:

Years Ended December 31,
	2020	2021	2022	2023	2024	2025	Thereafter	Total
Total Debt	$33,048,471	$-	$-	$283,881	$-	$-	$-	$33,332,352

Off-Balance Sheet Arrangements

Mullen is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Mullen’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In the preparation of these financial statements, Mullen is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Mullen considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements.

Mullen’s significant accounting policies are described in Note 3 to its audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Because Mullen is a pre-revenue company without commercial operations, management believes it does not currently have any critical accounting policies or estimates. Management believes that the accounting policies most likely to become critical in the near future are those described below.

Stock-Based Compensation and Common Stock Valuation

Mullen recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Mullen reverses previously recognized costs for unvested options in the period that forfeitures occur. Mullen determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

●	Expected Term—Mullen uses the simplified method when calculating the expected term due to insufficient historical exercise data.

●	Expected Volatility—As Mullen’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

●	Expected Dividend Yield—The dividend rate used is zero as Mullen has never paid any cash dividends on common stock and does not anticipate doing so in the foreseeable future.

●	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuations

The grant date fair value of Mullen common stock will typically be determined by Mullen’s board of directors with the assistance of management and a third-party valuation specialist. While Mullen has not yet determined our valuation approach for future grants, given its pre-revenue stage of development, management believes that an Option Pricing Model (“OPM”) may be the most appropriate method for allocating enterprise value to determine the estimated fair value of Mullen common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Mullen’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Once Mullen’s stock is publicly traded, the Board of Directors intends to determine the fair value of New Mullen common stock based on the closing market price on or around the date of grant.

Recent Accounting Pronouncements

See Note 3 to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and Mullen’s assessment, to the extent it has made one, of their potential impact on Mullen’s financial condition and its results of operations and cash flows.

Market Information for Mullen’s Common Equity and Related Stockholder Matters

Market and Holders

There is no established public trading market for Mullen’s common stock. As of June 30, 2021, there were approximately 1,220 holders of Mullen’s common stock.

Quantitative and Qualitative Disclosures About Market Risk

Mullen has not, to date, been exposed to material market risks given its early stage of operations.

MULLEN AUTOMOTIVE BUSINESS

Overview

References in this document to “the Company”, “Mullen”, “we”, “us”, or “our” are intended to mean Mullen Automotive, Inc. and subsidiaries. Mullen was incorporated in 2018 in the state of Nevada and reincorporated into California in May 2021. Mullen is a Southern California-based electric vehicle company that operates in various verticals of businesses focused within the automotive industry. The Company has two electric vehicles under development, one of which it expects to begin delivery of in the second quarter of 2024. In addition, Mullen owns some synergistic businesses including: CarHub, a digital platform that leverages AI to offer an interactive solution for buying, selling and owning a car and Mullen Energy, a division focused on advancing battery technology and emergency point-of-care solutions. The mailing address of Mullen’s principal executive office is 1405 Pioneer St, Brea, CA 92821 and its telephone number is (714) 613-1900.

Strength and Strategy

●

Experienced and proven team in the Electric Vehicle (“EV”)  space. The executive team at Mullen has extensive experience in the automotive OEM space. They have a detailed understanding of the product development cycle from blank sheet to post launch activities in both the high and low volume segments – knowing the different economies of scale which is vital to creating a high-quality profitable product. The team brings to Mullen expertise in studio design, engineering, manufacturing, energy storage systems, market analysis, corporate development, strategic planning and investment strategies.

●

Design. Mullen’s platform architecture creates the opportunity for vehicles with unique aspect ratios - low roof line, wide track width, svelte body, long wheelbase, and a non-traditional battery layout. Mullen plans to bring a premium interior to the entry luxury price point in this EV segment. Recent models in the current EV segment come with premium cost, but with sub-premium interior finishes.

●

Unique plan. Mullen’s approach is a quick to market, lower capital investment compared to other startup EV companies. Mullen’s plan includes launch in 36 months from program start while keeping expenditures lower by utilizing strategic partnerships in engineering and manufacturing. Mullen believes its battery technology will eventually allow it to deliver our high voltage batteries under $100 per kWh and over two times the energy density of current commercially available lithium batteries. Mullen anticipates the batteries used in its cars will be able to withstand extreme abuse testing, which Mullen believes should make them safer than other commercially available lithium batteries. Mullen plans to utilize a more environmentally sustainable chemistry that does not have a high content of rare precious materials. Mullen intends to focus on CO2 reduction in those critical aspects of its organization such as manufacturing facilities, R&D facilities, work policies, allowable materials, component tooling, and supply chain and logistics.

Market Opportunity

Sustainable vehicles are the future of transportation

In the last few years, Mullen has observed a significant transformation in the motor vehicle landscape. Electric cars, which were once only a fringe element in a market dominated by major global automakers, are quickly becoming mainstream. Along with Tesla, which has been public since 2010, many major automakers are transitioning towards electric models. Joining them, Mullen and several other start-ups are developing EV offerings.

In Mullen’s view, this trend is driven by several factors. A rising environmental consciousness is encouraging customers to weigh their emission footprint. As a zero-emission alternative to traditional internal combustion engine (“ICE”) options, an EV that can match or exceed an ICE in performance is a natural choice. Assisting with that choice, local and national governments are offering various forms of rebates and credits for the purchase of an EV and have otherwise begun to support the rise of e-mobility by accelerating the push for zero emission vehicles due to increased awareness of the impacts of global warming. As EV sales grow, parts volume is expected to grow in tandem, allowing automakers to purchase parts at a lower cost and further accelerating the switch to electric. Lastly, the continuing improvement in battery technology, continuing build-out of electric charging infrastructure, and the growing comfort with EV range capabilities could ease “range anxiety” and facilitate adoption.

Source: Derived from data in Bloomberg Electric Vehicle Outlook 2020

The rise of the SUV

When designing its first EV offering, the Mullen team elected to develop a Sport Utility Vehicle (“SUV”) because of the recognized growth in SUV sales. According to market research, today’s customers increasingly prefer SUVs to traditional sedans or crossovers. According to JATO, an automotive market research firm, 2018 SUV sales globally, in the U.S. and the E.U. were 29.8 million, 7.8 million and 5.4 million vehicles, respectively. According to Research Nester, a strategic market research and consulting firm, the global SUV market is forecasted to be 53.2 million SUVs in 2027.

Growth Strategy

Mullen intends to leverage the following growth strategies to drive stakeholder value.

●

Continue to develop the Mullen 5. Mullen intends to continue to invest in research and development and work on establishing partnerships that would enable Mullen to commence customer deliveries of the Mullen 5 as early as early 2024. As part of this plan, Mullen expects to begin building prototype, pre-production Mullen 5s in 2022 initially through its pilot facility, then moving to a new manufacturing facility.

●

Develop additional high value, sustainable EV models. Mullen believes the combination of its design expertise, along with the expected power and versatility of a new platform by Mullen, will enable Mullen to efficiently achieve its goal of providing a fleet of high value, sustainable EVs. Mullen intends to utilize one or more platforms over time to develop a larger SUV and a sport sedan to complement the Mullen 5.

Mullen’s Vehicles

Mullen Automotive’s initial entry into the EV and SUV (“ESUV”) market will be designed, engineered, and manufactured in the United States. Mullen’s business model for entry into the EV market consists of core tenets that include fast-to-market (36 months), efficient use of funds and investments, experienced leadership and engineering, designed to US market needs, and complemented with a portfolio of competitively priced vehicles (multiple vehicles on one platforms) in the fast growing ESUV segment.

We expect our products and services will include the following:

●

Mullen 5: The Mullen 5 represents Mullen Automotive entry into the full-electric, mid-size luxury SUV market. Product validation is expected to begin in the 4th quarter of 2023 with the first sellable vehicles available in the 2nd quarter of 2024.

●	3D10: Planned to launch in 2026, the 3D10 is expected to be the second vehicle for Mullen Automotive. The 3D10 will be offered as a full-electric and will be in the full-size SUV segment.

The Mullen 5 is an all-electric premium SUV that is expected to have a highly competitive starting price of $58,500 in the U.S. market before federal and state incentives are applied. It is expected to have at least two option packages, with prices anticipated to range from a base price of $58,500 to approximately $78,500 for the addition of several premium features. This allows customers with different preferences and means to find a vehicle and price that fits their needs. Mullen expects most of its sales initially to be vehicles with higher priced option packages, which is typical for a new vehicle entering the market.

Mullen’s Mullen 5 is expected to deliver an electric range of over 350 miles. Mullen intends to focus more on efficiency rather than extreme performance. Mullen expects to achieve this by optimizing battery capacity, vehicle aerodynamics, rolling inertia, and software controls.

Mullen’s Manufacturing Approach

Mullen currently is in the process of acquiring an advanced manufacturing engineering center in Tunica, Mississippi to prove out its flexible manufacturing technologies and product design capability (e.g., strategic use of off-the-shelf components combined with in house developed critical components and software). This facility will afford Mullen the opportunity to innovate its manufacturing processes and optimize its product design with simultaneous engineering efforts, thereby serving as Mullen’s Advanced Manufacturing Engineering Center (AMEC).

Taking the leap to full-scale production is a significant milestone for any vehicle development team. Testing functional vehicle prototypes, educating a team about the manufacturing processes involved, and creating a flexible plan at Mullen’s AMEC is critical before investing in a high-volume production assembly plant.  The acquisition will include all the assets that are currently in place and Mullen will begin efforts to develop and equip the facility to build and support Mullen’s planned platform of electric vehicles. The 127,400 sq ft AMEC facility also has the assets and capacity to support assembly of vehicles up to 5,000 per year. Mullen plans to establish an advanced engineering team at this facility and build the first 5,000 production vehicles in the first year of SOP milestone.

Mullen is currently negotiating to secure a lease of an 820,000 square foot manufacturing facility in Memphis, Tennessee, just 50 miles away from the AMEC site in Tunica, MS. If the lease is secured, this facility will be manufacturing Mullen’s first production vehicle. In order to meet the production targets, Mullen expects to spend the next 36 months creating the necessary infrastructure and installing the required machinery and equipment at the Memphis facility.

Marketing/ Brand Awareness

Mullen plans to hire several key agencies to draw, solidify and execute its marketing plan, coexisting and succeeding across different consumer verticals: Social, Influencer, Search, Online, Podcast, TV, Print and Radio.

Mullen will also utilize strategic regional and national tradeshows, sporting and automotive events to showcase its vehicles in person and generate further interest, reservations and vehicle orders.

Mullen also intends to increase its online focus in early 2022 to include online vehicle ordering, allowing customers full online vehicle purchase, with trade-in quote, financing and insurance options. Customer delivery is planned to be scheduled for “Mullen At Home” delivery or delivered to closest Mullen Lounge Point location.

Extended Warranty and Insurance

Mullen intends to use a combination of third-party extended warranty, insurance and self-warranty and self-insurance mechanisms, potentially including (if financially feasible and in compliance with regulatory requirements) a wholly owned captive insurance subsidiary to provide for the insurance against certain risks, including auto liability and physical damage, general liability and products liability.

Mullen is also planning to offer both financing and insurance of its vehicles. Mullen believes it can reduce the total cost of ownership (“TCO”) for its customers and potentially generate additional sources of revenue by providing both financing and insurance for its vehicles.

Mullen plans to keep introducing new customer programs and services to further define the Mullen customer experience. As described elsewhere, Mullen also plans to keep Mullen’s lean sales, lease, and service model in order to be able to continue to offer great value to its customers regardless of the segment Mullen enters.

Direct Sales and Service

Mullen is planning on launching with a direct sales model where Mullen is the direct seller and servicer of its vehicles to consumers. This model is planned to be applied in states where direct sales models are legal and not challenged by typical franchise laws written for automotive franchise dealers.

Mullen Lounge Point

Lounge Point is expected to be the retail center experience for Mullen’s retail sales network in North America and is planned to feature full vehicle sales interaction: including test drives, reservations, orders, trade-in, finance, insurance and delivery. Mullen’s approach is planned to be focused on superior consumer experience, in an easily accessible retail environment with a no pressure sales approach.

Mullen’s focus will be on delivering a premium vehicle experience while fitting nicely into everyday consumer life. Overall, the intention is to build vehicle sales opportunities upon awareness and involvement in customer communities.

It is expected that Mullen’s initial set of retail Lounge Points will be established in high foot traffic centers where consumers visit daily and not off on a distance dealer row. This could be Main Street, outdoor based malls, entertainment complexes, commuter hubs and weekend leisure destinations.

Mullen Service Point and Mobile Service

It’s envisioned that Mullen Service Points will be established in close proximity to Mullen’s planned retail sales Lounge Points, but not directly in the same location. Mullen’s sales and service locations are expected to serve different customer opportunities and require drastically different layouts and square footage requirements. Establishing Service Points away from Sales lowers its square footage cost and is expected to allow Mullen to focus entirely on the customer in front of it.

It is expected that Mullen’s Service Points will be outfitted with the latest tools and repair service technology to efficiently service its vehicles. Mullen also envisions offering vehicle collision repair and detailing services.

Mullen also envisions operating a mobile fleet of service vehicles that will be available on demand for offsite vehicle repair and service. It is expected that Mullen’s mobile service technicians will be able to address and resolve most vehicle repairs while at the customer home or place of work.

It is expected that over-the-air (“OTA”) software updates and repairs will be made available to our vehicles via Wi-Fi or cellular connection. Mullen believes it will be able to address specific vehicle alerts, allowing it to diagnosis and possibly fix the vehicle remotely, depending on the problem. It is also expected that general software updates will be conducted OTA as well. In general, OTA repairs and updates require less service visits for customers and better overall customer experience.

Research and Development

Mullen’s research and development activities primarily take place at its headquarters in Brea, California and at Mullen’s partners’ facilities.

The majority of Mullen’s current activities are primarily focused on the research and development of Mullen’s EVs and software technology platforms. Mullen will strive to undertake significant testing and validation of its products in order to ensure that Mullen meets the demands of its customers.

Intellectual Property

Mullen’s success depends in part upon Mullen’s ability to protect its core technology and intellectual property. Mullen attempts to protect its intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with Mullen’s consultants and employees, and Mullen seeks to control access to and distribution of its proprietary information through non-disclosure agreements with Mullen’s vendors and business partners.

Government Regulation and Credits

Mullen operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which Mullen is subject govern, among others, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of Mullen’s ability to continue its operations.

Environmental standards applicable to Mullen are established by the laws and regulations of the countries in which Mullen operates, including standards adopted by regulatory agencies as well as the permits and licenses required by such agencies. Each of these sources is subject to periodic modifications and what Mullen anticipates will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties, and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.

Emissions

In the U.S., Europe and China, there are vehicle emissions performance standards that may provide an opportunity for Mullen to sell emissions credits.

United States

California has greenhouse gas emissions standards that closely follow the standards of the U.S. Environmental Protection Agency. The registration and sale of Zero Emission Vehicles (“ZEVs”) in California will earn Mullen ZEV credits that Mullen can sell to other OEMs. Other U.S. states have adopted similar standards including Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont. Mullen intends to take advantage of these regimes by registering and selling ZEVs in these other U.S. states.

ZEV credits in California are calculated under the ZEV Regulation and are paid in relation to ZEVs sold and registered in California including Battery Electric Vehicles (“BEVs”) and Fuel Cell Electric Vehicles (“FCEVs”).

The ZEV program assigns ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California.

Each vehicle sold and registered in California earns a number of credits based on the drivetrain type and the all-electric range (“AER”) of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. Plug-in hybrid vehicles (“PHEVs”) receive between 0.4 and 1.3 credits per vehicle sold and registered in California. Battery electric and fuel cell vehicles receive between 1 and 4 credits per vehicle sold in California, based on range.

The credit requirement was 7% in 2019 which required about 3% of sales to be ZEVs. The credit requirement will rise to 22 percent in 2025, which will require about 8 percent of sales to be ZEVs.

If a vehicle manufacturer does not produce enough EVs to meet its quota, it can choose to buy credits from other manufacturers who do or pay a $5,000 fine for each credit it is short. This should provide an opportunity for Mullen.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that Mullen obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) concerning emissions for its vehicles. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards and an Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the Executive Order for sales of vehicles. There are currently four states which have adopted the California standard for heavy-duty vehicles.

The Greenhouse Gas Rule was incorporated into the Clean Air Act on August 9, 2011. Even though Mullen’s vehicles have zero-emissions, Mullen is still required to seek an EPA Certificate of Conformity for the Greenhouse Gas Rule and a CARB Executive Order for the CARB Greenhouse Gas Rule.

Vehicle Safety and Testing

Mullen’s vehicles will be subject to, and will be required to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including applicable U.S. federal motor vehicle safety standards (“FMVSS”). Mullen intends that the Mullen 5 will fully comply with all applicable FMVSSs without the need for any exemptions and expects future Mullen vehicles to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while Mullen anticipates compliance, there is no assurance until final regulation changes are enacted.

As a manufacturer, Mullen must self-certify that its vehicles meet all applicable FMVSSs, as well as the NHTSA bumper standard, or otherwise are exempt, before the vehicles can be imported or sold in the U.S. Numerous FMVSSs will apply to Mullen’s vehicles, such as crash-worthiness requirements, crash avoidance requirements and EV requirements. Mullen will also be required to comply with other federal laws administered by the NHTSA, including the Corporate Average Fuel Economy (“CAFE") standards, Theft Prevention Act requirements, consumer information labeling requirements, Early Warning Reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of city and highway fuel economy ratings, as determined by the EPA, as well as crash test ratings as determined by the NHTSA if such tests are conducted.

Mullen’s vehicles that may be sold outside of the U.S. are subject to similar foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the U.S. and may require redesign and/or retesting. The European Union has established new rules regarding additional compliance oversight that were scheduled to commence in 2020, and there is also regulatory uncertainty related to the United Kingdom’s withdrawal from the European Union. These changes could impact the rollout of new vehicle features in Europe.

In addition to the various territorial legal requirements Mullen is obligated to meet, Mullen plans to engineer the Mullen 5 to deliver 5-star performance in the two main voluntary vehicle safety performance assessment programs, U.S. New Car Assessment Program (“NCAP”) and Euro NCAP. Five-star is the maximum attainable score. These independent organizations have introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from the legal tests, such as side impact, but have higher performance requirements. Others are unique to the program. Areas covered by these tests in 2020 include:

●	Mobile Progressive Deformable Barrier

●	Full Width Rigid Barrier

●	Mobile Side Impact Barrier

●	Side Pole

●	Far Side Impact

●	Whiplash

●	Vulnerable Road Users (Pedestrians and Cyclists)

●	Safety Assist

●	Rescue and Extrication

We intend that the Mullen 5 will also be equipped with certain advanced driving assistance features which may allow Mullen to garner further Euro NCAP awards for features which are not yet a formal part of the 5 Star rating. This will help promote the advanced societal benefits of the Mullen 5.

Employees

As of June 30, 2021, Mullen employed 61 full-time employees based primarily in Mullen’s headquarters and engineering office, respectively, in Brea and Anaheim, California. A majority of Mullen’s employees are engaged in automotive, finance, and engineering related functions. To date, Mullen has not experienced any work stoppages and considers Mullen’s relationship with its employees to be in good standing. None of Mullen’s employees are  represented by a labor union or subject to a collective bargaining agreement.

Property

Mullen’s corporate headquarters is located in Brea, California, where Mullen occupies facilities totaling approximately 24,730 rentable square feet under a sublease that expires in March 2026. Mullen uses these facilities primarily for Mullen’s management, technology, product design, sales and marketing, finance, legal, human resources, general administrative and information technology teams.

Mullen’s manufacturing facility is located in Tunica, MS. Further manufacturing facilities either must be acquired or developed in order to meet Mullen’s anticipated manufacturing needs. It is currently anticipated that such facilities will also be located in Tunica, MS.

Legal Proceedings

From time to time, Mullen may become involved in additional legal proceedings arising in the ordinary course of its business. Mullen is not currently a party to any legal proceedings the outcome of which, if determined adversely to Mullen, would individually or in the aggregate have a material adverse effect on its business, financial condition, and results of operations.

Complaints Related to the Merger

The following lawsuits have been filed against Net Element and the defendants named in the complaints in connection with the proposed Merger:

●	Raquel Ruby v. Net Element, Inc., Oleg Firer, Jon Najarian, John Roland, and Todd Raarup, filed on June 11, 2021 in the United States District Court for the Southern District of New York;
●	Thomas Farley v. Net Element, Inc., Oleg Firer, Jon Najarian, John Roland, and Todd Raarup, filed on June 8, 2021 in the United States District Court for the Eastern District of New York;
●

Michael Gatto v. Net Element, Inc., Oleg Firer, Jon Najarian, John Roland, Todd Raarup, Mullen Automotive, Inc., Mullen Technologies, Inc., and Mullen Acquisition, Inc., filed on June 3, 2021in the United States District Court of Delaware; and

●

Atish Shinde v. Net Element, Inc., Oleg Firer, Howard Ash, Jon Najarian, Todd Raarup, Mullen Technologies, Inc. and Mullen Acquisition, Inc., filed on May 28, 2021 in the United States District Court for the Southern District of New York.

Each of these complaints allege that the non-effective Form S-4 filed on May 14, 2021 contains material false and misleading statements or material misrepresentations or omissions regarding the Merger, the process for entering into the Merger Agreement and the associated transactions. Ruby seeks to enjoin the defendants from proceeding with the Merger, direct the defendants to amend the Form S-4 to correct the alleged deficiencies, direct the defendants to account for all damages sustained, and reasonable fees and expenses. Farley seeks to enjoin the Merger, or, in the event it’s consummated, rescind the Merger and set it aside or award rescissory damages, a declaration that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9, and fees and expenses. Gatto seeks to enjoin the Merger, or, if the Merger is consummated, rescind the Merger and set it aside or award rescissory damages, a direction to the defendants to amend the Form S-4 to correct any alleged deficiencies, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9, and costs and expenses. Finally, Shinde seeks to enjoin the Merger, or, in the event the Merger is consummated, rescind the Merger and set it aside or award rescissory damages, declare that the Merger Agreement was entered into in breach of the fiduciary duties of the board of directors of Net Element, direct the board of directors for Net Element to exercise their fiduciary duties to commence a sales process, direct the board of directors for Net Element to account for damages, an amendment to the Form S-4 and fees and expenses. These suits were filed prior to the Form S-4 becoming effective and many of the alleged deficiencies have been addressed in this amendment to Form S-4.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

The Net Element Board currently consists of four directors consisting of Oleg Firer, Jon Najarian, John Roland and Todd Raarup, and each director’s term expires upon the election and qualification of successor directors at the annual meeting of the stockholders to be held in 2021.

Resignation of Current Executive Officers and Directors of Net Element

Pursuant to the Merger Agreement, all of the current executive officers and directors of Net Element will resign immediately prior to the completion of the merger.

Executive Officers and Directors of the Combined Company Following the Merger

Following the merger, the management team of Net Element is expected to be composed of the management team of Mullen. The following table lists the names, ages as of March 31, 2021 and positions of the individuals who are expected to serve as executive officers and directors of Mullen upon completion of the merger:

Executive Officers	Age
David Michery, Chairman of the Board, President and Chief Executive Officer	55
Jerry Alban, Chief Operating Officer	65

Key Employees	Age
Calin Popa, President—Automotive Electric Vehicles	59
Marian Petrelecan, Vice President of Engineering	57
Rainer Shulz, Vice President of Electrical Systems	62

Board of Directors	Age	Independent Directors	Age
David Michery, Chairman of the Board, President, and CEO	54	Mark Betor (3)	65
Jerry Alban, Chief Operating Officer	65	Jonathan New (1)(2)	60
Mary Winter, Secretary	30	William Miltner (2)(3)	59
		Kent Puckett (1)(2)	58

(1)	Audit Committee (2) Compensation Committee (3) Nominating and Governance Committee

David Michery has served as the Chairman of the Board, President Chief Executive Officer of Mullen Technologies since inception. His automotive experience began with the acquisition of Mullen Motor Company in 2012. Mr. Michery brings over 25 years within executive management, marketing, distressed assets, and business restructuring. He acquired the assets of Coda Automotive, formerly an independent EV manufacturer, through bankruptcy as an entryway into the EV business. We believe that Mr. Michery is qualified to serve as a director because of his operational and historical expertise gained from serving as our Chief Executive Officer, and his experience within various businesses, including automotive.

Jerry Alban has served as the Chief Operating Officer of Mullen Technologies since June 2021. Prior to that position, he served as Chief Financial Officer since April 2018. Mr. Alban also served as an internal consultant for the Company since January 2018. He brings 35 years of experience within private and public accounting, with the last 20 years serving in senior and executive management roles that spans controlling, processes, financial reporting and M&A activity. Mr. Alban has two undergraduate degrees, B.S. in Accounting from Central Washington University and B.S. in Forestry from Washington State University. We believe that Mr. Alban is qualified to serve as a director because of his experience gained from serving as Chief Financial Officer, and his finance and accounting expertise.

Mary Winter has served as director of Mullen Technologies since 2018, and she has been an integral part of Mullen Technologies since inception. She currently serves as the Secretary of the Corporation and Secretary of the Board of Directors. Formerly, she was the Vice President of Operation for Mullen Technologies since 2014. We believe that Ms. Winter is qualified to serve as a director because of her business and operational knowledge of Mullen Technologies.

Key Employees

Calin Popa has served as President of the Automotive Electric Vehicles Division of Mullen Technologies since 2017. He has 34 years of experience within the automotive industry. Previously, Mr. Popa was Vice President of Manufacturing Engineering at Karma Automotive, LLC, f/k/a Fisker Automotive, from 2010 to 2017. Mr. Popa has held senior positions within product development, vehicle launch and manufacturing at well-known companies, including MAN, Ford, and Chrysler.

Marian Petrelecan has served as the Vice President of Vehicle Engineering of Mullen Technologies since 2020. Prior to this position, he served as the Director of Engineering at Ecosense Lightning from 2019 to 2020. From 2018 to 2019, Mr. Petrelecan served as the Head of Vehicle Engineering at Indi EV. From 2016 to 2018, he was the Senior Manageer BIW for NIO. From 2013 to 2015, he was the International Product Chief Engineer BIW for Chrysler. Mr. Petrelecan is an enterprise leader who brings over 28 years of international and domestic, OEM and start-up automotive experience and expertise. He has a successful history of building engineering organizations from inception for several EV companies.

Rainer Schulz has served Vice President of Electrical Systems of Mullen Technologies since 2021. He is a proven customer sensitive executive with broad domestic and international experience in engineering project management, product and process development, new business acquisition, production system, strategic sourcing, supplier management, cost reduction, strategic planning and budgeting. From 2014 to 2021, Mr. Schulz was the Vice President of Research and Development at Yinlun TDI, a worldwide leader in development and manufacturing of thermal management solutions for BEV and PHEV in the Automotive, Commercial Truck and Recreational Vehicle industry, main customers  Tesla, BMW, Stellantis, GM, Karma Automotive, Indie EV, Romeo Power, XOS Engineering Manager at Obrist Technologies, an engineering consulting company specialist in development for thermal management system for BEV and PHEV, main customer Tesla, Karma Automotive, Coda Automotive, and Bright Automotive.

Non-Employee Directors

Mark Betor has served as a director of Mullen Technologies since 2018, and he served on the Compensation Committee since that time. Mr. Betor is a retired businessman and law enforcement officer. Since retirement, he has been involved with real estate investments and private business. We believe that Mr. Betor is qualified to serve as a director because of his vast experience within investments and private businesses.

Jonathan New has served as the Chief Financial Officer of Motorsport Games, Inc. since January 2020. Prior to joining the Company, Mr. New was Chief Financial Officer of Blink Charging Co (NASDAQ: BLNK) from July 2018 to January 2020. Prior to Blink Charging Co, Mr. New was Chief Financial Officer of Net Element, Inc. (NASDAQ: NETE) from 2008 to July 2018. Mr. New is an experienced, driven and creative chief financial officer with over 30 years of corporate finance and accounting experience. He has a career of leading rapidly growing businesses through levels of increasing success. Mr. New is a Florida Certified Public Accountant and a member of the American Institute of Certified Public Accountants. We believe that Mr. New is qualified to serve as a director because of his in-depth experience within finance, accounting, and public markets.

William Miltner has served as a litigation attorney for over 30 years. He is the co-founder of Miltner & Menck, APC, a full- service law firm, in San Diego, CA. Mr. Miltner successfully co-founded and co-managed the law firm of Perkins & Miltner, LLP, a respected San Diego litigation firm for 13 years. In 2006, when co-founder David Perkins left the practice of law, Miltner Law Group, APC, was founded. Mr. Miltner has represented many publicly traded and private companies including residential developers, construction contractors, title insurance companies and banking and lending institutions. His substantial experience includes representing and defending clients in complex real property, general business, construction, title insurance and lender litigation and transactional matters. Mr. Miltner is member of the American and San Diego County Bar Associations and American Business Trial Lawyers Association. He was admitted to The State Bar of California in 1988. We believe that Mr. Miltner is qualified to serve as a director because of his knowledge and experience within law practice areas and litigation matters.

Kent Puckett has served on Mullen Technologies’ Board of Directors since 2018, serving as the Audit Committee Chair during that time. Previously, he served as the Chief Financial Officer of Mullen Technologies from 2012 to 2018. Mr. Puckett has many years of experience as a CFO with a proven track record of establishing cross-functional partnerships to deliver stellar results. He has led many companies in their audit and disclosure requirements, creating operations, marketing, and sales division budgets of multi-million dollars, and being accountable for the allocation of resources to exceed profit and sales goals. Mr. Puckett has a B.S. in Business Administration from Pensacola Christian College, and Advanced Studies in Management, Finance, Compliance, Insurance, Financial Consulting, Taxation and Financial Reporting, with an emphasis on Public Companies reporting and audit requirements. We believe that Mr. Puckett is qualified to serve as a director because of his finance and accounting background and experience.

There are no family relationships among any of the current Net Element directors and executive officers, and there are family relationships among any of the proposed post-merger company directors and executive officers.

Director Independence

The Net Element Board has determined that a majority of its directors are independent as defined under Nasdaq CM listing standards. The Net Element Board has also determined that each current member of each of the Nominating and Corporate Governance Committee and Compensation Committee is independent as defined under Nasdaq CM listing standards and that each current member of the Audit Committee and Compensation Committee is independent as defined under Nasdaq CM listing standards and applicable SEC rules. In making this determination, Net Element’s board of directors found that none of these directors had a material or other disqualifying relationship with Net Element.

Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, other than David Michery, Jerry Alban and Mary Winter, the Board of Directors of Mullen (the “Mullen Board”) has determined that each of the Mullen director designees anticipated to serve on the Board of Directors of the combined company as of the effective time of the merger is independent as defined under Nasdaq CM listing standards. Mullen anticipates that the directors who will be appointed to the Compensation Committee and the Nominating and Corporate Governance Committee will satisfy the independence standards for such committees established by the SEC and Nasdaq CM listing standards, as applicable. With respect to the Audit Committee, Mullen anticipates that the directors who will be appointed will satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC and Nasdaq CM listing standards, as applicable. In making such determination, the relationships that each such director has with Net Element or Mullen and all other facts and circumstances deemed relevant in determining their independence have been and will be considered.

Staggered Board

Upon the Effective Time of the Merger, the Board will be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms:

●	Class I will consist of David Michery, Jerry Alban, and Mary Winter, whose terms will expire at our first annual meeting of stockholders to be held after consummation of the Business Combination;

●	Class II will consist of Kent Puckett and Mark Betor, whose terms will expire at our second annual meeting of stockholders to be held after consummation of the Business Combination; and

●	Class III will consist of William Miltner and Jonathan New whose terms will expire at our third annual meeting of stockholders to be held after consummation of the Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until the successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in Mullen’s control of management. These directors may be removed for cause by the affirmative vote of the holders of at least two-thirds (2/3) of Mullen’s voting stock.

Committees of the Board of Directors

The Net Element Board currently has, and after completion of the merger the combined organization will continue to have, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee of the Net Element Board currently consists of John Roland, Todd Raarup with Jon Najarian acting as the chair. As of the effective time of the merger, the Audit Committee will consist of Kent Puckett and Jonathan New acting as the chair. The primary functions of the Net Element Audit Committee include, among other things:

●	reviewing and approving the engagement of the independent registered public accounting firm to perform audit services and any permissible non-audit services for Net Element;

●	evaluating the performance of Net Element’s independent registered public accounting firm and deciding whether to retain their services;

●	monitoring the rotation of partners on the engagement team of Net Element’s independent registered public accounting firm;

●

reviewing Net Element’s annual and quarterly financial statements and reports and discussing the statements and reports with Net Element’s independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

●	considering and approving or disapproving all related party transactions for Net Element;

●

reviewing, with Net Element’s independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of Net Element’s financial controls;

●	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and

●	establishing procedures for the receipt, retention and treatment of complaints received by Net Element regarding financial controls, accounting or auditing matters.

The Audit Committee of the combined organization is expected to retain these duties and responsibilities following completion of the merger.

Each current member of the Audit Committee satisfies the independence requirements under Nasdaq CM listing standards and Rule 10A-3(b)(1) of the Exchange Act and is a person who the Net Element Board has determined has the requisite financial expertise required under the applicable requirements of Nasdaq CM. In arriving at this determination, the Net Element Board examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The Net Element Board has also determined that Mr. Najarian qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Mullen believes that, after the completion of the merger, the composition of the Audit Committee will meet the requirements for independence under, and the Audit Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq CM and the SEC. Mullen has determined that Jonathon New, who it is anticipated will serve on the Audit Committee of the post-Merger company, qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Compensation Committee

The Compensation Committee of the Net Element Board currently consists of Todd Raarup with Jon Najarian acting as the chair. As of the effective time of the merger, the Compensation Committee will consist of Jonathan New, William Miltner, and Kent Puckett acting as the chair. The functions of the Compensation Committee include, among other things:

●

determining the compensation and other terms of employment of Net Element’s chief executive officer and its other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

●	reviewing and recommending to the full Net Element Board the compensation of the Net Element directors;

●

evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for Net Element, as well as reviewing and recommending to the Net Element Board the adoption, modification or termination of Net Element’s plans and programs;

●	establishing policies with respect to equity compensation arrangements;

●

if required, reviewing with management Net Element’s disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Net Element Board its inclusion in Net Element’s periodic reports to be filed with the SEC; and

●	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee of the combined organization is expected to retain these duties and responsibilities following completion of the merger.

The Net Element Board has determined that each current member of the Compensation Committee is independent under Nasdaq CM listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code.

Mullen believes that, after the completion of the merger, the composition of the Compensation Committee will meet the requirements for independence under, and the Compensation Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq CM and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee of the Net Element Board currently consists of Todd Raarup with Jon Najarian acting as the chair. As of the effective time of the merger, the Nominating and Governance Committee will consist of Mark Betor with William Miltner acting as the chair. The functions of the Nominating and Corporate Governance Committee include, among other things, the following:

•	reviewing periodically and evaluating director performance on the Net Element Board and its applicable committees, and recommending to the Net Element Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on the Net Element Board;

•	reviewing and recommending to our board of directors any amendments to the Net Element corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance committee and the adequacy of its charter.

The Nominating and Governance Committee of the combined organization is expected to retain these duties and responsibilities following completion of the merger.

The Net Element Board has determined that each member of the Nominating and Corporate Governance Committee is independent under Nasdaq CM listing standards.

Mullen believes that, after the completion of the merger, the composition of the Nominating and Corporate Governance Committee will meet the requirements for independence under, and the Nominating and Corporate Governance Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq CM and the SEC.

Compensation Committee Interlocks and Insider

Composition of the Compensation Committee for the combined company has been determined. Following completion of the merger, each member designated by Mullen and appointed to the Compensation Committee is expected to be an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code, a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of the Nasdaq CM. None of the proposed combined company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s Board of Directors or Compensation Committee following the merger.

Director Independence: Controlled Company Exemption

The Board determined that each of the directors on the Board other than the directors who are considered employees and/or insiders, qualify as independent directors, as defined under the listing rules of the Nasdaq, and the Board consists of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq listing requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit, as discussed below.

David Michery controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under Nasdaq rules. As a controlled company, we are exempt from certain corporate governance requirements, including those that would otherwise require our Board of Directors to have a majority of independent directors and require that we either establish compensation and nominating and corporate governance committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees of directors are determined or recommended to the Board of Directors by independent members of the Board of Directors. While we do not currently intend to rely on any of these exemptions, we will be entitled to do so for as long as we are considered a “controlled company,” and to the extent we rely on one or more of these exemptions, holders of our capital stock will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Code of Ethics and Business Conduct

Net Element’s Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all directors, officers, and employees. The Code of Ethics and Business Conduct and Ethics is available on the Corporate Governance website. In addition, we have posted the Corporate Governance section and all disclosure that are required by law or the listing standards of the Nasdaq concerning any amendments to, waivers from, any provision of the Code of Ethics and Business Conduct on our website at www.netelement.com/en/ir.

Mullen anticipates that the Code of Ethics will continue in effect post-Merger.

Limitation on Liability and Indemnification of Officers and Directors

Effective upon the consummation of the Merger, Mullen will have entered into agreements to indemnify its directors, executive officers and other employees as determined by the Board of Directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. Mullen believes that the provisions in its Bylaws and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.

We maintain a directors and officers insurance policy pursuant to which our directors and officers are insured against liability of actions taken in their capacities as directors and officers.

Executive Compensation

Our policies with respect to the compensation of our executive officers is administered by the Compensation Committee. The compensation policies are intended to provide for compensation that is sufficient to attract, motivate, and retain executives and potentially other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to Mullen’s principal executive officers during the fiscal year ended September 30, 2020 and Mullen’s other most highly compensated executive officers during the fiscal year ended September 30, 2020 (collectively, the “NEOs”). For the year ended September 30, 2020, Mullen’s named executive officers were David Michery, Chief Executive Officer, Jerry Alban, Chief Operating Officer, and Calin Popa, President—Automotive Electric Vehicles Division.

				Share Compensation ($)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Common Shares (2)	Preferred Shares (3)	Total ($)
David Michery, Chief Executive Officer	2020	$263,014	$25,000	$2,500,000	$30,451,000	$33,239,014
Jerry Alban, Chief Operating Officer	2020	240,000	10,000	87,500	-	$337,500
Calin Popa, President - Mullen Automotive	2020	304,000	-	87,500	-	$391,500

(1) Effective as of April 10, 2020, Mullen implemented a reduction in salary for the CEO in response to the COVID-19 pandemic. During such time, Mullen reduced the bi-weekly salary payments of Mr. Michery from April 2020 to February 2021. Amounts in this column reflect the temporary reductions of Mr. Michery during this fiscal year.

(2) Represents share-based compensation based on the grant date fair value estimated value of common stock at issuance in accordance with FASB ASC Topic 718.  Mr. Michery received 1,000,000 shares of common stock, and Messrs. Alban and Popa received 35,000 shares of common stock.

(3) Represents the grant date fair value of 370,000 in Series A Preferred Shares issued to Mr. Michery for his personal guarantee of $50 million in company debt in 2020.

Narrative Disclosure to Summary Compensation Table

The primary elements of compensation for Mullen’s named executive officers are base salary, bonus and equity-based compensation awards. The named executive officers also participate in employee benefit plans and programs that Mullen offers to its other full-time employees on the same basis.

Base Salary

The base salary payable to Mullen’s named executive officers is intended to provide a fixed component of compensation that reflects the executive’s skill set, experience, role and responsibilities.

Bonus

Although Mullen does not have a written bonus plan, the Mullen Board may, in its discretion, award bonuses to its executive officers on a case-by-case basis. These awards are structured to reward named executive officers for the successful performance of Mullen as a whole and of each participating named executive officer as an individual. The bonus amounts awarded in 2020 were on an entirely discretionary basis. In addition, as described under the heading “Employment and Severance Agreements,” each of the named executive officers is eligible under the terms of their respective employment agreements to receive set bonus amounts based on Mullen’s achievement of certain financial milestones.

Share-based Compensation

Mullen does not have a formal policy with respect to the grant of equity incentive awards to its executive officers or any formal equity ownership guidelines applicable to them.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
David Michery, Chief Executive Officer	250,000	$625,000
Calin Popa, President—Mullen Automotive	75,000	$187,500
Jerry Alban, Chief Operating Officer	-	$-

Employment and Severance Agreements

Mullen has entered into employment agreements with each of its named executive officers described below

Chairman of the Board, President and Chief Executive

Effective July 1, 2021, the Compensation Committee approved a new employment contract for David Michery.  He will receive an annual salary of $750,000 plus incentive compensation and 1,000,000 common shares each year. He is entitled to reimbursement compensation for all reasonable expenses up to $500,000 per year.2

The agreement contains non-competition and non-solicitation covenants. For one year after voluntary separation from the Company, Mr. Michery cannot engage in competitive business activity within the Company territory; prevents him from participating in any transaction that occurred within 24-month period preceding from incident in questions; and prevents him from contacting employees for any business and employment opportunities.

No other employees have severance agreements with the Company. Employment agreements with other executive officers and key employees are standard terms (“employment at will”) offered to all employees.

Chief Operating Officer Salary

Effective July 1, 2021, the Compensation Committee approved a new employment contract for Jerry Alban.  He will receive an annual salary of $350,000 per year and a share-based compensation of 35,000 shares of common stock each year. Mr. Alban does not have a severance agreement with the Company.

Potential Payments Upon Termination of Employment or Change in Control

Upon termination from the Company other cause, Mr. Michery is entitled to severance. Company shall pay the following:

●

An amount equal to his annual compensation multiplied by a number of years equal to 10 minus the number of complete years since hereof (“Salary Termination Payment”). Currently, the annual salary is $500,000.

●	An amount equal to 10% of the Company’s market capitalization at such time (“Equity Termination Payment)
●

For example, if 2.5 years have passed the date hereof, the Company’s market capitalization rate is $500,000,000, then the Salary Termination Payment is $500,000 x 8 and an Equity Termination Payment equal to $50,000,000.

●	Salary termination payment must be paid no later than 90 days after termination, and the Equity Termination Payment no later than 180 days after termination.
●

If Mr. Michery is fully vested in any retirement plan offered by the Company, the Company shall obtain and pay the premium for an annuity policy to provide Mr. Michery with benefits as though he had been fully vested on date of termination.

●	If there is a Change in Control of the Company, Mr. Michery may terminate employment at his option. In this situation, the Termination by the Company for Other Than Cause applies.
●

Upon Termination on Account of Employee’s Death, the Salary Termination Payment and Equity Termination Payment will be paid to beneficiaries named by Mr. Michery or to his estate if he fails to make such designation.

●

For disability, Mr. Michery would receive full compensation for his salary for the one-year period next succeeding the date upon which disability was certified, as well as a prorated amount of incentive compensation.

Non-Employee Director Compensation

We expect our board of directors will adopt a non-employee director compensation policy, which we expect will become effective immediately prior to the consummation of this offering. Under the non-employee director compensation policy, our non-employee directors are expected to be eligible to receive compensation for service on our board of directors and committees of our board of directors as follows:

●

Each non-employee director shall be entitled to receive $25,000 annually as a cash retainer for their board service, with additional annual cash retainers of (i) $2,000 for each member of our compensation committee or nominating and governance committee; (ii) $5,000 for the chairman of our compensation committee or nominating and governance committee; (iii) $8,000 for each member of our audit committee; and (iv) $45,000 for the chairman of our audit committee. All cash retainers are paid quarterly in arrears.

●

Additionally, each non-employee director shall receive an annual stock option award under the 2021 Plan to purchase such number of shares of our Class A common stock that will equal $75,000 divided by the closing trading price of our Class A common stock on the date of each such grant, which will vest one year from the date of grant. Upon the occurrence of certain corporate events, including a change of control of the Company, all such stock option awards will immediately vest. The initial annual stock option award will be awarded to each of our non-employee directors in connection with this offering. See “—Actions Taken in Connection with This Offering.”

Our non-employee directors are entitled to reimbursement of ordinary, necessary and reasonable out-of-pocket travel expenses incurred in connection with attending in-person meetings of our board of directors or committees thereof. In the event our non-employee directors are required to attend greater than four in-person meetings or 12 telephonic meetings during any fiscal year, such non-employee directors shall be entitled to additional compensation in the amount of $500 for each additional telephonic meeting beyond the 12 telephonic meeting threshold, and $1,000 for each additional in-person meeting beyond the four in-person meeting threshold.

RELATED PARTY TRANSACTIONS

Described below are transactions occurring since September 30, 2019, and any currently proposed transactions to which Mullen was a party and in which the amounts exceeded or will exceed $120,000; and a director, executive officer, holder of more than 5% of the outstanding capital stock of Mullen, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements that are described under the section titled “Executive Compensation” in this proxy statement/prospectus.

Drawbridge

Between January 2019 and July 2020, Drawbridge lent Mullen an aggregate of approximately $23.0 million further to certain merchant loan advances – with the fees and costs associated with such loan advances, Mullen owed approximately $50.0 million to Drawbridge as of June 30, 2020. Further, in September 2019, Mullen transferred substantially all of its assets to Drawbridge further to the aforementioned merchant cash advances and Drawbridge leased such assets back to Mullen pursuant to an option arrangement. On July 23, 2020, Mullen and Drawbridge executed a settlement agreement pursuant to which Mullen issued Drawbridge a $23.0 million convertible note bearing interest at 28% per annum and 71,516,534 shares of Series B Preferred Stock that currently converts on a one-for-one basis into shares of common stock. Pursuant to the settlement agreement, Drawbridge agreed (i) to cancel approximately $27.0 million of fees owing pursuant to those merchant cash advances made by it to Mullen, (ii) to cancel an aggregate of 26,650,000 shares of Mullen Common Stock owned by it which were also issued pursuant to those aforementioned merchant cash advances and (iii) to transfer back to Mullen all assets transferred by Mullen to Drawbridge in September 2019 in connection with said cash advances. Immediately after the Merger Effective Time, Drawbridge, as the holder of the Series B Preferred Stock, will be allocated that percentage of the Post Merger Capitalization equal to that holder’s percentage ownership of the combined Company’s outstanding common stock on a fully converted and fully diluted basis immediately prior to the Merger Effective Time (excluding the Warrants), meaning that the holder will be issued that number of shares of Net Element Series B Preferred which converts into that number of shares of Net Element Common Stock equal to that entitled percentage of the Post Merger Capitalization (such allocation known as the “Series B Percentage”). The following table sets forth such note and share amounts for the periods presented:

Drawbridge Related Transactions	September 30,
(Cumulative)	2020			2019
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$24,106,554	-	$-	$49,500,000	-	$-
Common Shares	-	17,705,000	14,730,560	-	31,750,000	26,416,000
Preferred Shares - Series A	-	30,000	2,496,000	-	25,000	2,080,000
Preferred Shares - Series B	-	71,516,534	59,501,756	-	-	-
Total Related Party Transactions	$24,106,554	89,251,534	$76,728,316	$49,500,000	31,775,000	$28,496,000

*Shares are MTI common and preferred shares.

Chief Executive Officer Loans to Mullen

From time to time, Mullen’s CEO provides loans to Mullen. The outstanding balances for these loans as of March 31, 2021 and September 30, 2020 are $86,404 and $172,791, respectively.

BUSINESS OF NET ELEMENT

The description below describes the current and historical operations of Net Element. However, prior to the Closing of the Merger, Net Element will divest itself of its existing business operations to RBL. See further details regarding the contemplated Divestiture in “PROPOSAL NO. 8—THE DIVESTITURE PROPOSAL” on page 115 of this proxy statement/prospectus.

Net Element Overview

Net Element is a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment including point-of-sale (POS), e-commerce and mobile devices. The Company operates two business segments as a provider of North American Transaction Solutions and International Transaction Solutions.

We offer a broad range of payment acceptance and transaction processing services that enable merchants of all sizes to accept and process over 100 different payment options in more than 120 currencies, including credit, debit, prepaid and alternative payments. We also provide merchants with value-added services and technologies including integrated payment technologies, POS solutions, fraud management, information solutions and analytical tools.

We are differentiated by our technology-centered value-added service offerings built around our payments ecosystem and our diversified business model, which enables us to provide our varied customer base with a broad range of transaction-processing services from a single source across numerous channels and geographic markets. We believe these capabilities provide several competitive advantages that will enable us to continue to penetrate our existing customer base with complementary new services, win new customers, develop new sales channels and enter new markets. We believe these competitive advantages include:

●	Our ability to provide competitive products through use of proprietary technologies;
●	Our ability to provide in one package a range of services that traditionally had to be sourced from different vendors;
●	Our ability to provide a single agnostic on-boarding and merchant management platform to our indirect non-bank sales force ("Sales Partners");
●	Our ability to provide management and optimization tools to our Sales Partners amongst multiple networks and platforms;
●	Our ability to serve customers with disparate operations in several geographies with technology solutions that enable them to manage their business as one enterprise; and
●

Our ability to capture and analyze data across the transaction processing value chain and use that data to provide value-added services that are differentiated from those offered by pure-play vendors that serve only one portion of the transaction processing value chain (such as only merchant acquiring or POS).

We have operations and offices located within the United States (“U.S.”) (domestic) and outside of the U.S. (international) where sales, customer service and/or administrative personnel are based. Through U.S. based subsidiaries, we generate revenues from transactional services, valued-added payment services and technologies that we provide to SMBs. Through wholly owned subsidiaries, we focus on transactional services, mobile payment transactions, online payment transactions, value-added payment services and technologies in selected international markets.

Our business is characterized by transaction related fees, multi-year contracts, and a diverse client base, which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues with the same clients. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during such contracts’ term.

Products and Services Information

Our broad suite of services spans the entire transaction processing value chain of commerce enabling services and technologies and includes a range of front-end customer-facing solutions, as well as back-end support services and account reconciliation. We deliver our value-added solutions from a suite of proprietary technology products, software, cloud-based applications, processing services, fraud management offerings, and customer support programs that we configure to meet our client’s individual needs.

Many of our payment solutions are technology-enabled in that they incorporate or are incorporated into innovative, technology-driven solutions, including enterprise software solutions, designed to enable merchants to better manage their businesses.

Integrated and Vertical Markets. Our integrated and vertical market solutions provide advanced payments technology that is deeply integrated into business enterprise software solutions either owned by us or by our partners. We grow our business when new merchants implement our enterprise software solutions and when new or existing merchants enable payments services through enterprise software solutions sold by us or by our partners. Our primary technology-enabled solutions include integrated and vertical markets, ecommerce and multi-channel solutions, each as described below:

●

Unified Payments – doing business as Unified Payments, we provide businesses of all sizes and types throughout the United States with a wide range of fully-integrated payment acceptance solutions, value-added POS and business process management services;

●

PayOnline – through our subsidiary, PayOnline Systems (“PayOnline”), we provide a wide range of value-added online solutions in the selected international markets utilizing our fully-integrated, agnostic electronic commerce platform that simplifies complex enterprise online transaction processing challenges from payment acceptance and processing through risk prevention and payment security via point-to-point encryption and tokenization solutions;

●

Pay-Travel – integrated payment processing solutions to the travel industry, which includes integrations with various Global Distribution Systems (“GDS”) such as Amadeus®, Galileo®, Sabre®, additional geo filters and passenger name record (PNR) through Pay-Travel service offered by PayOnline;

●

Aptito POS Platform – an integrated POS platform developed on Apple’s® iOS and Android® mobile operating systems for the hospitality, retail, service and on the go industries. Our goal with Aptito is to create an easy to use POS and business management solution, which incorporates everything a small business needs to help streamline every-day management, operations and payment acceptance;

●

Restoactive – utilizing Aptito POS Platform architecture, we have developed and launched Restoactive, which seamlessly plugs into a current restaurant environment through integrations with some of the biggest POS and restaurant management platforms available on the market today;

●

Unified m-POS – mobile POS application makes accepting payments on the go easy and secure. Mobile application is EMV-compliant, accepts traditional and contactless transactions such as Apple Pay®. Unified m-POS application is available for download in Apple’s App Store and Google Play;

●	Zero Pay – zero-fee payment acceptance program for SMB merchants in the United States. Zero Pay program saves merchants costs involved in accepting credit and debit cards using mobile POS;

●

Netevia – our internally developed future-ready multi-channel payments and merchant management platform. Connecting and simplifying payments across sales channels through a single integration point, Netevia delivers end-to-end payment processing through easy-to-use APIs. The Netevia platform is the core of the Company’s technology stack and includes multiple value-added modules that streamline payment processes and create additional revenue streams for our clients.

●

Blade - our internally developed, proprietary, fully automated, artificial intelligence powered underwriting solution with predictive scoring. Built for underwriting and on-boarding of new merchants, reducing potential risks and decision-making time while improving the customer experience.

●

Netevia Mastercard for SMB - The Netevia Mastercard®, powered by Aliaswire’s patented technology, is part of a unique platform that combines efficient and low-cost payment processing with the ability to save money on credit and debit card payment acceptance fees.

Recent Developments

The unprecedented and rapid spread of COVID-19 as well as the shelter-in place orders, promotion of social distancing measures, restrictions to businesses deemed non-essential, and travel restrictions implemented throughout the United States have significantly impacted the restaurant and hospitality industries. As a result, the Company’s revenues, which are largely tied to processing volumes in these verticals, were materially impacted beginning in the final two weeks of March 2020. Since the last quarter ended December 31, 2020, the Company has seen a significant recovery in its end-to-end payment volumes as some merchants began resuming their normal operations. While end-to-end volumes for the three months ended March 31, 2021 have exceeded those for both the three months ended March 31, 2020 and the three months ended December 31, 2020, the ultimate impact that the COVID-19 pandemic will have on the Company’s consolidated results of operations in future periods remains uncertain and will depend on future developments, which are continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the COVID-19 pandemic, its severity, the emergence and severity of its variants, the availability and the efficacy of vaccines (particularly with respect to emerging strains of the virus), other protective actions taken to contain the virus or treat its impact, such as restrictions on travel and transportation, and how quickly and to what extent normal economic and operating conditions can resume. The Company will continue to evaluate the nature and extent of these potential impacts to its business, consolidated results of operations, and liquidity.

During March 2020, our Company evaluated its liquidity position, future operating plans, and its labor force, which included a reduction in the labor force and compensation to executives and other employees, in order to maintain current payment processing functions, capabilities, and continued customer service to its merchants. We are also seeking sources of capital to pay our contractual obligations as they come due, in light of these uncertain times. Management believes that its operating strategy will provide the opportunity for us to continue as a going concern as long as we are able to obtain additional financing. At this time, due to the unprecedented and rapid spread of COVID-19 pandemic, we cannot predict the impact of these conditions on our ability to obtain financing necessary for the Company to fund its future working capital requirements. Our Company has also decided to explore strategic alternatives and potential options for its business, including sale of the Company or certain assets, licensing of technology, spin-offs, or a business combination. Accordingly, the Company has entered into a merger agreement in connection with the contemplated merger with Mullen Automotive and certain related transactions, including a divestiture of the Company’s existing business operations. See “—Recent Developments—Mullen Merger and Related Transactions” for additional information. There can be no assurance, at this time, regarding the eventual outcome of our planned strategic alternatives, including the Merger and the related transactions.

Over the past year, we have taken initiatives to help minimize the risks to our business and protect our shareholders. Our management team’s experience during the 2008 financial crisis is proving to be very valuable in dealing with the current crisis. Our entire staff is fully committed and working diligently to support our merchants through these difficult times. Most of our merchants have contactless payment acceptance capabilities through their POS solutions, as well as, e-commerce and mobile contactless payment acceptance capabilities to eliminate the need for physical payments to help reduce the spread of the virus. The following initiatives, including an extensive business continuity plan, have been implemented:

Risk Management:

●

Enhanced risk controls and safeguards have been put in place for merchants that sell products with an extended delivery time frame, products paid in advance, catering, ticketing, transportation and travel related merchants

●	For those employees that will be working from home, we have implemented a “remote work” policy and provided employees with the technology necessary to do so
●	For those employees that require office attendance, we are taking significant steps to ensure seamless service delivery while safeguarding employees’ health

Contactless Payments:

●

Most of our merchants have contactless payment acceptance capabilities through their POS devices from equipment manufacturers such as PAX, Poynt and Verifone which are fully integrated into Netevia and Aptito platforms

●	We launched an initiative to deploy contactless payment acceptance equipment to merchants that don’t currently have it
●	Mobile contactless payment acceptance is available through our Unified mPOS App which can be downloaded from Apple’s App Store and Google’s Google Play Apps
●	Online ecommerce payments through shopping carts allow our merchants to sell their products and services to customers that prefer to shop from the convenience of their homes

As part of our Company's plan to obtain capital to fund future operations, on March 27, 2020, our Company entered into a Master Exchange Agreement, (the “Esousa Agreement”) with Esousa, a related party. Prior to entering into the Esousa Agreement, Esousa agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding and unpaid interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the Esousa Agreement, the Company had the right, at any time prior to March 27, 2021, to request Esousa, and Esousa agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs Esousa, for such number of shares of the Company’s Common Stock as determined under the Esousa Agreement based upon the number of shares of Common Stock (already in Esousa’s possession) that Esousa sold in order to finance its purchase of such tranche of the promissory note from RBL. Esousa will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by Esousa to finance the purchase of such exchange amount from RBL. Each such tranche shall be $148,000 unless otherwise agreed to by the Company and Esousa.

On April 23, 2020 and August 3, 2020, the Company entered into certain amendments to the Esousa Agreement, which together increased from $2,000,000 to $15,000,000 the principal amount and unpaid interest of one or more promissory notes of the Company or its direct or indirect subsidiaries that Esousa either purchased in whole or has an irrevocable right to purchase in tranches from RBL in connection with the Esousa Agreement.

On May 7, 2020, the Company entered into a promissory note (the “Note”) evidencing an unsecured loan (the “Loan”) in the amount of $491,493 made to the Company under the Paycheck Protection Program (the “PPP”). The Note matures on May 7, 2022 and bears interest at a rate of 1% per annum. Beginning December 7, 2020, the Company is required to make 17 monthly payments of principal and interest, with the principal component of each such payment based upon the level amortization of principal over a two-year period from May 7, 2020. Pursuant to the terms of the CARES Act and the PPP, the Company may apply to the Lender for forgiveness for the amount due on the Loan. The amount eligible for forgiveness is based on the amount of Loan proceeds used by the Company (during the eight-week period after the Lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP. On May 9, 2021, our Company was informed by the Small Business Administration that the loan forgiveness application was approved. The Company will reverse the amount due and reflect it as other income in the next reporting period.

Our Mission and Vision

Our mission is to power global commerce and allow our clients to conduct business globally through a centralized solution. We believe that by understanding the consumer behavior and the needs of our merchants is the most effective and, ultimately, the most profitable means to accomplish our mission and create long-term value for all stakeholders.

We drive client growth through our in-depth knowledge of global transactional services and related value-added service offerings which separate us from the competition.

Our vision is to set the standard for multi-channel payments acceptance and value-added service offerings with focus on the creation of an unified global transaction acceptance ecosystem. We believe in disruptive emerging technologies and, as such, we have developed Netevia, our future-ready multi-channel payments platform to support development of value-added solutions designed for everyday commerce. Moving forward, we believe exciting projects and disruptive technologies like biometric payments and artificial intelligence will provide us the opportunity to continue developing innovative payments solutions, which will provide value to our clients.

In order to achieve this vision, we seek to further develop single on-boarding, global transaction acceptance ecosystem. Manifesting this vision requires scaling our direct and indirect connectivity to multiple payment and mobile networks internationally. By implementing this vision, we believe that we will be able to provide centralized, global multi-channel transactional platform to our clients internationally.

Our Strategy

Subject to the potential Merger between the Company and Mullen and the related transactions, including the Divestiture, as described elsewhere in this proxy statement/prospectus, our strategy is to capitalize on consumer appetite for digital payment methods and the perceived movement towards a cashless society. To continue to grow our business, our strategy is to focus on providing merchants with the ability to process a variety of electronic transactions across multiple channels. We seek to leverage the adoption of and transition to card, electronic and digital-based payments by expanding our market share through our distribution channels and services innovations. We also seek growth through strategic acquisitions to improve our offerings, scale and geography. We intend to continue to invest in and leverage our technology infrastructure and our people to increase our penetration in existing markets.

Key elements of our business strategy include:

●	Continued investment in our core technology and new technology offerings;
●	Allocation of resources and expertise to grow in commerce and payments segments;
●	Grow and control distribution by adding new merchants and partners;
●	Leverage technology and operational advantages throughout our global footprint;
●	Expansion of our cardholder and subscriber customer base;
●	Continue to develop seamless multinational solutions for our clients;
●	Increase monetization while creating value for our clients;
●	Focus on continued improvement and operation excellence; and
●

Pursue potential domestic and international acquisitions of, investments in, and alliances with companies that have high growth potential, significant market presence or key technological capabilities.

Market Overview

The financial technology and transaction processing industry is an integral part of today’s worldwide financial structure. The industry is continually evolving, driven in large part by technological advances. The benefits of card-based payments allow merchants to access a broader universe of consumers, enjoy faster settlement times and reduce transaction errors. By using credit or debit cards, consumers are able to make purchases more conveniently, whether in person, over the Internet, or by mail, fax or telephone, while gaining the benefit of loyalty programs, such as frequent flyer miles or cash back, which are increasingly being offered by credit or debit card issuers.

In addition, consumers are also beginning to use card-based and other electronic payment methods for purchases at an earlier age in life, and increasingly for small dollar amount purchases. Given these advantages of card-based payment systems to merchants and consumers, favorable demographic trends, and the resulting proliferation of credit and debit card usage, we believe businesses will increasingly seek to accept card-based payment systems in order to remain competitive.

We believe that cash transactions are becoming progressively obsolete. The proliferation of bankcards has made the acceptance of bankcard payments a virtual necessity for many businesses, regardless of size, in order to remain competitive. In addition, the advent and growth of e-commerce and crypto-currencies have marked a significant new trend in the way business is being conducted. E-commerce is dependent upon credit and debit cards, as well as other cashless payment processing methods.

The payment processing industry continues to evolve rapidly, based on the application of new technology and changing customer needs. We intend to continue to evolve with the market to provide the necessary technological advances to meet the ever-changing needs of our market place. Traditional players in the industry must quickly adapt to the changing environment or be left behind in the competitive landscape.

In most respects, the uncertainty surrounding the COVID-19 pandemic makes it difficult to be able to quantify or qualify the longer-term ramifications on our business and our merchants.

Business Segments

We operate two reportable business operating segments: (i) North American Transaction Solutions and (ii) International Transaction Solutions. Our segments are designed to establish lines of businesses that support our client base and further globalize our solutions. Management determines the reportable segments based on the internal reporting used by our Chief Operating Decision Maker to evaluate performance and to assess where to allocate resources. The principal revenue stream for all segments comes from service and transaction related fees.

North American Transaction Solutions

North American Transaction Solutions is currently our largest segment, where through our subsidiary TOT Payments, LLC, doing business as Unified Payments, we provide businesses of all sizes and types with a wide range of fully-integrated payment acceptance solutions at the point of sale, including Merchant Acquiring, e-commerce, mobile commerce, POS and other business solutions. Our largest service in this segment is Merchant Acquiring, which facilitates the acceptance of cashless transactions at the POS, whether a retail transaction at a physical business location, a mobile commerce transaction through a mobile or tablet device, which includes m-POS acceptance, Android Pay™, Apple Pay™ and Samsung Pay or an electronic commerce transaction over the web. Geographical presence for this segment is North America.

International Transaction Solutions

Through our subsidiary, PayOnline, we provide a wide range of value-added online and mobile solutions utilizing our fully-integrated, platform agnostic electronic commerce offering that simplifies complex enterprise online transaction processing challenges from payment acceptance and processing through risk prevention and payment security via point-to-point encryption and tokenization solutions. Our proprietary SaaS suite of solutions for electronic and mobile commerce gateway and payment processing platform is compliant at Level 1 of PCI DSS, streamlines the order-to-cash process, improves electronic payment acceptance and reduces the scope of burden of PCI DSS compliance. PayOnline holds a potential leadership position in the Russian Federation as one of the largest independent Internet Payment Services Providers (“IPSP”).

	North American Transaction Solutions	International Transaction Solutions

Clients:	Business and business owners of all types and sizes. Current focus on SMB merchants	Online businesses, merchants, requiring cross-border payment acceptance, content providers and mobile applications of all types and sizes

Goals:	To help business grow commerce at the retail, online and m-POS. Enable multi-channel commerce	To help business transact online with ease and security and help digital merchants monetize their content in a mobile environment

Key Solutions:	● Integrated payments acceptance ● Value-added services ● Aptito POS technology ● m-POS technology ● Smart payment POS terminal ● Business performance analytics ● Marketing/loyalty

● Integrated online and mobile billing solutions

● Complete cross-border toolkit for online business

● Integrated GDS transaction processing

● Mobile content monetization and management

● Security/risk management

● Marketing/loyalty

Segment Revenue:	$62.6 million for 2020, up 1.3% from 2019	$3.1 million for 2020, down 2.3% from 2019

Dollars Volume Processed:	$2.6 billion for 2020, down 18.7% from 2019	$144 million for 2020, down 66.1% from 2019

Our segments are designed to establish lines of businesses that support our client base and further globalize our solutions. Management determines the reportable segments based on the internal reporting used by our Chief Operating Decision Maker to evaluate performance and to assess where to allocate resources. The principal revenue stream for all segments came from service and transaction related fees during 2020 and 2019.

Revenues from each of our operating segments as a percentage of total revenues are displayed in the below table.

	Year ended December 31,
	2020	2019
Total revenues generated:
North American Transaction Solutions	95%	90%
International Transaction Solutions	5%	10%

No country outside the U.S. represents greater than 10% of our total revenues.

Comparative segment revenues and related financial information pertaining to our segments for the years ended December 31, 2020 and 2019 are presented in the tables in Note 16, Segment Information, to our consolidated financial statements (the “Consolidated Financial Statements”), which are included elsewhere in this Report.

North American Transaction Solutions Segment

Our North American Transaction Solutions segment revenues are primarily derived from processing payment acceptance transactions in a multi-channel environment for SMB merchants and includes fees for providing processing, loyalty and software services, and sales and support of POS devices. Revenues are generated from a variety of sources, including:

●

Discount fees charged to a merchant for processing of a transaction. The discount fee is typically either a percentage of the purchase amount or an interchange fee plus a fixed dollar amount or percentage;

●	Processing fees charged to merchants for processing of a transaction;
●	Processing fees charged to our Sales Partners who have outsourced their transaction processing to us;
●	Sales and support of POS devices;
●	Fees from providing reporting and other services;
●	Software license fees for Aptito POS platform, which includes hospitality and SMB retail point-of-sale application;
●	PCI compliance fees charged to a merchant for providing PCI compliance on annual basis; and
●	Business software license fees for merchant analytics and back office reporting.

We typically provide our services as part of a broader payment acceptance solution to our business clients across multiple channels, including:

●	Retail Merchants – physical businesses or storefront locations, such as retailers, supermarkets, restaurants, hotels and other brink and mortar facilities, which we refer to as Retail;
●

Mobile Merchants – physical businesses with remote or wireless storefront locations, such as small retail and service providers that use mobile devices with POS capabilities to accept electronic payments, which we refer to as Mobile; and

●

Online – online businesses or website locations, such as retailers, digital content providers, and mobile application developers with Internet-based storefronts that can be accessed through a personal computer or a mobile device, where we refer to as e-commerce.

North American Transaction Solutions Marketing. We employ a variety of go-to-market strategies in our North American Transaction Solutions segment. We mostly partner with indirect non-bank Sales Partners, such as independent sales agents, independent sales groups and referral partners that use our brand to market services (“ISG”), independent sales groups that we sponsor to Card Brands as registered Independent Sales Organizations (“ISO”) and which market services under their own brands, independent software vendors (“ISV”), value added resellers (“VAR”), and payment services providers (“PSP”) to sell our payment solutions to Small Business Merchants ("SMB"). We believe that this sales approach provides us with access to an experienced sales force to market our services with limited investment in sales infrastructure and management time. We believe our focus on the unique needs of SMB allows us to develop compelling offerings for our sales channels to bring to prospective merchants and provides us with a competitive advantage in our target market.

Sales & Marketing Support – Among the services and capabilities we provide are rapid application response time, merchant application acceptance by a proprietary and secure on-line sales portal, superior customer service, merchant reporting and robust analytics. In addition, by controlling the underwriting process we believe we offer the ISGs more rapid and consistent review of merchant applications than may be available from other service providers. Additionally, in certain circumstances, we offer our sales organizations tailored compensation programs and unique technology applications to assist them in the sales process. We keep an open dialogue with our Sales Partners to address their concerns as quickly as possible and work with them in investigating chargebacks or potentially suspicious activity with the aim of ensuring our merchants do not unduly suffer downtime or the unnecessary withholding of funds.

Sales & Marketing Compensation – As compensation for their referral of merchant accounts, we pay our Sales Partners an agreed-upon recurring commission, or percentage of the income we derive from the transactions we process from the merchants they refer to us. The amount of the recurring commissions we pay to our Sales Partners varies on a case-by-case basis and depends on several factors, including but not limited to the number and type of merchants each group refers to us. We provide additional incentives to our Sales Partners, including, from time to time, advances and merchant acquisition bonuses that are secured by income earned from the referred merchant and repayable from future compensation that may be earned by the groups in respect to the merchants they have referred to us. For the year ended December 31, 2020 and 2019, we had provided merchant acquisition incentives to Sales Partners in an aggregate amount of approximately $604,000 and $1.8 million, respectively. Our organic growth plan calls for future incentives to be funded to our Sales Partners for referred merchants.

North American Transaction Solutions. Our solutions are designed to help SMB merchants accept cashless payments in a multi-channel payment environment, which spans across POS, e-commerce, mobile devices and smart payment terminals.

Aptito POS Platform – An integrated POS platform developed on Apple’s® iOS and Android® mobile operating systems for the hospitality, retail, service and on the go industries. Our goal with Aptito is to create an easy to use POS and business management solution, which incorporates everything a small business needs to help streamline every-day management, operations and payment acceptance as well as provide efficient ways to decrease labor and operation expenses by automating routine processes through innovative technologies.

●

Aptito Restaurant POS – proprietary, fully integrated cloud-based POS and restaurant management system developed on Apple’s® iOS and Android® mobile operating system is designed to be used as a stand-alone all digital POS or be extended to include: m-POS, self-ordering kiosk, digital menus, pay at the table EMV and NFC ready card readers, cash drawers, receipt and kitchen printers. The need for uptime in a hospitality environment is paramount and as such our Aptito Restaurant POS local server allows our merchants to remain online, even if the Internet connection to the cloud is lost. Our local server solution is automatically synchronized with the cloud, providing 99.99% uptime.

●

Aptito Retail POS – cloud-based POS solution is available on Apple® iOS and Android® mobile operating platforms and allows retailers to focus on their business and improve the in-store experience. Retailers are able to customize Aptito Retail POS based on their environment. Peripherals for Aptito Retail POS include a fully integrated cash drawer, thermal receipt printer, barcode scanner, barcode printer and EMV-compliant point of sale acceptance terminal. This allows retailers the ability to customize their POS solution based on their unique needs. The need for uptime in a retail environment is paramount and as such our Aptito Retail POS local server allows our merchants to remain online, even if the Internet connection to the cloud is lost. Our local server solution is automatically synchronized with the cloud, providing 99.99% uptime.

●

Aptito Kiosk – innovative self-order kiosk gives customers complete control over their restaurant experience. Our innovative solution is a stellar addition to any hotel, fine dining or quick service restaurant and increases profit and decreases labor cost.

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Aptito Smart Payment Terminal – Aptito & Poynt, partnered to provide restaurants with a most robust seamless POS Solution using the latest technology available. By using the Aptito POS application on Poynt’s smart payment terminal, business owners can finally accept payments anywhere and get access to Poynt value-added applications marketplace to further expand Aptito POS capabilities.

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Restoactive – utilizing Aptito POS Platform architecture, we have developed and launched Restoactive, which seamlessly plugs into a current restaurant environment through integrations with some of the biggest POS and restaurant management platforms such as: MICROS®, POSitouch®, Aloha® and Symphony®. By integrating into the leading POS and restaurant management platforms, Restoactive is now accessible by over 500,000 restaurants in the United States. We believe Restoactive to be the first of its kind integrated platform, which introduces an all-in-one digital menu, kiosk and m-POS application into an existing POS environment without the need to displace existing restaurant management platforms.

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Unified m-POS – mobile application is available on Apple® iOS and Android® mobile operating platforms and makes it easier and safer to take business on the go. Whether at the local farmer’s market or at a customer’s site, Unified m-POS accepts payments with ease and security. Mobile application is EMV-compliant, accepts traditional and contactless transactions such as Apple Pay®. Unified m-POS allows merchants to send invoices to their customers and utilize the Zero Pay program to accept credit and debit payments while saving on processing fees. Unified m-POS application is available for download in Apple’s App Store and Google Play.

In addition to enhancing our ability to drive core merchant acquiring sales, Aptito POS Platform allows us to earn incremental revenue from business clients. Currently, revenue model is based on a SaaS fee, which we bill on a per station basis and additional services fee, which we bill for additional applications we offer.

We also believe that Aptito POS Platform can help enhance client retention because we believe it will become core to our clients’ businesses and position us as a value-added partner. For example, business owners may use our business management tools to manage their employees’ work schedules, payroll, patron reservations, operate customer loyalty and gift card programs, manage inventory, and/or provide analytics on their business.

Other POS Platforms – We act as an authorized dealer for various POS manufacturers and POS software providers and deploy these systems where our proprietary products are not the best fit. Systems we offer are fully integrated with our payment acceptance capabilities.

Netevia Payments Platform – We believe Netevia, our future-ready payments platform will act as a framework and core for a number of value-added services that can connect merchants and consumers directly utilizing disruptive technologies while increasing the economic efficiency of all transactions being made within the ecosystem. Specifically, Netevia Payments Platform delivers end-to-end payment processing through easy-to-use APIs and complements the Company’s ability to perform in a multi-channel environment, including POS, e-commerce and mobile devices and will enable the Company to perform as a hub for disruptive emerging technology solutions. Netevia Payments Platform is the core of the Company’s technology stack.

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Netevia Payment Gateway – Netevia's online payment gateway provides a set of APIs for online sellers to integrate payment acceptance, both B2C and B2B, into their platforms. Advanced merchant hierarchy and management functions include a virtual terminal and a suite of fraud management tools.

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Netevia Light POS – the combination of Netevia Light POS application and PAX Technology’s Android-based interactive smart payment terminals offers a robust and flexible state-of-the-art solution to help merchants seamlessly transact across multiple touch points, providing a convenient way of doing day-by-day operations through a modern, self-explainable user interface and user experience. A variety of functions, such as gratuity adjustment, on-screen signature capture, invoicing and support of the Zero Pay program makes this solution ideal for many types of businesses.

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Netevia Invoicing – invoicing solution that offers an ability to track and reconcile payments while allowing customers to receive and pay invoices via a Netevia HQ. Tasks that were once manual are now streamlined and automated, providing accounts receivable teams with a clear and complete view of invoice details and statuses.

Merchant Management Platform – We have developed Netevia, a merchant management platform. Netevia HQ is a value-added module of Netevia Payments Platform and is designed to enhance responsiveness of our Sales Partners and improve sales efficiency. The cloud-based solution provides to both Sales Partners and merchants an integrated toolkit to more effectively manage a variety of sales, operations, reporting and accounting functions. The system is designed to improve conversion rates, technology advisory functions and to reduce deployment time for merchants. It also allows troubleshooting of merchant issues in real-time with built in underwriting and risk monitoring functions. Netevia HQ is currently one of the few cloud-based systems nationwide that allows Sales Partners to onboard and monitor merchants on multiple processing platforms through a single interface.

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Netevia HQ for Sales Partners – allows Sales Partners to onboard merchants on multiple processing platforms available in the U.S. Its merchant underwriting and boarding process is seamless and paperless. Merchant Library allows Sales Partners to safely store and retrieve any agreement, form or contract related to merchants. Sales Partners that utilize the system are equipped with flexible merchant pricing options, risk management modules and residual and sales incentive calculations, which allow easier management of most of their day-to-day operations. Sales Partners compensation and merchant profitability can be managed using multi-level, single-click, drill-down navigation to pricing, detail, and summary statement information.

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Netevia HQ On the Go – fully integrated, digital onboarding interface designed for Sales Partners and merchants, streamlines and automates merchant account sign-up process, delivers real-time decisions and paperless boarding approval from online and mobile devices. Mobile boarding capability facilitates API-driven, instant boarding to multiple payment processing platforms and provides new merchants with a modular approach for providing their personal and business information. The platform manages underwriting, risk assessment, merchant ID assignments and is compliant with banking standards such as Know Your Customer regulations.

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Netevia HQ for Merchants – integrated reporting, accounting and analytics back office solution for SMB merchants with access to value-added solutions that increase productivity. A variety of reporting tools along with easy to understand charts enables merchants to analyze sales and improve performance. The ticket system allows merchants direct communication with Company’s service and technical support designed to improve the customer service experience.

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Unified Insights – the integrated Unified Insights module is a business dashboard focused on “Big Data” that gives merchants a 360-degree view of their business in a more usable format. With Unified Insights, merchants can compare current revenue, online reputation, and social media activity to their past performance and to similar business in their area.

North American Transaction Solutions Competition. Many large and small companies compete with us in providing payment processing services and related services to a wide range of merchants. Many of our current and prospective competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and/or more established relationships in the industry than we have. Because of this our competitors may be able to adopt more aggressive pricing policies than we can, develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, and devote greater resources to the marketing and sale of their services. There are also many smaller transaction processors that provide various services to small and medium sized merchants.

We believe that our specific focus on smaller merchants, in addition to our understanding of the needs and risks associated with providing payment processing services to small merchants and indirect non-bank sales forces, gives us a competitive advantage over larger competitors, which have a broader market perspective and priorities. We also believe that we have a competitive advantage over competitors of a similar or smaller size that may lack our extensive experience, value-added product offering and resources.

North American Transaction Solutions Industry Mix and Geography. In the United States, we have developed significant expertise in industries that we believe present relatively low risks as the customers are generally present and the products or services are generally delivered at the time the transaction is processed. These include:

●	Restaurants
●	Schools and educational services

●	Brick and mortar retailers
●	Convenience and liquor stores
●	Professional service providers
●	Hotel and lodging establishments

Merchants we served in the North American Transaction Solutions segment during 2020 processed an average of $14,800 per month in cashless transactions with an average transaction value of approximately $41 per transaction. Larger payment processors have traditionally underserved these merchants. As a result, these merchants have historically paid higher transaction fees than larger merchants and have not been provided with tailored solutions and on-going services that larger merchants typically receive from larger payment processing providers.

Our card-present processing volume for the year ended December 31, 2020 represented 78% of the total North American Transaction Solution volume, and card-not-present processing volume represented 22%.

As of December 31, 2020, approximately 50.9% of our SMB merchants were restaurants, 11.2% were general merchandise, 11.9% were professional services, 9.7% were food store, and 8.5% were automotive. The high concentration in restaurants reflects the efforts of our sales team actively targeting our Aptito POS product line.

The following table reflects the percentage concentration of our merchant base by category:

	2020	2019
Restaurants	50.9%	47.9%
General Merchandise	11.2%	13.1%
Professional Services	11.9%	11.5%
Food Stores	9.7%	9.3%
Automotive	8.5%	7.4%
Health / Beauty	1.4%	7.3%
Educational Services	1.3%	2.7%
Hotels / Motels	1.3%	0.4%
Other	3.8%	0.4%

In December 2020, SMB merchants located in the following states represented the following percentage of our SMB card processing volume: New York represented 25.9%, Florida represented 13.4% California represented 9.1%, New Jersey represented 6.1% and Texas represented 5.5%. No other state represented more than 5% of our total SMB card processing volume. Our geographic concentration tends to reflect states where we maintain a stronger sales force.

North American Transaction Solutions Risk Management. In the United States, we focus our sales efforts on low-risk bankcard merchants and have developed systems and procedures designed to minimize our exposure to potential merchant losses. While we also board higher risk merchants which provide a higher gross margin, these accounts are closely monitored by our risk underwriting department.

Effective risk management helps us minimize merchant losses for the mutual benefit of our merchants, Independent Sales Groups and ourselves. Our Underwriting and Risk Management Policy and procedures help to protect us from fraud perpetrated by our merchants. We believe our knowledge and experience in dealing with attempted fraud has resulted in our development and implementation of effective risk management and fraud prevention systems and procedures.

We employ the following systems and procedures to minimize our exposure to merchant and transaction fraud:

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Merchant Application Underwriting – there are varying degrees of risk associated with different merchant types based on their industry, the nature of the merchant’s business, processing volumes and average transaction size. As such, varying levels of scrutiny are needed to evaluate a merchant application and to underwrite a prospective merchant account. These range from basic due diligence for merchants with low risk profiles to more comprehensive review for higher risk merchants. The results of this assessment serve as the basis for decisions regarding acceptance of the merchant account, criteria for establishing reserve requirements, processing limits, average transaction amounts and pricing. Once aggregated, these factors also assist the Company in monitoring transactions for those accounts when pre-determined criteria have been exceeded.

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Merchant Monitoring – we employ several levels of merchant account monitoring to help us identify suspicious transactions and trends. Daily merchant activity is sorted into a number of customized reports by our systems. Our risk management team reviews any unusual activity highlighted by these reports, such as larger than normal transactions or credits, and monitors other parameters that are helpful in identifying suspicious activity. We have daily windows to decide if any transactions should be held for further review and this provides us time to interview a merchant or issuing bank to determine the validity of suspicious transactions. We also place merchants who require special monitoring on alert status and have engaged a third-party web crawling solution that scans all merchant websites for content and integrity.

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Investigation and Loss Prevention – if a merchant exceeds any parameters established by our underwriting and/or risk management staff or violates regulations established by the applicable bankcard network or the terms of our merchant agreement, one of our investigators will identify the incident and take appropriate action to reduce our exposure to loss and the exposure of our merchant. This action may include requesting additional transaction information, withholding or diverting funds, verifying delivery of merchandise or even deactivating the merchant account. Additionally, Relationship Managers may be instructed to retrieve equipment owned by us. In addition, to protect ourselves from unexpected losses, we maintain a reserve account with our sponsoring bank, which can be used to offset any losses incurred at a given time. As of December 31, 2020, our reserve balance was approximately $781,000. The reserve is replenished as required by funding 0.03% of bankcard processing volume. In the case of our self-designated bin, this is triggered when it falls below $25,000. This reserve is included on our consolidated balance sheet under the caption “other long-term assets” and reflected as restricted cash for purposes of the statement of cash flows.

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Reserves – some of our merchants are required to post reserves (cash deposits) that are used to offset chargebacks incurred. Our sponsoring banks hold such reserves related to our merchant accounts as long as we are exposed to loss resulting from a merchant’s processing activity. In the event that a small company finds it difficult to post a cash reserve upon opening an account with us, we may build the reserve by retaining a percentage of each transaction the merchant performs until the reserve is established. This solution permits the merchant to fund our reserve requirements gradually as its business develops. As of December 31, 2020, total reserve deposits were approximately $13.3 million. We have no legal title to the cash accounts maintained at the sponsor bank in order to cover potential chargeback and related losses under the applicable merchant agreements. We also have no legal obligation to these merchants with respect to these reserve accounts. Accordingly, we do not include these accounts and the corresponding obligation to the merchants in our consolidated financial statements.

North American Transaction Solutions Sponsoring Banks and Data Processors. Because we are not a “member bank” as defined by Visa, MasterCard, American Express and Discover (“Card Brands”), in order to authorize and settle payment transactions for merchants, we must be sponsored by a financial institution that holds member bank status with the Card Brands (“Sponsorship Bank” in the case of Visa and MasterCard) and various third-party vendors (“Data Processors”) to assist us with these functions. Card Brand rules restrict us from performing funds settlement or accessing merchant settlement funds and require that these funds be in the possession of a Sponsorship Bank until the merchant is funded.

Sponsoring Bank. We have agreements with several banks that sponsor us for membership in the Visa, MasterCard, American Express and Discover card brands and settle card transactions for our merchants. These agreements allow us to use the banks’ identification numbers, referred to as Bank Identification Number (“BIN”) for Visa transactions and Interbank Card Association (“ICA”) number for MasterCard transactions. The principal Sponsoring Bank through which we processed the majority of our transaction in the United States during 2020 was with Esquire Bank, N.A. In addition, we process transactions through BIN sponsorship agreements with Citizens Bank, N.A. and Wells Fargo Bank, N.A. From time to time, we may enter into agreements with additional banks.

Data Processor. We have agreements with several Data Processors to provide us with, on a non-exclusive basis, transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. Our primary processing vendor in the United States is Priority, which provides us with the processing conduit to the Total System Services, Inc., a Global Payments Company  (“TSYS”) and Fiserv, Inc., formerly known as First Data Corporation (“FDC”) authorization and settlement network. We have entered into several service agreements with Priority. Each of the Priority service agreements may be terminated by Priority if, among other things, (i) certain insolvency events occur with respect to us or (ii) we fail to maintain our good standing with Card Brands. We may terminate each of the agreements if, among other things, (i) certain insolvency events occur with respect to Priority, (ii) Priority materially breaches any of the terms, covenants or conditions of the agreements and fails to cure such breach within 30 days following receipt of written notice thereof, or (iii) under certain circumstances, Priority is unable to perform services described in the agreement. In addition, we maintain direct processing agreements with TSYS and FDC.

As an example of processing an electronic payment, the below diagram illustrates the participants involved in a payment transaction. There are four main participants, the Merchant, the Service Provider (Unified Payments), the Sponsoring Bank and the Data Processor. Merchants are primarily business owners that accept credit card payment in exchange for their merchandise and services.

International Transaction Solutions Segment

International Transaction Solutions Operations. Through our subsidiary, PayOnline, we provide a wide range of value-added online and mobile solutions utilizing our fully-integrated, platform agnostic electronic commerce offering that simplifies complex enterprise online transaction processing challenges from payment acceptance and processing through risk prevention and payment security via point-to-point encryption and tokenization solutions. Our proprietary SaaS suite of solutions for electronic and mobile commerce gateway and payment processing platform is compliant at Level 1 of PCI DSS, streamlines the order-to-cash process, improves electronic payment acceptance and reduces the scope of burden of PCI DSS compliance. PayOnline holds a leadership position in the Russian Federation as one of the largest independent Internet Payment Services Provider (“IPSP”).

Our International Transaction Solutions segment revenues are primarily derived from processing cashless transactions for online merchants and includes fees for providing processing, loyalty and software services. Revenues are generated from a variety of sources, including:

●	Discount fees charged to a merchant for processing of a transaction. The discount fee is typically a percentage of the purchase amount;
●	Processing fees charged to merchants for processing of a transaction;
●	Processing fees charged to our sales partners who have outsourced their transaction processing to us;
●	Fees from providing reporting and other services;
●	Software license fees for white-label platform;
●	Payment gateway transaction fees;
●	Business software license fees for merchant analytics, back office reporting; and monetarization;
●	Big Data monetization through upsell on payment confirmation page to the end consumer.

International Transaction Solutions Marketing. The vast majority of International Transaction Solutions sales are direct sales, through our marketing efforts and fully automated leads management system. The marketing department of International Transaction Solutions segment consists of 4 specialists, responsible for product pricing, company branding and positioning, monitoring of competitors and technological developments, public relations and web marketing activities. Our marketing mix includes, but not limited to:

●	Search Engine Optimization – PayOnline is in the top 10 results with most frequently used keywords in Google.ru and Yandex search engines.
●	Social Media – PayOnline social media channels include Facebook, Vkontakte, Twitter, and YouTube.

●	Corporate Blog – Our corporate blog featured on popular developer communities like HabraHabr and GeekTimes is consistently in the Top 10.
●	Industry Research – Every year PayOnline specialists prepare and publish over 120+ research papers on popular e-commerce and IT development forums.
●	RUNET – PayOnline is a payment processing provider for RUNET-ID (Russia’s largest Internet professionals’ social platform), Russian Internet Forum and Russian Interactive Week.
●	Conferences – Every year our experts participate in 30+ trade shows and professional conferences.
●	Education – Our senior managers are frequently invited by top international regulators, universities and business schools as lecturers and experts in the field of payments.

Merchants we served during 2020 in the International Transaction Solutions segment processed an average of $19,620 per month in cashless transactions with an average transaction value of approximately $14.79 per transaction. Banks and traditional processors have traditionally underserved these merchants due to multi-national and cross-border requirements for these merchants.

During 2020, our sales department consisted of 18 specialists who are responsible for managing the leads, execution of the client agreements, client boarding, customization of the solutions, implementation of the payment acceptance solutions and post-sale client relationship.

International Transaction Solutions. Our solutions combine payment processing, mobile commerce, online shopping cart tools, web site design, web hosting and web related services which enable businesses to establish a presence and commercial capability on the Internet in a quick and simple fashion.

PayOnline Platform – We have developed the PayOnline Platform, a proprietary technology platform serving large and fast-growing internet-led multinationals with complex payment needs, supported by our vertical expertise. Our reliable and secure proprietary technology platform enables merchants to accept a vast array of payment types, across multiple channels, anywhere in the world. Utilizing PayOnline Platform, we have built universal flexible payment solution adapted for websites and mobile applications. The solution includes:

●	Personal Client Area: web-interface for clients to control and manage payments.
●	Adaptive payment form with the possibility of customization.
●	Simple payment process: binding card to account, moment payments, recurrent payments, temporary blocking of payment, reserving of payments, invoicing by email.
●	Customization of protocol 3-D Secure for client’s business needs.
●	Ability to customize the default settings of anti-fraud system.
●	Integrations with various Global Distribution Systems (“GDS”) such as Amadeus®, Galileo®, Sabre®, additional geo filters and passenger name record (“PNR”).
●	Integrations with Apple iOS and Android for mobile application.

Payments from Start to Finish. PayOnline Platform reduces the payment integration time for merchants, banks and SaaS providers to just a few minutes with its PayOnline Application Program Interface (“API”) service. Easy, easier, easiest: PayOnline integration service simplifies complex payment integration when using APIs and makes the laborious task of adapting payment processes obsolete.

Complete Toolkit for Online Business. More than 20 integration modules for the world's most popular CMS (Content Management System) are available for clients with sites created on basis of CMS. A complete, modular system of web-based services gives our merchants the flexibility to add more options as and when required - without costly or lengthy IT projects.

International Transaction Solutions Competition. International Transaction Solutions segment primarily competes with other companies operating in the online payment processing market in emerging markets. In our key geographical market – Russian Federation, we compete primarily with the acquiring banks and payment processors (including payment aggregators). We cannot compete with acquiring banks or payment processors on pricing. Our major advantages relate to our robust, payment processor agnostic solution that simplifies complex enterprise online payment processing challenges from payment acceptance and processing through to risk prevention and payment security via tokenization solutions. Our competitive advantages include:

●	Suite of individually tailored e-commerce solutions
●	Payment conversion management
●	Seamless client payment acceptance implementation
●	Quick development and implementation of custom payment acceptance solutions
●	Multiple integrated payment acceptance methods
●	Wide geography of payment acceptance with a single integration
●	More than 120 currencies accepted worldwide
●	Proprietary Anti-Fraud System

International Transaction Solutions Industry Mix. We have developed significant expertise in industries that we believe present opportunities for growth. These include:

●	Internet stores
●	Professional service providers
●	Travel services
●	Telecommunications
●	Social media networks
●	Financial services
●	Utilities and government services
●	Digital content providers

The following table reflects the percentage concentration of our merchant base by class:

	2020	2019
Internet Stores	47.1%	48.4%
Professional Service	4.7%	2.2%
Travel Services	1.8%	7.0%
Telecommunications	13.9%	14.7%
Social Media Networks	6.7%	0.4%
Financial Services	4.1%	1.5%
Utilities and Government Services	3.8%	4.1%
Digital content providers	4.4%	7.2%
Other	13.5%	14.5%

International Transaction Solutions Risk Management. In the emerging markets, we focus our sales efforts on electronic commerce merchants and have developed systems and procedures designed to minimize our exposure to potential merchant losses and provide our merchants with cross-border payment acceptance.

Effective risk management helps us minimize merchant losses for the mutual benefit of our merchants and ourselves. Our Anti-Fraud System allows us to identify and prevent up to 99.9% of potential fraud related to bankcard processing in the electronic commerce environment. Our Underwriting and Risk Management Policy and procedures help to protect us from fraud perpetrated by our merchants. 150 different fraud filters allow our clients to maintain high level or payment conversion. Our risk management is conducted in both manual and automatic modes.

Manual Risk Management involves specialists of our Underwriting and Risk Management Department, who are responsible for the following:

●	Analysis of risks and underwriting of our partners, i.e. acquiring banks, financial companies and payment processors
●	Analysis of potential risks and underwriting of our potential clients, i.e. merchants accepting payments over internet
●	Manual validation of disputed payments
●	Advising of our potential and current clients on how to correctly setup up fraud monitoring methods and tools
●	Future development of our fraud monitoring and prevention systems, based on the client needs and recent trends in e-commerce and m-commerce marketplace and regulations

PayOnline Anti-Fraud System is our proprietary Fully Automated Risk Management system. The system is based on the latest know-how of the informational and financial security aspects of the payment processing industry, as well as rules and recommendations of Visa and MasterCard on fraud prevention in electronic commerce.

Major components of PayOnline Anti-Fraud System include but are not limited to:

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Advance monitoring of the bank card transaction in automated mode, using 150 filters, individually tuned for each client, where each transaction is evaluated by key parameters, such as country where bank card is issued, country from where the payment is requested, amount of payment, amount of all payments by this card in the past 24 hours/month, IP address, etc.

●	Additional validation of the bankcard by using 3-D Secure protocol or validation by charging random amount on the card.
●	Monitoring of the transactions by specialists of the Underwriting and Risk Management Department.

Online Solutions Licensing and Certifications. In order to perform services at the highest level of safety and quality of service, PayOnline holds various industry certifications and licenses.

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PCI DSS Level 1 – PayOnline is certified to Payment Card Industry Data Security Standard (“PCI DSS”) Level 1 standard version 3.2 PCI DSS. Certificate received by PayOnline March 2, 2018, allows the company to process online payment transactions. During 2018, PayOnline was certified to PCI DSS Level 1 version 3.1, as of March 8, 2018.

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SDP / CISP – PayOnline has passed international certification by Visa and MasterCard and is involved in MasterCard Site Data Protection (“SDP”) program and the Visa Cardholder Information Security Program (“CISP”).

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MasterCard – Since 2009, PayOnline is accredited as the official international Service Provider of MasterCard Worldwide, participates in the MasterCard SDP program and, in addition, has the status of MasterCard DataStorage Entity.

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Visa –Since 2009, PayOnline is accredited as the official Service Provider of Visa International payment system, participates in the Visa CISP program and holds the status of Visa Third Party Processor (“TPP”).

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Cryptographic Transport Layer Security (“TLS”) Protocol – Data exchange between the enterprise e-commerce and PayOnline is made via secure channels, using the HTTPS protocol. TLS cryptographic protocol uses asymmetric cryptography for authentication, symmetric encryption for confidentiality and authenticity of the message codes to preserve the integrity of messages.

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Qualys – PayOnline regularly passes ASV-scan procedure (automated external security audit) provided by Qualys in accordance with the requirements of international payment systems to companies with certified PCI DSS. Approximately 50 companies from the Forbes Global 100 list use Qualys to secure their business.

International Transaction Solutions Sponsoring Banks and Data Processors. Because we are not a “member bank” or a licensed financial services institution as defined by Visa, MasterCard, American Express and Discover (“Card Brands”), in order to authorize and settle payment transactions for merchants, we must be partner with a financial institution that holds member bank status with the Card Brands (“Partner Bank”) and various third-party vendors (“Data Processors”), if necessay, to assist us with these functions. Card Brand rules restrict us from performing funds settlement or accessing merchant settlement funds and require that these funds be in the possession of a Partner Bank until the merchant is funded.

Partner Banks. Since 2008, PayOnline has been working to increase the number of partnership agreements and platform integrations with different banks, financial institutions and payment processors. Our worldwide expansion requires a broader range of regions and currencies covered by such partnership agreements, enabling us to provide international payment processing.

Our key partnerships and integrations in the Russian Federation include:

●	SDM Bank	●	QIWI Bank
●	VTB Bank	●	WebMoney
●	Round Bank	●	Absolutbank
●	Raiffesenbank	●	Yandex.Money

Our key international partnerships and integrations include:

●	Latvijas Pasta Banka	●	Kyrgyzkommertsbank
●	Rietumu Bank	●	Paysafe
●	Wirecard Bank	●	Authorize.net
●	Kazkommertsbank	●	Skrill
●	Kazkommertsbank Tajikistan	●	PayPal
●	Poynt	●	Paya
●	TSYS	●	Esquire Bank
●	Experian	●	Docusign
●	Clover	●	Cardflight
●	HP	●	Pax

As an example of processing an electronic payment, the below diagram illustrates the participants involved in a payment transaction. There are four main participants, the Merchant, the Service Provider (PayOnline), the Partner Bank and the Data Processor (PayOnline). Merchants are primarily business owners that accept credit card payment in exchange for their merchandise and services.

Research and Development

We recognize the importance of having access to the leading technology in order to develop advanced products for our customers, independent sales agents, consumers and for our own internal use. To this end, development of our products is conducted in-house. We are maintaining three development centers and four development teams of IT architects, quality assurance professionals and software developers. We support mobile platforms including Apple® iOS, Android®, and Windows®. We also support server-side software development for Java, ASP.NET, and PHP platforms. We also provide user experience (UX) and user interface (UI) engineering and system administration dedicated to financial services and value-added technology businesses.

Our IT development center is headquartered in North Miami Beach, Florida (U.S.), where we employ a Chief Technology Officer (“CTO”) and POS products Testing & Development Engineer.

Our Moscow (Russia) IT development center employs 7 technical directors, managing the PayOnline platform development teams.

Our representative office in Yekaterinburg (Russia) employs two team leaders managing Netevia and our value-added services development teams.

Intellectual Property

We have several trademarks and service marks, which are important to our business. The following trademarks and service marks are the subject of trademark registrations and are used in our financial services business:

●	Net Element	●	Restoactive
●	Unified Payments	●	TOT
●	PayOnline	●	Netevia
●	Payonline.ru	●	Aptito
●	Digital Provider	●	Team Unified

We regard our software as proprietary and attempt to protect it, where applicable, with copyrights, trade secret measures and non-disclosure agreements. Despite these protections, it may be possible for competition or users to copy aspects of our intellectual property or to obtain information that we regard as trade secrets. Existing copyright laws afford only limited practical protection for computer software. The laws of foreign countries generally do not protect our proprietary rights in our products to the same extent as the laws of the United States. In addition, we may experience more difficulty in enforcing our proprietary rights in certain foreign jurisdictions.

Employees

Our total number of staff as of December 31, 2020 was 62 full-time employees. The staff at North American Transaction Solutions segment includes 32 employees, of which 12 work for Net Element Software located in Yekaterinburg, Russia. Our International Transaction Solutions segment, located in Moscow, Russia had 18 employees.

Corporate History and Information

Our Company was formed in 2010 and incorporated as a Cayman Islands exempted company with limited liability under the name Cazador Acquisition Corporation Ltd. (“Cazador”). Cazador was a blank check company incorporated for the purpose of effecting a merger; share capital exchange; asset acquisition; share purchase; reorganization or similar business combination with one or more operating businesses or assets. In 2012, Cazador completed a merger (the “Merger”) with Net Element, Inc., a Delaware corporation, which was a company with businesses in the online media and mobile commerce payment processing markets. Immediately prior to the effectiveness of the Merger, the Company (then known as Cazador) changed its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Effective upon consummation of the Merger, (i) Net Element, Inc. was merged with and into the Company, resulting in Net Element ceasing to exist and the Company continuing as the surviving company in the Merger, and (ii) the Company changed its name to Net Element International, Inc. In 2013, the Company divested its non-core entertainment assets. In December 2013, the Company changed its name to Net Element, Inc. We entered the mobile payments business through the launch of Tot Money (renamed Digital Provider in 2015) in Russia in 2012. We entered the financial technology and value-added transactional service business through the acquisitions of Unified Payments in April 2013 and Aptito in June 2013. We entered the online payment business with our acquisition of PayOnline in May 2015. During 2017, Digital Provider's operations were combined into PayOnline.

Our principal office is located at 3363 NE 163rd Street, Suite 606, North Miami Beach, Florida 33160, and our main telephone number is (305) 507-8808. Our corporate website is at http://www.netelement.com.

Regulations

Various aspects of our business are subject to U.S. and non-U.S. federal, state and local regulation. The operations of PayOnline, are subject to regulation in non-U.S. markets it operates in and may become subject to the laws and regulations of additional foreign jurisdictions as and when its business expands into additional markets. Many domestic and foreign laws and regulations that affect companies conducting business on the Internet and companies transmitting user information and payments via text message or other electronic means are still evolving and the interpretation of such laws and regulations are often uncertain. Failure to comply with applicable laws and regulations may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of services and/or the imposition of civil and criminal penalties and/or fines. The services of PayOnline to mobile phone carriers also are subject to certain of the rules and policies of such carriers and ongoing contractual covenants with such carriers, the violation of which may result in penalties and/or fines and possible termination of PayOnline's services. Certain of our services are also subject to rules set by various payment networks, such as Visa and MasterCard, as more fully described below under "Association and Network Rules".

Association and Network Rules. While not legal or governmental regulation, we are subject to the network rules of Visa, MasterCard and other payment networks. In order to provide processing services, a number of our subsidiaries are registered with Visa and/or MasterCard as service providers for member institutions. Various subsidiaries of ours are also processor level members of numerous networks or are otherwise subject to various network rules in connection with processing services and other services we provide. As such, we are subject to applicable card association, networks and national scheme rules that could subject us to fines or penalties. The payment networks routinely update and modify their requirements. On occasion, we receive notices of non-compliance and fines, which might be related to excessive chargebacks by a merchant or data security failures. Our failure to comply with the networks' requirements or to pay the fines they impose could cause the termination of our registration and require us to stop providing payment services.

Dodd-Frank Act. In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law in the United States. The Dodd-Frank Act has resulted in significant structural and other changes to the regulation of the financial services industry. Among other things, the Dodd-Frank Act established the Consumer Financial Protection Bureau, or CFPB, to regulate consumer financial services, including many offered by our clients.

The Dodd-Frank Act provided two self-executing statutory provisions limiting the ability of payment card networks to impose certain restrictions that became effective in July 2010. The first provision allows merchants to set minimum dollar amounts (not to exceed $10) for the acceptance of a credit card (and allows federal governmental entities and institutions of higher education to set maximum amounts for the acceptance of credit cards). The second provision allows merchants to provide discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers.

Separately, the so-called Durbin Amendment to the Dodd-Frank Act provided that interchange fees that a card issuer or payment network receives or charges for debit transactions will now be regulated by the Federal Reserve and must be "reasonable and proportional" to the cost incurred by the card issuer in authorizing, clearing and settling the transaction. Payment network fees, such as switch fees may not be used directly or indirectly to compensate card issuers in circumvention of the interchange transaction fee restrictions. In July 2011, the Federal Reserve published the final rules governing debit interchange fees. Effective in October 2011, debit interchange rates for card issuing financial institutions with more than $10 billion of assets are capped at $0.21 per transaction with an additional component of five basis points of the transaction's value to reflect a portion of the issuer's fraud losses plus, for qualifying issuing financial institutions, an additional $0.01 per transaction in debit interchange for fraud prevention costs. The debit interchange fee would be $0.24 per transaction on a $38 debit card transaction, the average transaction size for debit card transactions. In July 2013, the U.S. District Court for the District of Columbia determined that the Federal Reserve's regulations implementing the Durbin Amendment were invalid. The U.S. Court of Appeals for the District of Columbia, or D.C. Circuit, reversed this decision on March 21, 2014, generally upholding the Federal Reserve's interpretation of the Durbin Amendment and the Federal Reserve's rules implementing it. On August 18, 2014, the plaintiffs in this litigation filed a petition for a writ of certiorari asking the U.S. Supreme Court to review the D.C. Circuit's decision with respect to the interchange fee cap. We continue to monitor developments in the litigation surrounding these rules. Regardless of the outcome of the litigation, the cap on interchange fees is not expected to have a material direct impact on our results of operations.

In addition, the new rules contain prohibitions on network exclusivity and merchant routing restrictions. Beginning in October 2011, (i) a card payment network may not prohibit a card issuer from contracting with any other card payment network for the processing of electronic debit transactions involving the issuer's debit cards and (ii) card issuing financial institutions and card payment networks may not inhibit the ability of merchants to direct the routing of debit card transactions over any card payment networks that can process the transactions. Since April 2012, most debit card issuers have been required to enable at least two unaffiliated card payment networks on each debit card. We do not expect the prohibition on network exclusivity to impact our ability to pass on network fees and other costs to our clients. These regulatory changes create both opportunities and challenges for us. Increased regulation may add to the complexity of operating a payment processing business, creating an opportunity for larger competitors to differentiate themselves both in product capabilities and service delivery.

Federal Trade Commission Act and Other Laws Impacting our Customers' Business. All persons engaged in commerce, including, but not limited to, us and our merchant and financial institution customers are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices, or UDAP. In addition, there are other laws, rules and or regulations, including the Telemarketing Sales Act, that may directly impact the activities of our merchant customers and in some cases may subject us, as the merchant's payment processor, to investigations, fees, fines and disgorgement of funds in the event we are deemed to have aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal activities of the merchant through our payment processing services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission, or FTC, and the states' attorney general have authority to take action against nonbanks that engage in UDAP or violate other laws, rules and regulations and to the extent we are processing payments for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Anti-Money Laundering and Counter Terrorist Regulation. We are also subject to U.S. federal anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (collectively, the BSA). The BSA requires, among other things, that money services businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity and maintain transaction records

We are additionally subject to economic, export, and trade sanctions programs administered by the Treasury Department’s Office of Foreign Assets Control, or OFAC, and the U.S Department of Commerce. Furthermore, to the extent of future foreign investment or other joint ventures, we are subject to the regulations administered by the Committee on Foreign Investment in the United States. These programs may prohibit or restrict transactions to or from or dealings with specified countries, their governments and, in certain circumstances, their nationals, narcotics traffickers, and terrorists or terrorist organizations. We are also subject to other countries’ laws, where applicable, regarding anti-money laundering, counter terrorist financing and proceeds of crime.

Privacy. Our financial institution clients are required to comply with privacy regulations imposed under the Gramm-Leach-Bliley Act. These regulations place restrictions on the use of non-public personal information. All financial institutions must disclose detailed privacy policies to their customers and offer them the opportunity to direct the financial institution not to share information with third parties. The regulations, however, permit financial institutions to share information with non-affiliated parties who perform services for the financial institutions. We believe that our company’s present activities fall under exceptions to the consumer notice and opt-out requirements in this law for third-party service providers to financial institutions. However, the laws governing privacy generally remain unsettled. We will update our policies and procedures, where relevant, should it be determined that our activities do not fall within exceptions to Gramm-Leach-Bliley Act requirements. Our businesses operating outside of the U.S. may be subject to other legal requirements concerning the use and protection of certain customer information.

Anti-Corruption. We are subject to applicable anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act, in the jurisdictions in which we operate. Anti-corruption laws generally prohibit offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a government official or private party in order to influence official action or otherwise gain an unfair business advantage

Anti-Boycott. We are required to comply with U.S. anti-boycott regulations. U.S. law prohibits cooperation with any “illegal boycott request,” which includes a request from a third party to take certain actions against countries friendly to the U.S. These prohibited actions include, but are not limited to, refusal to do business with or in countries friendly to the U.S., or with other persons or entities that do business in or with countries friendly to the U.S.; furnishing information about business relationships with or in countries friendly to the U.S.; and executing business documents such as contracts, letters of credit, warranties that contain illegal boycott requests.

Other Laws and Regulations

Since we collect certain information from members and users on our platform, we will be subject to current and future government regulations regarding the collection, use and safeguarding of consumer information over the Internet and mobile communication devices. These regulations and laws may involve taxation, tariffs, user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, consumer protection and electronic payment services. In many cases, it may be unclear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet or mobile communication services as the vast majority of these laws were adopted prior to the advent of these technologies and do not contemplate or address the unique issues raised by the Internet and e-commerce.

There are a number of legislative proposals that are anticipated or pending before the U.S. Congress, various state legislative bodies, and foreign governments concerning data protection which could affect us. Many states, for example, have already passed laws requiring notification to subscribers when there is a security breach of personal data. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. In addition, some states are interpreting their own statutes differently than federal law. This may create additional compliance burdens.

We are subject to foreign laws and regulations that affect the electronic payments industry in each of the foreign countries in which we operate. Some of these countries, such as the Russian Federation and the United Kingdom, have undergone significant political, economic and social change in recent years. In these countries, there is a greater risk of new, unforeseen changes that could result from, among other things, instability or changes in a country’s or region’s economic conditions; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the European Union or the United States, Canada or other governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities, such as sanctions by or against the Russian Federation.

Legislation could be passed that limits our ability to use or store information about our users. The Federal Trade Commission (the "FTC") and various states have established regulatory guidelines issued under the Federal Trade Commission Act and various state acts, respectively, that govern the collection, use and storage of consumer information, establishing principles relating to notice, consent, access and data integrity and security. Our practices are designed to comply with these guidelines. For example, we disclose that we collect a range of information about our users, such as their names, email addresses, search histories and activity on our platform. We also use and store such information primarily to personalize the experience on our platforms, provide customer support and display relevant advertising. While we do not sell or share personally identifiable information with third parties for direct marketing purposes, we do have relationships with third parties that may allow them access to user information for other purposes.

The foregoing list of laws and regulations to which we are subject is not exhaustive, and the regulatory framework governing our operations changes continuously. Enactment of new laws and regulations may affect our operations, and could potentially result in increased regulatory compliance costs, litigation expense, adverse publicity, and/or loss of revenue. We believe our policies and practices comply with the FTC privacy guidelines and other applicable laws and regulations. However, if our belief proves incorrect, or if these guidelines, laws or regulations or their interpretations change or new legislation or regulations are enacted, we may be compelled to provide additional disclosures to our users, obtain additional consents from our users before collecting or using their information or implement new safeguards to help our users manage our (or others') use of their information, among other changes.

Rules and Policies of and Contractual Covenants with Mobile Phone Carriers. While not governmental regulation, PayOnline is subject to certain of the rules and policies of mobile phone carriers to which PayOnline provides payment processing services and ongoing contractual covenants with such mobile phone carriers. The mobile phone carriers may from time to time update or otherwise modify or supplement their rules and policies. PayOnline periodically is subject to the imposition of fines or penalties as a result of failure to comply with such rules, policies and/or contractual covenants. PayOnline’s failure to comply with the mobile phone carriers’ respective requirements or to pay the fines or penalties they impose could result in the termination of PayOnline’s services.

Telematics Laws and Regulations in the Russian Federation. The relationships between PayOnline and telecommunications carriers in Russia are governed by the general rules of civil law for the provision of services (Chapter 39 of the Civil Code of the Russian Federation). In addition, because the “information and entertainment services” (content services) provided by PayOnline are inextricably linked with the networks of telecommunications carriers, these services are subject to the requirements of the Rules of Mobile Communications Services Provision, approved by the Decree of the Russian Federation Government dated May 25, 2005 No. 328. These Rules govern the relationship between a customer using mobile communication services and a telecommunications carrier in respect of mobile radio communications services, mobile radiotelephone services and/or mobile satellite radio services in the public network. Although PayOnline is not a telecommunications carrier, many requirements of such Rules are present in PayOnline’s contracts with telecommunications carriers, and such contracts impose responsibility and liability on PayOnline for violations.

PayOnline has a license for the provision of telematics services in Russia. PayOnline is considered an operator of telematics services in Russia because it has a direct connection to equipment of telecommunications carriers and it affects electronic communications (i.e., receiving, processing and/or transmitting electronic messages). Operators of telematics services in Russia are regulated by the Federal Law “On Communication” dated July 2, 2003 No. 126-FZ. This Federal Law provides the legal basis for activity in the field of communications in the Russian Federation and territories under the Russian Federation jurisdiction, defines the powers of public authorities in the field of communications, as well as the rights and responsibilities of persons involved in such activities or using communication services. PayOnline also is subject to the Rules of Telematics Services Provision approved by the Decree of the Russian Federation Government dated September 10, 2007 No. 575. These Rules govern the relationship between a customer or a user, on the one hand, and a telecommunications carrier providing telematics communication services, on the other hand, in the provision of telematics communication services.

The activity of PayOnline to some extent is regulated by the Federal Law “On Operational and Investigative Activities” dated August 12, 1995 No. 144-FZ. This Federal Law determines the content of the operational and investigative activities in the Russian Federation, and provides for a system of guarantees in the process of operational and investigative operations. Operational and investigative activities include activities carried out openly and secretly by operational branches of certain government bodies in order to protect life, health, rights and freedoms of the person and the citizen, property, security of the society and the state from criminal attacks.

In carrying out activities on the Internet in Russia, PayOnline is subject to the Federal Law “On Advertising” dated March 13, 2006 No. 38-FZ. The objectives of this Federal Law are the development of markets for goods and services based on the principles of fair competition, ensuring the common economic space in the Russian Federation, the realization of the rights of consumers to receive fair and accurate advertising, creating favorable conditions for the production and distribution of public service announcements, preventions of violations of the Russian Federation on advertising, as well as the suppression of improper advertising. PayOnline’s activities on the Internet in Russia also are subject to the Federal Law “On Protection of Children from Information Harmful to Health” dated December 29, 2010 No. 436-FZ. This Federal Law provides regulations protecting children from information harmful to their health and/or development.

Concerning relations with Federal communication service providers, PayOnline can be involved in regulation of personal data of subscribers. In case of transferring by Federal communication service providers’ information which includes personal data PayOnline has to take measures to protect such data as the operator of personal data must take. The list of such measures is described in Federal Law “On Personal Data” dated 27.07.2006 No 152. This Federal Law and Federal Law “On Communication” establish rules of usage of personal data of subscribers. Taking into account that this regulation is to be applied only in case of transferring information with personal data from Federal communication service providers it is important to clarify that common execution of contracts with these providers do not stipulate transferring of personal data.

Seasonality

Historically, we have experienced seasonal fluctuations in our revenues as a result of consumer spending patterns, especially in the restaurant business. Revenues have been weaker during the first quarter of the calendar year and stronger during the second, third and fourth quarters. We expect our business to continue experiencing seasonal fluctuations consistent with this historical pattern including the continued effects of the pandemic.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ('the Exchange Act") and file or furnish reports, proxy statements, and other information with the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov. Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, also are available free of charge on the investors section of our website at http://investor.netelement.com/en/ir when such reports are available on the SEC’s website. Further corporate governance information, including our certificate of incorporation, bylaws, governance guidelines, board committee charters, and code of business conduct and ethics, is also available on the investors section of our website.

The contents of the websites referred to above are not incorporated into this filing or in any other report or document we file with the SEC, and any references to these websites are intended to be inactive textual references only.

Properties

North American Transaction Solutions

During May 2013, we entered into a lease agreement, for approximately 4,101 square feet of office space located at 3363 N.E. 163rd Street, Suites 705 through 707, North Miami Beach, Florida 33160. The term of the lease agreement was from May 1, 2013 through December 31, 2016, with monthly rent increasing from $16,800 per month at inception to $19,448 per month (or $233,377 per year) for the period from January 1, 2016 through December 31, 2016. The lease was extended for a period of five years commencing August 1, 2017 and expiring July 31, 2022 with equal monthly base rent installments of $14,354 ($172,248 per year) plus sales tax. In September 2020, we entered into an agreement with the Landlord modifying this existing lease. In consideration of payment to Landlord of the sum of $65,600, the Company surrendered all existing premises occupied by it and entered into a new 4 year lease for a smaller premises at Unit #707 in the same building for a monthly rent of $2,954. There will be a $65,600 payment payable as follows: (1) $22,700 due upon the execution of the Modification of Lease Agreement; (2) $20,100 due on or before December 31, 2020; and (3) $22,800 due on or before March 31, 2021. Except as previously mentioned, all other terms and conditions of the initial lease agreement continues to remain in effect. The first two payments have been made and the Company is expected to make the third payment on March 31, 2021, at this time.

On September 26, 2019, we entered into a lease for additional office space in the building that our current office space is located for our North American Transactions Solutions. The space is for 5,875 square feet and the term is for 5 years commencing on September 23, 2019 and expiring on September 30, 2024. The monthly base rent is $16,156 ($193,875 per year) plus sales tax. In consideration of our Company foregoing its rights to credits from the landlord towards the cubicle installation and foregoing its rights to one (1) of the (2) month rent deposits prepaid to the landlord, the lease was amended. The amended lease requires the Company to begin paying $11,500 effective July 7, 2020, with the original monthly rent payment of $16,156 commencing on January 1, 2021. In addition, commencing on March 1, 2021, our Company will begin making up the difference between the original monthly lease payment of $16,156 and the amended monthly lease payment of $11,500, the deferred monthly rent, by paying the landlord an additional $2,000 per month until the deferred portion of the rent is fully repaid. All outstanding amounts of deferred rent shall be subject to interest at an annual the rate of 4%. The Company occupied the space in July of 2020.

Net Element Software, our subsidiary, currently leases approximately 1,654 square feet of office space in Yekaterinburg, Russia, where we develop value added services, mobile applications, smart terminals applications, sales central ERP system development and marketing activities, at an annual rent of approximately $21,000.The lease term expired on June 1, 2019 and was renewed with indefinite terms.

International Transaction Solutions

The Company occupies an office in Moscow, Russia with approximately 1600 square feet at an annual rent of $50,900, which lease expired on February 10, 2020. This lease was renewed with indefinite terms.

We believe that our current facilities are suitable and adequate for our present purposes, and we anticipate that we will be able to extend our existing leases on terms satisfactory to us or move to new facilities on acceptable terms.

Legal Proceedings

We are involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business and otherwise not described below. We have considered all such ordinary course legal proceedings in formulating our disclosures and assessments, which are not expected to have a material adverse effect on our consolidated financial statements.

Aptito.com, Inc.

On August 6, 2014, our subsidiary (Aptito, LLC) filed a lawsuit against Aptito.com, Inc. and the shareholders of Aptito.com, Inc., in state court in the 11th Judicial Circuit in and for Miami-Dade County. This is an interpleader action in regards to 125,000 shares of our stock. Aptito, LLC acquired Aptito.com, Inc. in exchange for, among other things, 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits) of our stock. There has been disagreements among the Aptito.com, Inc. shareholders as to proper distribution of the 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits). To avoid any liability in regards to improper distribution, Aptito, LLC filed the interpleader action so as to allow the Defendants to litigate amongst themselves as to how the shares (prior to adjustment for two one- for-ten reverse stock splits) should be distributed. Aptito.com, Inc. opposed the motion to interplead and filed counterclaims relative to Aptito, LLC for non-delivery of the 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits).

On July 18, 2017, the Court granted Aptito LLC’s motion to interplead and also indicated that Aptito, LLC could not be held liable for any alleged damages relative to the purported non- delivery of the 125,000 shares after the interpleader action was filed on August 6, 2014.

In March 2018, a new Judge in the case ruled that Aptito.com, Inc. was entitled to receive 125,000 newly issued shares of our common stock, but indicated that he was not ruling that we were required to issue such shares. We plan to appeal this ruling, and our legal counsel is addressing the counterclaims filed by Aptito.com, Inc. in this matter.

In July 2018, our counsel was disqualified due to a conflict of interest. We engaged a new law firm to represent our ongoing interests in this case. Since that time, there have been multiple Motions and claims brought by Aptito.com, Inc., including the request for rescission of the asset purchase agreement that gave rise to the share issuance obligation. All of these Motions and claims are being vigorously defended.

A court ordered mediation conference was held on April 24, 2019 but the parties were unable to reach a settlement. On May 1, 2019 the Court denied Aptito.com, Inc.’s Motion for Summary Judgement and further hearings on a variety of Motions were scheduled in this matter.

On August 14, 2019, the court granted final Summary Judgment in favor of the Company, removing Net Element as a party to the lawsuit and denying Aptito.com, Inc’s Motion for rehearing and reconsideration of this matter. Aptito, LLC, in which the Company has a majority ownership interest, remains a Defendant in this litigation. On September 17, 2019, the court granted the Company’s Motion for sanctions against the attorney representing Aptito.com, Inc. in this matter. The Company is pursuing collection of legal fees incurred from the Plaintiff and their attorney. This matter was pending a special set hearing to be held on March 23, 2020. That hearing was postponed and rescheduled for hearing in July 2020. On July 23, 2020, the Court entered a judgement against the attorney representing Aptito.com and awarded attorney fees to the Company. The attorney stated on the record he will be filing for bankruptcy. In August 2020, Plaintiffs attorney, filed an appeal against the Judgement.  This matter is still proceeding.  The Company intends pursuing recovery from the attorney.

Gene Zell

In June 2014, we, as plaintiff, commenced an action in the Miami-Dade Circuit Court, Florida against Gene Zell ("Zell") for defamation of our Company and CEO and tortious interference with our business relationships. In October 2014, the court granted a temporary injunction against Zell enjoining him from posting any information about our Company and CEO on any website and enjoining him from contacting our business partners or investors. Zell violated the Court Order and the Court granted a Motion imposing sanctions against Zell. We continue to seek enforcement of the Court Order.

In April 2015, Zell filed a Motion to set aside the Court Order alleging he was unaware of the Court Proceedings. The Court, on August 26, 2015, dismissed Zell’s Motion to dissolve the injunction. In March 2017 the Court dismissed another Motion brought by Zell to dissolve the injunction. Accordingly, the injunction order prohibiting Zell from making further defamatory posts remains in place.

In 2018, we filed a motion to enforce the injunction and contempt orders against Zell. The court upheld the injunction and we continue to vigorously protect its interests. We are pursuing an action for damages sustained as a result of the defamation.

On September 20, 2019, the Court granted a Permanent Injunction against Zell. The Company is evaluating pursuing actions against Zell for collection of legal fees and damages.

A trial was scheduled for April 2020 on the issue of Net Element’s damages. However, Zell recently filed bankruptcy, so that trial and all further legal proceedings involving Zell will be stayed as a result of the automatic bankruptcy stay.

Georgia Notes 18, LLC

On March 22, 2021, the Company was notified that one of its shareholders, Georgia Notes 18, LLC, filed an action in the Delaware Chancery Court to compel inspection of the Company’s books and records pertaining to a 2014 transaction in which the shareholder had an interest. The Company has engaged counsel to protect its interests in this matter. A hearing on this matter is scheduled for August 31, 2021. At this time, the Company cannot predict the eventual outcome of this matter.

Complaints Related to the Merger

The following lawsuits have been filed against Net Element and the defendants named in the complaints in connection with the proposed Merger with Mullen:

●	Raquel Ruby v. Net Element, Inc., Oleg Firer, Jon Najarian, John Roland, and Todd Raarup, filed on June 11, 2021 in the United States District Court for the Southern District of New York;
●	Thomas Farley v. Net Element, Inc., Oleg Firer, Jon Najarian, John Roland, and Todd Raarup, filed on June 8, 2021 in the United States District Court for the Eastern District of New York;
●

Michael Gatto v. Net Element, Inc., Oleg Firer, Jon Najarian, John Roland, Todd Raarup, Mullen Automotive, Inc., Mullen Technologies, Inc., and Mullen Acquisition, Inc., filed on June 3, 2021in the United States District Court of Delaware; and

●

Atish Shinde v. Net Element, Inc., Oleg Firer, Howard Ash, Jon Najarian, Todd Raarup, Mullen Technologies, Inc. and Mullen Acquisition, Inc., filed on May 28, 2021 in the United States District Court for the Southern District of New York.

Each of these complaints allege that the non-effective Form S-4 filed on May 14, 2021 contains material false and misleading statements or material misrepresentations or omissions regarding the Merger, the process for entering into the Merger Agreement and the associated transactions. Ruby seeks to enjoin the defendants from proceeding with the Merger, direct the defendants to amend the Form S-4 to correct the alleged deficiencies, direct the defendants to account for all damages sustained, and reasonable fees and expenses. Farley seeks to enjoin the Merger, or, in the event it’s consummated, rescind the Merger and set it aside or award rescissory damages, a declaration that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9, and fees and expenses. Gatto seeks to enjoin the Merger, or, if the Merger is consummated, rescind the Merger and set it aside or award rescissory damages, a direction to the defendants to amend the Form S-4 to correct any alleged deficiencies, a declaration that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9, and costs and expenses. Finally, Shinde seeks to enjoin the Merger, or, in the event the Merger is consummated, rescind the Merger and set it aside or award rescissory damages, declare that the Merger Agreement was entered into in breach of the fiduciary duties of the board of directors of Net Element, direct the board of directors for Net Element to exercise their fiduciary duties to commence a sales process, direct the board of directors for Net Element to account for damages, an amendment to the Form S-4 and fees and expenses. These suits were filed prior to the Form S-4 becoming effective and many of the alleged deficiencies have been addressed in this amendment to Form S-4.

Market Information for Net Element’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock began trading on The NASDAQ Capital Market under the symbol “NETE” on October 3, 2012.

Holders

As of June 17, 2021, our common stock was held by 179 registered shareholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies. Our transfer agent is Continental Stock Transfer & Trust Company.

Effect of Merger on Beneficial Ownership Table

The following tables present information on the beneficial ownership of the Company prior to the Merger and after the Merger. The first table contains information regarding the beneficial ownership of our Common Stock prior to the Merger as of July 7, 2021. The table includes the ownership of (i) each person who is known to us to beneficially own more than 5% of our Common Stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and named executive officers as a group. Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Net Element, Inc., 3363 NE 163rd Street, Suite 606, North Miami Beach FL 33160.

Name and Address of Beneficial Owner	Number of Shares of Net Element Common Stock	(1)%
Oleg Firer	641,290	(2)	11.84%
Steven Wolberg	209,397	(3)	3.79%
Jeffrey Ginsberg	35,942		0.66%
Jon Najarian	23,782		0.44%
John Roland	8,319		0.15%
Todd Raarup	6,319		0.12%
Esousa Holdings LLC
211 East 43rd Street, Suite 402
New York, NY 10017	616,157	(4)	9.9	(4)

All directors and executive officers as a group (5)	925,049		17.01%
	-
David Michery	-		-%
Jerry Alban	-		-%
Mary Winter	-		-%
Kent Puckett	-		-%
Mark Betor	-		-%
William Miltner	-		-%
Jonathon New	-		-%
Drawbridge Related Group	-		-%

(1)

Applicable percentage ownership is based on 5,415,396 shares of Common Stock outstanding as of July 7, 2021 together with securities exercisable or convertible into shares of Common Stock within 60 days of July 7, 2021 for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares issuable pursuant to the exercise or conversion of such securities are deemed outstanding for the purpose of computing the percentage of ownership of the security holder but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(2)

Mr. Firer is deemed to have beneficial ownership of 641,290 shares of Common Stock consisting of (1) 573,979 restricted shares of Common Stock held directly by Mr. Firer, and (2) as the sole member of Star Equities, LLC, Mr. Firer can be deemed to beneficially own 67,312 restricted shares of Common Stock and shares of Common Stock issuable upon exercise of the certain options of Common Stock beneficially owned by Star Equities, LLC. Mr. Firer has (a) sole voting power and sole dispositive power with respect to 573,979  restricted shares of Common Stock and (b) shared voting power and shared dispositive power with respect to the above-described shares beneficially owned by Star Equities.

(3)

The shares held directly by Steven Wolberg include (i) 105,684 shares of Common Stock and (ii) 103,713  shares of Common Stock issuable upon exercise of certain options to purchase Common Stock granted to Mr. Wolberg as part of the Company’s incentive compensation awards.

(4)

All information regarding shares that may be beneficially owned by Esousa Holdings LLC is based on information disclosed in a Schedule 13G/A filed by Esousa Holdings LLC with the Commission on February 16, 2021. As more fully described in such Schedule 13G/A, Esousa Holdings LLC beneficially owns 211,481 shares of Common Stock and 404,676 shares of Common Stock issuable upon exercise of the purchase warrants issued to Esousa Holdings LLC pursuant to the Unit Purchase Agreement between Esousa Holdings LLC and the Company on December 29, 2017. As described in item 4 of such Schedule 13G/A, the purchase warrants are subject to a 9.99% blocker, and the percentage set forth in row (11) of such Schedule 13G gives effect to such blockers. However, as more fully described in Item 4 of such Schedule 13G/A, the securities reported in rows (5), (7) and (9) of such Schedule 13G/A show the number of shares of Common Stock that would be issuable upon full exercise of such reported securities and do not give effect to such blockers. Therefore, the actual number of shares of Common Stock beneficially owned by Esousa Holdings LLC, after giving effect to such blockers, is less than the number of securities reported in rows (5), (7) and (9) of such Schedule 13G/A.

(5)	The directors and officers as a group of Net Element, Pre-Merger, consists of the 6 persons, comprising the directors and officers of Net Element.

The following table presents information regarding the beneficial ownership of the Company after the Merger.

	Shares Beneficially Owned Post-Merger (1)
	Common Stock			Series A Preferred Stock			Series B Preferred Stock		Series C Preferred Stock		Total Voting Power (2)
Name of Beneficial Owners	Shares		%	Shares		%	Shares	%	Shares	%	%
Named Executive Officers and Directors
David Michery	419,120	(3)	2.2%	168,101	(3)	97.4%	-	%	-	%	80.6%
Jerry Alban	12,075		* %	-		-	-	%	-	%	*	%
Kent Pucket	18,400		* %	-		-	-	%	-	%	*	%
Mark Betor	60,950		* %	-		-	-	%	-	%	*	%
Mary Winter	18,400		* %	-		-	-	%	-	%	*	%
William Miltner	-		-%	-		-	-	%	-	%	*	%
Jonathan New	-		-%	-		-	-	%	-	%	*	%

Directors and Executive Officers as a Group (7 Persons)	528,945	(3)	2.8%	168,101	(3)	97.4%	-	%	-	%	80.7%

5% Beneficial Owners:
Drawbridge Investments, LLC 211 Boulevard of the Americas, Suite 205, Lakewood, NJ 08701	2,383,155	(4)	11.1%	3,450		2%	11,829,779	100%	-	-%	5.7	% (4)
Tiffany Drohan c/o Drohan 2772 Howard Hughes Parkway, Suite 500S, Las Vegas, NV 89169	1,288,437	(5)	6.8%	24,565	(5)	14.6%	-	-%	-	-%	*	%
Acuitas Group Holdings, LLC 2120 Colorado Avenue, #230 Santa Monica, CA 90404	14,645,673	(6)	43.4%	-		-%	-	-%	3,898,913	75.7%	1.9	% (7)
TDR Capital Pty Limited 4 Murchison Street Mittagong, New South Wales 2575, Australia	2,765,594	(6)	12.7%	-		-%	-	-%	736,276	14.3%	*	% (7)

* Less than 1%.

(1)

Assumes 75,000,000 shares of Parent Common Stock are outstanding on a fully diluted and fully converted basis immediately after the Merger Effective Time and assuming Parent Pre-Merger Stockholders are entitled to 15% of the Post Merger Capitalization pursuant to Section 2.01, 11,250,000 shares constitute the allocation to Parent Pre-Merger Stockholders, and 85% of the Post Merger Capitalization, or 63,750,000 shares, constitutes the “Post-Merger Sum” as set forth in Schedule A to the Merger Agreement. Applicable percentage ownership post-Merger assumes 11,250,000 shares of common stock outstanding are allocated to Parent Pre-Merger Stockholders and is based on 7,804,713 shares of common stock, 172,491 shares of Parent Series A Preferred Stock, 11,829,779 shares of Parent Series B Preferred Stock and 5,147,654 shares of Parent Series C Preferred Stock to be outstanding and allocated to Mullen stockholders at the Merger Effective Time.

(2)

Percentage total voting power post-Merger represents voting power with respect to all outstanding shares of Parent Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to be outstanding immediately after the Merger Effective Time (with those assumptions referenced in footnote (4) above), as a single class. Each holder of Parent Series A Preferred Stock will be entitled to 1,000 votes per share and each such share converts into 100 shares of Common Stock. The Parent Common Stock, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock will vote together as a single class on all matters submitted to a vote of Parent stockholders, except as may otherwise be required by the terms of the Amended and Restated Certificate of Incorporation of Parent or as may be required by law. The Parent Series B Preferred Stock and the Parent Series C Preferred Stock will be convertible at any time by the holder into shares of Parent Common Stock on a share-for-share basis.

(3)	The Common Stock includes 172,435 shares over which Mr. Michery has voting control. The Series A Preferred shares include 40,549 shares over which Mr. Michery holds voting control, 24,150 of which are owned by Tiffany Drohan.
(4)	Represents shares issuable upon conversion of a convertible note held by Drawbridge.
(5)

Consists of shares of Common Stock owned by entities controlled by Keith Drohan, the spouse of Ms. Drohan, as well as 115 shares of Series A Preferred shares owned by an entity controlled by Mr. Drohan, over all of which Ms. Drohan disclaims beneficial ownership.

(6)	Represents common shares issuable upon exercise in full of warrants.
(7)	Assumes no exercise of warrants held by such entity.

Dividends

We have not historically declared any dividends. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as any earnings will be used to help generate growth. The decision on the payment of dividends in the future rests within the discretion of the Board of Directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors. There are no restrictions in our certificate of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Table

The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options warrants and rights	(b) Weighted- average exercise price per share of outstanding options warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	154,005	$10.73	206,693
Equity compensation plans not approved by stockholders	-	-	-
Total	154,005	$10.73	209,693

Risk Factors of Existing Net Element Business

If the Merger is approved and consummated, then Net Element will divest itself of substantially all of its current business operations to RBL and will merge with Mullen. Consequently, if the Merger is approved, for a complete picture of the risk factors of the combined company, please see the Risk Factors of Mullen found in the section entitled “RISK FACTORS” on page 22 of this proxy statement/prospectus. If the Merger is not approved, Net Element will remain subject to these and other risk factors. You should carefully consider the risks and uncertainties described below, together with all of the other information in this proxy statement/prospectus before voting on any of the proposals.

Risks Related to our Financial Condition

Our financial condition creates doubt as to whether we will continue as a going concern. If we do not continue as a going concern, investors may lose their entire investment.

Since our inception, we have incurred significant operating losses. We sustained a net loss of approximately $5.9 million for the year ended December 31, 2020 and an accumulated deficit of approximately $184.7 million at December 31, 2020. We had a negative working capital of approximately $1.7 million at December 31, 2020. Our current assets at December 31, 2020 included approximately $4.5 million in cash, $7.1 million of accounts receivable and $1.1 million in prepaid expenses. Our current liabilities included approximately $11.8 million in accounts payable and accrued expenses, $1.6 million in deferred revenue and $1.3 million in current notes payable.

As of the filing date of our Form 10-K for the year ended December 31, 2020 with the SEC, management expects that our cash flows from operations will not be sufficient to fund our current operations through 2021. We will require additional capital in order to continue our existing business operations and to fund our obligations. At this time, the outbreak and continuing spread of the novel coronavirus (“COVID-19”) pandemic is continuing to impact countries, communities, supply chains and markets, global financial markets, as well as, the largest industry group serviced by our Company. To date, COVID-19 has not had a material impact on the Company's revenues as compared to the previous year. However, the Company cannot predict whether COVID-19 will have a material impact on our future financial condition and results of operations due to understaffing in the service sector and the decrease in revenues and profits, particularly restaurants, and any possible future government ordinances that may further restrict restaurant and other service or retail sectors operations, including the potential course of COVID 19, and measures instituted to control the spread domestically and internationally.

Our company is re-evaluating its operating plans in order to maintain current payment processing functions, capabilities, and continued customer service to its merchants, and is also seeking sources of capital to pay our contractual obligations as they come due, in light of these uncertain times. Management believes that upon re-evaluating its operating strategy it will provide the opportunity for us to continue as a going concern as long as we are able to obtain additional financing.

At this time, due to our continuing losses from operations, negative working capital, and the COVID-19 pandemic, we cannot predict the impact of these conditions on our ability to obtain financing necessary for the Company to fund its working capital requirements. In most respects, there is still uncertainty regarding the measures in place to control the spread of the COVID-19 pandemic to be able to quantify or qualify the longer-term ramifications on our business, our merchants, and our potential investors. At this time, we cannot determine the capital we will need to finance our continuing operations over the next 12 months, due to an inability to be able to quantify or qualify the longer-term ramifications on our business, our merchants, and our potential investors due to COVID-19. We may raise additional funds through debt financing and/or the issuance of equity securities, there being no assurance that any type of financing on terms satisfactory to us will be available or otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of equity securities or warrants to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. If such financings are not available when required or are not available on acceptable terms, we may be unable to continue servicing our current merchants, implement a restructured business plan, or take advantage of business opportunities, any of which could have a material adverse effect on our business, financial condition, results of operations and/or prospects and may ultimately require us to suspend or cease operations, which could cause investors to lose the entire amount of their investment.

Risks Related to Our Business and Operations

The outbreak of a health epidemic or pandemic, including the COVID-19 coronavirus, may have an adverse effect on our business.

Our business could be materially and adversely affected by the continued or possible outbreak of a widespread health epidemic or pandemic, including arising from various strains of avian flu or swine flu, such as H1N1, or the COVID-19 coronavirus, particularly if located in industry sectors from which we derive a significant amount of revenue or profit, such as restaurants. The occurrence of the continued spread of the pandemic outbreak or other adverse public health developments could materially disrupt our business and operations. Such events could also significantly impact our industry and have a material adverse effect on our business, financial condition and results of operations.

For example, many of our restaurant merchants that we service located within mainland United States, as well as hospitality and retail sector merchants, have been temporarily closed, have shortened operating hours and/or have otherwise been adversely affected by the impact continuing spread of COVID-19. These merchants have experienced significant sales declines or no sales at all due to closure of their business or limiting in-dining capacity. Additionally, the COVID-19 outbreak has negatively impacted employee productivity, including affecting the availability of employees reporting for work.

Additionally, our business, financial condition and results of operations have been and may be further impacted in several ways, including, but not limited to, the following:

●	disruptions to our operations, including due to restrictions on our operations, sales and marketing efforts, product development and other important business activities;

●	reduced processing volumes, particularly due to disruptions to the businesses and operations of our merchants;

●	greater difficulty in collecting customer receivables;

●	a fluctuation in foreign currency exchange rates or interest rates could result from market uncertainties; and

●	an increase in the cost or the difficulty to obtain debt or equity financing could affect our financial condition or our ability to fund operations.

Additionally, COVID-19 could impact our internal controls over financial reporting as a portion of our workforce is required to work from home and therefore new processes, procedures, and controls could be required to respond to changes in our business environment. Further, should any key employees become ill from COVID-19 and unable to work, the attention of the management team could be diverted.

Although we will continue to monitor the situation and take further actions, which may include further altering our operations, in order to protect the best interests of our employees, merchants and partners and to comply with government requirements, there is no certainty that such measures will be enough to mitigate the risks posed by the virus, and our ability to perform critical functions could be harmed.

We are unable to accurately predict the impact that COVID-19 will have on our results of operations, due to uncertainties including the ultimate geographic spread of the virus within and outside of the United States, the severity of the disease, the duration of the outbreak, and actions that have been taken by governmental authorities to contain COVID-19 or to treat its impact. The potential effects of COVID-19 may also impact many of our other risk factors discussed in this “Risk Factors” section. However, while it is premature to accurately predict the ultimate impact of these developments, we expect our results for the quarter ending March 31, 2021 to be impacted with potential continuing adverse impacts beyond March 31, 2021.

Global economic, political, and other conditions, including the recent COVID-19 pandemic, may adversely affect trends in consumer, business, and government spending, which may adversely impact the demand for our services and our revenue and profitability.

Financial services, payments, and technology industries in which we operate depend heavily upon the overall level of consumer, business, and government spending. A sustained deterioration in the general economic conditions (including distress in financial markets, turmoil in specific economies around the world, and additional government intervention), particularly in the United States or Europe, or increases in interest rates in key countries in which we operate may adversely affect our financial performance by reducing the number or average purchase amount of transactions involving payment cards. A reduction in the amount of consumer spending could result in a decrease of our revenue and profits. The current threats to global economic growth include geopolitical instability in Russia, Ukraine, the Middle East and other oil producing countries. Instability in these regions could affect economic conditions in Europe and the United States. In addition, in March 2020, the World Health Organization declared the outbreak of the COVID-19 a pandemic. The global impact of the COVID-19 pandemic has had a negative effect on the global economy and consumer spending, disrupted the financial markets and created increased overall volatility.

Adverse economic trends may accelerate the timing, or increase the impact of, risks to our financial performance. Such trends may include, but are not limited to, the following:

●	Declining economies, foreign currency fluctuations, and the pace of economic recovery can change consumer spending behaviors on which a significant portion of our revenues are dependent.

●

Low levels of consumer and business confidence typically associated with recessionary environments, and those markets experiencing relatively high unemployment, may cause decreased spending by cardholders.

●

Budgetary concerns in the United States and other countries around the world could affect the United States and other specific sovereign credit ratings, impact consumer confidence and spending, and increase the risks of operating in those countries.

●

Emerging market economies tend to be more volatile than the more established markets we serve in the United States and Europe, and adverse economic trends may be more pronounced in such emerging markets.

●	Financial institutions may restrict credit lines to cardholders or limit the issuance of new cards to mitigate cardholder defaults.

●	Uncertainty and volatility in the performance of our clients' businesses may make estimates of our revenues, rebates, incentives, and realization of prepaid assets less predictable.

●	Our clients may decrease spending for value-added services.

●

Government intervention, including the effect of laws, regulations, and /or government investments in our clients, may have potential negative effects on our business and our relationships with our clients or otherwise alter their strategic direction away from our products.

A weakening in the economy could also force some retailers to close, resulting in exposure to potential credit losses and declines in transactions, and reduced earnings on transactions due to a potential shift to large discount merchants. Additionally, credit card issuers may reduce credit limits and become more selective in their card issuance practices. Changes in economic conditions could adversely impact our future revenues and profits and result in a downgrade of our corporate capacity to borrow, which may lead to termination or modification of certain contracts and make it more difficult for us to obtain new business. Any of these developments could have a material adverse impact on our overall business and results of operations.

Our ability to anticipate and respond to changing industry trends and the needs and preferences of our clients and consumers may affect our competitiveness or demand for our products, which may adversely affect our operating results.

Financial services, payments, and technology industries are subject to rapid technological advancements, new products and services, including mobile payment applications, evolving competitive landscape, developing industry standards, and changing client and consumer needs and preferences. We expect that new services and technologies applicable to the financial services, payments, and technology industries will continue to emerge. These changes in technology may limit the competitiveness of and demand for our services. Also, our clients and their customers continue to adopt new technology for business and personal uses. We must anticipate and respond to these changes in order to remain competitive within our relative markets. For example, our ability to provide innovative POS technologies to our merchant clients could have an impact on our North American Transaction Solutions segment.

Failure to develop value-added services that meet the needs and preferences of our clients could have an adverse effect on our ability to compete effectively in our industry. Furthermore, clients' and their customers' potential negative reaction to our products and services can spread quickly through social media and damage our reputation before we have the opportunity to respond. If we are unable to anticipate or respond to technological changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially adversely affected.

Substantial and increasingly intense competition worldwide in the financial services, payments, and technology industries may materially and adversely affect our overall business and operations.

Financial services, payments, and technology industries are highly competitive and our payment solutions compete against all forms of financial services and payment systems, including cash and checks, and electronic, mobile, and e-commerce payment platforms. If we are unable to differentiate ourselves from our competitors, drive value for our clients and/or effectively align our resources with our goals and objectives, we may not be able to compete effectively. Our competitors may introduce their own value-added or other services or solutions more effectively than we do, which could adversely impact our growth. We also compete against new entrants that have developed alternative payment systems, e-commerce payment systems, and payment systems for mobile devices. Failure to compete effectively against any of these competitive threats could have a material adverse effect on us. In addition, the highly competitive nature of our industry could lead to increased pricing pressure which could have a material impact on our overall business and results of operations.

Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

We expect that the competitive landscape will continue to change, including:

●

Rapid and significant changes in technology, resulting in new and innovative payment methods and programs that could place us at a competitive disadvantage and that could reduce the use of our products.

●	Competitors, clients, governments, and other industry participants may develop products that compete with or replace our value-added products and services.

●

Participants in the financial services, payments, and technology industries may merge, create joint ventures, or form other business combinations that may strengthen their existing business services or create new payment services that compete with our services.

●

New services and technologies that we develop may be impacted by industry-wide solutions and standards related to migration to EMV chip technology, tokenization, or other safety and security technologies.

Failure to compete effectively against any of these competitive threats could have a material adverse effect on us.

The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to develop and increase our profitability.

If the number of electronic commerce transactions does not grow or if consumers or businesses do not continue to adopt our services, it could have a material adverse effect on the profitability of our business, financial condition, and results of operations. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services, including our merchant suite, Aptito and PayOnline solutions.

If we cannot compete effectively, we will lose business.

We believe our merchant processing business is positioned to be competitive in our target markets. We cannot guarantee that we will be able to maintain or increase revenues from our existing operations, or that our proposed future operations will be implemented successfully. Our principal competitive considerations include:

●	financial resources to allocate to proper marketing and sales efforts;

●	the ability to develop and maintain our operations, applications and technologies;

●	the ability to effectively implement our business plans and strategies;

●	establishing our brand name;

●	financial resources to support working capital needs and required capital investments; and

●	effects of sanctions on our business.

We rely on third-party processors and service providers; if they fail or no longer agree to provide their services, our merchant relationships could be adversely affected and we could lose business.

We rely on agreements with several large payment processing organizations to enable us to provide card authorization, data capture, settlement and merchant accounting services and access to various reporting tools for the merchants we serve. We also outsource other services including reorganizing and accumulating daily transaction data on a merchant-by-merchant and card issuer-by-card issuer basis and forwarding the accumulated data to the relevant Payment Card Brands. Many of these organizations and service providers are our competitors, and we do not have long-term contracts with most of them. Typically, our contracts with these third parties are for one-year and are subject to cancellation upon limited notice by either party. The termination by our service providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with the merchants whose accounts we serve and may cause those merchants to terminate their processing agreements with us.

We rely on bank sponsors, which have substantial discretion with respect to certain elements of our business practices, in order to process bankcard transactions. If these sponsorships are terminated and we are not able to secure or successfully migrate merchant portfolios to new bank sponsors, we will not be able to conduct our business.

Because we are not a bank, we are unable to belong to and attain direct membership to Visa and MasterCard. Visa and MasterCard operating regulations require us to be sponsored by a bank in order to process bankcard transactions. We are currently registered with Visa and MasterCard through the sponsorship from banks that are members of the card brands. The principal sponsoring bank through which we process the significant majority of our transactions is Esquire Bank, N.A.. If our sponsorships are terminated and we are not able to secure or successfully migrate merchant portfolios to new bank sponsors, we will not be able to conduct our business.

If we or our bank sponsors fail to adhere to the standards of Visa and MasterCard, our registrations with these organizations could be terminated, and we could be required to stop providing payment processing services for Visa and MasterCard.

Substantially all of the transactions we process involve Visa or MasterCard. If we or our bank sponsors fail to comply with the applicable requirements of the Visa or MasterCard payment card brands, Visa or MasterCard could suspend or terminate our registration. The termination of our registration or any changes in the Visa or MasterCard rules that would impair our registration could prevent us from providing transactional processing services.

If PayOnline fails to maintain its key partnerships with banks, financial institutions or payment processors, our financial results could be adversely affected.

PayOnline’s business relies on partnering with different banks, financial institutions and payment processors to expand globally in order to enable it to provide international payment processing. To the extent PayOnline fails to maintain key partnerships with such banks, financial institutions or payment processors, our financial results could be adversely affected. Such failure to maintain partnerships may be due to mergers and/or consolidations of banks, financial institutions and payment processors, which may result in potential changes in their business processes that could negatively affect PayOnline operations, in particular in emerging markets, such as Kazakhstan.

We periodically experience increases in interchange and other related costs, and if we cannot pass these increases along to our merchants, our profit margins will decline.

We pay interchange fees and assessments to issuing banks through the card brands for each transaction we process using their credit and debit cards. From time to time, the card brands increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their Visa and MasterCard sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to merchants through corresponding increases in merchant discount, our profit margins will decline.

To acquire and retain merchant accounts, we depend on independent non-bank sales groups that do not serve us exclusively.

We rely on the efforts of ISGs to market our services to merchants seeking to establish a credit card processing relationship. ISGs are companies that seek to introduce to us, as well as our competitors, newly established and existing small merchants, including retailers, restaurants and other service providers. Generally, our agreements with ISGs are not exclusive and they have the right to refer merchants to other providers of transaction payment processing services. Our failure to maintain our relationships with our existing ISGs and to recruit and establish new relationships with other ISGs could adversely affect our revenues and internal growth and increase our merchant attrition.

Unauthorized disclosure of data, whether through cybersecurity breaches, computer viruses or otherwise, could expose us to liability, protracted and costly litigation and could damage our reputation.

We process, store and/or transmit sensitive data, such as names, addresses, credit or debit card numbers and bank account numbers, and we may have liability if we fail to protect this data in accordance with applicable laws and our clients’ specifications. The loss of data could result in significant fines and sanctions by our clients or governmental bodies, which could have a material adverse effect on our business, financial condition and results of operations. These concerns about security are increased when we transmit information over the Internet. Computer viruses can be distributed and spread rapidly over the Internet and could infiltrate our systems, which might disrupt our services and make them unavailable. In addition, a significant cybersecurity breach could result in payment networks prohibiting us from processing transactions on their networks or the loss of clients. We have been in the past and could be in the future, subject to breaches of security by hackers. It is possible that our encryption of data and other protective measures may not prevent unauthorized access. Although we have not to date incurred material losses or liabilities as a result of those breaches, a future breach of our system may subject us to material losses or liability, including payment of fines and claims for unauthorized purchases with misappropriated credit or debit card or bank account information or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter clients from using electronic payments generally and our services specifically, increase our operating expenses in order to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and/or result in the imposition of material penalties and fines under applicable laws or by our clients.

Our operating results are subject to seasonality, and, if our revenues are below our seasonal norms during our historically stronger quarters, our financial results could be adversely affected.

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically, revenues have been weaker during the first quarter of the calendar year and stronger during the second, third and fourth quarters. If, for any reason, our revenues are below seasonal norms during the second, third or fourth quarter, our business, financial condition and results of operations could be materially adversely affected.

New and potential governmental regulations designed to protect or limit access to consumer information could adversely affect our ability to provide, or impair the value of, the services we currently provide to our merchants.

Due to the increasing public concern over consumer privacy rights, governmental bodies in the United States and abroad have adopted, and are considering adopting, additional laws and regulations restricting the purchase, sale and sharing of personal information about customers. For example, the Gramm-Leach-Bliley Act requires non-affiliated third-party service providers to financial institutions to take certain steps to ensure the privacy and security of consumer financial information. We believe our present activities fall under exceptions to the consumer notice and opt-out requirements contained in this law for third-party service providers to financial institutions. However, the laws governing privacy generally remain unsettled. Even in areas where there has been some legislative action, such as the Gramm-Leach-Bliley Act and other consumer statutes, it is difficult to determine whether and how existing and proposed privacy laws or changes to existing privacy laws will apply to our business. Limitations on our ability to access and use customer information could adversely affect our ability to provide the services we currently offer to our merchants or impair the value of these services. Several states have proposed legislation that would limit the use of personal information gathered using the Internet. Some proposals would require proprietary online service providers and website owners to establish privacy policies. For example, the California Consumer Privacy Act went into effect on January 1, 2020 and imposes significant requirements on covered businesses, including mandatory disclosure of customers’ data when requested, customer data erasure in some contexts, and notification that customers can object to sale of their data, among numerous other provisions. It is foreseeable that other states may follow with similar legislation. Congress has also considered privacy legislation that could further regulate the use of consumer information obtained over the Internet or in other ways. Our compliance with these privacy laws and related regulations could materially affect our operations.

Changes to existing laws or the passage of new laws could:

●	create uncertainty in the marketplace that could reduce demand for our services;
●	restrict or limit our ability to sell certain products and services to certain customers;
●	limit our ability to collect and to use merchant and cardholder data; or
●	increase the cost of doing business as a result of litigation costs or increased operating costs.

Any changes to existing laws or the passage of new laws that have effects such as those described above could have a material adverse effect on our business, financial condition and results of operations.

If we are required to pay federal, state or local taxes on transaction processing, it could negatively impact our profit margins.

Transaction processing companies may become subject to federal, state or local taxation of certain portions of their fees charged to merchants for their services. Application of these taxes is an emerging issue in our industry and taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay such taxes and are unable to pass this tax expense through to our merchant clients, or are unable to produce increased cash flow to offset such taxes, these taxes would negatively impact our profit margins.

We are subject to foreign laws and regulations, which are subject to change and uncertain interpretation.

We are subject to foreign laws and regulations that affect the electronic payments industry in each of the foreign countries in which we operate. Some of these countries, such as the Russian Federation, have undergone significant political, economic and social change in recent years. In these countries, there is a greater risk of new, unforeseen changes that could result from, among other things, instability or changes in a country’s or region’s economic conditions; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the European Union, the United States or other governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities, such as sanctions by or against the Russian Federation.

Proposed foreign legislation and regulations could also affect our business. For example, the Russian Federal Tax Service is interested in all betting sites that render services to Russian citizens and wants to have these sites operate their business within the Russian Federation. Some believe that Russian regulators will lobby for a ban on payments for betting sites operating outside of Russia. If such a bill is adopted, then betting sites not registered in Russia could be limited in their ability to process payments, which could harm our customers and adversely affect our payment processing business.

Our management has identified continued material weaknesses in our controls and procedures as of December 31, 2020, which, if not properly remedied, could result in material misstatements in our financial statements.

As of the end of the period covered by our Form 10-K for year ended December 31,2020, our management conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15-15(e) under the Exchange Act). Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective because there are a limited number of personnel employed and we cannot have an adequate segregation of duties, and due to the material weaknesses in our internal control over financial reporting. Accordingly, management cannot provide reasonable assurance of achieving the desired control objective. Management works to mitigate these risks by being personally involved in all substantive transactions and attempts to obtain verification of transactions and accounting policies and treatments involving our operations, including those overseas. We are in the process of reviewing and, where necessary, modifying controls and procedures throughout the Company and we plan to address deficiencies identified as needed during 2021, pending the economic uncertainty at this time, concerning the Covid-19 pandemic and the re-allocation of current resources.

Acquisition activities could result in operating difficulties, dilution to our stockholders and other harmful consequences, and we may not achieve the anticipated benefits of the acquisitions.

We have built our current business primarily through acquisitions of intellectual property and other assets in connection with acquiring businesses, such as Unified Payments, Aptito and PayOnline, and we may selectively pursue strategic acquisitions in the future. Future acquisitions could divert management’s time and focus from operating our business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures. Foreign acquisitions also involve unique risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We may not accurately assess the value or prospects of acquisition candidates, and the anticipated benefits from our future or even past acquisitions may not materialize. In addition, future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, including our common stock, the incurrence of significant amounts of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could negatively affect our financial condition.

We are dependent upon certain key relationships. If any of our key relationships were to deteriorate, our business prospects, financial condition and results of operations could be materially adversely affected.

Our success, particularly the success of our payment processing business, is dependent, in part, upon industry relationships of our Chief Executive Officer, Oleg Firer. If we were to lose the services of Mr. Firer, or if the industry relationships of Mr. Firer on which we rely were to deteriorate, our business prospects, financial condition and results of operations could be materially adversely affected. To our knowledge, Mr. Firer currently has no plans to retire or leave us in the near future, and we are not aware of any material adverse developments in his industry relationships. We do not have “key person” insurance on the life of Mr. Firer or any other member of our management team.

If we fail to adequately protect or enforce our intellectual property rights, competitors may create and market products and services similar to ours. In addition, we may be subject to intellectual property litigation and infringement claims by third parties.

Our ability to compete effectively is dependent in part upon the proprietary nature of our technologies and software platforms. We generally rely on a combination of trade secret, copyright, trademark and patent law to protect our proprietary rights in our intellectual properties. Although we attempt to protect our proprietary technologies through trade secrets, trademarks, patents and license and other agreements, these may be insufficient. In addition, if we license our software in non-U.S. countries, because of differences in foreign laws concerning proprietary rights, our intellectual properties may not receive the same degree of protection in non-U.S. countries as they would in the United States. We may not always be able to successfully protect or enforce our proprietary information and assets against competitors, which may materially adversely affect our business prospects, financial condition and results of operations. In addition, there can be no assurance that our competitors will not independently utilize existing technologies to develop products that are substantially equivalent or superior to ours, which also could materially adversely affect our business prospects, financial condition and results of operations.

Although we do not believe that our intellectual properties infringe the rights of others, and while to date we have not been subject to such claims, we may be exposed to, or threatened with, future litigation by other parties alleging that our technologies infringe their intellectual property rights. Any intellectual property claims, regardless of their merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination in any intellectual property claim could require us to pay damages and/or stop using our technologies and other material found to be in violation of another party’s rights and could prevent us from licensing our technologies to others. In order to avoid these restrictions, we may have to seek a license. Such a license may not be available on reasonable terms, could require us to pay significant license fees and may significantly increase our operating expenses. A license also may not be available to us at all. As a result, we may be required to use and/or develop non-infringing alternatives, which could require significant effort and expense. If we cannot obtain a license or develop alternatives for any infringing aspects of our business, we may be forced to limit our technologies and may be unable to compete effectively. Any of these adverse consequences could have a material adverse effect on our business prospects, financial condition and results of operations.

Further, from time to time we may be engaged in disputes regarding the licensing of our intellectual property rights, including matters related to the terms of our licensing arrangements. These types of disputes can be asserted by our licensees or prospective licensees or by other third parties as part of negotiations with us or in private actions seeking monetary damages or injunctive relief or in regulatory actions. Requests for monetary and injunctive remedies asserted in claims like these could be material and could have a significant impact on our business prospects. Any disputes with our licensees, potential licensees or other third parties could materially adversely affect our business prospects, financial condition and results of operations.

Fluctuations in foreign currency exchange rates could negatively affect our financial results.

We earn revenues and interest income, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar. In the year ended December 31, 2020, we used one functional currency - the Russian ruble - in addition to the U.S. dollar, and derived approximately 5% of our total net revenues from operations outside the United States in Russia and CIS. As of December 31, 2020, the foreign exchange rate for the Russian ruble increased by approximately 19.9% as compared to the daily rate at December 31, 2019. Because our consolidated financial statements are presented in U.S. dollars, we must translate net revenues, interest income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other major currencies will affect the amounts of our net revenues, interest income, operating expenses and the value of balance sheet items, including intercompany assets and obligations. Because we have operations in Russia, our exchange rate risk is highly sensitive to the prevailing value of the U.S. dollar relative to the Russian ruble, which exchange rates have fluctuated significantly in recent months as a result, in part, of the continuing instability in Ukraine and Syria as well as continued sanctions against Russia. Fluctuations in foreign currency exchange rates, particularly the U.S. dollar against the Russian ruble, may materially adversely affect our financial results.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretations, and could result in claims, changes to our business practices, increased cost of operations or declines in user growth or engagement, or otherwise harm our business.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet and companies transmitting user information and payments via text message or other electronic means, many of which are still evolving and the interpretation of which are often uncertain. Failure to comply with applicable laws and regulations may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of services and/or the imposition of civil and criminal penalties and/or fines. The services of PayOnline to mobile phone carriers also are subject to certain of the rules and policies of such carriers and ongoing contractual covenants with such carriers, the violation of which may result in penalties and/or fines and possible termination of PayOnline’s services.

Poor perception of our brand, business or industry could harm our reputation and adversely affect our business prospects, financial condition and results of operations.

The success of our business depends in part on our reputation within our industries and with our clients and consumers. We may be the subject of unflattering reports in blogs, video blogs and the media about our business and our business model. Any damage to our reputation could harm our ability to obtain and retain contracts with mobile phone carriers, content providers, advertisers and other customers, which could materially adversely affect our results of operations, financial condition and business.

Our business is subject to the risks of hurricanes, floods, fires and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from hurricanes, floods, fires, power losses, telecommunications outages, terrorist attacks, acts of war, human errors, break-ins and similar events. Our U.S. corporate offices are located in Miami, Florida, which is an area that is at high risk of hurricane and flood damage. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our business or the economy as a whole. The servers that we use through various third-party service providers are not located in Miami, Florida but may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential information. Such service providers may not have sufficient protection or recovery plans in certain circumstances, and our insurance may not be sufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business, such disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt our customers’ respective businesses, which could have an adverse effect on our business prospects, operating results and financial condition.

Our merchants may be unable to satisfy obligations for which we may also be liable.

We are subject to the risk of our merchants being unable to satisfy obligations for which we may also be liable. For example, we and our merchant acquiring alliances may be subject to contingent liability for transactions originally acquired by us that are disputed by the cardholder and charged back to the merchants. If we or the alliance is unable to collect this amount from the merchant because of the merchant’s insolvency or other reasons, we or the alliance will bear the loss for the amount of the refund paid to the cardholder. We have an active program to manage our credit risk and often mitigate our risk by obtaining collateral. It is possible, however, that a default on such obligations by one or more of our merchants could have a material adverse effect on our business.

Fraud by merchants or others could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to potential liability for fraudulent electronic payment transactions or credits initiated by merchants or others. Examples of merchant fraud include when a merchant or other party knowingly uses a stolen or counterfeit credit, debit or prepaid card, card number, or other credentials to record a false sales transaction, processes an invalid card, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase our chargeback liability or other liability. Increases in chargebacks or other liability could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to the Mullen Merger

Failure to complete the Merger may negatively impact Net Element’s stock price, future business or operations.

If the Merger is not completed, Net Element may be subject to material risks, including, but not limited to, the following:

●	the price of Net Element’s common stock may decline to the extent that the relevant current market price reflects a market assumption that the Merger will be completed;

●	costs related to the Merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the Merger is not completed;

●	we could be subject to litigation related to the Merger;

●

we will not realize the benefit of the time and resources, financial and otherwise, committed by our management to matters relating to the Merger that could have been devoted to pursuing other beneficial opportunities;

●	we may be unsuccessful in completing an alternative strategic transaction on terms that are as favorable as the terms of the proposed transaction with Merger, or at all; and

●	we may be unable to continue as a going concern.

Further, if the Merger is terminated and either company’s board of directors determines to seek another merger or Merger Agreement, there can be no assurance that it will be able to find a partner on a timely basis or on terms as attractive as those provided for in the Merger Agreement.

Net Element is subject to business uncertainties while the Merger is pending.

Uncertainty about the effect of the contemplated Merger on employees, merchants, partners and other persons with whom we have a business relationship may have an adverse effect on our business, financial condition and results of operations. These uncertainties may impair our ability to attract, retain and motivate key personnel and merchants pending the consummation of the Merger, as such personnel and merchants may experience uncertainty about their future roles and relationships following the consummation of the Merger. Additionally, these uncertainties could cause our merchants, partners and others with whom we deal to seek to change, or fail to extend, existing business relationships with us. In addition, competitors may target our existing merchants by highlighting potential uncertainties that may result from or in connection with the Merger. The pursuit of the Merger may also place a burden on our management and internal resources. Any significant diversion of management attention away from ongoing business concerns could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Common Stock

Our officers, directors and their affiliates own a large portion of our common stock. Future sales or distributions of our common stock in the public market by us or our officers, directors and their affiliates could adversely affect the trading price of our common stock.

At March 30, 2021, our officers, directors and their affiliates beneficially owned approximately 14.9% of our common stock. Sales or distributions of a substantial number of shares of our common stock by our officers, directors and their affiliates in the public market, or the perception that these sales or distributions might occur, may cause the market price of our common stock to decline.

In addition, we may sell equity securities in the future to obtain funds for general corporate, working capital, acquisitions or other purposes. We may sell these securities at a discount to the then market price. Any future sales of equity securities will dilute the holdings of existing stockholders, possibly reducing the value of their investment. In addition, we may sell equity securities in the future to obtain funds for general corporate, working capital, acquisitions or other purposes. We may sell these securities at a discount to the then market price. Any future sales of equity securities will dilute the holdings of existing stockholders, possibly reducing the value of their investment.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

You should consider an investment in our common stock to be risky, and you should invest in our common stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Many factors could cause the market price of our common stock to rise and fall, including the following:

●	our announcements or our competitors’ announcements regarding new products or services, enhancements, significant contracts, acquisitions or strategic investments;
●	changes in earnings estimates or recommendations by securities analysts, if any, who cover our common stock;
●	results of operations that are below our announced guidance or below securities analysts’ or consensus estimates or expectations;
●	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in our capital structure, such as future issuances of securities, sales of large blocks of common stock by our stockholders or our incurrence of additional debt;
●	investors’ general perception of us and our industry;
●	changes in general economic and market conditions;
●	changes in industry conditions; and
●	changes in regulatory and other dynamics.

In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if successfully defended, could be costly to defend and a distraction to management.

We are a “smaller reporting company,” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we have relied on exemptions from certain disclosure requirements that are applicable to other public companies that are not smaller reporting companies. These exemptions include reduced financial disclosure and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to rely on such exemptions for so long as we remain a smaller reporting company under applicable SEC rules and regulations. Accordingly, we cannot predict if investors will find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result of our reduced disclosures, there may be less active trading in our common stock and our stock price may be more volatile.

General Risk Factors

We incur increased costs as a result of being a public company.

As a public company, we currently incur significant legal, accounting and other expenses not incurred by private companies. It may be time consuming, difficult and costly for us to develop, implement and maintain the additional internal controls, processes and reporting procedures required by federal statutes, SEC rules, other government regulations affecting public companies and/or stock exchange compliance requirements. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop, implement and maintain appropriate internal controls, processes and reporting procedures, which will increase our expenses and adversely affect our operating results and financial condition.

We are the subject of various legal proceedings which could have a material adverse effect on our business, financial condition or operating results.

We are involved in various litigation matters. We may, from time to time, also be involved in or be the subject of governmental or regulatory agency inquiries or investigations. If we are unsuccessful in our defense in the litigation matters, or any other legal proceeding, we may be forced to pay damages or fines and/or change our business practices, any of which could have a material adverse effect on our business, financial condition and results of operations. For more information about our legal proceedings, see “Legal Proceedings” on page 152 of this proxy statement/prospectus for more information.

NET ELEMENT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements and related notes included elsewhere in this proxy statement/registration statement. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of many factors. Certain amounts in this section may not foot due to rounding.

Overview

We are a financial technology-driven group specializing in payment acceptance and value-added solutions across multiple channels in the United States and selected international markets. We are differentiated by our proprietary technology which enables us to provide a broad suite of payment products, end-to-end transaction processing services and superior client support. We are able to deliver our services across multiple points of access, or “multi-channel,” including brick and mortar locations, software integration, e-commerce, mobile operator billing, mobile and tablet-based solutions. In the United States, via our U.S. based subsidiaries, we generate revenues from transactional services and value-added payment technologies for small and medium-sized businesses. Through PayOnline, we provide transactional services, mobile payment transactions, online payment transactions and other payment technologies in selected international markets, the Russian Federation, Eurasian Economic Community (“EAEC”), Europe and Asia.

Our transactional services business enables merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards, loyalty programs and alternative payment methods in traditional card-present or swipe transactions, as well as card-not-present transactions, such as those conducted over the phone or through the Internet or a mobile device. We market and sell our services through both independent sales groups (“ISGs”), which are non-employee, external sales organizations and other third-party resellers of our products and services, and directly to merchants through electronic media, telemarketing and other programs, including utilizing partnerships with other companies that market products and services to local and international merchants. We have agreements with several banks that sponsor us for membership in the Visa ®, MasterCard ®, American Express ® and Discover ® card brands and settle card transactions for our merchants. These agreements allow us to use the banks’ identification numbers, referred to as Bank Identification Numbers (BIN) for Visa® transactions and Interbank Card Association (ICA) number for MasterCard® transactions. The principal sponsoring banks through which we process the majority of our transaction in the United States include Citizens Bank, Esquire Bank, N.A. and Wells Fargo Bank, N.A. From time to time, we may enter into agreements with additional banks. We perform core functions for merchants such as application processing, underwriting, number account set-up, risk management, fraud detection, merchant assistance and support, equipment deployment, chargeback services and offer our own dedicated BIN and ICA for various types of specialty merchants.

Netevia, our future-ready payments and merchant management platform acts as a framework and core for a number of value-added services that connect merchants and consumers directly utilizing disruptive emerging technologies while increasing the economic efficiency of all transactions being made within the ecosystem. Specifically, Netevia delivers end-to-end payment processing through easy-to-use APIs and complements the Company’s ability to perform in a multi-channel environment, including point-of-sale (POS), e-commerce and mobile devices and will enable the Company to perform as a hub for disruptive emerging technology solutions.

Our mobile payments business, previously provided through Digital Provider, has been combined with PayOnline to provide contracts with mobile operators that give us the ability to offer our clients in-app, premium SMS (short message services, which is a text messaging service), Wireless Application Protocol (WAP)-click, one click and other carrier billing services. We have substantially reorganized this business, and currently we are not generating revenues from new mobile content. We have not yet been able to find or solidify an acceptable joint venture partner or other arrangement that provides sufficient profit potential and operating benefit for our mobile payments operations.

PayOnline provides flexible, high-tech payment solutions to companies doing business on the Internet or in the mobile environment. PayOnline specializes in integration and customization of payment solutions for websites and mobile apps. In particular, PayOnline arranges payment on the website of any commercial organization, which increases the convenience of using the website and helps maximize the number of successful transactions. In addition, PayOnline is focused on providing online and mobile payment acceptance services to the travel industry through direct integration with leading Global Distribution Systems (“GDS”), which include Amadeus® and Sabre®. Key geographic regions that PayOnline serves include Eastern Europe, Central Asia, Western Europe, North America and Asia major sub regions. PayOnline offices are located in Moscow, Russia.

Aptito is a proprietary, cloud-based payments platform for the hospitality industry, which creates an online consumer experience in offline commerce environments via tablet, mobile and all other cloud-connected devices. Aptito’s easy to use point-of-sale (“POS”) system makes things easier by providing a comprehensive solution to the hospitality industry to help streamline management and operations. Orders placed tableside by customers directly speed up the ordering process and improve overall efficiency. Aptito’s mobile POS system provides portability to the staff while performing all the same functions as a traditional POS system.

Acquisitions of Recurring Cash Flow Portfolios

From time to time, the Company acquires future recurring revenue streams from sales agents in exchange for an upfront cash payment. This results in an increase in net cash flow to the Company. The acquisitions of recurring cash flows are treated as asset acquisitions, resulting in recording a recurring cash flow portfolio intangible asset, at cost, on the date of acquisition. These assets are amortized over a straight-line period of approximately four years and is included in intangible assets on the accompanying consolidated balance sheets (See Note 6 - item labeled “Portfolio and Clients Lists”, on the accompanying consolidated audited financial statements). During the year ended December 31, 2019 we acquired the following recurring cash flow portfolios. There were no recurring cash flow portfolios acquired during the years ended December 31, 2020 and 2019.

Universal Partners, LLC

On July 30, 2018, our subsidiary, Unified Portfolio Acquisitions, LLC (the “Purchaser”), entered into an Advance and Residual Purchase Agreement (the “Agreement”) with Universal Partners, LLC (“Universal”). Pursuant to the Agreement, the Purchaser acquired certain transactional services portfolios (“cash flow assets”) from Universal and Payment Club, LLC (together with Universal, the “Seller”) for $2,700,000 (the “Advance Amount”). The cash flow assets consist of residuals (the “Residuals”) that the Sellers are entitled to receive pursuant to certain agreements (the “Combined Marketing Agreements”) with TOT Payments, LLC (doing business as Unified Payments), our subsidiary, or any other agreements pursuant to which the Seller is entitled to residuals.

The Advance Amount is to be repaid to the Purchaser whereby each and every month, commencing from July 1, 2018 (the “Effective Date”) and for a period of 24 months thereafter, terminating on June 30, 2020 (the “Advance Period”), the Purchaser is entitled to a certain amount of the Residuals. Such Residuals due to the Purchaser are secured by certain of the Seller’s property as collateral.

At the end of the Advance Period (the “Transfer Date”), the Purchaser and the Seller have agreed to create a new static portfolio pool of mutually agreed residual income from Seller portfolios comprising merchant accounts boarded by the Seller under the Combined Marketing Agreements that on the Transfer are generating at least $120,000 per month in net cash flow income (the “Portfolio Residuals”). From and after the Transfer Date, the Purchaser and Seller will share/split the Portfolio Residuals with the Purchaser owning an 80% interest in the Portfolio Residuals and the Seller owning a 20% interest in the Portfolio Residuals.

As of December 31, 2020, the Purchaser and Seller agreed to and finalized the terms of a new static portfolio.

Argus Merchant Services, LLC

On December 26, 2018, Unified Portfolio Acquisitions, LLC (the “Purchaser”), a subsidiary of Net Element, Inc. (the “Company”), entered into an Advance and Residual Purchase Agreement (the “Agreement”) with Argus Merchant Services, LLC ("Argus") and Treasury Payments, LLC ("Treasury"); Argus and Treasury are collectively referred to herein as the (“Seller”). Pursuant to the Agreement, the Purchaser acquired certain transactional services portfolios (“cash flow assets”) from the Seller for a total purchase consideration of $1,426,000. The cash flow assets consist of residuals (the “Residuals”) that the Seller is entitled to receive pursuant to certain agreements (including any amendments of such agreements, the “Combined Marketing Agreements”) with TOT Payments, LLC (doing business as Unified Payments, a subsidiary of the Company).

On December 27, 2018, the Purchaser paid to Seller $1,150,000 (the “Advance Amount”). The Advance Amount and the balance of the purchase consideration is to be repaid to the Purchaser from Residuals due to the Seller, whereby each and every month, commencing from January 2019 (the “Effective Date”) and for a period of 24 months (the “Advance Period”), the Purchaser will be entitled to a certain amount of the Seller’s Residuals. Such Residuals due to the Purchaser are secured by certain of the Seller’s property as collateral.

At the end of the Advance Period (the “Transfer Date”), the Purchaser will receive an ownership interest in a portfolio of cash flow assets by creating with the Seller, a new static portfolio pool of mutually agreed residual income from Seller portfolios comprising merchant accounts boarded by the Seller under the Combined Marketing Agreements.

As of December 31, 2020, the Purchaser and Seller have not finalized the terms of a new static portfolio.

Operating Segments

Our reportable segments are business units that offer different products and services in different geographies. The reportable segments are each managed separately because they offer distinct products, in distinct geographic locations, with different delivery and service processes.

North American Transaction Solutions

Our North American Transaction Solutions business segment consists of the former Unified Payments business and Aptito. This segment operates primarily in North America. In March 2013, we acquired all of the business assets of Unified Payments, a provider of comprehensive turnkey, payment processing solutions to small and medium size business owners (merchants) and independent sales organizations across the United States. In April 2013, we acquired 80% of Aptito, a cloud-based Software-as-a-Service (“SaaS”) restaurant management solution, which provides integrated POS, mPOS, Kiosk, Digital Menus functionality to drive consumer engagement via Apple® iPad®-based POS, kiosk and all other cloud-connected devices.

International Transaction Solutions

Our International Transaction Solutions segment consists of PayOnline, which also now includes our mobile payments operations, primarily located in Russia. PayOnline provides a secure online payment processing system to accept bank card payments for goods and services.

Critical Accounting Policies and Estimates

Our significant accounting policies are described more fully in Note 3 of the accompanying notes to our audited consolidated financial statements.

The preparation of these consolidated financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Such estimates include, but are not limited to, the value of purchase consideration paid and identifiable assets acquired and assumed in acquisitions, goodwill and asset impairment review, valuation reserves for accounts receivable, valuation of acquired or current merchant portfolios, incurred but not reported claims, revenue recognition for multiple element arrangements, loss reserves, assumptions used in the calculation of equity-based compensation and in the calculation of income taxes, and certain tax assets and liabilities, as well as, the related valuation allowances. Actual results could differ from those estimates.

Below is a summary of the Company’s critical accounting policies and estimates for which the nature of management’s assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and for which the impact of the estimates and assumptions on financial condition or operating performance is material.

Revenue

We recognize revenue when all of the following criteria are met: (1) the parties to the contract have approved the contract and are committed to perform their respective obligations, (2) we can identify each party’s rights regarding the goods or services to be transferred, (3) we can identify the payment terms for the goods or services to be transferred, (4) the contract has commercial substance, and (5) it is probable that we will collect substantially all of the consideration to which we will be entitled in exchange for the goods or services that will be transferred to the customer. The Company considers persuasive evidence of a sales arrangement to be the receipt of a billable transaction from aggregators, signed contract or the processing of a credit card transaction. Collectability is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. We record cash received in advance of revenue recognition as deferred revenue. Revenue consists primarily of fees generated through the electronic processing of payment transactions and related services and is recognized as revenue during the period the transactions are processed or when the related services are performed.

The majority of our revenues is derived from volume-based payment processing fees ("discount fees”) and other related fixed transaction or service fees. Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount fees are recognized at the time the merchants’ transactions are processed. Generally, where we have control over merchant pricing, merchant portability, credit risk and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues generated from merchant portfolios where we do not have control over merchant pricing, liability for merchant losses or credit risk or rights of portability are reported net of interchange and other fees.

Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks. Revenues derived from service fees are recognized at the time the services are performed and there are no further performance obligations. Revenue from the sale of equipment is recognized upon transfer of ownership and delivery to the customer, after which there are no further performance obligations.

We primarily report revenues gross as a principal versus net as an agent. Although some of our processing agreements vary with respect to specific terms, the transactional processing service fees collected from merchants generally are recognized as revenue on a gross basis as we are the principal in the delivery of the managed payments solutions to the sellers. The gross fees we collect are intended to cover the interchange, assessments and other processing and non-processing fees which are included and are part of our gross margin.

Accounts Receivable and Credit Policies

Accounts receivable consist primarily of uncollateralized credit card processing residual payments due from processing banks requiring payment within thirty days following the end of each month. Accounts receivable also include amounts due from the sales of our technology solutions to our customers. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts, if necessary, which reflects management’s best estimate of the amounts that will not be collected. The allowance is estimated based on management’s knowledge of its customers, historical loss experience and existing economic conditions. Accounts receivable and the allowance are written-off when, in management’s opinion, all collection efforts have been exhausted.

Goodwill

Our goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition.

We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of its reporting units, sustained decrease in its share price, and other relevant entity specific events. If we determine on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a quantitative test for that reporting unit. The fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. Subsequent to the adoption on January 1, 2017 of Accounting Standards Update (“ASU”) No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, if the fair value of a reporting unit is less than its carrying value, we recognize an impairment equal to the excess carrying value, not to exceed the total amount of goodwill allocated to that reporting unit.

At December 31, 2019, our management determined that an impairment charge of approximately $1.3 million was necessary to reduce the goodwill relating to the acquisition of PayOnline which is part of our International Transaction Solutions segment. We did not recognize any impairment charge to goodwill during the year ended December 31, 2020.

How We Assess Our Business

Technology Enabling Payment Solutions

Our technology provides comprehensive payment solutions to small and medium size businesses and organizations. Our merchant services includes third-party integrated payment solutions, as well as, traditional payment services across our strategic vertical markets.

Proprietary Software and Payments

Our proprietary software and payments services, Aptito, delivers embedded payment solutions to our clients through company-owned software and we also provide the traditional merchant processing model.

Corporate Expenses and Eliminations

Our corporate expenses and eliminations category includes corporate overhead expenses, when presenting reportable segment information. For additional information on our segments, see Note 16 of our accompanying audited consolidated financial statements.

Key Operating Metrics

We evaluate our performance through key operating metrics, including:

●	the dollar volume of payments our clients process through us (“payment volume’);
●	the portion of our payment volume that is produced by integrated transactions; and
●	period-to-period payment volume attrition

Our payment volume for the years ended December 31, 2020 and 2019 was $2.7 billion and $3.6 billion, respectively, representing a period- to-period decrease of 25%. We focus on volume, because it reflects the scale and economic activity of our client base and because a significant part of our revenue is derived as a percentage of our clients’ dollar volume receipts. Payment volume reflects the addition of new clients and same store payment volume growth of existing clients, partially offset by client attrition during the period. The COVID-19 pandemic affected businesses across the globe, in particular the service industry, which includes restaurants, a significant part of our business.

Total transactions processed during 2020 were 73.3 million compared to 106 million for 2019.

Summary Information for the Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020

The following tables present financial information of the Company’s reportable segments at and for the three months ended March 31, 2021 and 2020. The “corporate and eliminations” column includes corporate expenses and intercompany eliminations for consolidated purposes.

Three months ended March 31, 2021	North American Transaction Solutions	International Transaction Solutions	Corp Exp & Eliminations	Total
Net revenues	$22,891,309	$894,037	$-	$23,785,346
Cost of revenues	20,123,147	663,298	-	20,786,445
Gross Margin	2,768,162	230,739	-	2,998,901
Gross margin %	12%	26%	-	13%
Selling, general and administrative	809,262	264,607	837,981	1,911,850
Non-cash compensation	-	-	11,258	11,258
Provision for bad debt	694,060	618	-	694,678
Depreciation and amortization	733,970	1,708	-	735,678
Interest expense	356,281	-	-	356,281
Gain on disposition	(13,500)			(13,500)
Other expense (income)	10,653	(1,993)	(996,425)	(987,766)
Net income (loss) for segment	$177,436	$(34,201)	$147,186	$290,422
Goodwill	6,671,750	1,009,436	-	7,681,186
Other segment assets	20,223,296	386,150	-	20,609,446
Total segment assets	$26,895,046	$1,395,586	$-	$28,290,632

	North American Transaction	International Transaction	Corp Exp &
Three months ended March 31, 2020	Solutions	Solutions	Eliminations	Total
Net revenues	$15,159,081	$683,486	$-	$15,842,567
Cost of revenues	12,824,669	476,136	-	13,300,805
Gross Margin	2,304,622	378,328	-	2,541,762
Gross margin %	15%	55%	-	16%
Selling, general and administrative	869,943	410,975	1,038,993	2,319,911
Non-cash compensation	-	-	38,400	38,400
Provision for bad debt	443,263	(485)	-	442,778
Depreciation and amortization	771,242	8,201	-	779,443
Interest expense	348,414	-	-	348,414
Other income	-	(9,740)	-	(9,740)
Net income (loss) for segment	$485,897	$(30,623)	$(1,077,393)	$(1,377,444)
Goodwill	6,671,750	1,009,436	-	7,681,186
Other segment assets	11,867,373	413,785	-	12,281,158
Total segment assets	$18,539,123	$1,423,221	$-	$19,962,344

Results of Operations for the Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020

We reported a net income attributable to common stockholders of approximately $0.3 million or $0.05 per share income for the three months ended March 31, 2021 as compared to a net loss of approximately $1.4 million or $0.33 per share loss for the three months ended March 31, 2020. The decrease in net loss attributable to stockholders of approximately $1.7 million was primarily due to an increase in net revenues and approximately $1.0 million in late fees owed by Mullen.

The following tables set forth our sources of revenues, cost of revenues and the respective gross margins for the three months ended March 31, 2021 and 2020.

	Three Months Ended		Three Months Ended		Increase /
Source of Revenues	March 31, 2021	Mix	March 31, 2020	Mix	(Decrease)
North American Transaction Solutions	$22,891,309	96.2%	$15,159,081	95.7%	$7,732,228
International Transaction Solutions	894,037	3.8%	683,486	4.3%	210,551
Total	$23,785,346	100.0%	$15,842,567	100.0%	$7,942,779

	Three Months Ended	% of	Three Months Ended	% of	Increase /
Cost of Revenues	March 31, 2021	revenues	March 31, 2020	revenues	(Decrease)
North American Transaction Solutions	$20,123,147	87.9%	$12,824,669	84.6%	$7,298,478
International Transaction Solutions	663,298	74.2%	476,136	69.7%	187,162
Total	$20,786,445	87.4%	$13,300,805	84.0%	$7,485,640

	Three Months Ended	% of	Three Months Ended	% of	Increase /
Gross Margin	March 31, 2021	revenues	March 31, 2020	revenues	(Decrease)
North American Transaction Solutions	$2,768,162	12.1%	$2,334,412	15.4%	$433,750
International Transaction Solutions	230,739	25.8%	207,350	30.3%	23,389
Total	$2,998,901	12.6%	$2,541,762	16.0%	$457,139

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $23.8 million and $15.8 for the three months ended March 31, 2021 and 2020, respectively. The Company’s revenues, which are largely tied to processing volumes were materially impacted beginning in the final two weeks of March 2020. Since the last quarter ended December 31, 2020, the Company has seen a significant recovery in its end-to-end payment volumes as some merchants began resuming their normal operations.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, interchange expense, processing, and non- processing fees. Cost of revenues for the three months ended March 31, 2021 were approximately $20.8 million as compared to approximately $13.3 million for the three months ended March 31, 2020. The increase in cost of revenues was primarily due to the increase in net revenues.

The gross margin for the three months ended March 31, 2021 was approximately $3.0 million, or 12.6% of net revenues, as compared to approximately $2.5 million, or 16.0% of net revenues, for the three months ended March 31, 2020. The primary reason for the decrease in the overall gross margin percentage was primarily the result of the competitive pressure in our industry and a large wholesale client converting their merchant processing relationship to our platform. Our wholesale platform generally provides for lower margins compared to our other products and services.

Operating Expenses Analysis

Operating expenses were approximately $3.4 million for the three months ended March 31, 2021, as compared to $3.6 million for three months ended March 31, 2020. Operating expenses for the three months ended March 31, 2021 primarily consisted of selling, general and administrative expenses of approximately $1.9 million, bad debt expense of approximately $700,000 and depreciation and amortization expense of approximately $736,000. Operating expenses for the three months ended March 31, 2020 primarily consisted of selling, general and administrative expenses of approximately $2.3 million, bad debt expense of approximately $443,000, and depreciation and amortization expense of approximately $779,000. The net decrease was primarily due to the reduction of compensation of certain employees, consultants, and executives of the Company.

The components of our selling, general and administrative expenses are reflected in the tables below.

Selling, general and administrative expenses for the three months ended March 31, 2021 and 2020 consisted of operating expenses not otherwise delineated in our Condensed Consolidated Statements of Operations and Comprehensive Loss, as follows:

Three Months Ended March 31, 2021
Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$444,148	$144,831	$320,263	$909,242
Professional fees	151,460	32,020	174,344	357,824
Rent	88,755	15,919	4,880	109,554
Business development	47,379	6,776	2,903	57,058
Travel expense	2,260	36,524	79,092	117,876
Filing fees	-	-	30,427	30,427
Transaction gains	-	(5,143)	-	(5,143)
Office expenses	50,474	5,469	28,037	83,980
Communications expenses	24,583	22,854	60,781	108,218
Insurance expense	-	-	42,000	42,000
Other expenses	203	5,357	95,254	100,814
Total	$809,262	$264,607	$837,981	$1,911,850

Three Months Ended March 31, 2021
Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$548,626	$113,142	$550,721	$1,212,489
Professional fees	106,242	48,891	259,198	414,331
Rent	4,573	16,833	52,414	73,820
Business development	79,201	17	2,102	81,320
Travel expense	4,708	25,123	55,632	85,463
Filing fees	-	-	21,813	21,813
Transaction losses	-	157,011	-	157,011
Office expenses	77,756	6,968	28,197	112,921
Communications expenses	48,702	42,990	20,008	111,700
Insurance expense	-	-	38,685	38,685
Other expenses	135	-	10,223	10,358
Total	$869,943	$410,975	$1,038,993	$2,319,911

Variance
Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$(104,478)	$31,689	$(230,458)	$(303,247)
Professional fees	45,218	(16,871)	(84,854)	(56,507)
Rent	84,182	(914)	(47,534)	35,734
Business development	(31,822)	6,759	801	(24,262)
Travel expense	(2,448)	11,401	23,460	32,413
Filing fees	-	-	8,614	8,614
Transaction gains/losses	-	(162,154)	-	(162,154)
Office expenses	(27,282)	(1,499)	(160)	(28,941)
Communications expenses	(24,119)	(20,136)	40,773	(3,482)
Insurance expense	-	-	3,315	3,315
Other expenses	68	5,357	85,031	90,456
Total	$(60,681)	$(146,368)	$(201,012)	$(408,061)

Salaries, benefits, taxes and contractor payments decreased by approximately $0.4 million on a consolidated basis for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. This was primarily due to the reduction of compensation of certain employees, consultants, and executives of the Company.

Segment	Salaries and benefits for the three months ended March 31, 2021	Salaries and benefits for the three months ended March 31, 2020	Increase/(Decrease)
North American Transaction Solutions	$444,148	$548,626	$(104,478)
International Transaction Solutions	144,831	113,142	31,689
Corporate Expenses & Eliminations	320,263	550,721	(230,458)
Total	$909,242	$1,212,489	$(303,247)

Three months ended March 31, 2021
Professional Fees	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
General Legal	$2,625	$448	$2,430	$5,503
SEC Compliance Legal Fees	-	-	57,697	57,697
Accounting and Auditing	-	-	726	726
Consulting	148,835	31,572	113,491	293,898
Total	$151,460	$32,020	$174,344	$357,824

Three months ended March 31, 2020
Professional Fees	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
General Legal	$2,600	$64	$6,424	$9,088
SEC Compliance Legal Fees	-	-	45,386	45,386
Accounting and Auditing	-	-	98,357	98,357
Consulting	103,642	48,827	109,031	261,500
Total	$106,242	$48,891	$259,198	$414,331

Variance
	North American Transaction	International Transaction	Corporate Expenses &	Increase /
Professional Fees	Solutions	Solutions	Eliminations	(Decrease)
General Legal	$25	$384	$(3,994)	$(3,585)
SEC Compliance Legal Fees	-	-	12,311	12,311
Accounting and Auditing	-	-	(97,631)	(97,631)
Consulting	45,193	(17,255)	4,460	32,398
Total	$45,218	$(16,871)	$(84,854)	$(56,507)

All other operating expenses were relatively in line with the previous comparable quarter.

Other Income and Expenses Delineated in the Condensed Consolidated Statements of Operations and Comprehensive Loss:

Bad Debt Expense Analysis:

We reflected a bad debt expense on the accompanying consolidated statements of operations, which represents uncollected fees of approximately $695,000 for the three months ended March 31, 2021, compared to bad debt expense, representing uncollected fees of approximately $443,000 for the three months ended March 31, 2020. The increase in bad debt expense was primarily due to billing adjustments relating to chargebacks made by our processors due to the effects of the COVID-19 pandemic on our merchants, and a corresponding increase in our net revenues.

Depreciation and Amortization Expense:

Depreciation and amortization expense consists primarily of the amortization of merchant portfolios in connection with residual buyout arrangements and client acquisition costs. Depreciation and amortization expense was approximately $736,000 for the three months ended March 31, 2021 and $779,000 for the three months March 31, 2020.

Interest Expense:

Interest expense for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 is as follows:

Funding Source	Three months ended March 31, 2021	Three months ended March 31, 2020	Increase/(Decrease)
RBL Notes	$346,114	$338,247	$7,867
Other	10,167	10,167	-
Total	$356,281	$348,414	$7,867

Other income was approximately $1.0 million for the three months ended March 31, 2021 due to late fees owed by Mullen.

Results of Operations for the Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

We reported a net loss attributable to common stockholders of approximately $5.9 million or ($1.34) loss per share for the year ended December 31, 2020 as compared to a net loss of approximately $6.5 million or ($1.60) loss per share for the year ended December 31, 2019. This resulted in a decrease in net loss attributable to stockholders of approximately 9% primarily due to a decrease of  approximately $2.3 million in selling, general, and administrative expenses, partially offset by an increase in non-cash compensation of approximately $0.7 million. There were no goodwill impairment charges during the year ended December 31, 2020, as compared to an impairment charge of approximately $1.3 million recorded at December 31, 2019.

The following table sets forth our sources of revenues, cost of revenues and gross margins for the years ended December 31, 2020 and 2019.

Gross Margin Analysis:

	Twelve		Twelve
	Months Ended		Months Ended
Source of Revenues	December 31, 2020	Mix	December 31, 2019	Mix	Increase/ (Decrease)
North American Transaction Solutions	$62,556,698	95.2%	$61,778,002	95.0%	$778,696
International Transaction Solutions	3,148,424	4.8%	3,221,609	5.0%	(73,185)
Total	$65,705,122	100.0%	$64,999,611	100.0%	$705,511

	Twelve		Twelve
	Months Ended		Months Ended
Cost of Revenues	December 31, 2020	% of revenues	December 31, 2019	% of revenues	Increase/ (Decrease)
North American Transaction Solutions	$53,593,342	85.7%	$52,395,752	84.8%	$1,197,590
International Transaction Solutions	2,268,061	72.0%	2,325,958	72.2%	(57,897)
Total	$55,861,403	85.0%	$54,721,710	84.2%	$1,139,693

	Twelve		Twelve
	Months Ended		Months Ended
Gross Margin	December 31, 2020	% of revenues	December 31, 2019	% of revenues	Increase/ (Decrease)
North American Transaction Solutions	$8,963,356	14.3%	$9,382,250	15.2%	$(418,894)
International Transaction Solutions	880,363	28.0%	895,651	27.8%	(15,288)
Total	$9,843,719	15.0%	$10,277,901	15.8%	$(434,182)

Net revenues consist primarily of service fees from transaction processing. Net revenues were approximately $65.7 million for the year ended December 31, 2020 as compared to approximately $65.0 million for the year ended December 31, 2019.

Cost of revenues represents direct costs of generating revenues, including commissions, mobile operator fees, interchange expense, processing and non-processing fees. Cost of revenues for the year ended December 31, 2020 were approximately $55.9 million as compared to approximately $54.7 million for the year ended December 31, 2019. The increase in cost of revenues in 2020 as compared to 2019 of approximately $1.1 million was in line with the increase in net revenues for our North American Transaction Solutions segment.

Gross Margin for the year ended December 31, 2020 was approximately $9.8 million, or 15.0% of net revenue, as compared to approximately $10.3 million, or 15.8% of net revenue, for the year ended December 31, 2019. The primary reason for the decrease in the gross margin percentage was primarily the result of the competitive pressure in our industry, relating to costs that cannot be passed through to our merchants.

Operating Expenses Analysis:

Total operating expenses were approximately $14.3 million for the year ended December 31, 2020, as compared to total operating expenses of approximately $15.8 million for the year ended December 31, 2019. Total operating expenses for the year ended December 31, 2020 consisted of selling, general and administrative expenses of approximately $7.0 million, non-cash compensation of approximately $2.7 million, bad debt expense of approximately $1.6 million, and depreciation and amortization expense of approximately $3.0 million. For the year ended December 31, 2019, total operating expenses consisted of general and administrative expenses of approximately $9.3 million, non-cash compensation of approximately $2.1 million, bad debt expense of approximately $1.4 million, and depreciation and amortization expense of approximately $3.1 million.

The components of our selling, general and administrative expenses are reflected in the table below.

Selling, general and administrative expenses for the years ended December 31, 2020 and 2019 consisted of operating expenses not otherwise delineated in the accompanying audited consolidated statements of operations and comprehensive loss, as follows:

Twelve months ended December 31, 2020

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$1,688,782	$437,112	$1,349,831	$3,475,725
Professional fees	330,250	152,604	977,017	1,459,871
Rent	80,310	62,702	113,808	256,820
Business development	204,181	7,649	10,901	222,731
Travel expense	7,860	68,110	174,905	250,875
Filing fees	-	-	83,567	83,567
Transaction gains	-	55,320	-	55,320
Office expenses	258,414	23,732	91,996	374,142
Communications expenses	141,621	158,248	90,879	390,748
Insurance expense	-	-	169,457	169,457
Other expenses	5,591	9,203	261,994	276,788
Total	$2,717,009	$974,680	$3,324,355	$7,016,044

Twelve months ended December 31, 2019

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$1,230,858	$516,737	$3,021,665	$4,769,260
Professional fees	520,019	259,349	1,607,185	2,386,553
Rent	-	80,107	221,987	302,094
Business development	226,633	1,747	44,452	272,832
Travel expense	133,300	46,403	105,422	285,125
Filing fees	-	-	103,760	103,760
Transaction losses	-	(61,200)	-	(61,200)
Office expenses	302,764	23,981	64,897	391,642
Communications expenses	151,033	199,862	84,651	435,546
Insurance expense	-	-	150,408	150,408
Other expenses	22,804	10,308	272,652	305,764
Total	$2,587,411	$1,077,294	$5,677,079	$9,341,784

Variance

Category	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
Salaries, benefits, taxes and contractor payments	$457,924	$(79,625)	$(1,671,834)	$(1,293,535)
Professional fees	(189,769)	(106,745)	(630,168)	(926,682)
Rent	80,310	(17,405)	(108,179)	(45,274)
Business development	(22,452)	5,902	(33,551)	(50,101)
Travel expense	(125,440)	21,707	69,483	(34,250)
Filing fees	-	-	(20,193)	(20,193)
Transaction gains	-	116,520	-	116,520
Office expenses	(44,350)	(249)	27,099	(17,500)
Communications expenses	(9,412)	(41,614)	6,228	(44,798)
Insurance expense	-	-	19,049	19,049
Other income	(17,213)	(1,105)	(10,658)	(28,976)
Total	$129,598	$(102,614)	$(2,352,724)	$(2,325,740)

The total decrease of approximately $2.3 million in selling, general and administrative expenses for the year ended December 31, 2020 as compared to the prior year was primarily due to the staffing reductions necessary and the reduction of compensation of certain employees and executives of the Company, including independent consultants and other professionals, due to the effects of the COVID-19 pandemic on our operations.

The following table represents salaries, benefits, taxes and contractor payments by operating segment and the category corporate expenses and eliminations for the years ended December 31, 2020 and 2019.

Segment	Salaries and benefits for the twelve months ended December 31, 2020	Salaries and benefits for the twelve months ended December 31, 2019	Increase / (Decrease)
North American Transaction Solutions	$1,688,782	$1,230,858	$457,924
International Transaction Solutions	437,112	516,737	(79,625)
Corporate Expenses & Eliminations	1,349,831	3,021,665	(1,671,834)
Total	$3,475,725	$4,769,260	$(1,293,535)

The following table represents professional fees by operating segment and the category corporate expenses and eliminations for the years ended December 31, 2020 and 2019.

Twelve months ended December 31, 2020

Professional Fees	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
General Legal	$5,041	$2,154	$21,414	$28,609
SEC Compliance Legal Fees	-	-	200,778	200,778
Accounting and Auditing	-	-	393,059	393,059
Tax Compliance and Planning	-	-	11,200	11,200
Consulting	325,209	150,450	350,566	826,225
Total	$330,250	$152,604	$977,017	$1,459,871

Twelve months ended December 31, 2019

Professional Fees	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Total
General Legal	$21,670	$31,980	$411,765	$465,415
SEC Compliance Legal Fees	-	-	177,826	177,826
Accounting and Auditing	-	-	391,134	391,134
Tax Compliance and Planning	-	-	19,800	19,800
Consulting	498,349	227,369	606,660	1,332,378
Total	$520,019	$259,349	$1,607,185	$2,386,553

Variance

Professional Fees	North American Transaction Solutions	International Transaction Solutions	Corporate Expenses & Eliminations	Increase / (Decrease)
General Legal	$(16,629)	$(29,826)	$(390,351)	$(436,806)
SEC Compliance Legal Fees	-	-	22,952	22,952
Accounting and Auditing	-	-	1,925	1,925
Tax Compliance and Planning	-	-	(8,600)	(8,600)
Consulting	(173,140)	(76,919)	(256,094)	(506,153)
Total	$(189,769)	$(106,745)	$(630,168)	$(926,682)

Other Income and Expenses Delineated in the Condensed Consolidated Statements of Operations and Comprehensive Loss:

Non-cash Compensation Analysis:

Non-cash compensation expense was $2.7 million for the year ended December 31, 2020 as compared to approximately $2.1 million for the year ended December 31, 2019. A summary of 2020 and 2019 non-cash compensation activity follows:

2020 Non-Cash Compensation Activity:

		# of Shares	# of Options
	Amount	Issued	Issued
Board of Directors & Employee stock and Options	$2,718,152	334,654	-
Stock issued for consulting	-	-	-
Stock issued for acquisitions	-	-	-
Total for 2020	$2,718,152	334,654	-

2019 Non-Cash Compensation Activity:

		# of Shares	# of Options
	Amount	Issued	Issued
Board of Directors & Employee stock and Options	$2,050,862	248,063	80,000
Stock issued for consulting	-	-	-
Stock issued for acquisitions	-	-	-
Total for 2019	$2,050,862	248,063	80,000

Bad Debt Expense:

We reflected a bad debt expense on the accompanying consolidated statements of operations, which represents uncollected fees of approximately $1.6 million for the year ended December 31, 2020, compared to approximately $1.4 million for the year ended 2019. The increase of approximately $200,000 from the previous comparable period was primarily due to billing adjustments relating to chargebacks made by our processors due to the to the effects of the COVID-19 pandemic on our merchants.

Depreciation and Amortization Expense:

Depreciation and amortization expense consists primarily of the amortization of merchant portfolios in connection with residual buyout arrangements and client acquisition costs.  Depreciation and amortization expense was approximately $3.0 million for the year ended December 31, 2020 and $3.1 million for the year ended 2019.

Interest Expense:

Interest expense was approximately $1.4 million for the year ended December 31, 2020 as compared to approximately $1.1 million for the year ended December 31, 2019, representing an increase of approximately $300,000 primarily due to the increase in debt borrowings during 2020 as compared to the prior year.

Funding Source	Twelve months ended December 31, 2020	Twelve months ended December 31, 2019	Increase / (Decrease)
RBL Notes	$1,343,802	$1,063,921	$279,881
Other	102,838	48,606	54,232
Total	$1,446,640	$1,112,527	$334,113

Other Income (Expenses):

Other income of approximately $1.5 million for the year ended December 31, 2019 was primarily due to recognizing a non-recurring charge to other income of approximately $1.1 million relating to merchant reserves recorded in a previous year deemed not to be a legal obligation by management.

Liquidity and Capital Resources

Total assets at March 31, 2021 were approximately $28.3 million compared to approximately $26.8 million at December 31, 2020. The net increase in total assets is primarily the result of an increase in accounts receivable due to an increase in revenues and the Late Fees due from Mullen.

At March 31, 2021 we had total current assets of approximately $15.7 million and approximately $14.0 million at December 31, 2020. The primary reason for the increase in total current assets is primarily the result of an increase in accounts receivable due to an increase in revenues and the Late Fees due from Mullen.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We had net income of approximately $305,000 for the three months ended March 31, 2021 and a net loss of approximately $5.9 million for the year ended December 31, 2020 and have an accumulated deficit of approximately $184.4 million and a positive working capital of approximately $1.5 million at March 31, 2021. The majority of this positive working capital at March 31, 2021 relates to amounts due from Mullen Technologies (See Note 5 - Due from Mullen).

The unprecedented and rapid spread of COVID-19 as well as the shelter-in place orders, promotion of social distancing measures, restrictions to businesses deemed non-essential, and travel restrictions implemented throughout the United States have significantly impacted the restaurant and hospitality industries. As a result, the Company’s revenues, which are largely tied to processing volumes in these verticals, were materially impacted beginning in the final two weeks of March 2020. Since the last quarter ended December 31, 2020, the Company has seen a significant recovery in its end-to-end payment volumes as some merchants began resuming their normal operations. While end-to-end volumes for the three months ended March 31, 2021 have exceeded those for both the three months ended March 31, 2020 and the three months ended December 31, 2020, the ultimate impact that the COVID-19 pandemic will have on the Company’s consolidated results of operations in future periods remains uncertain and will depend on future developments, which are continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the COVID-19 pandemic, its severity, the emergence and severity of its variants, the availability and the efficacy of vaccines (particularly with respect to emerging strains of the virus), other protective actions taken to contain the virus or treat its impact, such as restrictions on travel and transportation, and how quickly and to what extent normal economic and operating conditions can resume. The Company will continue to evaluate the nature and extent of these potential impacts to its business, consolidated results of operations, and liquidity.

During March 2020, our Company evaluated its liquidity position, future operating plans, and its labor force, which included a reduction in the labor force and compensation to executives and other employees, in order to maintain current payment processing functions, capabilities, and continued customer service to its merchants. We are also seeking sources of capital to pay our contractual obligations as they come due, in light of these uncertain times.

Management believes that its operating strategy will provide the opportunity for us to continue as a going concern as long as we are able to obtain additional financing. At this time, due to the unprecedented and rapid spread of COVID-19 pandemic, we cannot predict the impact of these conditions on our ability to obtain financing necessary for the Company to fund its future working capital requirements. Our Company has also decided to explore strategic alternatives and potential options for its business, including sale of the Company or certain assets, licensing of technology, spin-offs, or a business combination. Accordingly, the Company has entered into a merger agreement in connection with the contemplated merger with Mullen Automotive and certain related transactions, including a divestiture of the Company’s existing business operations. See “—Recent Developments—Mullen Merger and Related Transactions” for additional information. There can be no assurance, at this time, regarding the eventual outcome of our planned strategic alternatives, including the Merger and the related transactions

On May 7, 2020, the Company entered into a promissory note (the “Note”) evidencing an unsecured loan (the “Loan”) in the amount of $491,493 made to the Company under the Paycheck Protection Program (the “PPP”). The Note matures on May 7, 2022 and bears interest at a rate of 1% per annum. Beginning December 7, 2020, the Company is required to make 17 monthly payments of principal and interest, with the principal component of each such payment based upon the level amortization of principal over a two-year period from May 7, 2020. Pursuant to the terms of the CARES Act and the PPP, the Company may apply to the Lender for forgiveness for the amount due on the Loan. The amount eligible for forgiveness is based on the amount of Loan proceeds used by the Company (during the eight-week period after the Lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP. On May 9, 2021, our Company was informed by the Small Business Administration that the loan forgiveness application was approved. The Company will reverse the amount due and reflect it as other income in the next reporting period.

As part of our Company's plan to obtain capital to fund future operations, on March 27, 2020, our Company entered into a Master Exchange Agreement (the “ESOUSA Agreement”) with ESOUSA Holdings, LLC ("ESOUSA"), a related party. Prior to entering into the ESOUSA Agreement, ESOUSA agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the ESOUSA Agreement, the Company had the right, at any time prior to March 27, 2021, to request ESOUSA, and ESOUSA agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs ESOUSA, for such number of shares of the Company’s common stock (“Common Stock”) as determined under the ESOUSA Agreement based upon the number of shares of Common Stock (already in ESOUSA’s possession) that ESOUSA sold in order to finance its purchase of such tranche of the promissory note from RBL Capital Group, LLC. ESOUSA will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by ESOUSA to finance the purchase of such Exchange Amount from RBL Capital Group, LLC. Each such tranche to be $148,000 unless otherwise agreed to by the Company and ESOUSA.

On April 23, 2020 and August 3, 2020, the Company entered into certain amendments to the ESOUSA Agreement, which together increased from $2,000,000 to $15,000,000 the principal amount and unpaid interest of one or more promissory notes of the Company or its direct or indirect subsidiaries that ESOUSA either purchased in whole or has an irrevocable right to purchase in tranches from RBL in connection with the ESOUSA Agreement.

On March 27, 2020, the Company received its first tranche of RBL promissory notes in the aggregate amount of $148,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. Included in other accrued expenses at March 31, 2021 is approximately $145,000 in connection with this first tranche for which shares of Common Stock have not yet been issued. Concurrently with this transaction, the Company received an equivalent aggregate amount of $148,000 from RBL under the Loan and Security Agreement (“Credit Facility”) with RBL.

On April 28, 2020, the Company received its second tranche of RBL promissory notes in the aggregate amount of $143,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 65,862 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $143,000 from RBL under the Credit Facility.

On August 11, 2020, the Company received its third tranche of RBL promissory notes in the aggregate amount of $707,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 66,190 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $707,000 from RBL under the Credit Facility.

On August 21, 2020, the Company received its fourth tranche of RBL promissory notes in the aggregate amount of $401,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 45,654 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $401,000 from RBL under the Credit Facility.

On September 25, 2020, the Company received its fifth tranche of RBL promissory notes in the aggregate amount of $426,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 50,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $426,000 from RBL under the Credit Facility.

On December 30, 2020, the Company received its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 200,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $1,960,000 from RBL under the Credit Facility.

These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The net income (loss) attributable to Net Element, Inc. stockholders was approximately $305,000 of net income for the three months ended March 31, 2021 compared to approximately $1.4 million of net loss for the three months ended March 31, 2020.

Operating activities used approximately $2.3 million of cash for the three months ended March 31, 2021 as compared to approximately $448,000 of cash provided for the three months ended March 31, 2020. The change is primarily the result of the increase in accounts receivable for the three months ended March 31, 2021 as compared to the previous three months ended March 31, 2020.

Investing activities provided approximately $270,000 in cash for the three months ended March 31, 2021 as compared to approximately $421,000 in cash used in investing activities for the three months ended March 31, 2020. The decrease change was primarily due to a decrease in client acquisition costs and a corresponding increase in other assets.

Financing activities provided approximately $1.7 million in cash for the three months ended March 31, 2021 as compared to approximately $100,000 of cash provided by financing activities for the three months ended March 31, 2020. The increase in cash provided by financing activities for the three months ended March 31, 2021 was primarily the result of the Company receiving its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000 pursuant to the Exchange Agreement.

At March 31, 2021, the Company is also owed approximately $1 million from Mullen in connection with Late Fees, as previously discussed.

We will require additional capital in order to continue our existing business operations and to fund our obligations. The recent COVID-19 pandemic is currently impacting countries, communities, supply chains and global financial markets, as well as the largest industry group serviced by our Company, which is restaurants.

Further, at this time, we cannot determine the capital we will need to finance our continuing operations over the next 12 months, due to an inability to be able to quantify or qualify the longer-term ramifications on our business, our merchants, and our potential investors due to COVID-19. We may raise additional funds through debt financing and/or the issuance of equity securities, there being no assurance that any type of financing on terms satisfactory to us will be available or otherwise occur. Debt financing must be repaid regardless of whether we generate revenues or cash flows from operations and may be secured by substantially all of our assets. Any equity financing or debt financing that requires the issuance of equity securities or warrants to the lender would cause the percentage ownership by our current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. If such financings are not available when required or are not available on acceptable terms, we may be unable to continue servicing our current merchants, implement a restructured business plan, or take advantage of business opportunities, any of which could have a material adverse effect on our business, financial condition, results of operations and/or prospects and may ultimately require us to suspend or cease operations, which could cause investors to lose the entire amount of their investment.

These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

We have a cash balance at December 31, 2020 of approximately $4.4 million.

Operating activities provided approximately $3.0 million of cash for the year ended December 31, 2020 as compared to approximately $2.2 million of cash used for the year ended December 31, 2019. Positive operating cash flow for the twelve months ended December 31, 2020 was primarily the result of cash provided by operations and an increase in the Company’s accounts payables and accrued expenses.

Investing activities used approximately $1.8 million of cash for the year ended December 31, 2020 as compared to approximately $2.5 million of cash used for the year ended December 31, 2019. The decrease in cash used by investing activities for the year ended December 31, 2020 was primarily attributable to the Company not acquiring any recurring cash flows portfolios during the year ended 2020

Financing activities provided approximately $3.0 of cash for the year ending December 31, 2020 of which approximately $2.3 million was proceeds from borrowings, net of repayments.  Financing activities provided approximately $3.5 of cash for the year ending December 31, 2019 of which approximately $3.0 million was proceeds from borrowings.

Off-Balance Sheet Arrangements

At March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Recently Issued Accounting Pronouncements

Please see Note 3 to our Consolidated Financial Statements for a description of recent accounting pronouncements, including our expected dates of adoption and the estimated effects on our results of operations and financial condition.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

DESCRIPTION OF SECURITIES

If the Merger Agreement is consummated, the combined company will replace the current Charter of Net Element with the Proposed A&R Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Net Element Board, is necessary to adequately address the needs of the post-combination company.

The following table sets forth a summary of the principal proposed changes and the differences between Net Element’s stockholders’ rights under securities authorized in the existing Charter and in the Proposed A&R Charter. This summary is qualified by reference to the complete text of the Proposed A&R Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the Proposed A&R Charter in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Merger Agreement.

In addition to the differences in rights of the securities described in the chart below, the Charter Proposals, Nos. 2 – 7, describe other significant differences in the current Net Element Charter and the Proposed A&R Charter that Net Element stockholders are being asked to approve.

	Existing Charter	Proposed A&R Charter
Number of Authorized Shares

The existing Charter provides that the total number of authorized shares of all classes of capital stock is 101,000,000 shares, consisting of (a) 100,000,000 shares of common stock, par value $0.0001 per share and (b) 1,000,000 shares of Preferred Stock, par value $0.01.

The Proposed A&R Charter increases the total number of authorized shares of capital stock to 558,000,000 shares, consisting of (a) 500,000,000 shares of common stock, $0.001 par value per share, and (b) 58,000,000 shares of Preferred Stock, par value $0.001 per share.

Common Stock	Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemptive provisions applicable the Common Stock.	Same.

Preferred Stock

The existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Net Element Board is authorized to fix the voting rights, if any, designations, powers, preferences, and rights of each such series and any qualifications, limitations and restrictions applicable to the shares of each series (“Blank Check Preferred Stock”). The Net Element Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Net Element Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

The A&R Charter provides that the post-merger company will be able to issue Blank Check Preferred Stock. Additionally, the A&R Charter provides for three initial series of Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of entitled to vote thereon. The Series A, Series B, and Series C Preferred Stock enjoy protective provisions wherein the post-merger company will not consummate a Liquidation Event (as such term is defined in the A&R Charter) without obtaining approval from the majority of each Series, voting separately. Similar approval is required for the issuance of any equity security having a preference over or parity with Series A, B, or C, as the case may be, with respect to dividends, liquidation, redemption or voting. Mullen also requires the approval from each affected Series to amend the A&R Charter or the bylaws to adversely affect the rights of the Series A, B or C Preferred Stock. Approval of the Series B and Series C Preferred Stock is also required for a merger or consolidation and any voluntary liquidation, dissolution or winding up of the affairs of the company or any voluntary petition for bankruptcy or assignment for the benefit of creditors.

Series A Preferred Stock:

200,000 shares of Preferred Stock are designated as Series A Preferred Stock.

The Series A Preferred Stock is not redeemable.

See “Conversion Rights” below for a description of the conversion rights of the Series A Preferred Stock. See “Voting Power” below for a description of the voting rights of the Series A Preferred Stock. See “Liquidation, Dissolution and Winding Up” below for a description of rights upon the occurrence of a liquidation event.

Series B Preferred Stock:

12,000,000 shares of Preferred Stock are designated as Series B Preferred Stock.

The Series B Preferred Stock is not redeemable.

See “Conversion Rights” below for a description of the conversion rights of the Series B Preferred Stock. See “Voting Power” below for a description of the voting rights of the Series B Preferred Stock. See “Liquidation, Dissolution and Winding Up” below for a description of rights upon the occurrence of a liquidation event.

Series C Preferred Stock:

40,000,000 Shares of Preferred Stock are designated as Series C Preferred Stock.

The Series C Preferred Stock bears a cumulative 15.0% per annum fixed dividend payable no later than the 5th day after the end of each month on the Series C Original Issue Price plus unpaid accrued and accumulated dividends. “Series C Original Issue Price” means $0.6877 per share for each share of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series C Preferred Stock). Dividends on the Series C Preferred Stock are prior to any dividends on any other series of Preferred Stock or the Common Stock. The post-merger company may elect to pay dividends for any month with a paid-in-kind election (“PIK”) if (i) the shares issuable further to the PIK are subject to an effective registration statement, (ii) the post-merger company is then in compliance with all listing requirements of Nasdaq and (iii) the average daily trading dollar volume of the post-merger company’s common stock for ten trading days in any period of twenty consecutive trading days on the NASDAQ is equal to or greater than $2 million.

There is no mandatory redemption date, but, subject to the conditions set forth below, all, but not less than all, of the shares are redeemable by the post-merger company at any time, provided that if the post-merger company issues notice to redeem, investor shall have fifteen (15) days to convert such shares to common stock prior to the date of redemption. The redemption price is equal to the Series C Original Issue Price, plus accrued and accumulated dividends, (whether or not declared (the “Series C Redemption Price”). The conditions to the redemption are as follows: (i) the shares have been issued and outstanding for at least one (1) year, (ii) the issuance of the shares of Common Stock underlying the shares has been registered pursuant to the Securities Act and the registration statement is effective, and (iii) the trading price for the Common Stock is less than the Series C Conversion Price (as such term is defined in the A&R Charter) for twenty (20) trading days in any period of thirty (30) consecutive trading days on the Nasdaq CM. In addition to the above, the shares are also redeemable in accordance with the following schedule provided the issuance of shares of Common Stock underlying the shares has been registered and the registration statement remains effective:

Year 1: No Redemption

Year 2: Redemption at 120% of the Series C Redemption Price

Year 3: Redemption at 115% of the Series C Redemption Price

Year 4: Redemption at 110% of the Series C Redemption Price

Year 5: Redemption at 105% of the Series C Redemption Price

Year 6 and thereafter: Redemption at 100% of the Series C Redemption Price

See “Conversion Rights” below for a description of the conversion rights of the Series C Preferred Stock. See “Voting Power” below for a description of the voting rights of the Series C Preferred Stock. See “Liquidation, Dissolution and Winding Up” below for a description of rights upon the occurrence of a liquidation event.

Except for the above restrictions on Series C Preferred Stock, there are no restrictions on the repurchase of shares while there is any arrearage in the payment of dividends.

Conversion Rights

The Series A Preferred Stock is convertible at the option of each holder at any time on a 100-for-1 basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock).

The Series A Preferred Stock will automatically convert into shares of Common Stock on a 100-for-1 basis (as so adjusted) upon the earlier of (i) a Qualified Public Offering (as such term is defined in the A&R Charter) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series A Preferred Stock.

The Series B Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series B Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series B Conversion Price, as applicable (in each case, the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. “Series B Original Issue Price” means $0.6877 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series B Preferred Stock). The initial “Series B Conversion Price” is the Series B Original Issue Price, subject to adjustment as set forth in the Proposed A&R Charter. Based on this formula, the Series B Preferred Stock is currently convertible into Common Stock on a 1-for-1 basis.

The Series B Preferred Stock will automatically convert into shares of Common Stock upon the earlier of (i) a Qualified Public Offering (as such term is defined in the A&R Charter) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series B Preferred Stock.

The Series C Preferred Stock is convertible at the option of each holder at any time into the number of shares of Common Stock determined by dividing the Series C Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series C Conversion Price, as applicable (in each case, the “Conversion Rate”), in effect on the date the certificate is surrendered for conversion. The initial “Series C Conversion Price” is the Series C Original Issue Price, subject to adjustment as set forth in the Proposed A&R Charter. Based on this formula, the Series C Preferred Stock is currently convertible into Common Stock on a 1-for-1 basis.

All of the Series C Preferred Stock shall automatically convert into Common Stock at any such time as (i) the shares underlying the Series C Preferred Stock are subject to an effective registration statement, (ii) the trading price for the Common Stock is more than two times the Series C Conversion Price for twenty (20) trading days in any period of thirty (30) consecutive trading days on Nasdaq CM and (iii) the average daily trading dollar volume of the Common Stock during such twenty trading days is equal to or greater than $4.0 million.

The Series B Preferred Stock and Series C Preferred Stock will not be convertible by a holder to the extent that the holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock, subject to certain protections as provided in the Proposed A&R Charter.

Voting Power

Except as otherwise required by law, the Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Stock possess all voting power and are entitled to one vote per share on matters to be voted on by stockholders.

Except as otherwise expressly provided by the Proposed A&R Charter or as provided by law, the holders of shares of Common Stock and Preferred Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders; provided, however, that, any proposal which adversely affects the rights, preferences and privileges of the Series A, B or C Preferred Stock must be approved by a majority in interest of the affected Series of Preferred Stock, as the case may be. Each holder of Common Stock, Series B Preferred Stock and Series C Preferred Stock will have the right to one vote per share (on a fully converted basis) held of record by such holder and each holder of Series A Preferred Stock will have the right to 1000 votes per share (on a fully converted basis) held of record by such holder.

Director Elections	Currently, each member of the Net Element Board serves for a term of one year. There is no cumulative voting with respect to the election of directors.

Under the Proposed A&R Charter, the combined Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders with the directors in the other classes continuing for the remainder of their respective three-year terms. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors

Liquidation, Dissolution, and Winding Up

Subject to applicable law and the rights, if any, of holders of outstanding Preferred Stock, in the event of Net Element’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Net Element, the holders of the Common Stock will be entitled to receive all the remaining assets of Net Element available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Subject to applicable law, in the event of any Liquidation Event, the holders of the Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price plus declared but unpaid dividends. The holders of the Series C Preferred Stock will then be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of the Series A Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Price plus declared but unpaid dividends. Thereafter, any remaining proceeds will be distributed to holders of the Series A Preferred Stock and Common Stock ratably in proportion to the number of shares of the Series A Preferred Stock and Common Stock held by them, on a fully converted basis. “Liquidation Event” is as defined in the Proposed A&R Charter and, subject to certain exceptions, includes a sale or other disposition of all or substantially all of the company’s assets, certain mergers, consolidations and transfers of securities, and any liquidation, dissolution or winding up of the company.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is AST. We have agreed to indemnify AST in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Proposed A&R Charter

Certain provisions of Delaware law and our amended and restated certificate of incorporation could make the following more difficult:

●	the acquisition of us by means of a tender offer;

●	acquisition of control of us by means of a proxy contest or otherwise; and

●	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business acquisition” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business acquisition” or the transaction in which the person became an interested stockholder is approved by our board of directors in a prescribed manner. Generally, a “business acquisition” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Stockholder Meetings. Under our bylaws, only the Board of Directors, the chairman of the Board, the chief executive officer, or the president (in the absence of a chief executive officer) may call special meetings of stockholders.

No Cumulative Voting. Our amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendment of Provisions in the Amended and Restated Certificate of Incorporation. The amended and restated certificate of incorporation will generally require the affirmative vote of the holders of at least a majority of the outstanding voting stock in order to amend any provisions of the amended and restated certificate of incorporation concerning, among other things:

●	the required vote to amend certain provisions of the amended and restated certificate of incorporation; and

●	the reservation of the Board of Director’s right to amend the amended and restated bylaws.

Amendment of the bylaws. An amendment of the bylaws by stockholders requires the affirmative vote of the holders of at least a majority of the outstanding voting stock.

Concentrated Voting Power. Shares of Mullen’s Series A Preferred Stock have 1,000 votes per share, while shares of Mullen’s Series B and Series C Preferred Stock and Common Stock have one vote per share. David Michery, Mullen founder and Chief Executive Officer, holds substantially all of the issued and outstanding shares of Mullen’s Series A Preferred Stock. Accordingly, assuming 75,000,000 shares outstanding on a fully-diluted and fully-converted, basis Mr. Michery will hold approximately 80.6% of the voting power of our capital stock that will be outstanding following the Merger on a fully diluted and fully converted basis and will be able to control or exert significant influence over matters submitted to its stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets or other major corporate transactions.

Limitations on Directors’ Liability and Indemnification

Our amended and restated certificate of incorporation will provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

●	any breach of their duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law; or

●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law, and our amended and restated bylaws provide that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Certain complaints have been filed in connection with the Merger and related transactions, including against the directors and executive officers for which such persons may claim indemnification. For more information on the lawsuits, allegations, and remedies sought, see the section entitled, “BUSINESS OF NET ELEMENT—Legal Proceedings—Complaints Related to the Merger.”

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Merger, Net Element will have 500,000,000 shares of Common Stock authorized. All of the shares of Net Element Common Stock issued in connection with the Merger will be freely transferable by persons other than Net Element’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Common Stock in the public market could negatively impact prevailing market prices of Net Element’s Common Stock.

Registration Rights

Various agreements that Mullen has entered or intends to enter into will be assumed by the combined company, including the Exchange Agreement, the $20 Million SPA and the Registration Rights Agreement. These agreements will cause the combined company to be obligated to file one or more registration statements to register the resale of the Net Element Common Stock held by certain affiliates.

For more information on the registration rights conferred upon certain Mullen investors, see the section entitled, “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Description of Certain Existing Mullen Agreements and Securities.”

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144(i)(2) also includes an important exception to this prohibition if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●

The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●

At least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

Net Element has previously been a shell company and it currently meets the requirements for the Rule 144(i)(2) exception described above. However, despite the fact that the Divestiture is to occur concurrently with the Merger, the SEC may determine the company was a shell company as a result of the Divestiture. If that is the case, the post-Merger company would need to re-qualify for the above exception. Even if the Company is not determined to be a shell company as a result of the Divestiture, the post-Merger company could lose access to the Rule 144(i)(2) exception if at any time it fails to meet any of the above requirements and the shares would be subject to further restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES OF MULLEN

The table below contains information regarding the beneficial ownership of Mullen’s Common Stock as of June 24, 2021 by (i) each person who is known to Mullen to beneficially own more than 5% of its Common Stock, (ii) each of its directors, (iii) each of its named executive officers and (iv) all of its directors and named executive officers as a group. Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Mullen Automotive, Inc., 1405 Pioneer St, Brea, CA 92821.

	Shares Beneficially Owned Pre-Merger (1)
	Common Stock			Series A Preferred Stock			Series B Preferred Stock		Series C Preferred Stock		Total Voting Power (2)
Name of Beneficial Owners	Shares		%	Shares		%	Shares	%	Shares	%	%
Named Executive Officers and Directors
David Michery	3,644,293	(3)	5.4%	1,461,750	(3)	97.4%	-	-%	-	-%	87.1%
Jerry Alban	105,000		* %	-		-%	-	-%	-	-%	*	%
Kent Pucket	160,000		* %	-		-%	-	-%	-	-%	*	%
Mark Betor	530,000		* %	-		-%	-	-%	-	-%	*	%
Mary Winter	160,000		* %	-		-%	-	-%	-	-%	*	%
William Miltner	-		-%	-		-%	-	-%	-	-%	*	%
Jonathan New	-		-%	-		-%	-	-%	-	-%	*	%

Directors and Executive Officers as a Group (7 Persons)	4,599,293	(3)	6.8%	1,461,750	(3)	97.4%	-	-%	-	-%	87.2%

5% Beneficial Owners:
Drawbridge Investments, LLC 211 Boulevard of the Americas, Suite 205, Lakewood, NJ 08701	-		-%	30,000		2%	71,516,534	100%	-	-%	6%
Tiffany Drohan c/o Drohan 2772 Howard Hughes Parkway, Suite 500S, Las Vegas, NV 89169	11,203,800	(4)	16.5%	211,000	(4)	14.6%	-	-%	-	-%	*	%
Acuitas Group Holdings, LLC 2120 Colorado Avenue, #230 Santa Monica, CA 90404	92,402,858	(5)	58.7%	-		-%	-	-%	33,881,053	75.7%	2	% (6)
TDR Capital Pty Limited 4 Murchison Street Mittagong, New South Wales 2575, Australia	17,466,000	(5)	20.5%	-		-%	-	-%	6,398,139	14.3%	*	% (6)

* Less than 1%.

(1)

Applicable percentage ownership pre-Merger is based on 67,860,246 shares of Mullen common stock, 1,500,250 shares of Mullen Series A Preferred Stock and 71,516,534 shares of Mullen Series B Preferred Stock outstanding as of the date of this proxy statement/prospectus. The table also gives effect to the issuance of an aggregate of 44,732,441 shares of Mullen Series C Preferred Stock immediately prior to the Merger Effective Time further to the $20 Million SPA and the conversion of the Investor Notes. Unless otherwise indicated, it does not give effect to (i) the conversion of shares of Mullen Series A Preferred Stock, Mullen Series B Preferred Stock or Mullen Series C Preferred Stock to Common Stock, (ii) the conversion of a convertible note held by Drawbridge into Mullen Common Stock or (iii) the possible issuance of shares of Mullen Common Stock further to the exercise of the Investor Warrants.

(2)

Percentage total voting power pre-Merger represents voting power with respect to all outstanding shares of Mullen Common Stock, Mullen Series A Preferred Stock and Mullen Series B Preferred Stock and all shares of Mullen Series C Preferred Stock to be outstanding referenced in footnote (1) above, as a single class. Each holder of Mullen Series A Preferred Stock is entitled to 1,000 votes per share and each such share converts into 100 shares of Mullen Common Stock. The Mullen Common Stock, Mullen Series A Preferred Stock, Mullen Series B Preferred Stock and Mullen Series C Preferred Stock vote together as a single class on all matters submitted to a vote of Mullen stockholders, except as may otherwise be required by the terms of the Second Amended and Restates Articles of Incorporation of Mullen or as may be required by law. The Mullen Series B Preferred Stock and the Mullen Series C Preferred Stock is convertible at any time by the holder into shares of Common Stock on a share-for-share basis.

(3)	The Common Stock includes 1,499,430 shares over which Mr. Michery has voting control. The Series A Preferred shares include 352,600 shares over which Mr. Michery holds voting control, 210,000 of which are owned by Tiffany Drohan.
(4)	Consists of shares of Common Stock owned by entities controlled by Keith Drohan, the spouse of Ms. Drohan, as well as 1,000 shares of Series A Preferred shares owned by an entity controlled by Mr. Drohan, over all of which Ms. Drohan disclaims beneficial ownership.
(5)	Represents common shares issuable upon exercise in full of warrants.
(6)	Assumes no exercise of warrants held by such entity.

MARKET PRICES AND DIVIDEND DATA

Net Element’s common stock is listed on the Nasdaq CM under the symbol “NETE.” As of March 23, 2021, there were 5,208,236 shares of our common stock outstanding, held by approximately 211 stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of Net Element’s common stock for the periods shown as reported by the Nasdaq CM. Net Element declared no dividends in the periods shown:

	Common Stock Prices (1)
	High	Low
FY 2021 - Quarter Ended
March 31 (through April 19, 2021)	$10.72	$9.72

FY 2020 – Quarter Ended
March 31	$1.94	$1.75
June 30	$10.00	$8.42
September 30	$7.04	$6.54
December 31	$15.17	$13.36

FY 2019 – Quarter Ended
March 31	$6.10	$5.87
June 30	$4.73	$4.43
September 30	$4.79	$4.53
December 31	$3.46	$3.03

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board of Directors of Net Element know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

TRADEMARK NOTICE

“Net Element” and the Net Element logo are unregistered trademarks of Net Element in the United States and other jurisdictions. “Mullen Technologies” and the Mullen logo are unregistered trademarks of Mullen in the United States and other jurisdictions. Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

LEGAL MATTERS

The validity of the shares of Net Element common stock and preferred stock to be issued pursuant to the merger will be passed upon by Snell & Wilmer L.L.P., Los Angeles, California, counsel to Net Element.

EXPERTS

The financial statements of Mullen Automotive, Inc. included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Daszkal Bolton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Net Element, Inc. as of December 31, 2020 and December 31, 2019 appearing in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Daszkal Bolton LLP, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

MISCELLANEOUS

Net Element has supplied all information relating to Net Element and Merger Sub and Mullen has supplied, but Net Element has not independently verified, all of the information relating to Mullen contained in this proxy statement/prospectus, including the information found in the sections entitled “MULLEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and “MULLEN AUTOMOTIVE BUSINESS.”

INDEX TO THE FINANCIAL STATEMENTS

MULLEN TECHNOLOGIES, INC. INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

MULLEN TECHNOLOGIES, INC. INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NET ELEMENT, INC. INDEX TO CONDENSED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Mullen Technologies, Inc.

Brea, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying carve-out consolidated balance sheets of the Mullen-EV component of Mullen Technologies, Inc. (the “Company”) at September 30, 2020 and 2019, and the related carve-out consolidated statements of operations and deficiency in net assets, and cash flows for each of the years in the two-year period ended September 30, 2020, and the related notes (collectively referred to as the carve-out consolidated financial statements). In our opinion, the carve-out consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying carve-out consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the carve-out consolidated financial statements, the Company has sustained net losses, has indebtedness in default, and has liabilities in excess of assets of approximately $42.5 million at September 30, 2020, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The carve-out consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Carve-out Financial Statements

As discussed in Note 1, the Mullen-EV business is a component of Mullen Technologies, Inc. and is not a stand-alone entity. The carve-out consolidated financial statements of the Company reflect the assets, liabilities and expenses directly attributable to the Mullen-EV, as well as allocations deemed reasonable by management, to present the financial position, results of operations and deficiency in net assets, and cash flows of Mullen-EV on a stand-alone basis and do not necessarily reflect the financial position, results of operations, changes in deficiency in net assets and cash flows of Mullen-EV in the future or what they would have been had Mullen-EV been a separate, stand-alone entity during the periods presented.

Change in Accounting Principle

As discussed in Note 3 to the carve-out consolidated financial statements, the Company has changed its method of accounting for leases upon adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), effective October 1, 2019.

Basis for Opinion

These carve-out consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor since 2020. Fort Lauderdale, Florida May 13, 2021

MULLEN TECHNOLOGIES, INC.  AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONSOLIDATED BALANCE SHEETS

	September 30, 2020	September 30, 2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,368	$2,221,824
Materials and supplies	43,083	31,538
Deferred advertising	15,054,000	15,054,000
Other current assets	201,067	191,365
TOTAL CURRENT ASSETS	15,331,518	17,498,727
Property, equipment and leasehold improvements, net	1,541,996	1,973,563
Intangible assets, net	2,622,796	2,350,012
Right-of-use assets	1,729,112	-
Other assets	762,008	1,070,589
TOTAL ASSETS	21,987,430	22,892,891

LIABILITIES AND DEFICIENCY IN NET ASSETS
CURRENT LIABILITIES
Accounts Payable	2,688,176	1,946,961
Accrued expenses and other current liabilities	22,151,589	20,052,858
Lease liabilities, current portion	336,765	-
Notes payable, current portion	33,048,471	20,007,874
TOTAL CURRENT LIABILITIES	58,225,001	42,007,693
Notes payable, net of current portion	283,881	10,260,906
Lease liabilities, net of current portion	1,482,569	-
Other liabilities	4,500,000	4,500,000
TOTAL LIABILITIES	64,491,451	56,768,599
Commitments and Contingencies (Note 15)

DEFICIENCY IN NET ASSETS	(42,504,021)	(33,875,708)
TOTAL LIABILITIES AND DEFICENCY IN NET ASSETS	$21,987,430	$22,892,891

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

AND DEFICIENCY IN NET ASSETS

	For the Year Ending September 30,
	2020	2019
OPERATING EXPENSES
General and administrative	$(10,427,141)	$(11,326,099)
Research and development	(1,667,077)	(873,561)
Total Operating Expenses	(12,094,218)	(12,199,660)
Loss from Operations	(12,094,218)	(12,199,660)

Interest expense	(18,094,234)	(29,170,183)
Gain on extinguishment of indebtedness, net	-	603,549
Loss on disposal of fixed assets	-	(73,061)
Other income (expense), net	10,490	(454)
Net Loss	$(30,177,962)	$(40,839,809)

Deficiency in net assets, beginning of year	(33,875,708)	(9,615,016)

MTI net increase to net assets	8,628,313	24,260,692

Deficiency in net assets, end of year	$(42,504,021)	$(33,875,708)

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2020	2019
Cash Flows Used in Operating Activities
Net Loss	$(30,177,962)	$(40,839,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	725,796	866,771
Impairment charge	93,244	721,360
Loss on disposal of fixed assets	-	73,061
Employee stock compensation	1,037,102	875,765
Issuance of MTI shares for services	2,929,179	3,025,733
Non-cash interest and other operating expenses	2,019,642	792,695
Non-cash lease expense	270,854	-
Amortization of debt discount	16,008,454	28,377,488
Gain on extinguishment of debt	-	(603,549)

Changes in operating assets and liabilities:
Material and supplies	(11,545)	(69,322)
Other current assets	(9,701)	(115,064)
Other assets	215,336	(189,941)
Accounts payable	741,215	995,475
Accrued expenses and other liabilities	2,031,050	2,541,146
Lease liabilities	(244,257)	-
Net cash used in operating activities	(4,371,593)	(3,548,191)

Cash Flows from Investing Activities
Purchase of equipment	(270,501)	7,227
Purchase of intangible assets	(296,511)	(720,920)
Net cash used in investing activities	(567,012)	(713,693)

Cash Flows from Financing Activities
Changes in net parent investment	(4,781,497)	(7,550,985)
Issuance of notes payable	12,118,309	18,371,569
Payment of notes payable	(4,586,663)	(5,103,912)
Net cash provided by financing activities	2,750,149	5,716,672

Increase (decrease) in cash	(2,188,456)	1,454,788
Cash, beginning of year	2,221,824	767,036
Cash, ending of year	$33,368	$2,221,824

Supplemental disclosure of Cash Flow information:
Cash paid for interest	$800,423	$268,413
Supplemental disclosure for non-cash financing activities:
Refinance of existing debt	$43,923,042	$18,961,207
Initial recognition of right-of-use assets and lease liabilities	$1,383,447	$-
Right-of-use assets obtained in exchange for lease liabilities	$680,144	$-
Deferred advertising	$-	$15,054,000
Indebtedness settled via issuance of MTI stock	$38,912,640	$51,936,093

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation

These carve-out financial statements reflect the financial position, statement of operations, deficiency in net assets and cash flows related to the assets and liabilities of (the “Mullen EV Net Assets”) (“Mullen-EV”) which management plans to transfer to Mullen Acquisition Corporation (“Mullen AC” or “the Company”) by its parent company Mullen Technologies, Inc. (“MTI”) in 2021.

As MTI has not historically prepared financial statements for the Mullen EV Net Assets, and Mullen AC did not exist as a legal entity prior to 2021, the carve-out financial statements have been prepared from the financial records of MTI on a carve-out basis. The Carve-out consolidated Statements of Financial Position include all of the Mullen EV Net Assets. The Carve-out consolidated Statements of Operations for each of the years ended September 30, 2020 and 2019 reflect all expenses and activity directly attributable to the Mullen EV Net Assets, and an allocation of MTI’s general and administrative expenses incurred in each of those years, as these expenditures were shared by the Mullen EV Net Assets. In some instances, certain expenses were not allocated as they would have related directly to Mullen-EV. All inter-entity balances and transactions have been eliminated.

The carve-out financial statements of Mullen-EV have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“US GAAP”).

These carve-out financial statements have been prepared based upon the historical cost amounts recorded by MTI. These carve-out financial statements may not be indicative of Mullen-EV financial performance and do not necessarily reflect what its financial position, results of operations, and cash flows would have been had Mullen-EV operated as an independent entity during the years presented.

Organization

The carve-out financial statements consist of the electric vehicle division of MTI, including the MTI asset acquisition of CarHub, Inc., which the Company plans to offer an interactive data management solution for the automotive industry (collectively, Mullen-EV or “the Company”). MTI has two electric vehicles under development which it expects to commercialize and begin delivery of in the second quarter of 2024.

NOTE 2 – LIQUIDITY, CAPITAL RESOURCES, AND GOING CONCERN

The accompanying carve-out financial statements have been prepared on the basis that the Company will continue as a going concern. The Company’s principal sources of liquidity at September 30, 2020 consists of existing cash of approximately $33,000. During the year ended September 30, 2020, the Company consumed $4.37 million of cash for operating activities. Subsequent to September 30, 2020, the Company obtained additional financing in the amount of approximately $4.49 million in unsecured convertible notes.

The Coronavirus (“COVID-19”) continues to impact countries, communities, supply chains and markets, global financial markets, and various industries. To date, COVID-19 has had a material impact on the Company’s strategy in EV product development and the ability to obtain external financing to fund its development activities. The Company cannot predict whether the global pandemic will continue to have a material impact on our future financial condition and results of operations.

The Company has not generated any revenues since inception, and operations have been funded with proceeds from the MTI’s sale and issuance of equity securities and indebtedness. The Company has sustained losses of $30.2 million during the year ended September 30, 2020. The losses are primarily the result of research and development costs associated with the planned commercialization of the Company’s technology, combined with start-up, financing, and general and administrative costs.

Going Concern

As an early-stage development company, Mullen-EV’s ability to access capital is critical. Management plans to raise additional capital through a combination of debt financings, strategic alliances and licensing arrangements.

Due to the conditions described above, management believes that there is substantial doubt about the Company’s ability to continue as a going concern in the foreseeable future. The Company plans to raise additional capital from the sale of equity securities or the incurrence of indebtedness by MTI to allow the Company to continue operations. There can be no assurance that additional financing will be available on acceptable terms, or at all. If MTI cannot raise needed funds, the Company might be forced to curtail or make substantial reductions in its development activities, which would adversely affect the Company’s ability to implement its business plan.

To date, the Company’s existing cash resources and existing borrowing capability is not sufficient to support planned development operations for the next 12 months. As a result, management may need to consider restructuring changes to streamline operations and manage expenses, in addition to debt refinancing and capital plan. Management is seeking merger opportunities to become a public company to gain access to the capital markets for liquidity, funding, and capital needs. See note 17, subsequent events.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions.

Push-Down Accounting

The carve-out financial statements reflect costs and expenses incurred by MTI on behalf of Mullen-EV, including interest costs. As a result, share-based compensation and other equity transactions (such as issuances of warrants and stock conversion rights embedded in issuances of indebtedness) are reflected in these carve-out financial statements. Accordingly, the classification of debt and equity issuances by MTI have been pushed down and reflected with similar classification in these carve-out financial statements. In addition, certain right-of-use assets and related lease liabilities of MTI have been pushed down to Mullen-EV.

Use of Estimates

The preparation of carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the carve-out financial statements and the reported amounts of total expenses in the reporting periods. Estimates are used for, but not limited to, fair value of long-lived assets, fair value of financial instruments, depreciable lives of property and equipment, income taxes, contingencies, and inputs used to value stock-based compensation, valuation of common and preferred stock issued by MTI.

Additionally, the rates of interest on several debt agreements have been imputed where there was no stated interest rate within the original agreement. The imputed interest results in adjustments to the debt amounts reported in our carve-out financial statements prepared under U.S. GAAP. Loan valuations issues can arise when trying to determine the debt attributes, such as discount rate, credit loss factors, liquidity discounts, and pricing.

Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for adjustments about the carrying values of assets and liabilities and the recording of costs and expenses that are not readily apparent from other sources. The actual results the Company experiences may differ materially from these estimates.

Risks and Uncertainties

The Company operates within an industry that is subject to rapid technological change, intense competition, and serves an industry that has significant government regulations. It is subject to significant risks and uncertainties, including competitive, financial, developmental, operational, technological, required knowledge of industry governmental regulations, and other risks associated with an emerging business. Any one or combination of these or other risks could have a substantial influence on the future operations and prospects for commercial success of the Company.

Deferred Advertising

Deferred advertising represents a marketing campaign, financed by a third party, that is carried as an asset on the consolidated balance sheets until used or consumed. At September 30, 2020 and 2019, these deferred advertising charges of $15.1 million are associated with the AirSign advertising contract and the RedRock Outdoor Advertising Display advertising contract.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various advance payments made by the Company for goods or services to be received in the future. These prepaid expenses include insurance, and other contracted services requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated economic useful lives of the assets. Repairs and maintenance expenditures that do not extend the useful lives of related assets are expensed as incurred.

Estimated Useful Lives

Description	Life
Buildings	30 years
Furniture and Equipment	5 years
Computer and Software	1 - 3 years
Machinery and Equipment	5 years
Leasehold Improvements	Shorter of the estimated useful life or the underlying lease term
Vehicles	5 years

Expenditures for major improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Intangible Assets

Intangible assets consist of acquired and developed intellectual property, and website development costs. In accordance with ASC 350, “Intangibles—Goodwill and Other,” goodwill and other intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired. Intangible assets with determinate lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Amortizable intangible assets are generally amortized on a straight-line basis over periods up to 36 months. The costs to periodically renew our intangible assets are expensed as incurred.

Other Assets

Other assets are comprised primarily of Coda electric vehicles, related parts and security deposits related to the Company’s property leases related to the EV business only.

Extinguishment of Liabilities

The Company derecognizes financial liabilities when the Company’s obligations are discharged, cancelled, or expired.

Leases

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, “Leases” (ASU 2016-02). The core principle of ASU 2016-02 is that lessees should recognize on its balance sheet assets and liabilities arising from a lease. In accordance with that principle, ASU 2016-02 requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying leased asset for the lease term. Lessees shall classify all leases as finance or operating leases. The Company adopted ASU 2016-02, on October 1, 2019, which resulted in the recognition of the right-of-use assets and related obligations on its carve-out financial statements.

Accrued Expenses

Accrued expenses are expenses that have been incurred by the Company but not yet paid. They are properly accounted for within current liabilities on the consolidated balance sheets.

General and Administrative Expenses

General and administrative (“G&A”) expenses include all non-production expenses incurred by the Company in any given period. This includes expenses such as professional fees, salaries, rent, repairs and maintenance, utilities and office expense, employee benefits, depreciation and amortization, advertising and marketing, settlements and penalties, taxes, licenses and other. Advertising costs are expensed as incurred and are included in G&A expenses. The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.”

Research and Development Costs

Research and development costs are expensed as incurred, and includes a loss on impairment of $93,244 and $721,360 for the years ended September 30, 2020 and 2019, respectively.

MTI Share-Based Compensation

The Company accounts for is share-based awards issued by MTI in accordance with ASC Subtopic 718-10, “Compensation – Share Compensation”, which requires fair value measurement on the grant date and recognition of compensation expense for all common share of MTI issued to employees, non-employees and directors. The fair value of our non-marketable share has been estimated based on an independent valuation. The MTI common and preferred share valuations have been appraised by an independent financial valuation advisor, based on assumptions management believes to be reasonable. Key assumptions and approaches to value used in estimating fair value, includes economic and industry data; business valuation; prior transactions; option value method and other cost, income and market value approaches. Share-based compensation is accounted for within G&A expenses.

Related Party Transactions

The Company has related party transactions with its directors, officers and principal shareholders. These transactions, which are primarily long-term in nature, include operational loans, convertible debt, and warrants for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Concentrations of Business and Credit Risk

The Company maintains cash balances in several financial institutions that are insured by either the Federal Deposit Insurance Corporation or the National Credit Union Association up to certain federal limitations. At times, the Company’s cash balance exceeds these federal limitations and maintains significant cash on hand at certain of its locations. However, the Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk on these accounts. The amount in excess of insured limitations was $0 and $1,971,824 on September 30, 2020 and 2019, respectively.

Recently Issued and Adopted Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, “Leases” (ASU 2016-02). The core principle of ASU 2016-02 is that lessees should recognize on its balance sheet assets and liabilities arising from a lease. In accordance with that principle, ASU 2016-02 requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying leased asset for the lease term. The standard requires lessees to classify leases as either finance or operating leases. This classification determines whether the related expense is recognized based on asset amortization and interest on the obligation (finance leases) or on a straight-line basis over the term of the lease (operating lease). We recorded a ROU asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. We have elected the practical expedient to not apply these recognition requirements to leases with a term of 12 months or less. Instead, we recognize the lease payments on a straight-line basis over the lease term.

This new accounting guidance was effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-02, on October 1, 2019 which resulted in the initial recognition of $1,383,447 in right-of-use assets and lease liabilities on its consolidated carve-out financial statements. The adoption of the ASUs did not have a material impact on the consolidated statement of operations or the consolidated statement of cash flows.

In January 2017, the FASB issued Accounting Standards Update No. 2017-01 (ASU 2017-01) “Business Combinations (Topic 805): Clarifying the Definition of a Business.” ASU 2017-01 provides guidance to evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. If substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single asset or a group of similar assets, the assets acquired (or disposed of) are not considered a business. The Company adopted ASU 2017-01 on a prospective basis to transactions after October 1, 2018. The acquisition of the controlling interest in CarHub was accounted for as a group of assets which were not considered a business.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) (Topic 350), “Intangibles - Goodwill and Others. ASU 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 is effective for annual periods beginning after December 15, 2019 (October 1, 2020 for the Company) including interim periods within those periods. The Company does not expect the standard to have a material impact on its carve-out financial statements and related disclosures.

In June 2018, the FASB issued Accounting Standards Update No. 2018-07 (ASU 2018-07) ASU No. 2018-07 (Topic 718), “Compensation—Stock Compensation: Improvements to Nonemployee Share- Based Payment Accounting”. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. The new standard will be effective for the Company on October 1, 2020. Adoption of this guidance is not expected to have a material impact on the Company’s financial condition or results of operations.

NOTE 4 –ASSET ACQUISITION

The Company continually evaluates potential acquisitions that strategically fit within the Company’s business strategy. On October 26, 2018, the Company entered into an Asset Agreement with CarHub, Inc. (“CarHub”) pursuant to which the Company purchased 95% of the then issued and outstanding shares of stock of CarHub in exchange for 1,150,000 shares of MTI common stock.

The transaction was valued based on the share consideration paid by MTI for their acquiring interest of the entity. The total consideration paid by MTI was $934,950, which represents 95.83% of the issued and outstanding shares of CarHub. The non-controlling interest was recorded at $40,684. The assets acquired are primarily concentrated within website design and development, or similar group of intangible assets.  Based on the relative fair values within the CarHub balance sheet:

Assets Acquired:
Website design and development	$1,579,660
Intellectual property	71,182
IPR&D	184,903
1,835,745
Less: IPR&D expenses	(184,903)
Net assets acquired	1,650,842

Liabilities Assumed:
Accounts payable and accrued expenses	(134,850)
Other liabilities	(540,358)
Total liabilities assumed	(675,208)

Consideration Paid:
Allocation of MTI interest	975,634
Allocation of NCI	(40,684)
Total purchase price – MTI interest	$934,950

When an acquisition of a group of assets includes intangible assets, those intangible assets are recognized at their relative fair values in accordance with ASC 350-30-25.  The cost allocation of the acquired intangible assets were allocated amongst three primary classes: website design and development, intellectual property, and in process research & development (“IPR&D”). IPR&D is expensed immediately. The net acquisition price of approximately $0.9 million resulted in the value of net assets acquired at $1.65 million and liabilities assumed at $0.67 million.

Management has determined that CarHub will be an integral part of the EV business, since these acquired assets may be integral and influential in developing the future: virtual brand, digital marketing and revenue stream, and value creation. The planned website will incorporate interactive data for consumers and the capacity to make online reservations for electric vehicles, beginning in mid-2021. Future website plans include online vehicle ordering, allowing customers full online vehicle purchase, with trade-in quote, financing and insurance options. The current, acquired technology will be upgraded to be more customer-centric and interactive with such features as online reservations, virtual test drives and other sales/service offerings for electric vehicles. MTI has financed the website design and development since its purchase in 2018. The amortization of this intangible asset will begin when the website is brought into actual use and becomes fully operational.

NOTE 5 – INTANGIBLE ASSETS

For the year ended September 30, 2020 and 2019, the Company incurred website development costs of $296,511 and $720,920, respectively. These costs have been capitalized, as the website is in the development stage, resulting in improved functionality. Amortization of the website will begin when the Mullen EV website is ready for its intended use.

The weighted average useful life of the intellectual property is 3.0 years. Identifiable intangible assets with definite lives are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of three years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

Information regarding our intangible assets from the CarHub acquisition reflects the intellectual property acquired with an amortization life of three years, using the straight-line method.

	September 30, 2020			September 30, 2019
Finite-Lived Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website design and development	$2,597,091	$-	$2,597,091	$2,300,580	$-	$2,300,580
Intellectual property	71,182	(45,477)	25,705	71,182	(21,750)	49,432
Total Finite-Lived Intangible Assets	$2,668,273	$(45,477)	$2,622,796	$2,371,762	$(21,750)	$2,350,012

Total future amortization expense for finite -lived intangible assets was estimated:

Years Ended September 30,	Future Amortization
2021	$23,728
2022	1,977
Total Future Amortization Expense	$25,705

NOTE 6 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Property, equipment, and leasehold improvements, net consists of the following:

	Years Ended September 30
	2020	2019
Building	$807,154	$807,154
Furniture and Equipment	114,879	109,879
Vehicles	45,887	26,431
Computer Hardware and Software	129,967	115,182
Machinery and Equipment	2,615,311	2,617,812
Leasehold Improvements	76,675	76,675
Subtotal	3,789,873	3,753,133
Less: Accumulated depreciation	(2,247,877)	(1,779,570)
Property, Equipment and Leasehold Improvements, Net	$1,541,996	$1,973,563

Depreciation expense related to property, equipment and leasehold improvements for the years ended September 30, 2020 and 2019 was $702,068 and $845,021, respectively.

NOTE 7 – OTHER ASSETS

	Years Ended September 30,
Other Assets	2020	2019
Coda materials	$206,998	$267,377
Prepaids	51,806	269,174
Notes Receivable	79,939	79,469
Show Room Cars	210,483	302,858
Security Deposits	212,782	151,711
Total Other Assets	$762,008	$1,070,589

NOTE 8 – DEBT

Short-term debt comprises a significant component of the Company’s funding needs. Short-term debt is generally defined as debt with principal maturities of one-year or less. Long-term debt is defined as principal maturities of one year or more.

Short and Long-Term Debt

The short-term debt classification primarily is based upon loans due within twelve-months from the balance sheet date, in addition to loans that have matured and remain unpaid. Management plans to renegotiate loans with creditors for favorable terms, such as reduce interest rate, extend maturities, or both. Until negotiations with creditors are resolved, these matured loans remain outstanding and are classified within short-term debt on the balance sheet. Interest and fees on loans are being accounted for within accrued interest. Although the loans were issued by MTI, the loans are secured by substantially all the Company’s assets. Several principal shareholders have provided loans to and hold convertible debt of the Company and are related parties.The following is a summary of the Company debt at September 30, 2020:

Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate			Contractual Maturity
Matured Notes	$4,828,450	$4,828,450	$-	0.00%	-	15.00%	2016	-	2019
Promissory Notes	25,288,063	25,288,063	-	0.00%	-	28.00%	2021	–	2022
Demand Note	500,000	500,000	-			27.00%			2020
Convertible Unsecured Notes	1,867,500	1,867,500	-			20.00%			2021
Real Estate Note	318,384	34,503	283,881			5.00%			2023
Loan Advances	1,931,017	1,931,017	-	0.00%	-	10.00%	2019	–	2020
Less: Debt Discount	(1,401,062)	(1,401,062)	-	NA				NA
Total Debt	$33,332,352	$33,048,471	$283,881	NA				NA

The following is a summary of the Company debt at September 30,2019:

Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate			Contractual Maturity
Matured Notes	$4,604,533	$4,604,533	$-	0.00%	-	15.00%	2016	-	2019
Promissory Notes	52,927,336	14,427,336	38,500,000			10.00%	2020	–	2022
Real Estate Note	351,208	32,824	318,384			5.00%			2023
Loan Advances	1,240,591	1,240,591	-	0.00%	-	10.00%			2019
Less: Debt Discount	(28,854,888)	(297,410)	(28,557,478)	NA			NA
Total Debt	$30,268,780	$20,007,874	$10,260,906	NA			NA

Scheduled Debt Maturities

The following are scheduled debt maturities at September 30, 2020:

Years Ended September 30,
	2020	2021	2022	2023	2024	2025	Thereafter	Total
Total Debt	$33,048,471	$-	$-	$283,881	$-	$-	$-	$33,332,352

Notes and Advances

The Company enters into promissory notes with third parties and officers of the Company to support operations of the Company. Promissory notes are typically for less than three years maturity and carry interest rates from 0% to 28.0%. For many of the notes listed above the scheduled maturity date has passed and the Company is currently in default of the loan. The Company is working with the lenders to remediate the promissory notes that are currently in default. Promissory notes that are in default still accrue interest after the scheduled maturity date. The Company notes that there are no financial covenants associated with the promissory notes, and there are no compliance waivers received from creditors. The Company records imputed interest on promissory notes which are deemed to be below the market interest rate. For the year ended September 30, 2020 and 2019, the Company recorded interest expense of $18,094,234 and $29,170,183, respectively.

In some instances, the Company will issue MTI shares accompanies with the promissory notes, as a result a debt discount is recorded and accreted to interest expense over the term of the promissory note when issued. Debt discount amortization for the year ended September 30, 2020 and 2019, was $16,008,454 and $28,377,488, respectively.

During 2020 and 2019, MTI issued shares of stock to certain creditors in satisfaction of debt payments or in settlement of indebtedness. These agreements essentially exchanged a predetermined amount of stock to settle debt. As of September 30, 2020 and 2019, the carrying amount of indebtedness that was settled via issuance of MTI shares was $38,912,640 and $51,936,093, respectively.

Drawbridge Relationship

During 2019, MTI entered into a series of loan and financing arrangements with Drawbridge Investments, LLC and DBI Leaseback Servicing LLC (“Drawbridge-DBI”), in addition to receiving advances from and issuing other indebtedness to DBI-affiliated entities. During September 2019, MTI entered into a $35 million sale-leaseback-purchase option (“S-LB”) transaction consisting of certain tangible and intangible assets. In connection with the transaction, MTI issued 15 million common shares to Drawbridge-DBI. Due to the existence of the purchase option and the new and existing MTI shares held by Drawbridge-DBI, the transaction did not meet the conditions to be treated as a sale, resulting in the transaction being accounted for as a debt financing. The balance of the S-LB financing obligation on September 30, 2019 was $49,500,000 with a discount of $28,577,478.

During July 2020, Drawbridge-DBI and MTI entered into a settlement agreement (the “Agreement”) to restructure the aggregate obligations owed to Drawbridge-DBI and the other DBI-affiliated entities. In connection with the Agreement, (a) the S-LB obligation in the amount of $49,500,000 was replaced by a new note with a face value of $23,831,554, (b) the other indebtedness and advances from DBI-affiliated entities with a net book value of $9,935,086 were extinguished, and (c) MTI issued 44,866,534 Series B Preferred Shares to Drawbridge-DBI. As a result of the Agreement, the Company recorded the net settlement “gain” in the amount of $15,335,715 as an increase to equity (that is, a decrease in deficiency in net assets) in the balance sheet.

The amounts owed to Drawbridge-DBI is $23,831,554 as of September 30, 2020 and is in default. The amounts owed to other DBI-affiliated entities is $1,082,500 at September 30, 2020. The 2020 Drawbridge loan is currently recognized within the current portion of debt on the balance sheet.

SBA Loans

On April 14, 2020, the Company entered into a promissory note (the “Note”) evidencing an unsecured loan (the “Loan”) in the amount of $885,426 made to the Company under the Paycheck Protection Program (the “PPP”). The Note matures on April 14, 2022 and bears interest at a rate of 1% per annum. Pursuant to the terms of the Coronavirus, Aid, Relief and Economic Security Act (“CARES Act”) and the PPP, the Company applied to the Lender for forgiveness for the amount due on the Loan. The amount eligible for forgiveness is based on the amount of Loan proceeds used by the Company (during the eight-week period after the Lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP. Subsequent to September 30, 2020, the U.S. Small Business Administration (“SBA”) approved the loan forgiveness amount of $875,426 in principal and $5,155 in interest on November 20, 2020.

In June 2020, the Company entered into a promissory note (the "Note") in the amount of $10,000 made to the Company by the SBA under the Economic Injury Disaster Loan (“EIDL”) program. Monthly installment payments on the Note will begin twelve months from the date of the Note, with the balance of any accrued principal and interest at 3.75% annually, payable thirty years from the date of the Note. The Company applied to the Lender for loan forgiveness, which was approved for the full amount on February 18, 2021.

Convertible Notes

On August 26, 2020 and September 25, 2020, MTI issued convertible notes with a face amount of $1,867,500. The notes bear interest at 20%, which will mature on August 26, 2021 and September 25, 2021, and are convertible into common shares of MTI. Because the market price for MTI common stock on the date of the note exceeded the note’s conversion price of $1.00 per share, a beneficial conversion feature in the amount of $1,061,359 was recorded as a discount on the note. The discount is being amortized as additional interest over the life of the note. On September 30, 2020, the unamortized discount is $1,005,517.

The Company evaluated the conversion features embedded in the two notes payable described above for derivative accounting in accordance with ASC 815-40, Derivatives and Hedging embedded in the modified notes payable for derivative accounting in accordance with the criteria for classification in equity.

NOTE 9 – FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

Non-financial assets, such as property, equipment and leasehold improvements is required to be measured at fair value only when acquired or when an impairment loss is recognized. See “Note 6 - Property, Equipment and Leasehold Improvements, Net” for further information on impairment of fixed assets.

Financial instruments for which carrying value approximates fair value

Certain financial instruments that are not carried at fair value on the consolidated balance sheets are carried at amounts that approximate fair value, due to their short-term nature and credit risk. These instruments include cash and cash equivalents, accounts payable, accrued liabilities, and debt. We believe that the carrying value of term debt approximates fair value due to the variable rates associated with these obligations. Accounts payable are short-term in nature and generally terms are due upon receipt or within 30 to 90 days.

NOTE 10 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	Years Ended September 30,
Accrued Expenses and Other Liabilities	2020	2019
Accrued expense - other	$15,633,812	$15,911,258
Accrued payroll	3,771,874	2,566,039
Interest payable	2,358,273	1,138,929
Liability for future issuance of stock	387,630	436,632
Total	$22,151,589	$20,052,858

Accrued expenses – other includes the $13 million AirSign advertising contract and $1.5 million RedRock Outdoor Advertising, Inc. contract as of September 30, 2020 and 2019. The Company entered into these agreements to promote its electric vehicle capabilities with various national sporting events and within the New York market. In 2021, the Company received a release of liability from AirSign, Inc. and RedRock Outdoor Advertising, Inc. Both liabilities, along with the associated deferred advertising, were derecognized subsequent to September 30, 2020. See Subsequent Events, Note 17.

Accrued payroll represents salaries and benefits that are owed to employees.  More importantly, the payroll tax liabilities are reported within this account.  Delinquent IRS and state tax liabilities on September 30, 2020 and 2019, are $3,987,596 and $2,232,815, respectively. These tax liabilities have priority liens over MTI assets due to nonpayment of tax debt.  The lien protects the government’s interest in all MTI property, including real estate, personal property and financial assets.  Refer to Note 15, Contingencies and Claims.

NOTE 11 – GENERAL & ADMINISTRATIVE EXPENSES

	Years Ended September 30,
General & Administrative	2020	2019
Professional Fees	$5,260,142	$4,832,224
Salaries	2,437,934	2,544,138
Depreciation and amortization	725,796	866,771
Lease	905,231	913,127
Settlements and penalties	219,655	69,572
Employee benefits	216,349	136,482
Utilities and office expense	213,361	200,396
Advertising and promotions	156,241	1,504,863
Taxes and licenses	67,607	28,836
Repairs and maintenance	55,050	89,966
Other	169,775	139,724
Total	$10,427,141	$11,326,099

Within professional fees is MTI shares for services, which is the issuance of MTI shares for services rendered to consultants and professional service firms. The expense is recorded at fair value of MTI shares issued. For the year ended September 30, 2020 and 2019, the Company recorded $2,929,179 and $3,025,733, respectively. Salaries expense includes Chairman of the Board, CEO and President David Michery also receives annual equity compensation of 1,000,000 MTI shares, or $2,500,000 each year.

NOTE 12 – MTI WARRANTS

	MTI shares	Weighted Average Exercise Price
Warrants outstanding at September 30, 2019	1,250,000	$5.00
Warrants exercised	-	$-
Warrants granted	5,698,341	$0.69
Warrants expired	-	$-
Warrants outstanding at September 30, 2020	6,948,341	$1.47

2020 Warrants

In August and September 2020, MTI issued warrants to purchase an aggregate of 5,698,341 shares of its common stock at an exercise price of $0.6877 in connection with the issuance of convertible notes. The warrants are exercisable for a period commencing upon issuance of the notes and ending 12 months after issuance of the financing. The estimated fair value of the warrants issued is $2,470,372 using the Black-Scholes option valuation model. The allocation of the fair value of these warrants was included as a contra debt account on the consolidated balance sheet and accreted to interest expense over the scheduled maturity dates of the various promissory notes.

NOTE 13 – MTI SHARE- BASED COMPENSATION

MTI has a share incentive plan as part of its annual discretionary share-based compensation programs. The plan includes consultants and employees, including directors and officers. For employees, they are notified of company share incentives during the onboarding process. The employee’s offer letter briefly describes the plan. Subject to the approval of MTI’s Board of Directors or its Compensation Committee and following the adoption by the Company of an equity incentive plan, employees are issued a specified number of shares of the MTI Common Shares. Employees are vested in 100% of the MTI shares after 12 months of continuous service. Additional MTI shares may be issued to employees over the next two years at anniversary date. Any disruption or separation from the Company results in the forfeiture of common shares. The total expense recognized for share awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period.

Consulting agreements or MTI shares for services are determined by the number of MTI shares granted within the individual contracts, as well as the services provided by the consultant. The MTI shares specified within the individual agreements are negotiated and approved by the Company’s Chief Executive Officer. The consultant earns the MTI shares over the service period. The MTI shares are accounted for as professional fees within G&A expenses. Employee share issuances are part of Salaries expense. The expense recognized for share awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period.

	Years Ended September 30,
Composition of Stock-Based compensation expense	2020	2019
Employee MTI share issuance	$1,037,102	$875,765
MTI shares for services	2,929,179	3,025,733
MTI Share-Based compensation expense	$3,966,281	$3.901.498

NOTE 14 – LEASES

MTI has entered into various operating lease agreements for certain of its offices, manufacturing and warehouse facilities, and corporate jet. The Company has implemented the provisions of ASC 842, on October 1, 2019. Operating leases are included in right-of-use assets, and current and noncurrent portion of lease liability, as appropriate. These right-of-use assets also includes any lease payments made and initial direct costs incurred at lease commencement and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements which require payments for both lease and non-lease components and has elected to account for these as a single lease component. Certain leases provide for annual increases to lease payment based on an index or rate. The Company calculates the present value of future lease payments based on the index or at the lease commencement date for new leases.

The table below presents information regarding the Company’s lease assets and liabilities.

Year Ended September 30, 2020

Assets:
Operating lease right-of-use assets	$1,729,112

Liabilities:
Operating lease liability current	$(336,765)
Operating lease liability non-current	(1,482,569)
Total lease liabilities	$(1,819,334)

Weighted average remaining lease terms:
Operating leases (in years)	4.51

Weighted average discount rate:
Operating leases	28%

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating lease	$1,096,054

Operating Lease Commitments

Our leases primarily consist of land, land and building, or equipment leases. Our lease obligations are based upon contractual minimum rates. Most leases provide that we pay taxes, maintenance, insurance and operating expenses applicable to the premises. The initial term for most real property leases is typically 1 to 3 years, with renewal options of 1 to 5 years, and may include rent escalation clauses. For financing obligations, a portion of the periodic lease payments is recognized as interest expense and the remainder reduces the obligations. For operating leases, rent is recognized on a straight-line basis over the lease term, including scheduled rent increases and rent holidays. The Company’s net lease expense for the years ended September 30, 2020 and 2019 was $905,231 and $913,127, respectively. Netted in the Company’s lease expense is sublease income of $81,993 and $135,085, respectively.

The following table reflects maturities of operating lease liabilities at September 30, 2020:

Years ending
September 30,
2021	$805,789
2022	671,290
2023	540,716
2024	552,921
2025	532,017
Thereafter	218,986
Total lease payments	$3,321,719
Less: Imputed Interest	(1,502,385)
Present value of lease liabilities	$1,819,334

NOTE 15 – CONTINGENCIES AND CLAIMS

ASC 450 governs the disclosure and recognition of loss contingencies, including potential losses from litigation, regulatory, tax and other matters. The accounting standard defines a “loss contingency” as “an existing condition, situation, or set of circumstances involving uncertainty as to possible loss to an entity that will ultimately be resolved when one or more future events occur or fail to occur.” ASC 450 requires accrual for a loss contingency when it is “probable that one or more future events will occur confirming the fact of loss” and “the amount of the loss can be reasonably estimated.”

From time to time the Company is subject to asserted and actual claims and lawsuits arising in the ordinary course of business. The Company reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. The Company establishes accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and it discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for the Company’s consolidated carve-out financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, the Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.

International Business Machines (“IBM”)

The Company has recorded a $4.5 million liability attributed to a lawsuit with IBM, in which IBM has contended the Company has not fulfilled its obligations pursuant to a contract entered into during 2017. On April 28, 2020, the Supreme Court of the State of New York granted summary judgment in favor of IBM’s claim for breach of contract. The Court, however, found that a trial (inquest) was required to determine the damages to which IBM is entitled.  The Company has proposed an offer in settlement to resolve the matter, with the parties proceeding under the Joint Development and Technology License Agreement and all rights restored to Mullen under the Trademark License Agreement.

Federal and State Tax Liabilities

The Company has recorded a $3.9 million liability on September 30, 2020 ($2.2 million at September 30, 2019), owed to the Internal Revenue Service (“IRS”) and the Employment Development Department of California (“EDD”) for failing to remit payroll taxes associated with MTI and the Company’s employees. The IRS has filed a lien on substantially all of the Company’s assets. The EDD intends to file a lien on the outstanding liability pursuant to an installment agreement, see Subsequent Events, Note 17.

Raymond James and Associates (“RJA”) – Investment Banking Services Agreement

On May 5, 2020, the Company entered into an agreement with Raymond James & Associates for public offering and placement agent services. The agreement called for the Company to pay a cash retainer of $50,000, which remains unpaid. Upon the closing of any public offering, regardless of whether RJA procured the agreement regarding the offering, the Company is obligated to pay a financing fee of equal to the greater of a) 6.0% of aggregate gross proceeds and b) $3,000,000.

Linghang Boao Group, LTD

In November 2019, the Company entered into a three-year Strategic Cooperation Agreement (“SCA”) with Linghang Boao Group LTD to co-develop a Solid- State Battery Management system with a 480 - 720-mile Driving Range. The Company’s total financial commitment under the SCA is $2,196,000. On December 3, 2019, the Company paid the first installment of $390,000. The remaining installments are payable upon the earlier of certain dates or the achievement of defined milestones.

The contractual target dates and milestones have been severely disrupted due to the occurrence COVID-19. As a result, Company management believes the COVID-19 pandemic represents a Force Majeure event (that is, the pandemic has impacted the Company’s and Linghang Boao Group LTD’s ability to meet their respective contractual obligations due to restriction in movement, stoppage of production, increase in costs due to scarcity of raw materials components, labor shortages, shortage of funds, disruption in the supply chains, U.S. governmental closures of ports/borders and travel restrictions). Based on the foregoing, there is no breach of contract due to failure of performance by MTI. Unfortunately, the Company has incurred a loss of $390,000 due to contract nonperformance and force majeure. There are no accrued liabilities recorded for any remaining milestone payments at September 30, 2020.

NOTE 16 – RELATED PARTY TRANSACTIONS

At September 30, 2020 and 2019, respectively, the Drawbridge Investments, LLC relationship comprised various loans and advances, common shares, and preferred shares.

The Drawbridge loans are currently within default. The Common and Preferred Shares reflect shares issued by MTI.

Drawbridge Related Transactions		September 30,
(Cumulative)	2020			2019
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$24,106,554	-	$-	$49,500,000	-	$-
Common Shares	-	17,705,000	14,730,560	-	31,750,000	26,416,000
Preferred Shares - Series A		30,000	2,496,000		25,000	2,080,000
Preferred Shares - Series B	-	44,866,534	31,367,945	-	-	-
Total Related Party Transactions	$24,106,554	62,601,534	$48,594,505	$49,500,000	31,775,000	$28,496,000

*Shares are MTI common and preferred shares.

At September 30, 2020 and 2019, the Drohan relationship comprised three (3) loans, common shares, and preferred shares.

The Drohan loans are accounted within short-term debt since they are in default.

Drohan Related Transactions		September 30,
(Cumulative)	2020			2019
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$1,323,000	-	$-	$1,343,000	-	$-
Common Shares	-	11,202,300	9,320,314	-	11,202,300	9,320,314
Preferred Shares - Series A	-	211,000	17,555,200	-	211,000	17,555,200
Total Related Party Transactions	$1,323,000	11,413,300	$26,875,514	$1,343,000	11,413,300	$26,875,514
*Shares are MTI common and preferred shares.

At September 30, 2020 and 2019, the Baker relationship comprised various loans, advances, and common shares.

The loans are accounted within short term debt since they are in default.

Baker Related Transactions		September 30,
(Cumulative)	2020			2019
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$2,717,804	-	$-	$2,717,804	-	$-
Common Shares	-	1,000,000	832,000	-	1,000,000	832,000
Total Related Party Transactions	$2,717,804	1,000,000	$832,000	$2,717,804	1,000,000	$832,000

*Shares are MTI common and preferred shares.

Chief Executive Officer Loans

From time to time, David Michery provides loans to the Company. The outstanding balances for these loans at September 30, 2020 and 2019 are $172,791 and $367,791, respectively.

NOTE 17 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 13, 2021, which is the date the carve-out financial statements were issued. The Company has determined that there were no subsequent events which required recognition, adjustment to or disclosure in the carve-out financial statements except as below and except as discussed below.

Net Element Reverse Merger & Amendment

On August 4, 2020, Net Element, Inc. (“Net Element”) and MTI announced the execution of a definitive agreement to a stock-for-stock reverse merger. In which MTI stockholders will receive a majority of the outstanding stock in the post -merger company. Under the terms of the agreement, Net Element’s wholly owned, newly formed subsidiary will acquire all the outstanding shares of Mullen.  Upon completion of the merger, Net Element shareholders will own 15% and Mullen shareholders will own 85% of the issued and outstanding shares of the combined Company.  Net Element has the right to acquire up to an additional 6.7% of the combined Company depending on the amount of loans from Net Element to Mullen prior to closing.

On December 29, 2020, Net Element entered into the First Amendment to the Agreement and Plan of Merger dated as of August 4, 2020. The basic provisions state the Form S-4 Registration statement if the document is not filed with SEC on or prior January 15, 2021, then MTI agrees to pay the sum of $13,333 per day until the registration is filed with the SEC. Additionally, the merger Outside Date is extended until April 30, 2021. Since then, the Merger Effective time has been extended to August 31, 2021 in a subsequent amendment.

Mullen Technologies Inc. Related Agreements

Mullen Technologies, Inc. (“MTI”) and Net Element have settled upon a plan for the completion of the reverse merger and divestiture of certain businesses. These proposed plans are documented within several agreements:

●

Master Distribution Agreement – The agreement addresses the steps as to the legal separation of the two divisions of MTI: Electric Vehicles and Automotive. The purpose of the separation is to allow the Mullen -EV to become a stand-alone, independent public traded company. The Automotive Division will remain a private company.

●	Separation Agreement – The agreement addresses and governs how the assets, liabilities, and equity of the EV business and Automotive business will be separated into two distinct businesses.
●

Contribution and Spin-Off Agreement – The agreement governs how the contribution and spin-off of the two MTI divisions will occur. Each division will be responsible for its own legal, accounting, service providers and advisors.

●	Transition Services Agreement – This agreement governs how to facilitate and provide for an orderly transition in connection with the contribution and spin-off of the two divisions.
●

Tax Sharing Agreement – This agreement governs the payment of tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

Prior to consummation of the Separation and the Distribution, MTI will be the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code that includes Automotive.

GEM Equity Line Financing

On January 4, 2021, MTI entered into an $350,000,000 equity line financing agreement with GEM Global Yield LLC (“Purchaser”) and GEM Yield Bahamas Limited (“GEM”). MTI plans to issue and sell common shares to GEM up to the number of common shares having an aggregate value of $350,000,000. The Purchaser will buy MTI shares based on the operational needs and/or drawdowns of the Company. If the aggregate limit has been reached, the Purchaser will increase the aggregate limit in an amount up to $150,000,000. The commitment fee, equal to 2% of the Aggregate Limit, will be charged for each draw-down. The fee may be paid in cash or freely tradeable MTI common shares of the Company. The commitment begins when the Company effects the public listing of MTI common stock for trading on a U.S. national securities exchange. The agreement matures in 36 months after the public listing of MTI common shares.

Convertible Debt Issuances and Warrants

The Company received loan financing through MTI entering into five, executed Securities Purchase Agreements (“SPA”). The first SPA is up to $3,000,000 of unsecured, convertible notes with 15% interest and a maturity of one year, along with warrants to acquire up to an aggregate of 13,087,100 warrant shares. The date of issuance is October 12, 2020. The notes are issued in $660,000 monthly increments, with an original issue discount of 10%. The associated warrants for each convertible debt issuance are 2,617,420 each month. The conversion price is $0.6877 per common share and expire five years from the date of issuance.

The second SPA is up to $150,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 654,355 warrant shares. The date of issuance is October 12, 2020. The notes are issued in $33,000 monthly increments, with an original issue discount of 10%. The associated warrants for each convertible debt issuance are 130,871 each month. The conversion price is $0.6877 per common share and expire five years from the date of issuance.

The third SPA is up to $125,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 545,300 warrant shares. The date of issuance is October 12, 2020. The notes are issued in $27,500 monthly increments, with an original issue discount of 10%. The associated warrants for each convertible debt issuance are 109,060 each month. The warrants have an exercise price of $0.6877 per common share and expire five years from the date of issuance.

The fourth SPA is up to $165,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 545,296 common shares. The note is dated December 15, 2020. Interest payments are quarterly, beginning March 31, 2021. Note is convertible into fully paid and non-assessable shares of Mullen common stock. The conversion price is $0.6877 per common share. The conversion is at the option of the holder, and the note can be converted at any time. The conversion is based upon the following formula: conversion amount/conversion price. If interest payments are not made, then the interest rate shall automatically increase to 20%. Loan will be in default. The convertible debt maturity date is December 15, 2021. The warrants expire on December 15, 2025.

The fifth SPA is up to $165,000 in 15% convertible, unsecured notes that matures in one year, along with warrants to acquire up to an aggregate of 545,296 common shares. The note is dated December 15, 2020. Interest payments are quarterly, beginning March 31, 2021. Note is convertible into fully paid and non-assessable shares of Mullen common stock. The conversion price is $0.6877 per common share. The conversion is at the option of the holder, and the note can be converted at any time. The conversion is based upon the following formula: conversion amount/conversion price. If interest payments are not made, then the interest rate shall automatically increase to 20%. Loan will be in default. The convertible debt maturity date is December 15, 2021. The warrants expire on December 15, 2025.

On January 7, 2021, the Company received loan financing through MTI entering into three, unsecured convertible note agreements. Each convertible note is issued at OID of 10%; interest rate of 15% and a maturity date of one year. The first convertible note is $660,000 is an unsecured financial instrument with detached warrants to acquire up to 2,617,420 MTI common shares. The second convertible note is $33,0000 is an unsecured financial instrument with detached warrants to acquire up to 130,871 MTI common shares. The third convertible note is $27,500 is an unsecured financial instrument with detached warrants to acquire up to 109,060 MTI common shares. The warrant conversion price is $0.6877 per common share and expire five years from the date of issuance.

On March 10, 2021, the Company received loan financing through MTI entering into three, unsecured convertible note agreements. Each convertible note is issued at OID of 10%; interest rate of 15% and a maturity date of one year. The first convertible note is $660,000 is an unsecured financial instrument with detached warrants to acquire up to 2,617,420 MTI common shares. The second convertible note is $33,0000 is an unsecured financial instrument with detached warrants to acquire up to 130,871 MTI common shares. The third convertible note is $27,500 is an unsecured financial instrument with detached warrants to acquire up to 109,060 MTI common shares. The warrant conversion price is $0.6877 per common share and expire five years from the date of issuance.

Regulation D Offering – Cambria Capital, LLC

On January 4, 2021 and amended on January 8, 2021, MTI entered into a placement agent agreement with Cambria Capital, LLC (“Cambria”), an SEC registered broker-dealer that is a FINRA member and SIPC member. Cambria will receive at closing (i) a cash placement fee of 6% of proceeds raised at closing from investors that have been introduced to MTI, and (ii) five-year warrants to purchase 6% of the common shares issuable under convertible notes sold in the offering to investors introduced by the firm. To date, Cambria raised $525,000 ($172,500 net of OID of 10%) for the issuance of 1-year convertible notes of MTI at a placement agent cost of $31,500 plus warrants to purchase 26,174 shares of MTI.

Cambria submitted 4 investors to MTI. The investments are unsecured convertible notes with an original issue discount of 10%.

●	Two $192,5000 convertible notes issued at 10% original issue discount
●	$110,000 convertible note issued at 10% original issue discount
●	$82,500 convertible note issued at 10% original issue discount

The notes are convertible into fully paid and non-assessable shares of MTI common stock. The associated warrants have an exercise price of $0.6877 per common share. The conversion is at the option of the holder, and the note can be converted at any time. Maturity date is one year. The associated warrants expire on January 7, 2026.

The table below reflects the note issuances subsequent to September 30, 2020.

Date of Issuance	Convertible Note ($)	Interest Rate	Maturity Date	Warrants (#)	Expiration Date	Exercise Price
10/12/2020	$660,000	15%	10/12/2021	2,617,420	10/12/2025	$0.6877
10/12/2020	33,000	15%	10/12/2021	130,871	10/12/2025	$0.6877
10/12/2020	27,500	15%	10/12/2021	109,060	10/12/2025	$0.6877
11/9/2020	660,000	15%	11/9/2021	2,617,420	11/9/2025	$0.6877
11/9/2020	33,000	15%	11/9/2021	130,871	11/9/2025	$0.6877
11/9/2020	27,500	15%	11/9/2021	109,060	11/9/2025	$0.6877
12/7/2020	660,000	15%	12/7/2021	2,617,420	12/7/2025	$0.6877
12/7/2020	33,000	15%	12/7/2021	130,871	12/7/2025	$0.6877
12/7/2020	27,500	15%	12/7/2021	109,060	12/7/2025	$0.6877
12/15/2020	157,500	15%	12/15/2021	545,296	12/15/2025	$0.6877
12/15/2020	157,500	15%	12/15/2021	545,296	12/15/2025	$0.6877
1/7/2021	660,000	15%	1/7/2022	2,617,420	1/7/2026	$0.6877
1/7/2021	33,000	15%	1/7/2022	130,871	1/7/2026	$0.6877
1/7/2021	27,500	15%	1/7/2022	109,060	1/7/2026	$0.6877
1/7/2021	-	-	-	26,174*	1/7/2026	$0.6877
1/7/2021	192,500	15%	1/7/2022	763,414	1/7/2026	$0.6877
1/7/2021	82,500	15%	1/7/2022	327,178	1/7/2026	$0.6877
1/7/2021	192,500	15%	1/7/2022	763,414	1/7/2026	$0.6877
1/7/2021	110,000	15%	1/7/2022	436,237	1/7/2026	$0.6877
3/10/2021	660,000	15%	3/10/2022	2,617,420	3/10/2026	$0.6877
3/10/2021	33,000	15%	3/10/2022	130,871	3/10/2026	$0.6877
3/10/2021	27,500	15%	3/10/2022	109,060	3/10/2026	$0.6877
Total	$4,495,000	-	-	17,693,764	-	-

* As part of placement agent, Cambria received five-year warrants to purchase 6% of the MTI common shares issuable under convertible notes sold in the Regulation D offering to investors introduced by the firm.

Debt Financing

Pursuant to the Net Element Definitive Merger Agreement, the Company will receive $9.5 million, less loan advances, in debt financing upon completion of the merger with Net Element. On August 11, 2020, the Company issued a $500,000 demand note with an interest rate of 14%. The note is in default, and the interest rate is now 27%. The completion of the merger is subject to shareholder and NASDAQ approval, as well as other conditions referenced in the merger agreement. The merger agreement was executed on August 5, 2020, subsequently amended on December 29, 2020, March 30, 2021 and amended and restated on May 14, 2021 and on July 20, 2021.

Release Liability Claims

On January 29, 2021, the Company received an executed release liability claim from RedRock Outdoor Advertising, Inc. (“RedRock”). Mullen entered into an agreement with RedRock for $1.5 million in advertising services. With the executed release liability claim, the liability and associated deferred charge was derecognized on that date.

On January 26, 2021, the Company received an executed release liability claim from AirSign, Inc. (“AirSign”). Mullen entered into an agreement with AirSign for $13 million in advertising services. With the executed release liability claim, the liability and associated deferred charge was derecognized on that date.

Electric Vehicle Plans – Battery Management System

Subsequent to September 30, 2020, MTI management notified Linghang Boao Group of its decision to invoke the force majeure provision of the Strategic Cooperation Agreement due to the inability of the parties to perform caused by the global Pandemic.

On February 23, 2021, Mullen Technologies, Inc and NexTech Batteries, Inc signed a non-binding Memorandum of Understanding (“MOU”) to provide advanced batteries in the field of electric vehicles (“EV”). The MOU outlines how both parties intend to collaborate and exchange best practices; develop a supply chain of lithium batteries; and allocate duties and responsibilities in their respective fields of expertise. Parties intend to collaborate in the field of lithium batteries and solid-state batteries for EVs.

Lease Agreement and Letter of Intent to purchase Manufacturing Plant in Robinsonville (Tunica County), MS

On March 9 2021, MTI entered into an agreement with Saleen Motors International LLC to purchase 127,400 SF manufacturing plant on 100 acres located at One Greentech Drive, Robinsonville (Tunica County), MS. The purchase price is $12,000,000. On April 27, 2021, MTI entered into a lease agreement to lease the aforementioned property from May 1, 2021 through July 31, 2021 for $50,000 per month with the first three months being prepaid by May 3. The lease agreement will terminate on the earlier of the (a) closing of the purchase of the property, or (b) MTI’s termination of the lease. MTI has deposited $240,000 into escrow for the asset purchase. Consummation of the purchase is contingent upon completion of satisfactory inspection, review of environmental report, etc. Furnitures, fixtures, equipment and other assets are included as part of the purchase. All lease payments made by MTI will be credited against the purchase price upon closing.

Leasing Interest – Manufacturing Plant in Memphis, TN

On March 8, 2021, the Company entered into a license agreement to lease property located at 8400 Winchester Road in Memphis, TN. The license agreement term is six months. The license fee is $817,274 to be paid 50% at execution and the remaining 50% on or before June 30, 2021. Full license execution is targeted to occur on or before May 15, 2021. The former Nike Distribution Center is located at 8400 Winchester Road in Memphis, TN. The expected lease term is 193 months with an initial base rent of $3.41 per sf. With tenant improvements, the base rent is $4.50/sf or $3,677,733. Annual escalations are 2.25%. MTI will have one five-year renewal option at an ongoing 2.25% annual escalation above the prevailing rent rate.

Agreement with EDD

On April 28, 2021, MTI has entered into an installment agreement with the EDD to pay $10,000 per month related to unpaid state payroll tax liabilities (see Note 15) of $429,637.32 plus accrued interest. Payments will begin on May 17, 2021 and will continue until paid in full.

Show Car Development

In December 2020, the Company entered into an agreement with Thurner, Inc. to design and develop two show electric vehicles. The planned finalization is expected to occur in 2021. The total cost for Phase 1 is $483,254.

In December 2020, MTI entered into a $1,652,608 Statement of Work with Phiaro, Inc. for its show car development. The program start began in January 2021. The initial show car development is the MX-05, which is a mid-size electric SUV. The contract is based on progress payments, which are as follows:

●	Program Start January 15, 2021 $500,000
●	MX-05 Exterior May 31, 2021 $500,000
●	MX-05 Dry Fit July 20,2021 $500,000
●	MX-05 Completion September 1, 2021 $152,608

COVID-19 and Loan Forgiveness

The COVID-19 outbreak has developed rapidly in 2020, with a significant number of infections. Measures taken by various governments to contain the virus have affected economic activity and the Mullen’s business in various ways. Governments in the countries in which we operate have also announced the implementation of government assistance measures which may mitigate the impact of the COVID-19 outbreak on our results and liquidity.

On April 22, 2020, the Company received loan proceeds in the amount of approximately $885,426 under the PPP. The PPP, established as part of the CARES Act, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after 24 weeks if Mullen uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period.

On November 20, 2020, Mullen management received a loan forgiveness notice for the $875,426 note and interest of $5,155. The $10,000 unforgiven portion of the PPP loan is payable over 18 months.

On June 4, 2020, the Company received loan proceeds in the amount of $10,000 under the EIDL. This SBA loan program is designed to provide economic relief to businesses that are currently experiencing a temporary loss of revenue. On February 18, 2021, Mullen received a loan forgiveness notice from ExWorks Capital, LLC. The lender received an SBA payment of $10,082.22, which represents forgiveness of the EIDL $10,000 loan. Since Mullen had paid $1,788.46 in payments on the loan, this amount was returned to the Company via wire transfer.

The reduction of economic activity also disrupted some contractual obligations due to work stoppage requirements. Some employees chose the option to work from home rather than come to the office. As a result, there were some reductions in employee productivity, employee layoffs, and employee salaries.

Depending on the duration of the COVID-19 crisis and continued negative impact on economic activity, the company may experience further negative results, liquidity restraints and incur additional impairments on its assets in 2020. The exact impact on our activities in the remainder of 2020 and thereafter cannot be predicted. We also refer to Note 2, Liquidity, Capital Resources, and Going Concern and Going Concern Memorandum for additional details.

Equity Financing

On May 7, 2021, MTI executed an agreement with the Acuitas Group, who plans to purchase shares of the Company’s Series C Preferred Stock at a price of $0.6877 per share ($20,000,000 in the aggregate).  The terms of the Series C Preferred Stock are set forth in the Amended and Restated Articles of Incorporation.  The Company also agreed to issue Warrants to purchase three (3) shares of Common Stock for every share purchased.  Each Warrant shall have an exercise price equal to $0.6877 per share of Common Stock, and expires five years after issuance.

Convertible Debt to Equity Conversion

On May 7, 2021, MTI executed an exchange agreement with existing investors who hold $6,362,500 in convertible debt.  The Company and the investors agreed to exchange the convertible debt for shares of the Company’s Series C Preferred Stock, par value $0.001 per share.   The Company agreed to issue Warrants to purchase shares of Common Stock.  The aggregate number of warrants to be issued to these investors total 1,866,655, which expire in five years after issuance.  The right to additional purchases of preferred stock expires 12 months from the merger close date between Net Element and MTI.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	September 30, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$852,308	$33,368
Materials and supplies	43,083	43,083
Deferred advertising	-	15,054,000
Other current assets	77,376	201,067
TOTAL CURRENT ASSETS	972,767	15,331,518
Property, equipment and leasehold improvements, net	1,391,347	1,541,996
Intangible assets, net	2,652,182	2,622,796
Right-of-use assets, net	2,586,048	1,729,112
Other assets	920,609	762,008
TOTAL ASSETS	8,522,953	21,987,430

LIABILITIES AND DEFICIENCY IN NET ASSETS
CURRENT LIABILITIES
Accounts payable	3,352,269	2,688,176
Accrued expenses and other current liabilities	12,721,549	22,151,589
Lease liabilities, current portion	526,925	336,765
Notes payable, current portion	34,580,262	33,048,471
TOTAL CURRENT LIABILITIES	51,181,005	58,225,001
Notes payable, net of current portion	266,411	283,881
Lease liabilities, net of current portion	2,162,146	1,482,569
Other liabilities	4,500,000	4,500,000
TOTAL LIABILITIES	58,109,562	64,491,451
Commitments and Contingencies (Note 14)

DEFICIENCY IN NET ASSETS	(49,586,609)	(42,504,021)
TOTAL LIABILITIES AND DEFICENCY IN NET ASSETS	$8,522,953	$21,987,430

See notes to the unaudited condensed consolidated financial statements.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND DEFICIENCY IN NET ASSETS

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020

OPERATING EXPENSES
General and administrative	$(4,676,740)	$(1,760,885)	$(7,629,418)	$(4,323,900)
Research and development	(538,271)	(2,000)	(1,056,294)	(26,563)
Total Operating Expense	(5,215,011)	(1,762,885)	(8,685,712)	(4,350,463)

Loss from Operations	(5,215,011)	(1,762,885)	(8,685,712)	(4,350,463)
Interest expense	(4,092,759)	(5,677,689)	(6,499,089)	(9,970,915)
Gain on extinguishment of indebtedness, net	10,000	-	890,581	-
Loss on disposal of fixed assets	-	-	-	(5,679)
Net Loss	(9,297,770)	(7,440,574)	(14,294,220)	(14,327,057)

Deficiency in net assets, beginning of period			(42,504,021)	(33,875,708)
MTI net increases in net assets			7,082,588	14,555,626
Deficiency in net assets, end of period			$(49,586,609)	$(48,431,334)

See notes to the unaudited condensed consolidated financial statements.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities
Net Loss	$(14,294,220)	$(14,327,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	223,331	321,894
Impairment charge	-	24,563
Loss on disposal of fixed assets	-	5,679
Employee stock compensation	932,872	554,227
Issuance of MTI shares for services	1,291,129	586,233
Non-cash lease expense	272,067	111,713
Amortization of debt discount	1,405,450	9,470,729
Gain on extinguishment of debt	(890,581)	-

Changes in operating assets and liabilities:
Material and supplies	-	(29,701)
Other current assets	123,691	(1,593,798)
Other assets	(158,601)	(18,496)
Accounts payable	664,093	514,958
Accrued expenses and other liabilities	5,070,319	753,908
Lease liabilities	(259,267)	(94,196)
Net cash used in operating activities	(5,619,717)	(3,719,344)

Cash Flows from Investing Activities
Purchase of equipment	(60,818)	(36,136)
Additions to intangible assets	(41,250)	-
Net cash used in investing activities	(102,068)	(36,136)

Cash Flows from Financing Activities
Changes in net parent investment	2,636,711	(2,644,447)
Issuance of notes payable	4,068,500	8,694,809
Payment of notes payable	(164,486)	(4,510,972)
Net cash provided by financing activities	6,540,725	1,539,390

Increase (decrease) in cash	818,940	(2,216,090)
Cash, beginning of year	33,368	2,221,824
Cash, ending of period	$852,308	$5,734

Supplemental disclosure of Cash Flow information:
Cash paid for interest	$7,783	$8,612
Supplemental disclosure for non-cash financing activities:
Refinance of existing debt	$-	$4,928,853
Initial recognition of right-of-use assets and lease liabilities	$-	$1,383,447
Right-of-use assets obtained in exchange of operating lease liabilities	$1,129,003	$680,144
Indebtedness settled via issuance of MTI stock	$-	$38,871,040

See notes to the unaudited condensed consolidated financial statements.

MULLEN TECHNOLOGIES, INC.

(Carve-out of Certain Operations of Mullen Technologies, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

Basis of Presentation

These condensed consolidated carve-out financial statements reflect the financial position, statement of operations, deficiency in net assets and cash flows related to the assets and liabilities of (the “Mullen EV Net Assets”) (“Mullen-EV”) which management plans to transfer to Mullen Acquisition Corporation (“Mullen AC” or “the Company”) by its parent company Mullen Technologies, Inc. (“MTI”) in 2021.

As MTI has not historically prepared financial statements for the Mullen EV Net Assets, and Mullen AC did not exist as a legal entity prior to 2021, the condensed consolidated carve-out financial statements have been prepared from the financial records of MTI on a carve-out basis. The condensed consolidated carve-out consolidated Statements of Financial Position include all of the Mullen EV Net Assets. The condensed consolidated carve-out consolidated Statements of Operations for the three and six months ended March 31, 2021 and 2020, reflect all expenses and activity directly attributable to the Mullen EV Net Assets, and an allocation of MTI’s general and administrative expenses incurred in the three and six months ended March 31, 2021 and 2020, as these expenditures were shared by the Mullen EV Net Assets. In some instances, certain expenses were not allocated as they would have related directly to Mullen-EV. All inter-entity balances and transactions have been eliminated.

The condensed consolidated carve-out financial statements of Mullen-EV are unaudited and have been prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). However, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. In our opinion, the condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) necessary to make the condensed consolidated financial statements not misleading. Operating results for the three and six months ended March 31, 2021 are not necessarily indicative of the final results that may be expected for the year ending September 30, 2021.

These condensed consolidated carve-out financial statements have been prepared based upon the historical cost amounts recorded by MTI. These condensed carve-out financial statements may not be indicative of Mullen-EV financial performance and do not necessarily reflect what its financial position, results of operations, and cash flows would have been had Mullen-EV operated as an independent entity during the periods presented.

Organization

The condensed consolidated carve-out financial statements consist of the electric vehicle division of MTI, including the MTI asset acquisition of CarHub, Inc., which the Company plans to offer an interactive data management solution for the automotive industry (collectively, Mullen-EV or “the Company”). MTI has two electric vehicles under development which it expects to commercialize and begin delivery of in the second quarter of 2024.

NOTE 2 – LIQUIDITY, CAPITAL RESOURCES, AND GOING CONCERN

The accompanying condensed consolidated carve-out financial statements have been prepared on the basis that the Company will continue as a going concern. The Company’s principal sources of liquidity as of March 31, 2021 consists of existing cash of approximately $852,000. During the six months ended March 31, 2021, the Company sustained a loss of approximately $14.3 million and had a deficiency in working capital of approximately $50.2 million. Subsequent to March 31, 2021, the Company obtained additional financing in the amount of approximately $6.6 million in unsecured convertible notes (See Note 16 – Subsequent Events).

The Coronavirus (“COVID-19”) continues to impact countries, communities, supply chains and markets, global financial markets, and various industries. To date, COVID-19 has had a material impact on the Company’s strategy in EV product development and the ability to obtain external financing to fund its development activities. The Company cannot predict whether the global pandemic will continue to have a material impact on its future financial condition and results of operations.

Going Concern

As an early-stage development company, Mullen-EV’s ability to access capital is critical. Management plans to raise additional capital through a combination of debt financings, strategic alliances and licensing arrangements.

Due to the conditions described above, management believes that there is substantial doubt about the Company’s ability to continue as a going concern in the foreseeable future. The Company plans to raise additional capital from the sale of equity securities or the incurrence of indebtedness by MTI to allow the Company to continue operations. There can be no assurance that additional financing will be available on acceptable terms, or at all. If MTI cannot raise needed funds, the Company might be forced to curtail or make substantial reductions in its development activities, which would adversely affect the Company’s ability to implement its business plan.

To date, the Company’s existing cash resources and existing borrowing capability is not sufficient to support planned development operations for the next 12 months. As a result, management may need to consider restructuring changes to streamline operations and manage expenses, in addition to debt refinancing and capital plan. Management is seeking merger opportunities to become a public company to gain access to the capital markets for liquidity, funding, and capital needs. (See Note 16 - Subsequent Events).

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Push-Down Accounting

The condensed consolidated carve-out financial statements reflect costs and expenses incurred by MTI on behalf of Mullen-EV, including interest costs. As a result, share-based compensation and other equity transactions (such as issuances of warrants and stock conversion rights embedded in issuances of indebtedness) are reflected in these carve-out financial statements. Accordingly, the classification of debt and equity issuances by MTI have been pushed down and reflected with similar classification in these carve-out financial statements. In addition, certain right-of-use assets and related lease liabilities of MTI have been pushed down to Mullen-EV.

Use of Estimates

The preparation of the condensed consolidated carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the condensed consolidated carve-out financial statements and the reported amounts of total expenses in the reporting periods. Estimates are used for, but not limited to, fair value of long-lived assets, fair value of financial instruments, depreciable lives of property and equipment, income taxes, contingencies, and inputs used to value stock-based compensation, valuation of common and preferred stock issued by MTI.

Additionally, the rates of interest on several debt agreements have been imputed where there was no stated interest rate within the original agreement. The imputed interest results in adjustments to the debt amounts reported in our condensed carve-out financial statements prepared under U.S. GAAP. Loan valuations issues can arise when trying to determine the debt attributes, such as discount rate, credit loss factors, liquidity discounts, and pricing.

Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for adjustments about the carrying values of assets and liabilities and the recording of costs and expenses that are not readily apparent from other sources. The actual results the Company experiences may differ materially from these estimates.

Risks and Uncertainties

The Company operates within an industry that is subject to rapid technological change, intense competition, and serves an industry that has significant government regulations. It is subject to significant risks and uncertainties, including competitive, financial, developmental, operational, technological, required knowledge of industry governmental regulations, and other risks associated with an emerging business. Any one or combination of these or other risks could have a substantial influence on the future operations and prospects for commercial success of the Company.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company did not have any cash equivalents at March 31, 2021 and September 30, 2020.

Deferred Advertising

Deferred advertising represented a marketing campaign, financed by a third party, that was carried as an asset on the condensed consolidated balance sheets until used or consumed. At September 30, 2020, these deferred advertising charges of $15.1 million were associated with the AirSign advertising contract and the RedRock Outdoor Advertising Display advertising contract. During the first quarter of 2021, the Company received a release of liability from both AirSign, Inc. and RedRock Outdoor Advertising, Inc. Both liabilities, along with the associated deferred advertising, were derecognized in January 2021.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various advance payments made by the Company for goods or services to be received in the future. These prepaid expenses include insurance and other contracted services requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated economic useful lives of the assets. Repairs and maintenance expenditures that do not extend the useful lives of related assets are expensed as incurred.

Estimated Useful Lives

Description	Life
Buildings	30 years
Furniture and Equipment	5 years
Computer and Software	1 - 3 years
Machinery and Equipment	5 years
Leasehold Improvements	Shorter of the estimated useful life or the underlying lease term
Vehicles	5 years

Expenditures for major improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Intangible Assets

Intangible assets consist of acquired and developed intellectual property and website development costs. In accordance with ASC 350, “Intangibles—Goodwill and Other,” goodwill and other intangible assets with indefinite lives are no longer subject to amortization but are tested for impairment annually or whenever events or changes in circumstances indicate that the asset might be impaired. Intangible assets with determinate lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Amortizable intangible assets are generally amortized on a straight-line basis over periods up to 36 months. The costs to periodically renew our intangible assets are expensed as incurred.

Other Assets

Other assets are comprised primarily of Coda electric vehicles, related parts and security deposits related to the Company’s property leases related to the EV business only.

Extinguishment of Liabilities

The Company derecognizes financial liabilities when the Company’s obligations are discharged, cancelled, or expired.

Leases

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, “Leases” (ASU 2016-02). The core principle of ASU 2016-02 is that a lessee should recognize on its balance sheet assets and liabilities arising from a lease. In accordance with that principle, ASU 2016-02 requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying leased asset for the lease term. Lessees shall classify all leases as finance or operating leases. The Company adopted ASU 2016-02 on October 1, 2019, which resulted in the recognition of the right-of-use assets and related obligations on its carve-out financial statements.

Accrued Expenses

Accrued expenses are expenses that have been incurred by the Company but not yet paid. They are properly accounted for within current liabilities on the consolidated balance sheets.

General and Administrative Expenses

General and administrative (“G&A”) expenses include all non-production expenses incurred by the Company in any given period. This includes expenses such as professional fees, salaries, rent, repairs and maintenance, utilities and office expense, employee benefits, depreciation and amortization, advertising and marketing, settlements and penalties, taxes, licenses and other. Advertising costs are expensed as incurred and are included in G&A expenses. The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.”

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses primarily consist of MX-05 EV show car development and are primarily comprised of personnel-related costs for employees and consultants.

MTI Share-Based Compensation

The Company accounts for the share-based awards issued by MTI in accordance with ASC Subtopic 718-10, “Compensation – Share Compensation”, which requires fair value measurement on the grant date and recognition of compensation expense for all common shares of MTI issued to employees, non-employees and directors. The fair value of our non-marketable shares has been estimated based on an independent valuation. The MTI common and preferred share valuations have been appraised by an independent financial valuation advisor, based on assumptions management believes to be reasonable. Key assumptions and approaches to value used in estimating fair value, includes economic and industry data; business valuation; prior transactions; option value method and other cost, income and market value approaches. Share-based compensation is classified within general and administrative expenses.

Related Party Transactions

The Company has related party transactions with its directors, officers and principal shareholders. These transactions, which are primarily long-term in nature, include operational loans, convertible debt, and warrants for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Concentrations of Business and Credit Risk

The Company maintains cash balances in several financial institutions that are insured by either the Federal Deposit Insurance Corporation or the National Credit Union Association up to certain federal limitations, generally $250,000. At times, the Company’s cash balance exceeds these federal limitations and maintains significant cash on hand at certain of its locations. However, the Company has not experienced any losses in such accounts and management believes the Company is not exposed to any significant credit risk on these accounts in excess of insured limits at March 31, 2021 and September 30, 2020.

Recently Issued and Adopted Accounting Standards

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-04 (ASU 2017-04) (Topic 350), “Intangibles - Goodwill and Others”. ASU 2017-04 simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. ASU 2017-04 is effective for annual periods beginning after December 15, 2019 including interim periods within those periods. The Company adopted ASU 2017-04, on October 1, 2020. The adoption of the ASU did not have a material impact on the condensed consolidated balance sheets.

In June 2018, the FASB issued Accounting Standards Update No. 2018-07 (ASU 2018-07) ASU No. 2018-07 (Topic 718), “Compensation—Stock Compensation: Improvements to Nonemployee Share- Based Payment Accounting”. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606. Adoption of this guidance is not expected to have a material impact on the Company’s financial condition or results of operations. The Company adopted ASU 2018-07, on October 1, 2020. The adoption of the ASU did not have a material impact on the condensed consolidated statements of operations.

In January 2020, the FASB issued Accounting Standards Update No. 2020-01, “Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815”, which clarifies the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting under Topic 323, and the accounting for certain forward contracts and purchased options accounted for under Topic 815. The Company is currently evaluating the impact this guidance will have on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU amends the guidance on convertible instruments and the derivatives scope exception for contracts in an entity's own equity, and also improves and amends the related earnings per share guidance for both Subtopics. The ASU will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years and early adoption is permitted. The Company is currently evaluating the impact this guidance will have on its condensed consolidated financial statements.

NOTE 4 – INTANGIBLE ASSETS

For the six months ended March 31, 2021, the Company incurred website development costs of $41,250. These costs have been historically capitalized, as the website is in the development stage, resulting in improved functionality. Amortization of the website will begin when the Mullen EV website is ready and placed in service for its intended use. The Company anticipates the website will be live during June 2021.

The weighted average useful life of the intellectual property is 3.0 years. Identifiable intangible assets with definite lives are amortized over the period of estimated benefit using the straight-line method and the estimated useful lives of three years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

	March 31, 2021			September 30, 2020
Finite-Lived Intangible Assets	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website design and development	$2,638,341	$-	$2,638,341	$2,597,091	$-	$2,597,091
Intellectual property	71,182	(57,341)	13,841	71,182	(45,477)	25,705
Total Finite-Lived Intangible Assets	$2,709,523	$(57,341)	$2,652,182	$2,668,273	$(45,477)	$2,622,796

Total future amortization expense for finite-lived intellectual property is as follows:

Years Ended March 31, 2021	Future Amortization

2021 (Remaining 6 months)	$451,588
2022	881,424
2023	879,447
2024	439,723
Total Future Amortization Expense	$2,652,182

For the three months ended March 31, 2021 and 2020, amortization expense for the intangible assets was $5,932; and $11,864 for the six months ended March 31, 2021 and 2020, respectively.

NOTE 5 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Property, equipment, and leasehold improvements, net consists of the following:

	March 31, 2021	September 30, 2020
Building	$807,154	$807,154
Furniture and Equipment	118,774	114,879
Vehicles	61,735	45,887
Computer Hardware and Software	135,784	129,967
Machinery and Equipment	2,618,282	2,615,311
Leasehold Improvements	80,675	76,675
Subtotal	3,822,404	3,789,873
Less: Accumulated Depreciation	(2,431,057)	(2,247,877)
Property, Equipment and Leasehold Improvements, Net	$1,391,347	$1,541,996

Depreciation expense related to property, equipment and leasehold improvements for the three months ended March 31, 2021 and 2020 was $108,972 and $175,408, respectively. For the six months ended March 31, 2021 and 2020, depreciation expense was $211,467 and $310,030, respectively.

NOTE 6 – OTHER ASSETS

	March 31, 2021	September 30, 2020
Other Assets
Coda Materials	$103,828	$206,998
Prepaids	92,864	51,806
Notes Receivable	79,939	79,939
Show Room Cars	208,513	210,483
Security Deposits	435,465	212,782
Total Other Assets	$920,609	$762,008

NOTE 7 – DEBT

Short-term debt comprises a significant component of the Company’s funding needs. Short-term debt is generally defined as debt with principal maturities of one-year or less. Long-term debt is defined as debt with principal maturities of one year or more.

Short and Long-Term Debt

The short-term debt classification primarily is based upon loans due within twelve months from the balance sheet date, in addition to loans that have matured and remain unpaid. Management plans to renegotiate loans with creditors for favorable terms, such as reduce interest rate, extend maturities, or both. Until negotiations with creditors are resolved, these matured loans remain outstanding and are classified within short-term debt on the balance sheet. Interest and fees on loans are being accounted for within accrued interest. Although the loans were issued by MTI, the loans are secured by substantially all the Company’s assets. Several principal shareholders have provided loans to and hold convertible debt of the Company and are related parties.

Loan Forgiveness

On February 18, 2021, Mullen received a loan forgiveness notification and received U.S. Small Business Administration (“SBA”) payment of $10,082, which represents forgiveness of the Economic Injury Disaster Loan (“EIDL”) $10,000 loan.

The following is a summary of the Company debt as of March 31, 2021:

Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate			Contractual Maturity
Matured Notes	$5,874,264	$5,874,264	$-	0.00%	-	15.00%	2016	-	2021
Promissory Notes	24,102,063	24,102,063	-	0.00%	-	28.00%	2021	-	2022
Demand Note	500,000	500,000	-		27.00%				2020
Convertible Unsecured Notes	6,362,500	6,362,500	-	15.00%	-	20.00%	2021	-	2022
Real Estate Note	301,348	34,937	266,411		5.00%				2023
Loan Advances	968,670	968,670	-	0.00%	-	10.00%	2019	-	2020
Less: Debt Discount	(3,262,172)	(3,262,172)	-		NA			NA
Total Debt	$34,846,673	$34,580,262	$266,411		NA			NA

Scheduled Debt Maturities

The following scheduled debt maturities as March 31, 2021:

	Years Ended March 31,
	2021	2022	2023	Total
Total Debt	$34,580,262	$-	$266,411	$34,846,673

The following is a summary of the Company debt as of September 30, 2020:

Net Carrying Value
Type of Debt	Unpaid Principal Balance	Current	Long-Term	Contractual Interest Rate			Contractual Maturity
Matured Notes	$4,828,450	$4,828,450	$-	0.00%	-	15.00%	2016	-	2019
Promissory Notes	25,288,063	25,288,063	-	0.00%	-	28.00%	2021	-	2022
Demand Note	500,000	500,000	-		27.00%			2020
Convertible Unsecured Notes	1,867,500	1,867,500	-		20.00%			2021
Real Estate Note	318,384	34,503	283,881		5.00%			2023
Loan Advances	1,931,017	1,931,017	-	0.00%	-	10.00%	2019	-	2020
Less: Debt Discount	(1,401,062)	(1,401,062)	-		NA			NA
Total Debt	$33,332,352	$33,048,471	$283,881		NA			NA

Notes and Advances

The Company enters into promissory notes with third parties and officers of the Company to support operations of the Company. Promissory notes are typically for less than three years maturity and carry interest rates from 0% to 28.0%. For many of the notes listed above the scheduled maturity date has passed, and the Company is currently in default of the loan. The Company is working with the creditors to remediate the $5,874,264 in promissory notes and loan advances that are currently in default. Promissory notes and loan advances that are in default still accrue interest after the scheduled maturity date. The Company notes that there are no financial covenants associated with the promissory notes and loan advances, and there are no compliance waivers received from creditors. The Company records imputed interest on promissory notes and advances which are deemed to be below the market interest rate. For the six months ended March 31, 2021 and 2020, the Company recorded interest expense of $5,293,324 and $9,970,915, respectively.

In some instances, MTI issues shares of common stock along with the issuance of promissory notes, resulting in the recognition of a debt discount which is amortized to interest expense over the term of the promissory note. Debt discount amortization for the six-month periods ended March 31, 2021 and 2020, was $1,405,450 and $9,470,729, respectively.

During 2020, MTI issued shares of stock to certain creditors in satisfaction of debt payments or in settlement of indebtedness. These agreements essentially exchanged a predetermined amount of stock to settle debt. For the six-month periods ended March 31, 2021 and 2020, the carrying amount of indebtedness that was settled via issuance of MTI shares was $0 and $38,871,040, respectively.

Drawbridge Relationship

During July 2020, Drawbridge-DBI and MTI entered into a settlement agreement (the “Agreement”) to restructure the aggregate obligations owed to Drawbridge-DBI and the other DBI-affiliated entities. In connection with the Agreement, (a) the Sale-Leaseback obligation in the amount of $49,500,000 was replaced by a new note with a face value of $23,831,554, (b) the other indebtedness and advances from DBI-affiliated entities with a net book value of $9,935,086 were extinguished, and (c) MTI issued 44,866,534 Series B Preferred Shares to Drawbridge-DBI.

The amounts owed to Drawbridge-DBI is $23,831,554 as of March 31, 2021, and September 30, 2020, and are in default. The amounts owed to other DBI-affiliated entities is $1,062,500 and $1,082,500, as of March 31, 2021, and September 30, 2020, respectively. The 2020 Drawbridge loan is currently recognized within the current portion of debt on the balance sheet.

SBA Loans

On April 14, 2020, the Company entered into a promissory note (the “Note”) evidencing an unsecured loan (the “Loan”) in the amount of $885,426 made to the Company under the Paycheck Protection Program (the “PPP”). The Note matures on April 14, 2022 and bears interest at a rate of 1% per annum. Pursuant to the terms of the Coronavirus, Aid, Relief and Economic Security Act (“CARES Act”) and the PPP, the Company applied to the Lender for forgiveness for the amount due on the Loan. The amount eligible for forgiveness is based on the amount of Loan proceeds used by the Company (during the eight-week period after the Lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP. During November 2020, the SBA approved the loan forgiveness amount of $875,426 in principal and $5,155 in interest on November 20, 2020. The loan forgiveness is accounted for as a gain on debt extinguishment of $890,581 within the Statement of Operations.

In June 2020, the Company entered into a promissory note (the "Note") in the amount of $10,000 made to the Company by the SBA under the EIDL program. Monthly installment payments on the Note will begin twelve months from the date of the Note, with the balance of any accrued principal and interest at 3.75% annually, payable thirty years from the date of the Note. The Company applied to the Lender for loan forgiveness, which was approved for the full amount on February 18, 2021.

Convertible Notes

As of March 31, 2021, MTI unsecured convertible notes totaled $6,362,500, of which $2,018,500 were issued between January and March 2021. The new issuances bear interest at 15% and mature in one year, along with warrants to acquire common shares based on a specified formula. Interest is accrued in arrears until the last business day of each calendar year quarter. The default rate on the note increases to 20% when quarterly interest payments are not timely made by MTI.

Date of Issuance	Convertible Note ($)	Interest Rate	Default Interest Rate	Maturity Date	Warrants (#)	Exercise Date	Exercise Price ($)
8/26/2020	$1,000,000	15%	20%	8/26/2021	2,908,244	8/26/2025	$0.6877
8/26/2020	200,000	15%	20%	8/26/2021	581,649	8/26/2025	$0.6877
8/26/2020	200,000	15%	20%	8/26/2021	581,649	8/26/2025	$0.6877
8/26/2020	100,000	15%	20%	8/26/2021	290,824	8/26/2025	$0.6877
9/25/2020	105,000	15%	20%	9/25/2021	381,707	9/25/2025	$0.6877
9/25/2020	157,500	15%	20%	9/25/2021	572,561	9/25/2025	$0.6877
9/25/2020	105,000	15%	20%	9/25/2021	381,707	9/25/2025	$0.6877
10/12/2020	660,000	15%	20%	10/12/2021	2,617,420	10/12/2025	$0.6877
10/12/2020	33,000	15%	20%	10/12/2021	130,871	10/12/2025	$0.6877
10/12/2020	27,500	15%	20%	10/12/2021	109,060	10/12/2025	$0.6877
11/9/2020	660,000	15%	20%	11/9/2021	2,617,420	11/9/2025	$0.6877
11/9/2020	33,000	15%	20%	11/9/2021	130,871	11/9/2025	$0.6877
11/9/2020	27,500	15%	20%	11/9/2021	109,060	11/9/2025	$0.6877
12/7/2020	660,000	15%	20%	12/7/2021	2,617,420	12/7/2025	$0.6877
12/7/2020	33,000	15%	20%	12/7/2021	130,871	12/7/2025	$0.6877
12/7/2020	27,500	15%	20%	12/7/2021	109,060	12/7/2025	$0.6877
12/15/2020	157,500	15%	20%	12/15/2021	572,561	12/15/2025	$0.6877
12/15/2020	157,500	15%	20%	12/15/2021	572,561	12/15/2025	$0.6877
1/7/2021	660,000	15%	-	1/7/2022	2,617,420	1/7/2026	$0.6877
1/7/2021	33,000	15%	-	1/7/2022	130,871	1/7/2026	$0.6877
1/7/2021	27,500	15%	-	1/7/2022	109,060	1/7/2026	$0.6877
1/7/2021	-	-	-	-	26,174*	1/7/2026	$0.6877
1/7/2021	192,500	15%	-	1/7/2022	763,414	1/7/2026	$0.6877
1/7/2021	82,500	15%	-	1/7/2022	327,178	1/7/2026	$0.6877
1/7/2021	192,500	15%	-	1/7/2022	763,414	1/7/2026	$0.6877
1/7/2021	110,000	15%	-	1/7/2022	436,237	1/7/2026	$0.6877
3/10/2021	660,000	15%	-	3/10/2022	2,617,420	3/10/2026	$0.6877
3/10/2021	33,000	15%	-	3/10/2022	130,871	3/10/2026	$0.6877
3/10/2021	27,500	15%	-	3/10/2022	109,060	3/10/2026	$0.6877
Total	$6,362,500	-	-	-	23,446,635	-	-
* As part of placement agent, Cambria received five-year warrant to purchase 6% of the MTI common shares issuable under convertible notes sold in the Regulation D offering to investors introduced by the firm.

Because the market price for MTI common stock on the date of the note exceeded the note’s conversion price of $1.00 per share, a beneficial conversion feature in the amount of $4,327,920 was recorded as a discount on the note. The discount is being amortized as additional interest over the life of the note. On March 31, 2021, the unamortized discount is $3,259,317.

The Company evaluated the conversion features embedded in the convertible notes described above for derivative accounting in accordance with ASC 815-40, Derivatives and Hedging embedded in the modified notes payable for derivative accounting in accordance with the criteria for classification in equity.

NOTE 8 – FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Non-Financial Assets Measured at Fair Value on a Non-Recurring Basis

Non-financial assets, such as property, equipment and leasehold improvements is required to be measured at fair value only when acquired or when an impairment loss is recognized. See “Note 6 - Property, Equipment and Leasehold Improvements, Net” for further information on impairment of fixed assets.

Financial instruments for which carrying value approximates fair value

Certain financial instruments that are not carried at fair value on the consolidated balance sheets are carried at amounts that approximate fair value, due to their short-term nature and credit risk. These instruments include cash and cash equivalents, accounts payable, accrued liabilities, and debt. We believe that the carrying value of term debt approximates fair value due to the variable rates associated with these obligations. Accounts payable are short-term in nature and generally terms are due upon receipt or within 30 to 90 days.

NOTE 9 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	March 31, 2021	September 30, 2020
Accrued Expenses and Other Liabilities
Accrued expense - other	$1,339,959	$15,633,812
Accrued payroll	4,207,295	3,771,874
Interest payable	6,233,021	2,358,273
Liability for future issuance of stock	941,274	387,630
Total	$12,721,549	$22,151,589

Accrued expenses – other at September 30, 2020 includes the $13.6 million AirSign advertising contract and $1.4 million RedRock Outdoor Advertising, Inc. The Company entered into these agreements to promote its electric vehicle capabilities with various national sporting events and within the New York market. In 2021, the Company received a release of liability from AirSign, Inc. and RedRock Outdoor Advertising, Inc. Both liabilities, along with the associated deferred advertising, were derecognized during January 2021.

Accrued expenses - Pursuant to the terms of the First Amendment to the Agreement and Plan of Merger with Net Element, the $13,333 daily penalty commenced on January 16, 2021. The penalty accrual at March 31, 2021 is approximately $1,000,000.

Accrued payroll represents salaries and benefits that are owed to employees.  More importantly, the payroll tax liabilities are reported within this account.  Delinquent IRS and state tax liabilities on March 31, 2021 and September 30, 2020, are $3,661,171 and $3,987,596, respectively. These tax liabilities have priority liens over MTI assets due to nonpayment of tax debt.  The lien protects the government’s interest in all MTI property, including real estate, personal property and financial assets.  Refer to Note 14, Contingencies and Claims.

Interest payable as of March 31, 2021 increased due to several reasons: additional loans were secured, higher loan amortization of debt discount, and the default loans are still accruing interest.

NOTE 10 – OPERATING EXPENSES

General & Administrative Expenses

	Three Months Ended March 31,		Six Months Ended March 31,
General & Administrative	2021	2020	2021	2020
Professional fees	$2,457,847	$427,988	$3,399,575	$1,712,723
Salaries	1,082,480	742,643	2,234,148	1,308,445
Depreciation and amortization	114,904	181,340	223,331	321,894
Lease	379,236	250,586	735,405	409,258
Settlements and penalties	24,910	-	79,498	155,565
Employee benefits	88,253	44,201	171,546	108,649
Utilities and office expense	72,777	45,008	140,234	117,879
Advertising and promotions	223,675	53,999	253,216	131,601
Taxes and licenses	6,375	4,520	11,505	14,255
Repairs and maintenance	58,455	9,615	100,335	28,459
Other	167,828	985	280,625	15,172
Total	$4,676,740	$1,760,885	$7,629,418	$4,323,900

Within professional fees is MTI shares for services, which is the issuance of MTI shares for services rendered to consultants and professional service firms. The expense is recorded at fair value of MTI shares issued (see Note 12). For the three months ended March 31, 2021 and 2020, the Company recorded $1,264,967 and $58,166, respectively, for shares for services. For the six months ended March 31, 2021 and 2020, the Company recorded $1,291,129 and $586,233, respectively.

	Three Months Ended March 31,		Six Months Ended March 31,
Research & Development	2021	2020	2021	2020
Professional fees	$538,271	$2,000	$1,056,294	$26,563
Total	$538,271	$2,000	$1,056,294	$26,563

Research and development costs are expensed as incurred. Research and development expenses primarily consist of MX-05 EV show car development and are primarily comprised of personnel-related costs for employees and consultants. In December 2020, MTI entered into a Statement of Work with Phiaro, Inc. for its show car development for approximately $1.6 million. The program began in January 2021 for three initial show car development of the MX-05, which is a mid-size electric SUV.

NOTE 11 – MTI WARRANTS

	MTI shares	Weighted Average Exercise Price
Warrants outstanding at December 31, 2020	15,415,516	$0.69
Warrants exercised	-	$-
Warrants granted	8,031,119	$0.69
Warrants expired	-	$-
Warrants outstanding at March 31, 2021	23,446,635	$0.69

2020 Warrants

As reflected in Note 7, Debt, MTI issued warrants to purchase an aggregate of 23,446,635 shares of its common stock at an exercise price of $0.6877 in connection with the issuance of convertible notes. In January and March 2021, MTI issued 8,031,119 warrants to purchase shares of its common stock. The warrants are exercisable for a period commencing upon issuance of the notes and ending 12 months after issuance of the financing. The estimated fair value of the warrants issued is $3,497,295 using the Black-Scholes option valuation model. The allocation of the fair value of these warrants was included as a debt discount on the consolidated balance sheet and amortized to interest expense over the scheduled maturity dates of the various promissory notes.

NOTE 12 – MTI SHARE- BASED COMPENSATION

MTI has a share incentive plan as part of its annual discretionary share-based compensation programs. The plan includes consultants and employees, including directors and officers. For employees, they are notified of company share incentives during the onboarding process. The employee’s offer letter briefly describes the plan. Subject to the approval of MTI’s Board of Directors or its Compensation Committee and following the adoption by the Company of an equity incentive plan, employees are issued a specified number of shares of the MTI Common Shares. Employees are vested in 100% of the MTI shares after 12 months of continuous service. Additional MTI shares may be issued to employees over the next two years at anniversary date. Any disruption or separation from the Company results in the forfeiture of common shares. The total expense recognized for share awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period.

Consulting agreements or MTI shares for services are determined by the number of MTI shares granted within the individual contracts, as well as the services provided by the consultant. The MTI shares specified within the individual agreements are negotiated and approved by the Company’s Chief Executive Officer. The consultant earns the MTI shares over the service period. The MTI shares are accounted for as professional fees within G&A expenses. Employee share issuances are part of Salaries expense. The expense recognized for share awards represents the grant date fair value of such awards, which is generally recognized as a charge to income ratably over the vesting period.

	Three Months Ended March 31,		Six Months Ended March 31,
Composition of Stock-Based compensation expense	2021	2020	2021	2020
Employee MTI share issuance	$366,693	$341,399	$932,872	$554,227
MTI shares for services	1,264,967	58,166	1,291,129	586,233
MTI Share-Based compensation expense	$1,631,660	$399,565	$2,224,001	$1,140,460

NOTE 13 – LEASES

MTI has entered into various operating lease agreements for certain of its offices, manufacturing and warehouse facilities, and corporate jet. The Company has implemented the provisions of ASC 842, on October 1, 2019. Operating leases are included in right-of-use assets, and current and noncurrent portion of lease liability, as appropriate. These right-of-use assets also include any lease payments made and initial direct costs incurred at lease commencement and exclude lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements which require payments for both lease and non-lease components and has elected to account for these as a single lease component. Certain leases provide for annual increases to lease payment based on an index or rate. The Company calculates the present value of future lease payments based on the index or at the lease commencement date for new leases.

The table below presents information regarding the Company’s lease assets and liabilities.

	March 31, 2021	September 30, 2020
Assets:
Operating lease right-of-use assets	$2,586,048	$1,729,112

Liabilities:
Operating lease liability current	$(526,925)	$(336,765)
Operating lease liability non-current	(2,162,146)	(1,482,569)
Total lease liabilities	$(2,689,071)	$(1,819,334)

Weighted average remaining lease terms:
Operating leases (in years)	3.78	4.51

Weighted average discount rate:
Operating leases	28%	28%
Cash paid for amounts included in the measurement of lease liabilities for the six months ended March 31, 2021 and 2020	$439,530	$291,607

Operating lease costs:	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020

Fixed lease cost	$140,171	$208,330	$485,241	$417,139
Variable lease cost	232,283	43,718	236,599	21,280
Short-term lease cost	27,795	27,795	55,591	55,591
Sublease income	(21,013)	(29,257)	(42,026)	(84,752)
Total operating lease costs	$379,236	$250,586	$735,405	$409,258

Operating Lease Commitments

Our leases primarily consist of land, land and building, or equipment leases. Our lease obligations are based upon contractual minimum rates. Most leases provide that we pay taxes, maintenance, insurance and operating expenses applicable to the premises. The initial term for most real property leases is typically 1 to 3 years, with renewal options of 1 to 5 years, and may include rent escalation clauses. For financing obligations, a portion of the periodic lease payments is recognized as interest expense and the remainder reduces the obligations. For operating leases, rent is recognized on a straight-line basis over the lease term, including scheduled rent increases and rent holidays.

The following table reflects maturities of operating lease liabilities as of March 31, 2021:

Years ending
September 30,
2021 (Remaining 6 months)	$605,970
2022	1,209,166
2023	1,153,132
2024	807,168
2025	444,153
Thereafter	218,988
Total lease payments	$4,438,577
Less: Imputed interest	(1,749,506)
Present value of lease liabilities	$2,689,071

NOTE 14 – CONTINGENCIES AND CLAIMS

ASC 450 governs the disclosure and recognition of loss contingencies, including potential losses from litigation, regulatory, tax and other matters. The accounting standard defines a “loss contingency” as “an existing condition, situation, or set of circumstances involving uncertainty as to possible loss to an entity that will ultimately be resolved when one or more future events occur or fail to occur.” ASC 450 requires accrual for a loss contingency when it is “probable that one or more future events will occur confirming the fact of loss” and “the amount of the loss can be reasonably estimated.”

From time to time, the Company is subject to asserted and actual claims and lawsuits arising in the ordinary course of business. The Company reviews any such legal proceedings and claims on an ongoing basis and follows appropriate accounting guidance when making accrual and disclosure decisions. The Company establishes accruals for those contingencies where the incurrence of a loss is probable and can be reasonably estimated, and it discloses the amount accrued and the amount of a reasonably possible loss in excess of the amount accrued, if such disclosure is necessary for the Company’s condensed consolidated carve-out financial statements to not be misleading. To estimate whether a loss contingency should be accrued by a charge to income, the Company evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of the loss. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated.

International Business Machines (“IBM”)

The Company has recorded a $4.5 million liability attributed to a lawsuit with IBM, in which IBM has contended the Company has not fulfilled its obligations pursuant to a contract entered into during 2017. On April 28, 2020, the Supreme Court of the State of New York granted summary judgment in favor of IBM’s claim for breach of contract. The Court, however, found that a trial (inquest) was required to determine the damages to which IBM is entitled.  The Company has proposed an offer in settlement to resolve the matter, with the parties proceeding under the Joint Development and Technology License Agreement and all rights restored to Mullen under the Trademark License Agreement.

Federal and State Tax Liabilities

The Company has recorded a $3.6 million liability as of March 31, 2021 owed to the Internal Revenue Service (“IRS”) and the Employment Development Department of California (“EDD”) for failing to remit payroll taxes associated with MTI and the Company’s employees. The IRS has filed a lien on substantially all of the Company’s assets. On April 28, 2021, MTI has entered into an installment agreement with the EDD to pay $10,000 per month related to unpaid state payroll tax liabilities (see Note 16) of $429,637 plus accrued interest. Payments began on May 17, 2021 and will continue until paid in full.

Raymond James and Associates (“RJA”) – Investment Banking Services Agreement

On May 5, 2020, the Company entered into an agreement with Raymond James & Associates for public offering and placement agent services. The agreement called for the Company to pay a cash retainer of $50,000, which remains unpaid. Upon the closing of any public offering, regardless of whether RJA procured the agreement regarding the offering, the Company is obligated to pay a financing fee of equal to the greater of a) 6.0% of aggregate gross proceeds and b) $3,000,000.

Linghang Boao Group, LTD

In November 2019, the Company entered into a three-year Strategic Cooperation Agreement (“SCA”) with Linghang Boao Group LTD to co-develop a Solid- State Battery Management system with a 480 - 720-mile Driving Range. The Company’s total financial commitment under the SCA is $2,196,000. On December 3, 2019, the Company paid the first installment of $390,000. The remaining installments are payable upon the earlier of certain dates or the achievement of defined milestones.

The contractual target dates and milestones have been severely disrupted due to the occurrence COVID-19. As a result, Company management believes the COVID-19 pandemic represents a Force Majeure event (that is, the pandemic has impacted the Company’s and Linghang Boao Group LTD’s ability to meet their respective contractual obligations due to restriction in movement, stoppage of production, increase in costs due to scarcity of raw materials components, labor shortages, shortage of funds, disruption in the supply chains, U.S. governmental closures of ports/borders and travel restrictions). Based on the foregoing, there is no breach of contract due to failure of performance by MTI. Unfortunately, the Company has incurred a loss of $390,000 at September 30, 2020 due to contract nonperformance and force majeure. There are no accrued liabilities recorded for any remaining milestone payments at March 31, 2021.

GEM Equity Line Financing

On January 4, 2021, MTI entered into an $350,000,000 equity line financing agreement with GEM Global Yield LLC (“Purchaser”) and GEM Yield Bahamas Limited (“GEM”). MTI plans to issue and sell common shares to GEM up to the number of common shares having an aggregate value of $350,000,000. The Purchaser will buy MTI shares based on the operational needs and/or drawdowns of the Company. If the aggregate limit has been reached, the Purchaser will increase the aggregate limit in an amount up to $150,000,000. The commitment fee, equal to 2% of the Aggregate Limit, will be charged for each draw-down. The fee may be paid in cash or freely tradeable MTI common shares of the Company. The commitment begins when the Company effects the public listing of MTI common stock for trading on a U.S. national securities exchange. The agreement matures in 36 months after the public listing of MTI common shares.

Pursuant to the GEM Agreement, the commitment begins on the “Public Listing Date”, which is defined as the date the Company effects (i) a “Reverse Merger Transaction” (defined in the GEM Agreement as a reverse merger of a similar transaction between the Company and a special purpose acquisition company whose securities are publicly traded) or (ii) the direct listing of the Company’s common stock on a public market. Further to the GEM Agreement, the Company is obligated to issue warrants providing GEM the right to purchase up to 6.6% of the Company’s common shares outstanding on the Public Listing Date. As the Company is not effecting a Reverse Merger Transaction (that is, Net Element is not a special purpose acquisition company) nor is the Company effecting a direct listing of its common shares, the Company does not believe it is obligated under the GEM Agreement to pay fees nor issue warrants to GEM. In addition, the Company has agreed with a lender of its convertible promissory notes that the Company would not initiate utilization of the GEM Agreement.

NOTE 15 – RELATED PARTY TRANSACTIONS

At March 31, 2021 and September 30, 2020, respectively, the Drawbridge Investments, LLC relationship comprised various loans and advances, common shares, and preferred shares.

The Drawbridge loans are currently in default. The Common and Preferred Shares presented are shares in MTI that have been issued by MTI.

Drawbridge Related Transactions
(Cumulative)	March 31, 2021			September 30, 2020
Description	Loan Principal	# of Shares	FV of Shares	Loan Principal	# of Shares	FV of Shares
Various Notes	$24,161,554	-	$-	$24,106,554	-	$-
Common Shares	-	17,705,000	14,730,560	-	17,705,000	14,730,560
Preferred Shares - Series A	-	30,000	2,496,000	-	30,000	2,496,000
Preferred Shares - Series B	-	71,516,534	59,501,756	-	44,866,534	31,367,945
Total Related Party Transactions	$24,161,554	89,251,534	$76,728,316	$24,106,554	62,601,534	$48,594,505

*Shares are MTI common and preferred shares.

The default interest rate on the Drawbridge loans is 28% per annum, and accrued interest is $4,588,716 at March 31, 2021.

Drohan and Baker are no longer a related party as of March 31, 2021. Drohan has signed their voting rights to David Michery and Baker was an early investor in MTI and is no longer significant.

Chief Executive Officer Loans

From time to time, the Company’s CEO provides loans to the Company. The outstanding balances for these loans as of March 31, 2021 and September 30, 2020 are $86,404 and $172,791, respectively.

NOTE 16 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through July 8, 2021, which is the date the condensed consolidated carve-out financial statements were available to be issued. The Company has determined that there were no subsequent events which required recognition, adjustment to or disclosure in the carve-out financial statements except as discussed below.

Net Element Reverse Merger & Amendments to the Agreement and Plan of Merger

On July 20, 2021, Net Element and Mullen Technologies entered into a Second Amended and Restated Agreement and Plan of Merger (the “Amendment”), which restated and replaced in its entirety the August 4, 2020 Agreement and Plan of Merger, and its subsequent amendments and restatements. Pursuant to the provisions of the Amendment, the Merger is terminable by Net Element or the company if the Merger Effective Time has not occurred by August 31, 2021.

Mullen Technologies Inc. Related Agreements

On May 7, 2021, MTI Board of Directors approved and executed the formation documents for Mullen Automotive, Inc., which will be the public entity for the electric vehicle business upon a plan for the completion of the reverse merger and divestiture of certain businesses. The executed documents are listed below:

●

Master Distribution Agreement – The agreement addresses the steps as to the legal separation of the two divisions of MTI: Electric Vehicles and Automotive. The purpose of the separation is to allow the Mullen-EV to become a stand-alone, independent public traded company. The Automotive Division will remain a private company.

●	Separation Agreement – The agreement addresses and governs how the assets, liabilities, and equity of the EV business and Automotive business will be separated into two distinct businesses.
●

Contribution and Spin-Off Agreement – The agreement governs how the contribution and spin-off of the two MTI divisions will occur. Each division will be responsible for its own legal, accounting, service providers and advisors.

●	Transition Services Agreement – This agreement governs how to facilitate and provide for an orderly transition in connection with the contribution and spin-off of the two divisions.
●

Tax Sharing Agreement – This agreement governs the payment of tax liabilities and entitlement to refunds thereof, allocates responsibility for, and cooperation in, the filing of Tax Returns, and provides for certain other matters relating to Taxes.

The actual transfer of assets and spin off will occur together immediately prior to the merger. Upon the merger effective date, MTI will assign and transfer to Mullen Automotive all of its electric vehicle business related assets, business and operations, and Mullen assumed certain debt and liabilities of Mullen Technologies. Prior to the effective time of the Merger, Mullen Technologies is contemplating a spin off, via share dividend, of all of the capital stock of Mullen to the stockholders of Mullen Technologies as of the effective date of such spin off. After such spin off and immediately prior to the effective time of the Merger, the capital structure (including its issued and outstanding common and preferred stock) of Mullen Automotive will mirror the capital structure of Mullen Technologies.

Convertible Debt Issuances and Warrants

On May 16, 2021, the Company received debt financing through MTI entering into an unsecured $4.4 million convertible note agreement with TDR Capital. The convertible note is issued at OID of 10% or $400,000; carries an interest rate of 15% and has a maturity date of one year. The convertible note is unsecured and includes detached warrants to acquire up to 17,446,000 shares of MTI common stock. The warrant exercise price is $0.6877 per common share and expires five years from the date of issuance. The number of conversion shares issuable upon conversion of the conversion amount shall be determined according to the formula: Conversion Amount/Conversion Price of $0.6877, subject to certain adjustments. However, upon conversion, TDR Capital (together with its affiliates) is limited to a 9.9% ownership cap in shares of MTI’s common stock then outstanding after giving effect to the issuance of common stock issuable upon exercise of the warrants.

On May 20, 2021, the Company received debt financing though MTI entering into an unsecured $2.2 million convertible note agreement with Digital Power Lending, LLC. The convertible note is issued at OID of 10% or $200,000; carries an interest rate of 15% and has a maturity date of one year. The convertible note is unsecured and includes detached warrants to acquire up to 8,723,000 shares of MTI common stock. The warrant exercise price is $0.6877 per common share and expires five years from the date of issuance. The number of conversion shares issuable upon conversion of the conversion amount shall be determined according to the formula: Conversion Amount/Conversion Price of $0.6877, subject to certain adjustments. However, upon conversion, Digital Power Lending, LLC (together with its affiliates) is limited to a 9.9% ownership cap in shares of MTI’s common stock then outstanding after giving effect to the issuance of common stock issuable upon exercise of the warrants.

Debt Financing

Pursuant to the Net Element Definitive Merger Agreement, the Company will receive $9.5 million, less loan advances, in debt financing upon completion of the merger with Net Element. On August 11, 2020, the Company issued a $500,000 demand note with an interest rate of 14%. The note is in default, and the interest rate is now 27%. The completion of the merger is subject to shareholder and NASDAQ approval, as well as other conditions referenced in the Merger Agreement. The Merger Agreement was executed on August 5, 2020, and amended on December 29, 2020, and was amended and restated on May 14, 2021 and again on July 20, 2021.

Equity Financing

On May 7, 2021, MTI executed a $20,000,000 equity purchase agreement with the Acuitas Group, who plans to purchase shares of the MTI Series C Preferred Stock at a price of $0.6877 per share.

Convertible Debt to Equity Conversion

On May 7, 2021, and amended on May 20, 2021, MTI executed an exchange agreement with its existing convertible debt investors who hold $10,762,500 in MTI convertible debt. The Company and the investors agreed to exchange the convertible debt for shares of MTI’s Series C Preferred Stock, par value $0.001 per share. A right to additional purchases of preferred stock expires 12 months from the merger close date between Net Element and MTI. MTI originally issued 49,662,363 in detached warrants to purchase shares of MTI common stock as part of the convertible debt agreements with investors. Additionally, the exchange agreement reflects the number of additional warrants of 1,866,655 that will be issued to some investors. The warrants expire five years after issuance.

Agreement with EDD

On April 28, 2021, MTI entered into an updated installment agreement with the EDD to pay $10,000 per month towards the settlement of unpaid state payroll tax liabilities of $429,637 plus accrued interest. The first installment payment was made on May 17, 2021, and the payments are scheduled to continue until paid in full.

Lease Agreement and Letter of Intent to purchase Manufacturing Plant in Robinsonville (Tunica County), MS

On April 27, 2021, MTI entered into a lease agreement to lease a 127,400 square-foot manufacturing plant on 100 acres located at One Greentech Drive, Robinsonville (Tunica County), MS from May 1, 2021 through July 31, 2021 for $50,000 per month. MTI also has an option to purchase the property for $2.0 million. The lease agreement will terminate on the earlier of the (a) closing of the purchase of the property or (b) MTI’s termination of the lease. MTI has deposited $240,000 into escrow for the asset purchase. Consummation of the purchase is contingent upon completion of satisfactory inspection, review of environmental report, etc. Furnitures, fixtures, equipment and other assets are included as part of the purchase.

Leasing Interest – Manufacturing Plant in Memphis, TN

On March 8, 2021, MTI entered into a license agreement to lease property located at 8400 Winchester Road in Memphis, TN. The license fee is $817,274 and was to be paid 50% at execution and the remaining 50% on or before June 30, 2021. As of June 29, 2021, the Company has not paid the license fee to the prospective landlord per the agreement and lease proposal as the lease proposal was not intended to be a binding offer, but an outline of the general business terms and conditions of a license agreement and lease, should they be executed by both parties. Unless the parties fully execute a license agreement and/or lease, both parties shall not have any continuing obligations to one another.

Electric Vehicle Plans – Battery Management System

Subsequent to March 31, 2021, MTI management notified Linghang Boao Group of its decision to invoke the force majeure provision of the Strategic Cooperation Agreement due to the inability of the parties to perform caused by the global Pandemic.

Litigation

On May 28, 2021, a Net Element shareholder filed a complaint against Net Element and Mullen Acquisition, Inc. and certain named individuals regarding the proposed merger transaction. The complaint alleges, among other things, a potential dilution of the value of Net Elements stock and a failure to act in a fiduciary duty to its stakeholders

On June 3, 2021, a Net Element shareholder filed a lawsuit against Net Element, Mullen Technologies, Inc. and Mullen Acquisition, Inc. and certain individuals regarding the proposed Merger Agreement. The lawsuit material omissions regarding the merger transaction and seeks to prevent the consummation of the Merger Agreement, as well as certain other equitable relief.

Based upon information presently known to management, the Company believes that the potential liability from the May 2021 complaint and June 2021 lawsuit, if any, will not have a material adverse effect on its financial condition, cash flows or results of operations.

Employment Agreements

On June 1, 2021, the Company entered into an employment agreement with its Chief Operating Officer. According to the employment contract he will receive an annual salary of $350,000 effective July 1, 2021, plus incentive compensation as determined by the Board of Directors of the Company.

On June 1, 2021, the Company amended the employment agreement with its Chief Executive Officer. According to the employment contract he will receive an annual salary of $750,000 effective July 1, 2021, plus incentive compensation and 1,000,000 common shares each year.

NET ELEMENT, INC.’S CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND 2019

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash	$4,541,013	$486,604
Accounts receivable, net	7,109,173	6,560,928
Due from Mullen Technologies, Inc.	480,000	-
Prepaid expenses and other assets	1,837,972	1,621,144
Total current assets, net	13,968,158	8,668,676
Intangible assets, net	3,595,326	5,678,649
Goodwill	7,681,186	7,681,186
Operating lease right-of-use asset	801,062	380,986
Other long term assets	780,998	629,651
Total assets	$26,826,730	$23,039,148

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,171,376	$6,037,833
Accrued expenses	4,604,097	1,800,344
Deferred revenue	1,607,329	1,401,117
Notes payable (current portion)	1,330,018	909,086
Operating lease liability (current portion)	140,973	133,727
Due to related party	216,657	126,662
Total current liabilities	15,070,450	10,408,769
Operating lease liability (net of current portion)	660,621	247,259
Notes payable (net of current portion)	8,613,587	8,342,461
Total liabilities	24,344,658	18,998,489

STOCKHOLDERS' EQUITY
Series A Convertible Preferred stock ($.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and December 31, 2019)	-	-
Common stock ($.0001 par value, 100,000,000 shares authorized and 4,997,349 and 4,111,082 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively)	499	410
Paid in capital	189,700,103	185,297,069
Accumulated other comprehensive loss	(2,259,410)	(2,274,187)
Accumulated deficit	(184,692,067)	(178,750,634)
Non-controlling interest	(267,053)	(231,999)
Total stockholders' equity	2,482,072	4,040,659
Total liabilities and stockholders' equity	$26,826,730	$23,039,148

See Notes to the Consolidated Financial Statements

NET ELEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Year Ended December 31,
	2020	2019

Net revenues
Service fees	$65,705,122	$64,999,611
Total Revenues	65,705,122	64,999,611

Costs and expenses:
Cost of service fees	55,861,403	54,721,710
Selling, general and administrative	7,016,044	9,341,784
Non-cash compensation	2,718,152	2,050,862
Bad debt expense	1,566,804	1,350,177
Depreciation and amortization	3,035,799	3,120,243
Total costs and operating expenses	70,198,202	70,584,776
Loss from operations	(4,493,080)	(5,585,165)
Interest expense	(1,446,640)	(1,112,527)
Other income (expense)	(50,268)	1,459,615
Impairment charge relating to goodwill	-	(1,326,566)
Gain on disposition	13,500	-
Net loss from continuing operations before income taxes	(5,976,488)	(6,564,643)
Income taxes	-	-
Net loss from continuing operations	(5,976,488)	(6,564,643)
Net income attributable to the non-controlling interest	35,054	106,261
Net loss attributable to Net Element, Inc. stockholders	(5,941,434)	(6,458,382)
Foreign currency translation	14,777	(42,025)
Comprehensive loss attributable to common stockholders	$(5,926,657)	$(6,500,407)

Loss per share - basic and diluted	$(1.34)	$(1.60)

Weighted average number of common shares outstanding - basic and diluted	4,420,777	4,041,957

See Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Twelve Months Ended December 31, 2020
	Common Stock		Paid in	Accumulated Other	Non- controlling	Accumulated	Total
	Shares	Amount	Capital	Comprehensive Loss	interest	Deficit	Stockholder’s Equity
Balance December 31, 2018	3,863,019	$386.30	$183,246,232	$(2,232,163)	$(125,737)	$(172,292,252)	$8,596,466
Share based compensation	248,063	24.36	2,050,837	-	-	-	2,050,861
Net income (loss)	-	-	-	-	(106,262)	(6,458,382)	(6,564,644)
Comprehensive loss - foreign currency translation	-	-	-	(42,024)	-	-	(42,024)
Balance December 31, 2019	4,111,082	$410.66	$185,297,069	$(2,274,187)	$(231,999)	$(178,750,633)	$4,040,659
Share based compensation	334,654	33.47	2,721,865	-	-	-	2,721,899
ESOUSA transaction	551,613	55.16	1,681,169	-	-	-	1,681,225
Net loss	-	-	-	-	(35,054)	(5,941,434)	(5,976,488)
Comprehensive loss - foreign currency translation	-	-	-	14,777	-	-	14,777
Balance December 31, 2020	4,997,349	$499.28	$189,700,103	$(2,259,410)	$(267,053)	$(184,692,067)	$2,482,07

See Notes to the Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss attributable to Net Element, Inc. stockholders	$(5,941,434)	$(6,458,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-controlling interest	(35,054)	(106,261)
Share based compensation	2,718,152	2,050,862
Deferred revenue	206,212	(94,732)
Impairment for Goodwill	-	1,326,566
Provision for bad debt	2,968	(9,226)
Depreciation and amortization	3,035,799	3,120,243
Non cash interest	386,004	56,875
Changes in assets and liabilities:
Accounts receivable	(581,557)	(263,758)
Due from Mullen Technologies, Inc.	(480,000)	-
Prepaid expenses and other assets	198,448	(132,218)
Accounts payable and accrued expenses	3,512,074	(1,642,618)
Net cash provided by (used in) operating activities	3,021,612	(2,152,649)

Cash flows from investing activities:
Purchase of portfolios and client acquisition costs	(603,533)	(2,313,662)
Sale of Portfolio	162,000	-
Purchase of equipment and changes in other assets	(1,376,810)	(138,000)
Net cash used in investing activities	(1,818,343)	(2,451,662)

Cash flows from financing activities:
Proceeds from SBA loans	651,392	-
Proceeds from indebtedness	4,666,190	3,034,500
Repayment of indebtedness	(2,971,054)	(162,447)
Lease liability	420,608	380,986
Related party advances	255,576	202,471
Net cash provided by financing activities	3,022,712	3,455,510

Effect of exchange rate changes on cash	(20,225)	15,505
Net increase (decrease) in cash	4,205,756	(1,133,296)

Cash and restricted cash at beginning of year	1,116,255	2,249,551
Cash and restricted cash at end of year	$5,322,011	$1,116,255

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,060,636	$730,993
Taxes	$266,559	$120,544
Shares issued for redemption of indebtedness	$3,822,290	$-

See accompanying notes to the consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF NET ELEMENT FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

NOTE 1. ORGANIZATION AND OPERATIONS

Net Element, Inc. (collectively with its subsidiaries, “Net Element”, “we”, “us”, “our” or the “Company”) is a financial technology-driven group specializing in payment acceptance and value-added solutions across multiple channels in the United States and selected international markets. We are differentiated by our proprietary technology which enables us to provide a broad suite of payment products and end-to-end transaction processing services. Our transactional services business enables merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards, loyalty programs and alternative payment methods in traditional card-present or swipe transactions, as well as card-not-present transactions, such as those conducted over the phone or through the Internet or a mobile device. We operate in two reportable business operating segments: (i) North American Transaction Solutions, and (ii) International Transaction Solutions.

We are able to deliver our services across multiple points of access, or “multi-channel,” including brick and mortar locations, software integration, ecommerce, mobile operator billing, mobile and tablet-based solutions. In the United States, via our U.S. based subsidiaries, we generate revenues from transactional services and other payment technologies for small and medium-sized businesses. Through PayOnline, we provide transactional services, mobile payment transactions, online payment transactions and other payment technologies in emerging countries in the Eurasian Economic Community ("EAEC"), Europe and Asia.

Our transactional services business enables merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards, loyalty programs and alternative payment methods in traditional card-present or swipe transactions, as well as card-not-present transactions, such as those conducted over the phone or through the Internet or a mobile device. We market and sell our services through both independent sales groups (“ISGs”), which are non-employee, external sales organizations and other third-party resellers of our products and services, and directly to merchants through electronic media, telemarketing and other programs, including utilizing partnerships with other companies that market products and services to local and international merchants. We have agreements with several banks that sponsor us for membership in the Visa ®, MasterCard ®, American Express ®, and Discover ® card associations and settle card transactions for our merchants. These sponsoring banks include Citizens Bank, Esquire Bank, N.A. and Wells Fargo Bank, N.A. From time to time, we may enter into agreements with additional banks. We perform core functions for merchants such as application processing, underwriting, account set-up, risk management, fraud detection, merchant assistance and support, equipment deployment and chargeback services.

Our Mobile Solutions business, PayOnline, provides relationships and contracts with mobile operators that gives us the ability to offer our clients in-app, premium SMS (short message services, which is a text messaging service), Wireless Application Protocol (WAP)-click, one click and other carrier billing services. PayOnline provides flexible high- tech payment solutions to companies doing business on the Internet or in the mobile environment. PayOnline specializes in integration and customization of payment solutions for websites and mobile apps. In particular, PayOnline arranges payment on the website of any commercial organization, which increases the convenience of using the website and helps maximize the number of successful transactions. In addition, PayOnline is focused on providing online and mobile payment acceptance services to the travel industry through direct integration with leading Global Distribution Systems (“GDS”), which include Amadeus® and Sabre®. Key geographic regions that PayOnline serves include Eastern Europe, Central Asia, Western Europe, North America and Asia major sub regions. The PayOnline office is located in Moscow, Russia.

Also part of our transactional services business, Aptito is a proprietary, cloud-based payments platform for the hospitality industry, which creates an online consumer experience in offline commerce environments via tablet, mobile and all other cloud-connected devices. Aptito’s easy to use point-of-sale (“POS”) system makes things easier by providing a comprehensive solution to the hospitality industry to help streamline management and operations. Orders placed tableside by customers directly speed up the ordering process and improve overall efficiency. Aptito's mobile POS system provides portability to the staff while performing all the same functions as a traditional POS system.

NOTE 2. LIQUIDITY AND GOING CONCERN CONSIDERATIONS

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We sustained a net loss of approximately $5.9 million for the year ended December 31, 2020 and have an accumulated deficit of $184.7 million and a negative working capital of $1.7 million at December 31, 2020.

The continuing spread of the novel coronavirus pandemic (“COVID-19”) is currently impacting countries, communities, supply chains and markets, global financial markets, as well as, the largest industry group serviced by our Company. The Company cannot predict, at this time, whether COVID-19 will continue to have a material impact on our future financial condition and results of operations due to understaffing in the service sector and the decrease in revenues and profits, particularly restaurants, and any possible future government ordinances that may further restrict restaurant and other service or retail sectors operations.

During March 2020, our Company evaluated its liquidity position, future operating plans, and its labor force, which included a reduction in the labor force and compensation to executives and other employees, in order to maintain current payment processing functions, capabilities, and continued customer service to its merchants. We are also seeking sources of capital to pay our contractual obligations as they come due, in light of these uncertain times. Management believes that its operating strategy will provide the opportunity for us to continue as a going concern as long as we are able to obtain additional financing. At this time, due to our continuing losses from operations, negative working capital, and the COVID-19 pandemic, we cannot predict the impact of these conditions on our ability to obtain financing necessary for the Company to fund its future working capital requirements. Our Company has also decided to explore strategic alternatives and potential options for its business, including sale of the Company or certain assets, licensing of technology, spin-offs, or a business combination. There can be no assurance, at this time, regarding the eventual outcome of our planned strategic alternatives. In most respects, it is still too early in the COVID-19 pandemic to be able to quantify or qualify the longer-term ramifications on our merchant processing business, our merchants, our planned strategic alternatives to enhance current shareholder value, our current investors, and/or future potential investors.

On March 27, 2020, our Company entered into a Master Exchange Agreement (the “ESOUSA Agreement”) with ESOUSA Holdings, LLC ("ESOUSA"), a related party. Prior to entering into the ESOUSA Agreement, ESOUSA agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the ESOUSA Agreement, the Company has the right, at any time prior to March 27, 2021, to request ESOUSA, and ESOUSA agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs ESOUSA, for such number of shares of the Company’s common stock (“Common Stock”) as determined under the ESOUSA Agreement based upon the number of shares of Common Stock (already in ESOUSA’s possession) that ESOUSA sold in order to finance its purchase of such tranche of the promissory note from RBL Capital Group, LLC. ESOUSA will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by ESOUSA to finance the purchase of such Exchange Amount from RBL Capital Group, LLC. Each such tranche to be $148,000 unless otherwise agreed to by the Company and ESOUSA.

On April 23, 2020 and August 3, 2020, the Company entered into certain amendments to the ESOUSA Agreement, which together increased from $2,000,000 to $15,000,000 the principal amount and unpaid interest of one or more promissory notes of the Company or its direct or indirect subsidiaries that ESOUSA either purchased in whole or has an irrevocable right to purchase in tranches from RBL in connection with the ESOUSA Agreement.

On March 27, 2020, the Company received its first tranche of RBL promissory notes in the aggregate amount of $148,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. Included in other accrued expenses at September 30, 2020 is approximately $145,000 in connection with this first tranche for which shares of Common Stock have not yet been issued. Concurrently with this transaction, the Company received an equivalent aggregate amount of $148,000 from RBL under the Loan and Security Agreement (“Credit Facility”) with RBL.

On April 28, 2020, the Company received its second tranche of RBL promissory notes in the aggregate amount of $143,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 65,862 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $143,000 from RBL under the Credit Facility.

On August 11, 2020, the Company received its third tranche of RBL promissory notes in the aggregate amount of $707,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 66,190 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $707,000 from RBL under the Credit Facility.

On August 21, 2020, the Company received its fourth tranche of RBL promissory notes in the aggregate amount of $401,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.The Company issued 45,654 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $401,000 from RBL under the Credit Facility.

On September 25, 2020, the Company received its fifth tranche of RBL promissory notes in the aggregate amount of $426,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 50,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $426,000 from RBL under the Credit Facility.

On December 30, 2020, the Company received its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. In January 2021, the Company issued 200,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $1.960,000 from RBL under the Credit Facility.

On August 4, 2020, our Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mullen Technologies, Inc., a California corporation (“Mullen”), and Mullen Acquisition, Inc., a California corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to, and on the terms and subject to the conditions of, the Merger Agreement, Merger Sub will be merged with and into Mullen (the “Merger”), with Mullen continuing as the surviving corporation in the Merger. After Mullen’s completion and delivery to our Company, of the audited financial statements for Mullen and its subsidiaries and affiliates required to be included in a registration statement, the Company intends to prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the proxy statement will be included as a part of the prospectus, in connection with the registration under the Securities Act of the shares of Parent Shares to be issued in connection with the transactions contemplated in the Merger Agreement. The Merger Agreement contains termination rights for each of the Company and Mullen, including, among others, (i) in the event that the Merger has not been consummated by December 31, 2020, (ii) in the event that the requisite approval of the Company’s stockholders is not obtained upon a vote thereon, (iii) in the event that any governmental authority shall have taken action to restrain, enjoin or prohibit the consummation of the Merger, which action shall have become final and non-appealable and (iv) in the event that there is a breach by the other party of any of its representations, warranties, covenants or agreements, which breach is sufficiently material and not timely cured or curable. In addition, Mullen may terminate the Merger Agreement if, prior to receipt of the requisite approval of the Company’s stockholders, the Company’s board of directors shall have changed their recommendation in respect of the Merger. Further, the Company may terminate the Merger Agreement prior to receipt of the requisite approval of the Company’s stockholders to enter into a definitive agreement with respect to a Superior Proposal (as such term is defined in the Merger Agreement).

As contemplated by the Merger Agreement, on August 11, 2020, our Company as lender, entered into an unsecured Promissory Note, dated August 11, 2020 (the “Note”), with Mullen. Pursuant to the Note, Mullen borrowed from the Company $500,000. Prior to maturity of the loan, the principal amount of the loan will carry an interest rate of 14% per annum compounded monthly and payable upon demand. This loan will mature on the earlier of (i) the date that the Merger Agreement is terminated for any reason by any party thereto and (ii) the Merger Effective Time (as defined in the Merger Agreement).

On December 29, 2020, the Company entered into the First Amendment (the “Amendment”) to the Merger Agreement with Mullen and the Merger Sub. Prior to the parties’ execution and delivery of the Amendment, Section 8.1(b) of the Merger Agreement provided that the Merger Agreement may be terminated and the merger contemplated in the Merger Agreement (the “Merger”) and other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the merger effective time, notwithstanding any requisite approval and adoption of Merger Agreement and the transactions contemplated in the Merger Agreement by the shareholders of Mullen and/or the stockholders of the Company, by either Company or Mullen if the merger effective time shall not have occurred on or before December 31, 2020 (the “Outside Date”). Pursuant to the Amendment, the Company, Mullen and Merger Sub amended Section 8.01(b) of the Merger Agreement to extend the Outside Date to March 31, 2021.

In addition, pursuant to the Amendment, the Company, Mullen and Merger Sub agreed that, if the registration statement on Form S-4 (with the merger proxy statement included as part of the prospectus) is not filed with U.S. Securities and Exchange Commission (the “SEC”) on or prior to January 15, 2021, then Mullen will pay the Company an agreed sum of $13,333 per day (the “Late Fee”) until the such registration statement (with the merger proxy statement included as part of the prospectus) is filed with the SEC. All accumulated Late Fees will be due and payable by Mullen on the 5th day of each calendar month commencing February 5, 2021 and on the 5th day of each month thereafter until the above-refenced filing has occurred.

On March 30, 2021, the Company entered into the Second Amendment (the “Second Amendment”) to Agreement and Plan of Merger dated as of August 4, 2020, as amended by the First Amendment dated as of December 29, 2020 (the “Merger Agreement”) with Mullen Technologies, Inc., a California corporation (“Mullen”), Mullen Acquisition, Inc., a California corporation and wholly owned subsidiary of the Company (“Merger Sub”). Prior to the parties’ execution and delivery of the Second Amendment, Section 8.1(b) of the Merger Agreement, as amended, provided that the Merger Agreement may be terminated and the merger contemplated in the Merger Agreement (the “Merger”) and other transactions contemplated in the Merger Agreement may be abandoned at any time prior to the merger effective time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in the Merger Agreement by the shareholders of Mullen and/or the stockholders of the Company, by either Company or Mullen if the merger effective time shall not have occurred on or before March 31, 2021 (the “Outside Date”). Pursuant to the Second Amendment, the Company, Mullen and Merger Sub amended Section 8.01(b) of the Merger Agreement to extend the Outside Date to April 30, 2021. The Outside Date has since been amended to August 31, 2021.

At March 31, 2021, the Company is also owed approximately $1 million from Mullen in connection with Late Fees, as previously discussed.

Consummation of the Merger, the Divestiture, the Private Placement and the other transactions contemplated in the Merger Agreement, is subject to customary conditions including, among others, the approval of the Company’s stockholders. There is no guarantee that the Merger, the Divestiture, the Private Placement or the other transactions contemplated in the Merger Agreement will be completed.

These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. The Company’s significant accounting policies are described below.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the reporting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of Consolidation

These consolidated financial statements include the accounts of Net Element, Inc and our subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform to the 2019 presentation. These reclassifications had no effect on net loss or loss per share as previously reported.

Cash

We maintain our U.S. dollar-denominated cash in several non-interest bearing bank deposit accounts. All U.S. non-interest bearing transaction accounts are insured up to a maximum of $250,000 at FDIC insured institutions. The bank balances exceeded FDIC limits by approximately $3.7 million and $134,000 at December 31, 2020 and December 31, 2019, respectively. We maintained approximately $43,000 and $30,000 in uninsured bank accounts in Russia and the Cayman Islands at December 31, 2020 and 2019, respectively.

Restricted Cash

Restricted cash represents funds held-on-deposit with processing banks pursuant to agreements to cover potential merchant losses. It is presented as other long-term assets on the accompanying consolidated balance sheets since the related agreements extend beyond the next twelve months. Following the adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230), the Company includes restricted cash along with the cash balance for presentation in the consolidated statements of cash flows. The reconciliation between the consolidated balance sheet and the consolidated statement of cash flows is as follows:

	December 31, 2020	December 31, 2019
Cash on consolidated balance sheet	$4,541,013	$486,604
Restricted cash	780,998	629,651
Total cash and restricted cash	$5,322,011	$1,116,255

Accounts Receivable and Credit Policies

Accounts receivable consist primarily of uncollateralized credit card processing residual payments due from processing banks requiring payment within thirty days following the end of each month. Accounts receivable also include amounts due from the sales of our technology solutions to its customers. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts, if necessary, which reflects management’s best estimate of the amounts that will not be collected. The allowance is estimated based on management’s knowledge of its customers, historical loss experience and existing economic conditions. Accounts receivable and the allowance are written-off when, in management’s opinion, all collection efforts have been exhausted.

Other Current Assets

Other current assets consist of point-of-sale equipment which we use to service both merchants and independent sales agents ("ISG"). Often, we will provide the equipment as an incentive for merchants and independent sales agents to enter into a merchant contracts with us. The term of these contracts has an average length of three years and the cost of the equipment plus any setup fees will be amortized over the contract period. If the merchants terminate their contract with us early, they are obligated to either return the equipment or pay for it. The table below reflects the changes in other current assets, as it relates to point-of-sale equipment for the years ended December 31, 2020 and 2019.

Balance December 31, 2018	$525,000
Purchases during 2019	272,000
Amortization 2019	(334,000)
Balance December 31, 2019	$463,000
Purchases during 2020	248,000
Amortization 2020	(333,000)
Balance December 31, 2020	$378,000

Also included in other current assets are prepaid PCI annual fees of approximately $298,000 and $345,000 as of December 31, 2020 and 2019, respectively, and approximately $708,000 and $663,000 of prepaid annual fee commissions as of December 31, 2020 and 2019, respectively.

Amortization expense for the equipment placed in service for the years ended December 31, 2020 and 2019 was approximately $333,000 and $334,000, respectively.

Intangible Assets

Intangible assets acquired, either individually or with a group of other assets (but not those acquired in a business combination), are initially recognized and measured based on fair value. Goodwill acquired in business combinations is initially computed as the amount paid in excess of the fair value of the net assets acquired. We did not acquire any businesses during the years ended December 31, 2020 and 2019.

The cost of internally developing, maintaining and restoring intangible assets (including goodwill) that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity are recognized as an expense when incurred.

Intangible assets include acquired merchant relationships, recurring cash flow portfolios, referral agreements, trademarks, tradenames, website development costs and non-compete agreements. Merchant relationships represent the fair value of customer relationships purchased by us. Recurring cash flow portfolios give us the right to retain a greater share of the cash flow, in the form of paying less commissions to an independent sales agent, related to certain future transactions with the agent referred sales partners. Referral agreements represent the right to exclusively obtain referrals from a partner for their customers' credit card processing services.

We amortize definite lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise utilized. The estimated useful lives of our customer-related intangible assets approximate the expected distribution of cash flows on a straight-line basis from each asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement.

Management evaluates the remaining useful lives and carrying values of long-lived assets, including definite lived intangible assets, at least annually, or when events and circumstances warrant such a review, to determine whether significant events or changes in circumstances indicate that a change in the useful life or impairment in value may have occurred. There were no impairment charges during the years ended December 31, 2020 and 2019 for the intangible assets.

Goodwill

In accordance with ASC 350, Intangibles—Goodwill and Other, we test goodwill for impairment for each reporting unit on an annual basis, or when events or circumstances indicate the fair value of a reporting unit is below its carrying value.

Our goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition.

We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of its reporting units, sustained decrease in its share price, and other relevant entity specific events. If the management determines on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a quantitative test for that reporting unit. The fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. Subsequent to the adoption on January 1, 2017 of Accounting Standards Update (“ASU”) No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, if the fair value of a reporting unit is less than its carrying value, we recognize an impairment equal to the excess carrying value, not to exceed the total amount of goodwill allocated to that reporting unit.

At December 31, 2019, our management determined that an impairment charge of approximately $1.3 million was necessary to reduce the goodwill relating to the acquisition of PayOnline which is part of our International Transaction Solutions segment. We did not recognize any impairment charge to goodwill during the year ended December 31, 2020.

For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.”

Capitalized Customer Acquisition Costs, Net

Capitalized customer acquisition costs consist of up-front cash payments made to ISG’s for the establishment of new merchant relationships. Capitalized customer acquisition costs represent incremental, direct customer acquisition costs that are recoverable through gross margins associated with merchant contracts. The up-front cash payment to the ISG is based on the estimated gross margin for the first year of the merchant contract. The deferred customer acquisition cost asset is recorded at the time amounts are receivable but not yet earned and the capitalized acquisition costs are amortized on a straight-line basis over a period of approximately four years. Consideration paid for these agreements for the years ended December 31, 2020 and 2019 was approximately $600,000 and $1.9 million, respectively. Because we pay an up-front fee to compensate the referral partner, the amount is treated as an asset acquisition in which we have acquired an intangible stream of referrals. This asset is amortized over a straight-line period of approximately four years and is included in intangible assets on the accompanying consolidated balance sheets (See Note 6 – item labeled “Client Acquisition Costs”).

Accrued Residual Commissions

We record commissions as a cost of revenues in the accompanying consolidated statement of operations and comprehensive loss. We pay agent commissions to ISGs and independent sales agents based on the processing volume of the merchants enrolled. The commission obligations are based on varying percentages of the volume processed by us on behalf of the merchants. Percentages vary based on the program type and transaction volume of each merchant.

Fair Value Measurements

Our financial instruments consist primarily of cash, accounts receivables, accounts payables, and a note payable. The carrying values of these financial instruments are considered to be representative of their fair values due to the short-term nature of these instruments. The carrying amount of notes payable of approximately $9.9 million and $9.3 million at December 31, 2020 and 2019, respectively, approximates fair value because current borrowing rates do not materially differ from market rates for similar bank borrowings. The notes payable are classified as a Level 2 item within the fair value hierarchy. We measure certain nonfinancial assets and liabilities at fair value on a nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. We use a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted market prices in active markets for identical assets or liabilities as of the reporting date

Level 2 — Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3 — Unobservable inputs that are not corroborated by market data

These non-financial assets and liabilities include intangible assets and liabilities acquired in a business combination as well as impairment calculations, when necessary. The fair value of the assets acquired and liabilities assumed in connection with the PayOnline acquisition, were measured at fair value by us at the acquisition date. The fair values of our merchant portfolios are primarily based on Level 3 inputs and are generally estimated based upon independent appraisals that include discounted cash flow analyses based on our most recent cash flow projections, and, for years beyond the projection period, estimates based on assumed growth rates. Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others. In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values, and, where available, values observed in private market transactions. The inputs used by management for the fair value measurements include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3. Goodwill impairment is primarily based on observable inputs using company specific information and is classified as Level 3.

Leases

Effective January 1, 2019, we adopted Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) which supersedes the lease accounting requirements in Accounting Standards Codification (ASC) 840, Leases (Topic 840). Please refer to Recent Accounting Pronouncements below for additional information on the adoption of Topic 842 and the impact upon adoption to the Company’s consolidated financial statements.

Under Topic 842, we applied a dual approach to all leases whereby we are a lessee and classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the Company. Lease classification is evaluated at the inception of the lease agreement. Regardless of classification, we record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Our lease, for the premises we occupy for the North American Transaction Solutions segment's U.S. headquarters, was classified as an operating lease as of January 1, 2019. Operating lease expense is recognized on a straight-line basis over the term of the lease.

We identify leases in our contracts if the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration. We do not allocate lease consideration between lease and non-lease components and record a lease liability equal to the present value of the remaining fixed consideration under the lease. Any interest rate implicit in our leases are generally not readily determinable. Accordingly, we use our estimated incremental borrowing rate at the commencement date of the lease to determine the present value discount of the lease liability. We estimate the incremental borrowing rate for each lease based on an evaluation of our expected credit rating and the prevailing market rates for collateralized debt in a similar economic environment with similar payment terms and maturity dates commensurate with the term of the lease. The right-of-use asset for each lease is equal to the lease liability, adjusted for unamortized initial direct costs and lease incentives. We exclude options to extend or terminate leases from the calculation of the lease liability unless it is reasonably certain the option will be exercised.

Revenue Recognition and Deferred Revenue

We recognize revenue when all of the following criteria are met: (1) the parties to the contract have approved the contract and are committed to perform their respective obligations, (2) we can identify each party’s rights regarding the goods or services to be transferred, (3) we can identify the payment terms for the goods or services to be transferred, (4) the contract has commercial substance, and (5) it is probable that we will collect substantially all of the consideration to which we will be entitled in exchange for the goods or services that will be transferred to the customer. We consider persuasive evidence of a sales arrangement to be the receipt of a billable transaction from aggregators, signed contract or the processing of a credit card transaction. Collectability is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. We record cash received in advance of revenue recognition as deferred revenue. Revenue consists primarily of fees generated through the electronic processing of payment transactions and related services and is recognized as revenue during the period the transactions are processed or when the related services are performed.

Our transactional processing fees are generated primarily from TOT Payments doing business as Unified Payments, which is our North American Transaction Solutions segment, PayOnline, which is our International Transaction Solutions segment, and Aptito, which is our point of sale solution for restaurants.

We work directly with payment card networks and banks so that our merchants do not need to manage the complex systems, rules, and requirements of the payments industry. We satisfy our performance obligations and therefore recognize the transactional processing service fees as revenue upon authorization of a transaction by the merchant’s customer’s bank.

The majority of our revenues is derived from volume-based payment processing fees ("discount fees”) and other related fixed transaction or service fees. Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount fees are recognized at the time the merchants’ transactions are processed. Generally, where we have control over merchant pricing, merchant portability, credit risk and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Revenues generated from merchant portfolios where we do not have control over merchant pricing, liability for merchant losses or credit risk or rights of portability are reported net of interchange and other fees. Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks. Revenues derived from service fees are recognized at the time the services are performed and there are no further performance obligations. Revenue from the sale of equipment is recognized upon transfer of ownership and delivery to the customer, after which there are no further performance obligations.

We primarily report revenues gross as a principal versus net as an agent. Although some of our processing agreements vary with respect to specific terms, the transactional processing service fees collected from merchants generally are recognized as revenue on a gross basis as we are the principal in the delivery of the managed payments solutions to the sellers. The gross fees we collect are intended to cover the interchange, assessments and other processing and non-processing fees which are included and are part of our gross margin.

We have primary responsibility for providing end-to-end payment processing services for our clients. Our clients contract us for all credit card processing services, including transaction authorization, settlement, dispute resolution, data/transmission security, risk management, reporting, technical support and other value-added services. We have concluded that we are the principal because we control the services before delivery to the merchant, and are primarily responsible for the delivery of the services, have discretion in setting prices charged to merchants, and are responsible for losses. We also have pricing latitude and can provide services using several different network options.

Net Loss per Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares issuable upon exercise of common stock options or warrants. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would have an anti-dilutive effect.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize net deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We account for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. We classify the liability for unrecognized tax benefits as current to the extent we anticipate payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes. The open United States tax years subject to examination with respect to our operations are 2017, 2018 and 2019.

Interchange, Network Fees and Other Cost of Services

Interchange and network fees consist primarily of fees that are directly related to discount fee revenue. These include interchange fees paid to issuers and assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and Mastercard, AMEX, and Discover, as well as fees charged by card-issuing banks. Other costs of services include costs directly attributable to processing and bank sponsorship costs, which may not be based on a percentage of volume. These costs also include related costs such as residual payments to sales groups, which are based on a percentage of the net revenues generated from merchant referrals. In certain merchant processing bank relationships we are liable for chargebacks against a merchant equal to the volume of the transaction. Losses resulting from chargebacks against a merchant are included in other cost of services or as a bad debt expense, determined on the timing and nature of the specific transaction, on the accompanying consolidated statement of operations. We evaluate the risk for such transactions and our potential loss from chargebacks based primarily on historical experience and other relevant factors.

Advertising and Promotion Costs

Advertising and promotion costs are expensed as incurred. Advertising expense was approximately $223,000 and $273,000 for the years ended December 31, 2020 and 2019, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

Equity-based Compensation

We account for grants of equity awards to employees in accordance with ASC 718, Compensation—Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

Equity-based compensation was approximately $2.7 million and $2.1 million for the years ended December 31, 2020 and 2019, respectively, and is reflected on the accompanying consolidated statements of operations and comprehensive loss.

Foreign Currency Transactions

We are subject to exchange rate risk in our foreign operations in Russia, the functional currency of which is the Russian ruble, where we generate service fee revenues, interest income or expense, incur product development, engineering, website development, and selling, general and administrative costs and expenses. Our Russian subsidiaries pay a majority of their operating expenses in their local currencies, exposing us to exchange rate risk.

Use of Estimates

The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Such estimates include, but are not limited to, the value of purchase consideration paid and identifiable assets acquired and assumed in acquisitions, goodwill and asset impairment review, valuation reserves for accounts receivable, valuation of acquired or current merchant portfolios, incurred but not reported claims, revenue recognition for multiple element arrangements, loss reserves, assumptions used in the calculation of equity-based compensation and in the calculation of income taxes, and certain tax assets and liabilities, as well as, the related valuation allowances. Actual results could differ from those estimates.

Below is a summary of the Company’s critical accounting estimates for which the nature of management’s assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and for which the impact of the estimates and assumptions on financial condition or operating performance is material.

Goodwill

The Company tests goodwill for impairment using a fair value approach at least annually, absent some triggering event that would require an interim impairment assessment. Significant estimates and assumptions are used in our goodwill impairment review and include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Our assessment of qualitative factors involves significant judgments about expected future business performance, general market conditions, and regulatory changes. In a quantitative assessment, the fair value of each reporting unit is determined based largely on the present value of projected future cash flows, growth assumptions regarding discount rates, estimated growth rates and our future long-term business plans. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit.

Recent Accounting Pronouncements

Adoption of ASU 2016-02, Leases

In February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, “Leases (Topic 842)” which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The ASU is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Effective January 1, 2019, we adopted Topic 842 using the modified retrospective transition method. Under this method, we applied Topic 842 to the lease for the premises we occupy for our North American Transaction Solutions segment's U.S. headquarters. There was no cumulative impact adjustment necessary with the adoption to our accumulated deficit on January 1, 2019. Our consolidated financial statements for periods ending after January 1, 2019 are presented in accordance with the requirements of Topic 842, while comparative prior period amounts have not been adjusted and continue to be reported in accordance with Topic 840. Please refer to "Leases" above for a description of our lease accounting policies upon the adoption on Topic 842.

Adoption of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this update changed how companies measure and recognize credit impairment for many financial assets. The new expected credit loss model will require companies to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets (including trade receivables) that are within the scope of the update. The update also made amendments to the current impairment model for held-to-maturity and available-for-sale debt securities and certain guarantees. The guidance was effective for us on January 1, 2020. The adoption of this guidance did not have a material impact on our consolidated financial statements.

NOTE 4. DUE FROM MULLEN

As contemplated by the Merger Agreement referred to in Note 2, on August 11, 2020, our Company as lender, borrowed an additional $500,000 from RBL and entered into an unsecured Promissory Note, dated August 11, 2020 (the “Note”), with Mullen. Pursuant to the Note, Mullen borrowed from the Company $500,000. Prior to maturity of the loan, the principal amount of the loan will carry an interest rate of 14% per annum compounded monthly and payable upon demand. This loan will mature on the earlier of (i) the date that the Merger Agreement is terminated for any reason by any party thereto and (ii) the Merger Effective Time (as defined in the Merger Agreement).

At March 31, 2021, the Company is also owed approximately $1 million from Mullen in connection with Late Fees, pursuant to the Amendment to the Merger Agreement with Mullen.

NOTE 5. ACCOUNTS RECEIVABLE

Accounts receivable, net of allowance for doubtful accounts, consist of amounts due from merchant service providers and to a lesser extent Russian mobile operator intermediaries. Net accounts receivable amounted to approximately $7.1 million and 6.6 million at December 31, 2020 and 2019, respectively. Net accounts receivable consisted primarily of approximately $6.7 and $6.2 million for North American Transaction Solutions as of December 31, 2020 and 2019and approximately $300,000 and $400,000, attributed to International Transaction Solutions for merchant processing receivables at December 31, 2020 and 2019, respectively.

Our allowance for doubtful accounts was approximately $214,000 and $214,000 as of December 31, 2020 and 2019. Actual write-offs may exceed estimated amounts.

NOTE 6. INTANGIBLE ASSETS

The Company had approximately $3.6 and $5.7 million in intangible assets, net of amortization, at December 31, 2020 and 2019, respectively. Shown below are the details of the components that represent these balances.

Intangible Assets Consisted of the following as of December 31, 2020

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method
IP Software	$2,378,248	$(2,321,843)	$40,185	3 years - straight-line
Portfolios and Client Lists	7,714,665	(6,776,317)	938,348	4 years - straight-line
Client Acquisition Costs	8,841,617	(6,224,824)	2,616,794	4 years - straight-line
PCI Certification	449,000	(449,000)	-	3 years - straight-line
Trademarks	703,586	(703,586)	-	3 years - straight-line
Domain Names	437,810	(437,810)	-	3 years - straight-line
Total	$20,524,925	$(16,913,379)	$3,595,326

Intangible assets consisted of the following as of December 31, 2020

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method
IP Software	$2,343,888	$(2,240,695)	$103,193	3 years - straight-line
Portfolios and Client Lists	7,714,665	(5,614,880)	2,099,785	4 years - straight-line
Client Acquisition Costs	8,238,018	(4,762,347)	3,475,671	4 years - straight-line
PCI Certification	449,000	(449,000)	-	3 years - straight-line
Trademarks	703,586	(703,586)	-	3 years - straight-line
Domain Names	437,810	(437,810)	-	3 years - straight-line
Total	$19,886,967	$(14,208,318)	$5,678,649

Amortization expense for the intangible assets was approximately $2.6 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively.

The following table presents the estimated aggregate future amortization expense of intangible assets:

2021	$866,629
2022	866,629
2023	866,629
2024	853,234
2025	142,205
Balance December 31, 2020	$3,595,326

NOTE 7. ACCRUED EXPENSES

At December 31, 2020 and December 31, 2019, accrued expenses amounted to approximately $4.6 and $1.8 million, respectively. Accrued expenses represent expenses that are owed at the end of the period or are estimates of services provided that have not been billed by the provider or vendor. The following table reflect the balances outstanding as of December 31, 2020 and December 31, 2019.

	December 31, 2020	December 31, 2019
Accrued professional fees	$268,435	$276,239
PayOnline accrual	61,719	69,039
Accrued interest	409,525	43,021
Accrued bonus	1,690,556	1,318,060
Accrued foreign taxes	(12,336)	2,064
Other accrued expenses	2,186,197	91,921
Total accrued expenses	$4,604,097	$1,800,344

Included in accrued bonus are non-discretionary compensation due to our Chairman and CEO approximating $1.3 million and $979,000 at December 31, 2020 and 2019, respectively, and approximately $386,000 and $339,000 at December 31, 2020 and 2019 for discretionary performance bonuses due to certain employees.

Other accrued expenses includes $2.0 million which was due to ESOUSA for the sixth tranche received on December 30, 2020, which was subsequently paid by the issuance of 200,000 shares in January of 2021.

NOTE 8. NOTES PAYABLE

Notes payable consist of the following:

	December 31, 2020	December 31, 2019
RBL Capital Group, LLC	$9,431,157	$9,431,157
SBA Loan - EIDL	159,899	-
SBA Loan - PPP	491,493	-
Subtotal	10,082,549	9,431,157
Less: deferred loan costs	(138,944)	(179,610)
Subtotal	9,943,605	9,251,547
Less: current portion	(1,330,018)	(909,086)
Long term debt	$8,613,587	$8,342,461

RBL Capital Group, LLC

Effective June 30, 2014, TOT Group, Inc. and its subsidiaries as co-borrowers, TOT Payments, LLC, TOT BPS, LLC, TOT FBS, LLC, Process Pink, LLC, TOT HPS, LLC and TOT New Edge, LLC (collectively, the “co-borrowers”), entered into a Loan and Security Agreement (“Credit Facility”) with RBL Capital Group, LLC (“RBL”), as lender (the “RBL Loan Agreement”). The original terms provided us with an 18-month, $10 million credit facility with interest at the higher of 13.90% per annum or the prime rate plus 10.65%. On May 2, 2016, we renewed our Credit Facility with RBL, increasing the facility from $10 million to $15 million and extending the term through February 2019.

The co-borrowers’ obligations to RBL pursuant to the RBL Loan Agreement are secured by a first priority security interest in all of the co-borrowers’ tangible and intangible assets, including but not limited to their merchants, merchant contracts and proceeds thereof, and all right title and interest in co-borrowers’ processing contracts, contract rights, and portfolio cash flows with all processors of the co-borrowers. On December 19, 2019, in connection with an addendum to those certain term notes made by TOT Group, Inc.in favor of RBL, the Credit Facility referred to above, we received funding of $1,000,000 and new terms were negotiated for the total outstanding notes payable amount of $9,431,157. This total loan amount bears interest at 14.19%. On January 20, 2020, we were required to make one (1) payment of interest only for $117,329, followed by five (5) payments of interest only in the amount of $111,523. Effective July 20, 2020, we were required to make forty-eight (48) monthly payments, which includes principal and interest for $258,620, until March 20, 2024 the date this term note matures. In the event any of the installments or other payment required to be made is not received by or on behalf of RBL in full within ten (10) days after the due date thereof, and the same subsequently is received and accepted by or on behalf of RBL, the Company shall pay on demand a late charge in the amount of five percent (5%) of the amount of the delinquent payment. In the event of the occurrence of an Event of Default (as defined in the Loan Agreement), the entire unpaid balance of principal and interest of the Loan shall become due and payable immediately, without notice or demand, at the election of the Note holder, provided that the holder shall endeavor (but is not required) to provide notice to the Company of any such acceleration. The Company waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of the Note. The Company shall not have any right to prepay this loan except as expressly provided in the Loan Agreement.

On June 20, 2020, in connection with those certain term notes made by TOT Group, Inc.in favor of RBL, the Credit Facility referred to above, the Company executed two (2) promissory term notes, totaling $9,431,157, which replaces all previous outstanding term notes with RBL The first term note is for $4,432,157 and bears interest at 14.19%. On December 20, 2021, we are required to make one (1) payment of interest only for $67,746, followed by eight (8) payments of interest only for the same amount, followed by a balloon payment for any outstanding principal and accrued interest of approximately $5,540,128.. The second term note is for $5,000,000 and bears interest at 14.19%. On June 20, 2020, we are required to make one (1) payment of interest only for $59,125 followed by six (6) payments of interest only for the same amount. Starting on January 20,2021, the Company shall make twenty (20) equal monthly payments of principal and interest of $137,109, followed by one (1) payment of principal and interest for approximately $3,290,475.In connection with this term note, the Company agreed to pay a financing fee of $894,311. Such financing fee will be due and payable as follows; $25,000 on February 20, 2021; $25,000 on June 20, 2021; $94,311 on August 20, 2022; and $750,000 on September 20, 2022. The Company waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of the Note. The Company shall not have any right to prepay this loan except as expressly provided in the Loan Agreement.

The Company waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of the Note. The Company shall not have any right to prepay this loan except as expressly provided in the Loan Agreement. On March 27, 2020, our Company entered into a Master Exchange Agreement (the “ESOUSA Agreement”) with ESOUSA Holdings, LLC ("ESOUSA"), a related party. Prior to entering into the ESOUSA Agreement, ESOUSA agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the ESOUSA Agreement, the Company has the right, at any time prior to March 27, 2021, to request ESOUSA, and ESOUSA agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs ESOUSA, for such number of shares of the Company’s common stock (“Common Stock”) as determined under the ESOUSA Agreement based upon the number of shares of Common Stock (already in ESOUSA’s possession) that ESOUSA sold in order to finance its purchase of such tranche of the promissory note from RBL Capital Group, LLC. ESOUSA will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by ESOUSA to finance the purchase of such Exchange Amount from RBL Capital Group, LLC. Each such tranche to be $148,000 unless otherwise agreed to by the Company and ESOUSA.

On April 23, 2020 and August 3, 2020, the Company entered into certain amendments to the ESOUSA Agreement, which together increased from $2,000,000 to $15,000,000 the principal amount and unpaid interest of one or more promissory notes of the Company or its direct or indirect subsidiaries that ESOUSA either purchased in whole or has an irrevocable right to purchase in tranches from RBL in connection with the ESOUSA Agreement.

On March 27, 2020, the Company received its first tranche of RBL promissory notes in the aggregate amount of $148,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. Included in other accrued expenses at September 30, 2020 is approximately $145,000 in connection with this first tranche for which shares of Common Stock have not yet been issued. Concurrently with this transaction, the Company received an equivalent aggregate amount of $148,000 from RBL under the Credit Facility.

On April 28, 2020, the Company received its second tranche of RBL promissory notes in the aggregate amount of $143,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 65,862 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $143,000 from RBL under the Credit Facility.

On August 11, 2020, the Company received its third tranche of RBL promissory notes in the aggregate amount of $707,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 66,190 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $707,000 from RBL under the Credit Facility.

On August 21, 2020, the Company received its fourth tranche of RBL promissory notes in the aggregate amount of $401,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 45,654 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $401,000 from RBL under the Credit Facility.

On September 25, 2020, the Company received its fifth tranche of RBL promissory notes in the aggregate amount of $426,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 50,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $426,000 from RBL under the Credit Facility.

On December 30, 2020, the Company received its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. In January 2021, the Company issued 200,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $1,960,000 from RBL under the Credit Facility.

SBA Loans

On May 7, 2020, the Company entered into a promissory note (the “Note”) evidencing an unsecured loan (the “Loan”) in the amount of $491,493 made to the Company under the Paycheck Protection Program (the “PPP”). The Note matures on May 7, 2022 and bears interest at a rate of 1% per annum. Beginning December 7, 2020, the Company is required to make 17 monthly payments of principal and interest, with the principal component of each such payment based upon the level amortization of principal over a two-year period from May 7, 2020. Pursuant to the terms of the CARES Act and the PPP, the Company may apply to the Lender for forgiveness for the amount due on the Loan. The amount eligible for forgiveness is based on the amount of Loan proceeds used by the Company (during the eight-week period after the Lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP. No assurance can be given, at this time, that the Company will obtain forgiveness of the Loan in whole or in part.

On May 18, 2020, the Company entered into a promissory note (the "Note") in the amount of $159,899 made to the Company by the U.S. Small Business Administration under the Economic Injury Disaster Loan program. Monthly installment payments on the Note will begin twelve months from the date of the Note, with the balance of any accrued principal and interest at 3.75% annually, payable thereafter.

Scheduled Notes Payable Principal Repayment at December 31, 2020 is as follows:

2021	1,330,018
2022	8,574,057
2023	5,514
2024	5,514
2025	167,446
Balance December 31, 2020	$10,082,549

NOTE 9. CONCENTRATIONS

Credit card processing revenues are from merchant customer transactions, which were processed primarily by one third-party processor (greater than 5%) and our own dedicated bank identification number ("BIN")/Interbank Card Association ("ICA") number during the years ended December 31, 2020 and 2019.

For the year ended December 31, 2020, we processed 32% of our total revenue with Priority Payment Systems, and 53% from our own dedicated BIN/ICA with Esquire Bank, and 10% with First Data Corp.

For the year ended December 31, 2019, we processed 44% of our total revenue with Priority Payment Systems, and 38% from our own dedicated BIN/ICA with Esquire Bank.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Employment Agreement

On February 25, 2020, as per approval of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, the Company entered into an employment agreement (the “Agreement”) with Steven Wolberg, the Company's Chief Legal Officer and Corporate Secretary. The Agreement provides for continuation of the current base salary of $250,000. The term of the Agreement is 5 years, with subsequent 1-year renewals. The Agreement provides for a sign-on bonus of 10,000 shares of Company’s common stock, to be granted to Mr. Wolberg pursuant to the Company’s equity incentive plan, the severance in the amount of two times annual base salary of Mr. Wolberg if Mr. Wolberg’s employment is terminated by the Company without “cause” (as defined in the Agreement) or Mr. Wolberg terminates the employment for “good reason” (as defined in the Agreement). For each fiscal year during the term of the Agreement, the Agreement provides for a bonus arrangement equal to 50% of Mr. Wolberg’s base salary, payable in the Company’s shares of common stock or, at the Company’s discretion, in cash. Further, for each fiscal year during the term of the Agreement, Mr. Wolberg will be eligible to receive long-term equity incentive awards, as determined by the Committee at the time of grant, pursuant to the Company’s equity incentive plan.

Minimum Billing Processing Fees Commitment

We have non-exclusive agreements with two of our processors to provide services related to processing. The agreements require us to submit a minimum number of billable processing fees. If we submit an amount that is lower than the minimum, we are required to pay to each processor the fees it would have received if we had submitted the required minimum number of billable processing fees. As of December 31, 2020, the aggregate minimum monthly processing fees for these processors amounts to approximately $150,000 per month.

Leases

North American Transaction Solutions

During May 2013, we entered into a lease agreement, for approximately 4,101 square feet of office space located at 3363 N.E. 163rd Street, Suite 606, North Miami Beach, Florida 33160. The term of the lease agreement was from May 1, 2013 through December 31, 2016, with monthly rent increasing from $16,800 per month at inception to $19,448 per month (or $233,377 per year) for the period from January 1, 2016 through December 31, 2016. The lease was extended for a period of five years commencing August 1, 2017 and expiring July 31, 2022 with equal monthly base rent installments of $14,354 ($172,248 per year) plus sales tax. In September 2020, we entered into an agreement with the Landlord modifying this existing lease. In consideration of payment to Landlord of the sum of $65,600, the Company surrendered all existing premises occupied by it and entered into a new 4 year lease for a smaller premises at Unit #707 in the same building for a monthly rent of $2,954. There will be a $65,600 payment payable as follows: (1) $22,700 due upon the execution of the Modification of Lease Agreement; (2) $20,100 due on or before December 31, 2020; and (3) $22,800 due on or before March 31, 2021. Except as previously mentioned, all other terms and conditions of the initial lease agreement continues to remain in effect. The first two payments have been made and the Company is expected to make the third payment on March 31, 2021, at this time. On September 26, 2019, we entered into a lease for additional office space in the building that our current office space is located for our North American Transactions Solutions. The space is for 5,875 square feet and the term is for 5 years commencing on September 23, 2019 and expiring on September 30, 2024. The monthly base rent is $16,156 ($193,875 per year) plus sales tax. In consideration of our Company foregoing its rights to credits from the landlord towards the cubicle installation and foregoing its rights to one (1) of the (2) month rent deposits prepaid to the landlord , the lease was amended. The amended lease requires the Company to begin paying $11,500 effective July 7, 2020, with the original monthly rent payment of $16,156 commencing on January 1, 2021. In addition, commencing on March 1, 2021, our Company will begin making up the difference between the original monthly lease payment of $16,156 and the amended monthly lease payment of $11,500, the deferred monthly rent, by paying the landlord an additional $2,000 per month until the deferred portion of the rent is fully repaid. All outstanding amounts of deferred rent shall be subject to interest at an annual the rate of 4%. The Company occupied the space in July of 2020. Net Element Software, our subsidiary, currently leases approximately 1,654 square feet of office space in Yekaterinburg, Russia, where we develop value added services, mobile applications, smart terminals applications, sales central ERP system development and marketing activities, at an annual rent of approximately $21,000.The lease term expired on June 1, 2019 and was renewed with indefinite terms.

International Transaction Solutions

The Company occupies an office in Moscow, Russia with approximately 1600 square feet at an annual rent of approximately $50,900, which lease expired on February 10, 2020. This lease was renewed with indefinite terms. We believe that our current facilities are suitable and adequate for our present purposes, and we anticipate that we will be able to extend our existing leases on terms satisfactory to us or move to new facilities on acceptable terms. The following table presents a reconciliation of the undiscounted future minimum lease payments, under the lease for the premises we occupy for our North American Transaction Solutions segment's U.S. headquarters, to the amounts reported as operating lease liabilities on the consolidated balance sheet as of December 31, 2020:

Total
Undiscounted future minimum lease payments:
2021	$229,589
2022	230,660
2023	231,764
2024	222,926
2025	129,250
Total	$1,044,189
Amount representing imputed interest	(242,596)
Total operating lease liability	801,593
Current portion of operating lease liability	(140,973)
Operating Lease Liability, non-current	$660,621

As of December 31, 2020
Remaining term on Leases	4.00
Incremental borrowing rate	12%

As of December 31, 2020, the future minimum lease payments under other operating leases, not subject to Topic 842, approximates $21,000 on a yearly basis.

Litigation, Claims, and Assessments

With respect to all legal, regulatory and governmental proceedings, and in accordance with ASC 450-20, Contingencies—Loss Contingencies, we consider the likelihood of a negative outcome. If we determine the likelihood of a negative outcome with respect to any such matter is probable and the amount of the loss can be reasonably estimated, we record an accrual for the estimated amount of loss for the expected outcome of the matter. If the likelihood of a negative outcome with respect to material matters is reasonably possible and we are able to determine an estimate of the amount of possible loss or a range of loss, whether in excess of a related accrued liability or where there is no accrued liability, we disclose the estimate of the amount of possible loss or range of loss. However, management in some instances may be unable to estimate an amount of possible loss or range of loss based on the significant uncertainties involved in, or the preliminary nature of, the matter, and in these instances we will disclose the nature of the contingency and describe why we are unable to determine an estimate of possible loss or range of loss.

In addition, we are involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business and otherwise not described below. We have considered all such ordinary course legal proceedings in formulating our disclosures and assessments, which are not expected to have a material adverse effect on our consolidated financial statements.

Aptito.com, Inc.

On August 6, 2014, our subsidiary (Aptito, LLC) filed a lawsuit against Aptito.com, Inc. and the shareholders of Aptito.com, Inc., in state court in the 11th Judicial Circuit in and for Miami-Dade County. This is an interpleader action in regards to 125,000 shares of our stock. Aptito, LLC acquired Aptito.com, Inc. in exchange for, among other things, 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits) of our stock. There has been disagreements among the Aptito.com, Inc. shareholders as to proper distribution of the 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits). To avoid any liability in regards to improper distribution, Aptito, LLC filed the interpleader action so as to allow the Defendants to litigate amongst themselves as to how the shares (prior to adjustment for two one- for-ten reverse stock splits) should be distributed. Aptito.com, Inc. opposed the motion to interplead and filed counterclaims relative to Aptito, LLC for non-delivery of the 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits).

On July 18, 2017, the Court granted Aptito LLC’s motion to interplead and also indicated that Aptito, LLC could not be held liable for any alleged damages relative to the purported non- delivery of the 125,000 shares after the interpleader action was filed on August 6, 2014.

In March 2018, a new Judge in the case ruled that Aptito.com, Inc. was entitled to receive 125,000 newly issued shares of our common stock, but indicated that he was not ruling that we were required to issue such shares. We plan to appeal this ruling, and our legal counsel is addressing the counterclaims filed by Aptito.com, Inc. in this matter.

In July 2018, our counsel was disqualified due to a conflict of interest. We engaged a new law firm to represent our ongoing interests in this case. Since that time, there have been multiple Motions and claims brought by Aptito.com, Inc., including the request for rescission of the asset purchase agreement that gave rise to the share issuance obligation. All of these Motions and claims are being vigorously defended.

A court ordered mediation conference was held on April 24, 2019 but the parties were unable to reach a settlement. On May 1, 2019 the Court denied Aptito.com, Inc.’s Motion for Summary Judgement and further hearings on a variety of Motions were scheduled in this matter.

On August 14, 2019, the court granted final Summary Judgment in favor of the Company, removing Net Element as a party to the lawsuit and denying Aptito.com, Inc’s Motion for rehearing and reconsideration of this matter. Aptito, LLC, in which the Company has a majority ownership interest, remains a Defendant in this litigation. On September 17, 2019, the court granted the Company’s Motion for sanctions against the attorney representing Aptito.com, Inc. in this matter. The Company is pursuing collection of legal fees incurred from the Plaintiff and their attorney. This matter was pending a special set hearing to be held on March 23, 2020. That hearing was postponed and rescheduled for hearing in July 2020. On July 23, 2020, the Court entered a judgement against the attorney representing Aptito.com and awarded attorney fees to the Company. The attorney stated on the record he will be filing for bankruptcy. In August 2020, Plaintiffs attorney, filed an appeal against the Judgement. This matter is still proceeding. The Company intends pursuing recovery from the attorney.

Gene Zell

In June 2014, we, as plaintiff, commenced an action in the Miami-Dade Circuit Court, Florida against Gene Zell ("Zell") for defamation of our Company and CEO and tortious interference with our business relationships. In October 2014, the court granted a temporary injunction against Zell enjoining him from posting any information about our Company and CEO on any website and enjoining him from contacting our business partners or investors. Zell violated the Court Order and the Court granted a Motion imposing sanctions against Zell. We continue to seek enforcement of the Court Order.

In April 2015, Zell filed a Motion to set aside the Court Order alleging he was unaware of the Court Proceedings. The Court, on August 26, 2015, dismissed Zell’s Motion to dissolve the injunction. In March 2017 the Court dismissed another Motion brought by Zell to dissolve the injunction. Accordingly, the injunction order prohibiting Zell from making further defamatory posts remains in place.

In 2018, we filed a motion to enforce the injunction and contempt orders against Zell. The court upheld the injunction and we continue to vigorously protect its interests. We are pursuing an action for damages sustained as a result of the defamation.

On September 20, 2019, the Court granted a Permanent Injunction against Zell. The Company is evaluating pursuing actions against Zell for collection of legal fees and damages.

A trial was scheduled for April 2020 on the issue of Net Element’s damages. However, Zell recently filed bankruptcy, so that trial and all further legal proceedings involving Zell will be stayed as a result of the automatic bankruptcy stay.

Georgia Notes 18, LLC

On March 22, 2021, the Company was notified that one of its shareholder, Georgia Notes 18, LLC, filed an action in the Delaware Chancery Court to compel inspection of the Company’s books and records pertaining to a 2014 transaction in which the shareholder had an interest. The Company has engaged counsel to protect its interests in this matter. At this time, the Company cannot predict the eventual outcome of this matter.

NOTE 11. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2020 and 2019, agent commissions resulting from merchant processing of approximately $105,000 and $75,000, respectively, were paid to Prime Portfolios, LLC, an entity owned by Oleg Firer, our Chairman and CEO, and Steven Wolberg, our Chief Legal Officer. In addition, key members of management owned companies received similar commissions and/or reimbursement for equipment purchased on the Company’s behalf, which amounted to approximately $865,000 and $758,000 for the years ended December 31, 2020 and 2019, respectively.

At December 31, 2020 and December 31, 2019, we had accrued expenses of approximately $122,000 and $127,000, respectively, which consisted primarily of various travel, professional fees, and other expenses paid and charged for by our CEO on his personal credit cards. This is reflected as due to related party on the accompanying consolidated balance sheets. On March 27, 2020, our Company entered into a Master Exchange Agreement, (the “ESOUSA Agreement”) with ESOUSA Holdings, LLC ("ESOUSA"), a related party. Prior to entering into the ESOUSA Agreement, ESOUSA agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the ESOUSA Agreement, the Company has the right, at any time prior to March 27, 2021, to request ESOUSA, and ESOUSA agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs ESOUSA, for such number of shares of the Company’s common stock (“Common Stock”) as determined under the ESOUSA Agreement based upon the number of shares of Common Stock (already in ESOUSA’s possession) that ESOUSA sold in order to finance its purchase of such tranche of the promissory note from RBL Capital Group, LLC. ESOUSA will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by ESOUSA to finance the purchase of such Exchange Amount from RBL Capital Group, LLC. Each such tranche to be $148,000 unless otherwise agreed to by the Company and ESOUSA.

On March 27, 2020, the Company received its first tranche of RBL promissory notes in the aggregate amount of $148,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. Included in other accrued expenses at September 30, 2020 is approximately $145,000 in connection with this first tranche for which shares of Common Stock have not yet been issued. Concurrently with this transaction, the Company received an equivalent aggregate amount of $148,000 from RBL under the Credit Facility.

On April 23, 2020 and August 3, 2020, the Company entered into certain amendments to the ESOUSA Agreement, which together increased from $2,000,000 to $15,000,000 the principal amount and unpaid interest of one or more promissory notes of the Company or its direct or indirect subsidiaries that ESOUSA either purchased in whole or has an irrevocable right to purchase in tranches from RBL in connection with the ESOUSA Agreement.

On April 28, 2020, the Company received its second tranche of RBL promissory notes in the aggregate amount of $143,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 65,862 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $143,000 from RBL under the Credit Facility.

On August 11, 2020, the Company received its third tranche of RBL promissory notes in the aggregate amount of $707,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 66,190 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $707,000 from RBL under the Credit Facility.

On August 21, 2020, the Company received its fourth tranche of RBL promissory notes in the aggregate amount of $401,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 45,654 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $401,000 from RBL under the Credit Facility.

On September 25, 2020, the Company received its fifth tranche of RBL promissory notes in the aggregate amount of $426,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 50,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $426,000 from RBL under the Credit Facility.

On December 30, 2020, the Company received its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. In January 2021, the Company issued 200,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $1,960,000 from RBL under the Credit Facility.

NOTE 12. STOCKHOLDERS’ EQUITY

On October 5, 2017, we effected an one-for-ten reverse stock split of our common stock. Our condensed consolidated financial statements and disclosures reflect these changes in capital structure for all periods presented.

On June 12, 2015 and June 13, 2016, our shareholders approved 100,000,000 increases in our authorized common stock to 300,000,000 and 400,000,000, respectively. On October 2, 2017, our shareholders approved a 300,000,000 decrease in our authorized common stock to 100,000,000.

Equity Incentive Plan Activity

On December 5, 2013, our shareholders approved the Net Element International, Inc. 2013 Equity Incentive Plan (as amended to date, the “2013 Plan”). Awards under the 2013 Plan may be granted in any one or all of the following forms: (i) incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended; (ii) non-qualified stock options (unless otherwise indicated, references to “Options” include both Incentive Stock Options and Non-Qualified Stock Options); (iii) stock appreciation rights, which may be awarded either in tandem with Options or on a stand-alone basis; (iv) shares of common stock that are restricted; (v) units representing shares of common stock; (vi) units that do not represent shares of common stock but which may be paid in the form of common stock; and (vii) shares of common stock that are not subject to any conditions to vesting.

On November 27, 2018, our shareholders approved an amendment to the 2013 Plan to increase the number of shares of the Company’s common stock available for issuance by 178,900 shares resulting in the aggregate of 773,000 shares authorized for issuance under the 2013 Plan, which represented in the aggregate approximately 20% of our issued and outstanding stock as of December 31, 2019.

On October 23, 2019, our shareholders approved an amendment to the 2013 Plan to increase the number of shares of the Company’s common stock available for issuance by 177,000 shares resulting in the aggregate of 950,000 shares authorized for issuance under the 2013 Plan.

On December 1, 2020, our shareholders approved an amendment to the 2013 Plan to increase the number of shares of the Company’s common stock available for issuance by 219,500 shares resulting in the aggregate of 1,160,500 shares authorized for issuance under the 2013 Plan.

The maximum aggregate number of shares of common stock available for award under the 2013 Plan at December 31, 2020 and 2019 was 210,500 and 252,436, respectively. The 2013 Plan is administered by the compensation committee.

2013 Equity Incentive Plan - Unrestricted Shares and Stock Options

During the years ended December 31, 2020 and 2019, we issued common stock pursuant to the 2013 Plan to the members of our Board of Directors, and recorded a compensation charge of approximately $38,000 and $60,000, respectively.

At December 31, 2020 we had 200,648 incentive stock options outstanding with a weighted average exercise price of $10.73 and a weighted average remaining contract term of 7.07 years. At December 31, 2019 we had 154,005 incentive stock options outstanding with a weighted average exercise price of $10.73 and a weighted average remaining contract term of 8.08 years. All of the stock options were anti-dilutive at December 31, 2020 and 2019.

During the year ended December 31, 2020 our Board of Directors approved and authorized the issuance of 17,839 shares of our common stock pursuant to the 2013 Plan to members of our Board of Directors and we recorded compensation expense of approximately $37,500. Also during year ended December 30, 2020, our Board of Directors approved and authorized the issuance of 316,835 shares of our common stock pursuant to the 2013 Plan which were allocated to certain named executives, certain employees, and certain consultants of the Company and we recorded compensation expense of approximately $2.7 million. There were no incentive stock options issued during 2020.

During the year ended December 31, 2019 our Board of Directors approved and authorized the issuance of 80,000 incentive stock options which were allocated to certain named executives pursuant to the 2013 Plan and we recorded compensation expense of approximately $503,000. During the year ended December 31, 2019 our Board of Directors approved and authorized the issuance of 22,000 shares of our common stock pursuant to the 2013 Plan to members of our Board of Directors and we recorded compensation expense of approximately $138,000. Also during year ended December 30, 2019, our Board of Directors approved and authorized the issuance of 214,507 shares of our common stock pursuant to the 2013 Plan which were allocated to certain named executives, certain employees, and certain consultants of the Company and we recorded compensation expense of approximately $1,349,000.

NOTE 13. WARRANTS AND OPTIONS

Options

At December 31, 2020 and 2019, we had fully vested options outstanding to purchase 200,648 and 314,218, respectively, of shares of common stock at exercise prices ranging from $6.29 to $134.00 per share. Due to the high level of volatility in the stock price of our common stock, our management determined the grant date fair value of the options granted during the year ended December 31, 2020 using the then quoted stock price at the grant date. There were no options granted during 2019.

Warrants

At December 31, 2020 and 2019, we had warrants outstanding to purchase 404,676 and 728,583 shares of common stock, respectively. At December 31, 2020 the warrants had a weighted average exercise price of $11.12 per share purchased and a weighted average remaining contractual term of 2.00 years. At December 31, 2019, the warrants had a weighted average exercise price of $6.18 per share purchased and a weighted average remaining contractual term of 3.00 years.

Non-Incentive Plan Options

At December 31, 2020 and 2019, we had 46,643 and 323,498 non-incentive options outstanding with a weighted-average exercise price of $21.46 and $21.84, respectively, with a remaining contract term of 0.45 years at December 31, 2020 and with a remaining contract term of .92 years at December 31, 2019. These options were out of the money at December 31, 2020 and 2019 and had no intrinsic value.

NOTE 14. INCOME TAXES

The components of income (loss) before income tax provision are as follows:

	December 31, 2020	December 31, 2019
United States	(5,817,126)	(5,350,774)
Foreign	(102,768)	26,125
	(5,919,894)	(5,324,649)

There was no current U.S. income tax or deferred income tax provision for years ended December 31, 2020 and December 31, 2019.

There were current foreign tax provisions of $21,538 and $69,811 for the years ended December 31, 2020 and December 31, 2019 respectively. The following is a reconciliation of the effective income tax rate with the U.S. federal statutory income tax rate at:

	December 31,	December 31,
	2020	2019
U. S. Federal statutory income tax rate	21.00%	21.00%
State income tax, net of federal tax benefit	4.28%	4.37%
Currency translation adjustment	-0.01%	0.00%
Foreign income tax	-0.36%	-1.31%
Difference in foreign tax rates	0.00	0.00
Change in valuation allowance	(25.29)%	(25.39)%
Change in tax rates	-	-
Effective income tax rate	(0.36)%	(1.31)%

The effective tax rate on operations of negative (0.36)% at December 31, 2020 varied from the statutory rate of 21%, primarily due to the permanent difference related to difference in foreign tax rates and the increase in our valuation allowance. The effective rate on operations of 1.70% at December 31, 2019 varied from the statutory rate of 21% primarily due to the permanent difference related to difference in foreign tax rates and the increase in our valuation allowance. The effective tax rate on operations of negative (1.31)% at December 31, 2020 varied from the statutory rate of 21%, primarily due to the permanent difference related to difference in foreign tax rates and the increase in our valuation allowance.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act” (TCJA) that significantly reformed the Internal Revenue Code of 1986, as amended. The TCJA, among other things, reduces the corporate tax rate to 21 percent beginning with years starting January 1, 2018. Because a change in tax law is accounted for in the period of enactment, the deferred tax assets and liabilities have been adjusted to the newly enacted U.S. corporate rate, and the related impact to the tax expense has been recognized in the current year.

A new federal tax on Global Intangible Low – Taxed Income (GILTI) was enacted for the tax year beginning after December 31, 2017. The GILTI rules require US corporations to include in taxable income current year net earnings of their foreign subsidiaries that are controlled foreign corporations.

Significant components of our deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carry forwards	19,006,668	18,234,015
Stock based compensation	231,984	162,199
Basis difference in goodwill	524,823	829,009
Basis difference in fixed assets	1,589	3,786
Basis difference in intangible assets	2,278,085	1,968,335
Allowance for bad debt (US)	-	-
Stock price guarantee adjustment	-	-
Valuation allowance for deferred tax assets	(22,043,149)	(21,197,343)
Total deferred tax assets	-	-

Deferred tax liabilities:
Basis difference in goodwill	-	-
Basis difference in fixed assets	-	-
Basis difference in intangible assets	-	-
Total deferred tax liabilities	-	-

Net deferred taxes	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts of assets and liabilities used for income tax purposes. According to the GILTI rules, the income from foreign corporations reduce the net operating losses (‘NOLs”). At December 31, 2020, we had cumulative federal and state NOLs carry forwards of approximately $77.8 million. At December 31, 2019, we had cumulative federal and state NOLs carry forwards of approximately $73.8 million. We also have $2.6 million and $1.9 million in foreign NOLs as of December 31, 2020 and 2019, respectively. The valuation allowance was increased by $0.8 million in fiscal year 2020. The fiscal 2020 increase was primarily related to additional operating loss incurred, and difference in tax and book basis of goodwill and other intangible assets. We have considered all the evidence, both positive and negative, that the NOLs and other deferred tax assets may not be realized and have recorded a valuation allowance for $22 million. The NOLs arising in the tax year beginning before January 1, 2019 can be carried back two years and forward twenty years. The NOLs arising in the tax year beginning after December 31, 2018 can only offset 80% of taxable income in any given tax year, but the remaining can be carried forward indefinitely.

The timing and manner in which we will be able to utilize some of its NOLs is limited by Section 382 of the Internal Revenue Code of 1986, as amended (IRC). IRC Section 382 imposes limitations on a corporation’s ability to use its NOLs when it undergoes an “ownership change.” Generally, an ownership change occurs if one or more shareholders, each of whom owns 5% or more in value of a corporation’s stock, increase their percentage ownership, in the aggregate, by more than 50% over the lowest percentage of stock owned by such shareholders at any time during the preceding three-year period. Because on June 10, 2014, we underwent an ownership change as defined by IRC Section 382, the limitation applies to us. The losses generated prior to the ownership change date (pre-change losses) are subject to the Section 382 limitation. The pre-change losses may only become available to be utilized by the Company at the rate of $2.4 million per year. Any unused losses can be carried forward, subject to their original carryforward limitation periods. In the year 2019, approximately $2.4 million in the pre-change losses was released from the Section 382 loss limitation. Since the ownership change, the cumulative amount of NOLs released from Section 382 was approximately 15.7 million.

The Company can still fully utilize the NOLs generated after the change of the ownership, which was approximately $38.1 million. Thus, the total of approximately $53.7 million as of December 31, 2020 is available to offset future income.

The open United States tax years subject to examination with respect to our operations are 2017, 2018 and 2019.

NOTE 15. OTHER INCOME

Include in other income, net for the year ended December 31, 2020, in the accompanying statement of operations and comprehensive loss, is approximately $1.1 million relating to merchant reserves recorded in a previous year deemed not to be a legal obligation by management of the Company.

NOTE 16. SEGMENT INFORMATION

Our reportable segments are business units that offer different products and services in different geographies. The reportable segments are each managed separately because they offer distinct products, in distinct geographic locations, with different delivery and service processes.

North America Transaction Solutions

Our North American Transaction Solutions business segment consists of the former Unified Payments business and Aptito. This segment operates primarily in North America. In March 2013, we acquired all of the business assets of Unified Payments, a provider of comprehensive turnkey, payment processing solutions to small and medium size business owners (merchants) and independent sales organizations across the United States. In April 2013, we purchased 80% of Aptito, a cloud-based Software-as-a-Service (“SaaS”) restaurant management solution, which provides integrated POS, mPOS, Kiosk, Digital Menus functionality to drive consumer engagement via Apple® iPad®-based POS, kiosk and all other cloud-connected devices.

International Transaction Solutions

Our International Transaction Solutions segment consists of PayOnline, which includes our mobile payments operations, primarily located in Russia. PayOnline provides a secure online payment processing system to accept bank card payments for goods and services.

Segment Summary Information

Geographic Summary Information

	2020 Revenues	2020 Long-Lived Assets	2019 Revenues	2019 Long-Lived Assets
North America	$62,556,698	$12,421,144	$61,778,002	$13,325,444
Russia and CIS	3,148,424	1,028,796	3,221,609	1,048,801

The following tables present financial information of our reportable segments at and for the years ended December 31, 2020 and 2019. The “corporate and eliminations” column includes corporate expenses and intercompany eliminations for consolidated purposes.

Twelve months ended December 31, 2020	North American Transaction Solutions	International Transaction Solutions	Corp Exp & Eliminations	Total
Net revenues	$62,556,698	$3,148,424	$-	$65,705,122
Cost of revenues	53,593,342	2,268,061	-	55,861,403
Gross Margin	8,963,356	880,363	-	9,843,719
Gross margin %	14%	28%	-	15%
Selling, general and administrative	2,717,009	974,680	3,324,355	7,016,044
Non-cash compensation	-	-	2,718,152	2,718,152
Provision for bad debt	1,563,847	2,957	-	1,566,804
Depreciation and amortization	3,013,256	22,543	-	3,035,799
Interest expense (income), net	1,398,617	-	48,023	1,446,640
Gain on disposition	(13,500)	-	-	(13,500)
Other expense (income)	(18,455)	4,491	64,232	50,268
Net (loss) income for segment	$302,582	$(124,308)	$(6,154,762)	$(5,976,488)
Goodwill	6,671,750	1,009,436	-	7,681,186
Other segment assets	18,777,772	367,771	-	19,145,544
Total segment assets	$25,449,522	$1,377,207	$-	$26,826,730

	North American Transaction	International Transaction	Corp Exp &
Twelve months ended December 31, 2019	Solutions	Solutions	Eliminations	Total
Net revenues	$61,778,002	$3,221,609	$-	$64,999,611
Cost of revenues	52,395,752	2,325,958	-	54,721,710
Gross Margin	9,382,250	895,651	-	10,277,901
Gross margin %	15%	28%	-	16%
Selling, general and administrative	2,587,411	1,077,294	5,677,079	9,341,784
Non-cash compensation	48,433	-	2,002,429	2,050,862
Provision for bad debt	1,369,015	(18,838)	-	1,350,177
Depreciation and amortization	3,084,013	36,230	-	3,120,243
Interest expense (income), net	1,069,506	282	42,739	1,112,527
Impairment charge relating to goodwill	-	1,326,566	-	1,326,566
Other (income) expense	300,225	(1,482,196)	(277,644)	(1,459,615)
Net (loss) income for segment	$923,647	$(43,687)	$(7,444,603)	$(6,564,643)
Goodwill	6,671,750	1,009,436	-	7,681,186
Other segment assets	14,906,737	451,225	-	15,357,962
Total segment assets	$21,578,487	$1,460,661	$-	$23,039,148

NET ELEMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$4,102,887	$4,541,013
Accounts receivable, net	8,918,185	7,109,173
Due from Mullen Technologies, Inc.	1,479,975	480,000
Prepaid expenses and other assets	1,245,783	1,837,972
Total current assets, net	15,746,830	13,968,158
Intangible assets, net	3,078,168	3,595,326
Goodwill	7,681,186	7,681,186
Operating lease right-of-use asset	767,047	801,062
Other long term assets	1,017,401	780,998
Total assets	$28,290,632	$26,826,730

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,850,045	$7,171,376
Accrued expenses	2,836,955	4,604,097
Deferred revenue	1,126,500	1,607,329
Notes payable (current portion)	1,093,288	1,330,018
Operating lease liability (current portion)	107,355	140,973
Due to related party	214,778	216,657
Total current liabilities	14,228,921	15,070,450
Operating lease liability (net of current portion)	660,622	660,621
Notes payable (net of current portion)	8,598,754	8,613,587
Total liabilities	23,488,297	24,344,658

STOCKHOLDERS' EQUITY
Series A Convertible Preferred stock ($.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2021 and December 31, 2020)	-	-
Common stock ($.0001 par value, 100,000,000 shares authorized and 5,198,156 and 4,997,349 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively)	519	499
Paid in capital	191,711,341	189,700,103
Accumulated other comprehensive loss	(2,240,828)	(2,259,410)
Accumulated deficit	(184,387,504)	(184,692,067)
Non-controlling interest	(281,193)	(267,053)
Total stockholders' equity	4,802,335	2,482,072
Total liabilities and stockholders' equity	$28,290,632	$26,826,730

See Accompanying Notes to the Condensed Consolidated Unaudited Financial Statements.

NET ELEMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020

Net revenues
Service fees	$23,785,346	$15,842,567
Total Revenues	23,785,346	15,842,567

Costs and expenses:
Cost of service fees	20,786,445	13,300,805
Selling, general and administrative	1,911,850	2,319,911
Non-cash compensation	11,258	38,400
Bad debt expense	694,678	442,778
Depreciation and amortization	735,678	779,443
Total costs and operating expenses	24,139,909	16,881,337
Loss from operations	(354,563)	(1,038,770)
Interest expense	(356,281)	(348,414)
Gain on disposition	13,500	-
Other income	987,766	9,740
Net income (loss) from continuing operations before income taxes	290,422	(1,377,444)
Income taxes	-	-
Net income (loss) from continuing operations	290,422	(1,377,444)
Net income attributable to the non-controlling interest	14,140	11,228
Net income (loss) attributable to Net Element, Inc. stockholders	304,562	(1,366,216)
Foreign currency translation	18,583	130,813
Comprehensive income (loss) attributable to common stockholders	$323,145	$(1,235,403)

Income (loss) per share - basic and diluted	$0.05	$(0.33)

Weighted average number of common shares outstanding - basic and diluted	5,970,583	4,117,643

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

NET ELEMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities
Net income (loss) attributable to Net Element, Inc. stockholders	$304,562	$(1,366,216)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Non-controlling interest	(14,140)	(11,228)
Share based compensation	11,258	38,400
Deferred revenue	(480,829)	(470,205)
Provision for bad debt	648	485
Depreciation and amortization	735,678	779,443
Non cash interest	-	12,294
Changes in assets and liabilities:
Accounts receivable	(2,075,791)	2,520,395
Due from Mullen Technologies, Inc.	(999,975)	-
Prepaid expenses and other assets	(162,100)	364,019
Accounts payable and accrued expenses	425,421	(1,419,019)
Net cash (used in) provided by operating activities	(2,255,268)	448,368

Cash flows from investing activities:
Client acquisition costs	(148,192)	(427,031)
Purchase of equipment and changes in other assets	418,612	6,049
Net cash provided by (used in) investing activities	270,420	(420,982)

Cash flows from financing activities:
Proceeds from indebtedness	2,000,000	155,206
Repayment of indebtedness	(251,547)	(145,040)
Lease liability	(33,618)	(31,950)
Related party advances	(52,590)	133,743
Net cash provided by financing activities	1,662,245	111,959

Effect of exchange rate changes on cash	(20,120)	5,969
Net (decrease) increase in cash and restricted cash	(342,723)	145,314

Cash and restricted cash at beginning of period	5,322,011	1,116,255
Cash and restricted cash at end of period	$4,979,288	$1,261,569

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,446,640	$730,993
Taxes	$266,559	$120,544
Non Cash activities:
Shares issued for redemption of indebtedness	$3,822,290	$-

See Accompanying Notes to the Unaudited Condensed Consolidated Financial Statements.

NET ELEMENT, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

The accompanying March 31, 2021 interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and note disclosures normally included in the annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to those rules and regulations, but we believe the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation have been included in the condensed consolidated financial statements included herein. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2020. The results of operations for the periods presented are not necessarily indicative of results to be expected for the full fiscal year or any other periods.

The condensed consolidated unaudited financial statements contained in this report include the accounts of Net Element, Inc., and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2. ORGANIZATION AND OPERATIONS

Net Element, Inc. (collectively with its subsidiaries, “Net Element”, “we”, “us”, “our” or the “Company”) is a financial technology-driven group specializing in payment acceptance and value-added solutions across multiple channels in the United States and selected international markets. We are differentiated by our proprietary technology which enables us to provide a broad suite of payment products and end-to-end transaction processing services. Our transactional services business enables merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards, loyalty programs and alternative payment methods in traditional card-present or swipe transactions, as well as card-not-present transactions, such as those conducted over the phone or through the Internet or a mobile device. We operate in two reportable business operating segments: (i) North American Transaction Solutions, and (ii) International Transaction Solutions.

We are able to deliver our services across multiple points of access, or “multi-channel,” including brick and mortar locations, software integration, e-commerce, mobile operator billing, mobile and tablet-based solutions. In the United States, via our U.S. based subsidiaries, we generate revenues from transactional services and other payment technologies for small and medium-sized businesses. Through PayOnline, we provide transactional services, mobile payment transactions, online payment transactions and other payment technologies in emerging countries in the Eurasian Economic Community ("EAEC"), Europe and Asia.

Our transactional services business enables merchants to accept credit cards as well as other forms of payment, including debit cards, checks, gift cards, loyalty programs and alternative payment methods in traditional card-present or swipe transactions, as well as card-not-present transactions, such as those conducted over the phone or through the Internet or a mobile device. We market and sell our services through both independent sales groups (“ISGs”), which are non-employee, external sales organizations and other third-party resellers of our products and services, and directly to merchants through electronic media, telemarketing and other programs, including utilizing partnerships with other companies that market products and services to local and international merchants. We have agreements with several banks that sponsor us for membership in the Visa ®, MasterCard ®, American Express ®, and Discover ® card associations and settle card transactions for our merchants. These sponsoring banks include Esquire Bank, N.A. and Wells Fargo Bank, N.A. From time to time, we may enter into agreements with additional banks. We perform core functions for merchants such as application processing, underwriting, account set-up, risk management, fraud detection, merchant assistance and support, equipment deployment and chargeback services.

Our Mobile Solutions business, PayOnline, provides relationships and contracts with mobile operators that gives us the ability to offer our clients in-app, premium SMS (short message services, which is a text messaging service), Wireless Application Protocol (WAP)-click, one click and other carrier billing services. PayOnline provides flexible high- tech payment solutions to companies doing business on the Internet or in the mobile environment. PayOnline specializes in integration and customization of payment solutions for websites and mobile apps. In particular, PayOnline arranges payment on the website of any commercial organization, which increases the convenience of using the website and helps maximize the number of successful transactions. In addition, PayOnline is focused on providing online and mobile payment acceptance services to the travel industry through direct integration with leading Global Distribution Systems (“GDS”), which include Amadeus® and Sabre®. Key geographic regions that PayOnline serves include Eastern Europe, Central Asia, Western Europe, North America and Asia major sub regions. The PayOnline office is located in Moscow, Russia.

Also part of our transactional services business, Aptito is a proprietary, cloud-based payments platform for the hospitality industry, which creates an online consumer experience in offline commerce environments via tablet, mobile and all other cloud-connected devices. Aptito’s easy to use point-of-sale (“POS”) system makes things easier by providing a comprehensive solution to the hospitality industry to help streamline management and operations. Orders placed tableside by customers directly speed up the ordering process and improve overall efficiency. Aptito's mobile POS system provides portability to the staff while performing all the same functions as a traditional POS system.

NOTE 3. LIQUIDITY AND GOING CONCERN CONSIDERATIONS

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We had net income of approximately $305,000 for the three months ended March 31, 2021 and a net loss of approximately $5.9 million for the year ended December 31, 2020 and have an accumulated deficit of approximately $184.4 million and a positive working capital of approximately $1.5 million at March 31, 2021. The majority of this positive working capital at March 31, 2021 relates to amounts due from Mullen Technologies (See Note 5 - Due from Mullen).

The unprecedented and rapid spread of COVID-19 as well as the shelter-in place orders, promotion of social distancing measures, restrictions to businesses deemed non-essential, and travel restrictions implemented throughout the United States have significantly impacted the restaurant and hospitality industries. As a result, the Company’s revenues, which are largely tied to processing volumes in these verticals, were materially impacted beginning in the final two weeks of March 2020. Since the last quarter ended December 31, 2020, the Company has seen a significant recovery in its end-to-end payment volumes as some merchants began resuming their normal operations. While end-to-end volumes for the three months ended March 31, 2021 have exceeded those for both the three months ended March 31, 2020 and the three months ended December 31, 2020, the ultimate impact that the COVID-19 pandemic will have on the Company’s consolidated results of operations in future periods remains uncertain and will depend on future developments, which are continuously evolving and cannot be predicted.  This includes, but is not limited to, the duration and spread of the COVID-19 pandemic, its severity, the emergence and severity of its variants, the availability and the efficacy of vaccines (particularly with respect to emerging strains of the virus), other protective actions taken to contain the virus or treat its impact, such as restrictions on travel and transportation, and how quickly and to what extent normal economic and operating conditions can resume. The Company will continue to evaluate the nature and extent of these potential impacts to its business, consolidated results of operations, and liquidity.

During March 2020, our Company evaluated its liquidity position, future operating plans, and its labor force, which included a reduction in the labor force and compensation to executives and other employees, in order to maintain current payment processing functions, capabilities, and continued customer service to its merchants. We are also seeking sources of capital to pay our contractual obligations as they come due, in light of these uncertain times. Management believes that its operating strategy will provide the opportunity for us to continue as a going concern as long as we are able to obtain additional financing. At this time, due to the unprecedented and rapid spread of COVID-19 pandemic, we cannot predict the impact of these conditions on our ability to obtain financing necessary for the Company to fund its future working capital requirements.  Our Company has also decided to explore strategic alternatives and potential options for its business, including sale of the Company or certain assets, licensing of technology, spin-offs, or a business combination. Accordingly, the Company has entered into a merger agreement in connection with the contemplated merger with Mullen Automotive (as defined below) and certain related transactions, including a divestiture of the Company’s existing business operations. See below and Note 14 – Subsequent Events for additional information. There can be no assurance, at this time, regarding the eventual outcome of our planned strategic alternatives, including such merger and the related transactions.

On March 27, 2020, our Company entered into a Master Exchange Agreement (the “ESOUSA Agreement”) with ESOUSA Holdings, LLC ("ESOUSA"), a related party. Prior to entering into the ESOUSA Agreement, ESOUSA agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the ESOUSA Agreement, the Company had the right, at any time prior to March 27, 2021, to request ESOUSA, and ESOUSA agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs ESOUSA, for such number of shares of the Company’s common stock (“Common Stock”) as determined under the ESOUSA Agreement based upon the number of shares of Common Stock (already in ESOUSA’s possession) that ESOUSA sold in order to finance its purchase of such tranche of the promissory note from RBL Capital Group, LLC. ESOUSA will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by ESOUSA to finance the purchase of such Exchange Amount from RBL Capital Group, LLC. Each such tranche to be $148,000 unless otherwise agreed to by the Company and ESOUSA.

On April 23, 2020 and August 3, 2020, the Company entered into certain amendments to the ESOUSA Agreement, which together increased from $2,000,000 to $15,000,000 the principal amount and unpaid interest of one or more promissory notes of the Company or its direct or indirect subsidiaries that ESOUSA either purchased in whole or has an irrevocable right to purchase in tranches from RBL in connection with the ESOUSA Agreement.

On March 27, 2020, the Company received its first tranche of RBL promissory notes in the aggregate amount of $148,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. Included in other accrued expenses at March 31, 2021 is approximately $145,000 in connection with this first tranche for which shares of Common Stock have not yet been issued. Concurrently with this transaction, the Company received an equivalent aggregate amount of $148,000 from RBL under the Loan and Security Agreement (“Credit Facility”) with RBL.

On April 28, 2020, the Company received its second tranche of RBL promissory notes in the aggregate amount of $143,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 65,862 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $143,000 from RBL under the Credit Facility.

On August 11, 2020, the Company received its third tranche of RBL promissory notes in the aggregate amount of $707,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 66,190 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $707,000 from RBL under the Credit Facility.

On August 21, 2020, the Company received its fourth tranche of RBL promissory notes in the aggregate amount of $401,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 45,654 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $401,000 from RBL under the Credit Facility.

On September 25, 2020, the Company received its fifth tranche of RBL promissory notes in the aggregate amount of $426,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 50,000 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $426,000 from RBL under the Credit Facility.

On December 30, 2020, the Company received its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 200,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $1,960,000 from RBL under the Credit Facility.

On August 4, 2020, the Company entered into an Agreement and Plan of Merger with Mullen Technologies, Inc., a California corporation (“Mullen”), and Mullen Acquisition, Inc., a California corporation and wholly owned subsidiary of the Company (“Merger Sub”), which was amended on December 29, 2020, March 30, 2021 and April 30, 2021 (as amended, the “Original Merger Agreement”).  Pursuant to, and on the terms and subject to the conditions of, the Original Merger Agreement, Merger Sub was to be merged with and into Mullen, with Mullen continuing as the surviving corporation in such merger.

On May 14, 2021, the Company entered into an Amended and Restated Agreement and Plan of Merger (the “Restated Merger Agreement”) with Mullen, Merger Sub and Mullen Automotive, Inc. (“Mullen Automotive”), a California corporation and a wholly-owned subsidiary of Mullen.  Pursuant to, and on the terms and subject to the conditions of, the Restated Merger Agreement, Merger Sub will be merged with and into Mullen Automotive (the “Merger”), with Mullen Automotive continuing as the surviving corporation in the Merger.  See Note 14 – Subsequent Events for additional information.

As was contemplated by the Original Merger Agreement, on August 11, 2020, the Company as lender, entered into an unsecured Promissory Note, dated August 11, 2020 (the “Note”), with Mullen. Pursuant to the Note, Mullen borrowed from the Company $500,000. Prior to maturity of the loan, the principal amount of the loan will carry an interest rate of 14% per annum compounded monthly and payable upon demand. This loan will mature on the earlier of (i) the date that the merger agreement is terminated for any reason by any party thereto and (ii) the Merger effective time.

In addition, pursuant to the Original Merger Agreement, the Company, Mullen and Merger Sub agreed that, if the registration statement on Form S-4 (with the merger proxy statement included as part of the prospectus) was not filed with U.S. Securities and Exchange Commission (the “SEC”) on or prior to January 15, 2021, then Mullen would pay the Company an agreed sum of $13,333 per day (the “Late Fee”) until the such registration statement (with the merger proxy statement included as part of the prospectus) is filed with the SEC. All accumulated Late Fees will be due and payable by Mullen on the 5th day of each calendar month commencing February 5, 2021 and on the 5th day of each month thereafter until the above-refenced filing has occurred.  The Form S-4 registration statement was filed on May 14, 2021.

At March 31, 2021, the Company is owed approximately $1.0 million from Mullen in connection with Late Fees.

Consummation of the Merger, the Divestiture (as defined below), the Private Placement (as defined below) and the other transactions contemplated in the Restated Merger Agreement, is subject to customary conditions including, among others, the approval of the Company’s stockholders. There is no guarantee that the Merger, the Divestiture, the Private Placement or the other transactions contemplated in the Restated Merger Agreement will be completed.

These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. The Company’s significant accounting policies are described below.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with GAAP and pursuant to the reporting and disclosure rules and regulations of the Commission.

Principles of Consolidation

These consolidated financial statements include the accounts of Net Element, Inc. and our subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash

We maintain our U.S. dollar-denominated cash in several non-interest bearing bank deposit accounts. All U.S. non-interest bearing transaction accounts are insured up to a maximum of $250,000 at FDIC insured institutions. The bank balances exceeded FDIC limits by approximately $3.1 million and $3.7 million at March 31, 2021 and December 31, 2020, respectively. We maintained approximately $33,000 and $43,000 in uninsured bank accounts in Russia and the Cayman Islands at March 31, 2021 and December 31, 2020, respectively.

Restricted Cash

Restricted cash represents funds held-on-deposit with processing banks pursuant to agreements to cover potential merchant losses. It is presented as other long-term assets on the accompanying consolidated balance sheets since the related agreements extend beyond the next twelve months. Following the adoption of ASU 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230), the Company includes restricted cash along with the cash balance for presentation in the consolidated statements of cash flows. The reconciliation between the consolidated balance sheet and the consolidated statement of cash flows is as follows:

	March 31, 2021	December 31, 2020
Cash on consolidated balance sheet	$4,102,887	$4,541,013
Restricted cash	876,401	780,998
Total cash and restricted cash	$4,979,288	$5,322,011

Accounts Receivable and Credit Policies

Accounts receivable consist primarily of uncollateralized credit card processing residual payments due from processing banks requiring payment within thirty days following the end of each month. Accounts receivable also include amounts due from the sales of our technology solutions to our customers. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts, if necessary, which reflects management’s best estimate of the amounts that will not be collected. The allowance is estimated based on management’s knowledge of its customers, historical loss experience and existing economic conditions. Accounts receivable and the allowance are written-off when, in management’s opinion, all collection efforts have been exhausted.

Other Current Assets

Other current assets consist of point-of-sale equipment which we use to service both merchants and independent sales agents ("ISG"). Often, we will provide the equipment as an incentive for merchants and independent sales agents to enter into a merchant contracts with us. The term of these contracts have an average length of three years and the cost of the equipment plus any setup fees will be amortized over the contract period. If the merchants terminate their contract with us early, they are obligated to either return the equipment or pay for it.

Intangible Assets

Intangible assets acquired, either individually or with a group of other assets (but not those acquired in a business combination), are initially recognized and measured based on fair value. Goodwill acquired in business combinations is initially computed as the amount paid in excess of the fair value of the net assets acquired. We did not acquire any businesses during the year ended December 31, 2020 or the three months ended March 31, 2021.

The cost of internally developing, maintaining and restoring intangible assets (including goodwill) that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity are recognized as an expense when incurred.

Intangible assets include acquired merchant relationships, recurring cash flow portfolios, referral agreements, trademarks, tradenames, website development costs and non-compete agreements. Merchant relationships represent the fair value of customer relationships purchased by us. Recurring cash flow portfolios give us the right to retain a greater share of the cash flow, in the form of paying less commissions to an independent sales agent, related to certain future transactions with the agent referred sales partners. Referral agreements represent the right to exclusively obtain referrals from a partner for their customers' credit card processing services.

We amortize definite lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise utilized. The estimated useful lives of our customer-related intangible assets approximate the expected distribution of cash flows on a straight- line basis from each asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement.

Management evaluates the remaining useful lives and carrying values of long-lived assets, including definite lived intangible assets, at least annually, or when events and circumstances warrant such a review, to determine whether significant events or changes in circumstances indicate that a change in the useful life or impairment in value may have occurred. There were no impairment charges during the three months ended March 31, 2021 and 2020.

Goodwill

In accordance with ASC 350, Intangibles—Goodwill and Other, we test goodwill for impairment for each reporting unit on an annual basis, or when events or circumstances indicate the fair value of a reporting unit is below its carrying value.

Our goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition.

We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of its reporting units, sustained decrease in its share price, and other relevant entity specific events. If the management determines on the basis of qualitative factors that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a quantitative test for that reporting unit. The fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. Subsequent to the adoption on January 1, 2017 of Accounting Standards Update (“ASU”) No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, if the fair value of a reporting unit is less than its carrying value, we recognize an impairment equal to the excess carrying value, not to exceed the total amount of goodwill allocated to that reporting unit.

We did not recognize any impairment charge to goodwill during the three months ended March 31, 2021 and 2020.

For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.”

Capitalized Customer Acquisition Costs, Net

Capitalized customer acquisition costs consist of up-front cash payments made to ISG’s for the establishment of new merchant relationships. Capitalized customer acquisition costs represent incremental, direct customer acquisition costs that are recoverable through gross margins associated with merchant contracts. The up-front cash payment to the ISG is based on the estimated gross margin for the first year of the merchant contract. The deferred customer acquisition cost asset is recorded at the time amounts are receivable but not yet earned and the capitalized acquisition costs are amortized on a straight-line basis over a period of approximately four years. These capitalized costs, net of amortization expense, are included in intangible assets on the accompanying consolidated balance sheets (See Note 6 – item labeled “Client Acquisition Costs”).

Accrued Residual Commissions

We record commissions as a cost of revenues in the accompanying consolidated statement of operations and comprehensive loss. We pay agent commissions to ISGs and independent sales agents based on the processing volume of the merchants enrolled. The commission obligations are based on varying percentages of the volume processed by us on behalf of the merchants. Percentages vary based on the program type and transaction volume of each merchant.

Fair Value Measurements

Our financial instruments consist primarily of cash, accounts receivables, accounts payables, and a note payable. The carrying values of these financial instruments are considered to be representative of their fair values due to the short-term nature of these instruments. The carrying amount of notes payable of approximately $9.7 million and $9.9 million at March 31, 2021 and December 31, 2020, respectively, approximates fair value because current borrowing rates do not materially differ from market rates for similar bank borrowings. The notes payable are classified as a Level 2 item within the fair value hierarchy.

We measure certain nonfinancial assets and liabilities at fair value on a nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. We use a three-level fair value hierarchy to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted market prices in active markets for identical assets or liabilities as of the reporting date

Level 2 — Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3 — Unobservable inputs that are not corroborated by market data

These non-financial assets and liabilities include intangible assets and liabilities acquired in a business combination as well as impairment calculations, when necessary. The fair value of the assets acquired and liabilities assumed in connection with the PayOnline acquisition, were measured at fair value by us at the acquisition date. The fair values of our merchant portfolios are primarily based on Level 3 inputs and are generally estimated based upon independent appraisals that include discounted cash flow analyses based on our most recent cash flow projections, and, for years beyond the projection period, estimates based on assumed growth rates. Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital expenditures, among others. In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values, and, where available, values observed in private market transactions. The inputs used by management for the fair value measurements include significant unobservable inputs, and therefore, the fair value measurements employed are classified as Level 3. Goodwill impairment is primarily based on observable inputs using company specific information and is classified as Level 3.

Leases

Effective January 1, 2019, we adopted Accounting Standards Update (ASU) 2016-02, Leases (Topic 842) which supersedes the lease accounting requirements in Accounting Standards Codification (ASC) 840, Leases (Topic 840). Please refer to Recent Accounting Pronouncements below for additional information on the adoption of Topic 842 and the impact upon adoption to the Company’s consolidated financial statements.

Under Topic 842, we applied a dual approach to all leases whereby we are a lessee and classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the Company. Lease classification is evaluated at the inception of the lease agreement. Regardless of classification, we record a right-of-use asset and a lease liability for all leases with a term greater than 12 months. Our lease, for the premises we occupy for the North American Transaction Solutions segment's U.S. headquarters, was classified as an operating lease as of January 1, 2019. Operating lease expense is recognized on a straight-line basis over the term of the lease.

We identify leases in our contracts if the contract conveys the right to control the use of identified property or equipment for a period of time in exchange for consideration. We do not allocate lease consideration between lease and non-lease components and record a lease liability equal to the present value of the remaining fixed consideration under the lease. Any interest rate implicit in our leases are generally not readily determinable. Accordingly, we use our estimated incremental borrowing rate at the commencement date of the lease to determine the present value discount of the lease liability. We estimate the incremental borrowing rate for each lease based on an evaluation of our expected credit rating and the prevailing market rates for collateralized debt in a similar economic environment with similar payment terms and maturity dates commensurate with the term of the lease. The right-of-use asset for each lease is equal to the lease liability, adjusted for unamortized initial direct costs and lease incentives. We exclude options to extend or terminate leases from the calculation of the lease liability unless it is reasonably certain the option will be exercised.

Revenue Recognition and Deferred Revenue

We recognize revenue when all of the following criteria are met: (1) the parties to the contract have approved the contract and are committed to perform their respective obligations, (2) we can identify each party’s rights regarding the goods or services to be transferred, (3) we can identify the payment terms for the goods or services to be transferred, (4) the contract has commercial substance, and (5) it is probable that we will collect substantially all of the consideration to which we will be entitled in exchange for the goods or services that will be transferred to the customer. We consider persuasive evidence of a sales arrangement to be the receipt of a billable transaction from aggregators, signed contract or the processing of a credit card transaction. Collectability is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. We record cash received in advance of revenue recognition as deferred revenue. Revenue consists primarily of fees generated through the electronic processing of payment transactions and related services and is recognized as revenue during the period the transactions are processed or when the related services are performed.

Our transactional processing fees are generated primarily from TOT Payments doing business as Unified Payments, which is our North American Transaction Solutions segment, PayOnline, which is our International Transaction Solutions segment, and Aptito, which is our point of sale solution for restaurants.

We work directly with payment card networks and banks so that our merchants do not need to manage the complex systems, rules, and requirements of the payments industry. We satisfy our performance obligations and therefore recognize the transactional processing service fees as revenue upon authorization of a transaction by the merchant’s customer’s bank.

The majority of our revenues is derived from volume-based payment processing fees ("discount fees”) and other related fixed transaction or service fees. Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount fees are recognized at the time the merchants’ transactions are processed. Generally, where we have control over merchant pricing, merchant portability, credit risk and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues generated from merchant portfolios where we do not have control over merchant pricing, liability for merchant losses or credit risk or rights of portability are reported net of interchange and other fees.

Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks. Revenues derived from service fees are recognized at the time the services are performed and there are no further performance obligations. Revenue from the sale of equipment is recognized upon transfer of ownership and delivery to the customer, after which there are no further performance obligations.

We primarily report revenues gross as a principal versus net as an agent. Although some of our processing agreements vary with respect to specific terms, the transactional processing service fees collected from merchants generally are recognized as revenue on a gross basis as we are the principal in the delivery of the managed payments solutions to the sellers. The gross fees we collect are intended to cover the interchange, assessments and other processing and non-processing fees which are included and are part of our gross margin.

We have primary responsibility for providing end-to-end payment processing services for our clients. Our clients contract us for all credit card processing services, including transaction authorization, settlement, dispute resolution, data/transmission security, risk management, reporting, technical support and other value-added services. We have concluded that we are the principal because we control the services before delivery to the merchant, and are primarily responsible for the delivery of the services, have discretion in setting prices charged to merchants, and are responsible for losses. We also have pricing latitude and can provide services using several different network options.

Net Income (Loss) per Share

Basic net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares issuable upon exercise of common stock options or warrants. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would have an anti-dilutive effect.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize net deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We account for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. We classify the liability for unrecognized tax benefits as current to the extent we anticipate payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized and recorded as necessary in the provision for income taxes. The open United States tax years subject to examination with respect to our operations are 2017, 2018 and 2019.

Interchange, Network Fees and Other Cost of Services

Interchange and network fees consist primarily of fees that are directly related to discount fee revenue. These include interchange fees paid to issuers and assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and Mastercard, AMEX, and Discover, as well as fees charged by card-issuing banks. Other costs of services include costs directly attributable to processing and bank sponsorship costs, which may not be based on a percentage of volume. These costs also include related costs such as residual payments to sales groups, which are based on a percentage of the net revenues generated from merchant referrals. In certain merchant processing bank relationships we are liable for chargebacks against a merchant equal to the volume of the transaction. Losses resulting from chargebacks against a merchant are included in other cost of services or as a bad debt expense, determined on the timing and nature of the specific transaction, on the accompanying consolidated statement of operations. We evaluate the risk for such transactions and our potential loss from chargebacks based primarily on historical experience and other relevant factors.

Equity-based Compensation

We account for grants of equity awards to employees in accordance with ASC 718, Compensation—Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.

Foreign Currency Transactions

We are subject to exchange rate risk in our foreign operations in Russia, the functional currency of which is the Russian ruble, where we generate service fee revenues, interest income or expense, incur product development, engineering, website development, and selling, general and administrative costs and expenses. Our Russian subsidiaries pay a majority of their operating expenses in their local currencies, exposing us to exchange rate risk.

Use of Estimates

The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Such estimates include, but are not limited to, the value of purchase consideration paid and identifiable assets acquired and assumed in acquisitions, amortization of intangible assets, goodwill and asset impairment review, valuation reserves for accounts receivable, valuation of acquired or current merchant portfolios, incurred but not reported claims, revenue recognition for multiple element arrangements, loss reserves, assumptions used in the calculation of equity-based compensation and in the calculation of income taxes, and certain tax assets and liabilities, as well as, the related valuation allowances. Actual results could differ from those estimates.

Below is a summary of the Company’s critical accounting estimates for which the nature of management’s assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and for which the impact of the estimates and assumptions on financial condition or operating performance is material.

Goodwill

The Company tests goodwill for impairment using a fair value approach at least annually, absent some triggering event that would require an interim impairment assessment.

Significant estimates and assumptions are used in our goodwill impairment review and include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Our assessment of qualitative factors involves significant judgments about expected future business performance, general market conditions, and regulatory changes. In a quantitative assessment, the fair value of each reporting unit is determined based largely on the present value of projected future cash flows, growth assumptions regarding discount rates, estimated growth rates and our future long-term business plans. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit.

Recent Accounting Pronouncements

Adoption of ASU 2016-02, Leases

In February 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-02, “Leases (Topic 842)” which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The ASU is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Effective January 1, 2019, we adopted Topic 842 using the modified retrospective transition method. Under this method, we applied Topic 842 to the lease for the premises we occupy for our North American Transaction Solutions segment's U.S. headquarters. There was no cumulative impact adjustment necessary with the adoption to our accumulated deficit on January 1, 2019. Our consolidated financial statements for periods ending after January 1, 2019 are presented in accordance with the requirements of Topic 842, while comparative prior period amounts have not been adjusted and continue to be reported in accordance with Topic 840. Please refer to "Leases" above for a description of our lease accounting policies upon the adoption on Topic 842.

Adoption of ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this update changed how companies measure and recognize credit impairment for many financial assets. The new expected credit loss model will require companies to immediately recognize an estimate of credit losses expected to occur over the remaining life of the financial assets (including trade receivables) that are within the scope of the update. The update also made amendments to the current impairment model for held-to-maturity and available-for-sale debt securities and certain guarantees. The guidance was effective for us on January 1, 2020. The adoption of this guidance did not have a material impact on our consolidated financial statements.

NOTE 5. DUE FROM MULLEN

As contemplated by the Original Merger Agreement referred to in Note 3, on August 11, 2020, our Company as lender, borrowed an additional $500,000 from RBL and entered into an unsecured Promissory Note, dated August 11, 2020 (the “Note”), with Mullen. Pursuant to the Note, Mullen borrowed $500,000 from the Company.. Prior to maturity of the loan, the principal amount of the loan will carry an interest rate of 14% per annum compounded monthly and payable upon demand. This loan will mature on the earlier of (i) the date that the merger agreement is terminated for any reason by any party thereto and (ii) the Merger effective time.

At March 31, 2021, the Company is also owed approximately $1.0 million from Mullen in connection with Late Fees, pursuant to the Original Merger Agreement with Mullen.

NOTE 6. INTANGIBLE ASSETS

The Company had approximately $3.1 million and $3.6 million in intangible assets, net of amortization, at March 31, 2021 and December 31, 2020, respectively. Shown below are the details of the components that represent these balances.

Intangible assets consisted of the following as of March 31, 2021

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method

IP Software	$2,378,248	$(2,367,723)	$25,137	3 years - straight-line
Portfolios and Client Lists	7,714,665	(7,066,676)	647,989	4 years - straight-line
Client Acquisition Costs	8,988,102	(6,583,059)	2,405,042	4 years - straight-line
PCI Certification	449,000	(449,000)	-	3 years - straight-line
Trademarks	703,586	(703,586)	-	3 years - straight-line
Domain Names	437,810	(437,810)	-	3 years - straight-line
Total	$20,671,410	$(17,607,854)	$3,078,168

Intangible assets consisted of the following as of December 31, 2020

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method

IP Software	$2,378,248	$(2,321,843)	$40,185	3 years - straight-line
Portfolios and Client Lists	7,714,665	(6,776,317)	938,348	4 years - straight-line
Client Acquisition Costs	8,841,617	(6,224,824)	2,616,794	4 years - straight-line
PCI Certification	449,000	(449,000)	-	3 years - straight-line
Trademarks	703,586	(703,586)	-	3 years - straight-line
Domain Names	437,810	(437,810)	-	3 years - straight-line
Total	$20,524,925	$(16,913,379)	$3,595,326

Amortization expense for the intangible assets was approximately $663,000 and $680,000 for the three months ended March 31, 2021 and 2020, respectively.

The following table presents the estimated aggregate future amortization expense of intangible assets:

2021 (remainder of year)	$555,830
2022	741,106
2023	741,106
2024	734,822
2025	305,303
Balance March 31, 2021	$3,078,168

NOTE 7. ACCRUED EXPENSES

At March 31, 2021 and December 31, 2020, accrued expenses amounted to approximately $2.8 million and $4.6 million, respectively. Accrued expenses represent expenses that are owed at the end of the period or are estimates of services provided that have not been billed by the provider or vendor. The following table reflects the balances outstanding as of March 31, 2021 and December 31, 2020.

	March 31, 2021	December 31, 2020
Accrued professional fees	$220,140	$268,435
PayOnline accrual	-	61,719
Accrued interest	581,042	409,525
Accrued bonus	1,777,430	1,690,556
Accrued foreign taxes	(14,084)	(12,336)
Other accrued expenses	272,427	2,186,197
Total accrued expenses	$2,836,955	$4,604,097

Included in accrued bonus are non-discretionary compensation due to our Chairman and CEO, which was approximately $1.4 million and $1.3 million at March 31, 2021 and December 31, 2020, respectively, and approximately $398,000 and $386,000 at March 31, 2021 and December 31, 2020, respectively, for discretionary performance bonuses due to certain employees.

Included in other accrued expenses at December 31, 2020 is approximately $2.0 million which was due to ESOUSA for the sixth tranche received on December 30, 2020, which was subsequently paid by the issuance of 200,000 shares of common stock in January of 2021.

NOTE 8. NOTES PAYABLE

Notes payable consist of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
RBL Capital Group, LLC	$9,194,427	$9,431,157
SBA Loan - EIDL	159,899	159,899
SBA Loan - PPP	491,493	491,493
Subtotal	9,845,819	10,082,549
Less: deferred loan costs	(153,777)	(138,944)
Subtotal	9,692,042	9,943,605
Less: current portion	(1,093,288)	(1,330,018)
Long term debt	$8,598,754	$8,613,587

RBL Capital Group, LLC

Effective June 30, 2014, TOT Group, Inc. and its subsidiaries as co-borrowers, TOT Payments, LLC, TOT BPS, LLC, TOT FBS, LLC, Process Pink, LLC, TOT HPS, LLC and TOT New Edge, LLC (collectively, the “co-borrowers”), entered into a Loan and Security Agreement (“Credit Facility”) with RBL Capital Group, LLC (“RBL”), as lender (the “RBL Loan Agreement”). The original terms provided us with an 18-month, $10 million credit facility with interest at the higher of 13.90% per annum or the prime rate plus 10.65%. On May 2, 2016, we renewed our Credit Facility with RBL, increasing the facility from $10 million to $15 million and extending the term through February 2019.

The co-borrowers’ obligations to RBL pursuant to the RBL Loan Agreement are secured by a first priority security interest in all of the co-borrowers’ tangible and intangible assets, including but not limited to their merchants, merchant contracts and proceeds thereof, and all right title and interest in co-borrowers’ processing contracts, contract rights, and portfolio cash flows with all processors of the co-borrowers.

On December 19, 2019, in connection with an addendum to those certain term notes made by TOT Group, Inc.in favor of RBL, the Credit Facility referred to above, we received funding of $1,000,000 and new terms were negotiated for the total outstanding notes payable amount of $9,431,157. This total loan amount bears interest at 14.19%. On January 20, 2020, we were required to make one (1) payment of interest only for $117,329, followed by five (5) payments of interest only in the amount of $111,523. Effective July 20, 2020, we were required to make forty-eight (48) monthly payments, which includes principal and interest for $258,620, until March 20, 2024 the date this term note matures. In the event any of the installments or other payment required to be made is not received by or on behalf of RBL in full within ten (10) days after the due date thereof, and the same subsequently is received and accepted by or on behalf of RBL, the Company shall pay on demand a late charge in the amount of five percent (5%) of the amount of the delinquent payment. In the event of the occurrence of an Event of Default (as defined in the Loan Agreement), the entire unpaid balance of principal and interest of the Loan shall become due and payable immediately, without notice or demand, at the election of the Note holder, provided that the holder shall endeavor (but is not required) to provide notice to the Company of any such acceleration. The Company waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of the Note. The Company shall not have any right to prepay this loan except as expressly provided in the Loan Agreement.

On June 20, 2020, in connection with those certain term notes made by TOT Group, Inc.in favor of RBL, the Credit Facility referred to above, the Company executed two (2) promissory term notes, totaling $9,431,157, which replaces all previous outstanding term notes with RBL.The first term note is for $4,432,157 and bears interest at 14.19%. On December 20, 2021, we are required to make one (1) payment of interest only for $67,746, followed by eight (8) payments of interest only for the same amount, followed by a balloon payment for any outstanding principal and accrued interest of approximately $5,540,128. The second  term note is for $5,000,000 and bears interest at 14.19%. On June 20, 2020, we are required to make one (1) payment of interest only for $59,125 followed by six (6) payments of interest only for the same amount. Starting on January 20,2021, the Company shall make twenty (20) equal monthly payments of principal and interest of $137,109, followed by one (1) payment of principal and interest for approximately $3,290,475.In connection with this term note, the Company agreed to pay a financing fee of $894,311. Such financing fee will be due and payable as follows; $25,000 on February 20, 2021; $25,000 on June 20, 2021; $94,311 on August 20, 2022; and $750,000 on September 20, 2022. The Company waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of the Note. The Company shall not have any right to prepay this loan except as expressly provided in the Loan Agreement. The Company waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of the Note. The Company shall not have any right to prepay this loan except as expressly provided in the Loan Agreement.

On March 27, 2020, our Company entered into a Master Exchange Agreement (the “ESOUSA Agreement”) with ESOUSA Holdings, LLC ("ESOUSA"), a related party. Prior to entering into the ESOUSA Agreement, ESOUSA agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the ESOUSA Agreement, the Company had the right, at any time prior to March 27, 2021, to request ESOUSA, and ESOUSA agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs ESOUSA, for such number of shares of the Company’s common stock (“Common Stock”) as determined under the ESOUSA Agreement based upon the number of shares of Common Stock (already in ESOUSA’s possession) that ESOUSA sold in order to finance its purchase of such tranche of the promissory note from RBL Capital Group, LLC. ESOUSA will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by ESOUSA to finance the purchase of such Exchange Amount from RBL Capital Group, LLC. Each such tranche to be $148,000 unless otherwise agreed to by the Company and ESOUSA.

On April 23, 2020 and August 3, 2020, the Company entered into certain amendments to the ESOUSA Agreement, which together increased from $2,000,000 to $15,000,000 the principal amount and unpaid interest of one or more promissory notes of the Company or its direct or indirect subsidiaries that ESOUSA either purchased in whole or has an irrevocable right to purchase in tranches from RBL in connection with the ESOUSA Agreement.

On March 27, 2020, the Company received its first tranche of RBL promissory notes in the aggregate amount of $148,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  Included in other accrued expenses at March 31, 2021 is approximately $145,000 in connection with this first tranche for which shares of Common Stock have not yet been issued.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $148,000 from RBL under the Credit Facility.

On April 28, 2020, the Company received its second tranche of RBL promissory notes in the aggregate amount of $143,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 65,862 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $143,000 from RBL under the Credit Facility.

On August 11, 2020, the Company received its third tranche of RBL promissory notes in the aggregate amount of $707,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 66,190 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $707,000 from RBL under the Credit Facility.

On August 21, 2020, the Company received its fourth tranche of RBL promissory notes in the aggregate amount of $401,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 45,654 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $401,000 from RBL under the Credit Facility.

On September 25, 2020, the Company received its fifth tranche of RBL promissory notes in the aggregate amount of $426,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 50,000 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $426,000 from RBL under the Credit Facility.

   On December 30, 2020, the Company received its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 200,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $1,960,000 from RBL under the Credit Facility.

SBA Loans

On May 7, 2020, the Company entered into a promissory note (the “Note”) evidencing an unsecured loan (the “Loan”) in the amount of $491,493 made to the Company under the Paycheck Protection Program (the “PPP”). The Note matures on May 7, 2022 and bears interest at a rate of 1% per annum. Beginning December 7, 2020, the Company is required to make 17 monthly payments of principal and interest, with the principal component of each such payment based upon the level amortization of principal over a two-year period from May 7, 2020. Pursuant to the terms of the CARES Act and the PPP, the Company may apply to the Lender for forgiveness for the amount due on the Loan. The amount eligible for forgiveness is based on the amount of Loan proceeds used by the Company (during the eight-week period after the Lender makes the first disbursement of Loan proceeds) for the payment of certain covered costs, including payroll costs (including benefits), interest on mortgage obligations, rent and utilities, subject to certain limitations and reductions in accordance with the CARES Act and the PPP. On May 9, 2021, our Company was informed by the Small Business Administration that the loan forgiveness application was approved. The Company will reverse the amount due and reflect it as a gain on extinguishment of debt in the next reporting period.

On May 18, 2020, the Company entered into a promissory note (the "Note") in the amount of $159,899 made to the Company by the U.S. Small Business Administration under the Economic Injury Disaster Loan program. Monthly installment payments on the Note will begin twelve months from the date of the Note, with the balance of any accrued principal and interest at 3.75% annually, payable thirty years from the date of the Note.

Scheduled notes payable principal repayment at March 31, 2021 is as follows:

2021 (remainder of year)	$1,093,288
2022	8,574,057
2023	5,514
2024	5,514
thereafter	167,446

Balance March 31, 2021	$9,845,819

NOTE 9. CONCENTRATIONS

Our credit card processing revenues are from merchant customer transactions, which were processed primarily by two third-party processors (greater than 5%) and our own dedicated bank identification number ("BIN")/Interbank Card Association ("ICA") number during the three months ended March 31, 2021 and 2020.

During the three months ended March 31, 2021, we processed 20% of our total revenue with Priority Payment Systems, 68% from our own dedicated BIN/ICA with Esquire Bank, and 8% with First Data Corp.

During the three months ended March 31, 2021, we processed 37% of our total revenue with Priority Payment Systems, 43% from our own dedicated BIN/ICA with Esquire Bank, and 10% with First Data Corp.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Employment Agreement

On February 25, 2020, as per approval of the Compensation Committee (the “Committee”) of the board of directors of the Company, the Company entered into an employment agreement (the “Agreement”) with Steven Wolberg, the Company's Chief Legal Officer and Corporate Secretary. The Agreement provides for continuation of the current base salary of $250,000. The term of the Agreement is 5 years, with subsequent 1-year renewals. The Agreement provides for a sign-on bonus of 10,000 shares of Company’s common stock, to be granted to Mr. Wolberg pursuant to the Company’s equity incentive plan, the severance in the amount of two times annual base salary of Mr. Wolberg if Mr. Wolberg’s employment is terminated by the Company without “cause” (as defined in the Agreement) or Mr. Wolberg terminates the employment for “good reason” (as defined in the Agreement). For each fiscal year during the term of the Agreement, the Agreement provides for a bonus arrangement equal to 50% of Mr. Wolberg’s base salary, payable in the Company’s shares of common stock or, at the Company’s discretion, in cash. Further, for each fiscal year during the term of the Agreement, Mr. Wolberg will be eligible to receive long-term equity incentive awards, as determined by the Committee at the time of grant, pursuant to the Company’s equity incentive plan.

Minimum Billing Processing Fees Commitment

We have non-exclusive agreements with two of our processors to provide services related to processing. The agreements require us to submit a minimum number of  billable processing fees. If we submit an amount that is lower than the minimum, we are required to pay to each processor the fees it would have received if we had submitted the required minimum number of billable processing fees. As of March 31, 2021, the aggregate minimum monthly processing fees for these processors amounts to approximately $150,000 per month.

Leases

North American Transaction Solutions

During May 2013, we entered into a lease agreement, for approximately 4,101 square feet of office space located at 3363 N.E. 163rd Street, Suites 705 through 707, North Miami Beach, Florida 33160. The term of the lease agreement was from May 1, 2013 through December 31, 2016, with monthly rent increasing from $16,800 per month at inception to $19,448 per month (or $233,377 per year) for the period from January 1, 2016 through December 31, 2016. The lease was extended for a period of five years commencing August 1, 2017 and expiring July 31, 2022 with equal monthly base rent installments of $14,354 ($172,248 per year) plus sales tax. In September 2020, we entered into an agreement with the Landlord modifying this existing lease. In consideration of payment to Landlord of the sum of $65,600, the Company surrendered all existing premises occupied by it and entered into a new 4 year lease for a smaller premises at Unit #707 in the same building for a monthly rent of $2,954. There will be a $65,600 payment payable as follows: (1) $22,700 due upon the execution of the Modification of Lease Agreement; (2) $20,100 due on or before December 31, 2020; and (3) $22,800 due on or before March 31, 2021. Except as previously mentioned, all other terms and conditions of the initial lease agreement continues to remain in effect.

On September 26, 2019, we entered into a lease for additional office space in the building that our current office space is located for our North American Transactions Solutions. The space is for 5,875 square feet and the term is for 5 years commencing on September 23, 2019 and expiring on September 30, 2024. The monthly base rent is $16,156 ($193,875 per year) plus sales tax. In consideration of our Company foregoing its rights to credits from the landlord towards the cubicle installation and foregoing its rights to one (1) of the (2) month rent deposits prepaid to the landlord, the lease was amended. The amended lease requires the Company to begin paying $11,500 effective July 7, 2020, with the original monthly rent payment of $16,156 commencing on January 1, 2021. In addition, commencing on March 1, 2021, our Company will begin making up the difference between the original monthly lease payment of $16,156 and the amended monthly lease payment of $11,500, the deferred monthly rent, by paying the landlord an additional $2,000 per month until the deferred portion of the rent is fully repaid. All outstanding amounts of deferred rent shall be subject to interest at an annual the rate of 4%. The Company occupied the space in July of 2020.

Net Element Software, our subsidiary, currently leases approximately 1,654 square feet of office space in Yekaterinburg, Russia, where we develop value added services, mobile applications, smart terminals applications, sales central ERP system development and marketing activities, at an annual rent of approximately $21,000.The lease term expired on June 1, 2019 and was renewed with indefinite terms.

International Transaction Solutions

The Company occupies an office in Moscow, Russia with approximately 1600 square feet at an annual rent of $50,900, which lease expired on February 10, 2020. This lease was renewed with indefinite terms.

We believe that our current facilities are suitable and adequate for our present purposes, and we anticipate that we will be able to extend our existing leases on terms satisfactory to us or move to new facilities on acceptable terms.

The following table presents a reconciliation of the undiscounted future minimum lease payments, under the lease for the premises we occupy for our North American Transaction Solutions segment's U.S. headquarters, to the amounts reported as operating lease liabilities on the consolidated balance sheet as of March 31, 2021:

Total
Undiscounted future minimum lease payments:
2021 (remainder of year)	$172,258
2022	230,660
2023	231,764
2024	222,926
2025	129,250
Total	$986,858
Amount representing imputed interest	(218,882)
Total operating lease liability	767,977
Current portion of operating lease liability	(107,355)
Operating Lease Liability, non-current	$660,622

As of March 31, 2021
Remaining term on Leases	4.00
Incremental borrowing rate	12%

As of March 31, 2021, the future minimum lease payments under other operating leases, not subject to Topic 842, are approximately $19,000 for the remainder of the year.

Litigation, Claims, and Assessments

With respect to all legal, regulatory and governmental proceedings, and in accordance with ASC 450-20, Contingencies—Loss Contingencies, we consider the likelihood of a negative outcome. If we determine the likelihood of a negative outcome with respect to any such matter is probable and the amount of the loss can be reasonably estimated, we record an accrual for the estimated amount of loss for the expected outcome of the matter. If the likelihood of a negative outcome with respect to material matters is reasonably possible and we are able to determine an estimate of the amount of possible loss or a range of loss, whether in excess of a related accrued liability or where there is no accrued liability, we disclose the estimate of the amount of possible loss or range of loss. However, management in some instances may be unable to estimate an amount of possible loss or range of loss based on the significant uncertainties involved in, or the preliminary nature of, the matter, and in these instances we will disclose the nature of the contingency and describe why we are unable to determine an estimate of possible loss or range of loss.

In addition, we are involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business and otherwise not described below. We have considered all such ordinary course legal proceedings in formulating our disclosures and assessments, which are not expected to have a material adverse effect on our consolidated financial statements.

Aptito.com, Inc.

On August 6, 2014, our subsidiary (Aptito, LLC) filed a lawsuit against Aptito.com, Inc. and the shareholders of Aptito.com, Inc., in state court in the 11th Judicial Circuit in and for Miami-Dade County. This is an interpleader action in regards to 125,000 shares of our stock. Aptito, LLC acquired Aptito.com, Inc. in exchange for, among other things, 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits) of our stock. There has been disagreements among the Aptito.com, Inc. shareholders as to proper distribution of the 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits). To avoid any liability in regards to improper distribution, Aptito, LLC filed the interpleader action so as to allow the Defendants to litigate amongst themselves as to how the shares (prior to adjustment for two one- for-ten reverse stock splits) should be distributed. Aptito.com, Inc. opposed the motion to interplead and filed counterclaims relative to Aptito, LLC for non-delivery of the 125,000 shares (prior to adjustment for two one-for-ten reverse stock splits).

On July 18, 2017, the Court granted Aptito LLC’s motion to interplead and also indicated that Aptito, LLC could not be held liable for any alleged damages relative to the purported non- delivery of the 125,000 shares after the interpleader action was filed on August 6, 2014.

In March 2018, a new Judge in the case ruled that Aptito.com, Inc. was entitled to receive 125,000 newly issued shares of our common stock, but indicated that he was not ruling that we were required to issue such shares. We plan to appeal this ruling, and our legal counsel is addressing the counterclaims filed by Aptito.com, Inc. in this matter.

In July 2018, our counsel was disqualified due to a conflict of interest. We engaged a new law firm to represent our ongoing interests in this case. Since that time, there have been multiple Motions and claims brought by Aptito.com, Inc., including the request for rescission of the asset purchase agreement that gave rise to the share issuance obligation. All of these Motions and claims are being vigorously defended.

A court ordered mediation conference was held on April 24, 2019 but the parties were unable to reach a settlement. On May 1, 2019 the Court denied Aptito.com, Inc.’s Motion for Summary Judgement and further hearings on a variety of Motions were scheduled in this matter.

On August 14, 2019, the court granted final Summary Judgment in favor of the Company, removing Net Element as a party to the lawsuit and denying Aptito.com, Inc’s Motion for rehearing and reconsideration of this matter. Aptito, LLC, in which the Company has a majority ownership interest, remains a Defendant in this litigation. On September 17, 2019, the court granted the Company’s Motion for sanctions against the attorney representing Aptito.com, Inc. in this matter. The Company is pursuing collection of legal fees incurred from the Plaintiff and their attorney. This matter was pending a special set hearing to be held on March 23, 2020. That hearing was postponed and rescheduled for hearing in July 2020. On July 23, 2020, the Court entered a judgement against the attorney representing Aptito.com and awarded attorney fees to the Company. The attorney stated on the record he will be filing for bankruptcy. In August 2020, Plaintiffs attorney, filed an appeal against the Judgement. This matter is still proceeding. The Company intends pursuing recovery from the attorney.

Gene Zell

In June 2014, we, as plaintiff, commenced an action in the Miami-Dade Circuit Court, Florida against Gene Zell ("Zell") for defamation of our Company and CEO and tortious interference with our business relationships. In October 2014, the court granted a temporary injunction against Zell enjoining him from posting any information about our Company and/or CEO on any website and enjoining him from contacting our business partners or investors. Zell violated the Court Order and the Court granted a Motion imposing sanctions against Zell. We continue to seek enforcement of the Court Order.

In April 2015, Zell filed a Motion to set aside the Court Order alleging he was unaware of the Court Proceedings. The Court, on August 26, 2015, dismissed Zell’s Motion to dissolve the injunction. In March 2017 the Court dismissed another Motion brought by Zell to dissolve the injunction. Accordingly, the injunction order prohibiting Zell from making further defamatory posts remains in place.

In 2018, we filed a motion to enforce the injunction and contempt orders against Zell. The court upheld the injunction and we continue to vigorously protect its interests. We are pursuing an action for damages sustained as a result of the defamation.

On September 20, 2019, the Court granted a Permanent Injunction against Zell. The Company is evaluating pursuing actions against Zell for collection of legal fees and damages.

A trial was scheduled for April 2020 on the issue of Net Element’s damages. However, Zell recently filed bankruptcy, so that trial and all further legal proceedings involving Zell will be stayed as a result of the automatic bankruptcy stay.

Georgia Notes 18, LLC

On March 22, 2021, the Company was notified that one of its shareholder, Georgia Notes 18, LLC, filed an action in the Delaware Chancery Court to compel inspection of the Company’s books and records pertaining to a 2014 transaction in which the shareholder had an interest. The Company has engaged counsel to protect its interests in this matter. A hearing on this matter is scheduled for August 31, 2021. At this time, the Company cannot predict the eventual outcome of this matter.

NOTE 11. RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2021 and 2020, agent commissions resulting from merchant processing of approximately $11,000 and $40,000, respectively, were paid to Prime Portfolios, LLC, an entity owned by Oleg Firer, our Chairman and CEO, and Steven Wolberg, our Chief Legal Officer. In addition, key members of management owned companies received similar commissions and/or reimbursement for equipment purchased on the Company’s behalf, which amounted to approximately $346,000 and $226,000 for the three months ended March 31, 2021 and 2020, respectively.

At March 31, 2021 and December 31, 2020, we had accrued expenses of approximately $209,000 and $122,000, respectively, which consisted primarily of various travel, professional fees, and other expenses paid and charged for by our CEO on his personal credit cards. This is reflected as due to related party on the accompanying consolidated balance sheets.

On March 27, 2020, our Company entered into a Master Exchange Agreement, (the “ESOUSA Agreement”) with ESOUSA Holdings, LLC ("ESOUSA"), a related party. Prior to entering into the ESOUSA Agreement, ESOUSA agreed to acquire an existing promissory note that had been previously issued by the Company, of up to $2,000,000 in principal amount outstanding plus interest due to RBL Capital Group, LLC ("RBL"). Pursuant to the ESOUSA Agreement, the Company had the right, at any time prior to March 27, 2021, to request ESOUSA, and ESOUSA agreed upon each such request, to exchange this promissory note in tranches on the dates when the Company instructs ESOUSA, for such number of shares of the Company’s common stock (“Common Stock”) as determined under the ESOUSA Agreement based upon the number of shares of Common Stock (already in ESOUSA’s possession) that ESOUSA sold in order to finance its purchase of such tranche of the promissory note from RBL Capital Group, LLC. ESOUSA will purchase each tranche of the promissory note equal to 88% of the gross proceeds from the shares of Common Stock sold by ESOUSA to finance the purchase of such Exchange Amount from RBL Capital Group, LLC. Each such tranche to be $148,000 unless otherwise agreed to by the Company and ESOUSA.

On March 27, 2020, the Company received its first tranche of RBL promissory notes in the aggregate amount of $148,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  Included in other accrued expenses at September 30, 2020 is approximately $145,000 in connection with this first tranche for which shares of Common Stock have not yet been issued.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $148,000 from RBL under the Credit Facility.

On April 28, 2020, the Company received its second tranche of RBL promissory notes in the aggregate amount of $143,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 65,862 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $143,000 from RBL under the Credit Facility.

On August 11, 2020, the Company received its third tranche of RBL promissory notes in the aggregate amount of $707,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 66,190 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $707,000 from RBL under the Credit Facility.

On August 21, 2020, the Company received its fourth tranche of RBL promissory notes in the aggregate amount of $401,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 45,654 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $401,000 from RBL under the Credit Facility.

On September 25, 2020, the Company received its fifth tranche of RBL promissory notes in the aggregate amount of $426,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement.  The Company issued 50,000 shares of Common Stock to ESOUSA in connection with this exchange.  Concurrently with this transaction, the Company received an equivalent aggregate amount of $426,000 from RBL under the Credit Facility.

On December 30, 2020, the Company received its sixth tranche of RBL promissory notes in the aggregate amount of $1,960,000, less any fees, from ESOUSA to be exchanged for Common Stock pursuant to the ESOUSA Agreement. The Company issued 200,000 shares of Common Stock to ESOUSA in connection with this exchange. Concurrently with this transaction, the Company received an equivalent aggregate amount of $1,960,000 from RBL under the Credit Facility.

NOTE 12. STOCKHOLDERS’ EQUITY

On October 5, 2017, we effected a one-for-ten reverse stock split of our common stock. Our condensed consolidated financial statements and disclosures reflect these changes in capital structure for all periods presented.

On June 12, 2015 and June 13, 2016, our shareholders approved 100,000,000 increases in our authorized common stock to 300,000,000 and 400,000,000, respectively. On October 2, 2017, our shareholders approved a 300,000,000 decrease in our authorized common stock to 100,000,000.

The following table represents the change in our stockholders' equity for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31, 2020
	Common Stock		Paid in	Accumulated Other	Non-controlling	Accumulated	Total
	Shares	Amount	Capital	Comprehensive Loss	interest	Deficit	Stockholder's Equity
Balance December 31, 2019	4,111,082	$410.66	$185,297,069	$(2,274,187)	$(231,999)	$(178,750,633)	$4,040,659
Share based compensation	14,672	1.47	45,896	-	-	-	45,897
Expenses paid in connection with ESOUSA transaction	-	-	(5,000)	-	-	-	(5,000)
Net income (loss)	-	-	-	-	(11,228)	(1,366,216)	(1,377,444)
Comprehensive income - foreign currency translation	-	-	-	130,813	-	-	130,813
Balance March 31, 2020	4,125,754	$412.13	$185,337,965	$(2,143,374)	$(243,227)	$(180,116,849)	$2,834,927

	Three Months Ended March 31, 2021
	Common Stock		Paid in	Accumulated Other	Non-controlling	Accumulated	Total
	Shares	Amount	Capital	Comprehensive Loss	interest	Deficit	Stockholder's Equity
Balance December 31, 2020	4,997,349	$499.28	$189,700,103	$(2,259,410)	$(267,053)	$(184,692,067)	$2,482,072
Share based compensation	807	0.08	11,258	-	-	-	11,258
ESOUSA transaction	200,000	20.00	1,999,980	-	-	-	2,000,000
Net income (loss)	-	-	-	-	(14,140)	304,562	290,422
Comprehensive loss - foreign currency translation	-	-	-	18,583	-	-	18,583
Balance March 31, 2021	5,198,156	$519.37	$191,711,341	$(2,240,828)	$(281,193)	$(184,387,504)	$4,802,335

Equity Incentive Plan Activity

On December 5, 2013, our shareholders approved the Net Element International, Inc. 2013 Equity Incentive Plan (as amended to date, the “2013 Plan”). Awards under the 2013 Plan may be granted in any one or all of the following forms: (i) incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended; (ii) non-qualified stock options (unless otherwise indicated, references to “Options” include both Incentive Stock Options and Non-Qualified Stock Options); (iii) stock appreciation rights, which may be awarded either in tandem with Options or on a stand-alone basis; (iv) shares of common stock that are restricted; (v) units representing shares of common stock; (vi) units that do not represent shares of common stock but which may be paid in the form of common stock; and (vii) shares of common stock that are not subject to any conditions to vesting.

On December 1, 2020, our shareholders approved an amendment to the 2013 Plan to increase the number of shares of the Company’s common stock available for issuance by 219,500 shares resulting in the aggregate of 1,160,500 shares authorized for issuance under the 2013 Plan.

The maximum aggregate number of shares of common stock available for award under the 2013 Plan at March 31, 2021 and December 31, 2020 was 209,693 and 210,500, respectively. The 2013 Plan is administered by the compensation committee.

2013 Equity Incentive Plan - Shares and Stock Options

During the three months ended March 31, 2021 and 2020, we issued common stock pursuant to the 2013 Plan to the members of our Board of Directors and recorded a compensation charge of $11,258 and $7,500, respectively.

During the three months ended March 31, 2021, our Board of Directors approved and authorized the issuance of 10,000 shares of our common stock pursuant to the 2013 Plan which were allocated to the Company's chief legal officer and we recorded compensation expense of $31,000.

At March 31, 2021 and December 31, 2020 we had 200,648 incentive stock options outstanding, with a weighted average exercise price of  $10.73 at March 31, 2021 and December 31, 2020 and a weighted average remaining contract term of 6.83 years at March 31, 2021 and 7.07 years at December 31, 2020. All of the stock options were anti-dilutive at March 31, 2020 and December 31, 2020.

NOTE 13. WARRANTS AND OPTIONS

Options

At March 31, 2021 and December 31, 2020, we had fully vested options outstanding to purchase 200,648, respectively, of shares of common stock at exercise prices ranging from $6.29 to $134.00 per share.

Due to the high level of volatility in the stock price of our common stock, our management determined the grant date fair value of the options using the then quoted stock price at the grant date.

Warrants

At March 31, 2021 and December 31, 2020, we had warrants outstanding to purchase 404,676 shares of common stock, respectively. At March 31, 2021 the warrants had a weighted average exercise price of $11.12 per share purchased and a weighted average remaining contractual term of 1.75 years. At December 31, 2020, the warrants had a weighted average exercise price of $6.18 per share purchased and a weighted average remaining contractual term of 3.00 years.

Non-Incentive Plan Options

At March 31, 2021 and December 31, 2020, we had 46,643 non-incentive options outstanding with a weighted-average exercise price of $21.46. The non-incentive options have a remaining contract term of 0.20 years at March 31, 2021. These options were out of the money at March 31, 2021 and December 31, 2020 and had no intrinsic value.

NOTE 14. SUBSEQUENT EVENTS

On May 14, 2021, the Company entered into the Restated Merger Agreement with Mullen, Merger Sub and Mullen Automotive.  Pursuant to, and on the terms and subject to the conditions of, the Restated Merger Agreement, Merger Sub will be merged with and into Mullen Automotive, with Mullen Automotive continuing as the surviving corporation in the Merger.

On May 12, 2021, (i) Mullen assigned and transferred to Mullen Automotive all of its electric vehicle business related assets, business and operations, and Mullen Automotive assumed certain debt and liabilities of Mullen.   Prior to the effective time of the Merger, Mullen is contemplating a spin off, via share dividend, of all of the capital stock of Mullen Automotive to the stockholders of Mullen as of the effective date of such spin off.  After such spin off and immediately prior to the effective time of the Merger, the capital structure (including its issued and outstanding common and preferred stock) of Mullen Automotive shall mirror the capital structure of Mullen. Accordingly, the Restated Merger Agreement amends, restates and replaces in its entirety the Original Merger Agreement.

After Mullen Automotive’s completion and delivery to our Company, of the audited financial statements for Mullen Automotive and its subsidiaries and affiliates required to be included in a registration statement, the Company prepared and filed with the Commission a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the proxy statement included as a part of the prospectus, in connection with the registration under the Securities Act of the shares of Parent Shares to be issued in connection with the transactions contemplated in the Restated Merger Agreement. The Restated Merger Agreement contains termination rights for each of the Company and Mullen Automotive, including, among others, (i) in the event that the Merger has not been consummated by August 31, 2021, (ii) in the event that the requisite approval of the Company’s stockholders is not obtained upon a vote thereon, (iii) in the event that any governmental authority shall have taken action to restrain, enjoin or prohibit the consummation of the Merger, which action shall have become final and non-appealable and (iv) in the event that there is a breach by the other party of any of its representations, warranties, covenants or agreements, which breach is sufficiently material and not timely cured or curable. In addition, Mullen Automotive may terminate the Restated Merger Agreement if, prior to receipt of the requisite approval of the Company’s stockholders, the Company’s board of directors shall have changed their recommendation in respect of the Merger. Further, the Company may terminate the Restated Merger Agreement prior to receipt of the requisite approval of the Company’s stockholders to enter into a definitive agreement with respect to a Superior Proposal (as such term is defined in the Restated Merger Agreement).

The consummation of the Merger is subject to (i) the Merger and the shares of Company common stock to be issued in connection with the Merger and other transactions contemplated by the Restated Merger Agreement being approved and authorized for the listing on Nasdaq and (ii) the Company’s and its subsidiaries aggregate cash and cash equivalents plus amounts lent by the Company to Mullen Automotive pursuant to the Restated Merger Agreement less accounts payable and debt (exclusive of unfunded warrant proceeds) is $10,000,000 less legal fees as set forth in the Restated Merger Agreement, the Late Fees, $500,000 previously lent by the Company to Mullen together with all accrued interested thereon (the “Net Cash Position”). The parties to the Restated Merger Agreement intend that the Company will effect a private placement of the Company common stock prior to the Merger Effective Time (the “Private Placement”) in order to raise sufficient capital for the Net Cash Position.

The parties to the Restated Merger Agreement intend that, prior to the Merger effective time but, subject to and after the Company’s stockholders’ approval, the Company will divest itself of its existing business operations to another party, and will cause such party to assume all liabilities of the Company directly related to its operations of its existing business immediately prior to the closing of such divestiture (the “Divestiture”).

The parties to the Restated Merger Agreement agreed that Mullen Automotive will pay the Late Fee as set forth in the Original Merger Agreement.   The Form S-4 registration statement was filed on May 14, 2021.

Consummation of the Merger, the Divestiture, the Private Placement and the other transactions contemplated in the Restated Merger Agreement, is subject to customary conditions including, among others, the approval of the Company’s stockholders. There is no guarantee that the Merger, the Divestiture, the Private Placement or the other transactions contemplated in the Restated Merger Agreement will be completed.

ANNEX A – AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

A-1

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

among

MULLEN AUTOMOTIVE, INC.,

MULLEN TECHNOLOGIES, INC.,

MULLEN ACQUISITION, INC.

and

NET ELEMENT, INC.

Dated as of July 20, 2021

- i -

- ii -

THIS SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 20, 2021 (this “Agreement”), is among Net Element, Inc., a Delaware corporation (“Parent”), Mullen Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Mullen Technologies, Inc., a California corporation (“Mullen Technologies”), and Mullen Automotive, Inc., a California corporation and a wholly-owned subsidiary of Mullen Technologies (the “Company”).

WHEREAS, Parent, Merger Sub and Mullen Technologies are parties to that certain Amended and Restated Agreement and Plan of Merger, dated as of May 14, 2021 (the “Original Agreement”);

WHEREAS, prior to the Merger Effective Time, (i) Mullen Technologies is contemplating to assign and transfer to the Company all of its electric vehicle business related assets, business and operations and the Company is contemplating to assume certain debt and liabilities of Mullen Technologies as described herein (the “Mullen Divestiture”) and (ii) Mullen Technologies is contemplating a spin off, via share dividend, of all of the capital stock of the Company to the stockholders of Mullen Technologies as of the effective date of such spin off (the “Spin Off”);

WHEREAS, after such spin off and immediately prior to the Merger Effective Time, the capital structure (including its issued and outstanding common and preferred stock) of the Company shall mirror the capital structure of Mullen Technologies;

WHEREAS, Section 8.03 of the Original Agreement permits the Original Agreement to be amended by amendment in writing signed by Parent, Merger Sub, Mullen and Mullen Technologies;

WHEREAS, each of Parent, Merger Sub, Mullen Technologies and the Company desires to enter into this Agreement, which shall amend and restate and replace in its entirety the Original Agreement;

WHEREAS, Parent has caused the incorporation of Merger Sub for the purpose of accomplishing, subject to the terms and conditions set forth in this Agreement, its acquisition of the Company through a reverse triangular merger;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Corporations Code of the State of California (the “California Corporations Code”), Parent, the Company and Merger Sub will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the result that the Company shall be the surviving corporation and shall become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and has resolved to recommend the approval and adoption of this Agreement by Parent, as the sole shareholder of Merger Sub;

WHEREAS, the board of directors of Parent (the “Parent Board”) in its sole discretion, and after having been provided a fairness opinion satisfactory to each of the special committee of the Board comprised of only independent members (the “Special Committee”) and the Parent Board relating to the Merger, the Parent Board (after the recommendation of the Special Committee) has (i) determined that the Merger (including the issuance and registration of the Parent Shares (as defined below) pursuant to the Merger), (including the Escrow Shares (as defined below), the authorization and issuance of Parent Shares pursuant to the Parent COI Amendment (as defined below) and the reservation for issuance, subject to and contingent upon consummation of the Merger and Parent’s stockholders approval, in excess of the limitation set forth in the applicable Nasdaq rules, of Parent Common Shares (as hereinafter defined) issuable upon conversion of each of the Drawbridge Convertible Note, Current Investor Notes (as hereinafter defined), Current Noteholder Warrants (as hereinafter defined), Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock (each as hereinafter defined)), the Divestiture (as hereinafter defined), the Parent COI Amendment, the issuance by Parent, concurrent with or prior to the Merger, of any shares in any placements, exchanges or offers of Parent’s securities, in excess of the limitation set forth in the applicable Nasdaq rules (together the “Private Placement”), lending funds (as hereinafter described) to the Company, are consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and (ii) has resolved to recommend to the stockholders of Parent to the approve and adopt, as applicable, this Agreement, the Merger (including the issuance and reservation for issuance, as applicable, of Parent Shares described in this recital), the Divestiture, the Parent COI Amendment, the issuance of Parent Shares in furtherance of the Private Placement, and the other transactions contemplated by this Agreement requiring such stockholders approval (collectively, the “Parent Stockholders Approval Matters”);

WHEREAS, contemporaneously with the execution of this Agreement each of the Persons listed on Exhibit D hereto is executing a Voting Agreement in the form of Exhibit D hereto (the “Voting Agreement”) in which each such Person agrees to vote in favor of the approval of this Agreement, the Merger (including the issuance and registration of the Parent Shares pursuant to the Merger), the Divestiture, the Private Placement and other transactions contemplated by this Agreement;

WHEREAS, upon recommendation of the Company Board, to the shareholders of the Company to approve and adopt this Agreement and approve the Merger, the Company’s shareholders approved and adopted by the requisite affirmative vote in accordance with the California Corporations Code and the Company’s articles of incorporation, as amended and by-laws, as amended, this Agreement, the Merger and the other Transactions; and

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), (ii) this Agreement will constitute a “plan of reorganization” (within the meaning of Treasury Regulations Section 1.368-2(g)), and (ii) each party will be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, Mullen Technologies and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01    The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the California Corporations Code, at the Merger Effective Time, the Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation existing under the laws of the State of California, shall become a wholly-owned subsidiary of Parent and shall succeed to and assume all of the respective rights and obligations of Merger Sub and the Company (the “Surviving Corporation”).

SECTION 1.02    Effective Time; Closing.

(a)         Subject to the provisions of this Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the Merger shall become effective when an agreement of merger evidencing the Merger, substantially in the form attached to this Agreement as Exhibit E (the “Agreement of Merger”) and the accompanying officer’s certificates of the Company and Merger Sub required by Section 1103 of the California Corporations Code, all executed in accordance with the relevant provisions of the California Corporations Code, are duly filed with the Secretary of State of the State of California, or at such later time as Merger Sub and the Company shall agree and is specified in the Agreement of Merger. When used in this Agreement, the term “Merger Effective Time” shall mean the later of the date and time at which the Agreement of Merger is duly filed with the Secretary of State of the State of California or such later time established by the Agreement of Merger. The filing of the Agreement of Merger shall be made on the Closing Date.

(b)         Immediately prior to the filing of the Agreement of Merger, a closing (the “Closing”) shall be held at such place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.03    Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Corporations Code. Without limiting the generality of the foregoing, and subject thereto, from and after the Merger Effective Time, all of the property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, restrictions, duties and other liabilities of each of the Company and Merger Sub shall become the debts, restrictions, duties and other liabilities of the Surviving Corporation.

SECTION 1.04    Articles of Incorporation; Name of the Surviving Corporation; By-laws; Directors and Officers of Parent; Parent COI Amendment. At the Merger Effective Time:

(a)        the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Closing and substantially in the form attached hereto as Exhibit A, shall become the Articles of Incorporation of the Surviving Corporation, except for Article One of such Articles of Incorporation, which shall read “The name of the corporation is Ottava Automotive, Inc.”, until thereafter amended as provided by law and such Articles of Incorporation;

(b)        the bylaws of Merger Sub, as in effect immediately prior to the Closing and substantially in the form attached hereto as Exhibit B, shall become the bylaws of the Surviving Corporation (other than changing the name therein to “Ottava Automotive, Inc.”) until thereafter changed or amended as provided by the Articles of Incorporation or the bylaws of the Surviving Corporation or by applicable law.

(c)         Parent shall amend its Certificate of Incorporation to (i) authorize a sufficient number of shares of three series of preferred stock of Parent with identical rights, preferences and privileges currently afforded holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company (upon the Parent Board’s designation of such new series of preferred stock, such stock shall be referred to as “Parent Series A Preferred Stock,” “Parent Series B Preferred Stock” and “Parent Series C Preferred Stock”) and (ii) change its name to “Mullen Automotive, Inc.” (the “Parent COI Amendment”);

(d)        all current directors of Parent will resign, and the individuals set forth in Section 6.16 as post-Closing directors of Parent (the “Director Nominees”) shall become the directors of Parent from and after the Merger Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be;

(e)        all current officers of Parent will resign and the individuals set forth in Section 6.16 as post-Closing officers of Parent (the “Officers Nominees”) shall become the officers of Parent from and after the Merger Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

(f)          as soon as practicable following the Merger, Parent will cause its current ticker symbol “NETE” to be changed to such ticker symbol as Company shall select after the date hereof upon Nasdaq’s approval of Parent’s listing application.

SECTION 1.05    Officers and Directors Nominees. Promptly after the date hereof and prior to the Merger Effective Time, the Company has delivered the names of its proposed Director Nominees and Officers Nominees to the Nominating and Governance Committee of the Parent Board.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01    Conversion of Securities . At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of any of the following securities:

(a)    except for the Dissenting Shares, each share of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock (all issued and outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock being hereinafter collectively referred to as the “Company Shares”) issued and outstanding immediately prior to the Merger Effective Time (other than any Company Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive that number of shares of Parent Common Stock, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock, as the case may be (collectively the “Parent Shares”), as set forth and further described on Schedule A hereto, the number of shares of Parent common stock to be issued to holders of Company common stock and issuable upon conversion of the Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock and exercise of the Current Noteholder Warrants and any other warrants and/or notes issued at or prior to the Merger Effective Time by Mullen or any of its Affiliates to any Person (including, without limitation, to Acuitas and any other investor into the Company Series C Preferred Stock) and assumed or to be assumed upon or after the Merger by Parent to be known as the “Underlying Parent Common Shares”);

(b)    a total of shares of Parent Common Stock will be deposited into an escrow account to be released as set forth and further described on Schedule B hereto (the “Escrow Shares”);

(c)    it is intended that the number of shares of Parent Common Stock outstanding immediately after the Merger Effective Time on a fully diluted and fully converted basis (the “Post Merger Capitalization”) shall not exceed 75,000,000. As referenced in Section 2.10 herein, it is intended that 15% of the Post Merger Capitalization be allocated to the persons that hold shares of Parent Common Stock immediately prior to the Merger Effective Time (the “Parent Pre-Merger Stockholders”) (subject to upward adjustment as set forth in Section 2.01); Parent shall take all commercially reasonable efforts to ensure that the number of shares of Parent Common Stock outstanding immediately before the Merger Effective Time on a fully diluted and fully converted basis does not exceed 11,250,000 – however, Parent and the Company may mutually agree to allow Parent to issue additional shares beyond said 11,250,000 limit if the issuance of such shares is necessary to allow Parent to effect the financing referenced in Section 2.01(e); and

(d)    each Company Share held in the treasury of the Company and each Company Share owned by any direct or indirect wholly-owned subsidiary of the Company immediately prior to the Merger Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(e)     For purposes of this Agreement, the aggregate number of Underlying Parent Common Shares issuable pursuant to the Merger plus the Escrow Shares shall constitute 85% of the total number of issued and outstanding shares of Parent Common Stock on a fully-diluted and converted basis immediately after the Merger Effective Time (the Parent Pre-Merger Stockholders to own 15% of the total number of issued and outstanding shares of Parent Common Stock on a fully-diluted and converted basis immediately after the Merger Effective Time). For purposes of determining the  aggregate number of Underlying Parent Common Shares and Escrow Shares issuable pursuant to the Merger, Parent will cause its transfer agent to provide, on the day prior to the Merger Effective Time, a list of the then outstanding shares of Parent Common Stock on a fully-diluted and converted basis.  For purposes of determining the number of outstanding shares of Parent Common Stock on a fully-diluted and converted basis prior and/or after to the Merger Effective Time, the parties shall  include all shares of Parent Common Stock issuable upon exercise or conversion of outstanding warrants, options or other convertible securities of Parent outstanding immediately prior to the Merger Effective Time plus, for purposes of determining the number of outstanding shares of Parent Common Stock on a fully-diluted and converted basis immediately after to the Merger Effective Time, the Underlying Parent Common Shares and the Escrow Shares. Parent and the Company may agree that Parent may raise additional capital beyond the Net Cash Position (as defined in Section 7.03(g)). In such event, the Company and its shareholders shall solely absorb all of the dilution from such additional capital raise beyond the Net Cash Position for purposes of allocating ownership between the Parent Pre-Merger Stockholders, on the one hand, and all other parties, on the other hand.  By way of example, if there would have been 75,000,000 shares of Parent Common Stock outstanding on a fully-diluted and converted basis prior to the additional capital raised beyond the Net Cash Position, and Parent issues 3,000,000 shares of Parent Common Stock to raise additional capital over and above the Net Cash Position, the Parent Pre-Merger Stockholders would own 15% of such 75,000,000 shares of Parent Common Stock and plus 3,000,000 shares of Parent Common Stock, or 14,250,000 shares of Parent Common Stock immediately after the Merger Effective Time, and the number of outstanding shares of Parent Common Stock would increase from 75,000,000 to 78,000,000 on a fully-diluted and converted basis immediately after the Merger Effective Time.

(f)    The parties acknowledge a prior agreement that, if the Registration Statement (with the Proxy Statement included as part of the prospectus) was not filed with U.S. Securities and Exchange Commission (the “SEC”) on or prior to January 15, 2021, then the Company shall pay an agreed sum of $13,333.00 per day (the “Late Fee”) to Parent until the said Registration Statement (with the Proxy Statement included as part of the prospectus) is filed with the SEC. All accumulated Late Fees are due and payable by the Company on the 5th day of each calendar month commencing on February 5, 2021 and on the 5th day of each month thereafter until the above-refenced filing has occurred. As of the date hereof, an aggregate Late Fee of $1,519,962 was accrued and remains unpaid.

SECTION 2.02    Exchange of Certificates.

(a)    Exchange Agent. Parent shall deposit, or shall cause to be deposited, with such bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent certificates representing those Parent Shares issuable pursuant to Section 2.01 and Section 2.02(e) as of the Merger Effective Time (such certificates for Parent Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Shares contemplated to be issued pursuant to Section 2.01 and Section 2.02(e) out of the Exchange Fund. Except as contemplated by Section 2.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures.  As promptly as practicable after the Merger Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Merger Effective Time, a holder of record of Company Shares represented by certificates (“Certificates”) as well as those not represented by a Certificate (a “Book-Entry Share”) entitled to receive Parent Shares pursuant to Section 2.01 and 2.02(e):  (i) a letter of transmittal (which shall be in the form and substance approved by the Company in writing prior to the Closing and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal or, in the case of shares held as Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal.  Upon surrender to the Exchange Agent of a Certificate for cancellation (or evidence of ownership of such shares if held as Book-Entry Shares), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, a certificate representing that number of Parent Shares which such holder has the right to receive pursuant to the provisions of Section 2.01 and 2.02(e) in respect of the Company Shares formerly represented by such Certificate or held as Book-Entry Shares (after taking into account all Company Shares then held by such holder) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and the Certificate so surrendered shall forthwith be cancelled (or ownership thereof cancelled if such shares were issued as Book-Entry Shares).  In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares that such holder has the right to receive pursuant to the provisions of Section 2.01 and 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the transferee or transferor presents to the Exchange Agent all documents required to evidence and effect such transfer, evidence that any applicable stock transfer taxes have been paid and the Certificate(s) representing such Company Shares (should such a certificate exist).  Until surrendered as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the certificate representing Parent Shares that such holder has the right to receive pursuant to the provisions of Section 2.01or 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

(c)    Distributions with Respect to Unexchanged Shares of Company Common Stock.  No dividends or other distributions declared or made after the Merger Effective Time with respect to the Company Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any Company Common Stock until the holder shall surrender the Certificate pursuant to the letter of transmittal or, in the case of shares held as Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal.  Subject to the effect of escheat, tax or other applicable Laws, following surrender of any Certificate or Book-Entry Shares, there shall be paid to the holder of Company Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d)    No Further Rights in Company Common Stock. All Parent Shares issued upon conversion of the Company Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(e)     No Fractional Shares. No certificates or scrip of Parent Shares representing fractional Company Shares will be issued; in lieu thereof, Parent shall issue one Parent Share to the holder of any Company Shares that would otherwise be entitled to such fractional Parent Shares.

(f)    Adjustments to Parent Shares. The number Parent Shares which a holder has the right to receive pursuant to the provisions of Section 2.01 and 2.02(e) and the number of Escrow Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(g)    No Liability. Neither of the Exchange Agent or Parent shall be liable to any holder of Company Shares or Parent Shares for any such Company Shares or Parent Shares, as applicable (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)    Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Parent Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Parent Shares in respect of which such deduction and withholding was made by Parent.

(i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01 and 2.02(e), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), as applicable.

SECTION 2.03    Stock Transfer Books. At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided in this Agreement or by Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of the common stock of Parent to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01 and 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, any Company Shares issued and outstanding immediately before the Merger Effective Time that are held by a stockholder (a “Dissenting Stockholder”) that has not voted in favor of or consented in writing to the adoption of this Agreement and the Merger and has complied with the provisions of Chapter 13 of the California Corporations Code concerning the right of holders of Company Shares to require the Company to repurchase their Company Shares (“Dissenting Shares”) shall not be converted into the right to receive Parent Shares as provided in Section 2.01, but shall instead become the right to receive from Parent such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Chapter 13 of the California Corporations Code (and at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Stockholder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Chapter 13 of the California Corporations Code). If, prior to the Merger Effective Time, such Dissenting Stockholder withdraws its demand for Company repurchase of such Dissenting Stockholder’s Company Shares or fails to perfect or otherwise loses such Dissenting Stockholder’s right to such repurchase, in any case pursuant to Chapter 13 of the California Corporations Code, such Dissenting Stockholder’s Company Shares shall be deemed to be converted as of the Merger Effective Time into the right to receive, without interest, Parent Shares as provided in Section 2.01.

(b)    The Company shall give Parent prompt written notice of any demand for Company repurchase of Company Shares received by the Company, any withdrawal of any such demand and any correspondence or other instrument served on the Company pursuant to Chapter 13 of the California Corporations Code, and shall give Parent the opportunity to participate in all negotiations and Proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand.

SECTION 2.05    Affiliates. Notwithstanding anything to the contrary herein, no Parent Shares shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.09 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”), until such person has executed and delivered to Parent and executed copy of the affiliate letter contemplated in Section 6.09 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As stated in the preamble, (i) on May 12, 2021, Mullen Technologies effected the Mullen Divestiture with the Company; (ii) prior to the Merger Effective Time, Mullen Technologies will effect a spin off, via share dividend, of all of the capital stock of the Company to the stockholders of Mullen Technologies as of the effective date of such spin off; and (iii) after such spin off and immediately prior to the Merger Effective Time, the capital structure (including its issued and outstanding common and preferred stock) of the Company shall mirror the capital structure of Mullen Technologies. As of the date hereof, the Company has one share of common stock outstanding which is owned by Mullen Technologies. For purposes of this Article III, except as otherwise expressly set forth in this Article III, the “Company” shall refer to both of Mullen Automotive, Inc. and Mullen Technologies, Inc.

As an inducement to Parent and Merger Sub to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which identifies exceptions to the Company’s representations and warranties and which has been prepared by the Company and delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01    Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the transactions contemplated by this Agreement (collectively, the “Transactions”) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect. The assets of Mullen Automotive, Inc., as assigned and transferred to it by Mullen Technologies pursuant to the Mullen Divestiture are set forth on Schedule C to the Agreement. After and as a result of the Mullen Divestiture, all Mullen Automotive, Inc’s liabilities as of such date consisted solely of the indebtedness of Mullen Technologies assumed by Mullen Automotive, Inc. All such liabilities are set forth on Schedule C to the Agreement.

SECTION 3.02    Articles of Incorporation and By-laws. The Company has heretofore furnished or made available to Parent a complete and correct copy of the Articles of incorporation and the by-laws and all other organizational documents, each as amended and/or restated and/or amended and restated to date, of the Company and each Company Subsidiary. Such articles of incorporation, by-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03    Capitalization.

(a)    The authorized capital stock of Mullen Technologies (which shall also be the authorized capital stock of Mullen Automotive, Inc. as of the Merger Effective Time) consists of (i) 600,000,000 shares of Common Stock, par value $0.001 per share, and (ii) 73,800,250 shares of preferred stock, par value $0.001 per share. The number of shares of capital stock and warrants outstanding as of the date hereof, and the number of shares of capital stock and warrants currently expected to be outstanding immediately prior to the Merger Effective Time, are set forth on Schedule A attached to this Agreement. Except as set forth on Schedule A, there are no current options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Mullen Technologies or any Mullen Technologies Subsidiary or obligating Mullen Technologies or any Mullen Technologies Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Mullen Technologies or any Mullen Technologies Subsidiary that are expected to exist as of the Merger Effective Time. There are no outstanding contractual obligations of Mullen Technologies or any Mullen Technologies  Subsidiary to repurchase, redeem or otherwise acquire any shares of Mullen Technologies Common Stock or any capital stock of any Mullen Technologies Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Mullen Technologies Subsidiary or any other person.

(b)    Each outstanding share of capital stock of each Mullen Technologies Subsidiary is duly authorized, validly issued, fully paid and nonassessable.

SECTION 3.04    Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock, Series A Preferred Stock of the Company and Series B Preferred Stock of the Company, voting together as a single class, and the filing and recordation of appropriate merger documents as required by the California Corporations Code). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. To the Knowledge of the Company, no takeover statute or any other similar restrictions is applicable to the Merger or the other Transactions.

SECTION 3.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the articles of incorporation or by-laws of the Company or any Company Subsidiary, (ii) to the Knowledge of the Company, conflict with or violate any United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, including, without limitation, the Code, the Treasury Regulations thereunder and other tax rules and regulations (collectively, “Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws (if any), and filing and recordation of appropriate merger documents as required by the California Corporations Code, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Company Material Adverse Effect.

SECTION 3.06    Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

SECTION 3.07    Financial Statements.

(a)    Except as set forth on Schedule 3.07, the Company has provided Parent with complete copies of the following consolidated (with respect to Company and the Company Subsidiaries) financial statements: (i) audited balance sheets of the Company and the Company Subsidiaries as of September 30, 2019 and September 30, 2020, and the related audited statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the fiscal years of the Company ended on such dates (collectively, the “Annual Financial Statements”), (ii) an unaudited balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and the related unaudited statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the three (3)-month period ending on such date and (iii) an unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2021 (the “Current Balance Sheet”) and the related unaudited statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the six (6)-month period ending on such date (collectively, the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”).

(b)    Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at September 30, 2020, including the notes thereto (the “2020 Company Balance Sheet”), and set forth in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2020 Company Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(c)    The Financial Statements (1) are true, complete and correct in all material respects, (2) are based on the books and records of the Company and the Company Subsidiaries, which are themselves true, complete and correct in all material respects, and have been prepared in accordance with GAAP throughout the periods or on the dates indicated (except as may be indicated in the notes thereto), and (3) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which will be material individually or in the aggregate.

(d)    The Company maintains a standard system of accounting established and administered in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated.

(e)    All accounts payable of the Company and its Company Subsidiaries reflected on the 2020 Company Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the 2020 Company Balance Sheet, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(f)    Except as set forth in Schedule 3.07, the Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g)    All accounts receivable of the Company and its Company Subsidiaries reflected on the 2020 Company Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices.

SECTION 3.08    Absence of Certain Changes or Events. Since September 30, 2020, except as set forth in Schedule 3.08, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09    Absence of Litigation. Except as set forth in Schedule 3.09, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”), pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority the outcome of which would have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10    Employee Benefit Plans.

(a)    Schedule 3.10 lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, fringe benefit, change in control or other compensation or benefit plans, programs or arrangements (whether written or oral), and (ii) all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, which are maintained, contributed to or sponsored by the Company or any Company Subsidiary, or with regard to which the Company or any Company Subsidiary otherwise has or could reasonably be expected to have any liability, whether direct or indirect, absolute or contingent (all of such plans referred to herein collectively as the “Plans”).

(b)    Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c)    None of the Plans (nor any plan maintained by any entity contained in a controlled group of organizations with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code (any such entity an “ERISA Affiliate”), is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, and none of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

SECTION 3.11    Labor and Employment Matters.

(a)    Except as set forth in Schedule 3.11, there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would otherwise result in material liability to the Company or any Company Subsidiary;.

(b)    To the Knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with all applicable laws relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of employees, immigration, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority.

SECTION 3.12    Real Property; Title to Assets.

(a)    Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b)    Schedule 3.12 lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s Knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

SECTION 3.13    Intellectual Property.

(a)    To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights of any third party.

(b)    No claim has been asserted or, to the Knowledge of the Company, threatened to be asserted against the Company that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party.

(c)    With respect to each material item of Intellectual Property owned by the Company or a Company Subsidiary (“Company Owned Intellectual Property”), the Company or a Company Subsidiary is the sole and exclusive owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business.

(d)    With respect to each material item of Intellectual Property licensed to the Company or a Company Subsidiary (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has sufficient right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of a valid license agreement governing such Company Licensed Intellectual Property.

(e)    To the Knowledge of the Company, the Company Owned Intellectual Property is valid, enforceable, and subsisting, and has not been adjudged invalid or unenforceable in whole or in part, and there is no pending proceeding in which any claim has been asserted that any Company Owned Intellectual Property is invalid or unenforceable.

(f)    To the Knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

(g)    The Company is not and, to the Knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property is in material breach thereof or default thereunder.

(h)    Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

SECTION 3.14    Taxes.

(a)    Except as set forth in Schedule 3.14, the Company and each of its Company Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and for which adequate reserves have been provided in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries, for any material Taxes of the Company or any of its Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b)    Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(c)    The Company and its Company Subsidiaries are, and have at all times been, in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(d)    There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except statutory liens for current Taxes not yet due and payable.

(e)    Neither the Company nor any of its Subsidiaries have taken, or agreed to take, any action, or know of any fact, plan, or other circumstance, that is reasonably likely to prevent the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 3.15    Environmental Matters. Except as described in Schedule 3.15 or as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, none of the Company nor any of the Company Subsidiaries has violated or is in violation of any Environmental Law;

SECTION 3.16    Material Contracts.

(a)    Schedule 3.16 lists each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Company Subsidiaries (the “Material Contracts”);

(b)    Except as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.

SECTION 3.17    Board Approval; Shareholders’ Approval; Vote Required.

(a)    The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s shareholders. The shareholders of the Company duly approved and adopted this Agreement and approved the Merger by written consent executed and delivered by the holders of the requisite number of shares of Company’s capital stock on the date hereof. The only vote or written consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock, Series A Preferred Stock and Series B Preferred stock, voting together as a single class, in favor of the approval and adoption of this Agreement and approval of the Merger.

SECTION 3.18    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.19    Spin-Off. The Spin-Off, in and of itself, is a tax-free reorganization pursuant to Code Sections 355 and 368, and shall not give rise to any tax to any of Mullen Technologies, the Company or any shareholder of either.  Each of the Merger and each of the Capital Transactions (defined below), whether considered alone or in  conjunction with the other(s), will not result in any tax being recognized in connection with the Spin-Off or otherwise jeopardize the Spin-Off from being treated as a fully tax-free reorganization pursuant to Code Sections 355 and 368.  The Company shall not, directly or indirectly, be liable for any tax that may arise as a result of the Spin-Off, whether pursuant to any contract or agreement (e.g., any agreement entered into in connection with or respecting the Spin-Off), by operation of law, or otherwise.

“Capital Transactions” means the transactions (including the issuances of stock in connection with any exercise of the Noteholders Warrants) contemplated in the exchange agreement and securities purchase agreement among such noteholders and Mullen Technologies, any issuances of stock in connection with each of the Drawbridge Convertible Note, Private Placement, the Divestiture, Parent’s equity incentive plan and/or exercise of the current outstanding warrants issued to Esousa Holdings, LLC, a New York limited liability company (or its successors or transferees).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

As an inducement to the Company to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which has been prepared by Parent and delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent hereby represents and warrants to the Company that:

SECTION 4.01    Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not have a Parent Material Adverse Effect.

SECTION 4.02    Certificate of Incorporation. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation of Parent, as amended to date. Such Certificate of Incorporation of Parent is in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation of Parent.

SECTION 4.03    Capitalization.

(a)    The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.0001 per share and 1,000,000 shares of Parent preferred stock, par value $0.0001 per shares (“Parent Preferred Stock”). As of the date of this Agreement, (i) 5,415,396 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no shares of Parent Preferred Stock issued and outstanding, (iii) no shares of Parent Common Stock are held in the treasury of Parent, (iv) 766,475 shares of Parent Common Stock are reserved for future issuance pursuant to warrants and options and (v) 1,082,538 shares of Parent Common Stock are reserved for future issuance pursuant to that certain Master Exchange Agreement, dated as of July 9, 2021 between Parent and ESOUSA Holdings, LLC, a New York limited liability company. Except as set forth in Section 4.03(a) of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b)    Parent shall cause the shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 and 2.02(e): (i) to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights; and (ii) to be, when issued, registered under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04    Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (i) the approval and/or adoption, as applicable, by the holders of a majority of the then-outstanding shares of Parent Common Stock of the Parent Stockholders Approval Matters, (ii) the approval by Parent, as the sole holder of shares of common stock of Merger Sub of this Agreement and the Merger, (iii) and the filing and recordation of Parent COI Amendment, the certificates of designations for Parent Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and appropriate merger documents as required by Law, (iv) the Nasdaq initial listing application and Nasdaq listing notifications and approvals of listing of the Parent Common Stock issuable pursuant to the Transactions contemplated by this Agreement, including the Merger, the Escrow Shares and the Parent Common Shares issuable upon conversion of each of the Drawbridge Convertible Note, Current Investor Notes, Parent Series A Preferred Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock, upon exercise of the Current Noteholder Warrants, any other warrants and/or notes issued at or prior to the Merger Effective Time by Mullen or any of its Affiliates to any Person (including, without limitation, to Acuitas and any other investor into the Company Series C Preferred Stock) and assumed or to be assumed upon or after the Merger by Parent and pursuant to the Private Placement). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

SECTION 4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the certificate of incorporation of Parent, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any of its property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, filing and recordation of appropriate merger documents as required by the California Corporations Code and the NASDAQ Stock Market (“Nasdaq”) approval of Parent’s listing application covering the shares of Parent Common Stock to be issued in the Merger, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent from performing its material obligations under this Agreement.

SECTION 4.06    Permits; Compliance. Parent is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Parent Permits”). No suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened. Parent is not in conflict with, or in default, breach or violation of, (a) any Law applicable to Parent or by which any property or asset of Parent is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent from performing its obligations under this Agreement and would not have a Parent Material Adverse Effect.

SECTION 4.07    SEC Filings; Financial Statements.

(a)    Parent has filed all forms, reports and documents required to be filed by it with the SEC since its inception, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Reports”). Parent has made available to the Company, in the form filed with the SEC, its annual reports on Form 10-K for the periods ended December 31, 2020 and December 31, 2019, and (ii) all other forms, reports and other registration statements filed by the Company with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being, collectively, the “Parent SEC Reports”). The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Report or Additional Parent SEC Report has been or is revised or superseded by a later filed Parent SEC Report or Additional Parent SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-K of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c)    Except as and to the extent set forth on the balance sheet of Parent as at December 31, 2020, including the notes thereto (the “2020 Parent Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2020 Parent Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to Parent; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Parent.

(d)    Parent has heretofore made available to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

(e)    Parent has made available to the Company all comment letters received by Parent from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of Parent.

(f)    All accounts payable of Parent reflected on the 2020 Parent Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the 2020 Parent Balance Sheet, Parent has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

(g)    Parent has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report (the “Parent Certifications”). Each of the Parent Certifications is true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Parent and its consolidated subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Section 4.07(g) of the Parent Disclosure Schedule lists, and Parent has made available to the Company, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h)    Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.07(h) of the Parent Disclosure Schedule lists, and Parent has made available to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i)    Since January 1, 2020, no non-audit services have been performed by Parent’s auditors for Parent since the date of Parent’s formation. Parent has no off-balance sheet arrangements.

(j)    Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof.

(k)    To the Knowledge of Parent, no employee of Parent has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Parent nor any of its officer, employee, contractor, subcontractor or agent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

SECTION 4.08    Absence of Certain Changes or Events. Since December 31, 2020, or as expressly contemplated by this Agreement, or specifically disclosed in any Parent SEC Report filed since December 31, 2020 and prior to the date of this Agreement, (a) Parent has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Parent Material Adverse Effect.

SECTION 4.09    Absence of Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority.

SECTION 4.10    Board Approval; Vote Required.

(a)    The Parent Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Merger (including the issuance of Parent Shares pursuant to the Merger and the Parent COI Amendment), the Divestiture, Private Placement, and declared their advisability, (iii) resolved to recommend that the stockholders of Parent approve and adopt this Agreement and approve the Merger (including the issuance of Parent Shares pursuant to the Merger and the Parent COI Amendment), the Divestiture, the Private Placement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting.

(b)    With respect to Parent, the only vote of the holders of any class or series of capital stock of Parent necessary to approve this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger. The voting requirements for the Divestiture, the Private Placement, the Parent COI Amendment and the other Transactions will be disclosed in the Proxy Statement (as hereinafter defined).

(c)    with respect to the Merger Sub, the only vote of Parent, as the sole shareholders of the Merger Sub, is necessary to approve this Agreement, the Merger and the other Transactions.

SECTION 4.11    Tax Matters.

(a)    Parent (i) has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and for which adequate reserves have been provided in accordance with U.S. GAAP in the most recent consolidated financial statements of Parent, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to Parent on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to Parent, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing; and (v) has provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent that have not been paid, whether or not shown as being due on any Tax Return.

(b)    Parent is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement (other than customary contractual provisions in financing or other commercial agreements entered into in the ordinary course of business).

(c)    Parent has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(d)    Parent has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than the group, the common parent of which is or was Parent).

(e)    Parent has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f)    Parent is, and has at all times been, in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and Parent has not engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(g)    There are no Tax liens upon any assets of Parent except statutory liens for current Taxes not yet due and payable.

SECTION 4.12    Change in Control Payments. Subject to occurrence and at the Closing, Parent shall have satisfied any cash obligations or severances Parent may have to its employees that are payable solely by reason of a change in control of Parent.

SECTION 4.13    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 5.01    Conduct of Business by the Company Pending the Merger. Except as expressly contemplated by any other provision of this Agreement, Company agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, Company shall not, without the prior written consent of the Parent, take any action that would reasonably be likely to prevent, interfere with or materially delay the Merger.

SECTION 5.02    Conduct of Business by Parent Pending the Merger. Except as expressly contemplated by any other provision of this Agreement, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, Parent shall not, without the prior written consent of the Company, take any action that would reasonably be likely to prevent, interfere with or materially delay the Merger.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01    Registration Statement; Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement:

(i)    Parent shall file with the SEC the proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider, among other things, approval and adoption of (1) the Parent Stockholders Approval Matters and (2) any other proposals the parties deem necessary to effectuate the Merger; and

(ii)    Subject and contingent upon the Company’s completion by a PCAOB-approved independent auditor and delivery to Parent, at the Company’s expense, of the audited financial statements for the Company, the Company’s Subsidiaries and Company’s affiliates required to be included in the Registration Statement, Parent shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a part of the prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued pursuant to Section 2.01 and Section 2.02(e).

Parent and the Company each shall use their reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. The Company shall timely furnish to Parent all true, accurate and complete information concerning the Company and the Company Subsidiaries, as Parent may request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Parent shall mail the Proxy Statement to its stockholders.

(b)    Except as provided in Section 6.04(c), Parent covenants that none of the Parent Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Parent Board or any committee thereof of this Agreement, the Merger or any other Transaction and the Proxy Statement shall include the recommendation of the Parent Board to the stockholders of the Parent in favor of approval and adoption of this Agreement and approval of the Merger (the “Parent Recommendation”).

(c)    Parent will notify the Company and allow the Company’s input and prior approval of any amendment or supplement to the Proxy Statement. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective (and allow the Company’s input and prior approval of any supplement or amendment to be filed) of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)    Parent represents that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Parent, or its officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)    The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholders’ Meeting, and (iv) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, the Company shall promptly inform Parent. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will (as they relate to, and/or contain any information about, the Company and the Company Subsidiaries and/or their respective business and operations) comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02    Stockholders’ Meeting. Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption, as applicable, of the Parent Stockholders Approval Matters and Parent shall use its reasonable efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Parent shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption , as applicable, of the Parent Stockholders Approval Matters and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Parent Board, in accordance with Section 6.04(c), withdraws or modifies its recommendation to the stockholders of Parent in favor of the approval and adoption, as applicable, of the Parent Stockholders Approval Matters.

SECTION 6.03    Access to Information; Confidentiality.

(a)    Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Parent or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Merger Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

(b)    All information obtained by the parties pursuant to this Section 6.03 and otherwise shall be kept confidential in accordance with the Mutual Non-Disclosure Agreement, dated June 6, 2020, between the Company and Parent (the “Confidentiality Agreement”), between Parent and the Company.

(c)    No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d)    The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction.

(e)    Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.04    Competing Transactions and Superior Proposals.

(a)    For the avoidance of doubt, nothing contained in this Section 6.04 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e‑2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that neither Parent nor Parent Board nor any committee thereof shall, except as specifically permitted by Section 6.04(c), withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the Parent Recommendation, or propose to approve or recommend, a Competing Transaction.

(b)    The Parent Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer (a “Proposal”) regarding a Competing Transaction, and the Parent Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor), that such Proposal constitutes a Superior Proposal, or is reasonably likely to result in a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be Parent’s regularly engaged independent legal counsel), that, in light of such Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to Parent and its stockholders under applicable Law, (iii) provided written notice to the Company of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to Parent than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting Parent from satisfying its obligations under this Agreement).

(c)    Except as set forth in this Section 6.04(c), neither the Parent Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the Parent Recommendation (a “Change in Parent Recommendation”) or approve or recommend, or cause or permit Parent to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Parent Board determines, in its good faith judgment prior to the time of the Parent Stockholders’ Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Parent Recommendation to comply with its fiduciary obligations to Parent and its stockholders under applicable Law, the Parent Board may recommend a Superior Proposal, but only (i) after providing written notice to the Company (a “Notice of Superior Proposal”) advising the Company that the Parent Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Parent Board intends to effect a Change in Parent Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if the Company does not, within five (5) business days of the Company’s receipt of the Notice of Superior Proposal, make an offer that the Parent Board determines, in its good faith judgment (after having received the advice of a financial advisor) to be at least as favorable to Parent’s stockholders as such Superior Proposal. Any disclosure that the Parent Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations to Parent and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Parent Board in violation of this Section 6.04(c). Notwithstanding anything to the contrary contained in this Agreement, the obligation of Parent to call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in Parent Recommendation. Parent shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so.

(d)    A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Parent; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Parent; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of Parent; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Parent; (v) any solicitation in opposition to approval and adoption of this Agreement by Parent’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

(e)    A “Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Parent Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), is capable of doing so: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Parent), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of Parent, in each case on terms (including conditions to consummation of the contemplated transaction) that the Parent Board determines, in its good faith judgment, to be more favorable to Parent’s stockholders than the Transactions and for which financing, to the extent required, is then committed.

SECTION 6.05    Expenses.

(a)          The Company payment obligations set forth in that certain Binding Letter of Intent, dated June 12, 2020, as amended on July 10, 2020, between the Company and Parent (the “LOI”) shall remain in place. In addition to the Company’s payment obligations for the matters referenced in the LOI, up to $350,000 of accountable legal fees and expenses of Parent incurred in connection with the matters referenced herein (the “Reimbursable Expense Amount”) shall be reimbursed by Company in the form of a reduction of the Net Cash Position, it being understood and agreed that such reduction shall still count as having been included in the Net Cash Position and therefore be deemed to have been included in the Net Cash Position. Any expenses for non-referenced in the LOI matters in excess of the Reimbursable Expense Amount shall require the prior written consent of Company, which consent shall not be unreasonably withheld. It is understood and agreed that the primary drafting and preparation of the Proxy Statement and the Registration Statement shall be done by Company counsel in coordination with and subject to the ultimate approval by Parent counsel. The Company counsel shall also have primary responsibility for any initial drafting and coordinating any response to SEC comments received by Parent in connection with the Proxy Statement and/or the Registration Statement any such response to be coordinated with and subject to the ultimate approval of counsel to Parent. In addition, each of (i) all aggregate amount of all accrued pursuant to Section 2.1(f) Late Fees and (ii) the aggregate amount of the loan from Parent to Mullen Technologies in the principal amount of $500,000 plus all accrued interested thereon shall be reimbursed by Company in the form of a reduction of the Net Cash Position, it being understood and agreed that such reduction shall still count as having been included in the Net Cash Position and therefore be deemed to have been included in the Net Cash Position.

(b)          In the event that Parent (i) accepts a Superior Proposal and terminates this Agreement, (ii) accepts a Competing Proposal or (iii) notifies the Company of its termination of this Agreement which termination is not otherwise allowed pursuant to Section 8.01, Parent shall pay to the Company a “break-up” fee in the amount of seven hundred fifty thousand dollars ($750,000) (the “Parent Break Up Fee”), the Company shall not be required to reimburse Parent for any fees or expenses as referenced in Section 6.05(a). The Parent Break Up Fee shall by paid by the Parent to the Company by wire transfer of immediately available funds to such account as the Company designates. In the event that the Company notifies Parent of its termination of this Agreement which is not otherwise allowed pursuant to Section 8.01, Company shall pay to Parent a “break-up” fee in the amount of seven hundred fifty thousand dollars ($750,000) plus all not yet reimbursed fees and expenses required to be reimbursed pursuant to Section 6.05(a) (the “Company Break Up Fee”). The Company Break Up Fee shall by paid by the Company to Parent by wire transfer of immediately available funds to such account as Parent designates. The Company and Parent agree that if the Company Break Up Fee or Parent Break Up Fee, as the case may be, is payable hereunder, the right of the Company or Parent, as the case may be, to receive such amount shall constitute the sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of such termination of this Agreement.

SECTION 6.06    Employee Benefits Matters. Employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its subsidiaries for service accrued prior to the Merger Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

SECTION 6.07     Directors’ and Officers’ Indemnification and Insurance.

(a)    The indemnification provisions set forth in the certificate of incorporation, as in effect immediately prior to the Merger Effective Time, and in the by-laws of Parent, as in effect immediately prior to the Merger Effective Time, shall not be amended, repealed or otherwise modified for a period of six years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. Each of Parent and the Company agrees that all rights to indemnification for acts or omissions occurring prior to the Merger Effective Time now existing in favor of the current or former directors or officers of Parent and/or its subsidiaries as provided in their respective certificates or articles of incorporation or bylaws (or similar organizational documents) and/or any indemnification or similar agreements and/or arrangements, shall survive the Merger and shall continue in full force and effect in accordance with their terms, together with all other indemnification agreements in favor of such current or former directors or officers.

(b)    Parent shall maintain in effect for at least two years from the Merger Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Merger Effective Time.

SECTION 6.08    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.09    Company Affiliates. No later than thirty (30) days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on the date of delivery of such list, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall deliver or cause to be delivered to Parent, prior to the Merger Effective Time, an affiliate letter in the form attached hereto as Exhibit C, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the Knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

SECTION 6.10    Further Action; Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that Parent will not be required by this Section 6.10 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses (other than in furtherance of the Divestiture if it is approved by Parent’s stockholders). In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

SECTION 6.11    Reorganization.

(a)    Parent and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Parent nor the Company, nor their affiliates, shall directly or indirectly (without the consent of the other) take any action (or fail to take any action) that would reasonably be expected to adversely affect the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b)    The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Merger Effective Time. The Company shall pay, without reimbursement from Parent or its subsidiaries, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the Merger.

SECTION 6.12    Consents of Accountants. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

SECTION 6.13    Nasdaq Listing. Parent shall promptly prepare and submit to Nasdaq a listing application covering the shares of Parent Common Stock to be issued in the Merger, and shall use its reasonable commercial efforts to obtain, prior to the Merger Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Parent with respect to such listing.

SECTION 6.14    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of Nasdaq, each of Parent and the Company shall each use its reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

SECTION 6.15    Board of Directors and Officers of Parent. Parent shall take all such action as may be necessary to cause those persons selected by the Company after the date hereof but prior to the Merger Effective Time to be appointed, contingent upon the Merger becoming effective, to the Board of Directors of Parent, as of the Merger Effective Time, to serve until the next annual election of directors of Parent. Parent shall take all such action as may be necessary to cause those persons selected by the Company after the date hereof but prior to the Merger Effective Time to those positions of officers of Parent as of the Merger Effective Time, to serve in such positions effective immediately after the Closing.

SECTION 6.16    FINRA Notification. Parent and the Company shall each prepare and file an Issuer Company-Related Action Notification Form (the “FINRA Notifications”) with the Financial Industry Regulatory Authority (“FINRA”) applicable to the issuance of shares of Parent Common Stock hereunder and in connection with the other corporate actions to be taken by Parent and the Company as contemplated hereunder. Each party shall use its reasonable efforts to assist the other party as may be necessary to prepare and file the FINRA Notifications and any responses to comments or inquiries made by FINRA with regard to the FINRA Notifications.

SECTION 6.17    Section 16 Matters. Prior to the Merger Effective Time, Parent and the Company shall take all reasonable steps as may be required or permitted to cause any acquisitions of, or any other transactions relating to, the Parent Shares (including options or other derivative securities with respect to the shares of Parent) that occur or are deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

SECTION 6.18    Divestiture. Prior to the Merger Effective Time but, in any event, subject to and after this Agreement, the Merger, the Divestiture and the Parent COI Amendment is approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement, Parent shall divest itself of its existing business operations to another party, and shall cause such party to assume all liabilities of Parent directly related to Parent’s operations of its existing business immediately prior to the closing of such divestiture (the “Divestiture”).

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01    Conditions to the Obligations of Each Party. The obligations of the Company, Merger Sub and Parent to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)    Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b)    Company Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company in accordance with the California Corporations Code and the Company’s articles of incorporation, as amended and the Company’s by-laws, as amended.

(c)    Parent Stockholder Approval. The Parent Stockholders Approval Matters shall have been approved and adopted by the requisite affirmative vote of the stockholders of Parent in accordance with the Proxy Statement.

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e)    Governmental Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Authorities.

(f)    Divestiture. Parent shall have completed the Divestiture.

SECTION 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Merger Effective Time, as though made on and as of the Merger Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided, that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Merger Effective Time, or as of such particular earlier date, as the case may be).

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c)    Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d)    Third Party Consents. All consents from third parties under any Company Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained from such third parties.

(e)    Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement

(f)    Nasdaq Listing. The Company’s stockholders’ equity as of the period to be taken into consideration for purposes of the Nasdaq listing application for Parent Common Stock due to change in control resulting from the Merger shall be sufficient to cause Parent (after the Divestiture) to satisfy the Nasdaq Capital Market initial listing application standards and the shares of Parent Common Stock to be issued in the Merger shall have been approved and authorized for the listing on Nasdaq.

(h)    Escrow Agreement. Company shall have delivered the Escrow Agreement to the Parent.

SECTION 7.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects as of the Merger Effective Time, as though made on and as of the Merger Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the Merger Effective Time, or as of such particular earlier date, as the case may be).

(b)    Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c)    Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Parent certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d)    Resignation. All members of the Parent Board shall have executed written resignations effective as of the Merger Effective Time.

(e)    Articles and By-laws. The Article of Incorporation of Merger Sub shall be in substantially the form attached hereto as Exhibit A and the by-laws of Merger Sub shall be in substantially the form attached hereto as Exhibit B. The Parent COI Amendment shall be in the form attached hereto as Exhibit F.

(f)    Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved and authorized for the listing on Nasdaq.

(g)    Net Cash Position. Net Cash Position immediately prior to the Merger Effective Time is Ten Million Dollars ($10,000,000) less the reductions set forth in Section 6.05(a) hereof. “Net Cash Position” means Parent’s and its subsidiaries aggregate cash and cash equivalents less accounts payable and debt (exclusive of unfunded warrant proceeds).

(h)    Third Party Consents. All consents from third parties under any Parent or its subsidiary Contract or other material agreement, contract, license, lease or other instrument to which Parent or any of its subsidiaries is a party or by which it is bound required as a result of the transactions contemplated by this Agreement, including due to change in control, shall have been obtained from such third parties.

(i)    Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement. For clarity, the transactions contemplated hereunder (including, without limitation, the Divestiture, the Private Placement, the issuance of Parent Stock) and their effect on Parent shall be disregarded for purposes of determination of Parent Material Adverse Effect.

(j)    Escrow Agreement. Parent, the Escrow Agent and the Parent Representative shall have delivered the Escrow Agreement and Parent shall have deposited the Escrow Shares with the Escrow Agent further to the Escrow Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company and/or the stockholders of Parent, as follows:

(a)    by mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board; or

(b)    by either Parent or the Company if the Merger Effective Time shall not have occurred on or before August 31, 2021; or

(c)    by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d)    by the Company if a Parent Triggering Event shall have occurred; or

(e)    by Parent if the Parent Stockholders Approval Matters shall fail to receive the requisite vote for approval at the Parent Stockholders’ Meeting; or

(f)    by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(e), Section 7.02(f) or Section 7.02(i) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company; or

(g)    by Parent, upon written notice to the Company, at any time prior to receipt of the Parent Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal, provided that Parent has provided the Company with not less than five (5) business days’ notice prior to such termination and the Company shall have complied with Section 6.04(c); or

(h)    by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.03(a), Section 7.03(b) would not be satisfied (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent, the Company may not terminate this Agreement under this Section 8.01(g) for so long as Parent continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent.

For purposes of this Agreement, a “Parent Triggering Event” shall be deemed to have occurred if: (i) the Parent Board withdraws, modifies or changes the Parent Recommendation in a manner adverse to the Company or shall have formally resolved to do so; (ii) the Parent Board shall have recommended to the stockholders of Parent a Competing Transaction or shall have formally resolved to do so or shall have entered into any agreement, contract or commitment accepting any Competing Transaction; (iii) Parent shall have failed to include in the Proxy Statement the recommendation of the Parent Board in favor of the approval and adoption of this Agreement and the approval of the Merger; (iv) Parent shall have intentionally breached its obligations under Section 6.04; or (v) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Parent is commenced, and the Parent Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

SECTION 8.02    Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 6.05; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

SECTION 8.03    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Merger Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of Parent, no amendment may be made that would increase the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.04    Waiver. At any time prior to the Merger Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01    Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the later to occur of the Merger Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Section 6.07 and Section 6.05 and this Article IX shall survive the Merger Effective Time and the provisions of Section 6.03(b) and Section 6.05 shall survive the termination of this Agreement.

SECTION 9.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent:

Net Element, Inc.

3363 NE 163rd St., Suite 606

North Miami Beach, Florida 33160
Attention: Oleg Firer, CEO and Steven Wolberg, Chief Legal Officer
Email: ofirer@netelement.com and swolberg@netelement.com

if to the Company:

Mullen Automotive, Inc.
1405 Pioneer Street

Brea, California 92821

Attention: David Michery, CEO
Email: david@mullenusa.com

SECTION 9.03    Certain Definitions.

(a)    For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act or any other similar laws, statue, rule or regulation of any country, including any anti-bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Organization of American States Inter-American Convention Against Corruption, Council of Europe Criminal Law Convention on Corruption, the United Nations Convention Against Corruption, the African Union Convention on Preventing and Combating Corruption, applicable to the Companies or any of their Subsidiaries.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Company Series A Preferred Stock” means the shares of Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the shares of Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions (including, without limitation, interest rates generally) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or the Company Subsidiaries, (y) general changes in the industries in which the Company and the Company Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a materially greater extent than they affect other entities operating in such industries, (z) the public announcement or pendency of the transactions contemplated hereby or the Company’s or the Company Subsidiaries’ compliance with the terms and conditions of this Agreement or actions taken or not taken by the Company or the Company Subsidiaries upon the request of the other party to this Agreement, (xx) changes in Laws, or (yy) changes in GAAP of general applicability or generally applicable to the Company’s or Company Subsidiaries’ industry segment.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names and other source identifiers (all of the foregoing whether or not registered), and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, copyrightable works of authorship in any medium (whether or not registered), including without limitation writings of any kind, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings), scripts, films, audio, video, or audiovisual recordings in any medium, artwork and designs in any medium, computer source code and object code and related documentation, photographs in any medium, and musical compositions and recordings;, and (iv) confidential and proprietary information, including trade secrets and know-how; and all other intellectual property or proprietary rights of any kind or description.

“Knowledge of the Company”, “to the Company’s Knowledge” and phrases of similar import mean the actual knowledge of David Michery, and Jerry Alban.

“Knowledge of Parent”, “to Parent’s Knowledge” and phrases of similar import mean the actual knowledge of Oleg Firer.

“Parent Common Stock” means the shares of common stock, par value $0.0001 per share, of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions (including, without limitation, interest rates generally) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Parent and its subsidiaries, (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes or effects that adversely affect Parent and its subsidiaries to a materially greater extent than they affect other entities operating in such industries, (z) the public announcement or pendency of the transactions contemplated hereby or the Parent’s or its subsidiaries’ compliance with the terms and conditions of this Agreement or actions taken or not taken by Parent or its subsidiaries upon the request of the other party to this Agreement, (xx) changes in Laws, or (yy) changes in GAAP of general applicability or generally applicable to Parent’s or its subsidiaries’ industry segment.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” (including, with correlative meaning, the term “Taxes,”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Governmental Authority relating to Taxes.

(b)    The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Company Balance Sheet	§ 3.07(c)
2020 Parent Balance Sheet	§ 4.07(c)
Action	§ 3.09
Additional Parent SEC Reports	§ 4.07(a)
Agreement	Preamble
Agreement of Merger	§ 1.02(a)
Benchmark Gross Revenue	§ 2.07
Blue Sky Laws	§ 3.05(b)
Certificates	§ 2.02(b)
Change in Parent Recommendation	§ 6.04(c)
Closing	§ 1.02(b)
Code	Recitals
Company	Preamble
Company Affiliate	§ 6.09
Company Board	Recitals
Company Break Up Fee	§ 6.05(b)
Company Disclosure Schedule	Article III
Company Licensed Intellectual Property	§ 3.13(e)
Company Owned Intellectual Property	§ 3.13(d)
Company Permits	§ 3.06
Company Shares	§ 2.01(a)
Company Software	§ 3.13(k)
Company Stock Awards	§ 3.03(a)
Company Stock Options	§ 2.04(a)
Company Subsidiary	§ 3.01(a)
Company Warrants	§ 2.04(a)
Competing Transaction	§ 6.04(d)
Confidentiality Agreement	§ 6.03(b)
Conversion Agreement	§ 2.04(a)
California Corporations Code	Recitals
Director Nominees	§ 1.04(c)
Dissenting Shares	§ 2.05(a)
Dissenting Stockholder	§ 3.15
Divestiture	§ 6.24
Drawbridge Convertible Note	§ 3.03(a)
Environmental Permits	§ 3.15
ERISA	§ 3.10(a)
ERISA Affiliate	§ 3.10(c)
Escrow Shares	§ 3.07(a)
Exchange Act	§ 2.04(c)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Expenses	§ 6.05
FINRA	§ 6.17
FINRA Notifications	§ 6.17
Fixed Conversion Securities	§ 2.04(a)

Free Software	§ 3.13(k)
GAAP	§ 3.07(e)
Governmental Authority	§ 3.05(b)
IRS	§ 3.10(b)
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Material Contracts	§ 3.16(a)
Merger	Recitals
Merger Sub Board	Preamble
Merger Sub	Preamble
Merger Effective Time	§ 1.02(a)
Mullen Divestiture	Preamble
Multiemployer Plan	§ 3.10(c)
Nasdaq	§ 4.05
Net Cash Position	§ 7.03(h)
Notice of Superior Proposal	§ 6.04(c)
Officers Nominees	§ 1.04(d)
Open Source Software	§ 3.13(k)
Order	§ 7.01(d)
Parent	Preamble
Parent Board	Recitals
Parent Break Up Fee	§ 6.05(b)
Parent Certifications	§ 4.07(g)
Parent COI Amendment	§ 1.04(c)
Parent Disclosure Schedule	Article IV
Parent Preferred Stock	§ 4.03(a)
Parent Permits	§ 4.06
Parent Representative	Schedule B
Parent Series A Preferred Stock	§ 1.04(c)
Parent Series B Preferred Stock	§ 1.04(c)
Parent Recommendation	§ 6.01(b)
Parent SEC Reports	§ 4.07(a)
Parent Shares	§ 2.01(a)
Parent Stockholders Approval Matters	Recitals
Parent Stockholders’ Meeting	§ 6.01(a)
Parent Triggering Event	§ 8.01
Plans	§ 3.10(a)
Private Placement	§ 2.01(e)
Proposal	§ 6.04(b)
Proprietary Software	§ 3.13(k)
Proxy Statement	§ 6.01(a)
Registration Statement	§ 6.01(a)
Representatives	§ 6.03(a)
SEC	§ 1.05
Securities Act	§ 2.06
Special Committee	Recitals
Superior Proposal	§ 6.04(e)
Surviving Corporation	§ 1.01
Terminating Company Breach	§ 8.01(f)
Terminating Parent Breach	§ 8.01(h)
Termination Fee	§ 8.02(b)
Transactions	§ 3.01(a)
Underlying Parent Common Shares	§ 2.04(a)
Unvested Securities	§ 2.04(a)
Voting Agreement	Recitals

SECTION 9.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05    Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

SECTION 9.06    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.08    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

SECTION 9.09    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10    Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MULLEN AUTOMOTIVE, INC.

By:   /s/ David Michery

Name: David Michery

Title: Chief Executive Officer

MULLEN TECHNOLOGIES, INC.

By:   /s/ David Michery

Name: David Michery

Title: Chief Executive Officer

NET ELEMENT, INC.

By:   /s/ Oleg Firer

Name: Oleg Firer

Title: Chief Executive Officer

MULLEN ACQUISITION, INC.

By:   /s/ Oleg Firer

Name: Oleg Firer

Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Articles of Incorporation of Merger Sub

EXHIBIT B

Bylaws of Merger Sub

EXHIBIT C

Form of Affiliate Letter for Affiliates of the Company

EXHIBIT D

Form of Voting Agreement and List of Persons to Execute Voting Agreement

EXHIBIT E

Form of Agreement of Merger to be Filed Pursuant to the California Corporations Code

EXHIBIT F

Form of Parent COI Amendment

SCHEDULE A

Initial Parent Shares

As of the date hereof, the Company has 67,860,246 shares of Company Common Stock outstanding, 1,500,250 shares of Series A Preferred Stock outstanding that convert on a 100-for-1 basis into shares of common stock, 71,516,534 shares of Series B Preferred Stock outstanding that currently converts on a one-for-one basis into shares of Company Common Stock and 0 shares of Series C Preferred Stock outstanding that currently converts on a one-for-one basis into shares of Company Common Stock (as of the date hereof, this equals a total current pre-merger Company equity capitalization assuming full conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of 289,401,780 shares of Company Common Stock, the calculation of such number of shares immediately prior to the Merger Effective Time known as the “Current Pre-Merger Mullen Capitalization”).  In addition, (i) the holder of the Series B Preferred Stock holds a convertible promissory note (the “Drawbridge Convertible Note”) that is potentially convertible into a maximum of 2,383,156 shares of Company Common Stock (the “Drawbridge Conversion Shares”) and (ii) the Company has currently issued an aggregate of $10,762,500 of convertible promissory notes convertible into Company Series C Preferred Stock at a per share conversion price of $0.6877 to certain investors (the “Current Investor Notes”), said Series C Preferred Stock potentially convertible into approximately 15,549,993 shares of Company Common Stock  and in connection with the issuance of the Investor Notes issued five year warrants exercisable for up to an aggregate of approximately 40,892,635 shares of Company Common Stock at a per share exercise price of $0.6877 (the “Current Noteholder Warrants”). The Company has agreed to issue an aggregate of 29,082,449 shares of Series C Preferred Stock and warrants to purchase an aggregate of 75,990,980 shares of Common Stock to a holder of Current Investor Notes immediately prior to the Merger Effective Time (the “Pre-Merger Issuance”). Notes issued further to the Pre-Merger Issuance are referred to herein as the “Additional Investor Notes” and warrants issued further to the Pre-Merger Issuance are referred to herein as the “Additional Noteholder Warrants.” The sum of the number of shares of Company Common Stock issuable upon full conversion of Series C Preferred Stock issuable further to the Pre-Merger Issuance and upon full conversion of the Current Investor Notes and the Additional Investor Notes is referred to herein as the “Investor Conversion Shares” (44,732,441 shares), the sum of the number of shares of Company Common Stock issuable upon full exercise of warrants issued further to the Pre-Merger Issuance, the Current Noteholder Warrants and sum of the Additional Noteholder Warrants is referred to herein as the “Warrant Shares” and the warrants issued further to the Pre-Merger Issuance, the Current Noteholder Warrants and the Additional Noteholder Warrants is referred to herein as the “Investor Warrants” (116,892,615 warrants). At the Merger Effective Time, Parent shall assume in writing all of the obligations of the Company under the Investor Warrants.  The shares of Parent  Common Stock issuable upon exercise of the Investor Warrants immediately after the Merger Effective Time shall represent the same percentage of shares of Parent Common Stock on a fully diluted and fully converted basis (but excluding shares of Parent Common Stock outstanding) pursuant to the Merger, in each case based on ownership of Parent Common Stock outstanding immediately prior to the Merger) as the percentage of Company Common Stock issuable upon full exercise of the Investor Warrants is of the outstanding Company Common Stock on a fully diluted and fully converted basis immediately prior to the Merger (including conversion of the Drawbridge Note, the Current Investor Notes and the Additional Investor Notes and exercise of the Investor Warrants); in connection with the foregoing, there shall be a corresponding adjustment to the conversion price of the Mullen Series C Preferred and the exercise price of the Investor Warrants.  The sum of the Current Pre-Merger Mullen Equity Capitalization plus the Drawbridge Conversion Shares plus the Investor Conversion Shares plus the Warrant Shares is referred to herein as the “Pre-Merger Sum” (453,409,992 shares).

Immediately after the Merger Effective Time the holder of Series B Preferred Stock will be allocated that percentage of the Post Merger Capitalization equal to that holder’s percentage ownership of the outstanding Company Common Stock on a fully converted and fully diluted basis immediately prior to the Merger Effective Time (excluding the Drawbridge Convertible Note), meaning that such holder will be issued such number of shares of Parent Series B Preferred Stock which converts into that number of shares of Parent Common Stock equal to that entitled percentage of the Post Merger Capitalization (such allocation known as the “Series B Percentage”). Immediately after the Merger Effective Time the holders of Investor Warrants will be allocated that percentage of the Post Merger Capitalization equal to those holders’ percentage ownership of the outstanding Company Common Stock on a fully converted and fully diluted basis immediately prior to the Merger Effective Time meaning that such holders will be issued such number of warrants which are exercisable into that number of shares of Parent Common Stock equal to that entitled percentage of the Post Merger Capitalization (such allocation known as the “Investor Warrant Percentage”).  The holders of the Company Common Stock, Company Series C Preferred Stock  and Company Series A Preferred Stock shall be entitled in the aggregate to that percentage of the Post Merger Capitalization remaining after deducting (i) the percentage allocation to the Parent Pre-Merger Stockholders set forth in Section 2.01, (ii) the Series B Percentage, (iii) the Investor Warrant Percentage and (iii) that percentage of the Post Merger Capitalization represented by the Drawbridge Conversion Shares (the “Drawbridge Conversion Percentage”) - such remaining percentage being referred to as the “Remainder Percentage” -- and the shares of Parent Common Stock immediately after the Merger Effective Time represented by such Remainder Percentage, the “Remainder Shares.”  As a share of the Remainder Percentage, the holders of the Company Common Stock, Company Series C Preferred Stock and Series A Preferred Stock shall be entitled to those holders’ respective percentage ownership of the Company’s outstanding common stock on a fully converted basis immediately prior to the Merger Effective Time, excluding the Company’s Series B Preferred Stock and the Investor Warrants. As such, the holders of the Company Common Stock will be issued in the aggregate that number of shares of Parent Common Stock equal to that entitled percentage of the Remainder Shares, the holders of the Company’s Series C Preferred Stock will be issued in the aggregate that number of shares of Parent Series C Preferred Stock which converts into that number of shares of Parent Common Stock equal to that entitled percentage of the Remainder Shares and the holders of the Company’s Series A Preferred Stock will be issued in the aggregate that number of shares of Parent Series A Preferred Stock which converts into that number of shares of Parent Common Stock equal to that entitled percentage of the Remainder Shares.

By way of example only, assuming 75,000,000 shares of Parent Common Stock are outstanding on a fully diluted and fully converted basis immediately after the Merger Effective Time and assuming Parent Pre-Merger Stockholders are entitled to 15% of the Post Merger Capitalization pursuant to Section 2.01, 11,250,000 shares constitute the allocation to Parent Pre-Merger Stockholders, and 85% of the Post Merger Capitalization, or 63,750,000 shares, constitutes the “Post-Merger Sum.” The holder of the Series B Preferred Stock owns approximately 15.8% of the Pre-Merger Sum (excluding the Drawbridge Convertible Note), the holder of the Company’s Series B Preferred Stock will be issued 11,829,779 shares of newly issued Parent Series B Preferred Stock that convert into an equivalent number of shares of Parent Common Stock.  As the holders of the Investor Warrants are exercisable for approximately 25.8% of the Company’s outstanding common stock on a fully converted and fully diluted basis immediately prior to the Merger Effective Time, the holders of the Investor Warrants will be issued newly issued Parent warrants exercisable for 19,335,582 shares of Parent Common Stock. The Drawbridge Conversion Percentage is approximately 3.7% of the Post-Merger Sum (excluding the Drawbridge Convertible Note) or 2,383,155 shares. The Remainder Percentage represents 30,201,484 shares. Assuming no variance in these numbers of shares as of the Merger Effective Time, holders of the Company Common Stock, Series C Preferred Stock and Series A Preferred Stock would own approximately 25.8%, 17% and 57.1%, respectively, of the Remainder Percentage. As such, the holders of the Company Common Stock would be issued 7,804,713 shares of newly issued Parent Common Stock,  the holders of the Company’s Series C Preferred Stock would be issued 5,147,654 shares of newly issued Parent Series C Preferred Stock that convert on a 1-for-1 basis into Parent Common Stock and the holders of the Company’s Series A Preferred Stock would be issued 172,491 shares of newly issued Parent Series A Preferred Stock that convert on a 100-for-1 basis into approximately 17,249,117 shares of Parent Common Stock.

The Pre-Merger Issuance could substantially increase by mutual agreement between the Company and the subject investor (up to an additional $40 million of Series C Stock with attendant warrant coverage). In such a case, the number of Investor Warrants would substantially increase and the number of shares of Series C Preferred Stock would also increase. In such a case, those allocations set forth in the above paragraph would materially change such that a larger percentage of the Post-Merger Sum would be allocated to the holders of Investor Warrants and a far lesser sum allocated to holders of Common Stock and Series A Preferred Stock.

For the avoidance of doubt, the aggregate number of Underlying Parent Common Shares issuable pursuant to the Merger plus the Escrow Shares shall constitute 85% of the total number of issued and outstanding shares of Parent common stock on a fully-diluted and converted basis immediately after the Merger Effective Time  (with the Parent Pre-Merger Stockholders to own 15% of the total number of issued and outstanding shares of Parent Common Stock on a fully-diluted and converted basis immediately after the Merger Effective Time) – such 15% figure is subject to upward adjustment (with a corresponding downward adjustment in such 85% figure) pursuant to Section 2.01(e) of the Merger Agreement.  Parent and the Company may agree that Parent may raise additional capital beyond the Net Cash Position.  In such event, the Company and its shareholders shall solely absorb all of the dilution from such additional capital raise beyond the Net Cash Position for purposes of allocating ownership between the Parent Pre-Merger Stockholders, on the one hand, and all other parties, on the other hand.  By way of example, if there would have been 75,000,000 shares of Parent Common Stock outstanding on a fully-diluted and converted basis prior to the additional capital raise beyond the Net Cash Position, and Parent issues 3,000,000 shares of Parent Common Stock to raise additional capital over and above the Net Cash Position, the Parent Pre-Merger Stockholders would own 15% of such 75,000,000 shares of Parent Common Stock and plus 3,000,000 shares of Parent Common Stock, or 14,250,000 shares of Parent Common Stock immediately after the Merger Effective Time, and the number of outstanding shares of Parent Common Stock would increase from 75,000,000 to 78,000,000 on a fully-diluted and converted basis immediately after the Merger Effective Time.

SCHEDULE B

Escrow Arrangement

At the Merger Effective Time, Parent, a person authorized to act on behalf of the Parent shareholders (the “Parent Representative”), the Company and such other escrow agent mutually acceptable to Parent and the Company, as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Merger Effective Time, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), pursuant to which Parent shall issue to David Michery, as trustee for the benefit of the Distributees (as defined below) and deposit with the Escrow Agent that total number of shares of Parent Common Stock equal to sum of (i) the maximum number of shares of Parent Common Stock issuable upon conversion of the Drawbridge Convertible Note (the “Drawbridge Escrow Shares”) plus (ii) the number of Warrant Shares (the “Warrant Escrow Shares” and together with the Drawbridge Escrow Shares the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (other than regular ordinary dividends) in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms hereof and the Escrow Agreement.

The Drawbridge Convertible Note is due and payable on or before July 23, 2022, unless sooner prepaid or converted. If  the holder of the Drawbridge Convertible Note delivers a notice of conversion to the Parent indicating the number of shares of Parent Common Stock to be issued upon such conversion, such equivalent number of Drawbridge Escrow Shares in the Escrow Account shall be immediately cancelled without further action from any party to the Escrow Agreement. On each of the Maturity Date of the Drawbridge Convertible Note or such earlier date when all outstanding amounts owed such Note are paid in full, the Escrow Agent shall deliver that portion of the balance of the Drawbridge Escrow Shares remaining in the Escrow Account, if any, relating to and underlying the Drawbridge Convertible Note to the combined company for distribution/reissuance to the Distributees as set forth below (the “Drawbridge Balance Shares”). The Investor Warrants have a five-year term from the date of issuance and are each exercisable for one share of Company Common Stock at a per share cash exercise price or are exercisable on a “cashless exercise” basis further to Section 1(d) of the Investor Warrants. In the event that a holder has elected to exercise his/her/its Investor Warrants, in whole or in part, and delivers an exercise notice to the Company indicating a cash exercise with respect to all or a portion of the underlying Warrant Shares, an equivalent number of Warrant Escrow Shares in the Escrow Account shall be immediately cancelled without further action from any party to the Escrow Agreement. In the event that a holder has elected to exercise his/her/its Investor Warrants, in whole or in part, and delivers an exercise notice to the Company indicating a cashless exercise with respect to all or a portion of the underlying Warrant Shares and the number of shares issuable upon such cashless exercise, such equivalent number of Warrant Escrow Shares in the Escrow Account shall be immediately cancelled without further action from any party to the Escrow Agreement and the Escrow Agent shall deliver that number of Warrant Escrow Shares in the Escrow Account to the combined company for distribution/reissuance to the Distributees as set forth below equal to the product of the number of Warrant Shares that would have been issued had the holder requested a cash exercise less the number of Warrant Shares actually issued further to the cashless exercise (the “Warrant Balance Shares” and together with the Drawbridge Balance Shares the “Balance Shares”).

“Distributees” shall mean the holders of the Company’s common stock, Series C Preferred Stock and Series A Preferred Stock as of the Merger Effective Time pro rata in proportion to each of their percentage holdings of the Company on a fully converted basis and fully diluted (excluding the Series B Preferred Stock, the Drawbridge Conversion Shares and Investor Warrants) as of the Closing Date as more fully set forth in Schedule A of the Merger Agreement (each of such pro rata percentage is referred to in this Schedule B as the “Common Stock Percentage”, “Series C Percentage” and Series A Percentage”, respectively). With respect to the Balance Shares, the Company shall take the following actions: (i) with respect to holders of Company Common Stock, the Company shall release to such holders pro rata that percentage of the Balance Shares equal to the Common Stock Percentage, (ii) with respect to the holders of Company Series C Preferred Stock, the combined company shall cancel that number of Escrow Shares equal to the Series C Percentage and issue to holders of Company Series C Preferred Stock, pro rata, that number of newly shares of Series C Preferred Stock which converts into the Series C Percentage of the Balance Shares and (iii) with respect to the holders of Company Series A Preferred Stock, the combined company shall cancel that number of Escrow Shares equal to the Series A Percentage and issue to holders of Company Series A Preferred Stock, pro rata, that number of newly shares of Series A Preferred Stock which converts into the Series A Percentage of the Balance Shares.

SCHEDULE C

Assets Assigned and Transferred to the Company and Labilities assumed by the Company pursuant to Mullen Divestiture

Account	EV Adjusted	FSLI
10000 · Cash In Bank:1000015 - WF 0374	8,155.88	Cash and cash equivalents
10000 · Cash In Bank:1000001 · WF-3728 DBA Mullen Auto Sales	137,651.45	Cash and cash equivalents
10000 · Cash In Bank:1000002 · WF-3736 DBA Carhub	150.00	Cash and cash equivalents
10000 · Cash In Bank:1000003 · WF-3067 DBA Mullen Reservations	36.59	Cash and cash equivalents
10000 · Cash In Bank:1000004 · WF-3075 DBA Mullen Auto Fresno	230.00	Cash and cash equivalents
10000 · Cash In Bank:1000005 · WF-3083 DBA Mullen Auto O/Side	230.00	Cash and cash equivalents
10000 · Cash In Bank:1000006 · WF-3091 Mullen Payroll	80.00	Cash and cash equivalents
10000 · Cash In Bank:1000007 · WF-3109 Mullen Technologies	390.19	Cash and cash equivalents
10000 · Cash In Bank:1000010 · BBVA - 4674 Payroll	76,679.62	Cash and cash equivalents
10000 · Cash In Bank:1000012 · BBVA - 1615 Carhub	181.51	Cash and cash equivalents
10000 · Cash In Bank:1000013 · BBVA - 3782	67.51	Cash and cash equivalents
10000 · Cash In Bank:1000014 · BBVA - 8606 Mullen Reservation	1.51	Cash and cash equivalents
10000 · Cash In Bank:1000020 · BBVA - 7142 Si N Fuz	55.52	Cash and cash equivalents
10000 · Cash In Bank:1000051 · F&M - 7929 Mullen Auto Sales	345.00	Cash and cash equivalents
10000 · Cash In Bank:1000055 · F&M - 7910 Mullen Eight	19.26	Cash and cash equivalents
10005 · Cash on Hand:1000510 · Petty Cash Fund - Corp	12.52	Cash and cash equivalents
12000 · Inventories:12015 · Coda Agreement - Cars	153,850.00	Other assets
12000 · Inventories:12020 · Exim USA	1,002,139.71	Inventory
12000 · Inventories:12020 · Exim USA:12020.1 · Exim Battery Impairment	(959,056.29)	Inventory
12000 · Inventories:12045 · Parts	214,990.00	Other assets
12000 · Inventories:12045 · Parts:12045.5 · Codacar Accumulated Impairment	(161,842.00)	Other assets
12017 - Def'd Charge Acc'd Adv - Air	15,054,000.00	Deferred advertising
14000 · Prepaid Expense	9,186.26	Other current assets
14015 · Prepaid Services	15,045.04	Other assets
14031 · Due from PCH	2,000.00	Other current assets
14046 · Notes Receivable-Clovis Auto	79,059.47	Other assets
14046 · Notes Receivable-Clovis Auto:14047 · Interest Receivable	879.40	Other assets
15000 · Office Furniture & Equipment	107,207.18	Property and equipment, net
15000 · Office Furniture & Equipment:1500010 · Accumulated Depreciation	(58,728.41)	Accumulated Depreciation
16000 · Battery Production - Codacar	71,732.00	Property and equipment, net
16000 · Battery Production - Codacar:16000.1 · Battery-Codacar Acc Dep	(64,558.64)	Accumulated Depreciation

16001 · Battery Towers, Equip and Tools	1,094,515.45	Property and equipment, net
16001 · Battery Towers, Equip and Tools:16002 · Accumulated Depreciation	(716,583.15)	Accumulated Depreciation
16003 · Brea Manufacturing Assets- Coda	23,941.00	Property and equipment, net
16003 · Brea Manufacturing Assets- Coda:16003.1 · Brea Manufacturing Acc Dep	(11,970.55)	Accumulated Depreciation
160060 · Computer Hardware	108,541.75	Property and equipment, net
160060 · Computer Hardware:160061 · Accumulated Depreciation	(68,079.47)	Accumulated Depreciation
160062 · Computer Software	24,441.65	Property and equipment, net
160062 · Computer Software:160063 · Accumulated Depreciation	(23,178.33)	Accumulated Depreciation
16008 · Dspace Simulator	1,200,000.00	Property and equipment, net
16008 · Dspace Simulator:16009 · Accumulated Depreciation	(1,200,000.00)	Accumulated Depreciation
16013 · Shop Machinery & Equipment	181,747.88	Property and equipment, net
16013 · Shop Machinery & Equipment:160130 · Accumulated Depreciation	(117,410.09)	Accumulated Depreciation
16013 · Shop Machinery & Equipment:16016 · MMS M-11	45,375.00	Property and equipment, net
16014 · Mullen - Show Room:160140 · Accumlated Depreciation	(98,237.69)	Other assets
16014 · Mullen - Show Room:160141 · Show Room Assets	6,375.66	Other assets
16014 · Mullen - Show Room:160142 · Vehicle - Qiantu	287,643.50	Other assets
16014 · Mullen - Show Room:160153 · Vehicle - Ottava	28,876.03	Other assets
16015 · Vehicle	61,735.03	Property and equipment, net
16015 · Vehicle:160150 · Accumulated Depreciation	(19,556.90)	Accumulated Depreciation
16100 · Leasehold Improvement	76,675.20	Property and equipment, net
16100 · Leasehold Improvement:161001 · Accumulated Depreciation	(25,906.56)	Accumulated Depreciation
16103 · Properties-Building,Land,Commis:161030 · Accumulated Depreciation	(26,258.11)	Accumulated Depreciation
16103 · Properties-Building,Land,Commis:161031 · Property-2601 Land	647,575.93	Property and equipment, net
16103 · Properties-Building,Land,Commis:161032 · Property-2601Building	131,624.07	Property and equipment, net
16103 · Properties-Building,Land,Commis:161033 · Property-Real Estate Commission	25,453.59	Property and equipment, net
16103 · Properties-Building,Land,Commis:161034 · 161034 - Indiana Plant 2.25.20	2,500.00	Property and equipment, net
16104 · MMS Transaction - Stock:161040 · Accumulated Deprecation	(6,000.00)	Accumulated depreciation
16104 · MMS Transaction - Stock:161041 · MMS Transaction	6,000.00	Property and equipment, net
14010 · Investment into CarMoxy	27,921.38	Other current assets
14012 Right of use asset	1,651,468.48	ROU assets
14050 · Security Deposit	71,000.00	Other assets
14050 · Security Deposit:1405015 · 135 E Maple Ave Monrovia	20,000.00	Other assets
14050 · Security Deposit:1405020 · 1405 Pioneer Brea	70,324.00	Other assets
14050 · Security Deposit:1405030 · 308 E 2nd Street La Habra	2,236.89	Other assets
14050 · Security Deposit:1405040 · 583 W Explorer St Brea	10,138.06	Other assets
14050 · Security Deposit:1405055 · 922 S Myrtle Ave Monrovia	8,480.00	Other assets

14050 · Security Deposit:1405070 · 2926 E. Coronado St. Anaheim	12,558.52	Other assets
14100 · Intangible Assets:14150 · Website Intangible	2,709,523.67	Intangibles, net
14100 · Intangible Assets:141501 Accumulated Amortiz · Website Intangible	(51,409.22)	Intangibles, net
14300 · Loan Fees	1.52	Other assets
	21,862,274.47

20000 · Accounts Payable	(2,656,613.22)	Accounts Payable
21002 · Due to PCH	(12,298.14)	Accrued expenses and other current liabilities
21004 · Lease Liability ST	(367,058.56)	Lease liabilities, current portion
21009 · Deferred Rent Liability	220,762.57	Accrued expenses and other current liabilities
21010 · Accrued Other	(16,036,203.73)	Accrued expenses and other current liabilities
21013 · CBSG Note 3.10.20	(306,008.90)	Notes payable
21013 · CBSG Note 3.10.20:21013.5 · CBSG Loan Fee 3.10.2020	9,194.93	Notes payable
21028 · EIN Cap 2.12.20	(206,080.83)	Notes payable
21029 · GTR - N/P 3.6.2020 payback $10m:21029.5 · GTR Loan Fee 3.6.2020	0.16	Notes payable
21030 · 21030 - United note 3.17.20	(71,866.00)	Notes payable
21034 · Wittels Note 6.22.20	(250,000.00)	Notes payable
21034 · Wittels Note 6.22.20:210344 - Det discount	19,513.28	Notes payable
21035 · - Influx / Zagelbaum 6.29.20	(80,000.00)	Notes payable
21035 · - Influx / Zagelbaum 6.29.20:210355 - debt Disc	3,278.36	Notes payable
21037 · N/P David Ament 7.14.20	(500,000.00)	Notes payable
21038 · NY Grp Loan 7.24.20	(250,000.00)	Notes payable
21038 · NY Grp Loan 7.24.20:210388 - Debt Disc	200,584.76	Notes payable
21039 · - Net Element 8/11/2020 14$ ST	(500,000.00)	Notes payable
21040 · Esousa 8.26 20 Conv note	(1,000,000.00)	Notes payable
210400 - Disc	412,522.44	Notes payable
21041 · Mank Capital Conv Note 8.26.20	(200,000.00)	Notes payable
210410	82,504.51	Notes payable
21042 · Jess Mogul Conv Note 8.26.20	(200,000.00)	Notes payable
210420	82,504.51	Notes payable
21043 · Jim Fallon Conv note 8.26.20	(100,000.00)	Notes payable
210430	41,252.21	Notes payable
21044 · Mogul Con Note 9/25 due 9/25/21	(105,000.00)	Notes payable
210440	52,579.85	Notes payable
21045 · Fallon Conv. N/P 9/25 due 2021	(157,500.00)	Notes payable

210450	78,869.81	Notes payable
21046 · Mank Conv NP 9/25 due 9/25/21	(105,000.00)	Notes payable
210460	52,579.85	Notes payable
21047 - Conv Note Fallon 10.12.20	(33,000.00)	Notes payable
21047 - Conv Note Fallon 10.12.20:21047.5 Fallon 101220 Debt Discount	20,898.34	Notes payable
21047 - Conv Note Mogul 10.12.20	(27,500.00)	Notes payable
21047 - Conv Note Mogul 10.12.20:21048.5 Mogul 101220 Debt Discount	17,415.33	Notes payable
21047 - Conv Note Acuitas 10.12.20	(660,000.00)	Notes payable
21047 - Conv Note Acuitas 10.12.20:21049.5 - Debt Disc. Acuitas 10.12.20	417,966.73	Notes payable
2180 - Acuitas 11/9/20	(660,000.00)	Notes payable
2180 - Acuitas 11/9/20:21080.5 - Acuitas 1192 Debt Discount	440,984.05	Notes payable
2181 - Fallon 11/9/20	(33,000.00)	Notes payable
2181 - Fallon 11/9/20:21081.5 - Fallon note 11920 Debt Discount	22,049.20	Notes payable
2182 - Mogul 11/9/20	(27,500.00)	Notes payable
2182 - Mogul 11/9/20:21082.5 - Mogul 1192020 Debt Discont	18,374.39	Notes payable
21084 - N/P Acuitas 12/4/2020	(660,000.00)	Notes payable
21084 - N/P Acuitas 12/4/2020:21084.5 - Acuitas 12/4/2020 Debt Discount	461,472.96	Notes payable
21085 - N/P Fallon 12/4/2020	(33,000.00)	Notes payable
21085 - N/P Fallon 12/4/2020:21085.5 - N/P Fallon 12420 Debt DiscounT	23,073.65	Notes payable
21086 - N/P Mogul 12/4/20	(27,500.00)	Notes payable
21086 - N/P Mogul 12/4/20:21086.5 N/P Mogul 12420 Debt Discount	19,228.09	Notes payable
21087 - Mogul conv Note 12/15	(157,500.00)	Notes payable
21087 - Mogul conv Note 12/15:21087.5 Mogul note 121520	101,317.29	Notes payable
21088 - Mank conv Note 12/15	(157,500.00)	Notes payable
21088 - Mank conv Note 12/15:21088.5 - Mank Note 121520 Debt Discount	101,317.29	Notes payable
2200517 · Loans Pay - Carmoxy purch 2018	(540,358.00)	Notes payable
2200524 · Royal Buss.Grp. 1.6.20	(457,500.00)	Notes payable
24000 · Payroll Liabilities:2400014 · Accrued Payroll	(287,528.58)	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400015 · Accrued Payroll Taxes	(588,791.11)	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400016 · CA PIT / SDI	(317,866.81)	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400017 · CA SUI / ETT	(21,386.45)	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400018 · Child Support Payable	73.51	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400020 · FUTA	(44,687.72)	Accrued expenses and other current liabilities

24000 · Payroll Liabilities:2400023 · FICA	(1,816,157.63)	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400025 · FIT	(1,238,732.00)	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400032 · Accrued Vacation	(31,193.23)	Accrued expenses and other current liabilities
24000 · Payroll Liabilities:2400100 · Employee Stock Payable	(450,425.45)	Liability for future issuance of stock
2400012 · Employee Wage Garnishment	84.70	Accrued expenses and other current liabilities
25500 · Sales Tax Payable:2550010 · Use Tax Payable	(2,475.00)	Accrued expenses and other current liabilities
21036 · N/P 7.13.20 MABM Holdings	(25,000.00)	Notes payable
210366 - Debt Disc	5,438.40	Notes payable
2200526 · Drawbridge 7.23.2020	(23,831,553.98)	Notes payable
27000 · 270001 Lease Liab Long Term	(1,378,972.97)	Lease liabilities, net of current portion
27000 · Long Term Liabilities:2700018 - SBA PPPloan 4.22.20	(9,108.17)	Notes payable
27000 · Long Term Liabilities:25600 · Interest Payable	(4,267,438.70)	Accrued expenses and other current liabilities
27000 · Long Term Liabilities:2600010 · Note Payable - Chris Langley 10	(100,000.00)	Notes payable
27000 · Long Term Liabilities:2600033 · Note ST - Elegant - RLE 458k	(438,000.00)	Notes payable
27000 · Long Term Liabilities:2700001 · Deral - Round Table Cap Mgt.	(2,385,004.13)	Notes payable
27000 · Long Term Liabilities:2700004 · Loan- Advanced Powder Solutions	(195,800.00)	Notes payable
27000 · Long Term Liabilities:2700005 · Loan - Deral LLC	(137,000.00)	Notes payable
27000 · Long Term Liabilities:2700010 · Loan - 2601 Partners LLC	(309,919.00)	Notes payable
27000 · Long Term Liabilities:2700011 · Loan - DM	(86,941.38)	Notes payable
27000 · Long Term Liabilities:2700012 · Note Payable - Eximusa	(700,000.00)	Notes payable
27000 · Long Term Liabilities:2700017 · Loan - Elegant Funding 09/18/18	(185,000.00)	Notes payable
27000 · Long Term Liabilities:2700019 · Note Payable - John Gordon	(250,000.00)	Notes payable
27000 · Long Term Liabilities:2700030 · IBM Licensing & Research Agmt	(4,500,000.00)	Other liabilities
Total Liabilities	(67,271,128.51)

ANNEX B – PROPOSED AMENDED AND RESTATED CHARTER

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF NET ELEMENT, INC.
a Delaware corporation

NET ELEMENT, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:

The corporation was originally formed on April 20, 2010 in the jurisdiction of Cayman Islands as Cazador Acquisition Corporation Ltd., which filed its certificate of corporate domestication with the Secretary of State of the State of Delaware on October 2, 2012, and concurrently therewith filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware changing the name of the corporation to Net Element International, Inc. (the “Corporation”) (the “Original Certificate”).

SECOND:

The Corporation amended the Original Certificate by filing a certificate of amendment on December 5, 2013, changing the name of the Corporation to “Net Element, Inc.” (the “Original Amended Certificate”).

THIRD:

The Corporation further amended the Original Amended Certificate by filing amendments thereto with the Secretary of State of the State of Delaware on December 5, 2013, December 16, 2014, April 30, 2015, June 15, 2015, May 24, 2016, June 16, 2016, and October 4, 2017 (as amended and together with the Original Amended Certificate, the “Certificate of Incorporation”).

FOURTH:

The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in the Second Amended and Restated Certificate of Incorporation hereinafter provided for.

FIFTH:

Pursuant to resolution of the Board of Directors of the Corporation setting forth this proposed amendment of the Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration and approval, among other agenda items, of this proposed amendment, a special meeting of the shareholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (the “D.G.C.L”), at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH:

This amendment was duly adopted in accordance with the provisions of Section 242 of the D.G.C.L.

This Second Amended and Restated Certificate of Incorporation shall become effective as of its filing with the Secretary of State of the State of Delaware (the “Effective Time”).

SEVENTH:	This Second Amended and Restated Certificate of Incorporation of the Corporation shall, at the Effective Time, read as follows:

ARTICLE I:	The name of the Corporation is Mullen Automotive, Inc.

ARTICLE II:

The address of the registered office of the Corporation in the State of Delaware is 3500 South DuPont Highway, in the City of Dover, County of Kent, Zip Code 19901. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Incorporating Services, Ltd.

ARTICLE III:

A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 558,000,000. The total number of shares of common stock authorized to be issued is Five Hundred Million (500,000,000), par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued  is Fifty Eight Million (58,000,000), par value $0.001 per share (the “Preferred Stock”), of which Two Hundred Thousand (200,000) shares are designated as “Series A Preferred Stock,”  Twelve Million (12,000,000) shares are designated as “Series B Preferred Stock,” and Forty Million (40,000,000) shares are designated as “Series C Preferred Stock.”

B. Rights, Preferences and Restrictions of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as set forth below in this Article III(B).

                    1. Dividends.

(a) From and after the date of issuance of any share of the Series C Preferred Stock, a cumulative dividend shall accrue, whether or not declared by the board of directors of this corporation and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 15.0% per annum on the sum of the Series C Original Issue Price (as defined below) plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share of the Series C Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series C Preferred Stock in accordance with the provisions of Article III(B)2(b) or Article III(B)3(a); provided, that to the extent not paid on the fifth (5th) calendar day after the last day of each month (each such date, a “Series C Dividend Payment Date”), all accrued dividends on any share of the Series C Preferred Stock shall accumulate and compound on the applicable Series C Dividend Payment Date whether or not declared by the board of directors of this corporation and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Article III(B)4. All accrued and accumulated dividends on the shares of the Series C Preferred Stock as accrued pursuant to this Article III(B)1(a) shall be prior and in preference to any dividend on any other series of Preferred Stock or the Common Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any other series of Preferred Stock or the Common Stock, other than to declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock. This corporation may elect to pay dividends for any month with a paid-in-kind election (“PIK”) if (i) the issuance of the shares of Common Stock issuable further to the PIK has been registered pursuant to the Securities Act of 1933 and such registration remains effective, (ii) this corporation is then in compliance with all listing requirements of the Nasdaq Capital Market and (iii) the average daily trading dollar volume of this corporation’s common stock for ten trading days in any period of twenty consecutive trading days on the  Nasdaq Capital Market is equal to or greater than $2 million.

(b) Any dividends or distributions, other than dividends or distributions accruing or paid on shares of the Series C Preferred Stock pursuant to Article III(B)1(a), shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate without regard to any limitations on the conversion of the Preferred Stock contained in these Amended and Restated Certificate of Incorporation.

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of the other series of Preferred Stock or the Common Stock by reason of their ownership thereof, an amount per share equal to the Series B Original Price (as defined below), plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of these Amended and Restated Certificate of Incorporation, “Series B Original Issue Price” shall mean $0.6877 per share for each share of the Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series B Preferred Stock).

(b) Upon the completion of the distribution required by subsection (a) of this Section 2, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any Proceeds to the holders of the Series A Preferred Stock or the Common Stock, and after the holders of the Series B Preferred Stock, by reason of their ownership thereof, an amount per share equal to the Series C Original Price (as defined below), plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b). For purposes of these Amended and Restated Certificate of Incorporation, “Series C Original Issue Price” shall mean $0.6877 per share for each share of the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series C Preferred Stock).

(c) Upon the completion of the distribution required by subsection (a) and subsection (b) of this Section 2, any remaining Proceeds available for distribution to shareholders shall be distributed among the holders of Series A Preferred Stock and Common Stock pro rata, based on the number of shares of Common Stock held by each (assuming full conversion of all such Preferred Stock).

(d) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event (without regard to any limitations on the conversion of the Preferred Stock contained in these Amended and Restated Certificate of Incorporation) if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e) (i) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of Series B Preferred Stock or Series C Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of each outstanding class or series of Preferred Stock.

(ii) In any Liquidation Event, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the corporation’s Board of Directors (the “Board of Directors”) of this corporation. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of this corporation and the holders of at least a majority of the voting power of each class or series of outstanding Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of each class or series of outstanding Preferred Stock.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding shares of such class or series of Preferred Stock. The holders of the outstanding Preferred Stock can waive the notice requirements described in this subsection (iv) upon the affirmative vote or written consent of the holders of at least a majority of the shares of each class or series of Preferred Stock then outstanding.

3. Redemption.

(a) Subject to the conditions and other provisions of this Article III(B)3(a), this corporation shall have the right to elect to redeem, out of funds legally available therefore, all (but not less than all) of the then outstanding shares of the Series C Preferred Stock in accordance with the following conditions:

(i) at any time for a price per share equal to the Series C Original Issue Price, plus all unpaid accrued and accumulated dividends on such share (whether or not declared) (the “Series C Redemption Price”), provided: (A) the Series C Preferred Stock has been issued and outstanding for a period of at least one (1) year, (B) the issuance of the shares of Common Stock underlying the Series C Preferred Stock has been registered pursuant to the Securities Act of 1933 and such registration remains effective, and (C) the trading price for this corporation’s Common Stock is less than the Series C Conversion Price for twenty (20) trading days in any period of thirty (30) consecutive trading days on the  Nasdaq Capital Markets; or

(ii) in accordance with the following schedule; provided the issuance of shares of Common Stock underlying the Series C Preferred Stock has been registered pursuant to the Securities Act of 1933 and such registration remains effective:

Year 1    No Redemption

Year 2    Redemption at 120% of the Series C Redemption Price

Year 3 – Redemption at 115% of the Series C Redemption Price

Year 4 – Redemption at 110% of the Series C Redemption Price

Year 5 – Redemption at 105% of the Series C Redemption Price

Year 6 and thereafter – Redemption at 100% of the Series C Redemption Price

Any such redemption shall occur not less than fifteen (15) days following receipt by the holders of the Series C Preferred Stock of a written election notice (the “Series C Election Notice”) from this corporation stating this corporation’s intent to exercise this election and the date upon which such redemption shall take effect (the “Series C Redemption Date”). Upon receipt of a Series C Election Notice, all holders of the Series C Preferred Stock shall be deemed to have consented to have all of their shares of the Series C Preferred Stock redeemed pursuant to this Article III(B)3(a); provided, that notwithstanding anything to the contrary contained herein, each holder of shares of Series C Preferred Stock shall have the right to elect prior to the Series C Redemption Date to give effect to the conversion rights contained in Article III(B)4 instead of giving effect to the provisions contained in this Article III(B)3(a) with respect to the shares of Series C Preferred Stock held by such holder.

:

(b) The Series A Preferred Stock and Series B Preferred Stock are not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock and each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price or Series C Original Issue Price (plus all unpaid accrued and accumulated dividends thereon, as applicable, whether or not declared), by the Series B Conversion Price or Series C Conversion Price, as applicable (in each case, the “Conversion Rate”), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series B Conversion Price” shall be the Series B Original Issue Price and the initial “Series C Conversion Price” shall be the Series C Original Issue Price; provided, however, that the Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment as set forth in this Section 4. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into one hundred (100) fully paid and nonassessable shares of Common Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock).

(b) Automatic Conversion.

(i) Subject to subsection 4(d) below, each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect immediately upon (A) the issuance of shares of Common Stock underlying the Series C Preferred Stock being registered pursuant to the Securities Act of 1933 and such registration remaining effective, (B) the trading price for this corporation’s Common Stock being more than two times the Series C Conversion Price for twenty (20) trading days in any period of thirty (30) consecutive trading days on the  Nasdaq Capital Market, and (C) the average daily trading dollar volume of this corporation’s Common Stock during such twenty (20) trading days is equal to or greater than $4.0 million.

(ii) Subject to subsection 4(d) below, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect immediately upon the earlier of (i) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form S-3 under the Securities Act of 1933, as amended, the public offering price of which was not less than $100,000,000 in the aggregate (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series B Preferred Stock.

(iii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock on a 100-for-1 basis (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Common Stock) upon the earlier of (i) a Qualified Public Offering or (ii) the date specified by written consent or agreement of the holders of the then outstanding shares of Series A Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the shareholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)  Limitations on Conversion. Notwithstanding anything to the contrary contained in these Amended and Restated Certificate of Incorporation, the Series B Preferred Stock and Series C Preferred Stock shall not be convertible by a holder to the extent (but only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the holder’s Series B Preferred Stock or Series C Preferred Stock shall be convertible (vis-à-vis other convertible securities owned by the holder or any of its Affiliates) and of which such securities shall be convertible (as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the corporation for conversion. No prior inability to convert the Series B Preferred Stock or Series C Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of the Series B Preferred Stock or a successor holder of the Series C Preferred Stock, as applicable. The holders of Common Stock shall be third party beneficiaries of this paragraph and the corporation may not amend or waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the holder, the corporation shall within one (1) Business Day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion of convertible securities into Common Stock, including, without limitation, pursuant to these Amended and Restated Certificate of Incorporation or securities issued pursuant to these Amended and Restated Certificate of Incorporation. By written notice to the corporation, any holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the corporation, and (ii) any such increase or decrease will apply only to such holder sending such notice and not to any other holder.

(e) Conversion Price Adjustments of Series B Preferred Stock and Series C Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Series B Conversion Price and the Series C Conversion Price shall be subject to adjustment from time to time as follows:

(i) (A) If this corporation shall issue, on or after the date upon which these Amended and Restated Certificate of Incorporation are accepted for filing by the Secretary of State of the State of California (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately prior to the issuance of such Additional Stock, the Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying the Series B Conversion Price and/or Series C Conversion Price, as applicable, by a fraction, the numerator of which shall be (1) the number of shares of Common Stock Outstanding immediately prior to such issuance plus (2) the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at the then-existing Series B Conversion Price and/or Series C Conversion Price, as applicable; and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this subsection 4(e)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock contained in these Amended and Restated Certificate of Incorporation), (3) Common Stock issuable upon exercise of outstanding stock options, and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Series B Conversion Price and/or Series C Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(e)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(e)(i) and subsection 4(e)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(e)(i)(C) and (e)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(e)(i)(C) and (e)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series B Conversion Price and/or Series C Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series B Conversion Price and/or Series C Conversion Price, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(e)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(e)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(e)(i)(E)) by this corporation on or after the Filing Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(e)(iii) hereof;

(B) Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors, provided, however, that the total number of shares exempt pursuant to this sub-section shall not exceed 10% of the corporation’s total number of shares of Common Stock issued and outstanding on a fully diluted basis at such time of issuance;

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issued in connection with a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F) Common Stock issued or deemed issued pursuant to subsection 4(e)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of this subsection 4(e);

(G) Common Stock issued or deemed issued in connection with bank debt, equipment leases or similar credit facilities, provided such issuances are for other than primarily equity financing purposes and approved by the Board of Directors; or

(H) Common Stock issued upon conversion of the Preferred Stock.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock without a corresponding split or subdivision of the Series B Preferred Stock and/or Series C Preferred Stock, as applicable, or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock and/or Series C Preferred Stock, as applicable, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(e)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, without a corresponding decrease of the Series B Preferred Stock and/or Series C Preferred Stock, as applicable, then, following the record date of such combination, the Series B Conversion Price and/or Series C Conversion Price, as applicable, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(f) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(e)(iii), then, in each such case for the purpose of this subsection 4(f), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution without regard to any limitations on the conversion of the Preferred Stock contained in these Amended and Restated Certificate of Incorporation.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series B Conversion Price and/or Series C Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular shareholders, shall either, at the corporation’s option, be rounded (A) up to the nest whole share or (b) down to the nearest whole share and the corporation shall pay in cash the fair value of any fractional shares as of the time when entitled to receive such fractions are determined, provided, however, that the corporation may not round down if the nearest whole share is less than one (1).

(ii) Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price and/or Series C Conversion Price pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock and/or Series C Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series B Conversion Price and/or Series C Conversion Price, as applicable, at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series B Preferred Stock and/or Series C Preferred Stock, as applicable.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, and the amount and character of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock contained in these Amended and Restated Certificate of Incorporation); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(l) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Series B Conversion Price and/or Series C Conversion Price, as applicable, may be waived, either prospectively or retroactively or in a particular instance, by the consent or vote of all holders of the outstanding shares of Series B Preferred Stock (with regard to the Series B Conversion Price) or Series C Preferred Stock (with regard to the Series C Conversion Price). Any such waiver shall bind all future holders of shares of Series B Preferred Stock and/or Series C Preferred Stock, as applicable.

5. Voting Rights. The holder of each share of Series B Preferred Stock and each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Preferred Stock and/or Series C Preferred Stock, as applicable, could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this corporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. The holder of each share of Series A Preferred Stock shall have the right to one thousand (1,000) votes for each share of Series A Preferred Stock, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the bylaws of this corporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Protective Provisions.

(a) This corporation shall not consummate a Liquidation Event without first obtaining the approval (by vote or written consent, as provided by law) of the holders of each of a majority of the then outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series A Preferred Stock, voting separately;

(b) This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of each of a majority of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock, voting separately:

(i) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over or parity with the Series B Preferred Stock and/or Series C Preferred Stock, as applicable, with respect to dividends, liquidation, redemption or voting;

 (ii) amend these Amended and Restated Certificate of Incorporation or the corporation’s bylaws to adversely affect the rights, preferences and privileges of the Series B Preferred Stock and/or Series C Preferred Stock, as applicable;

(iii) enter into, or consummate the merger or consolidation of this corporation with or into another entity, or

(iii) Any voluntary dissolution, liquidation or winding up of the affairs of the corporation or voluntary petition for bankruptcy or assignment for the benefit of creditors.

(c) This corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock:

(i) authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over the Series A Preferred Stock with respect to dividends, liquidation, redemption or having a preference over or parity with the Series A Preferred Stock with respect to voting; or

 (ii) amend this corporation’s Certificate of Incorporation or bylaws to materially adversely affect the rights, preferences and privileges of the Series A Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article III(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article III(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.         Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President (in the absence of a Chief Executive Officer).

ARTICLE V:

A.         The number of directors shall initially be seven (7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the date hereof, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the date hereof and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the date hereof. At each annual meeting of stockholders following the date hereof, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

C. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

D.         newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

E.         any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII:

The Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII:

A.         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the D.G.C.L., or (iv) for any transaction from which the director derived an improper personal benefit.

B.         If the D.G.C.L. is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the D.G.C.L., as so amended. Any repeal or modification of the foregoing provisions of this ARTICLE VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to actions or omissions occurring prior to, such repeal or modification.

ARTICLE IX:

A.         Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE IX shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE IX shall be a contract right.

B.         The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

C.         The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

D.         The rights and authority conferred in this ARTICLE IX shall not be exclusive of any other right which any person may otherwise have or hereafter acquire. Neither the amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE IX in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE X:

To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the D.G.C.L. or the Corporation’s Second Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XI:

The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by the laws of the State of Delaware and all rights of the stockholders of the Corporation are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this ARTICLE XI or ARTICLE VII.

***

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, on this [__] day of [_______________], 2020.

NET ELEMENT, INC.

/s/ Oleg Firer
Oleg Firer, Chief Executive Officer

ANNEX C – AMENDMENT TO THE NET ELEMENT 2013 EQUITY INCENTIVE PLAN

THIS AMENDMENT amends the Net Element, Inc. (the “Company”) 2013 Equity Incentive Plan, as amended (the “Plan”).

The Plan is hereby amended, effective as of [______], 2021, as follows:

1.         The first sentence of Section 2.2 of the Plan is hereby amended and restated in its entirety to be and read as follows: “The maximum aggregate number of shares of Common Stock available to be awarded under the Plan is 7,500,000 shares of Common Stock (subject to adjustment pursuant to Article 14 hereof).”

2.         The second sentence of Section 5.4 of the Plan is hereby amended and restated in its entirety to be and read as follows: “Solely for purposes of determining whether shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 7,500,000 shares of Common Stock, subject to adjustment provided in Article 14.”

3.         All other provisions of the Plan shall remain in full force and effect.

4.         This Amendment was approved by the Board of Directors of the Company on May ____, 2021 and by the holders of a majority of the Company’s outstanding shares of capital stock present in person or represented by proxy at the 2021 special meeting of the Company’s stockholders on [_______], 2021.

IN WITNESS WHEREOF, the Company has caused this amendment to be signed this [___] day of [______] 2021.

NET ELEMENT, INC., a Delaware corporation

By:
Name: Title:

C-1

ANNEX D – FAIRNESS OPINION OF ALEXANDER CAPITAL

May 9, 2021

The Board of Directors

Net Element, Inc.

3363 NE 163rd Street, Suite 705

North Miami Beach, FL 33160

Members of the Board of Directors:

You have requested us to update our opinion, dated July 16, 2020, as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the “Net Element Common Stock”), of Net Element, Inc., a Delaware corporation (“Net Element”), of the Net Element Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Net Element Merger”) of Mullen Automotive, Inc., a California corporation, Mullen Acquisition, Inc., a California corporation, and Mullen Technologies, Inc., a California corporation. Pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 2021 (the “Agreement”):

(i)    Mullen Technologies, Inc. will assign and transfer certain electric vehicle business related assets, business and operations and all debt and liabilities to Mullen Automotive, Inc. (“Mullen”).

(ii)   Mullen will merge with and into a subsidiary of Net Element, and in this merger (the “Mullen Merger” and, together with the Net Element Merger, the “Transaction”), each share of common stock, will be converted into the right to receive at most 85% of the total fully diluted common stock, par value $0.0001 per share, of the corporation surviving the Mullen Merger (“Surviving Corporation Common Stock”); and

(iii)  Net Element will have a “Net Cash Position” (meaning cash on hand less accounts payable and debt, exclusive of unfunded warrant proceeds), of $10 million (the “Net Element Merger Consideration”). Any “Net Cash Position” greater than $10 million will result in dilution to the Mullen shareholders and increase the Merger Consideration to Net Element shareholders; and

(iv)  Concurrent with the Transaction, current Net Element assets will be exchanged with certain Net Element pre-Transaction creditors for consideration in eliminating their debt to Net Element.

In arriving at our opinion, we have (i) reviewed a draft of the Agreement; (ii) reviewed certain publicly available business and financial information concerning Net Element and Mullen and the industries in which they operate; (iii) reviewed audited and pro-forma financials of the pre and post merger entities; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of Net Element and Mullen with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of Net Element Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by (A) the management of Mullen relating to its business and (B) the management of Net Element relating to the respective businesses of Net Element and Mullen; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Net Element and Mullen with respect to certain aspects of the Transaction, and the past and current business operations of Net Element and Mullen, the financial condition and future prospects and operations of Net Element and Mullen, the effects of the Transaction on the financial condition and future prospects of Net Element and Mullen, and certain other matters we believed necessary or appropriate to our inquiry.

D-1

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Net Element and Mullen or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Net Element and Mullen under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts prepared and provided to us by Net Element or derived therefrom we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of Net Element as to the expected future results of operations and financial conditions of Net Element and Mullen, as applicable. We express no view as to such analyses or forecasts, the financial analyses and forecasts prepared by management of Mullen or the assumptions on which they were based. We have also assumed that the Net Element Merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the Transactions and other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by Net Element and Mullen in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Net Element with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Net Element and Mullen or on the contemplated benefits of the Transaction, in each case material to our analysis, and any divestitures required to be made by Net Element and Mullen in connection with receiving such consents or approval will not be on terms which would have a material adverse effect on the results of our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of Net Element Common Stock of the Net Element Merger Consideration to be received by such holders in the proposed Transaction, and we express no opinion as to the fairness of the Net Element Merger to, or any consideration to be received by, the holders of any other class of securities, creditors or other constituencies of Net Element, the holders of any class of securities, creditors or other constituencies of Mullen or as to the underlying decision by Net Element to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Net Element Merger Consideration to be received by the holders of Net Element Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which Net Element Common Stock will trade at any future time.

We note that, in connection with performing our services to Net Element, we were not authorized to and did not solicit any expressions of interest from any other parties with respect to any other merger, sale or other business combination involving all or any part of Net Element.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Net Element Merger Consideration to be received by the holders of Net Element Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of Alexander Capital, LP. This letter is provided to the Board of Directors of Net Element in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of Net Element as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Net Element but may not otherwise be disclosed publicly in any manner without our prior written approval.

Regards,

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